FILED PURSUANT TO RULE 424(b)(2)
REGISTRATION FILE NO.: 333-20677-12

PROSPECTUS

$656,693,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-C37
(Central Index Key Number 0001688957)
as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Barclays Bank PLC
(Central Index Key Number 0000312070)

Ladder Capital Finance LLC
(Central Index Key Number 0001541468)

 Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Silverpeak Real Estate Finance LLC
(Central Index Key Number 0001624053)

Rialto Mortgage Finance, LLC
(Central Index Key Number 0001592182)

 C-III Commercial Mortgage LLC
(Central Index Key Number 0001541214)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-C37

Wells Fargo Commercial Mortgage Securities, Inc. is offering certain classes of the Commercial Mortgage Pass-Through Certificates, Series 2016-C37 consisting of the certificate classes identified in the table below. The certificates being offered by this prospectus (and the non-offered Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R certificates) represent the beneficial ownership interests in the issuing entity, which will be a New York common law trust named Wells Fargo Commercial Mortgage Trust 2016-C37. The assets of the issuing entity will primarily consist of a pool of fixed-rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 11th day of each month (or if the 11th day is not a business day, the next business day), commencing in January 2017. The rated final distribution date for the certificates is December 2049.

Class	Approximate Initial Certificate Balance or Notional Amount(1)		Approximate Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$35,482,000		1.9440%	Fixed(5)	September 2021
Class A-2	$105,724,000		3.1030%	Fixed(5)	December 2021
Class A-3	$28,449,000		3.7040%	Fixed(5)	November 2023
Class A-4	$120,000,000		3.5250%	Fixed(5)	November 2026
Class A-5	$188,138,000		3.7940%	Fixed(5)	November 2026
Class A-SB	$47,561,000		3.6150%	Fixed(5)	June 2026
Class A-S	$58,165,000		4.0179%	WAC minus 0.4770%(6)	December 2026
Class X-A	$525,354,000	(7)	1.0474%	Variable(8)	NAP
Class X-B	$96,628,000	(9)	0.3567%	Variable(10)	NAP
Class B	$38,463,000		4.3199%	WAC minus 0.1750%(11)	December 2026
Class C	$34,711,000		4.4949%	WAC(12)	December 2026

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 58 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Wells Fargo Commercial Mortgage Securities, Inc. will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Wells Fargo Securities, LLC, Barclays Capital Inc., Academy Securities, Inc. and Deutsche Bank Securities Inc. will purchase the offered certificates from Wells Fargo Commercial Mortgage Securities, Inc. and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Wells Fargo Securities, LLC and Barclays Capital Inc. are acting as co-lead managers and joint bookrunners in the following manner: Wells Fargo Securities, LLC is acting as sole bookrunning manager with respect to approximately 58.9% of each class of offered certificates and Barclays Capital Inc. is acting as sole bookrunning manager with respect to approximately 41.1% of each class of offered certificates. Academy Securities, Inc. and Deutsche Bank Securities Inc. are acting as co-managers

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, société anonyme and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about December 22, 2016. Wells Fargo Commercial Mortgage Securities, Inc. expects to receive from this offering approximately 107.6% of the aggregate certificate balance of the offered certificates, plus accrued interest from December 1, 2016, before deducting expenses payable by the depositor.

Wells Fargo Securities Co-Lead Manager and Joint Bookrunner	Barclays Co-Lead Manager and Joint Bookrunner
Academy Securities Co-Manager	Deutsche Bank Securities Co-Manager

December 12, 2016

Wells Fargo Commercial Mortgage Trust 2016-C37

Commercial Mortgage Pass-Through Certificates, Series 2016-C37

Missouri 1 property $2,130,000 0.3% of total
Iowa 7 properties $7,194,444 1.0% of total
Minnesota 1 property $1,424,190 0.2% of total
Wisconsin 7 properties $19,459,610 2.6% of total
Illinois 9 properties $27,750,000 3.7% of total
Michigan 12 properties $30,295,699 4.0% of total
New York 3 properties $48,275,000 6.4% of total
Vermont 1 property $3,089,776 0.4% of total
Indiana 2 properties $1,837,909 0.2% of total
Pennsylvania 2 properties $23,878,936 3.2% of total
Massachusetts 1 property $15,000,000 2.0% of total
Ohio 3 properties $7,786,291 1.0% of total
Connecticut 9 properties $18,185,015 2.4% of total
Nevada 3 properties $46,364,681 6.2% of total
New Jersey 2 properties $25,785,770 3.4% of total
Maryland 3 properties $4,048,544 0.5% of total
California 11 properties $74,045,384 9.9% of total
Virginia 5 properties $98,285,179 13.1% of total
North Carolina 8 properties $77,067,759 10.3% of total
Arizona 6 properties $19,141,291 2.6% of total
Georgia 4 properties $24,300,000 3.2% of total
Colorado 1 property $925,837 0.1% of total
Hawaii 1 property $52,500,000 7.0% of total
Mississippi 2 properties $3,913,401 0.5% of total
Tennessee 1 property $1,079,033 0.1% of total
Oklahoma 5 properties $7,488,847 1.0% of total
Florida 6 properties $9,090,221 1.2% of total
Texas 17 properties $64,839,605 8.6% of total
Louisiana 6 properties $32,262,213 4.3% of total
Alabama 1 property $1,366,332 0.2% of total
Kentucky 1 property $1,695,814 0.2% of total
Percentage of Cut-Off Date Balance
<1.0%
1.0% – 5.0%
5.1% – 13.1%

Summary of Certificates

Class	Approx. Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-1	$35,482,000		30.000%	1.9440%	Fixed(5)	September 2021	2.62	01/17 - 09/21
A-2	$105,724,000		30.000%	3.1030%	Fixed(5)	December 2021	4.81	09/21 - 12/21
A-3	$28,449,000		30.000%	3.7040%	Fixed(5)	November 2023	6.90	11/23 - 11/23
A-4	$120,000,000		30.000%	3.5250%	Fixed(5)	November 2026	9.69	06/26 - 11/26
A-5	$188,138,000		30.000%	3.7940%	Fixed(5)	November 2026	9.90	11/26 - 11/26
A-SB	$47,561,000		30.000%	3.6150%	Fixed(5)	June 2026	7.28	12/21 - 06/26
A-S	$58,165,000		22.250%	4.0179%	WAC minus 0.4770%(6)	December 2026	9.94	11/26 - 12/26
X-A	$525,354,000	(7)	NAP	1.0474%	Variable(8)	NAP	NAP	NAP
X-B	$96,628,000	(9)	NAP	0.3567%	Variable(10)	NAP	NAP	NAP
B	$38,463,000		17.125%	4.3199%	WAC minus 0.1750%(11)	December 2026	9.98	12/26 - 12/26
C	$34,711,000		12.500%	4.4949%	WAC(12)	December 2026	9.98	12/26 - 12/26
Non-Offered Certificates
X-D	$37,525,000	(13)	NAP	1.3000%	Fixed(5)	NAP	NAP	NAP
X-EF	$17,825,000	(14)	NAP	1.6000%	Fixed(5)	NAP	NAP	NAP
X-G	$8,443,000	(15)	NAP	1.6000%	Fixed(5)	NAP	NAP	NAP
X-H	$7,505,000	(16)	NAP	1.6000%	Fixed(5)	NAP	NAP	NAP
X-J	$22,515,779	(17)	NAP	1.6000%	Fixed(5)	NAP	NAP	NAP
D	$37,525,000		7.500%	3.1949%	WAC minus 1.3000%(18)	December 2026	9.98	12/26 - 12/26
E	$10,320,000		6.125%	2.8949%	WAC minus 1.6000%(19)	December 2026	9.98	12/26 - 12/26
F	$7,505,000		5.125%	2.8949%	WAC minus 1.6000%(19)	December 2026	9.98	12/26 - 12/26
G	$8,443,000		4.000%	2.8949%	WAC minus 1.6000%(19)	December 2026	9.98	12/26 - 12/26
H	$7,505,000		3.000%	2.8949%	WAC minus 1.6000%(19)	December 2026	9.98	12/26 - 12/26
J	$22,515,779		0.000%	2.8949%	WAC minus 1.6000%(19)	December 2026	9.98	12/26 - 12/26
V(20)	NAP		NAP	NAP	NAP	NAP	NAP	NAP
R(21)	NAP		NAP	NAP	NAP	NAP	NAP	NAP

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates will, in each case, be a fixed rate per annum (described in the table as “Fixed”) equal to the pass-through rate set forth opposite such class in the table.

(6)	The pass-through rate for the Class A-S certificates for any distribution date will be a variable rate per annum (described in the table as “WAC minus 0.4770%”) equal to (i) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus (ii) 0.4770%. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(7)	The Class X-A certificates are notional amount certificates. The notional amount of the Class X-A certificates will be equal to the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. The Class X-A certificates will not be entitled to distributions of principal.

(8)	The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(9)	The Class X-B certificates are notional amount certificates. The notional amount of the Class X-B certificates will be equal to the aggregate certificate balance of the Class A-S and Class B certificates outstanding from time to time. The Class X-B certificates will not be entitled to distributions of principal.

(10)	The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(11)	The pass-through rate for the Class B certificates for any distribution date will be a variable rate per annum (described in the table as “WAC minus 0.1750%”) equal to (i) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus (ii) 0.1750%. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(12)	The pass-through rate for the Class C certificates for any distribution date will be a variable rate per annum (described in the table as “WAC”) equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(13)	The Class X-D certificates are notional amount certificates. The notional amount of the Class X-D certificates will be equal to the certificate balance of the Class D certificates outstanding from time to time. The Class X-D certificates will not be entitled to distributions of principal.

(14)	The Class X-EF certificates are notional amount certificates. The notional amount of the Class X-EF certificates will be equal to the aggregate certificate balances of the Class E and Class F certificates outstanding from time to time. The Class X-EF certificates will not be entitled to distributions of principal.

(15)	The Class X-G certificates are notional amount certificates. The notional amount of the Class X-G certificates will be equal to the certificate balance of the Class G certificates outstanding from time to time. The Class X-G certificates will not be entitled to distributions of principal.

(16)	The Class X-H certificates are notional amount certificates. The notional amount of the Class X-H certificates will be equal to the certificate balance of the Class H certificates outstanding from time to time. The Class X-H certificates will not be entitled to distributions of principal.

(17)	The Class X-J certificates are notional amount certificates. The notional amount of the Class X-J certificates will be equal to the certificate balance of the Class J certificates outstanding from time to time. The Class X-J certificates will not be entitled to distributions of principal.

(18)	The pass-through rate for the Class D certificates for any distribution date will be a variable rate per annum (described in the table as “WAC minus 1.3000%”) equal to (i) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus (ii) 1.3000%. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(19)	The pass-through rates for the Class E, Class F, Class G, Class H and Class J certificates for any distribution date will, in each case, be a variable rate per annum (described in the table as “WAC minus 1.6000%”) equal to (i) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date minus (ii) 1.6000%. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

(20)	The Class V certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class V certificates will only be entitled to a specified portion of distributions of excess interest accrued on the mortgage loans with an anticipated repayment date. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans” in this prospectus.

(21)	The Class R certificates will not have a certificate balance, notional amount, credit support, pass-through rate, assumed final distribution date, rated final distribution date or rating. The Class R certificates represent the residual interest in each Trust REMIC as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

The Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R certificates are not offered by this prospectus. Any information in this prospectus concerning certificates other than the offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	24
Risk Factors	58
The Certificates May Not Be a Suitable Investment for You	58
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	58
Risks Related to Market Conditions and Other External Factors	58
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS	58
Other Events May Affect the Value and Liquidity of Your Investment	59
Risks Relating to the Mortgage Loans	59
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	59
Risks of Commercial and Multifamily Lending Generally	60
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	61
General	61
A Tenant Concentration May Result in Increased Losses	62
Mortgaged Properties Leased to Multiple Tenants Also Have Risks	63
Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks	63
Tenant Bankruptcy Could Result in a Rejection of the Related Lease	63
Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure	64
Early Lease Termination Options May Reduce Cash Flow	65
Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks	66
Retail Properties Have Special Risks	66
Multifamily Properties Have Special Risks	68
Hotel Properties Have Special Risks	70
Risks Relating to Affiliation with a Franchise or Hotel Management Company	72
Office Properties Have Special Risks	73
Manufactured Housing Community Properties Have Special Risks	74
Industrial Properties Have Special Risks	75
Self Storage Properties Have Special Risks	76
Mixed Use Properties Have Special Risks	77
Condominium Ownership May Limit Use and Improvements	77
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	79
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	79
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	81
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	82
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	83
Risks Related to Zoning Non-Compliance and Use Restrictions	85
Risks Relating to Inspections of Properties	87
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	87
Insurance May Not Be Available or Adequate	87

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates	88
Terrorism Insurance May Not Be Available for All Mortgaged Properties	89
Risks Associated with Blanket Insurance Policies or Self-Insurance	90
Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates	91
Limited Information Causes Uncertainty	91
Historical Information	91
Ongoing Information	91
Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions	92
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	92
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria	93
Static Pool Data Would Not Be Indicative of the Performance of this Pool	94
Appraisals May Not Reflect Current or Future Market Value of Each Property	95
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	96
The Borrower’s Form of Entity May Cause Special Risks	96
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	99
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	100
Other Financings or Ability to Incur Other Indebtedness Entails Risk	101
Tenancies-in-Common May Hinder Recovery	102
Risks Relating to Enforceability of Cross-Collateralization	103
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	103
Risks Associated with One Action Rules	104
State Law Limitations on Assignments of Leases and Rents May Entail Risks	104
Various Other Laws Could Affect the Exercise of Lender’s Rights	104
Risks of Anticipated Repayment Date Loans	105
The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates	105
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	105
Risks Related to Ground Leases and Other Leasehold Interests	107
Leased Fee Properties Have Special Risks	109
Increases in Real Estate Taxes May Reduce Available Funds	109
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	110
Risks Relating to Shari’ah Compliant Loans	110
Risks Related to Conflicts of Interest	110
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	110
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	112
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	117
Potential Conflicts of Interest of the Operating Advisor	119
Potential Conflicts of Interest of the Asset Representations Reviewer	120

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders	121
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	124
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	125
Other Potential Conflicts of Interest May Affect Your Investment	125
Other Risks Relating to the Certificates	126
The Certificates Are Limited Obligations	126
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	126
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates	127
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	130
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	132
General	132
The Timing of Prepayments and Repurchases May Change Your Anticipated Yield	133
Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves	135
Losses and Shortfalls May Change Your Anticipated Yield	135
Risk of Early Termination	136
Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates	136
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	136
You Have Limited Voting Rights	136
The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment	137
You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer	140
The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment	140
Risks Relating to Modifications of the Mortgage Loans	142
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	143
Risks Relating to Interest on Advances and Special Servicing Compensation	144
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	144
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	145
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	146
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	147
Tax Considerations Relating to Foreclosure	147
REMIC Status	147

Material Federal Tax Considerations Regarding Original Issue Discount	148
Description of the Mortgage Pool	148
General	148
Certain Calculations and Definitions	150
Definitions	150
Mortgage Pool Characteristics	164
Overview	164
Property Types	166
Retail Properties	166
Multifamily Properties	167
Hospitality Properties	167
Office Properties	169
Manufactured Housing Community Properties	170
Industrial Properties	170
Self Storage Properties	170
Mixed Use Properties	170
Specialty Use Concentrations	171
Mortgage Loan Concentrations	172
Top Fifteen Mortgage Loans and Cross-Collateralized Groups	172
Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	173
Geographic Concentrations	175
Mortgaged Properties with Limited Prior Operating History	176
Tenancies-in-Common or Diversified Ownership	176
Shari’ah Compliant Loan	176
Condominium Interests	177
Fee & Leasehold Estates; Ground Leases	178
Environmental Considerations	180
Redevelopment, Renovation and Expansion	184
Assessment of Property Value and Condition	185
Litigation and Other Considerations	186
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	189
Tenant Issues	192
Tenant Concentrations	192
Lease Expirations and Terminations	192
Expirations	192
Terminations	194
Other	194
Purchase Options and Rights of First Refusal	195
Affiliated Leases	197
Insurance Considerations	197
Use Restrictions	199
Appraised Value	200
Non-Recourse Carveout Limitations	200
Delinquency Information	201
Certain Terms of the Mortgage Loans	202
Amortization of Principal	202
Due Dates; Mortgage Rates; Calculations of Interest	202
ARD Loans	203
Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments	204
Voluntary Prepayments	204
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	205

Defeasance	206
Releases; Partial Releases	207
Escrows	211
Mortgaged Property Accounts	212
Exceptions to Underwriting Guidelines	213
Additional Indebtedness	214
General	214
Whole Loans	215
Mezzanine Indebtedness	215
Other Secured Indebtedness	218
Preferred Equity	218
Other Unsecured Indebtedness	218
The Whole Loans	218
General	218
The Serviced Whole Loans	221
Quantum Park Whole Loan	221
The 1140 Avenue of the Americas Whole Loan	226
The Fremaux Town Center Whole Loan	231
Midwest Industrial Portfolio Whole Loan	236
The Redwood MHC Portfolio Whole Loan	241
DoubleTree by Hilton Tempe Whole Loan	245
The Non-Serviced Whole Loans	250
Hilton Hawaiian Village Whole Loan	250
Walmart Shadow Anchored Portfolio Whole Loan	255
Potomac Mills Whole Loan	260
The 80 Park Plaza Whole Loan	274
Additional Information	278
Transaction Parties	279
The Sponsors and Mortgage Loan Sellers	279
Barclays Bank PLC	279
General	279
Barclays’ Securitization Program	279
Review of Barclays Mortgage Loans	281
Barclays’ Underwriting Guidelines and Processes	283
Exceptions to Barclays’ Disclosed Underwriting Guidelines	286
Compliance with Rule 15Ga-1 under the Exchange Act	286
Retained Interests in This Securitization	286
Ladder Capital Finance LLC	286
General	286
Ladder Capital Group’s Securitization Program	287
Ladder Capital Group’s Underwriting Guidelines and Processes	289
Review of LCF Mortgage Loans	296
Compliance with Rule 15Ga-1 under the Exchange Act	298
Retained Interests in This Securitization	298
Wells Fargo Bank, National Association	298
General	298
Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program	298
Wells Fargo Bank’s Commercial Mortgage Loan Underwriting	299
Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor	304
Compliance with Rule 15Ga-1 under the Exchange Act	307
Retained Interests in This Securitization	310
Silverpeak Real Estate Finance LLC	310

General	310
Silverpeak’s Securitization Program	310
Silverpeak’s Underwriting Standards and Processes	311
Review of Mortgage Loans for Which Silverpeak is the Sponsor	317
Compliance with Rule 15Ga-1 under the Exchange Act	318
Retained Interests in This Securitization	319
Rialto Mortgage Finance, LLC	319
General	319
Rialto Mortgage’s Securitization Program	319
Rialto Mortgage’s Underwriting Standards and Loan Analysis	320
Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor	324
Compliance with Rule 15Ga-1 under the Exchange Act	326
Retained Interests in This Securitization	326
C-III Commercial Mortgage LLC	326
General	326
C3CM’s Underwriting Guidelines and Processes	328
C3CM Mortgage Loan Originated by Parties Other Than C3CM	335
Exceptions	335
Review of Mortgage Loans for Which C3CM is the Sponsor	335
Compliance with Rule 15Ga-1 under the Exchange Act	337
Retained Interests in This Securitization	337
The Depositor	337
The Issuing Entity	338
The Trustee	339
The Certificate Administrator	340
The Master Servicer	342
The Special Servicer	347
Affiliated Servicer	351
The Operating Advisor and Asset Representations Reviewer	355
Description of the Certificates	356
General	356
Distributions	358
Method, Timing and Amount	358
Available Funds	359
Priority of Distributions	361
Pass-Through Rates	365
Interest Distribution Amount	367
Principal Distribution Amount	368
Certain Calculations with Respect to Individual Mortgage Loans	369
Excess Interest	371
Application Priority of Mortgage Loan Collections or Whole Loan Collections	371
Allocation of Yield Maintenance Charges and Prepayment Premiums	374
Assumed Final Distribution Date; Rated Final Distribution Date	376
Prepayment Interest Shortfalls	376
Subordination; Allocation of Realized Losses	378
Reports to Certificateholders; Certain Available Information	380
Certificate Administrator Reports	380
Information Available Electronically	387
Voting Rights	391
Delivery, Form, Transfer and Denomination	392
Book-Entry Registration	392
Definitive Certificates	395
Certificateholder Communication	396

Access to Certificateholders’ Names and Addresses	396
Requests to Communicate	396
List of Certificateholders	397
Description of the Mortgage Loan Purchase Agreements	397
General	397
Dispute Resolution Provisions	407
Asset Review Obligations	407
Pooling and Servicing Agreement	407
General	407
Assignment of the Mortgage Loans	408
Servicing Standard	408
Subservicing	410
Advances	411
P&I Advances	411
Servicing Advances	412
Nonrecoverable Advances	413
Recovery of Advances	414
Accounts	416
Withdrawals from the Collection Account	418
Servicing and Other Compensation and Payment of Expenses	420
General	420
Master Servicing Compensation	425
Special Servicing Compensation	427
Disclosable Special Servicer Fees	432
Certificate Administrator and Trustee Compensation	433
Operating Advisor Compensation	433
Asset Representations Reviewer Compensation	434
CREFC® Intellectual Property Royalty License Fee	435
Appraisal Reduction Amounts	435
Maintenance of Insurance	442
Modifications, Waivers and Amendments	445
Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions	449
Inspections	451
Collection of Operating Information	452
Special Servicing Transfer Event	452
Asset Status Report	455
Realization Upon Mortgage Loans	458
Sale of Defaulted Loans and REO Properties	460
The Directing Certificateholder	463
General	463
Major Decisions	465
Asset Status Report	467
Replacement of the Special Servicer	467
Control Termination Event and Consultation Termination Event	467
Servicing Override	470
Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans	470
Rights of the Holders of Serviced Pari Passu Companion Loans	471
Limitation on Liability of Directing Certificateholder	471
The Operating Advisor	472
General	472
Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing	472

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing	473
Recommendation of the Replacement of the Special Servicer	476
Eligibility of Operating Advisor	476
Other Obligations of Operating Advisor	476
Delegation of Operating Advisor’s Duties	477
Termination of the Operating Advisor With Cause	477
Rights Upon Operating Advisor Termination Event	478
Waiver of Operating Advisor Termination Event	479
Termination of the Operating Advisor Without Cause	479
Resignation of the Operating Advisor	480
Operating Advisor Compensation	480
The Asset Representations Reviewer	480
Asset Review	480
Asset Review Trigger	480
Asset Review Vote	482
Review Materials	482
Asset Review	483
Eligibility of Asset Representations Reviewer	485
Other Obligations of Asset Representations Reviewer	486
Delegation of Asset Representations Reviewer’s Duties	487
Asset Representations Reviewer Termination Events	487
Rights Upon Asset Representations Reviewer Termination Event	488
Termination of the Asset Representations Reviewer Without Cause	488
Resignation of Asset Representations Reviewer	489
Asset Representations Reviewer Compensation	489
Replacement of the Special Servicer Without Cause	489
Termination of the Master Servicer or Special Servicer for Cause	492
Servicer Termination Events	492
Rights Upon Servicer Termination Event	494
Waiver of Servicer Termination Event	495
Resignation of the Master Servicer or Special Servicer	496
Limitation on Liability; Indemnification	496
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	500
Dispute Resolution Provisions	500
Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder	500
Repurchase Request Delivered by a Party to the PSA	501
Resolution of a Repurchase Request	501
Mediation and Arbitration Provisions	504
Servicing of the Non-Serviced Mortgage Loans	505
Servicing of the Hilton Hawaiian Village Mortgage Loan	505
Servicing of the Walmart Shadow Anchored Portfolio Mortgage Loan	509
Servicing of the Potomac Mills Mortgage Loan	512
Servicing of the 80 Park Plaza Mortgage Loan	516
Rating Agency Confirmations	519
Evidence as to Compliance	521
Limitation on Rights of Certificateholders to Institute a Proceeding	523
Termination; Retirement of Certificates	523
Amendment	524
Resignation and Removal of the Trustee and the Certificate Administrator	527
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	528
Certain Legal Aspects of Mortgage Loans	528

General	529
Types of Mortgage Instruments	530
Leases and Rents	530
Personalty	531
Foreclosure	531
General	531
Foreclosure Procedures Vary from State to State	531
Judicial Foreclosure	531
Equitable and Other Limitations on Enforceability of Certain Provisions	532
Nonjudicial Foreclosure/Power of Sale	532
Public Sale	532
Rights of Redemption	534
Anti-Deficiency Legislation	534
Leasehold Considerations	535
Cooperative Shares	535
Bankruptcy Laws	535
Environmental Considerations	542
General	542
Superlien Laws	542
CERCLA	542
Certain Other Federal and State Laws	543
Additional Considerations	543
Due-on-Sale and Due-on-Encumbrance Provisions	544
Subordinate Financing	544
Default Interest and Limitations on Prepayments	544
Applicability of Usury Laws	545
Americans with Disabilities Act	545
Servicemembers Civil Relief Act	545
Anti-Money Laundering, Economic Sanctions and Bribery	546
Potential Forfeiture of Assets	546
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	547
Pending Legal Proceedings Involving Transaction Parties	550
Use of Proceeds	550
Yield and Maturity Considerations	551
Yield Considerations	551
General	551
Rate and Timing of Principal Payments	551
Losses and Shortfalls	552
Certain Relevant Factors Affecting Loan Payments and Defaults	553
Delay in Payment of Distributions	554
Yield on the Certificates with Notional Amounts	554
Weighted Average Life	555
Pre-Tax Yield to Maturity Tables	559
Material Federal Income Tax Considerations	563
General	563
Qualification as a REMIC	564
Status of Offered Certificates	566
Taxation of Regular Interests	567
General	567
Original Issue Discount	567
Acquisition Premium	569
Market Discount	569

Premium	570
Election To Treat All Interest Under the Constant Yield Method	571
Treatment of Losses	571
Yield Maintenance Charges and Prepayment Premiums	572
Sale or Exchange of Regular Interests	572
Taxes That May Be Imposed on a REMIC	573
Prohibited Transactions	573
Contributions to a REMIC After the Startup Day	574
Net Income from Foreclosure Property	574
Bipartisan Budget Act of 2015	574
Taxation of Certain Foreign Investors	575
FATCA	576
Backup Withholding	576
Information Reporting	576
3.8% Medicare Tax on “Net Investment Income”	577
Reporting Requirements	577
Certain State and Local Tax Considerations	578
Method of Distribution (Underwriter)	578
Incorporation of Certain Information by Reference	581
Where You Can Find More Information	581
Financial Information	582
Certain ERISA Considerations	582
General	582
Plan Asset Regulations	583
Administrative Exemptions	583
Insurance Company General Accounts	585
Legal Investment	586
Legal Matters	587
Ratings	587
Index of Defined Terms	590

Annex A-1:	Certain Characteristics of the Mortgage Loans and Mortgaged Properties	A-1-1

Annex A-2:	Mortgage Pool Information (Tables)	A-2-1

Annex A-3:	Summaries of the Fifteen Largest Mortgage Loans and Cross-Collateralized Groups	A-3-1

Annex B:	Form of Distribution Date Statement	B-1

Annex C:	Form of Operating Advisor Annual Report	C-1

Annex D-1:	Mortgage Loan Representations and Warranties	D-1-1

Annex D-2:	Exceptions to Mortgage Loan Representations and Warranties	D-2-1

Annex E:	Class A-SB Planned Principal Balance Schedule	E-1

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in this Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, commencing on page 3 of this prospectus, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, commencing on page 24 of this prospectus, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, commencing on page 58 of this prospectus, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms” commencing on page 590 of this prospectus.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Wells Fargo Commercial Mortgage Securities, Inc.; and

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

THIS PROSPECTUS IS NOT A PROSPECTUS FOR THE PURPOSES OF THE PROSPECTUS DIRECTIVE. THIS PROSPECTUS HAS BEEN PREPARED ON THE BASIS THAT ANY OFFER OF OFFERED CERTIFICATES IN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA WHICH HAS IMPLEMENTED THE PROSPECTUS DIRECTIVE (EACH, A “RELEVANT MEMBER STATE”) WILL BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS DIRECTIVE (AS DEFINED BELOW) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR OFFERS OF CERTIFICATES. ACCORDINGLY ANY PERSON MAKING OR INTENDING TO MAKE AN OFFER IN THAT RELEVANT MEMBER STATE OF CERTIFICATES WHICH ARE THE SUBJECT OF AN OFFERING CONTEMPLATED IN THIS PROSPECTUS AS COMPLETED BY FINAL TERMS IN RELATION TO THE OFFER OF THOSE CERTIFICATES MAY ONLY DO SO IN CIRCUMSTANCES IN WHICH NO OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE IN RELATION TO SUCH OFFER.

NONE OF THE DEPOSITOR, THE ISSUING ENTITY OR ANY OF THE UNDERWRITERS HAS AUTHORIZED, NOR DOES ANY OF THEM AUTHORIZE, THE MAKING OF ANY OFFER OF OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH AN OBLIGATION ARISES FOR THE DEPOSITOR, THE ISSUING ENTITY OR AN UNDERWRITER TO PUBLISH OR SUPPLEMENT A PROSPECTUS FOR SUCH OFFER.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC (AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU), AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A) TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B) TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE DEPOSITOR FOR ANY SUCH OFFER; OR

(C) IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES) (EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.”) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH CHAPTER 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A) IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”)) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE OFFERED CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B) IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE OFFERED CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571) (THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32) (THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO OFFERED CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

SOUTH KOREA

THESE CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR A PUBLIC OFFERING IN KOREA. THE UNDERWRITERS HAVE THEREFORE REPRESENTED AND AGREED THAT THE CERTIFICATES HAVE NOT BEEN AND WILL NOT BE OFFERED, SOLD OR DELIVERED DIRECTLY OR INDIRECTLY, OR OFFERED, SOLD OR DELIVERED TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY, IN KOREA OR TO ANY RESIDENT OF KOREA, EXCEPT AS OTHERWISE PERMITTED UNDER APPLICABLE KOREAN LAWS AND REGULATIONS, INCLUDING THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE FOREIGN EXCHANGE TRANSACTIONS LAW AND THE DECREES AND REGULATIONS THEREUNDER.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE OFFERED CERTIFICATES MAY BE SOLD IN CANADA ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Title of Certificates	Commercial Mortgage Pass-Through Certificates, Series 2016-C37.

Depositor	Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, a wholly-owned subsidiary of Wells Fargo Bank, National Association, a national banking association organized under the laws of the United States of America, which is a direct, wholly-owned subsidiary of Wells Fargo & Company, a Delaware corporation. The depositor’s address is 301 South College Street, Charlotte, North Carolina 28288–0166 and its telephone number is (704) 374-6161. See “Transaction Parties—The Depositor”.

Issuing Entity	Wells Fargo Commercial Mortgage Trust 2016-C37, a New York common law trust, to be established on the closing date under the pooling and servicing agreement. For more detailed information, see “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	Barclays Bank PLC, a public limited company registered in England and Wales

●	Ladder Capital Finance LLC, a Delaware limited liability company

●	Wells Fargo Bank, National Association, a national banking association

●	Silverpeak Real Estate Finance LLC, a Delaware limited liability company

●	Rialto Mortgage Finance, LLC, a Delaware limited liability company

●	C-III Commercial Mortgage LLC, a Delaware limited liability company

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated, co-originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC(1)	19	$308,717,607	41.1%
Ladder Capital Finance LLC(2)	9	146,775,571	19.6
Wells Fargo Bank, National Association	10	116,020,374	15.5
Silverpeak Real Estate Finance LLC	9	93,942,500	12.5
Rialto Mortgage Finance, LLC	8	51,987,107	6.9
C-III Commercial Mortgage LLC(3)	8	33,063,621	4.4
Total	63	$750,506,780	100.0%

(1)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC, JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC, Societe Generale, Cantor Commercial Real Estate Lending, L.P. and Bank of America, N.A. Such Mortgage Loans were underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(2)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, representing approximately 4.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by Ladder Capital Finance I LLC and Series TRS of Ladder Capital Finance I LLC and will be transferred to Ladder Capital Finance LLC on or before the closing date for this securitization. Such Mortgage Loan was underwritten pursuant to Ladder Capital Finance LLC’s underwriting guidelines. In addition, the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 2.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by Ladder Capital Finance LLC and Citigroup Global Markets Realty Corp. Such Mortgage Loan was underwritten pursuant to Ladder Capital Finance LLC’s underwriting guidelines.

(3)	The mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Tice Mobile Home Court, representing approximately 0.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, for which C-III Commercial Mortgage LLC is the mortgage loan seller was originated by Union Capital Investments, LLC. In connection with the acquisition thereof by C-III Commercial Mortgage LLC, such mortgage loan was re-underwritten pursuant to C-III Commercial Mortgage LLC’s underwriting guidelines.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association will be the master servicer. The master servicer will be responsible for the master servicing and administration of the mortgage loans and any related companion loan pursuant to the pooling and servicing agreement (other than any mortgage loan or companion loan that is part of a whole loan and serviced under the related trust and servicing agreement or pooling and servicing agreement, as applicable, related to the transaction indicated in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below). The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

The non-serviced mortgage loans will be serviced by the master servicer set forth in the table below under the heading “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be the special servicer with respect to the mortgage loans (other than any excluded special servicer loans) and any related companion loan. The special servicer will be responsible for (i) making decisions and performing certain servicing functions with respect to such mortgage loans and any related companion loan as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating and providing or withholding consent as to certain major decisions relating to such mortgage loans and any related companion loan for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement for this transaction. The principal servicing offices of the special servicer are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any mortgage loan (such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer of that excluded special servicer loan. Prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or if at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to select the related excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “—Directing Certificateholder” below and “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan.

LNR Partners, LLC was appointed to be the special servicer by Prime Finance CMBS B-Piece Holdco VI, L.P., a Delaware limited partnership, which, on the closing date, is expected to be appointed as the initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The special servicer of each non-serviced mortgage loan is set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Trustee	Wilmington Trust, National Association will act as trustee. The corporate trust office of the trustee is located at 1100 North Market Street, Wilmington, Delaware 19890, Attention: WFCM 2016-C37. Following the transfer of the mortgage loans, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each mortgage loan (other than a non-serviced mortgage loan) and any related companion loan. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

With respect to each non-serviced mortgage loan, the entity set forth in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below, in its capacity as trustee under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction, is the mortgagee of record for that non-serviced mortgage loan and any related companion loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certificate Administrator	Wells Fargo Bank, National Association will act as certificate administrator. The certificate administrator will also be required to act as custodian, certificate registrar, REMIC administrator, 17g-5 information provider and authenticating agent. The corporate trust offices of Wells Fargo Bank, National Association are located at 9062 Old Annapolis Road, Columbia, Maryland 21045, and for certificate transfer purposes are located at 600 South 4th Street, 7th Floor, Minneapolis, Minnesota 55479-0113. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

The custodian with respect to each non-serviced mortgage loan will be the entity set forth in the table below entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans”, as custodian under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Operating Advisor	Trimont Real Estate Advisors, LLC, a Georgia limited liability company, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer, and in certain circumstances may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights as operating advisor under the pooling and servicing agreement for this transaction with respect to a non-serviced mortgage loan or any related REO property. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations

Reviewer	Trimont Real Estate Advisors, LLC, a Georgia limited liability company, will also be serving as the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the mortgage loans (other than any excluded loan), as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement).

An “excluded loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate balance), is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan (subject to certain exceptions) or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof. However, in certain circumstances (such as when no directing certificateholder has been appointed and no one holder owns the largest aggregate certificate balance of the controlling class) there may be no directing certificateholder even if there is a controlling class. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

The controlling class will be the most subordinate class of the Class E, Class F, Class G, Class H and Class J certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

It is anticipated that on the closing date, funds and/or accounts managed by Prime Finance CMBS B-Piece Holdco VI, L.P. will purchase a majority interest in the Class X-EF, Class X-G, Class X-H, Class X-J, Class E, Class F, Class G, Class H, Class J and Class V certificates, and that Prime Finance CMBS B-Piece Holdco VI, L.P. is expected to be appointed as the initial directing certificateholder with respect to each mortgage loan (other than (i) any non-serviced mortgage loan or (ii) any excluded loan). Funds and/or accounts managed by Ellington Management Group LLC or an affiliate thereof are expected to purchase the remaining interests in the Class X-EF, Class X-G, Class X-H, Class X-J, Class E, Class F, Class G, Class H, Class J and Class V certificates.

Each entity identified in the table entitled “Non-Serviced Whole Loans” under “—The Mortgage Pool—Whole Loans” below is the initial directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, for the indicated transaction and will have certain consent and consultation rights with respect to the related non-serviced whole loan, which are substantially similar, but not identical, to those of the directing certificateholder under the pooling and servicing agreement for this securitization, subject to similar appraisal mechanics. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Certain Affiliations

and Relationships	The originators, the sponsors, the underwriters, and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates And Periods

Cut-off Date	The mortgage loans will be considered part of the trust fund as of their respective cut-off dates. The cut-off date with respect to each mortgage loan is the respective due date for the monthly debt service payment that is due in December 2016 (or, in the case of any mortgage loan that has its first due date in January 2017, the date that would have been its due date in December 2016 under the terms of that mortgage loan if a monthly debt service payment were scheduled to be due in that month).

Closing Date	On or about December 22, 2016.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in January 2017.

Determination Date	The 11th day of each month or, if the 11th day is not a business day, then the business day immediately following such 11th day.

Record Date	With respect to any distribution date, the last business day of the month preceding the month in which that distribution date occurs.

Business Day	Under the pooling and servicing agreement, a business day will be any day other than a Saturday, a Sunday or a day on which banking institutions in Florida, Maryland, North Carolina, New York, California or any of the jurisdictions in which the respective primary servicing offices of the master servicer or special servicer or the corporate trust offices of either the certificate administrator or the trustee are located, or the New York Stock Exchange or the Federal Reserve System of the United States of America, are authorized or obligated by law or executive order to remain closed.

Interest Accrual Period	The interest accrual period for each class of offered certificates for each distribution date will be the calendar month immediately preceding the month in which that distribution date occurs.

Collection Period	For any mortgage loan to be held by the issuing entity and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan in the month in which that distribution date occurs. However, in the event that the last day of a collection period is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final

Distribution Date; Rated

Final Distribution Date	The assumed final distribution dates set forth below for each class have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”:

Class	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	December 2021
Class A-3	November 2023
Class A-4	November 2026
Class A-5	November 2026
Class A-SB	June 2026
Class A-S	December 2026
Class X-A	NAP
Class X-B	NAP
Class B	December 2026
Class C	December 2026

The rated final distribution date will be the distribution date in December 2049.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity, a common law trust created on the closing date. The issuing entity will be formed by a pooling and servicing agreement to be entered into among the depositor, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

Offered Certificates

General	We are offering the following classes of commercial mortgage pass-through certificates as part of Series 2016-C37:

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-4

●	Class A-5

●	Class A-SB

●	Class A-S

●	Class X-A

●	Class X-B

●	Class B

●	Class C

The certificates of this Series will consist of the above classes and the following classes that are not being offered by this prospectus: Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R.

Certificate Balances and

Notional Amounts	Your certificates will have the approximate aggregate initial certificate balance or notional amount set forth below, subject to a variance of plus or minus 5%:

Class	Approx. Initial Aggregate Certificate Balance or Notional Amount	Approx. % of Initial Pool Balance	Approx. Initial Credit Support(1)
Class A-1	$35,482,000	4.728%	30.000%
Class A-2	$105,724,000	14.087%	30.000%
Class A-3	$28,449,000	3.791%	30.000%
Class A-4	$120,000,000	15.989%	30.000%
Class A-5	$188,138,000	25.068%	30.000%
Class A-SB	$47,561,000	6.337%	30.000%
Class A-S	$58,165,000	7.750%	22.250%
Class X-A	$525,354,000	NAP	NAP
Class X-B	$96,628,000	NAP	NAP
Class B	$38,463,000	5.125%	17.125%
Class C	$34,711,000	4.625%	12.500%

(1)	The approximate initial credit support with respect to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates represents the approximate credit enhancement for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates in the aggregate.

Pass-Through Rates

A. Offered Certificates	Your certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate is set forth below for each class of certificates:

Class	Approx. Initial Pass-Through Rate(1)
Class A-1	1.9440%
Class A-2	3.1030%
Class A-3	3.7040%
Class A-4	3.5250%
Class A-5	3.7940%
Class A-SB	3.6150%
Class A-S	4.0179%
Class X-A	1.0474%
Class X-B	0.3567%
Class B	4.3199%
Class C	4.4949%

(1)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for any distribution date will, in each case, be a fixed rate per annum equal to the pass-through rate set forth opposite such class in the table. The pass-through rate for the Class A-S certificates for any distribution date will be a variable rate per annum equal to weighted average of the net mortgage interest rates for the related distribution date minus 0.4770%. The pass-through rate for the Class B certificates for any distribution date will be a variable rate per annum equal to weighted average of the net mortgage interest rates for the related distribution date minus 0.1750%. The pass-through rate of the Class C certificates for any distribution date will be a variable rate per annum equal to the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date. The pass-through rate for the Class X-A certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. The pass-through rate for the Class X-B certificates for any distribution date will be a per annum rate equal to the excess, if any, of (a) the weighted average of the net mortgage interest rates on the mortgage loans for the related distribution date, over (b) the weighted average of the pass-through rates on the Class A-S and Class B certificates for the related distribution date, weighted on the basis of their respective aggregate certificate balances outstanding immediately prior to that distribution date. For purposes of the calculation of the weighted average of the net mortgage interest rates on the mortgage loans for each distribution date, the mortgage interest rates will be adjusted as necessary to a 30/360 basis.

B.	Interest Rate

Calculation Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 360-day year consisting of twelve 30-day months, or a “30/360 basis”.

For purposes of calculating the pass-through rates on the Class X-A and Class X-B certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year, or an “actual/360 basis”, will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and “—Interest Distribution Amount”.

C.	Servicing and

Administration Fees	Each of the master servicer and the special servicer is entitled to a servicing fee or special servicing fee, as the case may be, from the interest payments on each mortgage loan (other than any non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loan and any related REO loans and, with respect to the special servicing fees, if the related mortgage loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans.

The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the outstanding principal amount of each mortgage loan (including any non-serviced mortgage loan) and any related serviced companion loan at a servicing fee rate equal to a per annum rate ranging from 0.00375% to 0.06250%.

The special servicing fee for each distribution date is calculated based on the outstanding principal amount of each mortgage loan (other than any non-serviced mortgage loan) and any related serviced companion loan as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

Any primary servicing fees or sub-servicing fees with respect to each mortgage loan (other than any non-

serviced mortgage loan) and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments, liquidation fees and workout fees. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the outstanding principal amount of each mortgage loan (including any REO loan and any non-serviced mortgage loan, but not any companion loan) at a per annum rate equal to 0.00800%. The trustee fee is payable by the certificate administrator from the certificate administrator fee and is equal to $290 per month.

The operating advisor will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (excluding any non-serviced mortgage loan and any related companion loan) at a per annum rate equal to 0.00255%. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to an upfront fee of $5,000 on the closing date. As compensation for the performance of its routine duties, the asset representations reviewer will be entitled to a fee on each distribution date calculated on the outstanding principal amount of each mortgage loan and REO loan (including any non-serviced mortgage loan, but excluding any related companion loan(s)) at a per annum rate equal to 0.00035%. Upon the completion of any asset review with respect to each delinquent loan, the asset representations reviewer will be entitled to a per loan fee in an amount described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement are generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.00050% per annum multiplied by the outstanding principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its names and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Termination of the Master Servicer or Special Servicer For Cause—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the table below, the master servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that mortgage loan will be entitled to a primary servicing fee at a rate equal to a per annum rate set forth in the table below, and the special servicer under the related trust and servicing agreement or pooling and servicing agreement, as applicable, will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent not recoverable from the related non-serviced whole loan and to the extent allocable to the related non-serviced mortgage loan pursuant to the related intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

NON-SERVICED MORTGAGE LOANS
Non-Serviced Mortgage Loan	Primary Servicing Fee Rate(1)	Special Servicing Fee Rate
Hilton Hawaiian Village	0.00125% per annum	0.12500%
Walmart Shadow Anchored Portfolio	0.05250% per annum	0.25000%
Potomac Mills	0.00250% per annum	0.125% per annum (for so long as the controlling class representative under the CFCRE 2016-C6 securitization transaction has not selected a replacement special servicer for the Potomac Mills whole loan); at all other times, the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month
80 Park Plaza	0.00250% per annum	The greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month

(1)	Included as part of the Servicing Fee Rate.

Distributions

A. Amount and Order

of Distributions	On each distribution date, funds available for distribution from the mortgage loans, net of (i) specified expenses of the issuing entity, including fees payable to, and costs and expenses reimbursable to, the master servicer, the special servicer, the certificate administrator, the trustee, the operating advisor and the asset representations reviewer, (ii) any yield maintenance charges and prepayment premiums and (iii) any excess interest distributable to the Class V certificates, will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as follows: (i) to the extent of funds allocated to principal and available for distribution: (a) first, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates is reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus, (b) second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero, (c) third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero, (d) fourth, to principal on the Class A-3 certificates until the certificate balance of the Class A-3 certificates has been reduced to zero, (e) fifth, to principal on the Class A-4 certificates until the certificate balance of the Class A-4 certificates has been reduced to zero, (f) sixth, to principal on the Class A-5 certificates until the certificate balance of the Class A-5 certificates has been reduced to zero and (g) seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero, or (ii) if the certificate balance of each class of certificates other than the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates has been reduced to zero as a result of the allocation of mortgage loan losses to those certificates, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, without regard to the distribution priorities described above or the planned principal balance of the Class A-SB certificates;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, to reimburse the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata, based upon the aggregate unreimbursed losses previously allocated to each such class, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes, together with interest on that amount at the pass-through rate for such class;

Fourth, to the Class A-S certificates as follows: (a) to interest on the Class A-S certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-S certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-S certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Fifth, to the Class B certificates as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Sixth, to the Class C certificates as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to those certificates, together with interest on that amount at the pass-through rate for such class;

Seventh, to the non-offered certificates (other than the Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class V and Class R certificates) in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal

Entitlements	A description of the interest entitlement of each class of certificates (other than the Class V and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in that section, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance

Charges, Prepayment
Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated to the certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination,

Allocation of Losses
and Certain Expenses	The chart below describes the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. The chart shows the entitlement to receive principal and/or interest of certain classes of certificates (other than excess interest that accrues on each mortgage loan that has an anticipated repayment date) on any distribution date in descending order. It also shows the manner in which mortgage loan losses are allocated to certain classes of the certificates in ascending order (beginning with the non-offered certificates, other than the Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class V and Class R certificates) to reduce the balance of each such class to zero; provided that no principal payments or mortgage loan losses will be allocated to the Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class V or Class R certificates, although principal payments and mortgage loan losses may reduce the notional amounts of the Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates and, therefore, the amount of interest they accrue.

(1)	The Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates are interest-only certificates.

(2)	The Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates are non-offered certificates.

(3)	Other than the Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class V and Class R certificates.

Other than the subordination of certain classes of certificates, as described above, no other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates. The notional amount of the Class X-B certificates will be reduced by the amount of principal losses or principal payments, if any, allocated to the Class A-S and Class B certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates with interest at the pass-through rate on those offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available

Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class V certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Prepayment Interest Shortfalls”.

G. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date after the related anticipated repayment date to the extent actually collected and applied as interest during a collection period will be distributed to the holders of the Class V certificates on the related distribution date as set forth in “Description of the Certificates—Distributions—Excess Interest”. This excess interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer is required to advance a delinquent periodic payment on each mortgage loan (including any non-serviced mortgage loan) or any REO loan (other than any portion of an REO loan related to a companion loan), unless in each case, the master servicer or the special servicer determines that the advance would be nonrecoverable. Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity or outstanding on the related anticipated repayment date (as applicable) in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be nonrecoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the monthly fees payable to the certificate administrator, the trustee, the operating advisor, the asset representations reviewer and the CREFC® license fee.

Neither the master servicer nor the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan.

See “Pooling and Servicing Agreement—Advances”.

B. Property Protection

Advances	The master servicer may be required to make advances with respect to the mortgage loans (excluding any non-serviced mortgage loan) and any related companion loan to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any property protection advances (although it may elect to make them in an emergency circumstance). If the special servicer makes a property protection advance, the master servicer will be required to reimburse the special servicer for that advance (unless the master servicer determines that the advance would be nonrecoverable, in which case the advance will be reimbursed out of the related collection account) and the master servicer will be deemed to have made that advance as of the date made by the special servicer.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be nonrecoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the master servicer (and the trustee, as applicable) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of that non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to each non-serviced mortgage loan, the applicable makers of advances under the related trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of the non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on property protection advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced whole loan and to the extent allocable to such non-serviced mortgage loan in accordance with the related intercreditor agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 63 fixed-rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrower in 141 commercial, multifamily or manufactured housing community properties. See “Description of the Mortgage Pool—General”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $750,506,780.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 63 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each mortgage loan in the table below is part of a larger whole loan, which is comprised of the related mortgage loan and one or more loans that are pari passu in right of payment to the related mortgage loan (each referred to in this prospectus as a “pari passu companion loan”) and, in certain cases, one or more loans that are subordinate in right of payment to the related mortgage loan (each referred to in this prospectus as a “subordinate companion loan”, and any pari passu companion loan or subordinate companion loan may also be referred to herein as a “companion loan”). The companion loans, together with their related mortgage loan, are referred to in this prospectus as a “whole loan”.

Whole Loan Summary(1)
Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(2)	Whole Loan LTV Ratio(3)	Mortgage Loan Underwritten NCF DSCR(2)	Whole Loan Underwritten NCF DSCR(3)
Hilton Hawaiian Village	$52,500,000	7.0%	$644,100,000	$578,400,000	31.2%	57.2%	4.47x	2.44x
Quantum Park	$52,000,000	6.9%	$80,000,000	N/A	66.0%	66.0%	3.00x	3.00x
Walmart Shadow Anchored Portfolio	$39,536,250	5.3%	$49,500,000	N/A	75.0%	75.0%	1.36x	1.36x
Potomac Mills	$36,375,000	4.8%	$254,625,000	$125,000,000	38.0%	54.4%	4.39x	2.65x
1140 Avenue of the Americas	$30,000,000	4.0%	$69,000,000	N/A	55.0%	55.0%	2.16x	2.16x
Fremaux Town Center	$24,700,712	3.3%	$47,425,367	N/A	62.7%	62.7%	1.32x	1.32x
Midwest Industrial Portfolio	$23,100,000	3.1%	$15,400,000	N/A	71.3%	71.3%	1.39x	1.39x
80 Park Plaza	$21,000,000	2.8%	$112,000,000	N/A	75.0%	75.0%	1.52x	1.52x
Redwood MHC Portfolio	$20,600,000	2.7%	$75,400,000	N/A	71.8%	71.8%	1.38x	1.38x
DoubleTree by Hilton Tempe	$11,000,000	1.5%	$9,600,000	N/A	63.8%	63.8%	1.69x	1.69x

(1)	Any unsecuritized pari passu companion loan or subordinate companion loan may be further split.

(2)	Calculated including any related pari passu companion loans but excluding any related subordinate companion loan.

(3)	Calculated including any related pari passu companion loans and any related subordinate companion loan.

Each of the Quantum Park whole loan, the 1140 Avenue of the Americas whole loan, the Fremaux Town Center, the Midwest Industrial Portfolio, the Redwood MHC Portfolio whole loan and the DoubleTree by Hilton Tempe whole loan will be serviced by Wells Fargo Bank, National Association, as master servicer, and LNR Partners, LLC, as special servicer, pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan“, and each related companion loan is referred to in this prospectus as a “serviced companion loan“.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”.

Each whole loan identified in the table below will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate trust and servicing agreement or pooling and servicing agreement, as applicable, identified in the table below entered into in connection with the securitization of one or more related companion loan(s) and is referred to in this prospectus as a “non-serviced whole loan“. The related mortgage loan is referred to as a “non-serviced mortgage loan“ and the related companion loans are each referred to in this prospectus as a “non-serviced companion loan“ or collectively, as “non-serviced companion loans“. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans(1)

Mortgage Loan Name	Transaction/Pooling Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	7.0%	Wells Fargo Bank, National Association	Aegon USA Realty Advisors, LLC	Wilmington Trust, National Association
Walmart Shadow Anchored Portfolio	WFCM 2016-LC25	5.3%	Wells Fargo Bank, National Association	CWCapital Asset Management LLC	Wilmington Trust, National Association
Potomac Mills	CFCRE 2016-C6	4.8%	Wells Fargo Bank, National Association	Aegon USA Realty Advisors, LLC	Wilmington Trust, National Association
80 Park Plaza	CGCMT 2016-C3	2.8%	Midland Loan Services, a Division of PNC Bank, National Association	Rialto Capital Advisors, LLC	Deutsche Bank Trust Company Americas

Mortgage Loan Name	Certificate Administrator	Custodian	Operating Advisor	Directing Certificateholder
Hilton Hawaiian Village	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	N/A	Franklin CMBS, LP.
Walmart Shadow Anchored Portfolio	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Pentalpha Surveillance LLC	World Class Capital Group
Potomac Mills	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Park Bridge Lender Services LLC	(2)
80 Park Plaza	Citibank, N.A.	Deutsche Bank Trust Company Americas	Trimont Real Estate Advisors, LLC	Rialto CMBS X, LLC

(1)	As of the closing date of the related securitization.

(2)	With respect to the Potomac Mills mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder(s) of greater than 50% of the aggregate principal balance of the subordinate companion loans (currently held by Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect (and, accordingly, there is currently no initial directing certificateholder exercising any such rights). If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note and the directing certificateholder (or equivalent party) under the CFCRE 2016-C6 securitization will be the directing certificateholder with respect to the Potomac Mills mortgage loan.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loans, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following tables set forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with a pari passu companion loan or subordinate companion loan is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding the principal balance and debt service payment of the related subordinate companion loan (or any other subordinate debt encumbering the related mortgaged property or any related mezzanine debt or preferred equity).

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$750,506,780
Number of mortgage loans	63
Number of mortgaged properties	141
Number of crossed loans	2
Crossed loans as a percentage	3.6%
Range of Cut-off Date Balances	$1,450,000 to $52,500,000
Average Cut-off Date Balance	$11,912,806
Range of Mortgage Rates	2.988% to 5.670%
Weighted average Mortgage Rate	4.514%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	57 months to 120 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	348 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	348 months
Range of Cut-off Date LTV Ratios(4)	31.2% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	62.3%
Range of LTV Ratios as of the maturity date(2)(4)(5)	31.2% to 72.0%
Weighted average LTV Ratio as of the maturity date(2)(4)(5)	54.2%

Range of U/W NCF DSCRs(5)(6)	1.30x to 4.47x
Weighted average U/W NCF DSCR(5)(6)	2.04x
Range of U/W NOI Debt Yields(5)	8.2% to 21.2%
Weighted average U/W NOI Debt Yield(5)	11.7%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	44.4%
Interest-only, Amortizing Balloon	30.0%
Interest-only, Balloon	17.0%
Interest-only, ARD	8.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	In the case of two (2) mortgage loans with anticipated repayment dates, secured by the mortgaged properties identified on Annex A-1 to this prospectus as Quantum Park and One Conway Park, representing approximately 8.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, calculated as of the related anticipated repayment date.

(3)	Excludes six (6) mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Quantum Park, Potomac Mills, 1140 Avenue of the Americas, One Conway Park and Castle Park Center, representing approximately 25.6% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, that are interest-only for the entire term or until the anticipated repayment date, as applicable.

(4)	With respect to the mortgaged property identified on Annex A-1 to this prospectus as Parkway Plaza – NC, securing approximately 1.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the loan-to-value ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of ten (10) mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Quantum Park, Walmart Shadow Anchored Portfolio, Potomac Mills, 1140 Avenue of the Americas, Fremaux Town Center, Midwest Industrial Portfolio, 80 Park Plaza, Redwood MHC Portfolio, and DoubleTree by Hilton Tempe, representing approximately 41.4% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratio, loan-to-value ratio and debt yield have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 57.2% and 2.44x, respectively. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated including the related subordinate companion loans are 54.4% and 2.65x, respectively. In general, when a mortgage loan is cross-collateralized and cross-defaulted with one or more other mortgage loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any mortgage loan that is part of a cross-collateralized group of mortgage loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date, provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced
Loans	As of the cut-off date, 3 of the mortgage loans, representing approximately 6.7% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, were modified due to a delinquency or were refinancings of loans in default at the time of refinancing and/or otherwise involved discounted pay-offs in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings”.

Properties with Limited
Operating History	With respect to four (4) of the mortgaged properties, securing approximately 8.3% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date by allocated loan amount, such mortgaged properties (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no prior operating history, (ii) have a borrower or an affiliate under the related mortgage loan that acquired the related mortgaged property within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired mortgaged property or (iii) are single tenant properties subject to triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

With respect to three (3) of the mortgage loans secured by the mortgaged properties identified on Annex A-1 to this prospectus as Towne Place Suites-Goldsboro, Fairfield Inn - Wyomissing and Holiday Inn Express & Suites Charlotte North, representing approximately 3.2% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, each related mortgaged property was constructed and opened in 2015 and, as such, the related borrower could only provide 1 year of historical financial information for such mortgaged property.

See “Description of the Mortgage Pool—Certain Calculations and Definitions” and “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from
Underwriting Standards	Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

With respect to one (1) mortgage loan representing approximately 1.9% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, there was an exception from the applicable mortgage loan seller’s underwriting guidelines with respect to the funding of certain reserves in connection with the origination of the mortgage loan.

See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”; “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” ; “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—C-III Commercial Mortgage LLC—C3CM’s Underwriting Guidelines and Processes”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances that are initially offered and sold to purchasers will be issued in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Registration, Clearance
and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, société anonyme or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Information Available to
Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder of record, initially expected to be Cede & Co., a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

● Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corp., Markit Group Limited, BlackRock Financial Management, Inc., CMBS.com, Inc., Moody’s Analytics and Thomson Reuters Corporation;

● The certificate administrator’s website initially located at www.ctslink.com; and

● The master servicer’s website initially located at www.wellsfargo.com/com.

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the mortgage loans as of the cut-off date, certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates are no longer outstanding, (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class V and Class R certificates) and (iii) the master servicer consents to the exchange.

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or
Substitutions of Mortgage
Loans; Loss of Value
Payment	Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the related mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Internal Revenue Code of 1986, as amended (but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). In addition, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP are expected to agree, pursuant to the related mortgage loan purchase agreement, to guarantee payment in connection with the performance of such obligations on the part of Ladder Capital Finance LLC. See “Description of the Mortgage Loan Purchase Agreements—General”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, under certain circumstances the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans (or a defaulted serviced whole loan and/or related REO properties) and, in the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the pooling and servicing agreement, may accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for the defaulted serviced mortgage loan (or defaulted whole loan) or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard (and subject to the requirements of any related intercreditor agreement), that rejection of such offer would be in the best interests of the certificateholders and any related companion loan holder (as a collective whole as if such certificateholders and such companion loan holder constituted a single lender).

With respect to any non-serviced mortgage loan, if a related pari passu companion loan becomes a defaulted mortgage loan under the trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan and the special servicer under the related trust and servicing agreement or pooling and servicing agreement for the related pari passu companion loan(s) determines to sell such pari passu companion loan(s), then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan(s) and any related subordinate companion loan(s) in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs – the lower-tier REMIC and the upper-tier REMIC – for federal income tax purposes.

In addition, the portion of the issuing entity consisting of the excess interest accrued on the mortgage loan with an anticipated repayment date, beneficial ownership of which is represented by the Class V certificates will be treated as a grantor trust for federal income tax purposes.

Pertinent federal income tax consequences of an investment in the offered certificates include:

● Each class of offered certificates will constitute REMIC “regular interests”.

● The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

● You will be required to report income on your offered certificates using the accrual method of accounting.

●

It is anticipated that the Class C certificates will be issued with original issue discount and that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA
Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended, contained in Section 3(c)(5) of the

Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction, may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Adversely Affected the Value of CMBS and Similar Factors May in the Future Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs on a non-recourse loan, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or an anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance or sell the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, certain guarantors may be foreign entities or individuals which, while subject to the domestic governing law provisions in the guaranty and related mortgage loan documents, could nevertheless require enforcement of any judgment in relation to a guaranty in a foreign jurisdiction, which could, in turn, cause a significant time delay or result in the inability to enforce the guaranty under foreign law. Additionally, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income-producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	the dependence upon a single tenant or concentration of tenants in a particular business or industry;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns, oil and/or gas drilling facility slowdowns or closings and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties, retail space, office space, multifamily housing or hotel capacity;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	political factors;

●	environmental factors;

●	seismic activity risk;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month to month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General

Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels.

A Tenant Concentration May Result in Increased Losses

Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income, also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below, and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks

If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the 5 largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks

If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts of interest. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts of interest arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliate could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “—Hotel Properties Have Special Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease

The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

In the case of certain mortgage loans included in the mortgage pool, it may be possible that the related master lease could be construed in a bankruptcy as a financing lease or other arrangement under which the related master lessee (and/or its affiliates) would be deemed as effectively the owner of the related mortgaged property, rather than a tenant, which could result in potentially adverse consequences for the trust, as the holder of such mortgage loan, including a potentially greater risk of an unfavorable plan of reorganization and competing claims of creditors of the related master lessee and/or its affiliates. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure

In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to recognize a successor owner, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right is not subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow

Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the borrower for the applicable mortgaged property allows uses at the mortgaged property in violation of use restrictions in current tenant leases,

●	if the borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions,

●	if the related borrower fails to provide a designated number of parking spaces,

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease,

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time,

●	if a tenant’s use is not permitted by zoning or applicable law,

●	if the tenant is unable to exercise an expansion right,

●	if the landlord defaults on its obligations under the lease,

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor,

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time,

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied,

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time,

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations,

●	in the case of government sponsored tenants, at any time or for lack of appropriations, or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related mortgage loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks

Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Retail Properties Have Special Risks

The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales.

Whether a retail property is “anchored”, “shadow anchored” or “unanchored” is also an important consideration. Retail properties that have anchor tenant-owned stores often have reciprocal easement and/or operating agreements (each, an “REA”) between the retail property owner and such anchor tenants containing certain operating and maintenance covenants. Although an anchor tenant is often required to pay a contribution toward common area maintenance and real estate taxes on the improvements and related real property, an anchor tenant that owns its own parcel does not pay rent. However, the presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Many of the retail properties that will secure one or more mortgage loans will also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

The economic performance of an anchored or shadow anchored retail property will consequently be adversely affected by:

●	an anchor tenant’s or shadow anchor tenant’s failure to renew its lease or the termination of an anchor tenant’s or shadow anchor tenant’s lease;

●	an anchor tenant’s or shadow anchor tenant’s decision to vacate;

●	the bankruptcy or economic decline of an anchor tenant, shadow anchor or self-owned anchor; or

●	the cessation of the business of an anchor tenant, a shadow anchor tenant or a self-owned anchor or a change in use or in the nature of its retail operations (notwithstanding its continued payment of rent).

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, it is common for anchor tenants and non-anchor tenants at anchored or shadow anchored retail centers to have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if an anchor or shadow anchor tenant goes dark or otherwise is no longer in occupancy. Even if non-anchor tenants do not have termination or rent abatement rights, because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate, which may in turn adversely impact the borrower’s ability to meet its obligations under the related mortgage loan documents. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy is to terminate that lease after the anchor tenant has been dark for a specified amount of time.

In addition, because anchor tenants and shadow anchors are often large national retailers, any bankruptcy, store closings or other economic decline impacting any such anchor or shadow anchor may affect multiple mortgaged properties in a pool of mortgage loans, and such impacts can be compounded by co-tenancy clauses and /or operating covenants related to such anchor or shadow anchor.

We cannot assure you that if anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, such anchor tenants or shadow anchor tenants, as applicable, would be replaced in a timely manner or, if part of the collateral for the related mortgage loan, without incurring material additional costs to the related borrower and resulting in adverse economic effects.

Certain of the tenants or anchor tenants of the retail properties may have operating covenants in their leases or operating agreements which permit those tenants or anchor tenants to cease operating, reduce rent or terminate their leases if the subject store is not meeting the minimum sales requirement under its lease.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Certain anchor tenant and tenant estoppels will have been obtained in connection with the origination of the mortgage loans that may identify disputes between the related borrower and the applicable anchor tenant or tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or REA. Such disputes, defaults or potential defaults could lead to a termination or attempted termination of the applicable lease or REA by the anchor tenant or tenant or to litigation against the related borrower. We cannot assure you that these anchor tenant and tenant disputes will not have a material adverse effect on the ability of the related borrowers to repay their portion of the mortgage loan. In addition, we cannot assure you that the anchor tenant or tenant estoppels obtained identify all potential disputes that may arise with anchor tenants or tenants or that potential disputes do not exist with tenants who did not provide estoppels prior to origination. We cannot assure you that the failure to have obtained related estoppel information will not have a material adverse effect on the related mortgage loans.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. We cannot assure you that the rate of occupancy at the stores will remain at the levels described in this prospectus or that the net operating income contributed by the mortgaged properties will remain at the level specified in this prospectus or remain consistent with past levels.

Retail properties also face competition from sources outside a given real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, internet websites, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

Certain retail properties have specialty use tenants. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base or oil and/or gas drilling industries;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age or income of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

Certain states regulate the relationship between an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, in some states, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase a tenant’s rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expenses; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Hotel Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hotel properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hotel property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs, relocation of highways, the construction of additional highways, concerns about travel safety or other factors;

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions; and

●	competition.

Because hotel rooms are generally rented for short periods of time, the financial performance of hotel properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hotel properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hotel property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, certain hotel properties are limited-service, select service or extended stay hotels. Hotel properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hotel properties as they generally require less capital for construction than full-service hotel properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hotel properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hotel properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hotel property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hotel properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hotel property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hotel property could have an adverse impact on the revenue from the related mortgaged property or on the hotel property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee (typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks” and “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”.

In addition, there may be risks associated with hotel properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hotel properties often enter into these types of agreements in order to align the hotel property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hotel properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hotel property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or hotel management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination or that such replacement franchise affiliation would be of equal quality to the terminated franchise affiliation. In addition, a replacement franchise, license and/or hotel property manager may require significantly higher fees as well as the investment of capital to bring the hotel property into compliance with the requirements of the replacement franchisor, licensor and/or hotel property manager. Any provision in a franchise agreement, license agreement or management agreement providing for termination because of a bankruptcy of a franchisor, licensor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure or real estate owned property.

In some cases where a hotel property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hotel property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hotel property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hotel Properties”.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space); and

●	in the case of a medical office property, (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Manufactured Housing Community Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of manufactured housing community properties, including:

●	the number of competing residential developments in the local market, such as other manufactured housing community properties apartment buildings and site-built single family homes;

●	the physical attributes of the community, including its age and appearance;

●	the location of the manufactured housing community property;

●	the presence and/or continued presence of sufficient manufactured homes at the manufactured housing community property (manufactured homes are not generally part of the collateral for a mortgage loan secured by a manufactured housing community property; rather, the pads upon which manufactured homes are located are leased to the owners of such manufactured homes; accordingly, manufactured homes may be moved from a manufactured housing community property);

●	the type of services or amenities it provides;

●	any age restrictions;

●	the property’s reputation; and

●	state and local regulations, including rent control and rent stabilization, and tenant association rights.

The manufactured housing community properties have few improvements (which are highly specialized) and are “single-purpose” properties that could not be readily converted to general residential, retail or office use. Thus, if the operation of any of the manufactured housing community properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that manufactured housing community property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the manufactured housing community property were readily adaptable to other uses.

Some manufactured housing community properties are either recreational vehicle resorts or have a significant portion of the properties that are intended for short-term recreational vehicle hook-ups, and tenancy of these communities may vary significantly by season. This seasonality may cause periodic fluctuations in revenues, tenancy levels, rental rates and operating expenses for these properties.

Some of the manufactured housing community mortgaged properties securing the mortgage loans in the trust may have a material number of leased homes that are currently owned by the related borrower or an affiliate thereof and rented by the respective tenants like apartments. In circumstances where the leased homes are owned by an affiliate of the borrower, the related pads may, in some cases, be subject to a master lease with that affiliate. In such cases, the tenants will tend to be more transient and less tied to the property than if they owned their own home. Such leased homes do not, in all (or, possibly, in any) such cases, constitute collateral for the related mortgage loan. Some of the leased homes that are not collateral for the related mortgage loan are rented on a lease-to-own basis. In some cases, the borrower itself owns, leases, sells and/or finances the sale of homes, although generally the related income therefrom will be excluded for loan underwriting purposes. See also representation and warranty no. 33 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus). Some of the leased homes owned by a borrower or its affiliate may be financed and a default on that financing may materially adversely affect the performance of the manufactured housing community mortgaged property.

Certain of the manufactured housing community mortgaged properties may not be connected in their entirety to public water and/or sewer systems. In such cases, the borrower could incur a substantial expense if it were required to connect the property to such systems in the future. In addition, the use of well water enhances the likelihood that the property could be adversely affected by a recognized environmental condition that impacts soil and groundwater.

In addition, certain of the manufactured housing community properties may be subject to government rent control regulations, which can limit the borrower’s ability to institute, and/or the amount of, periodic tenant rent increases.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Manufactured Housing Community Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenants conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. See “—Cold Storage Properties Have Special Risks” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self storage properties becomes unprofitable, the liquidation value of that self storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self storage mortgaged property were readily adaptable to other uses. In addition, storage units are typically engaged for shorter time frames than traditional commercial leases for office or retail space.

Tenants at self storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self storage unit. No environmental assessment of a self storage mortgaged property included an inspection of the contents of the self storage units at that mortgaged property, and there is no assurance that all of the units included in the self storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self storage properties may derive a material portion of revenue from business activities ancillary to self storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals and/or from leasing a portion of the subject property for office or retail purposes. See Annex A-1 and the footnotes related thereto.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self Storage Properties”.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Retail Properties Have Special Risks”, “Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”, as applicable. See Annex A-1 for the five largest tenants (by net rentable area leased) at each mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New

York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month to month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may face a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the tables entitled “Remaining Term to Maturity/ARD in Months” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es) have been paid in full, classes that have a lower sequential priority are more likely to face these types of risks of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing more than 5.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are retail, multifamily, hospitality, office and manufactured housing community properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in Virginia, North Carolina, California, Texas, Hawaii, New York and Nevada. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks, such as:

●	if a borrower that owns or controls several properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one such property, it could defer maintenance at a mortgaged property or debt service payments on the related mortgage loan in order to satisfy current expenses with respect to the first property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members, thereby increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan (or, in certain limited cases, after origination) including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee or the special servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty no. 43 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” ; “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis”; “—C-III Commercial Mortgage LLC—C3CM’s Underwriting Guidelines and Processes”; “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans”.

See “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hotel properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans. In some circumstances, these renovations or property improvement plans may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hotel property. In other cases, these renovations may involve renovations of common spaces or external features of the related hotel property, which may cause disruptions or otherwise decrease the attractiveness of the related hotel property to potential guests. These property improvement plans may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans may currently be undergoing or are scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 to this prospectus for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 15 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed-use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed-use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage, or certain properties may be entirely comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

In instances where a parking garage does not have a long-term leasing arrangement with a parking lessee, but rather relies on individual short-term (i.e., daily or weekly) parking tenants for parking revenues, variations in any or all of the foregoing factors can result in increased volatility in the net operating income for such parking garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as medical and dental offices, gas stations, data centers, urgent care facilities, daycare centers and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit ratings, lease defaults and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including use, density, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as-is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements, including, within the policy’s limitations, demolition costs, increased costs of construction due to code compliance and loss of value to undamaged improvements resulting from the application of zoning laws. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, you should not assume that the resulting loss in income will be covered by law and ordinance insurance. Zoning protection insurance, if obtained, will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”, thus constituting a zoning violation. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect the market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. See representation and warranty no. 26 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

The limited availability of zoning information and/or extent of zoning diligence may also present risks. Zoning information contained in appraisals may be based on limited investigation, and zoning comfort letters obtained from jurisdictions, while based on available records, do not customarily involve any contemporaneous site inspection. The extent of zoning diligence will also be determined based on perceived risk and the cost and benefit of obtaining additional information. Even if law and ordinance insurance is required to mitigate rebuilding-related risks, we cannot assure you that other risks related to material zoning violations will have been identified under such circumstances, and that appropriate borrower covenants or other structural mitigants will have been required as a result.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, regulatory agreements, ground leases, restrictive covenants, environmental restrictions, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, condominium declarations or other condominium use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire condominium building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Certain of the mortgaged properties may be located in areas that are considered a high earthquake risk (seismic zones 3 or 4). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the special servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates. See representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Inadequacy of Title Insurers May Adversely Affect Distributions on Your Certificates

Title insurance for a mortgaged property generally insures a lender against risks relating to a lender not having a first lien with respect to a mortgaged property, and in some cases can insure a lender against specific other risks. The protection afforded by title insurance depends on the ability of the title insurer to pay claims made upon it. We cannot assure you that with respect to any mortgage loan:

●	a title insurer will have the ability to pay title insurance claims made upon it;

●	the title insurer will maintain its present financial strength; or

●	a title insurer will not contest claims made upon it.

Certain of the mortgaged properties are either completing initial construction or undergoing renovation or redevelopment. Under such circumstances, there may be limitations to the amount of coverage or other exceptions to coverage that could adversely affect the issuing entity if losses are suffered.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002 (as amended, “TRIPRA”), establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015.

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 85% (subject to annual 1% decreases beginning in 2016 until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $100 million (subject to annual $20 million increases beginning in 2016 until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See Annex A-3 to this prospectus for a summary of the terrorism insurance requirements under each of the 15 largest mortgage loans. See representation and warranty no. 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks.

Additionally, the risks related to blanket insurance may be aggravated if the mortgage loans that allow such coverage are part of a group of mortgage loans with related borrowers, and some or all of the related mortgaged properties are covered under the same blanket insurance policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Tenant Issues—Insurance Considerations”. We cannot assure you that any insurance obtained by a sole or significant tenant will be adequate or that such sole or significant tenant will comply with any requirements to maintain adequate insurance. Additionally, to the extent that insurance coverage relies on self-insurance, there is a risk that the “insurer” will not be willing or have the financial ability to satisfy a claim if a loss occurs.

Condemnation of a Mortgaged Property May Adversely Affect Distributions on Certificates

From time to time, there may be condemnations pending or threatened against one or more of the mortgaged properties securing the mortgage loans. The proceeds payable in connection with a total condemnation may not be sufficient to restore the related mortgaged property or to satisfy the remaining indebtedness of the related mortgage loan. The occurrence of a partial condemnation may have a material adverse effect on the continued use of, or income generated by, the affected mortgaged property. Therefore, we cannot assure you that the occurrence of any condemnation will not have a negative impact upon distributions on your offered certificates. See “Description of the Mortgage Pool—Litigation and Other Considerations” in this prospectus.

Limited Information Causes Uncertainty

Historical Information

Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple-net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for inflation, significant occupancy increases and a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information

The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions

As described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (but have in some instances signed letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy of all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Certain Calculations and Definitions”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the trust fund.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us; Some Mortgage Loans May Not Have Complied With Another Originator’s Underwriting Criteria

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” ; “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s

Underwriting Standards and Loan Analysis” and “—C-III Commercial Mortgage LLC—C3CM’s Underwriting Guidelines and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under each of the foregoing headings.

The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

In addition, we cannot assure you that all of the mortgage loans would have complied with the underwriting criteria of the other originators or, accordingly, that each originator would have made the same decision to originate every mortgage loan included in the issuing entity or, if they did decide to originate an unrelated mortgage loan, that they would have been underwritten on the same terms and conditions.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the related mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect both “as-stabilized”, “as-renovated” or “as-complete” and “as-is” values. However, the appraised value reflected in this prospectus with respect to each mortgaged property, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions”, reflects only the “as-is” value (or, in certain cases, may reflect the “as-stabilized” value, the “as-renovated” or the “as-complete” value as a result of the satisfaction of the related conditions or assumptions or the establishment of reserves estimated to complete the renovations) unless otherwise specified. Any such “as-stabilized” value, “as-renovated” value or “as-complete” value may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool—Appraised Value”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as-is” value and “as-stabilized”, “as-renovated” or “as-complete” value, we cannot assure you that those assumptions are or will be accurate or that any such “as-stabilized”, “as-renovated” or “as-complete” value will be the value of the related mortgaged property at maturity or the anticipated repayment date (if any) or at the indicated stabilization date or upon completion of the renovations, as applicable. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Ladder Capital Finance LLC—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Wells Fargo Bank, National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” ; “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—C-III Commercial Mortgage LLC—C3CM’s Underwriting Guidelines and Processes” for additional information regarding the appraisals. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake.

The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, or in the future will comply, with such requirements. Additionally, in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single-purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single-purpose entities, but at origination of the related mortgage loan their organizational documents were amended. Such borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s) (and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage loan. Certain of the mortgage loans have been made to single-purpose limited partnerships that have a general partner or general partners that are not themselves single-purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Single-Purpose Entity Covenants” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below. See also

“Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” and “—Delaware Statutory Trusts” in this prospectus.

In addition, certain of the mortgage loans may have borrowers that are wholly or partially (directly or indirectly) owned by one or more crowd funding investor groups or other diversified ownership structures. Investments in the commercial real estate market through crowd funding investor groups are a relatively recent development and there may be certain unanticipated risks to this new ownership structure which may adversely affect the related mortgage loan. Typically, the crowd funding investor group is made up of a large number of individual investors who invest relatively small amounts in the group pursuant to a securities offering. With respect to an equity investment in the borrower, the crowd funding investor group in turn purchases a stake in the borrower. Accordingly, equity in the borrower is indirectly held by the individual investors in the crowd funding group. We cannot assure you that either the crowd funding investor group or the individual investors in the crowd funding investor group or other diversified ownership structure have relevant expertise in the commercial real estate market. Additionally, crowd funding investor groups are required to comply with various securities regulations related to offerings of securities and we cannot assure you that any enforcement action or legal proceeding regarding failure to comply with such securities regulations would not delay enforcement of the related mortgage loan or otherwise impair the borrower’s ability to operate the related mortgaged property. Furthermore, we cannot assure you that a bankruptcy proceeding by the crowd funding investor group or other diversified ownership structure will not delay enforcement of the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Tenancies-in-Common or Diversified Ownership” in this prospectus.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability To Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loan Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors, the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors, managers for the mortgaged properties or their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or may have been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that such borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. Accordingly, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although no companion loan related to a whole loan will be an asset of the issuing entity, the related borrower is still obligated to make interest and principal payments on such companion loan. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or on the related anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single-purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Cross-Collateralization

Cross-collateralization arrangements may be terminated in certain circumstances under the terms of the related mortgage loan documents. Cross-collateralization arrangements whereby multiple borrowers grant their respective mortgaged properties as security for one or more mortgage loans could be challenged as fraudulent conveyances by the creditors or the bankruptcy estate of any of the related borrowers.

Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by that borrower from the respective mortgage loan proceeds, as well as the overall cross-collateralization. If a court were to conclude that the granting of the liens was an avoidable fraudulent conveyance, that court could subordinate all or part of the mortgage loan to other debt of that borrower, recover prior payments made on that mortgage loan, or take other actions such as invalidating the mortgage loan or the mortgages securing the cross-collateralization. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, when multiple real properties secure a mortgage loan, the amount of the mortgage encumbering any particular one of those properties may be less than the full amount of the related aggregate mortgage loan indebtedness, to minimize recording tax. This mortgage amount is generally established at 100% to 150% of the appraised value or allocated loan amount for the mortgaged property and will limit the extent to which proceeds from the property will be available to offset declines in value of the other properties securing the same mortgage loan.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for a description of any mortgage loans that are cross-collateralized and cross-defaulted with each other or that are secured by multiple properties owned by multiple borrowers.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service, the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. While interest at the initial mortgage rate continues to accrue and be payable on a current basis on the mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred, to the extent actually collected, will be paid to the holders of the Class V certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loans”.

The Absence of Lockboxes Entails Risks That Could Adversely Affect Distributions on Your Certificates

Certain of the mortgage loans may not require the related borrower to cause rent and other payments to be made into a lockbox account maintained on behalf of the mortgagee, although some of those mortgage loans do provide for a springing lockbox. If rental payments are not required to be made directly into a lockbox account, there is a risk that the borrower will divert such funds for other purposes.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity or on the related anticipated repayment date.

Most of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or to repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or at the anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of any related companion loan.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the trust and servicing agreement or pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See also representation and warranty no. 36 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Except as noted in the following sentence and elsewhere in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated. With respect to the mortgage loan secured by the mortgaged property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, the term of the related ground lease (taking into account all freely exercisable extension options) extends less than 20 years beyond the maturity date of such mortgage loan.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Description of the Mortgage Pool—Fee & Leasehold Estates; Ground Leases” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Leased Fee Properties Have Special Risks

Land subject to a ground lease presents special risks. In such cases, where the borrower owns the fee interest but not the related improvements, such borrower will only receive the rental income from the ground lease and not from the operation of any related improvements. Any default by the ground lessee would adversely affect the borrower’s ability to make payments on the related mortgage loan. While ground leases may contain certain restrictions on the use and operation of the related mortgaged property, the ground lessee generally enjoys the rights and privileges of a fee owner, including the right to construct, alter and remove improvements and fixtures from the land and to assign and sublet the ground leasehold interest. However, the borrower has the same risk of interruptions in cash flow if such ground lessee defaults under its lease as it would on another single tenant commercial property, without the control over the premises that it would ordinarily have as landlord. In addition, in the event of a condemnation, the borrower would only be entitled to an allocable share of the condemnation proceeds. Furthermore, the insurance requirements are often governed by the terms of the ground lease and, in some cases, certain tenants or subtenants may be allowed to self-insure. The ground lessee is commonly permitted to mortgage its ground leasehold interest, and the leasehold lender will often have notice and cure rights with respect to material defaults under the ground lease. In addition, leased fee interests are less frequently purchased and sold than other interests in commercial real property. It may be difficult for the issuing entity, if it became a foreclosing lender, to sell the fee interest if the tenant and its improvements remain on the land. In addition, if the improvements are nearing the end of their useful life, there could be a risk that the tenant defaults in lieu of performing any obligations it may otherwise have to raze the structure and return the land in raw form to the developer. Furthermore, leased fee interests are generally subject to the same risks associated with the property type of the ground lessee’s use of the premises because that use is a source of revenue for the payment of ground rent. See also representation and warranty no. 18 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Relating to Shari’ah Compliant Loans

Certain of the mortgage loans may be structured to comply with Islamic law (Shari’ah). The related borrower holds the fee interest in the mortgaged property and is owned by a U.S. division of the borrower sponsor. The related borrower has master leased the related mortgaged property to a master lessee, which is indirectly owned in part by certain investors of the Islamic faith. The rent payable pursuant to the applicable master lease is intended to cover the debt service payments required under the related mortgage loan, as well as reserve payments and any other sums due under the mortgage loan. By its terms, the master lease is expressly subordinate to the related mortgage loan.

There is a risk that in a bankruptcy case of a master lessee, the master lease could be recharacterized as a financing lease in connection with an acquisition of the mortgaged property by the master lessee. If such recharacterization occurred, the master lessee could be deemed to own the fee interest in the related mortgaged property and the master lease would be viewed as a loan. In Shari’ah compliant mortgage loans, the master lessee typically does not grant a leasehold mortgage to the lender. Therefore, there is a risk that if the master lease were recharacterized as a financing lease, the lender could lose its mortgage on the property. To mitigate the effect of such recharacterization, (i) each master lessee has been formed and is obligated to continue as a single purpose entity, (ii) a bankruptcy by a master lessee is a “bad act” that would trigger guarantor liability under the recourse carveout guaranty for the related mortgage loan, (iii) the master lease is expressly subordinate to the related mortgage loan, and (iv) title insurance was obtained insuring that the related borrower is the fee owner of the related mortgaged property.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of Wells Fargo Bank, National Association, one of the sponsors and originators, the master servicer and the certificate administrator, and of Wells Fargo Securities, LLC, one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators, the sponsors or their affiliates are the holders of the mezzanine loans, subordinate loans, unsecured loans and/or companion loans related to their mortgage loans. The originators, the sponsors and/or their respective affiliates may retain existing mezzanine loans, subordinate loans, unsecured loans and/or companion loans or originate future permitted mezzanine indebtedness, subordinate indebtedness or unsecured indebtedness with respect to the mortgage loans. These transactions may cause the originators, the sponsors and their affiliates or their clients or counterparties who purchase the mezzanine loans, subordinate loans, unsecured loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, subordinate loans and/or unsecured loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

In addition, Rialto Mortgage Finance, LLC, a sponsor, mortgage loan seller and originator, is an affiliate of Rialto Capital Advisors, LLC, the special servicer under the CGCMT 2016-C3 pooling and servicing agreement, which governs the servicing of the 80 Park Plaza whole loan. Rialto and Rialto Mortgage Finance, LLC are also affiliates of the entity that is the initial directing holder under the CGCMT 2016-C3 Pooling and Servicing Agreement.

Each of these relationships may create a conflict of interest. For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals.

As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions

(including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

One of the Underwriter Entities, Wells Fargo Securities, LLC, together with its affiliates, is playing several roles in this transaction. Wells Fargo Securities, LLC, is an affiliate of the depositor and Wells Fargo Bank, National Association, a sponsor, an originator, a mortgage loan seller, the holder of one of the Fremaux Town Center companion loans, the master servicer, the certificate administrator, and the custodian under this securitization. Wells Fargo Bank, National Association is also the master servicer, the certificate administrator and the custodian under the WFCM 2016-LC25 pooling and servicing agreement, which governs the servicing and administration of the Walmart Shadow Anchored Portfolio whole loan, is the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 pooling and servicing agreement, which governs the servicing and administration of the Potomac Mills whole loan and is the servicer, the certificate administrator and the custodian under the Hilton USA Trust 2016-HHV trust and servicing agreement, which governs the servicing and administration of the Hilton Hawaiian Village whole loan.

Wells Fargo Bank, National Association is the purchaser under separate repurchase agreements with each of Ladder Capital Finance LLC, Silverpeak Real Estate Finance LLC, Rialto Mortgage Finance, LLC and C-III Commercial Mortgage LLC, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates.

In the case of the repurchase facility provided to Ladder Capital Finance LLC and/or its affiliate, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from the applicable affiliate of Ladder Capital Finance LLC on a revolving basis. Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP guarantee certain obligations of such affiliate under that repurchase facility. As of November 29, 2016, three (3) of the mortgage loans that Ladder Capital Finance LLC intends to sell to the depositor in connection with this securitization transaction, with an aggregate principal balance as of the cut-off date of approximately $90,136,250, were subject to the repurchase facility with Wells Fargo Bank, National Association; however, such circumstances may change prior to the initial issuance of the certificates.

In the case of the repurchase facility provided to Silverpeak Real Estate Finance LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Silverpeak Real Estate Finance LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Silverpeak Real Estate Finance LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut off date, approximately $93,942,500. Proceeds received by Silverpeak Real Estate Finance LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association each of the mortgage loans subject to that repurchase facility that are to be sold by Silverpeak Real Estate Finance LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $51,987,107. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank, National Association each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C-III Commercial Mortgage LLC, for which that mortgage loan seller’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank, National Association has agreed to purchase mortgage loans from the subsidiary on a revolving basis. C-III Commercial Mortgage LLC guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate cut-off date balance of the mortgage loans that (i) are (or, as of the securitization closing date, are expected to be) subject to the repurchase facility and (ii) will be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, is projected to equal approximately $33,063,621. Proceeds received by C-III Commercial Mortgage LLC in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, National Association, each of the mortgage loans subject to that repurchase facility that are to be sold by C-III Commercial Mortgage LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

Additionally, C-III Commercial Mortgage LLC or a wholly-owned subsidiary or other affiliate of C-III Commercial Mortgage LLC, is party to an interest rate hedging arrangement with Wells Fargo Bank, National Association with respect to some or all of the mortgage loans that C-III Commercial Mortgage LLC will transfer to the depositor in connection with this securitization transaction. Those hedging arrangements will terminate in connection with the contribution of those mortgage loans to this securitization transaction.

As a result of the matters discussed in the preceding paragraphs, this securitization transaction will reduce the economic exposure of Wells Fargo Bank, National Association to the mortgage loans that are to be transferred by Ladder Capital Finance LLC, Rialto Mortgage Finance, LLC and C-III Commercial Mortgage LLC, respectively, to the depositor.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C-III Commercial Mortgage LLC, which is a sponsor and mortgage loan seller.

Wells Fargo Bank, National Association is (or, as of the closing date, is expected to be) the interim custodian of the loan files for some or all of the mortgage loans that Ladder Capital Finance LLC, Rialto Mortgage Finance, LLC, Barclays Bank PLC, Silverpeak Real Estate Finance LLC and C-III Commercial Mortgage LLC will transfer to the depositor.

Pursuant to an interim servicing agreement between Wells Fargo Bank, National Association and Barclays Bank PLC, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Barclays Bank PLC, Wells Fargo Bank, National Association acts from time to time as primary servicer with respect to certain mortgage loans owned by

Barclays Bank PLC, including prior to their inclusion in the trust fund, some or all of the mortgage loans that Barclays Bank PLC will transfer to the depositor.

Pursuant to certain interim servicing agreements between Ladder Capital Finance LLC, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Ladder Capital Finance LLC, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts, from time to time, as interim servicer with respect to certain mortgage loans owned from time to time by Ladder Capital Finance LLC and such affiliates (subject, in some cases, to various repurchase facilities and other finance arrangements), including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Ladder Capital Finance LLC will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Silverpeak Real Estate Finance LLC, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Silverpeak Real Estate Finance LLC, Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans owned by Silverpeak Real Estate Finance LLC or such affiliates (subject, in some cases, to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Silverpeak Real Estate Finance LLC will transfer to the depositor.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, National Association and Rialto Mortgage Finance, LLC, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage Finance, LLC, Wells Fargo Bank, National Association acts, from time to time, as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage Finance, LLC or such affiliates (subject, in some cases, to the repurchase facility described above) from time to time, including, prior to their inclusion in the trust fund, some or all of the mortgage loans that Rialto Mortgage Finance, LLC will transfer to the depositor.

Wells Fargo Bank, National Association acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the mortgage loans to be transferred to this securitization transaction by Wells Fargo Bank, National Association.

Wells Fargo Bank, National Association is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related mortgage loans and/or the right to be appointed as the master servicer with respect to such mortgage loans and to purchase the primary servicing rights to certain of the mortgage loans.

Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays Bank PLC, a sponsor, a mortgage loan seller, an originator and the current holder of one of the Quantum Park companion loans, one of the Potomac Mills companion loans and the Midwest Industrial Portfolio companion loan.

Deutsche Bank AG, Cayman Islands Branch, an affiliate of Deutsche Bank Securities Inc., one of the underwriters, also provides warehouse financing to an affiliate of Ladder Capital Finance LLC through a repurchase facility. In the case of that repurchase facility Deutsche Bank AG, Cayman Islands Branch has agreed to purchase mortgage loans from the applicable affiliate of Ladder Capital Finance LLC on a revolving basis. Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP guarantee certain obligations of such affiliate under that repurchase facility. As of the date of this prospectus, none of the mortgage loans that

Ladder Capital Finance LLC intends to sell to the depositor in connection with this securitization transaction were subject to the repurchase facility with Deutsche Bank AG, Cayman Islands Branch; however, such circumstances may change prior to the initial issuance of the certificates.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the holder of three of the Hilton Hawaiian Village companion loans.

As a result of the matters discussed in the preceding paragraph, this securitization transaction will reduce the economic exposure of Deutsche Bank AG, Cayman Islands Branch to the mortgage loans that are to be transferred by Ladder Capital Finance LLC to the depositor.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. The trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is substantially similar in all material respect but not necessary identical to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, each sub-servicer and the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, the master servicer, sub-servicer, special servicer or any of their respective affiliates under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any applicable companion loan, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

Furthermore, nothing in the pooling and servicing agreement or otherwise will prohibit the master servicer or special servicer or an affiliate thereof from soliciting the refinancing of any of the mortgage loans. In the event that the master servicer or special servicer or an affiliate thereof refinances any of the mortgage loans included in the mortgage pool, an earlier than expected payoff of any such mortgage loan could occur, which would result in a prepayment, which such prepayment could have an adverse effect on the yield of the certificates. See “—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” in this prospectus.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, for so long as the special servicer obtains knowledge that it has become a borrower party with respect to a mortgage loan (each such mortgage loan referred to herein as an “excluded special servicer loan”), the special servicer will be required to resign as special servicer with respect to that mortgage loan and, prior to the occurrence of a control termination event under the pooling and servicing agreement, the directing certificateholder will be required to select a separate special servicer that is not a borrower party (referred to herein as an “excluded special servicer”) with respect to any excluded special servicer loan, unless such excluded special servicer loan is also an excluded loan. After the occurrence and during the continuance of a control termination event or at any time the applicable excluded special servicer loan is also an excluded loan, the resigning special servicer will be required to use commercially reasonable efforts to appoint the excluded special servicer; provided that if the resigning special servicer fails to appoint the related excluded special servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an excluded special servicer. See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”. Any excluded special servicer will be required to perform all of the obligations of the special servicer with respect to such excluded special servicer loan and will be entitled to all special servicing compensation with respect to such excluded special servicer loan earned during such time as the related mortgage loan is an excluded special servicer loan. While the special servicer will have the same access to information related to the excluded special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to any excluded special servicer loan to the related borrower party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related borrower party or the related mortgaged property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related borrower party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the WFCM 2016-C37 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

The master servicer and the special servicer service and are expected to continue to service, in the ordinary course of their respective businesses, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or the special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Although the master servicer and special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Wells Fargo Bank, National Association, a sponsor, originator and mortgage loan seller, and the holder of one of the Fremaux Town Center Companion Loans, is also the master servicer, the certificate administrator, the REMIC administrator, the custodian and the certificate registrar under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. Wells Fargo Bank, National Association is also the master servicer, the certificate administrator and the custodian under the WFCM 2016-LC25 pooling and servicing agreement, which governs the servicing and administration of the Walmart Shadow Anchored Portfolio whole loan, is the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 pooling and servicing agreement, which governs the servicing and administration of the Potomac Mills whole loan and is the servicer, the certificate administrator and the custodian under the Hilton USA Trust 2016-HHV trust and servicing agreement, which governs the servicing and administration of the Hilton Hawaiian Village whole loan.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor

Trimont Real Estate Advisors, LLC has been appointed as the initial operating advisor with respect to all of the mortgage loans other than the non-serviced mortgage loans. See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. In the normal course of conducting its business, the initial operating advisor and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer, the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of business, Trimont Real Estate Advisors, LLC and its affiliates are hired by transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial operating advisor’s duties as operating advisor. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor performs its duties under the pooling and servicing agreement.

The operating advisor or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the operating advisor and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor operating advisor may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial operating advisor. Although the operating advisor is required to consider the servicing standard in connection with its activities under the pooling and servicing agreement, the operating advisor will not itself be bound by the servicing standard.

In addition, the operating advisor and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the operating advisor or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Asset Representations Reviewer

Trimont Real Estate Advisors, LLC has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and the Asset Representations Reviewer”. In the normal course of conducting its business, the initial asset representations reviewer and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of business, Trimont Real Estate Advisors, LLC and its affiliates are hired by transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the initial asset representations reviewer’s duties as asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

The asset representations reviewer or its affiliates may acquire or have interests in or duties (including contract underwriting services, advisory services and/or servicing or special servicing obligations) with respect to existing and new mortgage loans for itself, its affiliates or third parties, including portfolios of mortgage loans similar to the mortgage loans included in the issuing entity. These other mortgage loans and the related mortgaged properties may be in the same markets as, or have owners, obligors or property managers in common with, one or more of the mortgage loans in the issuing entity and the related mortgaged properties. As a result of the investments and activities described above, the interests of the asset representations reviewer and its affiliates and their clients may differ from, and conflict with, the interests of the issuing entity. Consequently, personnel of any successor asset representations reviewer may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. This may pose inherent conflicts of interest for the initial asset representations reviewer.

In addition, the asset representations reviewer and its affiliates may acquire or have interests that are in conflict with those of certificateholders if the asset representations reviewer or any of its affiliates has financial interests in or financial dealings with a borrower, a parent or a sponsor of a borrower, a servicer or any of their affiliates. Each of these relationships may also create a conflict of interest.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders

It is expected that Prime Finance CMBS B-Piece Holdco VI, L.P. will be appointed as the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan), take actions with respect to the specially serviced loans that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holder of any companion loan or securities backed by such companion loan may have interests in conflict with those of the other certificateholders. As a result, it is possible that (i) the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and, at all times, other than with respect to any excluded loan or non-serviced whole loan) or (ii) the directing certificateholder (or equivalent entity) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan, may direct the special servicer under the pooling and servicing agreement or the special servicer under such trust and servicing agreement or pooling and servicing agreement relating to the securitization transaction governing the servicing of such non-serviced whole loan, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth below is the identity of the initial directing certificateholder (or equivalent entity) for each non-serviced whole loan, the securitization trust or other entity holding the controlling note in such non-serviced whole loan and the trust and servicing agreement or pooling and servicing agreement under which it is being serviced.

Whole Loan	Trust/Pooling and Servicing Agreement	Controlling Noteholder	Initial Directing Certificateholder
Hilton Hawaiian Village	Hilton USA Trust 2016-HHV	Hilton USA Trust 2016-HHV	Franklin CMBS L.P.
Walmart Shadow Anchored Portfolio	WFCM 2016-LC25	Wells Fargo Commercial Mortgage Trust 2016-LC25	World Class Capital Group
Potomac Mills	CFCRE 2016-C6	CFCRE 2016-C6 Mortgage Trust	(1)
80 Park Plaza	CGCMT 2016-C3	Citigroup Commercial Mortgage Trust 2016-C3	Rialto CMBS X, LLC

(1)	With respect to the Potomac Mills mortgage loan, the control rights and the right to replace the applicable special servicer are held by the holder(s) of greater than 50% of the aggregate principal balance of the subordinate companion loans (currently held by Teachers Insurance and Annuity Association of America) so long as no AB control appraisal period is in effect (and, accordingly, there is currently no initial directing certificateholder exercising any such rights). If an AB control appraisal period under the related co-lender agreement is in effect, then note A-1 will be the controlling note and the directing certificateholder (or equivalent party) under the CFCRE 2016-C6 securitization will be the directing certificateholder with respect to the Potomac Mills mortgage loan.

The controlling noteholder or directing certificateholder indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a controlling noteholder of a non-serviced whole loan (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate its servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist. See “—Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

With respect to serviced whole loans, the special servicer, upon strictly non-binding consultation with a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a pari passu whole loan serviced under the pooling and servicing agreement for this securitization, a serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder with respect to a serviced whole loan (solely with respect to the related serviced whole loan) may, on a strictly non-binding basis, consult with the special servicer and recommend that the special servicer take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not required to follow such recommendations and is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the mortgage loan documents and is otherwise under no obligation to take direction from a serviced companion loan holder.

In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of the Master Servicer or Special Servicer for Cause—

Servicer Termination Events”, the special servicer may be replaced by the directing certificateholder at any time for cause or without cause (for so long as a control termination event does not exist and other than in respect of any excluded loan). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”.

Similarly, each controlling noteholder or directing certificateholder related to the securitization trust indicated in the chart above has certain consent and/or consultation rights with respect to the related non-serviced whole loan under the trust and servicing agreement or pooling and servicing agreement governing the servicing of that non-serviced whole loan. Such controlling noteholder or directing certificateholder does not have any duties to the holders of any class of certificates and may have similar conflicts of interest with the holders of other certificates backed by the companion loans. As a result, it is possible that a non-serviced companion loan holder (solely with respect to the related non-serviced whole loan) may advise a non-serviced special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, such non-serviced special servicer is not permitted to take actions that are prohibited by law or that violate the servicing standard or the terms of the related mortgage loan documents. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”. In addition, except as limited by certain conditions described under “Description of the Mortgage Pool—The Whole Loans”, a non-serviced special servicer may be replaced by the related directing certificateholder or controlling noteholder for cause at any time and without cause for so long as a control termination event (or its equivalent) does not exist (and other than in respect of any excluded loan). See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The directing certificateholder, any controlling noteholder or their respective affiliates (and the directing certificateholder (or equivalent entity) under a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder, controlling noteholder or any of their respective affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such loan referred to herein as an “excluded loan”), the directing certificateholder will not have consent or consultation rights solely with respect to the related excluded loan (however, the directing certificateholder will be provided certain notices and certain information relating to such excluded loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any “excluded information” solely relating to the related excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to an excluded loan or otherwise seek to exert its influence over the special servicer in the event an excluded loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

The special servicer or the master servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans”. In connection with a serviced whole loan, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holders may recommend (on a strictly non-binding basis) that the special servicer take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investors in the Class X-EF, Class X-G, Class X-H, Class X-J, Class E, Class F, Class G, Class H and Class J certificates, which are referred to in this prospectus collectively as the “b-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors was adjusted based on certain of these requests. In addition, the b-piece buyer received or may have received price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the b-piece buyer or that the final pool as influenced by the b-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the b-piece buyer’s certificates. Because of the differing subordination levels, the b-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the b-piece buyer but that does not benefit other investors. In addition, the b-piece buyer may enter into hedging or other transactions or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The b-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The b-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the b-piece buyer’s acceptance of a mortgage loan. The b-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The b-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs and the pooling and servicing agreement will provide that each certificateholder, by its acceptance of a certificate, waives any claims against such buyers in respect of such actions.

Prime Finance CMBS B-Piece Holdco VI, L.P., or an affiliate, will constitute the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to the non-serviced mortgage loans under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of such non-serviced whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Hilton Hawaiian Village Whole Loan—Consultation and Control”, “—The Walmart Shadow Anchored Portfolio Whole Loan —Consultation and Control”, “—The Potomac Mills Whole Loan —Consultation and Control” and “—The 80 Park Plaza Whole Loan—Consultation and Control”.

Because the incentives and actions of the b-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder under the pooling and servicing agreement for this securitization or under the pooling and servicing agreement or trust and servicing agreement governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Offered Certificates

We make no representation as to the proper characterization of the offered certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the offered certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the offered certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market and may have adverse effects on the liquidity, market value and regulatory characteristics of the certificates. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the offered certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements in Europe (the “EU Risk Retention and Due Diligence Requirements”) which currently apply, or are expected to apply in the future, in respect of various types of European Union regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds/management companies. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an on-going basis, a net economic interest of not less than five percent in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the Certificates acquired by the relevant investor.

On 30 September 2015, the European Commission published a proposal to amend the EU Risk Retention and Due Diligence Requirements (the “Draft CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (such proposed regulation, including any implementing regulation, technical standards and official guidelines related thereto, the “Securitization Framework” and, together with the Draft CRR Amendment Regulation, the “Securitization Regulation”) which would, amongst other things, re-cast the European Union risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe. The Presidency of the Council of the European Union has also published compromise proposals concerning the Securitization Regulation. The Securitization Regulation will need to be considered, finalized and adopted by the European Parliament and Council. It is unclear at this time when the Securitization Regulation will become effective. Investors should be aware that there are material differences between the current EU Risk Retention and Due Diligence Requirements and the Securitization Regulation. The Securitization Regulation may also enter into force in a form that differs from the published proposals and drafts.

Prospective investors are themselves responsible for monitoring and assessing changes to the EU Risk Retention and Due Diligence Requirements.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the offered certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements or similar requirements. Consequently, the offered certificates may not be a suitable investment for EEA-credit institutions, investment firms or the other types of EEA regulated investors mentioned above. As a result, the price and liquidity of the offered certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the offered certificates for investment. None of the Issuing Entity, the Depositor, the Underwriters and any other party to the transaction makes any representation to any prospective investor or purchaser of the Offered Certificates regarding the regulatory treatment of their investment in the Offered Certificates on the Closing Date or at any time in the future.

●	Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors, and other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities are required to be in conformance with the Volcker Rule by July 21, 2015 (with two one-year extensions granted with respect to those banking entity ownership interests or sponsorships in place prior to December 31, 2013, thereby extending the required conformance date for such preexisting arrangements until July 21, 2017). During any applicable conformance period, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other affiliate thereof, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of offered certificates will constitute “mortgage related securities”.

●	The promulgation of additional laws and regulations, including the final regulations to implement the credit risk retention requirements under Section 15G of the Securities Exchange Act of 1934, as added by Section 941 of the Dodd-Frank Act, compliance with which is required with respect to CMBS issued on or after December 24, 2016, may cause commercial real estate lenders to tighten their lending standards and reduce the availability of leverage and/or refinancings for commercial real estate. This, in turn, may adversely affect a borrower’s ability to refinance a mortgage loan or sell the related mortgaged property on such mortgage loan’s maturity date.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the offered certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment”.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

The nationally recognized statistical rating organizations that assign ratings to any class of offered certificates will establish the amount of credit support, if any, for such class of offered certificates based on, among other things, an assumed level of defaults, delinquencies and losses with respect to the mortgage loans. Actual losses may, however, exceed the assumed levels. If actual losses on the mortgage loans exceed the assumed levels, you may be required to bear the additional losses.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to six nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected three of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of one nationally recognized statistical rating organization engaged by the depositor, the depositor only requested ratings for certain classes of offered certificates, due in part to the final subordination levels provided by that nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected that nationally recognized statistical rating organization to rate those classes of offered certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations hired by the depositor. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General

The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield

The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the special servicer forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the special servicer forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or on the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity or on the related anticipated repayment date, or that the special servicer may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or on the related anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments” and “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in the Class X-A and Class X-B certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the table below is based upon the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates
Class X-B	Class A-S and Class B certificates

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in the Class X-A and/or Class X-B certificates. Investors in the Class X-A or Class X-B certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

In addition, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves

With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be, or may be required to be, applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield

If losses on the mortgage loans exceed the aggregate certificate balance of the classes of certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal ultimately available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the certificates with notional amounts and the Class R certificates) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans, first the Class J certificates, then the Class H certificates, then the Class G certificates, then the Class F certificates, then the Class E certificates, then the Class D certificates, then the Class C certificates, then the Class B certificates, then the Class A-S certificates and, then, pro rata, the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 or Class A-SB certificates will result in a corresponding reduction in the notional amount of the Class X-A certificates and a reduction of the certificate balance of the Class A-S or Class B certificates will result in a corresponding reduction of the notional amount of the Class X-B certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination

The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Subordination of the Subordinated Certificates Will Affect the Timing of Distributions and the Application of Losses on the Subordinated Certificates

As described in this prospectus, the rights of the holders of Class A-S, Class B and Class C certificates to receive payments of principal and interest otherwise payable on the certificates they hold will be subordinated to such rights of the holders of the more senior certificates having an earlier alphabetical or alphanumeric class designation. If you acquire any Class A-S, Class B or Class C certificates, then your rights to receive distributions of amounts collected or advanced on or in respect of the mortgage loans will generally be subordinated to those of the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates and, if your certificates are Class B or Class C certificates, to those of the holders of the Class A-S certificates and, if your certificates are Class C certificates, to those of the holders of the Class B certificates. See “Description of the Certificates”. As a result, investors in those classes of certificates that are subordinated in whole or part to other classes of certificates will generally bear the effects of losses on the mortgage loans and unreimbursed expenses of the issuing entity before the holders of those other classes of certificates. See “Description of the Certificates—Distributions” and “—Subordination; Allocation of Realized Losses”.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights

Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than the mortgage loans that will be serviced under a separate trust and servicing agreement or pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of any related companion loan and mezzanine debt under the related intercreditor agreement. With respect to a non-serviced mortgage loan, you will generally not have any right to vote or make decisions with respect a non-serviced mortgage loan, and those decisions will generally be made by the master servicer or the special servicer under the trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such trust and servicing agreement or pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. Your interests as an owner of certificates of a particular class may not be aligned with the interests of owners of one or more other classes of certificates in connection with any such vote. In addition, in all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reduction amounts, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loan that will be serviced under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by any borrower affiliate, any property manager, the master servicer, the special servicer, the trustee, the certificate administrator, the depositor, any mortgage loan seller or respective affiliates or agents will be deemed not to be outstanding and a holder of such certificate will not have the right to vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports”.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment

The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than any excluded loan and, with respect to any non-serviced mortgage loan, will have limited consultation rights) and the right to replace the special servicer (other than with respect to a non-serviced mortgage loan) with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reduction amounts and realized losses, is less than 25% of its initial certificate balance) occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs and is continuing, then the directing certificateholder will no longer have any consultation rights with respect to any mortgage loans. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or any serviced whole loan, including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to the non-serviced mortgage loans, the special servicer under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for a non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of a non-controlling note) will have limited consultation rights with respect to major decisions and the implementation of any recommended actions outlined in an asset status report relating to a non-serviced whole loan and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no consultation termination event has occurred and is continuing and by the operating advisor if a consultation termination event has occurred and is continuing. Additionally, with respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) of the related securitization trust will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or trust and servicing agreement or the terms of the related mortgage loan documents, it is possible that the directing certificateholder (or the equivalent) under such pooling and servicing agreement or trust and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling companion loan holder, and the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement, as applicable, governing the servicing of a non-serviced mortgage loan:

(i)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii) may act solely in the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or the related controlling companion loan holder may act solely in its own best interests;

(iii) does not have any duties to the holders of any class of certificates other than the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) or the related controlling companion loan holder does not have any duties to any other person;

(iv) may take actions that favor the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan) over the interests of the holders of one or more other classes of certificates, or the related controlling companion loan holder may take actions that favor only its own interests; and

(v) will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder or the directing certificateholder (or the equivalent) under the trust and servicing agreement or pooling and servicing agreement governing the servicing of a non-serviced mortgage loan, or the controlling companion loan holder, or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if a control termination event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans. Further, if a consultation termination event has occurred and is continuing, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan, for the benefit of any holder of a related companion loan (as a collective whole as if the certificateholders and the companion loan holder constituted a single lender). We cannot assure you that any actions taken by the special servicer or the master servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to the non-serviced mortgage loans, the operating advisor, if any, appointed under the related trust and servicing agreement or pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such trust and servicing agreement or pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO Property. There will be no operating advisor under the Hilton USA Trust 2016-HHV trust and servicing agreement with respect to the Hilton Hawaiian Village whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer

In general, the directing certificateholder will have the right to terminate and replace the special servicer with or without cause so long as no control termination event has occurred and is continuing and other than in respect of any excluded loan as described in this prospectus. After the occurrence and during continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by certificateholders evidencing at least 66-2/3% of a quorum of the certificateholders (which quorum consists of the holders of certificates evidencing at least 50% of the aggregate voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances). See “Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause”.

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee or the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. With respect to each non-serviced whole loan, in circumstances similar to those described above, the directing certificateholder (or the equivalent) and the certificateholders of the securitization trust related to such other trust and servicing agreement or pooling and servicing agreement will have the right to replace the special servicer of such securitization with or without cause, and without the consent of the issuing entity. The certificateholders generally will have no right to replace the master servicer or the special servicer of a trust and servicing agreement or pooling and servicing agreement relating to any non-serviced mortgage loan, though under certain circumstances the certificateholders may have a limited right to replace the master servicer or special servicer for cause solely with respect to such non-serviced whole loan under such trust and servicing agreement or pooling and servicing agreement, as applicable. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” in this prospectus. We cannot assure that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Holders and Mezzanine Debt May Adversely Affect Your Investment

The holders of a serviced pari passu companion loan relating to a serviced pari passu mortgage loan will have certain consultation rights (on a non-binding basis) with respect to major decisions and implementation of any recommended actions outlined in an asset status report relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer may not be required to consult with such a companion loan holder unless required to do so under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to mortgage loans that have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will generally not have any right to vote or consent with respect to any matters relating to the servicing and administration of such non-serviced mortgage loan, however, the directing certificateholder (or equivalent) of the related securitization trust holding the controlling note for the related non-serviced whole loan (or the holder of the related controlling companion loan), will have the right to vote or consent with respect to certain specified matters relating to the servicing and administration of such non-serviced mortgage loan. The interests of the securitization trust holding the controlling note (or the holder of the related controlling companion loan) may conflict with those of the holders of some or all of the classes of certificates, and accordingly the directing certificateholder (or the equivalent) of such securitization trust (or the holder of the related controlling companion loan) may direct or advise the special servicer for the related securitization trust to take actions that conflict with the interests of the holders of certain classes of the certificates. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that any companion loan holder:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the related special servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer in order to maximize ultimate proceeds of such mortgage loans to the issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received in respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount of cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by the special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except Wells Fargo Bank, National Association in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. Notwithstanding the foregoing, pursuant to the related mortgage loan purchase agreement, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will agree to guarantee the payment obligation of Ladder Capital Finance LLC in connection with any such repurchase by Ladder Capital Finance LLC. We cannot assure you that the sponsors, notwithstanding the existence of any payment guarantee, will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made by the related mortgage loan seller (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and/or Series TRS of Ladder Capital Finance Holdings LLLP) to the extent that the master servicer or the special servicer, as applicable, deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In particular, in the case of a non-serviced whole loan that is serviced under the related non-serviced trust and servicing agreement or pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer under that pooling and servicing agreement or trust and servicing agreement (if any) may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as a REMIC or cause the issuing entity to incur a tax.

Each sponsor (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) has only limited assets with which to fulfill any obligations on its part that may arise as a result of a material document defect or a material breach of any of the sponsor’s representations or warranties. We cannot assure you that a sponsor has or will have sufficient assets with which to fulfill any obligations on its part that may arise, or that any such entity will maintain its existence.

See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If the master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by the master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the related mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If the master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the “FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the related mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

Barclays Bank PLC, a mortgage loan seller, a sponsor and an originator, is subject to the provisions of the Insolvency Act 1986, as amended (United Kingdom Act of Parliament, 1986 ch. 45) (the “Insolvency Act”) and the Banking Act 2009, as amended (United Kingdom Act of Parliament, 2009 ch. 1) (the “Banking Act”). Under the terms of the Insolvency Act, certain transactions by an English-registered company, such as Barclays, may be challenged by an insolvency officer appointed to that company on its insolvency. Under the Banking Act, the Secretary of State, Prudential Regulation Authority, or Bank of England can apply to the court for implementation of an insolvency regime specifically for certain deposit-taking institutions. One aspect of this regime is that an insolvency officer will conduct the relevant insolvency process in such a manner as to promote protection of retail deposits held by such an institution (in combination with the United Kingdom Financial Services Compensation Scheme). Further, under the Banking Act, the United Kingdom Treasury, the Prudential Regulation Authority and/or the Bank of England may also, in the circumstances set out in the Banking Act, make an order for the transfer of any property, assets or liabilities of a United Kingdom authorized deposit taker either to a company owned by the Bank of England or to any private sector purchaser. Orders under the Banking Act may also modify the way in which rights of third parties can be exercised. These powers exist within a broader range of powers designed to ensure the stability of the United Kingdom banking sector and exercise of such may have an impact on the rights of third parties relative to Barclays. An opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of Barclays’ interest in the mortgage loan by Barclays Bank PLC will constitute a true sale of such assets. Nevertheless, we cannot assure you that an interested party would not attempt to assert that such transfer was not a sale nor challenge the transaction under United Kingdom insolvency rules, nor that the transfer could not be affected by an order under the Banking Act. Even if a challenge were not successful, or if an order under the Banking Act itself was successfully challenged, resolution of such a matter could cause significant delay which may impact on payments under the certificates.

If Barclays Bank PLC were acting through its New York branch, and were to become the subject of an insolvency proceeding under the laws of the United Kingdom and a proceeding were initiated under Chapter 15 of the federal bankruptcy code or the New York Superintendent of Financial Services were to take possession of the New York branch, it is possible that the New York Superintendent of Financial Services, a creditor or trustee in bankruptcy of Barclays Bank PLC may argue that the sale of its interest in the mortgage loan by Barclays Bank PLC was a pledge of the receivables rather than a sale. The New York Superintendent of Financial Services, a creditor, a bankruptcy trustee or another interested party could still attempt to assert that the transfer of Barclays’ interest in the mortgage loan was not a sale. If such party’s challenge is successful, payments on the certificates would be reduced or delayed. Even if the challenge is not successful, payments on the certificates could be delayed while a court resolves the claim.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one not prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure

If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan became imminent. Generally, any (i) net income from such operation (other than qualifying “rents from real property”) (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates and any related companion loan holder(s), as a collective whole, could reasonably be expected to be greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status

If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the United States Internal Revenue Code of 1986, as amended, during any taxable year, the United States Internal Revenue Code of 1986, as amended, provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the relevant entity would likely be treated as an association taxable as a corporation under the United States Internal Revenue Code of 1986, as amended. If designated portions of the issuing entity are so treated, the offered certificates may be treated as stock interests in an association and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount

One or more classes of offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, an investor may be required to treat such uncollectible amount as a capital loss under Section 166 of the United States Internal Revenue Code of 1986, as amended.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of sixty-three (63) fixed-rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $750,506,780 (the “Initial Pool Balance”). The “Cut-off Date” means the respective due dates for such Mortgage Loans in December 2016 (or, in the case of any Mortgage Loan that has its first due date in January 2017, the date that would have been its due date in December 2016 under the terms of such Mortgage Loan if a monthly debt service payment were scheduled to be due in that month).

Ten (10) of the Mortgage Loans, representing approximately 41.4% of the Initial Pool Balance, are each part of a larger whole loan, each of which is comprised of the related Mortgage Loan and one or more loans that are pari passu in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as “Pari Passu Companion Loans”) and/or are subordinate in right of payment to the related Mortgage Loan (collectively referred to in this prospectus as a “Subordinate Companion Loan”). The Pari Passu Companion Loans and the Subordinate Companion Loans are collectively referred to as the “Companion Loans” in this prospectus, and each Mortgage Loan and the related Companion Loans are collectively referred to as a “Whole Loan”. Each Companion Loan is secured by the same mortgage and the same single assignment of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the related Mortgage Loans and Companion Loans.

The Mortgage Loans were selected for this transaction from mortgage loans specifically originated for securitizations of this type by the mortgage loan sellers and their respective affiliates, or originated by others and acquired by the mortgage loan sellers specifically for a securitization of this type, in either case, taking into account, among other factors, rating agency criteria and anticipated feedback from investors in the most subordinate certificates, property type and geographic location.

The Mortgage Loans were originated, co-originated or acquired by the mortgage loan sellers set forth in the following chart and such entities will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Mortgage Loan Seller	Number of Mortgage Loans	Number of Mortgaged Properties	Aggregate Cut-Off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
Barclays Bank PLC(1)	19	35	$308,717,607	41.1%
Ladder Capital Finance LLC(2)	9	62	146,775,571	19.6
Wells Fargo Bank, National Association	10	13	116,020,374	15.5
Silverpeak Real Estate Finance LLC	9	14	93,942,500	12.5
Rialto Mortgage Finance, LLC	8	9	51,987,107	6.9
C-III Commercial Mortgage LLC(3)	8	8	33,063,621	4.4
Total	63	141	$750,506,780	100.0%

(1)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the Initial Balance, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC, JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A.. The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Balance, for which Barclays Bank PLC is the mortgage loan seller, was co-originated by Barclays Bank PLC, Societe Generale, Cantor Commercial Real Estate Lending, L.P. and Bank of America, N.A. Such Mortgage Loans were underwritten pursuant to Barclays Bank PLC’s underwriting guidelines.

(2)

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, representing approximately 4.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date, was co-originated by Ladder Capital Finance I LLC and Series TRS of Ladder Capital Finance I LLC and will be transferred to Ladder Capital Finance LLC on or before the closing date for this securitization. Such Mortgage Loan was underwritten pursuant to Ladder Capital Finance LLC’s underwriting guidelines. In addition, the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 2.8% of the Initial Balance, was co-originated by Ladder Capital Finance LLC and Citigroup Global Markets Realty Corp. Such Mortgage Loan was underwritten pursuant to Ladder Capital Finance LLC’s underwriting guidelines.

(3)	The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Tice Mobile Home Court, representing approximately 0.3% of the Initial Balance, for which C-III Commercial Mortgage LLC is the mortgage loan seller, was originated by Union Capital Investments, LLC. In connection with the acquisition thereof by C-III Commercial Mortgage LLC, such Mortgage Loan was re-underwritten pursuant to C-III Commercial Mortgage LLC’s underwriting guidelines.

Each Mortgage Loan is evidenced by one or more promissory notes or similar evidence of indebtedness (each a “Mortgage Note”) and, in each case, is secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial, multifamily or manufactured housing community real properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Mortgaged Properties and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the sponsors, the mortgage loan sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 or Annex A-3 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans (or Whole Loans, if applicable) and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on December 22, 2016 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balances and/or the allocated loan amount allocated to such Mortgaged Properties as of the Cut-off Date.

All information presented in this prospectus with respect to each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), unless otherwise indicated. All information presented in this prospectus with respect to the Mortgage Loans with a related Subordinate Companion Loan is calculated without regard to any such Subordinate Companion Loan, unless otherwise indicated.

In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

Definitions

For purposes of this prospectus, including the information presented in the Annexes, the indicated terms have the following meanings:

“ADR” means, for any hotel property, average daily rate.

“Annual Debt Service” generally means, for any Mortgage Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, provided that:

●	in the case of a Mortgage Loan that provides for interest-only payments through maturity, Annual Debt Service means the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter for such Mortgage Loan; and

●	in the case of a Mortgage Loan that provides for an initial interest-only period and provides for scheduled amortization payments after the expiration of such interest-only period prior to the maturity date or the Anticipated Repayment Date, as applicable, Annual Debt Service means 12 times the monthly payment of principal and interest payable during the amortization period.

Monthly debt service and the debt service coverage ratios are also calculated using the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan following the Cut-off Date, subject to the proviso to the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan including any related Companion Loan(s) (other than any related Subordinate Companion Loan). Annual Debt Service is calculated with regard to the related Mortgage Loan included in the issuing entity only, unless otherwise indicated.

“Appraised Value” means, for any Mortgaged Property, the appraiser’s adjusted value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the related mortgage loan seller as set forth under “Appraised Value” on Annex A-1. The Appraised Value set forth on Annex A-1 is the “as-is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. In certain cases, the appraisals state an “as-stabilized”, “as-complete”, “as-repaired”, “hypothetical”, or “as-renovated” value as well as the “as-is” value for the related Mortgaged Property that assume that certain events will occur with respect to the re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the related mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain of the Mortgage Loans, the LTV Ratio for such Mortgage Loans has been calculated based on the “as-stabilized” Appraised Value of the related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not qualify as real property. With respect to any Mortgage Loan that is a part of a Whole Loan, the Appraised Value is based on the appraised value of the related Mortgaged Property that secures the entire Whole Loan.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of any ARD Loan, at the related Anticipated Repayment Date) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“Cash Flow Analysis” is, with respect to one or more of the Mortgaged Properties securing a Mortgage Loan among the 15 largest Mortgage Loans or groups of cross-collateralized Mortgage Loans, a summary presentation of certain adjusted historical financial information provided by the related borrower, and a calculation of the Underwritten Net Cash Flow expressed as (a) “Effective Gross Income” minus (b) “Total Operating Expenses” and underwritten replacement reserves and (if applicable) tenant improvements and leasing commissions. For this purpose:

●	“Effective Gross Income” means, with respect to any Mortgaged Property, the revenue derived from the use and operation of that property, less allowances for vacancies, concessions and credit losses. The “revenue” component of such calculation was generally determined on the basis of the information described with respect to the “revenue” component described under “Underwritten Net Cash Flow” below. In general, any non-recurring revenue items and non-property related revenue are eliminated from the calculation of Effective Gross Income.

●	“Total Operating Expenses” means, with respect to any Mortgaged Property, all operating expenses associated with that property, including, but not limited to, utilities, administrative expenses, repairs and maintenance, management fees, advertising costs, insurance premiums, real estate taxes and (if applicable) ground rent. Such expenses were generally determined on the basis of the same information as the “expense” component described under “Underwritten Net Cash Flow” below.

To the extent available, selected historical income, expenses and net income associated with the operation of the related Mortgaged Property securing each Mortgage Loan appear in each cash flow summary contained in Annex A-3 to this prospectus. Such information is one of the sources (but not the only source) of information on which calculations of Underwritten Net Cash Flow are based. The historical information presented is derived from audited and/or unaudited financial statements provided by the borrowers. The historical information in the cash flow summaries reflects adjustments made by the mortgage loan seller to exclude certain items contained in the related financial statements that were not considered in calculating Underwritten Net Cash Flow and is presented in a different format from the financial statements to show a comparison to the Underwritten Net Cash Flow. In general, solely for purposes of the presentation of historical financial information, the amount set forth under the caption “gross income” consists of the “total revenues” set forth in the applicable financial statements (including (as and to the extent stated) rental revenues, tenant reimbursements and recovery income (and, in the case of hospitality properties and certain other property types, parking income, telephone income, food and beverage income, laundry income and other income), with adjustments to exclude amounts recognized on the financial statements under a straight-line method of recognizing rental income (including increases in minimum rents and rent abatements) from operating leases over their lives and items indicated as extraordinary or one-time revenue collections or considered nonrecurring in property operations. The amount set forth under the caption “expenses” in the historical financial information consists of the total expenses set forth in the applicable financial statements, with adjustments to exclude allocated parent company expenses, restructuring charges and charges associated with employee severance and termination benefits, interest expenses paid to company affiliates or unrelated third parties, charges for depreciation and amortization and items indicated as extraordinary or one-time losses or considered nonrecurring in property operations.

The selected historical information presented in the cash flow summaries is derived from audited and/or unaudited financial statements furnished by the respective borrowers which have not been verified by the depositor, any underwriters, the mortgage loan sellers or any other person. Audits or other verification of such financial statements could result in changes thereto, which could in turn result in the historical net income presented herein being overstated or understated.

“Cut-off Date Balance” of any Mortgage Loan, will be the unpaid principal balance of that Mortgage Loan, as of the Cut-off Date for such Mortgage Loan, after application of all payments due on or before that date, whether or not received.

An “LTV Ratio” for any Mortgage Loan, as of any date of determination, is a fraction, expressed as a percentage, the numerator of which is the scheduled principal balance of the Mortgage Loan as of that date (assuming no defaults or prepayments on the Mortgage Loan prior to that date), and the denominator of which is the “as-is” Appraised Value (including “as-is” Appraised Values that reflect a portfolio premium) as determined by an appraisal of the Mortgaged Property obtained at or about the time of the origination of the related Mortgage Loan (or, in the case of the Mortgage Loan as shown in the table below, “as-stabilized” value).

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Maturity Date LTV Ratio (Other Than “As- Is”)	Appraised Value (Other Than “As-Is”)	Cut-off Date LTV Ratio (“As-Is”)	Maturity Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Parkway Plaza-NC(1)	1.9%	57.5%	51.8%	$25,200,000	59.9%	53.9%	$24,210,000

(1)	Reflects an appraisal on an “as-stabilized” basis, subject to an anticipated stabilization date of 10/1/2017.

The LTV Ratio as of the related maturity date or, if applicable, the Anticipated Repayment Date, set forth in Annex A-2 was calculated based on the principal balance of the related Mortgage Loan on the related maturity date or Anticipated Repayment Date, as the case may be, assuming all principal payments required to be made on or prior to the related maturity date or, if applicable, the Anticipated Repayment Date (in either case, not including the Maturity Date Balloon or ARD Payment) are made. In addition, because it is based on the value of a Mortgaged Property determined as of loan origination, the information set forth in this prospectus in Annex A-1 and in Annex A-2 is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property could have decreased from the appraised value determined at origination and the current actual LTV Ratio of a Mortgage Loan and the LTV Ratio at maturity or anticipated repayment date may be higher than its LTV Ratio at origination even after taking into account amortization since origination. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, LTV Ratios were calculated with respect to such Mortgage Loan including any related Companion Loan(s) (except that, in the case of a Mortgage Loan with a Subordinate Companion Loan, LTV Ratios were calculated without regard to any related Subordinate Companion Loan). In the case of a Mortgage Loan that is cross-collateralized with one or more other Mortgage Loans, unless otherwise indicated, LTV Ratios were calculated with respect to the cross-collateralized group in the aggregate.

The characteristics described above and in Annex A-2, along with certain additional characteristics of the Mortgage Loans presented on a loan-by-loan basis, are set forth in Annex A-1.

“Cut-off Date Loan-to-Value Ratio” or “Cut-off Date LTV Ratio” generally means the ratio, expressed as a percentage, of the Cut-off Date Balance of a Mortgage Loan to the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value” in this prospectus. See also the footnotes to Annex A-1 in this prospectus. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of property value or the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the current actual Cut-off Date loan-to-value ratio of a Mortgage Loan may be higher than the Cut-off Date LTV Ratio that we present in this prospectus, even after taking into account any amortization since origination. No representation is made that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale of that property. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of a Mortgage Loan that is part of a Whole Loan, the related Cut-off Date LTV Ratio was calculated based on the aggregate principal balance of the Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loans) as of the Cut-off Date. Unless clearly indicated otherwise, the Cut-off Date Loan-to-Value Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Cut-off Date Balance of all those Mortgage Loans and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps substantially higher) Cut-off Date LTV Ratio than is shown on Annex A-1 to this prospectus.

“Debt Service Coverage Ratio”, “DSCR”, “Underwritten Net Cash Flow Debt Service Coverage Ratio”, “Underwritten Debt Service Coverage Ratio”, “U/W NCF DSCR” or “U/W DSCR” generally means the ratio of the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties to the Annual Debt Service as shown on Annex A-1 to this prospectus.

Underwritten Net Cash Flow Debt Service Coverage Ratios for all partial interest-only loans, if any, were calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan, and the Underwritten Net Cash Flow Debt Service Coverage Ratio for all interest-only loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

In the case of a Mortgage Loan that is part of a Whole Loan, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s) (but excluding any related Subordinate Companion Loan).

The Underwritten Net Cash Flow Debt Service Coverage Ratio for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Cash Flow generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten Net Cash Flow Debt Service Coverage Ratio than is shown on Annex A-1 to this prospectus.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property or expected to be generated by a property based upon executed leases that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above-market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. See the definition of “Underwritten Net Cash Flow” below.

The Underwritten Debt Service Coverage Ratios presented in this prospectus appear for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property or Mortgaged Properties to generate sufficient cash flow to repay the related Mortgage Loan. No representation is made that the Underwritten Debt Service Coverage Ratios presented in this prospectus accurately reflect that ability.

“GLA” means gross leasable area.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding) generally on a daily basis.

“Loan Per Unit” means the principal balance per unit of measure (as applicable) as of the Cut-off Date. With respect to any Mortgage Loan that is part of a Whole Loan, the Loan Per Unit is calculated with regard to both the related Pari Passu Companion Loan(s) and the related Mortgage Loan, but without regard to any related Subordinate Companion Loan, unless otherwise indicated. With respect to any Mortgage Loan contained in any group of cross-collateralized Mortgage Loans, the Loan Per Unit is calculated on the basis of the aggregate principal balances of all Mortgage Loans comprising such group.

“LTV Ratio at Maturity or ARD”, “LTV Ratio at Maturity or Anticipated Repayment Date” and “Balloon or ARD LTV Ratio” generally means the ratio, expressed as a percentage, of (a) the principal balance of a balloon Mortgage Loan scheduled to be outstanding on the stated maturity date (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date), assuming (among other things) no prepayments or defaults, to (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties determined as described under “—Appraised Value”. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the principal balance referenced in clause (a) of the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date. Because the Appraised Values of the Mortgaged Properties were determined prior to origination, the information set forth in this prospectus, including the Annexes hereto, is not necessarily a reliable measure of the related borrower’s current equity in each Mortgaged Property. In a declining real estate market, the appraised value of a Mortgaged Property may have decreased from the appraised value determined at origination and the actual loan-to-value ratio at maturity of a Mortgage Loan may be higher than the LTV Ratio at Maturity or ARD that we present in this prospectus. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus. In the case of each Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such loan-to-value ratio was calculated based on the aggregate principal balance that will be due at maturity (or, in the case of an ARD Loan, scheduled to be outstanding on the Anticipated Repayment Date)with respect to such Pari Passu Mortgage Loan and the related Pari Passu Companion Loan(s), but without regard to any related Subordinate Companion Loan. Unless clearly indicated otherwise, the LTV Ratio at Maturity or ARD for each of the Mortgage Loans that is part of any group of cross-collateralized Mortgage Loans is calculated on the basis of the aggregate principal balance of all those Mortgage Loans scheduled to be outstanding on the stated maturity date, assuming (among other things) no prepayments or defaults, and the aggregate Appraised Value of all the related Mortgaged Properties securing the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a higher (and perhaps, substantially higher) LTV Ratio at Maturity or ARD than is shown on Annex A-1 to this prospectus.

“Maturity Date Balloon or ARD Payment” or “Balloon or ARD Payment” means, for any balloon Mortgage Loan or ARD Loan, the payment of principal due upon its stated maturity date or Anticipated Repayment Date. Each Mortgage Loan requires that a regular monthly debt service payment be made on the stated maturity date or Anticipated Repayment Date, as applicable, and accordingly the payment of principal referenced in the immediately preceding sentence will be net of the principal portion, if any, of the monthly debt service payment due on such date.

“Net Operating Income” generally means, for any given period (ending on the “NOI Date”), the total operating revenues derived from a Mortgaged Property during that period, minus the total operating expenses incurred in respect of that Mortgaged Property during that period other than:

●	non-cash items such as depreciation and amortization,

●	capital expenditures, and

●	debt service on the related Mortgage Loan or on any other loans that are secured by that Mortgaged Property.

“NRA” means net rentable area.

“Occupancy Rate” means (i) in the case of multifamily rental properties and manufactured housing community properties, the percentage of rental units, pads or beds, as applicable, that are rented (generally without regard to the length of the lease or rental period) as of the date of determination; (ii) in the case of office, retail and industrial/warehouse properties, the percentage of the net rentable square footage rented as of the date of determination (subject to, in the case of certain Mortgage Loans, one or more of the additional lease-up assumptions); (iii) in the case of hospitality properties, the percentage of available rooms occupied for the trailing 12-month period ending on the date of determination; and (iv) in the case of self storage facilities, either the percentage of the net rentable square footage rented or the percentage of units rented as of the date of determination, depending on borrower reporting. In the case of some of the Mortgage Loans, the calculation of Occupancy Rate for one or more related properties was based on assumptions regarding occupancy, such as: the assumption that a particular tenant at the subject Mortgaged Property that has executed a lease (or, in some cases, a letter of intent to execute a lease), but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within 12 months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the subject Mortgaged Property; and certain additional lease-up assumptions as may be described in the footnotes to Annex A-1 to this prospectus. For information regarding the determination of the occupancy rates with respect to the 15 largest Mortgage Loans and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3.

“Occupancy As Of Date” means the date of determination of the Occupancy Rate of a Mortgaged Property.

“Prepayment Provisions” denotes a general summary of the provisions of a Mortgage Loan that restrict the ability of the related borrower to voluntarily prepay the Mortgage Loan. In each case, some exceptions may apply that are not described in the general summary, such as provisions that permit a voluntary partial prepayment in connection with the release of a portion of a Mortgaged Property, or require the application of tenant holdback reserves or performance escrows following failure to satisfy release conditions to a partial prepayment, in each case notwithstanding any lockout period or yield maintenance charge that may otherwise apply. In describing Prepayment Provisions, we use the following symbols with the indicated meanings:

●	“D(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited, but the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property.

●	“L(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which voluntary prepayments of principal are prohibited and defeasance is not permitted.

●	“O(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted without the payment of any Prepayment Premium or Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge and the lender is not entitled to require a defeasance in lieu of prepayment.

●	“D or @%(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Prepayment Premium (equal to @% of the prepaid amount).

●	“D or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of a Yield Maintenance Charge.

●	“D or GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value #) during which the related borrower is permitted to defease that Mortgage Loan in order to obtain a release of the related Mortgaged Property and during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount).

●	“GRTR of @% or YM(#)” means, with respect to any Mortgage Loan, a specified number of monthly payment periods (which number is denoted by a numeric value

#) during which prepayments of principal are permitted with the payment of the greater of a Yield Maintenance Charge and a Prepayment Premium (equal to @% of the prepaid amount) and the lender is not entitled to require a defeasance in lieu of prepayment.

“Remaining Term to Maturity or ARD” means, with respect to any Mortgage Loan, the number of months from the Cut-off Date to the related stated maturity date or Anticipated Repayment Date.

“RevPAR” means, with respect to any hotel property, revenue per available room.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office or industrial/warehouse facility, any combination of the foregoing or any other single-purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of an ARD Loan, the related Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loans are ARD Loans.

“Underwritten Expenses” or “U/W Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) estimated fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related Mortgage Loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each Mortgage Loan seller as described under the definition of “Underwritten Net Operating Income” below.

“Underwritten Net Cash Flow”, “Underwritten NCF” or “U/W NCF” means an amount based on assumptions relating to cash flow available for debt service. In general, it is the Underwritten Net Operating Income less all reserves for capital expenditures, including tenant improvement costs and leasing commissions. Underwritten Net Cash Flow generally does not reflect interest expenses, non-cash items such as depreciation and amortization and other non-reoccurring expenses.

In determining the “revenue” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on a rent roll and/or other known, signed tenant leases, executed extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied by the related borrower and, where the actual vacancy shown thereon and, if available, the market vacancy was less than 5%, assumed a minimum 5% vacancy in determining revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), except that in the case of certain non-multifamily and non-manufactured housing community properties, space occupied by such anchor or single tenants or other large creditworthy tenants may have been disregarded (or a rate of less than 5% has been assumed) in performing the vacancy adjustment due to the length of the related leases or creditworthiness of such tenants. Furthermore, Ladder Capital Finance LLC may apply a minimum vacancy that is less than 5% if rents at the subject Mortgaged Property are below market or if it otherwise determines that circumstances so warrant. Where the actual or market vacancy was greater than 5%, the mortgage loan seller determined revenue from rents (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income) by generally relying on a rent roll and/or other known, signed leases, executed lease extension options, property financial statements, estimates in the related appraisal, or other indications of anticipated income (generally supported by market considerations, cash reserves or letters of credit) supplied and generally (but not in all cases) the greatest of (a) actual current vacancy at the related Mortgaged Property or a vacancy otherwise based on performance of the related Mortgaged Property (e.g., an economic vacancy based on actual collections for a specified trailing period), (b) if available, current vacancy according to third-party-provided market information or at comparable properties in the same or similar market as the related Mortgaged Property, subject to adjustment to address special considerations (such as where market vacancy may have been ignored with respect to space covered by long-term leases or because it was deemed inapplicable by reason of, among other things, below market rents at or unique characteristics of the subject Mortgaged Property) and/or to reflect the appraiser’s conclusion of a supportable or stabilized occupancy rate, and (c) subject to the discussion above, 5%. In some cases involving a multi-property Mortgage Loan, the foregoing vacancy assumptions may be applied to the portfolio of the related Mortgaged Properties in the entirety, but may not apply to each related Mortgaged Property. In addition, for some Mortgaged Properties, the actual vacancy may reflect the average vacancy over the course of a year (or trailing 12-month period). In determining revenue for multifamily, manufactured housing community and self storage properties, the mortgage loan sellers generally reviewed rental revenue shown on the rolling one-to-twelve month (or some combination thereof) operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or operating statements with respect to the prior one-to-twelve-month periods. In the case of hospitality properties, gross receipts were generally determined based upon the average occupancy not to exceed 80% and daily rates based on third-party-provided market information or average daily rates achieved during the prior one-to-three year annual reporting period. However, Ladder Capital Finance LLC does not apply any such constraints on the underwritten average occupancy for a hospitality property but will take into account the unique circumstances of such property when determining the underwritten average occupancy.

In determining the “expense” component of Underwritten Net Cash Flow for each Mortgaged Property, the related mortgage loan seller generally relied on, to the extent available, historical operating statements, full-year or year-to-date financial statements, rolling 12-month operating statements, year-to-date financial statements and/or budgets supplied by the related borrower, as well as estimates in the related appraisal, except that: (i) if tax or insurance expense information more current than that reflected in the financial statements was available and verified, the newer information was generally used; (ii) property management fees were generally assumed to be 1% to 6% (depending on the property type) of effective gross revenue (or, in the case of a hospitality property, gross receipts); (iii) in general, depending on the property type, assumptions were made with respect to the average amount of reserves for leasing commissions, tenant improvement expenses and capital expenditures; (iv) expenses were assumed to include annual replacement reserves; and (v) recent changes in circumstances at the Mortgaged Properties were taken into account (for example, physical changes that would be expected to reduce utilities costs). Annual replacement reserves were generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or minimum requirements by property type designated by the mortgage loan seller, and are: (a) in the case of retail, office, self storage and industrial/warehouse properties, generally not more than $0.40 per square foot of net rentable commercial area (and may be zero); (b) in the case of multifamily rental apartments, generally not more than approximately $400 per residential unit per year, depending on the condition of the property (and may be zero); (c) in the case of manufactured housing community properties, generally not more than approximately $80 per pad per year, depending on the condition of the property (and may be zero); and (d) in the case of hospitality properties, generally 4% to 5%, inclusive, of gross revenues (and may be zero). In addition, in some cases, the mortgage loan seller recharacterized as capital expenditures items that are reported by borrowers as operating expenses (thus increasing the “net cash flow”).

Historical operating results may not be available for Mortgaged Properties with newly constructed improvements, Mortgaged Properties with triple-net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties. In such cases, items of revenue and expense used in calculating Underwritten Net Cash Flow were generally derived from rent rolls, estimates set forth in the related appraisal, leases with tenants, other third-party-provided market information or from other borrower-supplied information. We cannot assure you with respect to the accuracy of the information provided by any borrowers, or the adequacy of the procedures used by the related mortgage loan seller in determining the presented operating information.

For purposes of calculating Underwritten Net Cash Flow for Mortgage Loans where leases have been executed by one or more affiliates of the borrower, the rents under some of such leases, if applicable, have been adjusted downward to reflect market rents for similar properties if the rent actually paid under the lease was significantly higher than the market rent for similar properties.

The amounts described as revenue and expense above are often highly subjective values. In the case of some of the Mortgage Loans, the calculation of Underwritten Net Cash Flow for the related Mortgaged Properties was based on assumptions regarding projected rental income, expenses and/or occupancy, including, without limitation, one or more of the following: (i) the assumption that a particular tenant at a Mortgaged Property that has executed a lease or letter of intent, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy and commence paying rent on a future date generally expected to occur within 12 months of the Cut-off Date; (ii) the assumption that certain rental income that is to be payable commencing on a future date under a signed lease, but where the subject tenant is in an initial rent abatement or free rent period, will be paid commencing on such future date; (iii) assumptions regarding the probability of renewal or extension of particular leases and/or the re-leasing of certain space at a Mortgaged Property and the anticipated effect on capital and re-leasing expenditures; (iv) assumptions regarding the costs and expenses, including leasing commissions and tenant improvements, associated with leasing vacant space or releasing occupied space at a future date; and (v) assumptions regarding future increases or decreases in expenses, or whether certain expenses are capital expenses or should be treated as expenses which are not recurring. In addition, in the case of some commercial properties, the underwritten revenues were adjusted upward to account for a portion or average of the additional rents provided for under any rent step-ups scheduled to occur over the terms of the executed leases. We cannot assure you that the assumptions made with respect to any Mortgage Loan will, in fact, be consistent with actual property performance. Actual annual net cash flow for a Mortgaged Property may be less than the Underwritten Net Cash Flow presented with respect to that property in this prospectus. In addition, the underwriting analysis of any particular Mortgage Loan as described herein by a particular Mortgage Loan seller may not conform to an analysis of the same property by other persons or entities.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus. See also Annex A-1 and the footnotes thereto.

“Underwritten NCF Debt Yield” or “U/W NCF Debt Yield” generally means, with respect to any Mortgage Loan, the related Underwritten NCF divided by the Cut-off Date Balance of that Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). Unless clearly indicated otherwise, the Underwritten NCF Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NCF of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NCF Debt Yield than is shown on Annex A-1 to this prospectus.

No Mortgage Loan included in the Trust has an Underwritten NCF Debt Yield calculated based on the related Cut-off Date Balance less a related earnout or holdback reserve.

“Underwritten Net Operating Income”, “Underwritten NOI” or “U/W NOI” means an amount based on assumptions of the cash flow available for debt service before deductions for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. In general, Underwritten Net Operating Income is the assumed revenue derived from the use and operation of a Mortgaged Property, consisting primarily of rental income, less the sum of (a) assumed operating expenses (such as utilities, administrative expenses, repairs and maintenance, management fees and advertising) and (b) fixed expenses, such as insurance, real estate taxes and, if applicable, ground lease payments. Underwritten Net Operating Income is generally estimated in the same manner as Underwritten Net Cash Flow, except that no deduction is made for capital expenditures, including replacement reserves, tenant improvement costs and leasing commissions. See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions” in this prospectus.

“Underwritten Net Operating Income Debt Service Coverage Ratio” or “U/W NOI DSCR” for any Mortgage Loan for any period, as presented in this prospectus, including the tables presented on Annex A-1 and Annex A-2, is the ratio of Underwritten NOI calculated for the related Mortgaged Property to the amount of total Annual Debt Service on such Mortgage Loan except that the Underwritten Net Operating Income Debt Service Coverage Ratio for all partial interest-only loans, if any, was calculated based on the first principal and interest payment required to be made to the issuing entity during the term of the Mortgage Loan. However, in the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt service coverage ratio was calculated based on the aggregate Annual Debt Service of the related Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). The Underwritten Net Operating Income Debt Service Coverage Ratio for each Mortgage Loan that is part of any group of cross-collateralized

Mortgage Loans is calculated on the basis of the aggregate Underwritten Net Operating Income generated by all the Mortgaged Properties securing the group and the aggregate Annual Debt Service payable under all of those Mortgage Loans (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). The Underwritten Net Operating Income Debt Service Coverage Ratios for all interest-only Mortgage Loans were calculated based on the sum of the first 12 interest payments following the Cut-off Date.

“Underwritten NOI Debt Yield” or “U/W NOI Debt Yield” means, with respect to any Mortgage Loan, the related Underwritten NOI divided by the Cut-off Date Balance of that Mortgage Loan. In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, such debt yield was calculated based on the aggregate principal balance of such Mortgage Loan and the related Pari Passu Companion Loan(s) as of the Cut-off Date (and, for the avoidance of doubt, without regard to any related Subordinate Companion Loan). Unless clearly indicated otherwise and as set forth below, the Underwritten NOI Debt Yield for each Mortgage Loan that is part of any group of cross-collateralized Mortgage Loans is equal to the Underwritten NOI of all the Mortgaged Properties securing the group divided by the aggregate Cut-off Date Balance of all the Mortgage Loans in the group (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any particular Mortgage Loan that is part of a group of cross-collateralized Mortgage Loans may have a lower (and perhaps substantially lower) Underwritten NOI Debt Yield than is shown on Annex A-1 to this prospectus.

“Underwritten Revenues” or “U/W Revenues” with respect to any Mortgage Loan means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hotel property, room rent, food and beverage revenues and other hotel property income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” above.

“Units”, “Rooms”, “Pads” or “Beds” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hotel property, the number of guest rooms, (c) in the case of a Mortgaged Property operated as a manufactured housing community property, the number of pads for manufactured homes, or (d) in the case of certain Mortgaged Properties operated as multifamily housing properties, the number of beds.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

You should review the footnotes to Annex A-1 in this prospectus for information regarding certain other loan-specific adjustments regarding the calculation of debt service coverage ratio information, loan-to-value ratio information, debt yield information and/or loan per net rentable square foot or unit with respect to certain of the Mortgage Loans.

Except as otherwise specifically stated, the Cut-off Date LTV Ratio, Underwritten Debt Service Coverage Ratio, LTV Ratio at Maturity or ARD, Underwritten NCF Debt Yield, Underwritten NOI Debt Yield and loan per net rentable square foot or unit statistics with respect to each Mortgage Loan are calculated and presented without regard to any indebtedness other than the Mortgage Loan, whether or not secured by the related

Mortgaged Property, ownership interests in the related borrower or otherwise, that currently exists or that may be incurred by the related borrower or its owners in the future.

References to “weighted averages” of the Mortgage Loans in the Mortgage Pool or any particular sub-group of the mortgage loans are references to averages weighted on the basis of the Cut-off Date Balances of the subject Mortgage Loans.

If we present a debt rating for some tenants and not others in the tables, you should assume that the other tenants are not rated and/or have below-investment grade ratings. If a tenant has a rated parent or affiliate, we present the rating of that parent or affiliate, notwithstanding that the parent or affiliate may itself have no obligations under the lease. Presentation of a rating opposite a tenant should not be construed as a statement that the relevant tenant will perform or be able to perform its obligations.

The sum in any column of any of the tables in Annex A-2 to this prospectus may not equal the indicated total due to rounding.

Historical information presented in this prospectus, including information in Annexes A-1 and A-3 to this prospectus, is derived from audited and/or unaudited financial statements provided by the borrowers. In each case, the historical information is taken from the same source with respect to a Mortgage Loan and subject to the same adjustments and considerations as described above with respect to the 15 largest Mortgage Loans under the definition of “Cash Flow Analysis”.

Mortgage Pool Characteristics

Overview

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$750,506,780
Number of Mortgage Loans	63
Number of Mortgaged Properties	141
Number of crossed loans	2
Crossed loans as a percentage	3.6%
Range of Cut-off Date Balances	$1,450,000 to $52,500,000
Average Cut-off Date Balance	$11,912,806
Range of Mortgage Rates	2.988% to 5.670%
Weighted average Mortgage Rate	4.514%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	110 months
Range of remaining terms to maturity(2)	57 months to 120 months
Weighted average remaining term to maturity(2)	109 months
Range of original amortization terms(3)	240 months to 360 months
Weighted average original amortization term(3)	348 months
Range of remaining amortization terms(3)	239 months to 360 months
Weighted average remaining amortization term(3)	348 months
Range of Cut-off Date LTV Ratios(4)(5)	31.2% to 75.0%
Weighted average Cut-off Date LTV Ratio(4)(5)	62.3%
Range of LTV Ratios as of the maturity date(2)(4)(5)	31.2% to 72.0%
Weighted average LTV Ratio as of the maturity date(2)(4)(5))	54.2%
Range of U/W NCF DSCRs(5)(6)	1.30x to 4.47x
Weighted average U/W NCF DSCR(5)(6)	2.04x
Range of U/W NOI Debt Yields(5)	8.2% to 21.2%
Weighted average U/W NOI Debt Yield(5)	11.7%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon	44.4%
Interest-only, Amortizing Balloon	30.0%
Interest-only, Balloon	17.0%
Interest-only, ARD	8.6%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to two (2) Mortgage Loans with an Anticipated Repayment Date, secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Quantum Park and One Conway Park, representing approximately 8.6% of the Initial Pool Balance, calculated as of the related Anticipated Repayment Date.

(3)	Excludes six (6) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Quantum Park, Potomac Mills, 1140 Avenue of the Americas, One Conway Park and Castle Park Center, representing approximately 25.6% of the Initial Pool Balance by allocated loan amount, that are interest-only for the entire term or until the Anticipated Repayment Date, as applicable.

(4)	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Parkway Plaza – NC, securing approximately 1.9% of the Initial Pool Balance, the LTV Ratio was calculated based upon a hypothetical valuation other than an “as-is” value. The remaining mortgage loans were calculated using “as-is” values as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” in this prospectus. For further information, see Annex A-1 to this prospectus. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” and “Description of the Mortgage Pool—Appraised Value” in this prospectus.

(5)	In the case of ten (10) Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Quantum Park, Walmart Shadow Anchored Portfolio, Potomac Mills, 1140 Avenue of the Americas, Fremaux Town Center, Midwest Industrial Portfolio, 80 Park Plaza, Redwood MHC Portfolio and DoubleTree by Hilton Tempe, representing approximately 41.4% of the Initial Pool Balance, each of which has one or more pari passu companion loans and/or subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yields have been calculated including the related pari passu companion loan(s) but excluding any related subordinate companion loan. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Hilton Hawaiian Village, representing approximately 7.0% of the Initial Pool Balance, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated to include the related subordinate companion loans are 57.2% and 2.44x, respectively. With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, the related loan-to-value ratio as of the cut-off date and underwritten net cash flow debt service coverage ratio calculated to include the related subordinate companion loans are 54.4% and 2.65x, respectively. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus. On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(6)	Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the Cut-off Date; provided that (i) in the case of a Mortgage Loan that provides for interest-only payments through maturity or its Anticipated Repayment Date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the Cut-off Date and the 11 due dates thereafter for such Mortgage Loan and (ii) in the case of a Mortgage Loan that provides for an initial interest-only period that ends prior to maturity or its Anticipated Repayment Date, as applicable, and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable for the 12 payment periods immediately following the expiration of the interest-only period.

The issuing entity will include nine (9) Mortgage Loans, representing approximately 21.5% of the Initial Pool Balance, that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The table below shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Retail	52	$221,080,218	29.5%
Anchored	7	112,546,196	15.0
Shadow Anchored	35	42,282,707	5.6
Super Regional Mall	1	36,375,000	4.8
Unanchored	6	19,672,556	2.6
Single Tenant	3	10,203,759	1.4
Multifamily	27	145,811,499	19.4
Garden	21	121,736,219	16.2
Student Housing	5	15,187,500	2.0
Mid Rise	1	8,887,780	1.2
Hospitality	10	144,839,192	19.3
Limited Service	7	72,589,192	9.7
Full Service	2	63,500,000	8.5
Extended Stay	1	8,750,000	1.2
Office	6	140,255,000	18.7
Suburban	4	89,255,000	11.9
CBD	2	51,000,000	6.8
Manufactured Housing Community	25	41,541,308	5.5
Manufactured Housing Community	22	36,524,243	4.9
Recreational Vehicle Community	3	5,017,066	0.7
Industrial	15	34,584,562	4.6
Warehouse	15	34,584,562	4.6
Self Storage	5	18,895,000	2.5
Self Storage	5	18,895,000	2.5
Mixed Use	1	3,500,000	0.5
Retail/Office	1	3,500,000	0.5
Total	141	$750,506,780	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1.

Retail Properties

In the case of the retail properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio, representing approximately 5.3% of the Initial Pool Balance, the related portfolio is comprised of 34 retail properties that are shadow anchored by Walmart Supercenters. Approximately 86 tenants, accounting for 51.6% of the portfolio’s net rentable square footage and 42.7% of the portfolio’s total rent, have co-tenancy clauses that are tied to their closest respective Walmart store. Moreover, other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool may have Wal-Mart Stores, Inc. (“Walmart”) as a tenant or a shadow anchor. In January 2016, Walmart announced that it would close 269 stores worldwide, including 154 locations in the United States. We cannot assure you that Walmart will remain open for business or that the closing of any Walmart store will not impact the Walmart Shadow Anchored Portfolio Mortgaged Properties or other Mortgaged Properties securing Mortgage Loans in the Mortgage Pool.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fremaux Town Center, representing approximately 3.3% of the Initial Pool Balance, the Mortgaged Property is situated in an area that sustained significant damage from Hurricane Katrina in 2005. The loan documents require the borrower to maintain flood insurance in the maximum limit available under the National Flood Insurance Program (NFIP) together with such other coverage the lender may reasonably request for such hazards as are commonly insured against for similar properties in the area. In-place coverage includes NFIP coverage, together with excess flood insurance aggregating $250 million that is provided by a blanket policy. See “Risk Factors—Risks Related to the Mortgage Loan—Insurance May Not Be Available or Adequate”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks”, and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Multifamily Properties

In the case of the multifamily and similar mixed use properties set forth in the above chart, we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Uconn Apartment Portfolio, representing approximately 2.0% of the Initial Pool Balance, each related Mortgaged Property is 20% or more occupied by student tenants.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Studio Village and Hollywood Pointe – Yucca, representing approximately 2.4% of the Initial Pool Balance, each related Mortgaged Property is subject to the Earthquake Retrofit Ordinance from the City of Los Angeles (the “Ordinance”) and is required to retrofit the improvements on such Mortgaged Property at a cost estimate of approximately $150,000 and $50,000, respectively. Each Mortgage Loan will become full recourse to the related sponsor in the event the related borrower fails to comply with the Ordinance. With respect to each such Mortgage Loan, the related sponsor is required to maintain a net worth of at least 300% of the allocated loan amount and a liquidity of 100% of the allocated loan amount until such time as the retrofit is completed. The Ordinance allows owners to pass half of the retrofit costs to tenants through rent increases over a 10-year period, with a maximum increase of $38 per month.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”. See also representation and warranty no. 8 in Annex D-1 and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Hospitality Properties

In the case of the hospitality properties set forth in the above chart, we note the following:

●	All such hospitality properties are flagged hotel properties that are affiliated with a franchise or hotel management company through a franchise or management agreement.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the Initial Pool Balance, the ultimate parent of the loan sponsor, Hilton Worldwide Holdings Inc. (“Hilton”), has announced its intention to implement a corporate restructuring into three independent publicly traded companies. As part of the restructuring, Hilton is expected to execute tax-free spin-offs of the loan sponsor (which will hold a portfolio of Hilton’s owned and leased hotels, including the Mortgaged Property) and Hilton Grand Vacations Inc., which will own and operate the timeshare business. The spin-offs will be completed via a pro rata distribution of common stock in these two entities to existing Hilton stockholders. The borrower has executed operating leases with an affiliate at origination of the Mortgage Loan, which will automatically become effective upon completion of the restructuring, and the cash management structure will be bifurcated to account for the operating lease structure. The Mortgage Loan documents permit the corporate restructuring of Hilton on certain terms and conditions set forth in the Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as DoubleTree by Hilton Tempe, representing approximately 1.5% of the Initial Pool Balance, approximately 28.4% of the underwritten revenue is attributed to food and beverage sales.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express—Hauppauge, representing approximately 1.4% of the Initial Pool Balance, the Mortgaged Property was reported to be non-compliant with certain franchisor service and property standards in a July 2016 evaluation, prior to the acquisition of the Mortgaged Property by the related borrower and change of management. Upon acquisition of the Mortgaged Property, the related borrower entered into a new 12-year franchise agreement with the franchisor, pursuant to which PIP improvements are scheduled to be made. See “—Redevelopment, Renovation and Expansion” below.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Towne Place Suites-Goldsboro, representing approximately 1.2% of the Initial Pool Balance, the appraisal identified a nearby, 83-room hotel, which is currently undergoing renovations to be reflagged as a Home2 Suites by Hilton. Such property is estimated to be directly competitive with the Mortgaged Property and is scheduled to reopen in 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Towne Place Suites-Goldsboro, representing approximately 1.2% of the Initial Pool Balance, per the appraisal, Seymour Johnson Air Force Base is a major demand driver in the market and is located approximately 5 miles south of the Mortgaged Property.

The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license agreement, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance by Allocated Loan Amount	Expiration/Termination of Related License/ Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date of the Related Mortgage Loan
Hilton Hawaiian Village(1)	$52,500,000	7.0%	12/31/2043	11/1/2026
Hampton Inn Tropicana	$25,443,445	3.4%	10/31/2031	11/6/2026
DoubleTree by Hilton Tempe(1)	$11,000,000	1.5%	6/30/2033	12/6/2026
Holiday Inn Express- Hauppauge	$10,675,000	1.4%	11/10/2028	12/6/2026
Towne Place Suites-Goldsboro	$8,750,000	1.2%	6/9/2035	12/6/2026
Fairfield Inn - Wyomissing	$8,478,936	1.1%	7/30/2035	11/11/2026
Holiday Inn Express Cheektowaga North East	$7,600,000	1.0%	8/7/2024	12/6/2026
Holiday Inn Express & Suites Charlotte North	$7,000,000	0.9%	4/9/2035	12/6/2026
Hampton Inn Banning Beaumont	$6,750,000	0.9%	4/17/2027	12/6/2026
Holiday Inn Express & Suites Centerville	$6,641,811	0.9%	8/16/2022	11/6/2026

(1)	In February 2016, Hilton Worldwide announced its intention to split its business into three independent, publicly traded companies. As part of the spinoff, the current management agreements will be replaced with new management agreements with the same management companies. Under the new management agreements, the terms will be 70 years (including extensions) for each property from the effective date.

See “Risk Factors—Risks Relating to the Mortgage Loans— Hotel Properties Have Special Risks”, “—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Office Properties

In the case of the office properties set forth above, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Quantum Park, representing approximately 6.9% of the Initial Pool Balance, the sole tenant operates approximately 10.6% of the net rentable square footage at the Mortgaged Property as a data center.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 2.8% of the Initial Pool Balance, 184,761 square feet (out of 960,689 square feet) of the related Mortgaged Property consist of two sub-grade levels that have been customized to meet the specific needs of the largest tenant, PSEG Services Corporation, an electric and gas utility company, and also contain 64 parking spaces. It may be difficult and costly to refit this customized space for new tenants.

See “Risk Factors—Office Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Manufactured Housing Community Properties

In the case of the manufactured housing community properties set forth in the above chart, we note the following:

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Tice Mobile Home Court, securing approximately 0.3% of the Initial Pool Balance, such Mortgaged Property is age restricted to tenants at least 55 years of age. In addition, 40 of the 104 pad sites at such Mortgaged Property are intended for use by recreational vehicles.

●	In the case of certain manufactured housing community properties, over 10% of the pad sites are known to be occupied by “park-owned homes”. For example, with respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Wagon Wheel MHC, securing approximately 0.2% of the Initial Pool Balance, approximately 34 of the 126 Wagon Wheel MHC home sites are occupied by homes owned by an affiliate of the related borrower and rented out like apartments. Although the affiliate-owned homes are not collateral for that Mortgage Loan (and the rent from such homes was not included as part of the underwriting for such Mortgage Loan), there is a master lease with the borrower affiliate that owns the homes in question.

See “Risk Factors—Risks Relating to the Mortgage Loans—Manufactured Housing Community Properties Have Special Risks” and “—Some Mortgaged Properties May Not be Readily Convertible to Alternative Uses” in this prospectus, and “—Specialty Use Concentrations” below.

Industrial Properties

In the case of the industrial properties set forth above, see “Risk Factors—Industrial Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Self Storage Properties

In the case of the self storage properties set forth above, see “Risk Factors—Self Storage Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties

With respect to the mixed use properties set forth in the above chart, we note the following:

●	Each such mixed use Mortgaged Property has one or more retail, multifamily and/or parking components. See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Multifamily Properties Have Special Risks”, as applicable.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mixed Use Properties Have Special Risks” and “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Specialty Use Concentrations

Certain Mortgaged Properties have one of the 5 largest tenants by net rentable area that operates its space as a specialty use that may not allow the space to be readily converted to be suitable for another type of tenant, as set forth in the following table.

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance (by allocated loan amount)
Restaurant(1)	24	9.3%
Gym, fitness center or a health club(2)	11	7.4%
Bank branch(3)	6	6.2%
Theater/entertainment facility(4)	1	4.8%
Medical i.e., medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools(5)	8	2.2%
Student Housing(6)	1	2.0%

(1)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio—Alice Shopping Center, Walmart Shadow Anchored Portfolio—Radcliff Shopping Center, Walmart Shadow Anchored Portfolio – Pineville Shopping Center, Walmart Shadow Anchored Portfolio—Belton Shopping Center, Walmart Shadow Anchored Portfolio – Douglas Shopping Center, Walmart Shadow Anchored Portfolio—Boaz Shopping Center, Walmart Shadow Anchored Portfolio—Zachary Shopping Center, Walmart Shadow Anchored Portfolio—Minden Shopping Center, Walmart Shadow Anchored Portfolio—Pulaski Shopping Center, Walmart Shadow Anchored Portfolio—Tyler Shopping Center, Walmart Shadow Anchored Portfolio—Alexandria Shopping Center, Walmart Shadow Anchored Portfolio—St. John’s Shopping Center, Walmart Shadow Anchored Portfolio—Newcastle Shopping Center, Walmart Shadow Anchored Portfolio—Wauseon Shopping Center, Walmart Shadow Anchored Portfolio—Perry Shopping Center, Parkway Plaza-NC, Victor Valley Town Center I, DAP Portfolio – RiverTown Market, DAP Portfolio – Big Rapids Marketplace, DAP Portfolio – Starbucks/Olga’s, DAP Portfolio – Red Rose Plaza, Palo Verde Square, Mulberry Place and La Mirage Shopping Center. Excludes any hotel properties that may have a restaurant on-site.

(2)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio—Mustang Shopping Center, Walmart Shadow Anchored Portfolio—Yukon Shopping Center, Walmart Shadow Anchored Portfolio—Plainview Shopping Center, Walmart Shadow Anchored Portfolio—West Burlington Shopping Center, Walmart Shadow Anchored Portfolio—Oskaloosa Shopping Center, Walmart Shadow Anchored Portfolio—St. John’s Shopping Center, Walmart Shadow Anchored Portfolio—Newcastle Shopping Center, Fremaux Town Center, The Grove at Plymouth- Mass, Palo Verde Square and Mulberry Place.

(3)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio—Pineville Shopping Center, Walmart Shadow Anchored Portfolio—Yukon Shopping Center, Walmart Shadow Anchored Portfolio—Oskaloosa Shopping Center, 1140 Avenue of the Americas, Castle Park Center and Palo Verde Square.

(4)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills.

(5)	Includes the Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio—Alice Shopping Center, Walmart Shadow Anchored Portfolio—Mustang Shopping Center, Walmart Shadow Anchored Portfolio—Plainview Shopping Center, Walmart Shadow Anchored Portfolio—Bad Axe Shopping Center, Walmart Shadow Anchored Portfolio—Shelbyville Shopping Center, Walmart Shadow Anchored Portfolio—Wauseon Shopping Center, DAP Portfolio-RiverTown Market and Legacy Lakes Plaza.

(6)	Includes the Mortgaged Property identified on Annex A-1 to this prospectus as Uconn Apartment Portfolio.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, the largest tenant, Costco Warehouse, occupying approximately 10.1% of the net rentable square footage at the Mortgaged Property, operates a gas station at the Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses” and “—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses”.

Mortgage Loan Concentrations

Top Fifteen Mortgage Loans and Cross-Collateralized Groups

The following table shows certain information regarding the 15 largest Mortgage Loans and Cross-Collateralized Groups by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per Unit(1)	U/W NCF DSCR(1)(2)		Cut-off Date LTV Ratio(1)(2)	Property Type
Hilton Hawaiian Village	$52,500,000	7.0%	$243,566	4.47	x	31.2%	Hospitality
Quantum Park	$52,000,000	6.9%	$140	3.00	x	66.0%	Office
Walmart Shadow Anchored Portfolio	$39,536,250	5.3%	$101	1.36	x	75.0%	Retail
Potomac Mills	$36,375,000	4.8%	$199	4.39	x	38.0%	Retail
Franklin Square III	$32,210,163	4.3%	$118	1.33	x	74.9%	Retail
1140 Avenue of the Americas	$30,000,000	4.0%	$401	2.16	x	55.0%	Office
The Hamptons(3)	$17,875,423	2.4%	$46,064	1.38	x	65.6%	Multifamily
Park Pointe(3)	$8,887,780	1.2%	$46,064	1.38	x	65.6%	Multifamily
Hampton Inn Tropicana	$25,443,445	3.4%	$79,017	1.73	x	66.4%	Hospitality
Fremaux Town Center	$24,700,712	3.3%	$181	1.32	x	62.7%	Retail
Midwest Industrial Portfolio	$23,100,000	3.1%	$31	1.39	x	71.3%	Industrial
The Lodge & Waterfall Park Apartments Portfolio	$22,900,000	3.1%	$36,120	1.57	x	61.5%	Multifamily
80 Park Plaza	$21,000,000	2.8%	$138	1.52	x	75.0%	Office
Redwood MHC Portfolio	$20,600,000	2.7%	$23,958	1.38	x	71.8%	Manufactured Housing Community
Ventron Georgia Portfolio	$17,500,000	2.3%	$43,532	1.71	x	63.5%	Multifamily
Cranberry Crossroads	$15,400,000	2.1%	$178	1.45	x	73.0%	Office
Top 3 Total/Weighted Average	$144,036,250	19.2%		3.09	x	55.8%
Top 5 Total/Weighted Average	$212,621,413	28.3%		3.04	x	55.6%
Top 15 Total/Weighted Average	$440,028,774	58.6%		2.29	x	60.9%

(1)	In the case of each of the Mortgage Loans that is part of a Whole Loan, the calculation of the Loan per Unit, U/W NCF DSCR and Cut-off Date LTV Ratio for each such Mortgage Loan is calculated based on the principal balance, debt service payment and Underwritten Net Cash Flow for the Mortgage Loan included in the issuing entity and the related Pari Passu Companion Loan in the aggregate, but excludes the principal balance and debt service payment of any related Subordinate Companion Loan. In general, when a Mortgage Loan is cross-collateralized and cross-defaulted with one or more other Mortgage Loans, we present loan-to-value ratio, debt service coverage ratio and debt yield information for the cross-collateralized group on an aggregate basis in the manner described in this prospectus (without regard to any limitation on the amount of indebtedness secured by any Mortgaged Property in such cross-collateralized group). On an individual basis, without regard to the cross-collateralization feature, any Mortgage Loan that is part of a cross-collateralized group of Mortgage Loans may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented in this prospectus.

(2)	The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Hilton Hawaiian Village Mortgage Loan based on the combined senior notes and subordinate notes totaling $1,275,000,000 are 2.44x and 57.2%, respectively. The U/W NCF DSCR and Cut-off Date LTV Ratio with respect to the Potomac Mills Mortgage Loan based on the combined senior notes and subordinate notes totaling $416,000,000 are 2.65x and 54,4%, respectively.

(3)	The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Hamptons and Park Pointe, representing 3.6% of the Initial Pool Balance, are cross-collateralized and cross-defaulted with each other.

See “—Assessment of Property Value and Condition” below for additional information.

For more information regarding the 15 largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions in Annex A-3. Other than with respect to the top 15 Mortgage Loans and cross-collateralized groups of Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.0% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Cross-Collateralized Mortgage Loans; Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

Certain Mortgage Loans set forth in the table below entitled “Cross-Collateralized/Multi-Property Mortgage Loans”, representing approximately 28.5% of the Initial Pool Balance are secured by two or more properties or cross-collateralized and cross-defaulted with one another. In some cases, however, the amount of the mortgage lien encumbering a particular property or group of those properties may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or allocated loan amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan or group of cross-collateralized Mortgage Loans.

The table below shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties and each group of cross-collateralized Mortgage Loans.

Cross-Collateralized/Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Multi-Property Loan or Cross-Collateralized Group	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Walmart Shadow Anchored Portfolio	Multi-Property	$39,536,250	5.3%
The Hamptons	Cross-Collateralized Group(2)	17,875,423	2.4
Park Pointe	Cross-Collateralized Group(2)	8,887,780	1.2
Midwest Industrial Portfolio	Multi-Property	23,100,000	3.1
The Lodge & Waterfall Park Apartments Portfolio	Multi-Property	22,900,000	3.1
Redwood MHC Portfolio	Multi-Property	20,600,000	2.7
Ventron Georgia Portfolio	Multi-Property	17,500,000	2.3
Uconn Apartment Portfolio	Multi-Property	15,187,500	2.0
DAP Portfolio	Multi-Property	12,172,556	1.6
Eliken Industrial Portfolio	Multi-Property	11,484,562	1.5
Hundt Apartment Portfolio	Multi-Property	9,200,000	1.2
Houston Multifamily Portfolio	Multi-Property	8,118,750	1.1
Glendora-Whiteville Portfolio	Multi-Property	7,113,983	0.9
Total		$213,676,805	28.5%

(1)	Total may not equal the sum of such amounts listed due to rounding.

(2)	The Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Hamptons and Park Pointe, representing approximately 3.6% of the Initial Pool Balance, are cross-collateralized and cross-defaulted with each other.

In some cases, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers. For example:

●	With respect to the Mortgaged Properties identified on Annex A 1 as Hilton Hawaiian Village, Redwood MHC Portfolio – Town & Country Estates, Redwood MHC Portfolio – Algoma, Redwood MHC Portfolio – Suburban Estates, Redwood MHC Portfolio – Cedar Grove and Redwood MHC Portfolio – Highland Bluff, securing approximately 7.8% of the Initial Pool Balance by allocated loan amount, each related Mortgaged Property is comprised of two separate parcels, which are non-contiguous and/or each of which is owned by a separate borrower.

Two (2) groups of Mortgage Loans, set forth in the table below entitled “Related Borrower Loans (Other than Cross-Collateralized Groups)”, representing approximately 9.6% of the Initial Pool Balance, are not cross-collateralized but have borrower sponsors related to each other, but no group of Mortgage Loans having borrower sponsors that are related to each other represents more than approximately 8.3% of the Initial Pool Balance. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

The following table shows each group of Mortgage Loans (other than groups of cross-collateralized Mortgage Loans) having borrowers that are related to each other.

Related Borrower Loans (Other than Cross-Collateralized Groups)(1)

Mortgage Loan/Mortgaged Property Portfolio Names	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Group 1:
The Hamptons(2)	1	$17,875,423	2.4%
Park Pointe(2)	1	8,887,780	1.2
Studio Village	1	12,033,455	1.6
Hollywood Pointe - Yucca	1	5,792,037	0.8
Rose Terrace – Whittier	1	4,843,341	0.6
Suntree	1	3,595,057	0.5
Courtyard – Hawthorne	1	3,195,606	0.4
Crosswinds	1	3,045,812	0.4
Mountain Gate	1	2,846,087	0.4
Total for Group 1:	9	$62,114,599	8.3%
Group 2:
Glendora-Whiteville Portfolio	2	$7,113,983	0.9%
Walgreens Brattleboro	1	3,089,776	0.4
Total for Group 2:	3	$10,203,759	1.4%

(1)	Totals may not equal the sum of such amounts listed due to rounding.

(2)	The Hamptons Mortgage Loan and the Park Pointe Mortgage Loan are cross collateralized and cross defaulted. The borrowers of the Hamptons Mortgage Loan and the Park Point Mortgage loan are affiliated with each other and with the borrowers of the other Mortgage Loans in Group 1. Although they are crossed, the borrowers of such Mortgaged Loans are also affiliated to the other loans in the group.

Mortgage Loans with related borrowers are identified under “Affiliated Sponsor” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

The table below shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
Virginia	5	$98,285,179	13.1%
North Carolina	8	$77,067,759	10.3%
California	11	$74,045,384	9.9%
Texas	17	$64,839,605	8.6%
Hawaii	1	$52,500,000	7.0%
New York	3	$48,275,000	6.4%
Nevada	3	$46,364,681	6.2%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an allocated loan amount as stated in Annex A-2.

The remaining Mortgaged Properties are located throughout 24 other states, with no more than 4.3% of the Initial Pool Balance by allocated loan amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

●	Twenty five (25) Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio—Liberty Shopping Center, Walmart Shadow Anchored Portfolio—Perry Shopping Center, Potomac Mills, 1140 Avenue of the Americas, Fremaux Town Center, The Lodge & Waterfall Park Apartments Portfolio, 80 Park Plaza, Redwood MHC Portfolio – Camp Inn, Redwood MHC Portfolio – St. Clements Crossing, Redwood MHC Portfolio – Suburban Estates, Redwood MHC Portfolio – Evergreen Springs, Redwood MHC Portfolio – Avalon, Redwood MHC Portfolio – Lexington, Redwood MHC Portfolio – Green Acres, Redwood MHC Portfolio – Cedar Grove, Redwood MHC Portfolio – Highland Bluff, Redwood MHC Portfolio – Winter Paradise, The Grove at Plymouth- Mass, Holiday Inn Express—Hauppauge, Braes Hollow Apartments, Highland Park, Tice Mobile Home Court, Wagon Wheel MHC and Fox Chase Village MHC, securing approximately 25.1% of the Initial Pool Balance by allocated loan amount, are each located within approximately 25 miles of the coast of the Gulf of Mexico or the Atlantic Ocean, and, therefore, are more susceptible to hurricanes. See representation and warranty nos. 18 and 26 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble in Annex D-1).

●	Eleven (11) Mortgaged Properties identified on Annex A-1 to this prospectus as Park Pointe, Victor Valley Town Center I, Studio Village, Castle Park Center, Hampton Inn Banning Beaumont, Hollywood Pointe – Yucca, Rose Terrace – Whittier, Suntree, Stow-It Self Storage Woodland, Courtyard – Hawthorne and Mountain Gate, securing approximately 9.9% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 17% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

Mortgaged Properties with Limited Prior Operating History

Four (4) of the Mortgaged Properties, securing approximately 8.3% of the Initial Pool Balance by allocated loan amount (i) were constructed or the subject of a major renovation that was completed within 12 calendar months prior to the Cut-off Date and, therefore, the related Mortgaged Property has no or limited prior operating history, (ii) have a borrower or an affiliate under the related Mortgage Loan that acquired the related Mortgaged Property within 12 calendar months prior to the Cut-off Date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information for such acquired Mortgaged Property or (iii) are single tenant properties subject to triple net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related Mortgaged Property.

With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Town Place Suites-Goldsboro, Fairfield Inn - Wyomissing and Holiday Inn Express & Suites Charlotte North, representing approximately 3.2% of the Initial Pool Balance, each related Mortgaged Property was constructed and opened in 2015 and, as such, the related borrower could only provide 1 year of historical financial information for such Mortgaged Property.

See Annex A-3 for more information on the Mortgaged Properties with limited prior operating history relating to the largest 15 Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common or Diversified Ownership

One (1) Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza, representing approximately 2.8% of the Initial Pool Balance, have two or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

In the case of the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Action’s Self Storage, representing approximately 0.2% of the Initial Pool Balance, the related borrower is a Colorado limited liability company that is (a) 25% directly owned by the managing member (and, according, indirectly owned by the two nonrecourse carve-out guarantors) and (b) 75% directly or indirectly owned by 24 investors (none of which directly or indirectly own more than 5.8% of the related borrower).

Shari’ah Compliant Loan

The Mortgage Loan identified on Annex A-1 as Midwest Industrial Portfolio, representing approximately 3.1% of the Initial Pool Balance, was structured as a Shari’ah compliant loan. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Shari’ah Compliant Loans”.

The purpose of Shari’ah compliant lending structures is to provide financing to those that follow the Islamic faith and want to comply with Shari’ah laws. Although there are many requirements under Shari’ah laws that affect lending, the rule most affecting the standard loan structure is that Shari’ah laws prohibit transaction involving the payment of interest.

This is based on the Shari’ah principle that it is unacceptable, in and of itself, for money to increase in value merely by being lent to another person. To accommodate the prohibition on interest, the structure is generally set up so that, although the Shari’ah compliant party is paying the amount that the lender would expect to receive as principal and interest payments, the payments themselves are characterized as rent. This is accomplished through the use of a non-compliant party that receives a traditional loan, and leases the property to the Shari’ah compliant party using a master lease (with the Shari’ah compliant party having an option to purchase at the end of the term of the Mortgage Loan).

Condominium Interests

Three (3) of the Mortgage Loans secured by Mortgaged Properties or a portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Quantum Park and DAP Portfolio – RiverTown Market, representing approximately 14.6%, of the Initial Pool Balance, are secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. With respect to all such Mortgage Loans (other than as described below), the borrower generally controls the appointment of a majority of the members and voting of the condominium board or the condominium owners cannot take actions or cause the condominium association to take actions that would affect the borrower’s unit(s) without the borrower’s consent.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Quantum Park, representing approximately 6.9% of the Initial Pool Balance, the related Mortgaged Property is governed under two separate condominium regimes: (i) the building condominium (the “Building Condominium”); and (ii) the land condominium (the “Land Condominium”). Under the Land Condominium regime and as of the Cut-off Date, the borrower is able to appoint all five directors that sit on the related board of directors. Under the Building Condominium regime and as of the Cut-off Date, the borrower is able to appoint four of the five directors that sit on the related board of directors. Notwithstanding the foregoing, in connection with the borrower’s purchase of the Mortgaged Property, certain non-collateral parcels of land located around the perimeter of the Mortgaged Property were retained by the seller for future development and, as of the Cut-off Date, were not included in the Land Condominium. However, pursuant to the Land Condominium declaration, such parcels of land may be added to the Land Condominium in the future, thereby diluting the borrower’s interest/voting right in the Land Condominium association, and the borrower may not control the Land Condominium at such time. However, the condominium documents contain typical lender protections, including notice and cure rights, and mortgagee consents for certain material actions under the condominium documents.

●	With respect to the Mortgaged Property identified as on Annex A-1 to this prospectus as DAP Portfolio – RiverTown Market, securing approximately 0.7% of the Initial Pool Balance by allocated loan amount, such Mortgaged Property consists of a condominium regime wholly-owned by borrower. The loan documents provide for a losses carve-out to the borrower and guarantors if the condominium regime is terminated or modified without lender consent.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”. See also representation and warranty no. 8 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Fee & Leasehold Estates; Ground Leases

The table below shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Underlying Estate Distribution(1)

Underlying Estate	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee(2)	137	$665,912,545	88.7%
Fee and Leasehold	1	52,500,000	7.0
Leasehold	3	32,094,235	4.3
Total	141	$750,506,780	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on allocated loan amounts as set forth in Annex A-1 to this prospectus.

(2)	For purposes of this prospectus, an encumbered interest will be characterized as a “fee interest” and not a leasehold interest if (i) the borrower has a fee interest in all or substantially all of the Mortgaged Property (provided that if the borrower has a leasehold interest in any portion of the Mortgaged Property, such portion is not, individually or in the aggregate, material to the use or operation of the Mortgaged Property), or (ii) the Mortgage Loan is secured by the borrower’s leasehold interest in the Mortgaged Property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related Mortgaged Property.

In general except as noted in the exceptions to representation and warranty no. 36 in Annex D-1 to this prospectus indicated on Annex D-2 to this prospectus or otherwise discussed below, and unless the related fee interest is also encumbered by the related Mortgage, each of the ground leases: (i) has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options); and (ii) contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the Initial Pool Balance, the related Mortgaged Property is secured by the borrower’s fee interest in the related hotel and leasehold interest in a 5,900 square foot parcel at the Mortgaged Property (the “Ground Lease Parcel”), which ground lease has an initial term, plus all optional renewal terms, that expires on July 31, 2035, which is less than 20 years beyond November 1, 2026, the maturity date of the Mortgage Loan. The ground lease estoppel provides that the ground lease is assignable to the lender (and anyone whose title derives directly or indirectly from the lender, including a purchaser at any foreclosure sale or assignment in lieu of foreclosure) without the consent of the ground lessor. However, from and after the date that the lender (or anyone whose title derives directly or indirectly from the lender, including a purchaser at any foreclosure sale or assignment in lieu of foreclosure) acquires the borrower’s interest in the ground lease, the lender or such transferee will be required to obtain the ground lessor’s consent to further assign the ground lease. In addition, the ground lease does not provide that the ground lessor will enter into a new lease with the lender upon termination of the ground lease. The Ground Lease Parcel is a non-income producing parcel solely used for employee housing. The Mortgage Loan documents provide that an Event of Default will occur if the borrower allows the ground lease to terminate during the term of the Mortgage Loan, but the borrower may cure such default by releasing the Ground Lease Parcel from the lien of the mortgage upon payment of a release price equal to $2,500,000 plus any yield maintenance premium due under the Mortgage Loan documents and satisfaction of the REMIC requirements, among other requirements.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, representing approximately 4.0% of the Initial Pool Balance, the related collateral is a leasehold estate. The related ground lease may not be cancelled, surrendered or modified or amended without the prior written consent of the lender; however, there is no express statement in the related ground lease that any such action without such consent is not binding on lender. The lender is entitled to the same cure period as the ground tenant, i.e., 30 days to cure a monetary default and 45 days to cure a non-monetary default. In the event such default is not cured within such periods, the related ground lessor may send a termination notice to the related borrower and the lender, specifying the date of termination which (i) in the case of a monetary default, will be 30 days after the giving of the termination notice and (ii) in the case of a non-monetary default, will be 90 days after the giving of the termination notice. If the related borrower or the lender cures the applicable defaults and all other defaults then existing, the termination notice will be annulled. If there is a dispute over the existence of a default, such matter is to be submitted to arbitration. Additionally, the related ground lease does not limit the obligation on the lender to only cure “curable” defaults. The related ground lease can be interpreted to the effect that, any insurance proceeds and any condemnation award will each first be used to satisfy any fee mortgage with the remainder of such proceeds delivered to a trustee for application to the restoration of the improvements; provided that any amounts otherwise payable to the related mortgagor but delivered to the related ground lessor or the ground lessor’s lender will be credited against future ground rent payable by the tenant under the related ground lease. Under the related loan documents, in the event of any reduction in the insurance proceeds or condemnation awards made available to the related borrower as a result of the payment of any portion of such insurance proceeds or condemnation awards to the related ground lessor or the ground lessor’s lender, the related borrower has the obligation to deposit such amounts (which such amounts constitute the deficiency in the amount of insurance proceeds or condemnation awards otherwise payable to the related borrower (the “Deficiency”)) with the lender. The related borrower’s failure to deposit such amounts is an event of default and there is recourse for losses suffered as a result of the Deficiency. The lender is entitled to a new lease in the event the related ground lease is terminated due to an event of default under the related ground lease (which events of default do not expressly include the rejection of the related ground lease in a bankruptcy) provided that the lender (a) contemporaneously with the delivery of its request for a new lease pays all installments of rent and all items of additional rent, (b) pays all rental amounts which would have accrued between the date of the termination of the related ground lease and the commencement of the new lease, together with all of the related ground lessor’s costs and expenses and (c) agrees in writing to cure all curable defaults of the prior tenant.

With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio, representing approximately 5.3% of the Initial Pool Balance, the related collateral for each of the Tyler Shopping Center Mortgaged Property and the Pulaski Shopping Center Mortgaged Property is a leasehold estate. The related ground leases may not be amended, modified, terminated, cancelled or surrendered without the prior written consent of the lender; unless such prior written consent is obtained, any such action will be null and void and not binding on the lender. The lender is entitled to the same cure period as the ground tenant, i.e., 30 days to cure a monetary default or a non-monetary default. In the event such default is not cured within such period, the related ground lessor may send a termination notice to the related borrower and the lender, specifying the date of termination which in the case of either a monetary or a non-monetary default, will be 60 days after the giving of the termination notice. Additionally, if at the end of the 60 day period the lender is actively engaged in steps to acquire or sell the borrower’s interest in the subject property, the 60 day period may be extended for such time period as is reasonably necessary to cure such default. Furthermore, the lender’s minimum annual rent payment will be abated for a cumulative period of 12 months for Tyler Shopping Center and 24 months for Pulaski Shopping Center, respectively, following the commencement of such legal foreclosure proceedings to allow the lender time to complete the acquisition and/or sale of the borrower’s interest in the property. If the related borrower or the lender cures the applicable defaults and all other defaults then existing, the termination notice will be annulled. Under the terms of the related loan documents and the related ground lease, any insurance proceeds and any condemnation award paid or awarded to the borrower with respect to the ground lease will be applied to satisfy any fee mortgage, or to rebuild, repair or restore, all or part of the individual subject property. The lender is entitled to a new lease in the event the related ground lease is terminated due to an event of default under the related ground lease (other than for nonpayment of the minimum annual rent) (which events of default do not expressly include the rejection of the related ground lease in a bankruptcy) provided that the lender (a) contemporaneously with the delivery of its request for a new lease pays any amounts then due under the related ground lease, (b) pays all amounts which would have accrued between the date of the termination of the related ground lease and the commencement of the new lease, together with all of the related ground lessor’s costs and expenses (including attorneys’ fees) and (c) agrees to cure all curable defaults of the prior tenant.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 9 months prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (the “ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (each, a “REC”). A Phase II investigation generally consists of sampling and/or testing.

See “Risk Factors—Risks Relating to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result In Losses” in this prospectus. See also representation and warranty no. 43 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Described below is certain additional information regarding environmental issues at the Mortgaged Properties securing the Mortgage Loans:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza, representing approximately 2.8% of the Initial Pool Balance, the Phase I ESA identifies as RECs the historic uses of the Mortgaged Property as a gas station and for dry cleaning operations. The ESA consultant recommended that a Phase II investigation be performed at the Mortgaged Property to identify any potential impacts associated with historic use. In lieu of the Phase II investigation, and to mitigate the potential of environmental liability caused by historic use, present use and future use of the property, a Lender

Environmental Collateral Protection and Liability Environmental Insurance Policy was purchased for the Mortgaged Property. The insurance was issued by Zurich Steadfast Insurance Company, and includes a $25,000 deductible with a limit of liability of $2,000,000 per claim and in the aggregate.

●	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 3701 West 128th Place, Midwest Industrial Portfolio – 8585 South 77th Avenue and Midwest Industrial Portfolio – 12550 Lombard Lane, securing approximately 0.9% of the Initial Pool Balance by allocated loan amount, the related Phase I ESA identified a controlled recognized environmental condition with respect to each Mortgaged Property due to prior industrial and manufacturing activities conducted by unrelated third parties. For each such Mortgaged Property, an unrelated third party was designated the responsible party by the related government agency, and each Mortgaged Property received regulatory closure, provided that each Mortgaged Property is used solely for commercial or industrial purposes.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 999 Raymond Street, securing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the related Phase I ESA identified a recognized environmental condition due to the current and historical use of the Mortgaged Property as an industrial site. A Phase II ESA was conducted and found no evidence of a release of hazardous materials on the Mortgaged Property. No further action is recommended.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 461 North Third Avenue property, securing approximately 0.2% of the Initial Pool Balance by allocated loan amount, the related Phase I ESA identified a recognized environmental condition due to groundwater and soil contamination detected on property adjacent to the Mortgaged Property. A Phase II ESA concluded that groundwater beneath the Mortgaged Property had been impacted by releases of hazardous materials at the adjacent property, but, that groundwater is not used as a drinking water source. Moreover, the concentrations of the contaminants within soil gas and sub-slab soil gas do not exceed applicable state and federal criteria and there does not appear to be a vapor encroachment concern at the Mortgaged Property. Additionally, the adjacent property has been entered into the state voluntary clean-up program. No further action is recommended.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 2000 South 25th Avenue, securing approximately 0.1% of the Initial Pool Balance by allocated loan amount, the related Phase I ESA identified a recognized environmental condition at the Mortgaged Property due to historical former industrial operations conducted at the Mortgaged Property. A Phase II ESA found evidence of soil contamination as a potential consequence of such operations at the Mortgaged Property. The borrower acquired the Mortgaged Property from an unrelated third party (the “Seller”), who agreed to complete any remediation work necessary to obtain a Comprehensive No Further Remediation Letter (“NFR”) pursuant to the state voluntary remediation program. According to an escrow agreement between the lender, the borrower and the Seller, the Seller escrowed $220,000 in an environmental reserve, which will be released to the Seller upon delivery of a NFR. If such NFR is not delivered by December 2017, the amount in the environmental reserve will be released to the borrower and the lender to fund the completion of the work. If the cost of remediation exceeds the amount in the environmental reserve, the Seller, at its sole cost and expense, will pay all outstanding costs.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Redwood MHC Portfolio, representing approximately 2.7% of the Initial Pool Balance, according to the related Phase I ESAs dated between August 12, 2016 and August 19, 2016, certain recognized environmental conditions, historical recognized environmental conditions and/or other notable issues were identified at eight (8) of the related Mortgaged Properties. For example, at one such related Mortgaged Property (the Evergreen Springs Mortgaged Property), a 30- to 40-gallon oil spill was still an open incident with the Connecticut Department of Energy and Environmental Protection, requiring sampling to determine subsurface impact (and as to which the related borrower has 180 days from origination of the Mortgage Loan to obtain regulatory closure (subject to force majeure, provided the related borrower is diligently proceeding to obtain closure)). At another related Mortgaged Property, a radon test revealed results above the Environmental Protection Agency action limit, and additional testing was recommended (and, in connection therewith, an upfront radon reserve of $4,500 was established). Another related Mortgaged Property is located within a contaminated groundwater plume identified in 1983 that has not been fully remediated; however, the environmental assessment reported that there did not appear to be an immediate health risk to occupants and did not anticipate a vapor migration concern. In addition, a $37,500 environmental remediation reserve was established, of which $25,000 is to achieve closure and removal of the open spill listing for the Evergreen Springs Mortgaged Property and $12,500 is to properly abandon two groundwater monitoring wells at the Twenty Nine Pines Mortgaged Property.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Ventron Georgia Portfolio, representing approximately 2.3% of the Initial Pool Balance, the Phase I ESA for the Harvard Place Apartments reported that initial indoor air radon sampling detected concentrations exceeding levels at which the United States Environmental Protection Agency recommends mitigation. Such exceedances were found in two residential units, were not found in a number of other units, and one unit sample was invalid. The ESA recommended long term sampling to confirm such exceedances. If confirmational sampling indicates that mitigation is warranted, the ESA estimated that mitigation systems would cost $16,000 per building. Pursuant to the Mortgage Loan documents, the borrower is required to cause such additional long term sampling to be commenced no later than ten business days after the origination date and $60,000 was reserved at origination in connection with the estimated cost of the testing and mitigation systems. We cannot assure you that such confirmatory sampling will be completed on a timely basis or that the cost of any mitigation systems that might be installed will not exceed the estimates.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Uconn Apartment Portfolio, representing approximately 2.0% of the Initial Pool Balance, the related Phase I ESA reported that unregulated heating oil underground storage tanks (“USTs”) had been removed previously from the Clubhouse Apartments and Maplewood Apartments Mortgaged Properties. Documentation was found in regard to many of these USTs that indicated that upon removal there were no observed holes or soil staining. However, since no closure sampling was available for review for any of the USTs, the ESA recommended further evaluation at an estimated cost of between $6,000 -

$9,000 total for each such Mortgaged Property. The lender obtained a lender environmental collateral protection and liability insurance policy with coverage of $2,000,000 per claim and $2,000,000 in the aggregate from Steadfast Insurance Company (rated A+ / XV by A.M. Best), a member company of Zurich North America (rated “AA-” by S&P) with a 13-year term and having a $50,000 deductible. The policy premium was pre-paid at origination. We cannot assure you that such investigations will be completed or that no future circumstances might warrant further action.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Parkway Plaza–NC, representing approximately 1.9% of the Initial Pool Balance, the Phase I ESA obtained at loan origination identified a recognized environmental condition associated with soil and groundwater contamination related to historical occupancy of the subject property by a dry cleaning business, a former on-site underground storage tank, and current occupancy of an adjoining property by a dry cleaning business. In lieu of a Phase II ESA, the lender obtained a $3,000,000 premises environmental liability insurance policy from Steadfast Specialty Insurance Company a member company of Zurich North America with a 13-year term (loan term is 10 years) and having a $50,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-“.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Castle Park Center, representing approximately 1.1% of the Initial Pool Balance, the related Phase I ESA identified a recognized environmental condition due to the contamination of an aquifer used for the drinking water supply which has impacted the Mortgaged Property. The San Diego County Department of Environmental Health identified unrelated third parties as the responsible parties for all remediation activities and ongoing monitoring.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Glendora-Whiteville Portfolio—Walgreens Glendora, securing approximately 0.6% of the Initial Pool Balance by allocated loan amount, the related Phase I ESA reported that a previous Shell gas station on an adjacent third-party property had resulted in groundwater contamination that was detected at the Mortgaged Property in 2002. The ESA concluded that any potential for vapor intrusion is low. Additionally, the contamination has been investigated and remedial actions were performed by a responsible party. A New Jersey Response Action Outcome with Limited Restricted Use (“LRU”) was issued for the former gas station in 2014. The ESA has a pending request for agency files regarding the contamination and conditions of the LRU. The ESA made no recommendation for further actions other than reviewing files when received and requesting the responsible party to decommission remaining monitoring wells at the Mortgaged Property as appropriate. We cannot assure you that no further actions will be required by any future circumstances or that no groundwater or other use limitation will be imposed at the Mortgaged Property.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Glendora-Whiteville Portfolio—Rite Aid Whiteville, securing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the related Phase I ESA reported that previous onsite gas station operation had resulted in soil and groundwater impacts that were remediated and were issued No Further Action (“NFA”) status in 2007. As part of the NFA, residual impacts are subject to a deed restriction prohibiting use of groundwater and installation of any water supply wells. The ESA concluded that vapor intrusion is not a significant concern. The ESA recommended no additional actions other than complying with the groundwater use restrictions and properly abandoning monitoring wells that previously had been used for the remediation program.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Palo Verde Square, representing approximately 0.5% of the Initial Pool Balance, the ESA dated June 2, 2016 indicated that from 1999 through 2013 an on-site dry cleaners operated at the Mortgaged Property. Although the ESA did not identify any known impacts related to the prior operation of an on-site dry cleaners, the borrower obtained an environmental impairment liability insurance policy from Beazley (Lloyd’s of London 623/2623) with a policy limit of $1 million per incident and in the aggregate, a deductible of $50,000 and a 121 month term with a 36-month extended reporting period. The lender is named as an additional named insured under the policy. The policy premium was paid at closing. Lloyds Syndicates has an A.M. Best Rating of “A”.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Sterling Climatized Storage, representing approximately 0.3% of the Initial Pool Balance, in lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,665,000 group lender environmental collateral protection and liability-type environmental insurance policy with $2,665,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hotel properties, executing property improvement plans (“PIPs”) required by the franchisors. Below are descriptions of certain of such Mortgaged Properties.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Tropicana, representing approximately 3.4% of the Initial Pool Balance, the related borrower is required to complete a $7,935,000 PIP by October 21, 2018. The scope of the PIP includes improvements to the common areas, meeting areas, rooms (hard and soft goods), and exterior components. At origination, $7,935,000 was escrowed to cover the costs of the PIP. The Mortgage Loan becomes full recourse to the guarantor in the event the borrower fails to complete the PIP or if the franchise agreement is terminated during the term of the Mortgage Loan.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Holiday Inn Express—Hauppauge, representing approximately 1.4% of the Initial Pool Balance, the related borrower is required to commence a franchisor-required PIP with an estimated cost of $170,995 by April 1, 2017 and to complete such PIP by December 1, 2017. A second phase of additional improvements with an estimated cost of $431,125 is required to be completed by May 2021. At loan origination, the borrower deposited $188,095 (or 110% of the budgeted cost of the first phase of the PIP) into a PIP reserve, and is required to make monthly deposits until the earlier of (i) May 6, 2020, (ii) completion of the second phase of PIP work or (iii) the PIP reserve reaches the greater of $475,000 or 110% of the budgeted cost of the second phase of PIP work. In the event that, as of

May 6, 2020, the amount of the PIP reserve is less than the greater of $475,000 or 110% of the budgeted cost of the second phase of PIP improvements, the borrower will be required to deposit the amount of the difference between such required amount and the balance in the PIP reserve.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Banning Beaumont, representing approximately 0.9% of the Initial Pool Balance, there are planned renovations and capital improvements at the Mortgaged Property, including replacement of carpet and wall coverings throughout the hotel for which $150,000 was reserved at origination. In addition, the Mortgage Loan is structured with an ongoing monthly capital/FF&E reserve equal to one-twelfth the greater of (i) 4% of the total gross revenue of the Mortgaged Property and (ii) the monthly amount required under the franchise agreement, capped at $700,000, which cap gets reduced to $300,000 in the event that the borrower extends the franchise agreement such that the term thereof extends to a date no earlier than December 6, 2031.

We cannot assure you that any of these redevelopments, renovations or expansions will be completed, that any amounts reserved in connection therewith will be sufficient to complete any such redevelopment, renovation or expansion or that the failure to do so will not have a material adverse impact on the related Mortgaged Properties. Additionally, other Mortgaged Properties may, and likely do, have property improvement or renovation plans in various stages of completion or planning.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 9 months old as of the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Properties may be subject to ongoing litigation. For example:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Hamptons, Park Pointe, Studio Village, Hollywood Pointe – Yucca, Rose Terrace – Whittier, Suntree, Courtyard – Hawthorne, Crosswinds and Mountain Gate, representing approximately 8.3% of the Initial Pool Balance, the borrower sponsors reported that their primary owner (the “Primary Owner”) is a defendant in two pending suits brought by two of his brothers alleging that the Primary Owner and his brothers orally formed a general partnership agreement relating to certain business ventures. Among the claims brought by the Primary Owner’s brothers is a claim relating to profits earned by the acquisition of certain apartment buildings. In connection with such claim, the plaintiffs sought $250,000,000 and a jury awarded them $65,000,000. The decision was remanded back to the district court after the appellate court issued an order affirming in part and reversing in part. A jury trial has been continued to July 17, 2017.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, representing approximately 4.0% of the Initial Pool Balance, New York City Operating Partnership, L.P. is the related non-recourse carveout guarantor (the “1140 Avenue of the Americas Guarantor”). American Realty Capital New York City REIT, Inc. (“ARC NYC REIT”) is the 99.993% general partner of the 1140 Avenue of the Americas Guarantor. The external advisor of the 1140 Avenue of the Americas Guarantor and the sponsor of ARC NYC REIT are each an affiliate of AR Capital, LLC (“AR Capital”). In addition, AR Capital previously owned, and AR Global Investments, LLC (“AR Global”) (the successor business to AR Capital) currently owns, directly or indirectly, a majority interest in each of the external manager of the 1140 Avenue of the Americas Guarantor and the sponsor of ARC NYC REIT. The key principals and controlling parties of AR Capital and AR Global are Nicholas S. Schorsch and William M. Kahane. Mr. Schorsch and certain family members are the indirect majority owners of AR Capital and AR Global.

AR Capital or companies owned and controlled by AR Capital also previously externally managed American Realty Capital Properties Inc., which has changed its name to VEREIT, Inc. (“ARCP”) until January 2014, when the company became self-managed. On October 29, 2014, ARCP, a real estate investment trust sponsored by AR Capital, and of which Mr. Schorsch was then the chairman, issued a press release announcing that, based on preliminary findings of ARCP’s audit committee, such committee concluded that previously issued financial statements and other financial information contained in ARCP’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, 2014 and June 30, 2014, and ARCP’s earnings releases and other financial communications for those periods should no longer be relied upon. The audit committee stated that it believed that ARCP incorrectly included certain amounts related to its non-controlling interests in the calculation of adjusted funds from operations (“AFFO”), a non-U.S. GAAP financial measure, and, as a result, overstated AFFO for certain periods. According to the press release, the audit committee believed that this error was identified but intentionally not corrected by the responsible individuals at ARCP, and other AFFO and financial statement errors were intentionally made, resulting in an overstatement of AFFO and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. As a result of these accounting irregularities, the chief financial officer and chief accounting officer resigned from ARCP. In addition, Mr. Schorsch resigned as chairman of ARCP in October 2014, and also resigned from the boards of certain other companies sponsored by AR Capital.

On March 2, 2015, ARCP filed amended financial statements. For year-end 2013, the net loss was increased and AFFO decreased by $0.20 per share. As part of the restatement, the audit committee identified certain payments made to ARC Properties Advisors, LLC and certain affiliates that were not appropriately documented totaling $8.5 million. Additionally, the investigation found that equity awards made to Mr. Schorsch and another former executive in connection with the transition to self-management of the company contained provisions that, as drafted, were more favorable than those approved by the Compensation Committee of the company’s Board of Directors, and also identified certain material weaknesses in the company’s internal controls over financial reporting and its disclosure controls.

ARCP has also disclosed that it has been the subject of various regulatory investigations, including by the Securities and Exchange Commission (“SEC”) and the U.S. Attorney’s office for the Southern District of New York. It has further been reported that ARCP has been the subject of an investigation by the Federal Bureau of Investigation. Such investigations may still be ongoing. ARCP announced that on September 8, 2016, the U.S. Attorney’s office for the Southern District of New York announced the filing of criminal charges against the former chief financial officer and former chief accounting officer of ARCP and of the former chief accounting officer’s guilty plea to those charges, and the SEC announced the filing of a civil complaint against the same two individuals (which has been stayed pending the conclusion of the criminal action).

Between October 30, 2014 and January 20, 2015, ARCP, AR Capital, Mr. Schorsch, Mr. Kahane and certain other former officers and current and former directors of ARCP, including Edward Weil, a director of AR Global and the current chairman of the board of the Guarantor’s general partner, were named as defendants in ten securities class action complaints filed in the United States District Court for the Southern District of New York, which were subsequently consolidated under the caption In re American Realty Capital Properties, Inc. Litigation, No. 15-MC-00040 (AKH), which alleged various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the purchase or sale of ARCP’s securities. With regard to Mr. Weil, the complaint alleged securities violations in connection with his signatures on certain public offering registration statements, the use of his name to solicit proxies for certain mergers and his actions and/or statements taken and/or made as an officer, member, director and beneficial owner of certain AR Capital entities. The complaint also included allegations of payment of inappropriate fees by ARCP to companies controlled by Mr. Schorsch. The plaintiffs have filed a second and third amended class action complaint, and on September 8, 2016, the court directed that document production be substantially complete by December 15, 2016 and scheduled a status conference for January 10, 2017. ARCP, AR Capital, their affiliates, as well as Mr. Schorsch and Mr. Kahane, have also been named in various other lawsuits related to regulatory findings and otherwise, including class actions, derivative actions and securities fraud actions. On October 27, 2015, an additional securities fraud action was filed by The Vanguard Funds against ARCP, AR Capital and Mr. Schorsch, among other persons and entities.

In addition, on November 12, 2015, Realty Capital Securities, LLC (“RCS”) was charged by the Secretary of the Commonwealth of Massachusetts, Securities Division, with fraudulent casting of shareholder proxy votes on investment programs sponsored by AR Capital. RCS is an entity under common control with AR Capital.

In November 2015, AR Capital announced it would suspend the acceptance of new subscriptions to certain of its current investment programs, effective December 31, 2015, as a result of regulatory and market uncertainty affecting capital raising for both new and existing offerings in the direct investment industry.

On December 2, 2015, RCS Capital Corporation, which controls RCS, announced that (i) RCS had reached an agreement to settle with the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine, (ii) RCS will voluntarily withdraw its broker dealer license in Massachusetts and all other state and Federal jurisdictions and (iii) the board of directors of RCS Capital Corporation had authorized plans to wind down the operations of the RCS wholesale distribution business (which is expected to be completed by the end of the first quarter 2016). On January 4, 2016, RCS Capital Corporation announced an agreement in principle with various creditors to reorganize, which agreement included RCS Capital Corporation implementing a prearranged Chapter 11 filing. On January 31, 2016, RCS Capital Corporation and certain of its wholly-owned subsidiaries (including RCS) filed for Chapter 11 bankruptcy protection. In addition, certain other of its wholly-owned subsidiaries filed for Chapter 11 bankruptcy protection on March 26, 2016. In May 2016, RCS Capital Corporation and its affiliated debtors emerged from bankruptcy under the new name, Aretec Group, Inc.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fremaux Town Center, representing approximately 3.3% of the Initial Pool Balance, the parent company (CBL & Associates Properties, Inc.) of the related guarantor was cited by unnamed sources in a May 24, 2016 article in the Wall Street Journal as being the subject of an SEC and FBI investigation for falsifying information on financial statements to banks in connection with certain nonrecourse loans originated in 2011 and 2012. The unnamed sources indicated that former employees have alleged that the related company inflated its rental income and property occupancy rates in financial reporting. The company has denied the allegations. An August 16, 2016 newspaper report cites a letter from the SEC indicating that it has concluded its investigation and, based on available information, was not recommending an enforcement action against CBL. As a result of the initial report, however, at least one shareholder action has been filed against the company, and several have been threatened. These lawsuits remain unresolved.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Uconn Apartment Portfolio, representing approximately 2.0% of the Initial Pool Balance, two of the guarantors are currently subject to three litigation matters. In the first matter concerning the defendants alleged breach of contracts, plaintiffs are seeking damages of, among others, $5 million in liquidated damages under their contracts and $3.8 million in money owed pursuant to the contract terms. In the second matter concerning breach of contract filed in 2015, the plaintiffs seek damages of $3.745 million with interest from 2008, $1.5 million with interest from February 11, 2009 and $1 million. The defendants are in the process of preparing summary judgment motions. In the third matter, the plaintiffs are seeking the transfer of the defendants’ membership interests in an entity unrelated to the borrower. The case is in preliminary stages.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hollywood Pointe-Yucca, representing approximately 0.8% of the Initial Pool Balance, the related borrower sponsor is subject to a pending class action lawsuit in connection with alleged violations of the Fair Housing Act at the Mortgaged Property. The plaintiffs are seeking unspecified damages and injunctive relief. The sponsor reports a combined worth of $1.3 billion and liquidity of $694.1 million.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”. See also “—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” below and representation and warranty no. 15 in Annex D-1 and the exceptions thereto in Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

●	Forty nine (49) of the Mortgage Loans, representing approximately 70.0% of the Initial Pool Balance, were originated in connection with the borrower’s refinancing of a previous mortgage loan.

●	Fourteen (14) of the Mortgage Loans, representing approximately 30.0% of the Initial Pool Balance, were originated in connection with the borrower’s acquisition of the related Mortgaged Property.

Certain of the borrowers, principals of the borrowers and other entities under the control of such principals or single tenants at the related Mortgaged Properties or in certain cases a Mortgaged Property that secures a Mortgage Loan are, or previously have been, parties to bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workouts resulting from mortgage loan defaults, which in some cases involved a Mortgaged Property that secures a Mortgage Loan to be included in the Trust. For example:

●	With respect to twenty two (22) Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio, Potomac Mills, Hampton Inn Tropicana, Fremaux Town Center, Midwest Industrial Portfolio, The Lodge & Waterfall Park Apartments Portfolio, 80 Park Plaza, Redwood MHC Portfolio, Ventron Georgia Portfolio, Uconn Apartment Portfolio, Parkway Plaza-NC, Victor Valley Town Center I, One Conway Park, MacGregor Place, Towne Place Suites-Goldsboro, Braes Hollow Apartments, Key Heights MHC, The Elms MHC, Palo Verde Square, Mulberry Place, 2500 Barnsdale Way and Highland Park, representing approximately 44.8% of the Initial Pool Balance, (a) within approximately the last 10 years, related borrowers, sponsors and/or key principals (or affiliates thereof) have previously (i) sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Mortgaged Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or modification, or (ii) been the subject of personal bankruptcy proceedings, (b) the related Mortgage Loan refinanced a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the Mortgaged Property which prior loan was the subject of a maturity default, a maturity extension or a discounted payoff, short sale or other restructuring, (c) the Mortgaged Property was acquired by the related borrower or an affiliate thereof from a foreclosing lender or through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership, or (d) the Mortgaged Property has been or currently is involved in a borrower, principal or tenant bankruptcy.

In particular, with respect to the 15 largest Mortgage Loans we note the following:

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio, representing approximately 5.3% of the Initial Pool Balance, one of the related borrower sponsors owned or currently owns: (i) an office property that secured a prior loan that was the subject of a discounted payoff in 2006; (ii) a retail property that secured a prior loan that was the subject of an A/B loan modification in 2010 and was subsequently paid off in 2015; (iii) two retail properties that secured loans that both defaulted in 2011 and subsequently underwent foreclosure; and (iv) a retail property that secures a loan that is the subject of a maturity default occurring in 2015.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, the loan sponsor, Simon Property Group, L.P., has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hampton Inn Tropicana, representing approximately 3.4% of the Initial Pool Balance, a prior loan on the Mortgaged Property in the amount of $28,000,000 was previously securitized in the WBCMT 2006-C25 securitization. The loan was transferred to special servicing in October 2009 and became REO in August 2010. The borrower used the proceeds from the Mortgage Loan to purchase the Mortgaged Property out of REO for $28,900,000, enabling the seller to pay off the $24,968,416 balance due on the previous loan. According to the special servicer for the prior loan, its loss was less than 10% on the sale of the Mortgaged Property. The borrower’s total cost to acquire the Mortgaged Property was $39,935,162, including a $7,935,000 PIP reserve.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Fremaux Town Center, representing approximately 3.3% of the Initial Pool Balance, the loan sponsor, CBL & Associates, has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deeds-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio, representing approximately 3.1% of the Initial Pool Balance, the Mortgaged

Properties identified as Midwest Industrial Portfolio – 2000 South 25th Avenue and Midwest Industrial Portfolio – 999 Raymond Street were part of a three-property portfolio securing a prior loan that was in foreclosure. Proceeds from the Mortgage Loan were used to pay off the previous lender and release its liens on the Mortgaged Properties. The third property, which is not collateral for any of the Mortgage Loans, remains in foreclosure. The borrower sponsor reports that one of the carve-out guarantors under the Mortgage Loan remains jointly and severally liable with two other guarantors for the third foreclosed property. The guarantor’s contingent liability is capped at 50% of the principal portion of the guaranteed obligations. The two related Mortgaged Properties represent 9.6% in the aggregate of an eleven-property portfolio.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as The Lodge & Waterfall Park Apartments Portfolio, representing approximately 3.1% of the Initial Pool Balance, the borrower purchased the Mortgaged Property (which consists of two properties) as part of a five property portfolio and financed that purchase with a two year bridge loan (the “Bridge Loan”). The Bridge Loan had an original maturity date in April 2010, but was extended and modified several times until the borrower ultimately defaulted in August 2012. At the time of the default, the borrower owed the lender under the Bridge Loan $32,100,000. The borrower and the lender under the Bridge Loan agreed in January 2013 to a settlement of $29,515,903, of which $11,076,084 came from proceeds from the sale of the three other properties, $3,846,835 came from new equity from the borrower sponsor (obtained through the sale of additional property owned by the borrower sponsor) and $15.2 million came from the proceeds from a CMBS loan (the “Prior CMBS Loan”) secured by the Mortgaged Property. The Mortgage Loan refinanced the Prior CMBS Loan with an outstanding principal balance of $14,268,401.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A to this prospectus as 80 Park Plaza, representing approximately 2.8% of the Initial Pool Balance, since 2007, the sponsor, either directly or through one or more subsidiary entities, has experienced four loans in special servicing, three of which were foreclosed upon or deeded in lieu of foreclosure and one for which the note was purchased, each secured by commercial real estate unrelated to the Mortgaged Property. With respect to the first loan, after defaulting on such mortgage loan, the unrelated borrower negotiated the purchase of the mortgage note from the special servicer at a discount for approximately 65% of the initial principal balance of the loan. With respect to the second loan, the mortgage was foreclosed upon by the special servicer of the loan after a default thereunder and litigation between the parties ensued. The property was sold at a discount and the related litigation was settled as of September 2012. With respect to the third loan, comprised of a portfolio mortgage loan and mezzanine loan component, in anticipation of a payment default under the mortgage loan, the unrelated borrower purchased the mezzanine note at a discounted price in order to reduce monthly debt service obligations. The unrelated borrower then defaulted on the mortgage loan component, and the special servicer foreclosed on the properties in August 2012. In the case of the fourth loan, due to economic difficulties encountered at the related property securing such loan and tenants vacating their space, the unrelated borrower indicated that it was unable to make debt service payments beginning in May 2013 and the lender under the unrelated loan ultimately took the property by deed-in-lieu of foreclosure.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Redwood MHC Portfolio, representing approximately 2.7% of the Initial Pool Balance, the borrower sponsor and non-recourse carveout guarantor is the principal of entities that owned three multifamily properties, each of which was the subject of a deed-in-lieu of foreclosure. The deed-in-lieu of foreclosure proceedings occurred in January 2003, January 2006 and August 2006.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Ventron Georgia Portfolio, representing approximately 2.3% of the Initial Pool Balance, the Harvard Place property was previously securitized in 2006 with an original loan balance of $7.7 million. The loan was transferred to special servicing on March 14, 2011 for imminent monetary default and the property was subject to foreclosure proceedings on July 5, 2011. The special servicer managed the property from late 2011 to November 2013. The seller purchased the property from the special servicer and then the borrower sponsor purchased the Harvard Place property in November 2014. Moreover, one of the sponsors was involved in a foreclosure in 2009 unrelated to the Mortgaged Property.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” and “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See also representation and warranty no. 41 and no. 42 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	Twelve (12) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Quantum Park, Midwest Industrial Portfolio – 1602 Corporate Drive, Midwest Industrial Portfolio – 8585 South 77th Avenue, Midwest Industrial Portfolio – 999 Raymond Street, Midwest Industrial Portfolio – 12550 Lombard Lane, Eliken Industrial Portfolio - 802 Frith Drive, Eliken Industrial Portfolio - 140 Hollie Drive, Eliken Industrial Portfolio - 750 Fieldcrest Road, Eliken Industrial Portfolio - 50 Iron Gate Road, Glendora-Whiteville Portfolio – Walgreens Glendora, Glendora-Whiteville Portfolio – Rite Aid Whiteville and Walgreens Brattleboro representing approximately 10.6% of the Initial Pool Balance by allocated loan amount, are leased to a single tenant.

See “—Lease Expirations and Terminations” below, and “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in this prospectus.

Lease Expirations and Terminations

Expirations

Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the top 15 Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 to this prospectus for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property. Whether or not any of the 5 largest tenants at a particular Mortgaged Property have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly following, the maturity of the related Mortgage Loan. In addition, certain other Mortgaged Properties may have a significant portion of the leases that expire or can be terminated in a particular year, or portion thereof, at the related Mortgaged Property. Prospective investors are encouraged to review the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Walmart Shadow Anchored Portfolio, Potomac Mills, 1140 Avenue of the Americas, Fremaux Town Center, Midwest Industrial Portfolio and Cranberry Crossroads.

With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the table below, each such Mortgaged Property is occupied by a single tenant under a lease which expires prior to, or within 12 months after, the maturity or Anticipated Repayment Date of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Owner Occupied	Lease Expiration Date	Maturity Date or Anticipated Repayment Date
Midwest Industrial Portfolio – 8585 South 77th Avenue	0.2%	No	12/31/2020	12/6/2026
Midwest Industrial Portfolio – 999 Raymond Street	0.2%	No	12/31/2019	12/6/2026
Midwest Industrial Portfolio – 12550 Lombard Lane	0.1%	No	9/30/2025	12/6/2026
Eliken Industrial Portfolio – 802 Frith Drive	0.7%	No	3/31/2021	11/6/2026
Eliken Industrial Portfolio – 140 Hollie Drive	0.4%	No	6/30/2023	11/6/2026
Eliken Industrial Portfolio – 750 Fieldcrest Road	0.2%	No	6/30/2021	11/6/2026
Eliken Industrial Portfolio – 50 Iron Gate Road	0.2%	No	6/30/2019	11/6/2026
Glendora-Whiteville Portfolio—Rite Aid Whiteville	0.3%	No	7/28/2024	9/6/2026

If a Mortgaged Property loses its sole tenant, whether upon expiration of the related lease or otherwise, the “dark value” of such property may be materially below the “as-is” value of such property or even the unpaid principal balance of the related Mortgage Loan because of the difficulties of finding a new tenant that will lease the space on comparable terms as the old tenant. Such difficulties may arise from an oversupply of comparable space, high vacancy rates, low rental rates or the Mortgaged Property’s lack of suitability for most potential replacement tenants.

In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material (greater than 25%) portion (but less than 100%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the 5 largest tenants (based on net rentable area leased) at each retail, office, mixed use and industrial Mortgaged Property.

Terminations

In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease at any time.

Set forth below are certain government leases that individually are among the top 5 tenants at the related Mortgaged Property and have termination options associated with appropriation rights.

Mortgage Loan Name	Percent of Initial Pool Balance	Tenant	Percent of Net Rentable Area	Percent of U/W Base Rent
Walmart Shadow Anchored Portfolio—Marshalltown Shopping Center	0.1%	United States of America(1)	7.0%	13.3%
Walmart Shadow Anchor Portfolio—Ottumwa Shopping Center	0.1%	United States of America(2)	7.2%	7.3%
Walmart Shadow Anchor Portfolio—Shelbyville Shopping Center	0.1%	United States of America(3)	11.3%	12.9%
Midwest Industrial Portfolio – 6601-6669 West Mill Road	0.4%	State of Wisconsin, Department of Corrections(4)	19.4%	47.0%

(1)	Walmart Shadow Anchor Portfolio—Marshalltown Shopping Center: U.S. Army.

(2)	Walmart Shadow Anchor Portfolio—Ottumwa Shopping Center: Armed Forces Career Center.

(3)	Walmart Shadow Anchor Portfolio—Shelbyville Shopping Center: Army Career Center.

(4)	The payment of rents under the lease is subject to the availability of funds that may lawfully be used for such payment.

For more information related to tenant termination options held by the 5 largest tenants (by net rentable area leased) see Annex A-1 to this prospectus and the accompanying footnotes for additional information, as well as the charts entitled “Major Tenants” and “Lease Expiration Schedules” for the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, in particular those related to the Mortgaged Properties identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio and Cranberry Crossroads.

Other

Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy Rate may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top 5 tenants (by net rentable area leased) for the 15 largest Mortgage Loans, certain of such tenants have not taken possession or commenced paying rent as set forth below:

●	Six (6) of the Mortgaged Properties identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, Cranberry Crossroads, The Grove at Plymouth- Mass, One Conway Park, DAP Portfolio – RiverTown Market and La Mirage Shopping Center, securing approximately 10.9% of the Initial Pool Balance, have, among the 5 largest tenants at such Mortgaged Property (by net rentable area leased), tenants that have renewed leases or have taken possession of the space demised under the related lease with the related borrower, but have not yet commenced payments of rent or are in a rent abatement period under the related lease, or have tenants that have executed leases, but have not taken possession or commenced payment of rent, have tenants that are in a buildout phase and have not taken occupancy, have tenants that are expanding their space but have not commenced payment of the additional rent, have tenants that renewed leases that provide free rent and have not commenced payment of rent, have tenants that are entitled to free rent periods or rent abatement in the future, or have subleases in place that can increase vacancy risks. In certain circumstances, an escrow reserve related to free rent periods and tenant improvement costs and leasing commissions due in connection with such leases was funded at closing. See Annex A-1 to this prospectus and the accompanying footnotes for additional information with respect to these Mortgage Loans.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Flawed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 15 Mortgage Loans.

Purchase Options and Rights of First Refusal

Below are certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property with respect to certain of the Mortgaged Properties.

●	Nine (9) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Potomac Mills, Midwest Industrial Portfolio – 3701 West 128th Place, Midwest Industrial Portfolio – 1602 Corporate Drive, Midwest Industrial Portfolio – 8585 South 77th Avenue, Midwest Industrial Portfolio – 461 North Third Avenue, Midwest Industrial Portfolio – 12550 Lombard Lane, Victor Valley Town Center I, Glendora – Whiteville Portfolio – Walgreens Glendora and Walgreens Brattleboro, securing approximately 9.1% of the Initial Pool Balance by allocated loan amount, are each subject to a purchase option, right of first refusal or right of first offer to purchase such Mortgaged Property, a portion thereof or a related pad site; such rights are held by either a tenant at the related Mortgaged Property, a tenant at a neighboring property, a hotel franchisor, a licensee, a homeowner’s association, another unit owner of the related condominium, a neighboring property owner, a master tenant, a lender or another third party. See “Yield and Maturity Considerations” in this prospectus. See representation and warranty no. 7 in Annex D-1 to this prospectus and the exceptions thereto in Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

In addition, with respect to the 15 largest Mortgage Loans presented on Annex A-3 to this prospectus, we note the following:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, the largest tenant, Costco Warehouse, has a right of first offer to purchase the portion of the Mortgaged Property it leases in the event the borrower elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the borrower elects to sell all or substantially all of the Mortgaged Property. The right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure. In addition, in the event the lease with the third largest tenant, AMC Theatres, is terminated due to a casualty, AMC Theatres has a right of first refusal to purchase or lease the portion of the Mortgaged Property it previously leased in the event the borrower offers such portion of the Mortgaged Property for sale or lease for the exhibition of motion pictures, provided that following the casualty the Mortgaged Property is rebuilt within 5 years. Moreover, one tenant, IKEA Property, Inc., owns its improvements, and has the option to purchase the parcel it leases during its lease term for a purchase price of $1.00. No value was attributed to this parcel in the appraisal.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 3701 West 128th Place, securing approximately 0.6% of the Initial Pool Balance by allocated loan amount, if the borrower receives a bona fide written offer from a third party to purchase the Mortgaged Property, the largest tenant, Labriola, Inc., occupying approximately 81.61% of the net rentable square footage at the Mortgaged Property, has a right of first refusal to purchase the related Mortgaged Property provided the related tenant exercises such right within five days of receipt of notice. The tenant has agreed that such right of first refusal is not exercisable in connection with the purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure, or any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure; provided, however, such purchase option will be valid and binding as to all subsequent owners.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 1602 Corporate Drive, securing approximately 0.3% of the Initial Pool Balance by allocated loan amount, the City of Warrensburg, Missouri may repurchase a vacant parcel on the Mortgaged Property (the “Vacant Parcel”) at any time for a purchase price of $1.00. The Mortgage Loan documents permit the borrower to release such Vacant Parcel from the lien of the Mortgage Loan provided that the Vacant Parcel occupies a legally subdivided parcel and a separate tax lot from the Mortgaged Property and provided that all REMIC requirements are satisfied, among other requirements.

●	With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 8585 South 77th Avenue and Midwest Industrial Portfolio – 12550 Lombard Lane, securing approximately 0.3% of the Initial Pool Balance by allocated loan amount, if the borrower receives a bona fide written offer from a third party to purchase the Mortgaged Property, the sole tenant has a right of first refusal to purchase the related Mortgaged Property provided the related tenant exercises such right within five days of receipt of notice. The tenant has agreed that such right of first refusal is not exercisable in connection with the purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure, or any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure.

●	With respect to the Mortgaged Property identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 461 North Third Avenue, securing approximately 0.2%

of the Initial Pool Balance by allocated loan amount, the largest tenant, Oakley Signs & Graphics LLC, occupying approximately 54.2% of the net rentable area at the Mortgaged Property, has a one-time right of first offer to purchase the Mortgaged Property which must be exercised within five days of receipt of notice of the borrower’s intent to market the Mortgaged Property. The borrower may reject any such offer by the tenant to purchase the Mortgaged Property in its sole discretion. The parties must agree on a purchase price within five days of receipt of the tenant’s offer to purchase the Mortgaged Property, and the parties must close on the sale of such Mortgaged Property within 30 days thereof. The tenant has agreed that such right of first offer is not exercisable in connection with the purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the lender or its designee pursuant to a deed-in-lieu of foreclosure, or any subsequent sale of the Mortgaged Property by the lender or its designee after such foreclosure or deed-in-lieu of foreclosure.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Mulberry Place, representing approximately 0.5% of the Initial Pool Balance, the second largest tenant, Anytime Fitness, representing approximately 19.4% of the net rentable area and approximately 21.6% of the gross income at Mortgaged Property, is an affiliate of the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that, in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. Eleven (11) of the Mortgaged Properties identified on Annex A-1 to this prospectus as Park Pointe, Victor Valley Town Center I, Studio Village, Castle Park Center, Hampton Inn Banning Beaumont, Hollywood Pointe – Yucca, Rose Terrace – Whittier, Suntree, Stow-It Self Storage Woodland, Courtyard – Hawthorne and Mountain Gate, securing approximately 9.9% of the Initial Pool Balance by allocated loan amount, are located in areas that are considered a high earthquake risk (seismic zones 3 and 4). Seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a probable maximum loss greater than 17% (in the aggregate, with respect to Mortgaged Properties comprised of multiple structures).

●	With respect to seventy nine (79) Mortgaged Properties, securing approximately 72.7% of the Initial Pool Balance by allocated loan amount, the related borrowers (or, in some cases, tenants which are permitted to maintain insurance in lieu of the related borrowers) maintain insurance under blanket policies. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Certain of the Mortgaged Properties may be insured by, or subject to self-insurance on the part of, a sole or significant tenant or the property manager as described below:

●	With respect to the Mortgage Loans secured by the Mortgaged Properties or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as The Grove at Plymouth- Mass, Eliken Industrial Portfolio – 140 Hollie Drive, Glendora-Whiteville Portfolio and Walgreens Brattleboro, representing approximately 3.8% of the Initial Pool Balance, the related borrower may rely on the single tenant’s, ground lease tenant’s or owner’s association’s insurance or, in some cases, self-insurance, so long as the single tenant’s or ground lease tenant’s lease is in effect and no default has occurred under the lease and the tenant’s insurance or, if applicable, self-insurance meets the requirements under the related loan documents or (in certain cases) of the related lease. Under certain circumstances generally relating to a material casualty, a sole tenant entitled to self-insure may have the right to terminate its lease at the related Mortgaged Property under the terms of that lease. If the tenant fails to provide acceptable insurance coverage or, if applicable, self-insurance, the borrower generally must obtain or provide supplemental coverage to meet the requirements under the Mortgage Loan documents. See representation and warranty nos. 18 and 31 on Annex D-1 to this prospectus and the exceptions thereto on Annex D-2 to this prospectus (subject to the limitations and qualifications set forth in the preamble to Annex D-1 to this prospectus).

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”. See also representation and warranty nos. 18 and 31 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

In the case of such Mortgage Loans subject to such restrictions the related borrower is generally required pursuant to the related Mortgage Loan documents to maintain law or ordinance insurance coverage if any of the improvements or the use of a Mortgaged Property constitutes a legal non-conforming structure or use, which provides coverage for loss to the undamaged portion of such property, demolition costs and the increased cost of construction. However, the related property may not be able to be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property, and such law and ordinance insurance coverage does not provide any coverage for lost future rents or other damages from the inability to restore the property to its prior use or structure or for any loss of value to the related property. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions” and representation and warranty nos. 8 and 26 on Annex D-1 and the exceptions thereto on Annex D-2.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as The Grove at Plymouth- Mass, representing approximately 2.0% of the Initial Pool Balance, a portion of the Mortgaged Property is subject to a Notice of Activity and Use Limitation prohibiting (i) the use of such portion of the Mortgaged Property as a residence, school, daycare, or similar uses, (ii) excavation of such portion of the Mortgaged Property which is likely to disturb soil currently located between 6 to 19 feet below ground surface and (iii) relocation of contaminated soil currently located between 6 to 19 feet below ground surface.

With respect to the Mortgaged Properties identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio – 3701 West 128th Place, Midwest Industrial Portfolio – 8585 South 77th Avenue and Midwest Industrial Portfolio –12550 Lombard Lane, collectively securing approximately 0.9% of the Initial Pool Balance by allocated loan amount, the related Mortgaged Property is subject to a deed restriction limiting its use for non-residential purposes, as described under “—Environmental Considerations” above.

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Castle Park Center, representing approximately 1.1% of the Initial Pool Balance, the Mortgaged Property is subject to a Covenants and Restrictions Affecting Land (“CCR”), by and among the fourth largest tenant, AutoZone, Inc., occupying approximately 12.5% of the net rentable square footage at the Mortgaged Property, and two other entities no longer in existence, which prohibits offices and restaurants at the Mortgaged Property. There are two offices and two restaurants at the Mortgaged Property. AutoZone, Inc. executed an estoppel stating there are no defaults under the CCR. The Mortgage Loan documents provide a recourse carve-out for any losses due to any violations under, or termination, modification or amendment of, the CCR without the lender’s prior written consent.

In addition, certain of the Mortgaged Properties are subject to “historic” or “landmark” designations, which results in restrictions and in some cases prohibitions on modification of certain aspects of the related Mortgaged Property. For example:

Appraised Value

In certain cases, appraisals may reflect both “as-stabilized”, “as-complete” or “as-renovated” values, and “as-is” values. However, the Appraised Value reflected in this prospectus with respect to each Mortgaged Property reflects only the “as-is” value, except as set forth in the table below. The “as-stabilized”, “as-complete” or “as-renovated” value may be based on certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. The table below shows the LTV Ratio and appraised value for Mortgage Loans using “as-stabilized”, “as-complete” or “as-renovated” values, as well as the corresponding LTV Ratio and appraised value for such Mortgage Loans using “as-is” values.

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio (Other Than “As-Is”)	Other than “As- Is” Appraised Value	Cut-off Date LTV Ratio (“As-Is”)	“As-Is” Appraised Value
Parkway Plaza-NC(1)	1.9%	57.5%	$25,200,000	59.9%	$24,210,000

(1)	Reflects an appraisal on an “as-stabilized” basis, subject to an anticipated stabilization date of 10/1/2017.

See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans generally contain non-recourse carveouts for liabilities such as liabilities as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters, certain of the Mortgage Loans may not contain such carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1). For example:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the Initial Pool Balance, the related guarantor’s liability is capped at 10% of the then-outstanding principal balance of the Mortgage Loan for the following recourse events: (i) the borrower filing a voluntary petition under the bankruptcy code or any other federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary bankruptcy petition against the borrower in which the borrower or guarantor or any affiliate of the borrower colludes with, or otherwise assists, solicits or causes to be solicited petitioning creditors for any such involuntary petition against the borrower; (iii) the borrower or guarantor or any affiliate of the borrower or guarantor filing an answer consenting to or otherwise acquiescing in or joining in any such involuntary petition filed against the borrower; or (iv) the borrower consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the borrower or any portion of the mortgaged property. Recourse to the borrower and the guarantor is also limited to losses in the event the borrower fails to obtain the lender’s prior written consent to any transfer of the Mortgaged Property in violation of the Mortgage Loan documents. In addition, breaches of the environmental covenants in the Mortgage Loan documents are recourse only to the borrower and the operating lessee. In lieu of having the guarantor be a party to the indemnity, the Mortgage Loan documents require that the borrowers maintain environmental insurance (i) on a claims made and reported policy for an initial term of 10 years, which must be renewed or replaced or the borrower must purchase the optional extended reporting period of two years in accordance with the terms and conditions of the policy such that, in either case, the policy will be in effect until two years past the maturity date; (ii) with limits of liability of $10,000,000 for each pollution condition and $25,000,000 in the aggregate; (iii) with a self-insured retention amount of $50,000 for each pollution condition; and (iv) naming the lender as an additional named insured. At origination, the borrower obtained environmental insurance satisfying the requirements of the Mortgage Loan documents with a term of 10 years.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, which is part of a Whole Loan with an aggregate outstanding principal balance of $416,000,000 as of the Cut-off Date, the non-recourse carveout guarantor’s liability is limited to $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the lender’s rights under the guaranty.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, representing approximately 4.0% of the Initial Pool Balance, the related loan documents do not contain provisions for recourse for criminal acts by the related borrower or guarantor resulting in the seizure or forfeiture of all or part of the related Mortgaged Property, and recourse for losses resulting from waste is limited to intentional physical waste and does not trigger recourse if (x) funds specifically identified to pay charges which would have prevented such waste were, at the time in question, deposited with the lender and the lender has failed to pay (or make such funds available to pay) such charges (unless the lender is restricted in any manner from making such funds available as a result of a legal impediment caused by the related borrower or any affiliate of the related borrower or (y) gross revenue received during the period in question is insufficient to pay all of the related borrower’s operating expenses for the time period in question.

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”. See also representation and warranty no. 28 on Annex D-1 and the exceptions thereto on Annex D-2 (subject to the limitations and qualifications set forth in the preamble to Annex D-1).

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

Thirty nine (39) Mortgage Loans, representing approximately 44.4% of the Initial Pool Balance, require monthly payments of interest and principal based on amortization schedules significantly longer than the remaining term to stated maturity.

Eighteen (18) Mortgage Loans, representing approximately 30.0% of the Initial Pool Balance, provide for an initial interest-only period that expires between twelve (12) and sixty (60) months following the related origination date and thereafter require monthly payments of principal and interest based on amortization schedules significantly longer than the remaining term to stated maturity.

Four (4) Mortgage Loans, representing approximately 17.0% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date.

Two (2) Mortgage Loans, representing approximately 8.6% of the Initial Pool Balance, provide for interest-only payments for the entire term to stated maturity, with no scheduled amortization prior to that date; provided that if such Mortgage Loan is outstanding from and after an Anticipated Repayment Date occurring approximately 5 years following the related origination date, interest will accrue at the related Revised Rate.

Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Approx. % of Initial Pool Balance (%)
Amortizing Balloon	39	$333,044,280	44.4%
Interest-only, Amortizing Balloon	18	225,487,500	30.0
Interest-only, Balloon	4	127,375,000	17.0
Interest-only, ARD	2	64,600,000	8.6
Total:	63	$750,506,780	100.0%

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) that occur as described in the following table:

Overview of Due Dates

Due Date	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
1	3	$97,375,000	13.0%
6	42	504,047,784	67.2
11	18	149,083,995	19.9
Total:	63	$750,506,780	100.0%

The Mortgage Loans have grace periods as set forth in the following table:

Overview of Grace Periods

Grace Period (Days)	Number of Mortgage Loans	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
0	62	$742,006,780	98.9%
5	1	8,500,000	1.1
Total:	63	$750,506,780	100.0%

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on, or security interests in fee simple, leasehold or a similar interest in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loans

Two (2) Mortgage Loans securing the Mortgaged Properties identified on Annex A-1 to this prospectus as Quantum Park and One Conway Park (each, an “ARD Loan”), representing approximately 8.6% of the Initial Pool Balance, provides that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid the related ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan.

The ARD Loans are interest-only; consequently, the repayment of the ARD Loan in full on its Anticipated Repayment Date would require a substantial payment of principal on that date (except to the extent that such ARD Loan is repaid prior thereto). The ARD provisions described above, to the extent applicable, may result in an incentive for the borrower to repay the ARD Loan on or before its Anticipated Repayment Date but the borrower will have no obligation to do so. We make no statement regarding the likelihood that such ARD Loan will be repaid on its Anticipated Repayment Date.

After its Anticipated Repayment Date, an ARD Loan further requires that all cash flow available from the related Mortgaged Properties after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any Yield Maintenance Charge or Prepayment Premium) on such ARD Loan. While interest at the Initial Rate continues to accrue and be payable on a current basis on an ARD Loan after its Anticipated Repayment Date, the payment of Excess Interest, to the extent actually collected, will be deferred and will be required to be paid, only after the outstanding principal balance of such ARD Loan has been paid in full, at which time the Excess Interest will be paid to the holders of the Class V certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments and Voluntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally require the payment of a Yield Maintenance Charge or a Prepayment Premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately one to seven months) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Releases; Partial Releases” below.

Generally, no Yield Maintenance Charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in the prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan or, if the affected Mortgaged Property is part of a portfolio, a property-specific release price (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the largest 15 Mortgage Loans or groups of cross-collateralized Mortgage Loans.

Voluntary Prepayments

As of origination, the following prepayment restrictions and defeasance provisions applied to the Mortgage Loans:

●	Fifty four (54) of the Mortgage Loans, representing approximately 75.8% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a specified period of time (each, a “Lock-out Period”) but permit the related borrower (after an initial period of at least two years following the date of initial issuance of the Offered Certificates) for a specified period to defease the related Mortgage Loan by pledging non-callable United States Treasury obligations and other non-callable government securities within the meaning of Section 2(a)(16) of the Investment Company Act, as amended (“Government Securities”) that provide for payment on or prior to each Due Date through and including the maturity date or Anticipated Repayment Date, as applicable (or, in some cases, such earlier Due Date on which the Mortgage Loan becomes freely prepayable), of amounts at least equal to the amounts that would have been payable or outstanding, as applicable, on those dates under the terms of the subject Mortgage Loan and obtaining the release of the related Mortgaged Property from the lien of the related mortgage, and thereafter such Mortgage Loan is freely prepayable.

●	Eight (8) of the Mortgage Loans, representing approximately 17.2% of the Initial Pool Balance, each prohibit voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permit the related borrower to make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

●	One (1) Mortgage Loan representing approximately 7.0% of the Initial Pool Balance, prohibits voluntary principal prepayments during a Lock-out Period, and following such Lock-out Period, for a specified period of time, permits the related borrower to defease the Mortgage Loan by the pledging of Government Securities that provide for payment on or prior to each Due Date through and including the maturity date or make voluntary principal prepayments upon the payment of the greater of a Yield Maintenance Charge or Prepayment Premium, and thereafter such Mortgage Loan is freely prepayable.

The Mortgage Loans generally permit voluntary prepayment without payment of a Yield Maintenance Charge or any Prepayment Premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
1-3	11	7.4%
4-6	47	78.2
7	5	14.3
Total	63	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to persons specified in or satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not (i) prohibit transfers of non-controlling interests so long as no change of control results or, (ii) with respect to Mortgage Loans to tenant-in-common borrowers, transfers to new tenant-in-common borrowers. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property;

●	a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance

The terms of fifty five (55) of the Mortgage Loans (the “Defeasance Loans”), representing approximately 82.8% of the Initial Pool Balance, permit the applicable borrower at any time (provided that no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans, the Defeasance Lock-Out Period ends at least two years after the Closing Date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other Mortgage Loan documents executed in connection with the Defeasance Option, (iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940 and otherwise satisfying REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or Anticipated Repayment Date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including in the case of a Mortgage Loan with a balloon payment due at maturity or anticipated to be paid on the related Anticipated Repayment Date, the related balloon payment, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”.

For additional information on Mortgage Loans that permit partial defeasance, see “—Releases; Partial Releases” below.

In general, if consistent with the related Mortgage Loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related Mortgage Loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

Releases; Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment or a partial substitution, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, representing approximately 7.0% of the Initial Pool Balance, the Mortgage Loan documents permit the release of both retail and non-retail parcels of the Mortgaged Property. With respect to the release of the non-retail parcels (the “Release Parcels”), the borrower must satisfy the following requirements, among others: (i) the borrower pays the product of (A) 110% and (B) the product of (1) the loan to value ratio of the Mortgage Loan on the origination date (57.2%) and (2) the difference between the appraised value of the Mortgaged Property with and without the Release Parcel, in addition to any yield maintenance premium that may be due under the Mortgage Loan documents; (ii) the debt yield after such release is greater than or equal to (A) the lesser of 15% of the net operating income debt yield immediately prior to the release or (B) 10.2%, (iii) the delivery of a rating agency confirmation if the Release Parcel encompasses more than 15% of the hotel rooms at the Mortgaged Property or the release price with respect to such Release Parcel equals or exceeds the product of (A) 15% and (B) the original principal balance of the mortgage loan; and (iv) satisfaction of the REMIC requirements. With respect to the release of the retail parcels (the “Retail Release Parcels”), the borrower must satisfy the following requirements, among others: (i) the borrower pays the product of (A) 110% and (B) the product of (1) the greater of (x) the loan to value ratio of the mortgage loan on the closing date (57.2%) or (y) the net sales proceeds and (2) the difference between the appraised value of the Mortgaged Property with and without the Retail Release Parcel, in addition to any yield maintenance premium that may be due under the Mortgage Loan documents, (ii) the debt yield after such release is greater than or equal to (A) the lesser of 15% of the net operating income debt yield immediately prior to the release or (B) 10.2%, (iii) the delivery of a rating agency confirmation, and (iv) satisfaction of the REMIC requirements.

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, in the event that IKEA, which tenant owns its improvements, exercises its option to purchase its leased parcel, the related borrower may, without the lender’s consent, obtain the release of such parcel for no consideration and without payment of a prepayment fee, provided that the borrower provides evidence that (a) such parcel has been subdivided from the remainder of the Mortgaged Property and (b) the remainder of the Mortgaged Property constitutes a separate tax lot and provided, among other things, that (i) the loan-to-value ratio taking into account the remaining property after such release is equal to or less than 125% or (ii) the borrower pays down the principal balance of the Mortgage Loan by an amount not less than (x) the fair market value of the released parcel at the time of the transfer and release, or (y) an amount such that the loan-to-value ratio of the remaining property does not increase after the transfer, unless the borrower delivers an opinion of counsel stating that if the amount described in clause (ii) is not paid, the subject securitization will not fail to maintain its REMIC status.

●	With respect to the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as The Hamptons and Park Pointe, representing approximately 3.6% of the Initial Pool Balance, the Mortgaged Loan documents permit either borrower to release either Mortgaged Property from the lien of the security instrument in connection with a defeasance after the permitted defeasance date, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including: (i) defeasance in an amount equal to 115% of the remaining principal amount of the defeasing borrower’s note, plus any yield maintenance premium and any other amounts then due under the Mortgage Loan documents; (ii) the post defeasance debt service coverage ratio for the remaining property must be greater than the greater of the debt service coverage ratio for the 12 full calendar months immediately prior to closing, and the debt service coverage ratio for the 12 full calendar months immediately before defeasance; (iii) the post defeasance loan-to-value ratio for the remaining property must not be greater than the lesser of the combined loan-to-value ratio immediately prior to closing, and the combined loan-to-

value ratio immediately before the defeasance; (iv) the post defeasance debt yield for the remaining property must be the greater than the greater of the debt yield immediately prior to closing, and the debt yield immediately before the defeasance; and (v) satisfaction of the REMIC requirements.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Midwest Industrial Portfolio, representing approximately 3.1% of the Initial Pool Balance, the Mortgage Loan documents permit the release of an individual Mortgaged Property after the permitted release date provided the borrower defease an amount equal to (i) 115% of the allocated loan amount for the mortgaged property being released, plus (ii) if necessary, an amount necessary to reduce the principal so that the remaining properties will achieve the following tests: (A) the greater of: (x) 1.39:1.00 and (y) the underwritten debt service coverage ratio immediately preceding such release (provided that such requirement will be waived if, at the time of such release and after giving effect to such release, the underwritten debt service coverage ratio is at least 1.64:1.00), and (B) the greater of: (x) 75% and (y) the loan to value ratio immediately preceding such release. The release must also satisfy all REMIC requirements, among other requirements set forth in the Mortgage Loan documents.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Redwood MHC Portfolio, representing approximately 2.7% of the Initial Pool Balance, provided that no event of default or other sweep event has occurred and is continuing under the related loan documents (provided, however, that if the related Mortgaged Property to be released is the Mortgaged Property causing the sweep event (and after the partial defeasance, the related cause of the sweep event no longer exists), then subject to satisfaction of all other requirements of a sweep event cure, such Mortgaged Property may be released provided that if such Mortgaged Property causes the debt service coverage ratio to be below 1.05x for two consecutive quarters, upon satisfaction of all other partial defeasance requirements, such Mortgaged Property may be released if the release results in a debt service coverage ratio of 1.05x or greater), following the Defeasance Lockout Period, the borrowers may obtain the release of any individual Mortgaged Property in the portfolio from the lien of the related security instruments, provided that, among other conditions: (i) the borrower partially defeases an amount equal to 115% (or, in the case of the Mortgaged Properties that are identified on Annex A-1 to this prospectus as Redwood MHC Portfolio – Colonial Acres and Redwood MHC Portfolio – Colonial Manor, 100%) of the allocated loan amount of the Mortgaged Property to be released; (ii) the debt service coverage ratio of the remaining Mortgaged Properties is equal to or greater than both (A) the debt service coverage ratio of all of the Mortgaged Properties as of the date of origination of the Mortgage Loan (i.e., 1.38x), and (B) the debt service coverage ratio of all of the Mortgaged Properties then encumbered by the related Mortgage immediately prior to such release, each as determined by the lender in its sole but reasonable discretion; (iii) the loan-to-value ratio of the remaining Mortgaged Properties is equal to or less than both (A) the loan-to-value ratio of all of the Mortgaged Properties as of the date of origination of the Mortgage Loan (i.e., 73.5%), and (B) the loan-to-value ratio of all of the Mortgaged Properties then encumbered by the related Mortgage immediately prior to such release (it being acknowledged and agreed that the determination of the loan-to-value ratio for purposes of this clause (iii) will be a reasonable determination by the lender based on a current or updated appraisal, a broker’s price opinion or other written determination of value using a valuation method reasonably satisfactory to the lender); (iv) the borrower delivers to the lender a rating agency confirmation as to the defeasance; and (v) if such release would result in a loan-to-value ratio greater than 125%, the borrower delivers payment of a “qualified amount” as such term is defined in Internal Revenue Service Revenue Procedure 2010-30, unless the lender receives an opinion of counsel that failure to make such payment will not cause the issuing entity to fail to maintain its status as a REMIC.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Ventron Georgia Portfolio, representing approximately 2.3% of the Initial Pool Balance, provided no event of default under the related Mortgage Loan is then continuing, at any time after the second anniversary of the Closing Date and before September 6, 2026, the borrower may obtain the release of the related Mortgaged Properties from the lien of the Mortgage Loan documents in connection with a third-party sale, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including among others: (i) defeasing the Mortgage Loan in an amount equal to 130% of the allocated loan amount for such Mortgaged Property to be released; (ii) after giving effect to the sale and defeasance, (a) the debt service coverage ratio (as calculated under the Mortgage Loan documents) for the remaining Mortgaged Properties is no less than the greater of (x) the debt service coverage ratio immediately prior to the sale and defeasance and (y) 1.25x and (b) the loan to value ratio for the remaining Mortgaged Properties is no greater than 70%; (iii) delivery of a Rating Agency Confirmation; and (iv) delivery of a REMIC opinion.

●	With respect to the Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Uconn Apartment Portfolio, representing approximately 2.0% of the Initial Pool Balance, provided no event of default under the related Mortgage Loan is then continuing, at any time after the second anniversary of the Closing Date and before September 6, 2026, the borrower may obtain the release of one or more of the related Mortgaged Properties from the lien of the Mortgage Loan documents in connection with a third-party sale, subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including among others: (i) defeasing the Mortgage Loan in an amount equal to the greater of (a) 100% of the net sales proceeds with respect to such Mortgaged Property to be released and (b) 125% of the allocated loan amount for such Mortgaged Property to be released; (ii) after giving effect to the sale and defeasance, (a) the debt service coverage ratio (as calculated under the Mortgage Loan documents) for the remaining Mortgaged Properties is no less than the greater of (x) the debt service coverage ratio immediately prior to the sale and defeasance and (y) 1.25x, (b) the debt yield (as calculated under the Mortgage Loan documents) for the remaining Mortgaged Properties is no less than 9.81%, (c) the loan to value ratio for the remaining Mortgaged Properties is no greater than the lesser of (x) the loan to value ratio immediately prior to the sale and defeasance and (y) 70%; (iii) delivery of a Rating Agency Confirmation, and (iv) delivery of a REMIC opinion.

Furthermore, some of the Mortgage Loans permit the release or substitution of specified parcels of real estate or improvements that secure the Mortgage Loans but were not assigned any material value or considered a source of any material cash flow for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the property or permit the general right to release as yet unidentified parcels if they are non-income producing so long as such release does not materially adversely affect the use or value of the remaining property, among other things. Such real estate may be permitted to be released, subject to certain REMIC rules, without payment of a release price and consequent reduction of the principal balance of the subject Mortgage Loan or substitution of additional collateral if zoning and other conditions are satisfied. We cannot assure you that the development of a release parcel, even if approved by the special servicer as having no material adverse effect to the remaining property, may not for some period of time either disrupt operations or lessen the value of the remaining property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

Fifty eight (58) of the Mortgage Loans, representing approximately 86.3% of the Initial Pool Balance, provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

Fifty eight (58) of the Mortgage Loans, representing approximately 81.4% of the Initial Pool Balance, provide for monthly or upfront escrows to cover ongoing replacements and capital repairs.

Thirty four (34) of the Mortgage Loans, representing approximately 45.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

Twenty (20) of the Mortgage Loans, representing approximately 69.6% of the portion of the Initial Pool Balance that is secured in whole or in part by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

Ten (10) of the Mortgage Loans, representing approximately 21.2% of the Initial Pool Balance, provide for monthly or upfront escrows to cover planned capital expenditures or franchise-mandated property improvement plans.

Three (3) of the Mortgage Loans, representing approximately 3.0% of the Initial Pool Balance, provide for monthly or upfront escrows to cover certain performance requirements.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or guaranty in lieu of maintaining cash reserves. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

See footnotes to Annex A-1 for more information regarding escrows under the Mortgage Loan documents.

Mortgaged Property Accounts

Cash Management. The Mortgage Loan documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the account mechanics prescribed for the Mortgage Loans:

Cash Management Types

Type of Lockbox	Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance (%)
Springing	38	$293,894,245	39.2%
Hard/Upfront Cash Management	7	205,240,009	27.3
Hard/Springing Cash Management	10	150,433,007	20.0
Soft/Springing Cash Management	4	86,137,895	11.5
None	4	14,801,623	2.0
Total:	63	$750,506,780	100.0%

The following is a description of the types of cash management provisions to which the borrowers under the Mortgage Loans are subject:

●	Hard/Upfront Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and then applied by the applicable servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Hard/Springing Cash Management. The related borrower is required to instruct the tenants and other payors (including any third party property managers) to pay all rents and other revenue directly to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. From and after the occurrence of such a “trigger” event, only the portion of such funds remaining after the payment of current debt service, the funding of reserves and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower or, in some cases, maintained in an account controlled by the servicer as additional collateral for the loan until the “trigger” event ends or terminates in accordance with the loan documentation.

●	Soft/Upfront Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the applicable servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Generally, excess funds may then be remitted to the related borrower.

●	Soft/Springing Cash Management. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors (including any third party property managers) to the related borrower or the property manager. The related borrower or property manager, as applicable, then forwards such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Until the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, such funds are forwarded to an account controlled by the related borrower or are otherwise made available to the related borrower. In some cases, upon the occurrence of such a “trigger” event, the Mortgage Loan documents will require the related borrower to instruct tenants and/or other payors to pay directly into an account controlled by the applicable servicer on behalf of the issuing entity. All funds held in such lockbox account controlled by the applicable servicer following such “trigger” event will be applied by the applicable servicer in accordance with the related Mortgage Loan documents. From and after the occurrence of such a trigger event, only the portion of such funds remaining after the payment of current debt service and, in some cases, expenses at the related Mortgaged Property are to be forwarded or otherwise made available to the related borrower.

●	Springing. A lockbox account is established at origination or upon the occurrence of certain “trigger” events. Revenue from the related Mortgaged Property is generally paid by the tenants and other payors to the related borrower or property manager. The Mortgage Loan documents provide that, upon the occurrence of a “trigger” event, which typically includes an event of default under the Mortgage Loan documents, the related borrower would be required to instruct tenants to pay directly into such lockbox account or, if tenants are directed to pay to the related borrower or the property manager, the related borrower or property manager, as applicable, would then forward such funds to a lockbox account controlled by the applicable servicer on behalf of the issuing entity. Funds are then swept into a cash management account controlled by the servicer on behalf of the issuing entity and applied by the servicer in accordance with the related Mortgage Loan documents. This typically includes the payment of debt service and, in some cases, expenses at the related Mortgaged Property. Excess funds may then be remitted to the related borrower.

●	None. Revenue from the related Mortgaged Property is paid to the related borrower and is not subject to a lockbox account as of the Closing Date, and no lockbox account is required to be established during the term of the related Mortgage Loan.

In connection with any hard lockbox cash management, income deposited directly into the related lockbox account may not include amounts paid in cash and/or checks that are paid directly to the related property manager, notwithstanding requirements to the contrary. Furthermore, with respect to certain multifamily and hospitality properties considered to have a hard lockbox, cash, checks and “over-the-counter” receipts may be deposited into the lockbox account by the property manager. Mortgage Loans whose terms call for the establishment of a lockbox account require that the amounts paid to the property manager will be deposited into the applicable lockbox account on a regular basis. Lockbox accounts will not be assets of the issuing entity. See the footnotes to Annex A-1 for more information regarding lockbox provisions for the Mortgage Loans.

Exceptions to Underwriting Guidelines

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Barclays Bank PLC—Barclays’ Underwriting Guidelines and Processes”; “—Ladder Capital Finance LLC—Ladder Capital Group’s Underwriting Guidelines and Processes”; “—Wells Fargo Bank,

National Association—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” ; “—Silverpeak Real Estate Finance LLC—Silverpeak’s Underwriting Standards and Processes”; “—Rialto Mortgage Finance, LLC—Rialto Mortgage’s Underwriting Standards and Loan Analysis” and “—C-III Commercial Mortgage LLC—C3CM’s Underwriting Guidelines and Processes”.

One (1) Mortgage Loan, representing approximately 1.9% of the Initial Pool Balance, was originated by Wells Fargo Bank, National Association with exceptions to the underwriting guidelines as described in the following bullet point:

●	With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Parkway Plaza–NC, representing approximately 1.9% of the Cut-off Date Pool Balance, Jimmy John’s (new tenant) rent was included in the underwritten base rent; however, the tenant is not yet in occupancy and no gap rent reserve related to the tenant was collected at origination, which represents an exception to Wells Fargo Bank, National Association’s underwriting guidelines. Wells Fargo Bank, National Association’s decision to include the Mortgage Loan notwithstanding this exception was supported by the following: (a) the Cut-off Date LTV, U/W NCF DSCR and U/W NCF Debt Yield are 57.5%, 1.61x and 10.1%, respectively; and excluding the income attributed to Jimmy John’s, the Cut-off Date U/W NCF DSCR and U/W NCF Debt Yield would be 1.56x and 9.8%, respectively; (b) Jimmy John’s represents only 0.9% of the net rentable area at the Mortgaged Property and is expected to take occupancy and begin paying rent in December 2016; (c) the Mortgaged Property benefits from its location in a high traffic retail corridor, with an approximate 22,000 average daily traffic count.; and (d) the sponsors and guarantors acquired the Mortgaged Property in 2005, have spent approximately $3.7 million in renovation projects at the Mortgaged Property, and have approximately 49 years of commercial real estate experience. In addition, certain characteristics of the Mortgage Loan can be found in Annex A-1 to this prospectus. Based on the foregoing, Wells Fargo Bank, National Association approved inclusion of the Mortgage Loan into this transaction.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the related Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of the limited partnership or non-managing membership equity interests in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or the pledge of limited partnership or non-managing membership equity interests in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Percentage of Initial Pool Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR	Cut-off Date Total Debt Underwritten NCF DSCR(1)
Walmart Shadow Anchored Portfolio	$39,536,250	5.3%	$8,607,106(2)	$49,500,000	$97,643,356	6.067%	75.0%	82.3%	1.36x	1.17x
DoubleTree by Hilton Tempe	$11,000,000	1.5%	$2,200,000(3)	$9,600,000	$22,800,000	6.338%	63.8%	70.6%	1.69x	1.41x

(1)	Calculated including the mezzanine debt. Cut-off Date Wtd. Avg. Total Debt Interest Rate is based on the interest rate of the related Whole Loan and the related mezzanine loan as of the Cut-off Date, and the Cut-off Date Total Debt Underwritten NCF DSCR is calculated based on such initial interest rates.

(2)	Held by Ladder Capital Finance LLC or an affiliate thereof.

(3)	Held by Silverpeak Real Estate Finance LLC or an affiliate thereof.

Each of the mezzanine loans related to the Mortgage Loan secured by the Mortgaged Property identified in the table above is subject to an intercreditor agreement between the holder of the related mezzanine loan and the related lender under the related Mortgage Loan that, in each case, sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan. Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan are subordinate after an event of default (taking into account the cure rights exercised by the mezzanine lender) under the related Mortgage Loan to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the mortgaged property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights exercised by the mezzanine lender), the related mezzanine lender may accept payments on and prepayments of the related mezzanine loan; (c) the related mezzanine lender will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender may amend or modify the related mezzanine loan in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the mezzanine lender’s consent to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents, the related mezzanine lender may foreclose upon the membership interests in the related Mortgage Loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower and a change in the management of the related Mortgaged Properties, (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary or material non-monetary default occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related Mortgage Loan lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender has the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued interest and other amounts due thereon, plus any advances made by the related Mortgage Loan lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, special maintenance charges payable in connection with a prepayment or Yield Maintenance Charges and Prepayment Premiums and (g) an event of default under the related Mortgage Loan will trigger an event of default under the mezzanine loan.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—‘Due-On-Sale’ and ‘Due-On-Encumbrance’ Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following chart, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following chart and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Maximum Principal Amount Permitted (If Specified)(1)	Combined Maximum LTV Ratio(2)	Combined Minimum DSCR(2)		Combined Minimum Debt Yield(2)	Intercreditor Agreement Required	Mortgage Lender Allowed to Require Rating Agency Confirmation(3)
80 Park Plaza	$21,000,000	N/A	75.0%	1.50	x	10.0%	Yes	Yes(4)
Redwood MHC Portfolio	$20,600,000	N/A	75.0%	1.25	x	N/A	Yes	Yes(4)
Victor Valley Town Center I	$14,227,020	N/A	65.0%	1.30	x	10.0%	Yes	Yes
Holiday Inn Express & Suites Centerville	$6,641,811	N/A	70.0%	1.40	x	11.9%	Yes	Yes(4)
Palo Verde Square	$4,000,000	N/A	70.0%	1.25	x	9.0%	Yes	Yes

(1)	Indicates the maximum aggregate principal amount of the Mortgage Loan and the related mezzanine loan (if any) that is specifically stated in the Mortgage Loan documents and does not take account of any restrictions that may be imposed at any time by operation of any debt yield, debt service coverage ratio or loan-to-value ratio conditions.

(2)	Debt service coverage ratios, loan-to-value ratios and debt yields are to be calculated in accordance with definitions set forth in the related Mortgage Loan documents. Except as otherwise noted in connection with a Mortgage Loan, the determination of the loan-to-value ratio must be, or may be required by the lender to be, based on a recent appraisal.

(3)	Indicates whether the conditions to the financing include (a) delivery of Rating Agency Confirmation that the proposed financing will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates and/or (b) acceptability of any related intercreditor or mezzanine loan documents to the Rating Agencies.

(4)	If required under the PSA.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include cure rights and a default-related repurchase option. The intercreditor agreement required to be entered into in connection with any future mezzanine loan will either be substantially in the form attached to the related loan agreement or be subject to receipt of a Rating Agency Confirmation or to the related lender’s approval. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due-on-sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

The Mortgage Loans generally permit a pledge of the same direct and indirect ownership interests in any borrower that could be transferred without the lender consent. See “—Certain Terms of the Mortgage Loans—‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions” above.

Some of the Mortgage Loans permit certain affiliates of the related borrower to pledge their indirect ownership interests in the borrower including, but not limited to, pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents for such Mortgage Loans may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Other Secured Indebtedness

With respect to the Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, the borrower is permitted to obtain a property assessed clean energy (PACE) loan (which loans are repaid through multi-year assessments against the Mortgaged Property) in an amount not to exceed $5,000,000, subject to the lender’s consent (which may not be unreasonably withheld, conditioned or delayed) and delivery of a rating agency confirmation. In the event the borrower fails to timely pay assessments due under the PACE loan, the PACE lender will have the right to file a lien against the Mortgaged Property.

Preferred Equity

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

The borrowers under some of the Mortgage Loans have incurred or are permitted to incur unsecured subordinate debt (in addition to trade payables, equipment financing and other debt incurred in the ordinary course) subject to the terms of the related Mortgage Loan documents.

Prospective investors should assume that all or substantially all of the Mortgage Loans permit their borrowers to incur a limited amount (generally in an amount not more than 5% of the original Mortgage Loan balance or an amount otherwise normal and reasonable under the circumstances) of trade payables, equipment financing and/or other unsecured indebtedness in the ordinary course of business or an unsecured credit line to be used for working capital purposes. In addition, certain of the Mortgage Loans allow the related borrower to receive unsecured loans from equity owners, provided that such loans are subject to and subordinate to the applicable Mortgage Loan.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 to this prospectus as Hilton Hawaiian Village, Quantum Park, Walmart Shadow Anchored Portfolio, Potomac Mills, 1140 Avenue of the Americas, Fremaux Town Center, Midwest Industrial Portfolio, 80 Park Plaza, Redwood MHC Portfolio and DoubleTree by Hilton Tempe

is part of a Whole Loan consisting of such Mortgage Loan and the related Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (the “Companion Holder” or “Companion Holders”) are generally governed by an intercreditor agreement or a co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and the related Companion Loan(s) are cross-collateralized and cross-defaulted.

The following terms are used in reference to the Whole Loans:

“CGCMT 2016-C3 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the 80 Park Plaza Controlling Companion Loan.

“CFCRE 2016-C6 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the Potomac Mills Controlling Companion Loan.

“Companion Loan Rating Agency” means any NRSRO rating any serviced pari passu companion loan securities.

“Hilton USA Trust 2016-HHV Trust and Servicing Agreement” means the trust and servicing agreement relating to the securitization of the Hilton Hawaiian Village Controlling Companion Loan.

“Non-Serviced Certificate Administrator” means with respect to (i) the Hilton Hawaiian Village Whole Loan, the certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) the Walmart Shadow Anchored Portfolio Whole Loan, the certificate administrator under the WFCM 2016-LC25 Pooling and Servicing Agreement, (iii) the Potomac Mills Whole Loan, the certificate administrator under the CFCRE 2016-C6 Pooling and Servicing Agreement and (iv) the 80 Park Plaza Whole Loan, the certificate administrator under the CGCMT 2016-C3 Pooling and Servicing Agreement.

“Non-Serviced Companion Loan” means each of the Hilton Hawaiian Village Companion Loans, the Walmart Shadow Anchored Portfolio Companion Loan, the Potomac Mills Companion Loans and the 80 Park Plaza Companion Loans.

“Non-Serviced Directing Certificateholder” means with respect to (i) the Hilton Hawaiian Village Whole Loan, the directing certificateholder (or the equivalent) under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) the Walmart Shadow Anchored Portfolio Whole Loan, the directing certificateholder (or the equivalent) under the WFCM 2016-LC25 Pooling and Servicing Agreement (iii) the Potomac Mills Whole Loan, the directing certificateholder (or the equivalent) under the CFCRE 2016-C6 Pooling and Servicing Agreement and (iv) the 80 Park Plaza Whole Loan, the directing certificateholder (or the equivalent) under the CGCMT 2016-C3 Pooling and Servicing Agreement.

“Non-Serviced Master Servicer” means with respect to (i)  the Hilton Hawaiian Village Whole Loan, the servicer under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) the Walmart Shadow Anchored Portfolio Whole Loan, the master servicer under the WFCM 2016-LC25 Pooling and Servicing Agreement, ((iii) the Potomac Mills Whole Loan, the master servicer under the CFCRE 2016-C6 Pooling and Servicing Agreement and (iv) the 80 Park Plaza Whole Loan, the master servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement.

“Non-Serviced Mortgage Loan” means each of the Hilton Hawaiian Village Mortgage Loan, the Walmart Shadow Anchored Portfolio Mortgage Loan, the Potomac Mills Mortgage Loan and the 80 Park Plaza Mortgage Loan.

“Non-Serviced PSA” means with respect to (i) the Hilton Hawaiian Village Whole Loan, the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) the Walmart Shadow Anchored Portfolio Whole Loan, the WFCM 2016-LC25 Pooling and Servicing Agreement, (iii) the Potomac Mills Whole Loan, the CFCRE 2016-C6 Pooling and Servicing Agreement and (iv) the 80 Park Plaza Whole Loan, the CGCMT 2016-C3 Pooling and Servicing Agreement.

“Non-Serviced Special Servicer” means with respect to (i) the Hilton Hawaiian Village Whole Loan, the special servicer under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) the Walmart Shadow Anchored Portfolio Whole Loan, the special servicer under the WFCM 2016-LC25 Pooling and Servicing Agreement, (iii) the Potomac Mills Whole Loan, the special servicer under the CFCRE 2016-C6 Pooling and Servicing Agreement and (iv) the 80 Park Plaza Whole Loan, the special servicer under the CGCMT 2016-C3 Pooling and Servicing Agreement.

“Non-Serviced Subordinate Companion Loan” means each of the Hilton Hawaiian Village Subordinate Companion Loans and the Potomac Mills Subordinate Companion Loans.

“Non-Serviced Trustee” means with respect to (i) the Hilton Hawaiian Village Whole Loan, the trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (ii) Walmart Shadow Anchored Portfolio Whole Loan, the trustee under the WFCM 2016-LC25 Pooling and Servicing Agreement, (iii) the Potomac Mills Whole Loan, the trustee under the CFCRE 2016-C6 Pooling and Servicing Agreement and (iv) the 80 Park Plaza Whole Loan, the trustee under the CGCMT 2016-C3 Pooling and Servicing Agreement.

“Non-Serviced Whole Loan” means each of the Hilton Hawaiian Village Whole Loan, the Walmart Shadow Anchored Portfolio Whole Loan, the Potomac Mills Whole Loan and the 80 Park Plaza Whole Loan.

“Other Master Servicer” means with respect to each Serviced Whole Loan, the master servicer appointed under the related Other PSA.

“Other PSA” means with respect to each Serviced Whole Loan, any pooling and servicing agreement, trust and servicing agreement or other servicing agreement governing the securitization of a related Serviced Companion Loan.

“Pari Passu Mortgage Loan” means any of the Serviced Pari Passu Mortgage Loans or Non-Serviced Mortgage Loans.

“Serviced Companion Loan” means each of the Serviced Pari Passu Companion Loans.

“Serviced Mortgage Loan” means each of the Quantum Park Mortgage Loan, the 1140 Avenue of the Americas Mortgage Loan, the Fremaux Town Center Mortgage Loan, the Midwest Industrial Portfolio Mortgage Loan, the Redwood MHC Portfolio Mortgage Loan and the DoubleTree by Hilton Tempe Mortgage Loan.

“Serviced Pari Passu Companion Loan” means each of the Quantum Park Companion Loans, the 1140 Avenue of the Americas Companion Loans, the Fremaux Town Center Companion Loans, the Midwest Industrial Portfolio Companion Loan, the Redwood MHC Portfolio Companion Loans and the DoubleTree by Hilton Tempe Companion Loan.

“Serviced Pari Passu Mortgage Loan” means a Serviced Mortgage Loan.

“Serviced Whole Loan” means each of the Quantum Park Whole Loan, the 1140 Avenue of the Americas Whole Loan, the Fremaux Town Center Whole Loan, the Midwest Industrial

Portfolio Whole Loan, the Redwood MHC Portfolio Whole Loan and the DoubleTree by Hilton Tempe Whole Loan.

“Subordinate Companion Loan” means each of the Non-Serviced Subordinate Companion Loans.

“WFCM 2016-LC25 Pooling and Servicing Agreement” means the pooling and servicing agreement relating to the securitization of the Walmart Shadow Anchored Portfolio Companion Loan.

The table below provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Whole Loan LTV Ratio(2)	Mortgage Loan Underwritten NCF DSCR(1)	Whole Loan Underwritten NCF DSCR(2)
Hilton Hawaiian Village	$52,500,000	7.0%	$644,100,000	$578,400,000	31.2%	57.2%	4.47x	2.44x
Quantum Park	$52,000,000	6.9%	$80,000,000	N/A	66.0%	66.0%	3.00x	3.00x
Walmart Shadow Anchored Portfolio	$39,536,250	5.3%	$49,500,000	N/A	75.0%	75.0%	1.36x	1.36x
Potomac Mills	$36,375,000	4.8%	$254,625,000	$125,000,000	38.0%	54.4%	4.39x	2.65x
1140 Avenue of the Americas	$30,000,000	4.0%	$69,000,000	N/A	55.0%	55.0%	2.16x	2.16x
Fremaux Town Center	$24,700,712	3.3%	$47,425,367	N/A	62.7%	62.7%	1.32x	1.32x
Midwest Industrial Portfolio	$23,100,000	3.1%	$15,400,000	N/A	71.3%	71.3%	1.39x	1.39x
80 Park Plaza	$21,000,000	2.8%	$112,000,000	N/A	75.0%	75.0%	1.52x	1.52x
Redwood MHC Portfolio	$20,600,000	2.7%	$75,400,000	N/A	71.8%	71.8%	1.38x	1.38x
DoubleTree by Hilton Tempe	$11,000,000	1.5%	$9,600,000	N/A	63.8%	63.8%	1.69x	1.69x

(1)	Calculated including any related Companion Loans but excluding any related Subordinate Companion Loan.

(2)	Calculated including any related Companion Loans and any related Subordinate Companion Loan.

The Serviced Whole Loans

Quantum Park Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A 1 to this prospectus as Quantum Park, representing approximately 6.9% of the Initial Pool Balance, with a Cut-off Date Balance of $52,000,000 (the “Quantum Park Mortgage Loan”), is part of a whole loan comprised of three promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The Quantum Park Mortgage Loan is evidenced by promissory Note A-3. The portions of the Quantum Park Whole Loan (as defined below) evidenced by (a) promissory Note A-1, with an outstanding principal balance as of the Cut-off Date of $30,000,000, which was contributed to the CGCMT 2016-C3 securitization trust and (b) promissory Notes A-2, with an outstanding principal balance as of the Cut-off Date of $50,000,000, which is expected to be contributed to the CGCMT 2016-P6 securitization trust are referred to in this prospectus, collectively, as the “Quantum Park Companion Loans”, are pari passu in right of payment with the Quantum Park Mortgage Loan and have an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000. The Quantum Park Mortgage Loan and the Quantum Park Companion Loans are collectively referred to as the “Quantum Park Whole Loan” in this prospectus. The Quantum Park Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The rights of the issuing entity as the holder of the Quantum Park Mortgage Loan and the rights of the holders of the Quantum Park Companion Loans are subject to a Co-Lender Agreement (the “Quantum Park Co-Lender Agreement”). The following summaries describe certain provisions of the Quantum Park Co-Lender Agreement.

Servicing

The Quantum Park Whole Loan will be serviced from and after the Closing Date by the master servicer, and the special servicer, pursuant to the terms of the PSA, subject to the terms of the Quantum Park Co-Lender Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, under the PSA will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the Quantum Park Mortgage Loan pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Quantum Park Mortgage Loan, and (ii) any required Servicing Advances with respect to the Quantum Park Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Quantum Park Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of a related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. No party to the PSA will have any obligation to make advances of principal and interest on any Quantum Park Companion Loan.

Distributions

The Quantum Park Co-Lender Agreement sets forth the respective rights of the holder of the Quantum Park Mortgage Loan and the holder of the Quantum Park Companion Loans with respect to distributions of funds received in respect of the Quantum Park Whole Loan, and provides, in general, that:

●	the Quantum Park Mortgage Loan and the Quantum Park Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Quantum Park Whole Loan or the related Mortgaged Property will be applied to the Quantum Park Mortgage Loan and the Quantum Park Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the application of proceeds, awards or settlements to restoration or repair or release to the borrower, the payment of amounts for reserves or escrows required by the related Quantum Park Whole Loan documents and payment and reimbursement rights of the master servicer, special servicer, trustee, operating advisor, certificate administrator and depositor under the PSA) in accordance with the terms of the Quantum Park Co-Lender Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Quantum Park Whole Loan will be allocated, on a pro rata and pari passu basis, to the Quantum Park

Mortgage Loan and the Quantum Park Companion Loans in accordance with the terms of the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Quantum Park Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Quantum Park Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of payments and collections on other Mortgage Loans, but not out of payments or other collections on the Quantum Park Companion Loans or any loans included in any securitization trust related to the Quantum Park Companion Loans.

Certain costs and expenses (such as a pro rata share of a Servicing Advance and/or interest thereon) allocable to an Quantum Park Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Quantum Park Companion Loan or from general collections with respect to any securitization of such Quantum Park Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” for more information regarding the allocation of collections and expenses in respect of the Quantum Park Whole Loan.

Application of Penalty Charges

Pursuant to the Quantum Park Co-Lender Agreement, penalty charges paid in respect of the Quantum Park Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Quantum Park Mortgage Loan and Quantum Park Companion Loans by the amount necessary to pay the master servicer, the trustee or the special servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the Quantum Park Mortgage Loan and Quantum Park Companion Loans by the amount necessary to pay the master servicer, trustee, the Other Master Servicer or the trustee under the related Other PSA for any interest accrued on any P&I Advance (or P&I advance under the related Other PSA) made with respect to the Quantum Park Mortgage Loan or such Quantum Park Companion Loan by such party (if and as specified in the PSA or the related Other PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Quantum Park Mortgage Loan and Quantum Park Companion Loans by the amount necessary to pay additional expenses of the Trust (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Quantum Park Whole Loan (as specified in the PSA) and finally, (i) in the case of the remaining amount of penalty charges allocable to the Quantum Park Whole Loan, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA and (ii) in the case of the remaining amount of penalty charges allocable to each Quantum Park Companion Loan, be paid, (x) prior to the securitization of such Companion Loan, to the related Companion Holder and (y) following the securitization of such Note, to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the Quantum Park Co-Lender Agreement will be the holders of the majority of the Controlling Class (such party, the “Quantum Park Directing Holder”); provided that if more than 50% of the Controlling Class is held by a Borrower Party, the holders of the majority of the Controlling Class will not be entitled to exercise any rights of the controlling note holder, and such powers would be held by the holder of the Quantum Park Companion Loan evidenced by Note A-2; provided, further, that if such Companion Loan (or over 50% of the securities designated as the “controlling class” in a related securitization) is held by a Borrower Party, the rights of the controlling note holder will be held by the holder of the Quantum Park Companion Loan evidenced by Note A-1; provided further that if 50% or more of the Controlling Class and the Quantum Park Companion Loans (or the related “controlling classes”) is held by a Borrower Party, no person will be entitled to exercise the rights of the controlling noteholder. In its capacity as representative of the Quantum Park Directing Holder under the Quantum Park Co-Lender Agreement, the Quantum Park Directing Holder will be entitled to exercise the rights granted to the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the Quantum Park Whole Loan.

As such, pursuant to the terms of the Quantum Park Co-Lender Agreement, certain decisions to be made with respect to the Quantum Park Whole Loan, including certain Major Decisions and the implementation of any recommended actions outlined in an Asset Status Report, will require the approval of the Quantum Park Directing Holder. Generally, pursuant to the Quantum Park Co-Lender Agreement, if the Quantum Park Directing Holder fails to notify the special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decisions will be deemed approved. The Directing Certificateholder, as the party entitled under the PSA to exercise the rights of the Quantum Park Directing Holder, will have certain consent and/or consultation rights with respect to the Quantum Park Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan or Servicing Shift Mortgage Loan), and will be entitled to exercise the rights and powers of the Quantum Park Directing Holder under the Quantum Park Co-Lender Agreement.

Notwithstanding the Quantum Park Directing Holder’s consent and/or consultation rights described above, the master servicer (if authorized under the PSA) or the special servicer, as applicable, is permitted to implement any Major Decision before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Quantum Park Mortgage Loan and the Quantum Park Companion Loans.

Pursuant to the terms of the Quantum Park Co-Lender Agreement, the holders of the Quantum Park Companion Loans (or, at any time a Quantum Park Companion Loan is included in a securitization, the holders of the specified interest in the class of securities issued in such securitization designated as the “controlling class” or their duly appointed representative or any other party assigned the right to exercise the rights of the holder of such Quantum Park Companion Loan, as and to the extent provided in the servicing agreement governing the securitization of such Quantum Park Companion Loan) as a non-controlling noteholder (the “Quantum Park Non-Controlling Noteholders”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Quantum Park Whole Loan, that the master servicer or the special servicer is required to provide to the Quantum Park Directing Holder under the PSA within the same time frame that the master servicer or the special servicer is required to provide such notices, information and reports to the Quantum Park Directing Holder (but without regard to whether or not the Quantum Park Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the master servicer and the special servicer on a strictly non-binding basis with respect to any such Major Decisions or the implementation by the master servicer or the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the Quantum Park Non-Controlling Noteholders will expire ten (10) business days after the delivery by the master servicer or the special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Quantum Park Non-Controlling Noteholders’ consultation rights described above, the master servicer or the special servicer is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Quantum Park Mortgage Loan and the Quantum Park Companion Loans.

In addition to the consultation rights of the Quantum Park Non-Controlling Noteholders described above, the Quantum Park Non-Controlling Noteholders will have the right to annual conference calls with the master servicer or special servicer upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Quantum Park Whole Loan are to be discussed.

No objection, direction or advice contemplated by the Quantum Park Co-Lender Agreement may require or cause the master servicer or the special servicer, as applicable, under the PSA to violate any provisions of the Quantum Park Mortgage Loan documents, applicable law, the PSA, the Quantum Park Co-Lender Agreement, the REMIC provisions or such master servicer’s or special servicer’s obligation to act in accordance with the servicing standard under the PSA, or expose such master servicer or special servicer to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Quantum Park Co-Lender Agreement, it is acknowledged that the PSA will provide that if the Quantum Park Mortgage Loan becomes at least 60 days delinquent, and if the special servicer determines pursuant to the PSA and the Quantum Park Co-Lender Agreement to sell the Quantum Park Mortgage Loan, then such special servicer will be required to sell the Quantum Park Mortgage Loan together with the Quantum Park Pari Passu Companion Loans as a single whole loan in accordance with the procedures set forth in the PSA, subject to the satisfaction of certain notice and information delivery requirements.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Quantum Park Whole Loan if it becomes a defaulted loan without the written consent of the Quantum Park Non-Controlling Noteholders unless such special servicer has delivered to the Quantum Park Non-Controlling Noteholders: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Quantum Park Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Quantum Park Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided that each

Quantum Park Non-Controlling Noteholder may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the Quantum Park Intercreditor Agreement, each Quantum Park Non-Controlling Noteholder (or its representative) will be permitted to submit an offer at any sale of the Quantum Park Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of the Quantum Park Co-Lender Agreement, and subject to the terms of the PSA, the Quantum Park Directing Certificateholder will have the right, with or without cause, to replace the special servicer which is then acting with respect to the Quantum Park Whole Loan and appoint a replacement special servicer without the consent of the holders of the Quantum Park Non-Controlling Companion Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of a Special Servicer” in this prospectus.

The 1140 Avenue of the Americas Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 1140 Avenue of the Americas, representing approximately 4.0% of the Initial Pool Balance, with a Cut-off Date Balance of $30,000,000 (the “1140 Avenue of the Americas Mortgage Loan”), is part of a whole loan comprised of four promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property. The 1140 Avenue of the Americas Mortgage Loan is evidenced by promissory Note A-1. The portions of the 1140 Avenue of the Americas Whole Loan (as defined below) evidenced by (a) promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $24,000,000, which is expected to be contributed to the JPMCC 2016-JP4 securitization trust and (b) promissory Notes A-3 and A-4, with an aggregate outstanding principal balance as of the Cut-off Date of $45,000,000, which are included in the WFCM 2016-LC24 Mortgage Trust are referred to in this prospectus, collectively, as the “1140 Avenue of the Americas Companion Loans”, are pari passu in right of payment with the 1140 Avenue of the Americas Mortgage Loan and have an aggregate outstanding principal balance as of the Cut-off Date of $69,000,000. The 1140 Avenue of the Americas Mortgage Loan and the 1140 Avenue of the Americas Companion Loans are collectively referred to as the “1140 Avenue of the Americas Whole Loan” in this prospectus. The 1140 Avenue of the Americas Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The rights of the issuing entity as the holder of the 1140 Avenue of the Americas Mortgage Loan and the rights of the holders of the 1140 Avenue of the Americas Companion Loans are subject to an Intercreditor Agreement (the “1140 Avenue of the Americas Intercreditor Agreement”). The following summaries describe certain provisions of the 1140 Avenue of the Americas Intercreditor Agreement.

Servicing

The 1140 Avenue of the Americas Whole Loan will be serviced from and after the Closing Date by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the 1140 Avenue of the Americas Intercreditor Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, under the PSA will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the 1140 Avenue of the Americas Mortgage Loan pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1140 Avenue of the Americas Mortgage Loan, and (ii) any required Servicing Advances with respect to the 1140 Avenue of the Americas Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the 1140 Avenue of the Americas Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of a related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. No party to the PSA will have any obligation to make advances of principal and interest on any 1140 Avenue of the Americas Companion Loan.

Application of Payments

The 1140 Avenue of the Americas Intercreditor Agreement sets forth the respective rights of the holder of the 1140 Avenue of the Americas Mortgage Loan and the holder of the 1140 Avenue of the Americas Companion Loans with respect to distributions of funds received in respect of the 1140 Avenue of the Americas Whole Loan, and provides, in general, that:

●	the 1140 Avenue of the Americas Mortgage Loan and the 1140 Avenue of the Americas Companion Loans are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 1140 Avenue of the Americas Whole Loan or the related Mortgaged Property will be applied to the 1140 Avenue of the Americas Mortgage Loan and the 1140 Avenue of the Americas Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the application of proceeds, awards or settlements to restoration or repair or release to the borrower, the payment of amounts for reserves or escrows required by the related 1140 Avenue of the Americas Whole Loan documents and payment and reimbursement rights of the master servicer, special servicer, trustee, operating advisor, certificate administrator and depositor under the PSA) in accordance with the terms of the 1140 Avenue of the Americas Intercreditor Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the 1140 Avenue of the Americas Whole Loan will be allocated, on a pro rata and pari passu basis, to the 1140 Avenue of the Americas Mortgage Loan and the 1140 Avenue of the Americas Companion Loans in accordance with the terms of the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 1140 Avenue of the Americas Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the 1140 Avenue of the Americas Mortgage Loan or, as and to the extent described under

“Pooling and Servicing Agreement—Advances” in this prospectus, out of payments and collections on other Mortgage Loans, but not out of payments or other collections on the 1140 Avenue of the Americas Companion Loans or any loans included in any securitization trust related to the 1140 Avenue of the Americas Companion Loans.

Certain costs and expenses (such as a pro rata share of a Servicing Advance and/or interest thereon) allocable to an 1140 Avenue of the Americas Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such 1140 Avenue of the Americas Companion Loan or from general collections with respect to any securitization of such 1140 Avenue of the Americas Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” for more information regarding the allocation of collections and expenses in respect of the 1140 Avenue of the Americas Whole Loan.

Application of Penalty Charges

Pursuant to the 1140 Avenue of the Americas Intercreditor Agreement, the PSA may provide for the application of default charges, penalty charges, late fees and/or default interest paid in respect of the 1140 Avenue of the Americas Whole Loan to be used to (i) pay the master servicer, the trustee or the special servicer for interest accrued on any Servicing Advances and reimbursement of Servicing Advances, (ii) pay the parties to any related securitization of the 1140 Avenue of the Americas Mortgage Loan or the 1140 Avenue of the Americas Companion Loans for interest accrued on any principal and interest advance, (iii) pay certain other expenses incurred with respect to the 1140 Avenue of the Americas Whole Loan and (iv) pay to the master servicer and/or the special servicer as additional servicing compensation, except that for so long as a 1140 Avenue of the Americas Companion Loan is not included in a securitization, any penalty charges allocated to the 1140 Avenue of the Americas Companion Loan that are not applied pursuant to parts (i)-(iii) above will be remitted to the holder of such 1140 Avenue of the Americas Companion Loan and will not be paid to the master servicer and/or special servicer without express consent of such holder.

Consultation and Control

The controlling noteholder under the 1140 Avenue of the Americas Intercreditor Agreement will be the Controlling Class Certificateholders or the duly appointed representative of the Controlling Class (such party, the “1140 Avenue of the Americas Directing Holder”); provided that none of the related borrower, the related property manager or any affiliate of the foregoing may act as the 1140 Avenue of the Americas Directing Holder. In its capacity as representative of the 1140 Avenue of the Americas Directing Holder under the 1140 Avenue of the Americas Intercreditor Agreement, the 1140 Avenue of the Americas Directing Holder will be entitled to exercise the rights granted to the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the 1140 Avenue of the Americas Whole Loan.

As such, pursuant to the terms of the 1140 Avenue of the Americas Intercreditor Agreement, certain decisions to be made with respect to the 1140 Avenue of the Americas Whole Loan, including certain Major Decisions and the implementation of any recommended actions outlined in an Asset Status Report, will require the approval of the 1140 Avenue of the Americas Directing Holder. Generally, pursuant to the 1140 Avenue of the Americas

Intercreditor Agreement, if the 1140 Avenue of the Americas Directing Holder fails to notify the special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days (or 30 days with respect to an acceptable insurance default) of written notice thereof, such Major Decisions will be deemed approved. The Directing Certificateholder, as the party entitled under the PSA to exercise the rights of the 1140 Avenue of the Americas Directing Holder, will have certain consent and/or consultation rights with respect to the 1140 Avenue of the Americas Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan or Servicing Shift Mortgage Loan), and will be entitled to exercise the rights and powers of the 1140 Avenue of the Americas Directing Holder under the 1140 Avenue of the Americas Intercreditor Agreement.

Notwithstanding the 1140 Avenue of the Americas Directing Holder’s consent and/or consultation rights described above, the master servicer (if authorized under the PSA) or the special servicer, as applicable, is permitted to implement any Major Decision before the expiration of the aforementioned ten (10) business day (or, with respect to an acceptable insurance default, 30 day) period if (i) it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 1140 Avenue of the Americas Mortgage Loan and the 1140 Avenue of the Americas Companion Loans and (ii) the master servicer (if authorized under the PSA) or the special servicer, as applicable, has made a reasonable effort to contact the 1140 Avenue of the Americas Directing Holder.

Pursuant to the terms of the 1140 Avenue of the Americas Intercreditor Agreement, the holders of the 1140 Avenue of the Americas Companion Loans (or, at any time a 1140 Avenue of the Americas Companion Loan is included in a securitization, the holders of the specified interest in the class of securities issued in such securitization designated as the “controlling class” or their duly appointed representative or any other party assigned the right to exercise the rights of the holder of such 1140 Avenue of the Americas Companion Loan, as and to the extent provided in the servicing agreement governing the securitization of such 1140 Avenue of the Americas Companion Loan) as a non-controlling noteholder (the “1140 Avenue of the Americas Non-Controlling Noteholders”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the 1140 Avenue of the Americas Whole Loan, that the master servicer or the special servicer is required to provide to the 1140 Avenue of the Americas Directing Holder under the PSA within the same time frame that the master servicer or the special servicer is required to provide such notices, information and reports to the 1140 Avenue of the Americas Directing Holder (but without regard to whether or not the 1140 Avenue of the Americas Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the master servicer and the special servicer on a strictly non-binding basis with respect to any such Major Decisions or the implementation by the master servicer or the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the 1140 Avenue of the Americas Non-Controlling Noteholders will expire ten (10) business days after the delivery by the master servicer or the special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the 1140 Avenue of the Americas Non-Controlling Noteholders’ consultation rights described above, the master servicer or the special servicer is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 1140 Avenue of the Americas Mortgage Loan and the 1140 Avenue of the Americas Companion Loans.

In addition to the consultation rights of the 1140 Avenue of the Americas Non-Controlling Noteholders described above, the 1140 Avenue of the Americas Non-Controlling Noteholders will have the right to annual conference calls with the master servicer or special servicer upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the 1140 Avenue of the Americas Whole Loan are to be discussed.

No objection, direction or advice contemplated by the 1140 Avenue of the Americas Intercreditor Agreement may require or cause the master servicer or the special servicer, as applicable, under the PSA to violate any provisions of the 1140 Avenue of the Americas Mortgage Loan documents, applicable law, the PSA, the 1140 Avenue of the Americas Intercreditor Agreement, the REMIC provisions or such master servicer’s or special servicer’s obligation to act in accordance with the servicing standard under the PSA, or expose such master servicer or special servicer to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA.

Sale of Defaulted Loan

Pursuant to the terms of the 1140 Avenue of the Americas Intercreditor Agreement, it is acknowledged that the PSA will provide that if the 1140 Avenue of the Americas Mortgage Loan becomes at least 60 days delinquent, and if the special servicer determines pursuant to the PSA and the 1140 Avenue of the Americas Intercreditor Agreement to sell the 1140 Avenue of the Americas Mortgage Loan, then such special servicer will be required to sell the 1140 Avenue of the Americas Mortgage Loan together with the 1140 Avenue of the Americas Pari Passu Companion Loans as a single whole loan in accordance with the procedures set forth in the PSA, subject to the satisfaction of certain notice and information delivery requirements.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the 1140 Avenue of the Americas Whole Loan if it becomes a defaulted loan without the written consent of the 1140 Avenue of the Americas Non-Controlling Noteholders unless such special servicer has delivered to the 1140 Avenue of the Americas Non-Controlling Noteholders: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 1140 Avenue of the Americas Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the 1140 Avenue of the Americas Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided that each 1140 Avenue of the Americas Non-Controlling Noteholder may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the 1140 Avenue of the Americas Intercreditor Agreement, each 1140 Avenue of the Americas Non-Controlling Noteholder (or its representative) will be permitted to submit an offer at any sale of the 1140 Avenue of the Americas Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the 1140 Avenue of the Americas Intercreditor Agreement, and subject to the terms of the PSA, the 1140 Avenue of the Americas Directing Certificateholder will have the right, with or without cause, to replace the special servicer which is then acting with respect to the 1140 Avenue of the Americas Whole Loan and appoint a replacement special servicer without the consent of the holders of the 1140 Avenue of the Americas Non-Controlling Companion Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of a Special Servicer” in this prospectus. The 1140 Avenue of the Americas Intercreditor Agreement requires the replacement special servicer to be a “qualified servicer” thereunder.

The Fremaux Town Center Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 as Fremaux Town Center, representing approximately 3.3% of the Initial Pool Balance (the “Fremaux Town Center Mortgage Loan”), is part of a split loan structure comprised of three (3) mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Fremaux Town Center Mortgage Loan is evidenced by one promissory note, Note A-1, with an aggregate outstanding principal balance as of the Cut-off Date of $24,700,712. The related Companion Loans are evidenced by two (2) promissory notes, Note A-2 and Note A-3 (the “Fremaux Town Center Companion Loans”), with outstanding principal balances as of the Cut-off Date of $29,640,854 and $17,784,513, respectively that are not included in the issuing entity. Only the Fremaux Town Center Mortgage Loan is included in the issuing entity. The Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans are generally pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Fremaux Town Center Whole Loan”. The Fremaux Town Center Companion Loan evidenced by Note A-2, was deposited by Wells Fargo Bank, National Association into the Morgan Stanley Capital I Trust 2016-BNK2 in connection with the MSCI 2016-BNK2 securitization. The Fremaux Town Center Companion Loan evidenced by Note A-3 is currently held by Wells Fargo Bank, National Association and is anticipated to be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Fremaux Town Center Mortgage Loan and the rights of the holders of the Fremaux Town Center Companion Loans are subject to an intercreditor agreement (the “Fremaux Town Center Intercreditor Agreement”).

Servicing

The Fremaux Town Center Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Fremaux Town Center Intercreditor Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the Fremaux Town Center Mortgage Loan (but not on the Fremaux Town Center Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Fremaux Town Center Mortgage Loan, and (ii) any required Servicing Advances with respect to the Fremaux Town Center Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Fremaux Town Center Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of the related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. Furthermore, only the master servicer, special servicer and/or trustee under the Other PSA governing the securitization of a Fremaux Town Center Companion Loan will be responsible for making advances of principal and interest on such Fremaux Town Center Companion Loan (but not on the Fremaux Town Center Mortgage Loan or any other Fremaux Town Center Companion Loan), unless such master servicer, special servicer and/or trustee, as applicable, determines that such an advance would not be recoverable from collections on such Fremaux Town Center Companion Loan.

Distributions

The Fremaux Town Center Intercreditor Agreement sets forth the respective rights of the holder of the Fremaux Town Center Mortgage Loan and the holders of the related Fremaux Town Center Companion Loans with respect to distributions of funds received in respect of the Fremaux Town Center Whole Loan, and provides, in general, that:

●	the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Fremaux Town Center Whole Loan (exclusive of proceeds, awards or settlements to be applied to the restoration or repair of the related Mortgaged Property or released to the borrower in accordance with the terms of the related Mortgage Loan documents and amounts required to be deposited in reserve or escrow pursuant to the related Mortgage Loan documents) will be applied to the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, the special servicer or trustee in accordance with the terms of the Fremaux Town Center Intercreditor Agreement and the PSA); and

●	costs, fees, expenses, losses and shortfalls relating to the Fremaux Town Center Whole Loan will be allocated, on a pro rata and pari passu basis, to the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Fremaux Town Center Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Fremaux Town Center Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Fremaux Town Center Companion Loans.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the Fremaux Town Center Companion Loans may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on the Fremaux Town Center Companion Loans or from general collections with respect to any securitization of the Fremaux Town Center Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

Pursuant to the Fremaux Town Center Intercreditor Agreement, penalty charges paid on the Fremaux Town Center Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans by the amount necessary to pay the master servicer, the special servicer or the trustee, as applicable, for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances, second, be used to reduce the respective amounts payable on each of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans by the amount necessary to pay the master servicer, the trustee, the master servicer or trustee related to any Fremaux Town Center Companion Loan for any interest accrued on any P&I Advance (or analogous principal and interest advance made pursuant to the related Other PSA) made with respect to such loan by such party (if and as specified in the PSA and the Other PSA pursuant to which such Fremaux Town Center Companion Loan is serviced, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Fremaux Town Center Mortgage Loan and Fremaux Town Center Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Fremaux Town Center Whole Loan (as specified in the PSA) and, finally, (i) with respect to any remaining amount of penalty charges allocable to the Fremaux Town Center Whole Loan and the Fremaux Town Center Companion Loan evidenced by Note A-2, be paid to the master servicer and/or special servicer as additional servicing compensation as provided in the PSA and (ii) in the case of the remaining amount of penalty charges allocable to the Fremaux Town Center Companion Loan evidenced by Note A-3, be paid, (x) prior to the securitization of such Companion Loan, to the related Companion Holder and (y) following the securitization of such Companion Loan, to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the Fremaux Town Center Intercreditor Agreement with respect to the Fremaux Town Center Whole Loan will be the holders of the majority of the Controlling Class or such other party otherwise assigned the rights to exercise the rights of the “Controlling Note Holder” under the Fremaux Town Center Intercreditor Agreement or the PSA (the “Fremaux Town Center Controlling Noteholder”). Pursuant to the PSA, unless a Control Termination Event exists or the Fremaux Town Center Whole Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the Fremaux Town Center Controlling Noteholder. As such, pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, certain decisions to be made with respect to the Fremaux Town Center Whole Loan, including Major Decisions and the implementation of any recommended actions outlined in any Asset Status Report, will require the approval of the Directing Certificateholder. Generally, if the Directing Certificateholder fails to notify the special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decision will be deemed approved. In addition, the Fremaux Town Center Intercreditor Agreement provides that the Directing Certificateholder may direct the special servicer to take or refrain from taking such other actions with respect to the Fremaux Town Center Whole Loan as the Directing

Certificateholder deems advisable. Pursuant to the terms of the PSA, the Directing Certificateholder will only have these rights with respect to the Fremaux Town Center Whole Loan for so long as it has similar rights with respect to each other Mortgage Loan serviced under the PSA (other than any applicable Excluded Loan).

The Fremaux Town Center Intercreditor Agreement also provides that:

●	if the special servicer or the master servicer (in the event the master servicer is otherwise authorized by the PSA to take such action), as applicable, determines that immediate action, with respect to the foregoing matters, or any other matter requiring consent of the Fremaux Town Center Controlling Noteholder is necessary to protect the interests of the holders of the Fremaux Town Center Whole Loan (as a collective whole) and the special servicer has made a reasonable effort to contact the Fremaux Town Center Controlling Noteholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Fremaux Town Center Controlling Noteholder’s response; and

●	no objection, direction or advice contemplated by the Fremaux Town Center Intercreditor Agreement and described above may require or cause the master servicer or the special servicer, as applicable, to, among other things, violate any provision of the related Mortgage Loan documents, applicable law, the PSA, the Fremaux Town Center Intercreditor Agreement, the REMIC provisions of the Code or the master servicer’s or the special servicer’s obligation to act in accordance with the Servicing Standard or materially expand the scope of responsibilities of any of the master servicer or special servicer, as applicable.

Pursuant to the terms of the Fremaux Town Center Intercreditor Agreement, the PSA must provide that each holder of a Fremaux Town Center Companion Loan, as a non-controlling noteholder, or its designee (such holder or its designee, in each case, a “Fremaux Town Center Non-Controlling Noteholder”), will have the right (i) to receive copies of all notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an asset status report relating to the Fremaux Town Center Whole Loan that the master servicer or the special servicer, as applicable, is required to provide to the Fremaux Town Center Controlling Noteholder under the PSA within the same time frame that the master servicer or the special servicer, as applicable, is required to provide such notices, information and reports to the Fremaux Town Center Controlling Noteholder (but without regard to whether or not the Directing Certificateholder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the Fremaux Town Center Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) on a strictly non-binding basis with respect to Major Decisions and the implementation by the special servicer of any recommended actions outlined in an asset status report. The consultation right of each Fremaux Town Center Non-Controlling Noteholder will expire ten (10) business days after the delivery by the Fremaux Town Center Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Fremaux Town Center Non-Controlling Noteholders’ consultation rights described above, the Fremaux Town Center Controlling Noteholder (or the master servicer or the special servicer, as applicable, acting on its behalf) is permitted to implement any Major Decision or (with respect to the special servicer only) take any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans.

In addition to the consultation rights of the Fremaux Town Center Non-Controlling Noteholders described above, the Fremaux Town Center Non-Controlling Noteholders will have the right to attend annual meetings (which may be held telephonically or in person, at the discretion of the master servicer or special servicer) with the master servicer or the special servicer upon reasonable notice and at times reasonably acceptable to the master servicer or the special servicer, as applicable, in which servicing issues related to the Fremaux Town Center Whole Loan are discussed.

Neither the borrower nor any affiliate thereof may exercise the above-described rights of the Fremaux Town Center Non-Controlling Noteholder.

Sale of Defaulted Fremaux Town Center Whole Loan

Pursuant to the terms of the Fremaux Town Center Intercreditor Agreement and the PSA, if the Fremaux Town Center Mortgage Loan becomes a Defaulted Loan and, thereafter, if the special servicer determines pursuant to the PSA and the Fremaux Town Center Intercreditor Agreement to pursue a sale of the Fremaux Town Center Mortgage Loan, the special servicer will be required to sell the Fremaux Town Center Mortgage Loan together with the Fremaux Town Center Companion Loans as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether any offer from an interested person (as defined in the PSA) received for the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loans constitutes a fair price. The Fremaux Town Center Non-Controlling Noteholders will have consultation rights in connection with such sale, as described above.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Fremaux Town Center Mortgage Loan together with the Fremaux Town Center Companion Loans if the loan becomes a Defaulted Loan without the written consent of each of the Fremaux Town Center Companion Loan Holders unless the special servicer has delivered to each holder of a Fremaux Town Center Non-Controlling Companion Loan: (a) at least 15 business days prior written notice of any decision to attempt to sell the Fremaux Town Center Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale, (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Fremaux Town Center Whole Loan, and any documents in the servicing file requested by any holder of such Fremaux Town Center Non-Controlling Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Fremaux Town Center Controlling Noteholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided, however, that any such holder may waive any delivery or timing requirements set forth above as to itself. Each holder of the Fremaux Town Center Mortgage Loan and the Fremaux Town Center Companion Loan is permitted to submit an offer at any sale of the Fremaux Town Center Whole Loan unless such person is a borrower party. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

The Fremaux Town Center Controlling Noteholder will have the right (such right, pursuant to the PSA, to be exercised by the Directing Certificateholder (unless a Control Termination Event exists or the Fremaux Town Center Whole Loan is an Excluded Loan) or the Certificateholders with the requisite percentage of voting rights (if a Control Termination Event exists)), with or without cause, to replace the special servicer then acting with respect to the Fremaux Town Center Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Fremaux Town Center Non-Controlling Noteholders as long as such replacement special servicer satisfies the conditions set forth in the PSA and the Fremaux Town Center Intercreditor Agreement (including obtaining a rating agency confirmation from each rating agency hired to rate the securities of any securitization in which a Fremaux Town Center Companion Loan is deposited). See “Pooling and Servicing Agreement—Replacement of the Special Servicer” in this prospectus.

For additional information regarding the servicing of the Fremaux Town Center Whole Loan, see “Pooling and Servicing Agreement” in this prospectus

Midwest Industrial Portfolio Whole Loan

General

The Midwest Industrial Portfolio Whole Loan (as defined below) is evidenced by (i) one mortgage note designated as Note A-1 having a Cut-off Date Balance of $23,100,000 (the “Midwest Industrial Portfolio Mortgage Loan”), and (ii) one mortgage note designated as Note A-2 having an outstanding principal balance as of the Cut-off Date of $15,400,000 (the “Midwest Industrial Portfolio Companion Loan”). The Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan are collectively referred to as the “Midwest Industrial Portfolio Whole Loan”. Only the Midwest Industrial Portfolio Mortgage Loan is an asset of the issuing entity. The Midwest Industrial Portfolio Companion Loan is currently being held by Barclays Bank PLC or an affiliate. It is anticipated that the Midwest Industrial Portfolio Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Midwest Industrial Portfolio Mortgage Loan and the rights of the holders of the Midwest Industrial Portfolio Companion Loan (the “Midwest Industrial Portfolio Noteholders”) are subject to a co-lender agreement (the “Midwest Industrial Portfolio Co-Lender Agreement”).

Servicing

The Midwest Industrial Portfolio Whole Loan will be serviced from and after the Closing Date by the master servicer, and the special servicer, pursuant to the terms of the PSA, subject to the terms of the Midwest Industrial Portfolio Co-Lender Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, under the PSA will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the Midwest Industrial Portfolio Mortgage Loan pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Midwest Industrial Portfolio Mortgage Loan, and (ii) any required Servicing Advances with respect to the Midwest Industrial Portfolio Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Midwest Industrial Portfolio Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of a related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. No party to the PSA will have any obligation to make advances of principal and interest on any Midwest Industrial Portfolio Companion Loan.

Distributions

The Midwest Industrial Portfolio Co-Lender Agreement sets forth the respective rights of the holder of the Midwest Industrial Portfolio Mortgage Loan and the holder of the Midwest Industrial Portfolio Companion Loan with respect to distributions of funds received in respect of the Midwest Industrial Portfolio Whole Loan, and provides, in general, that:

●	the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan are of equal priority with each other and no portion of either of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Midwest Industrial Portfolio Whole Loan or the related Mortgaged Property will be applied to the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the application of proceeds, awards or settlements to restoration or repair or release to the borrower, the payment of amounts for reserves or escrows required by the related Midwest Industrial Portfolio Whole Loan documents and payment and reimbursement rights of the master servicer, special servicer, trustee, operating advisor, certificate administrator and depositor under the PSA) in accordance with the terms of the Midwest Industrial Portfolio Co-Lender Agreement and the PSA; and

●	costs, fees, expenses, losses and shortfalls relating to the Midwest Industrial Portfolio Whole Loan will be allocated, on a pro rata and pari passu basis, to the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan in accordance with the terms of the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Midwest Industrial Portfolio Mortgage Loan, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Midwest Industrial Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of payments and collections on other Mortgage Loans, but not out of payments or other collections on the Midwest Industrial Portfolio Companion Loan or any loans included in any securitization trust related to the Midwest Industrial Portfolio Companion Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance and/or interest thereon) allocable to the Midwest Industrial Portfolio Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Midwest Industrial Portfolio Companion Loan or from general collections with respect to any securitization of such Midwest Industrial Portfolio Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

See “Pooling and Servicing Agreement—Advances” for more information regarding the allocation of collections and expenses in respect of the Midwest Industrial Portfolio Whole Loan.

Application of Penalty Charges

Pursuant to the Midwest Industrial Portfolio Co-Lender Agreement, penalty charges paid in respect of the Midwest Industrial Portfolio Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan by the amount necessary to pay the master servicer, the trustee or the special servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan by the amount necessary to pay the master servicer, trustee, the Other Master servicer or the trustee under the related Other PSA for any interest accrued on any P&I Advance (or P&I advance under the related Other PSA) made with respect to the Midwest Industrial Portfolio Mortgage Loan or the Midwest Industrial Portfolio Companion Loan by such party (if and as specified in the PSA or the related Other PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the Midwest Industrial Portfolio Mortgage Loan and Midwest Industrial Portfolio Companion Loan by the amount necessary to pay additional expenses of the Trust (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the Midwest Industrial Portfolio Whole Loan (as specified in the PSA) and finally, (i) in the case of the remaining amount of penalty charges allocable to the Midwest Industrial Portfolio Mortgage Loan, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA and (ii) in the case of the remaining amount of penalty charges allocable to the Midwest Industrial Portfolio Companion Loan, be paid, (x) prior to the securitization of such Companion Loan, to the related Companion Holder and (y) following the securitization of such Note, to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling noteholder under the Midwest Industrial Portfolio Co-Lender Agreement will be the holders of the majority of the Controlling Class (such party, the “Midwest Industrial Portfolio Directing Holder”); provided that if more than 50% of the Controlling Class is held by a Borrower Party, the holders of the majority of the Controlling Class will not be entitled to exercise any rights of the controlling note holder, and such powers would be held by the holder of the Midwest Industrial Portfolio Companion Loan; provided further that if 50% or more of the Controlling Class and the Midwest Industrial Portfolio Companion Loan (or the related “controlling classes”) is held by a Borrower Party, no person will be entitled to exercise the rights of the controlling noteholder. In its capacity as representative of the Midwest Industrial Portfolio Directing Holder under the Midwest Industrial Portfolio Co-Lender Agreement, the Midwest Industrial Portfolio Directing Holder will be entitled to exercise the rights granted to the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the Midwest Industrial Portfolio Whole Loan.

As such, pursuant to the terms of the Midwest Industrial Portfolio Co-Lender Agreement, certain decisions to be made with respect to the Midwest Industrial Portfolio Whole Loan,

including certain Major Decisions and the implementation of any recommended actions outlined in an Asset Status Report, will require the approval of the Midwest Industrial Portfolio Directing Holder. Generally, pursuant to the Midwest Industrial Portfolio Co-Lender Agreement, if the Midwest Industrial Portfolio Directing Holder fails to notify the special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days of written notice thereof, such Major Decisions will be deemed approved. The Directing Certificateholder, as the party entitled under the PSA to exercise the rights of the Midwest Industrial Portfolio Directing Holder, will have certain consent and/or consultation rights with respect to the Midwest Industrial Portfolio Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan or Servicing Shift Mortgage Loan), and will be entitled to exercise the rights and powers of the Midwest Industrial Portfolio Directing Holder under the Midwest Industrial Portfolio Co-Lender Agreement.

Notwithstanding the Midwest Industrial Portfolio Directing Holder’s consent and/or consultation rights described above, the master servicer (if authorized under the PSA) or the special servicer, as applicable, is permitted to implement any Major Decision before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan.

Pursuant to the terms of the Midwest Industrial Portfolio Co-Lender Agreement, the holder of the Midwest Industrial Portfolio Companion Loan (or, at any time the Midwest Industrial Portfolio Companion Loan is included in a securitization, the holders of the specified interest in the class of securities issued in such securitization designated as the “controlling class” or their duly appointed representative or any other party assigned the right to exercise the rights of the holder of such Midwest Industrial Portfolio Companion Loan, as and to the extent provided in the servicing agreement governing the securitization of such Midwest Industrial Portfolio Companion Loan) as a non-controlling noteholder (the “Midwest Industrial Portfolio Non-Controlling Noteholder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Midwest Industrial Portfolio Whole Loan, that the master servicer or the special servicer is required to provide to the Midwest Industrial Portfolio Directing Holder under the PSA within the same time frame that the master servicer or the special servicer is required to provide such notices, information and reports to the Midwest Industrial Portfolio Directing Holder (but without regard to whether or not the Midwest Industrial Portfolio Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event) and (ii) to be consulted by the master servicer and the special servicer on a strictly non-binding basis with respect to any such Major Decisions or the implementation by the master servicer or the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the Midwest Industrial Portfolio Non-Controlling Noteholder will expire ten (10) business days after the delivery by the master servicer or the special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Midwest Industrial Portfolio Non-Controlling Noteholder’ consultation rights described above, the master servicer or the special servicer is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned ten (10) business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Midwest Industrial Portfolio Mortgage Loan and the Midwest Industrial Portfolio Companion Loan.

In addition to the consultation rights of the Midwest Industrial Portfolio Non-Controlling Noteholder described above, the Midwest Industrial Portfolio Non-Controlling Noteholder will have the right to annual conference calls with the master servicer or special servicer upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Midwest Industrial Portfolio Whole Loan are to be discussed.

No objection, direction or advice contemplated by the Midwest Industrial Portfolio Co-Lender Agreement may require or cause the master servicer or the special servicer, as applicable, under the PSA to violate any provisions of the Midwest Industrial Portfolio Mortgage Loan documents, applicable law, the PSA, the Midwest Industrial Portfolio Co-Lender Agreement, the REMIC provisions or such master servicer’s or special servicer’s obligation to act in accordance with the servicing standard under the PSA, or expose such master servicer or special servicer to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Midwest Industrial Portfolio Co-Lender Agreement, it is acknowledged that the PSA will provide that if the Midwest Industrial Portfolio Mortgage Loan becomes at least 60 days delinquent, and if the special servicer determines pursuant to the PSA and the Midwest Industrial Portfolio Co-Lender Agreement to sell the Midwest Industrial Portfolio Mortgage Loan, then such special servicer will be required to sell the Midwest Industrial Portfolio Mortgage Loan together with the Midwest Industrial Portfolio Pari Passu Companion Loans as a single whole loan in accordance with the procedures set forth in the PSA, subject to the satisfaction of certain notice and information delivery requirements.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Midwest Industrial Portfolio Whole Loan if it becomes a defaulted loan without the written consent of the Midwest Industrial Portfolio Non-Controlling Noteholder unless such special servicer has delivered to the Midwest Industrial Portfolio Non-Controlling Noteholder: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Midwest Industrial Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Midwest Industrial Portfolio Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided that each Midwest Industrial Portfolio Non-Controlling Noteholder may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the Midwest Industrial Portfolio Intercreditor Agreement, each Midwest Industrial Portfolio Non-Controlling Noteholder (or its representative) will be permitted to submit an offer at any sale of the Midwest Industrial Portfolio Whole Loan (unless such person is the borrower or an agent or affiliate of the borrower). See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of the Midwest Industrial Portfolio Co-Lender Agreement, and subject to the terms of the PSA, the Midwest Industrial Portfolio Directing Certificateholder will have the right, with or without cause, to replace the special servicer which is then acting with respect to the Midwest Industrial Portfolio Whole Loan and appoint a replacement special servicer without the consent of the holders of the Midwest Industrial Portfolio Non-Controlling Companion Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of a Special Servicer” in this prospectus.

The Redwood MHC Portfolio Whole Loan

General

The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Redwood MHC Portfolio (such Mortgage Loan, the “Redwood MHC Portfolio Mortgage Loan”, and such Mortgaged Properties, the “Redwood MHC Portfolio Mortgaged Properties”), representing approximately 2.7% of the Initial Pool Balance, is part of a split loan structure comprised of three (3) mortgage notes, each of which is secured by the same Mortgage on the same underlying Mortgaged Property.

The Redwood MHC Portfolio Whole Loan (as defined below) is evidenced by (i) promissory Note A-1, with an Cut-off Date Balance of $20,600,000, which will be included in the issuing entity and will evidence the Redwood MHC Portfolio Mortgage Loan, (ii) promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $38,400,000, which was contributed to the WFCM 2016-LC25 securitization trust and (iii) promissory Note A-3, with an outstanding principal balance as of the Cut-off Date of $37,000,000, which is expected to be contributed to the JPMCC 2016-JP4 securitization trust. Promissory Note A-2 and Note A-3 are referred to in this prospectus collectively, as the “Redwood MHC Portfolio Companion Loans“. The Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Companion Loans are pari passu with each other in terms of priority and are collectively referred to in this prospectus as the “Redwood MHC Portfolio Whole Loan“. It is anticipated that the Redwood MHC Portfolio Companion Loans will be included in one or more future securitizations, however, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the Redwood MHC Portfolio Mortgage Loan and the rights of the holder(s) of the Redwood MHC Portfolio Companion Loans are subject to an intercreditor agreement (the “Redwood MHC Portfolio Intercreditor Agreement“). The Redwood MHC Portfolio Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

Servicing

The Redwood MHC Portfolio Whole Loan will be serviced from and after the Closing Date by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the Redwood MHC Portfolio Intercreditor Agreement.

Advances

The master servicer, the special servicer (solely as to Servicing Advances) or the trustee, as applicable, under the PSA will be responsible for making (or, with respect to the special servicer, may choose to make): (i) any required P&I Advances on the Redwood MHC Portfolio Mortgage Loan pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Redwood MHC Portfolio Mortgage Loan, and (ii) any

required Servicing Advances with respect to the Redwood MHC Portfolio Whole Loan unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Redwood MHC Portfolio Whole Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Servicing Advances in respect of a related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus. No party to the PSA will have any obligation to make advances of principal and interest on a Redwood MHC Portfolio Companion Loan.

Application of Payments

The Redwood MHC Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Redwood MHC Portfolio Mortgage Loan and the holders of the Redwood MHC Portfolio Companion Loans with respect to distributions of funds received in respect of the Redwood MHC Portfolio Whole Loan, and provides, in general, that:

●	the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Companion Loans are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Redwood MHC Portfolio Whole Loan (exclusive of amounts for required reserves or escrows required by the related loan documents and proceeds, awards or settlements to be applied to the restoration or repair of a related Mortgaged Property or released to the related borrower in accordance with the terms of the related loan documents) will be applied to the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Companion Loans on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the master servicer, the special servicer, the applicable trustee and the other applicable parties to the PSA), in accordance with the terms of the Redwood MHC Portfolio Intercreditor Agreement and the PSA; and

●	fees, costs and expenses relating to the Redwood MHC Portfolio Whole Loan will generally be allocated, on a pro rata and pari passu basis, to the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Companion Loans in accordance with the terms of the PSA.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Redwood MHC Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Redwood MHC Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the Redwood MHC Portfolio Companion Loans.

Certain fees, costs and expenses (such as a pro rata share of a Servicing Advance and/or interest thereon) allocable to a Redwood MHC Portfolio Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Redwood MHC Portfolio Companion Loan or from general collections with respect to any securitization of such Redwood MHC Portfolio Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

Pursuant to the Redwood MHC Portfolio Intercreditor Agreement, the PSA may provide for the application of default charges, penalty charges, late fees and/or default interest paid in respect of the Redwood MHC Portfolio Whole Loan to be used to pay (i) the master servicer, the trustee or the special servicer thereunder for interest accrued on any Servicing Advances and reimbursement of Servicing Advances, (ii) the parties to any related securitization of the Redwood MHC Portfolio Mortgage Loan or any Redwood MHC Portfolio Companion Loan for interest accrued on any principal and interest advance, (iii) certain other expenses incurred with respect to the Redwood MHC Portfolio Whole Loan and (iv) the master servicer and/or the special servicer as additional servicing compensation (except that, for so long as the Redwood MHC Portfolio Companion Loans are not included in a securitization, any default charges, penalty charges, late fees and/or default interest allocated to the Redwood MHC Portfolio Companion Loans that are not applied pursuant to clauses (i) – (iii) above will be instead remitted to the holder of such Redwood MHC Portfolio Companion Loan and will not be paid to the master servicer and/or special servicer without the express consent of such holder).

Consultation and Control

The controlling noteholder under the Redwood MHC Portfolio Intercreditor Agreement will be the Controlling Class Certificateholders or the duly appointed representative of the Controlling Class (such party, the “Redwood MHC Portfolio Directing Holder”); provided that none of the related borrower, the related property manager or any affiliate of the foregoing may act as the Redwood MHC Portfolio Directing Holder. In its capacity as representative of the Redwood MHC Portfolio Directing Holder under the Redwood MHC Portfolio Intercreditor Agreement, the Redwood MHC Portfolio Directing Holder will be entitled to exercise the rights of the Directing Certificateholder as set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” with respect to the Redwood MHC Portfolio Whole Loan.

As such, pursuant to the terms of the Redwood MHC Portfolio Intercreditor Agreement, certain decisions to be made with respect to the Redwood MHC Portfolio Whole Loan, including certain Major Decisions and the implementation of any recommended actions outlined in an Asset Status Report, will require the approval of the Redwood MHC Portfolio Directing Holder. Generally, pursuant to the Redwood MHC Portfolio Intercreditor Agreement, if the Redwood MHC Portfolio Directing Holder fails to notify the special servicer of its approval or disapproval of a proposed Major Decision within ten (10) business days (or 30 days with respect to an acceptable insurance default) of written notice thereof, such Major Decisions will be deemed approved. The Directing Certificateholder, as the party entitled under the PSA to exercise the rights of the Redwood MHC Portfolio Directing Holder, will have certain consent and/or consultation rights with respect to the Redwood MHC Portfolio Whole Loan for so long as it has consent and/or consultation rights with respect to each other Mortgage Loan serviced under the PSA (other than any Excluded Loan or Servicing Shift Mortgage Loan), and will be entitled to exercise the rights and powers of the Redwood MHC Portfolio Directing Holder under the Redwood MHC Portfolio Intercreditor Agreement.

Notwithstanding the Redwood MHC Portfolio Directing Holder’s consent and/or consultation rights described above, the master servicer (if authorized under the PSA) or the special servicer, as applicable, is permitted to implement any Major Decision before the expiration of the aforementioned ten (10) business day (or, with respect to an acceptable insurance default, 30 day) period if (i) it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Companion Loans and (ii) the master servicer (if authorized under the PSA) or the special servicer, as applicable, has made a reasonable effort to contact the Redwood MHC Portfolio Directing Holder.

Pursuant to the terms of the Redwood MHC Portfolio Intercreditor Agreement, the holders of the Redwood MHC Portfolio Companion Loans (or, at any time a Redwood MHC Portfolio Companion Loan is included in a securitization, the holders of the specified interest in the class of securities issued in such securitization designated as the “controlling class” or their duly appointed representative or any other party assigned the right to exercise the rights of the holder of such Redwood MHC Portfolio Companion Loan, as and to the extent provided in the servicing agreement governing the securitization of such Redwood MHC Portfolio Companion Loan) as a non-controlling noteholder (the “Redwood MHC Portfolio Non-Controlling Noteholders”) will have (i) the right to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the Redwood MHC Portfolio Whole loan, that the master servicer or special servicer is required to provide to the Redwood MHC Portfolio Directing Holder (under the PSA within the same time frame that the master servicer or special servicer is required to provide such notices, information and reports to the Redwood MHC Portfolio Directing Holder (but without regard to whether or not the Redwood MHC Portfolio Directing Holder actually has lost any rights to receive such information as a result of a Consultation Termination Event); and (ii) the right to be consulted by the master servicer or the special servicer on a strictly non-binding basis with respect to any Major Decisions or the implementation by the master servicer or special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the Redwood MHC Portfolio Non-Controlling Noteholders will expire 10 business days after the delivery by the master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the special servicer that is materially different from the actions previously proposed, the ten (10) business day consultation period will begin anew. Notwithstanding the Non-Controlling Noteholders’ consultation rights described above, the master servicer or the special servicer is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Redwood MHC Portfolio Mortgage Loan and the Redwood MHC Portfolio Companion Loans.

In addition to the consultation rights of the Redwood MHC Portfolio Non-Controlling Noteholders described above, the Redwood MHC Portfolio Non-Controlling Noteholders will have the right to annual conference calls with the master servicer or special servicer upon reasonable notice and at times reasonably acceptable to such master servicer or special servicer, as applicable, in which servicing issues related to the Redwood MHC Portfolio Whole Loan are to be discussed.

No objection, direction or advice contemplated by the Redwood MHC Portfolio Intercreditor Agreement may require or cause the master servicer or the special servicer, as applicable, under the PSA, to violate any provisions of the Redwood MHC Portfolio Mortgage Loan documents, applicable law, the Redwood MHC Portfolio Intercreditor Agreement, the REMIC provisions or such master servicer’s or special servicer’s obligation to act in accordance with the servicing standard under the PSA, or expose such master servicer or special servicer to liability, or materially expand the scope of such master servicer’s or special servicer’s responsibilities under the PSA.

Sale of Defaulted Redwood MHC Portfolio Whole Loan

Pursuant to the terms of the Redwood MHC Portfolio Intercreditor Agreement, it is acknowledged that the PSA will provide that, if the Redwood MHC Portfolio Mortgage Loan becomes at least 60 days delinquent, and if the special servicer determines pursuant to the PSA and the Redwood MHC Portfolio Intercreditor Agreement to sell the Redwood MHC Portfolio Mortgage Loan, then such special servicer will be required to sell the Redwood MHC Portfolio Mortgage Loan together with the Redwood MHC Portfolio Companion Loans as a single whole loan.

Notwithstanding the foregoing, the special servicer will not be permitted to sell the Redwood MHC Portfolio Mortgage Loan together with the Redwood MHC Portfolio Companion Loans if the loan becomes a defaulted whole loan without the written consent of the Redwood MHC Portfolio Non-Controlling Noteholders unless such special servicer has delivered to the Redwood MHC Portfolio Non-Controlling Noteholders: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by such special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Redwood MHC Portfolio Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the Redwood MHC Portfolio Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or special servicer in connection with the proposed sale; provided, however, that each Redwood MHC Portfolio Non-Controlling Noteholder holder may waive any delivery or timing requirements set forth above as to itself. Subject to the terms of the Redwood MHC Portfolio Intercreditor Agreement, each Redwood MHC Portfolio Non-Controlling Noteholder (or its representative), will be permitted to submit an offer at any sale of the Redwood MHC Portfolio Whole Loan (unless such person is the related borrower or an agent or affiliate thereof).

Special Servicer Appointment Rights

Pursuant to the terms of the Redwood MHC Portfolio Intercreditor Agreement, and subject to the terms of the PSA, the Redwood MHC Portfolio Directing Certificateholder will have the right, with or without cause, to replace the special servicer which is then acting with respect to the Redwood MHC Portfolio Whole Loan and appoint a replacement special servicer, without the consent of the holders of the Redwood MHC Portfolio Non-Controlling Companion Loans. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of a Special Servicer” in this prospectus. The Redwood MHC Portfolio Intercreditor Agreement requires the replacement special servicer to be a “qualified servicer” thereunder.

DoubleTree by Hilton Tempe Whole Loan

General

The Mortgage Loan, secured by the Mortgaged Property identified on Annex A-1 to this prospectus as DoubleTree by Hilton Tempe (the “DoubleTree by Hilton Tempe Mortgage Loan”), representing approximately 1.5% of the Initial Pool Balance, with a Cut-off Date

Balance of $11,000,000, is part of a split loan structure comprised of two mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The DoubleTree by Hilton Tempe Whole Loan (as defined below) is evidenced by (i) one mortgage note designated as Note A-1 that evidences the DoubleTree by Hilton Tempe Mortgage Loan, and (ii) one mortgage note designated as Note A-2 having an outstanding principal balance as of the Cut-off Date of $9,600,000 (the “DoubleTree by Hilton Tempe Companion Loan”). The DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan are collectively referred to as the “DoubleTree by Hilton Tempe Whole Loan”. Only the DoubleTree by Hilton Tempe Mortgage Loan is an asset of the issuing entity. The DoubleTree by Hilton Tempe Companion Loan is currently being held by Silverpeak Real Estate Finance LLC or an affiliate. It is anticipated that the DoubleTree by Hilton Tempe Companion Loan will be included in one or more future securitizations. However, we cannot assure you that this will ultimately occur. The rights of the issuing entity as the holder of the DoubleTree by Hilton Tempe Mortgage Loan and the rights of the holders of the DoubleTree by Hilton Tempe Companion Loan (the “DoubleTree by Hilton Tempe Noteholders”) are subject to a co-lender agreement (the “DoubleTree by Hilton Tempe Intercreditor Agreement”).

Servicing

The DoubleTree by Hilton Tempe Whole Loan will be serviced by the master servicer and the special servicer pursuant to the terms of the PSA, subject to the terms of the DoubleTree by Hilton Tempe Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the DoubleTree by Hilton Tempe Mortgage Loan (but not on the DoubleTree by Hilton Tempe Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the DoubleTree by Hilton Tempe Mortgage Loan. See “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus. Property protection advances in respect of the related Mortgaged Property will be made as described under “Pooling and Servicing Agreement—Advances—Servicing Advances” in this prospectus. Recovery of any such advances will be as described under “Pooling and Servicing Agreement—Advances—Recovery of Advances” in this prospectus.

Distributions

The terms of the DoubleTree by Hilton Tempe Intercreditor Agreement set forth the respective rights of the DoubleTree by Hilton Tempe Noteholders with respect to distributions of funds received in respect of the DoubleTree by Hilton Tempe Whole Loan, and provides, in general, that:

●	the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the others or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the DoubleTree by Hilton Tempe Whole Loan or the related Mortgaged Property will be applied to the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment of amounts for required reserves or escrows required by the related Mortgage Loan documents and payment and reimbursement rights of any master servicer, special servicer, operating advisor, asset representations reviewer, certificate administrator, depositor and trustee) in accordance with the terms of the DoubleTree by Hilton Tempe Intercreditor Agreement and the PSA; and

●	expenses, losses and shortfalls relating to the DoubleTree by Hilton Tempe Whole Loan will, in general, be allocated on a pro rata and pari passu basis, to the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the DoubleTree by Hilton Tempe Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the DoubleTree by Hilton Tempe Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other Mortgage Loans, but not out of payments or other collections on the DoubleTree by Hilton Tempe Companion Loan. Furthermore, the holders of the DoubleTree by Hilton Tempe Companion Loan will not bear primary servicing fees in excess of the primary servicing fee, or other non-default related administrative fees, earned on the DoubleTree by Hilton Tempe Companion Loan.

Certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to the DoubleTree by Hilton Tempe Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on the DoubleTree by Hilton Tempe Companion Loan or from general collections with respect to any securitization of the DoubleTree by Hilton Tempe Companion Loan. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

Pursuant to the DoubleTree by Hilton Tempe Intercreditor Agreement, penalty charges paid in respect of the DoubleTree by Hilton Tempe Whole Loan will first, be used to reduce, on a pro rata basis, the amounts payable on each of the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan by the amount necessary to pay the master servicer, the trustee or the special servicer for any interest accrued on any Servicing Advances and reimbursement of any Servicing Advances in accordance with the terms of the PSA, second, be used to reduce the respective amounts payable on each of the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan by the amount necessary to pay the master servicer, trustee, the Other Master servicer or the trustee under the related Other PSA for any interest accrued on any P&I Advance (or P&I advance under the related Other PSA) made with respect to the DoubleTree by Hilton Tempe Mortgage Loan or the DoubleTree by Hilton Tempe Companion Loan by such party (if and as specified in the PSA or the related Other PSA, as applicable), third, be used to reduce, on a pro rata basis, the amounts payable on each of the DoubleTree by Hilton Tempe Mortgage Loan and DoubleTree by Hilton Tempe Companion Loan by the amount necessary to pay additional expenses (other than Special Servicing Fees, unpaid Workout Fees and Liquidation Fees) incurred with respect to the DoubleTree by Hilton Tempe Whole Loan (as specified in the PSA) and finally, in the case of the remaining amount of penalty charges allocable to the DoubleTree by Hilton Tempe

Whole Loan, be paid to the master servicer and/or the special servicer as additional servicing compensation as provided in the PSA.

Consultation and Control

The controlling note holder under the DoubleTree by Hilton Tempe Intercreditor Agreement with respect to the DoubleTree by Hilton Tempe Whole Loan will be the trustee, as holder of the DoubleTree by Hilton Tempe Mortgage Loan (such party, the “DoubleTree by Hilton Tempe Directing Holder”) (provided that, pursuant to the PSA, unless a Consultation Termination Event has occurred and is continuing or the DoubleTree by Hilton Tempe Mortgage Loan is an Excluded Loan, the Directing Certificateholder will be entitled to exercise the rights of the DoubleTree by Hilton Tempe Directing Holder). As such, pursuant to the terms of the DoubleTree by Hilton Tempe Intercreditor Agreement, certain decisions to be made with respect to the DoubleTree by Hilton Tempe Whole Loan, including Major Decisions and implementation of any recommended actions outlined in an Asset Status Report will require the approval of the DoubleTree by Hilton Tempe Directing Holder. Generally, if the DoubleTree by Hilton Tempe Directing Holder fails to notify the special servicer of its approval or disapproval of any such decisions or actions within 10 business days (or 30 days with respect to an acceptable insurance default) of notice thereof, such decisions or actions will be deemed approved.

Notwithstanding the DoubleTree by Hilton Tempe Directing Holder’s consent and/or consultation rights described above, the master servicer or special servicer, as applicable, is permitted to implement any Major Decision before the expiration of the aforementioned 10 business-day (or in connection with an acceptable insurance default, 30 day) period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan.

Pursuant to the terms of the DoubleTree by Hilton Tempe Intercreditor Agreement, the holder of the DoubleTree by Hilton Tempe Companion Loan (or, at any time the DoubleTree by Hilton Tempe Companion Loan is included in a securitization, the holders of the majority of the class of securities issued in such securitization designated as the “controlling class” or any other party assigned the rights to exercise the rights of the holder of the DoubleTree by Hilton Tempe Companion Loan, as and to the extent provided in the pooling and servicing agreement for such securitization as a non-controlling noteholder, such party, the “DoubleTree by Hilton Tempe Non-Directing Holder”) will have the right (i) to receive copies of the same notices, information and reports, in each case, with respect to any Major Decisions or the implementation of any recommended actions outlined in an Asset Status Report relating to the DoubleTree by Hilton Tempe Whole Loan, that the master servicer or special servicer, as applicable, is required to provide to the DoubleTree by Hilton Tempe Directing Holder under such agreement within the same time frame that the master servicer or special servicer, as applicable, is required to provide such notices, information and reports to the DoubleTree by Hilton Tempe Directing Holder (but without regard to whether or not the DoubleTree by Hilton Tempe Directing Holder actually has lost any rights to receive such information as a result of a consultation termination event) and (ii) to be consulted by the master servicer or special servicer, as applicable, on a strictly non-binding basis with respect to certain Major Decisions as set forth in the DoubleTree by Hilton Tempe Intercreditor Agreement and the implementation by the special servicer of any recommended actions outlined in an Asset Status Report. The consultation right of the DoubleTree by Hilton Tempe Non-Directing Holder will expire 10 business days after the delivery by the master servicer or special servicer of notice and information relating to the matter subject to consultation; provided that if a new course of action is proposed by the master servicer or special servicer that is materially different from the actions previously proposed, the 10 business day consultation period will begin anew. Notwithstanding the DoubleTree by Hilton Tempe Non-Directing Holder’s consultation rights described above, the master servicer or the special servicer, as applicable, is permitted to implement any Major Decision or take any action set forth in an Asset Status Report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan. In no event will the master servicer or special servicer be obligated at any time to follow or take any alternative actions recommended by the DoubleTree by Hilton Tempe Non-Directing Holder.

In addition to the consultation rights of the DoubleTree by Hilton Tempe Non-Directing Holder described above, the DoubleTree by Hilton Tempe Non-Directing Holder will have the right to attend annual conference calls with the master servicer or special servicer, upon reasonable notice and at times reasonably acceptable to the master servicer or special servicer, as applicable, in which servicing issues related to the DoubleTree by Hilton Tempe Whole Loan may be discussed.

No objection, direction or advice of the DoubleTree by Hilton Tempe Directing Holder contemplated above may require or cause the master servicer or the special servicer, as applicable, to violate any provisions of the DoubleTree by Hilton Tempe Mortgage Loan documents, applicable law, the PSA, the DoubleTree by Hilton Tempe Intercreditor Agreement, the REMIC provisions or the master servicer’s or special servicer’s obligation to act in accordance with the Servicing Standard or expose the master servicer or the special servicer to liability, or materially expand the scope of the master servicer’s or the special servicer’s responsibilities under the PSA.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the DoubleTree by Hilton Tempe Intercreditor Agreement and the PSA, if the DoubleTree by Hilton Tempe Mortgage Loan becomes a defaulted mortgage loan and thereafter the special servicer determines pursuant to the PSA and the DoubleTree by Hilton Tempe Intercreditor Agreement to pursue a sale of the DoubleTree by Hilton Tempe Mortgage Loan, the special servicer will be required to sell the DoubleTree by Hilton Tempe Mortgage Loan together with the DoubleTree by Hilton Tempe Companion Loan as a single whole loan, subject to the satisfaction of certain notice and information delivery requirements (as described below) and the trustee’s (or any third party hired by the trustee in accordance with the PSA) obligation to review whether offers received from Interested Persons for the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan constitute a fair price.

The special servicer will not be permitted to sell the DoubleTree by Hilton Tempe Whole Loan if it becomes a defaulted mortgage loan without the written consent of the DoubleTree by Hilton Tempe Non-Directing Holder unless the special servicer has delivered to the DoubleTree by Hilton Tempe Non-Directing Holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the defaulted mortgage loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the special servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the DoubleTree by Hilton Tempe Whole Loan, and any documents in the servicing file reasonably requested by the DoubleTree by Hilton Tempe Non-Directing Holder; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the master servicer or the special servicer in connection with the proposed sale; provided, that the DoubleTree by Hilton Tempe Non-Directing Holder may waive any of the delivery or timing requirements set forth in this sentence only for itself. Each holder of the DoubleTree by Hilton Tempe Mortgage Loan and the DoubleTree by Hilton Tempe Companion Loan, the DoubleTree by Hilton Tempe Non-Directing Holder and the DoubleTree by Hilton Tempe Directing Holder will be permitted to submit an offer at any sale of the defaulted mortgage loan unless such person is the borrower or an agent or affiliate of the borrower. See “Pooling and Servicing Agreement—Sale of Defaulted Loans and REO Properties” in this prospectus.

Replacement of Special Servicer

Pursuant to the terms of the DoubleTree by Hilton Tempe Intercreditor Agreement, and subject to the terms of the PSA, the DoubleTree by Hilton Tempe Directing Holder (which, unless a Consultation Termination Event has occurred and is continuing, will be the Directing Certificateholder) will have the right, with or without cause, to replace the special servicer then acting with respect to the DoubleTree by Hilton Tempe Whole Loan and appoint a replacement special servicer without the consent of the holder of the DoubleTree by Hilton Tempe Mortgage Loan. See “Pooling and Servicing Agreement—The Directing Certificateholder—Replacement of the Special Servicer”.

The Non-Serviced Whole Loans

Hilton Hawaiian Village Whole Loan

General

One (1) Mortgage Loan, identified on Annex A-1 to this prospectus as Hilton Hawaiian Village (the “Hilton Hawaiian Village Mortgage Loan”), representing approximately 7.0% of the Initial Pool Balance, is part of a Whole Loan comprised of 21 mortgage notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property.

The Hilton Hawaiian Village Mortgage Loan is evidenced by two (2) promissory notes identified as promissory notes A-2-E-1 and A-2-E-2, with outstanding principal balances as of the Cut-off Date of $26,250,000 and $26,250,000 respectively. The related Pari Passu Companion Loans (the “Hilton Hawaiian Village Pari Passu Companion Loans”) are pari passu with the Hilton Hawaiian Village Mortgage Loan. The Hilton Hawaiian Village Pari Passu Companion Loans are evidenced by 14 promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $644,100,000 that are not included in the issuing entity. The Hilton Hawaiian Village Subordinate Companion Loan is subordinate to the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans. The subordinate companion loan (the “Hilton Hawaiian Village Subordinate Companion Loan” and together with the Hilton Hawaiian Village Pari Passu Companion Loans, the “Hilton Hawaiian Village Companion Loans”) is evidenced by five (5) promissory notes with an aggregate outstanding principal balance as of the Cut-off Date of $578,400,000 that are not included in the issuing entity. Only the Hilton Hawaiian Village Mortgage Loan is included in the issuing entity. The Hilton Hawaiian Village Pari Passu Companion Loan evidenced by promissory notes A-1-A, A-1-B, A-1-C, A-1-D and A-1-E, with an outstanding principal balance as of the Cut-off Date of $171,600,000, and the Hilton Hawaiian Village Subordinate Companion Loan were contributed to the Hilton USA Trust 2016-HHV securitization. The Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan are collectively referred to in this prospectus as the “Hilton Hawaiian Village Whole

Loan”. The rights of the holders of the promissory notes evidencing the Hilton Hawaiian Village Whole Loan (the “Hilton Hawaiian Village Noteholders”) are subject to an Intercreditor Agreement (the “Hilton Hawaiian Village Intercreditor Agreement”). The Hilton Hawaiian Village Whole Loan is serviced and administered pursuant to the trust and servicing agreement entered into in connection with the Hilton USA Trust 2016-HHV securitization (the “Hilton USA Trust 2016-HHV Trust and Servicing Agreement”) and the Hilton Hawaiian Village Intercreditor Agreement. The following summaries describe certain provisions of the Hilton Hawaiian Village Intercreditor Agreement.

Servicing

The Hilton Hawaiian Village Whole Loan (including the Hilton Hawaiian Village Mortgage Loan) and any related REO Property is being serviced and administered pursuant to the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement by the related servicer (the “Hilton USA Trust 2016-HHV Master Servicer”) and, if necessary, the related special servicer (the “Hilton USA Trust 2016-HHV Special Servicer”), in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”, but subject to the terms of the Hilton Hawaiian Village Intercreditor Agreement.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Hilton Hawaiian Village Mortgage Loan (but not on the Hilton Hawaiian Village Pari Passu Companion Loans or the Hilton Hawaiian Village Subordinate Companion Loan) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Hilton Hawaiian Village Mortgage Loan.

The Hilton USA Trust 2016-HHV Master Servicer or the trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, as applicable, will be obligated to make property protection advances with respect to the Hilton Hawaiian Village Whole Loan, in each case unless a similar determination of nonrecoverability is made under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement.

Distributions

The Hilton Hawaiian Village Intercreditor Agreement sets forth the respective rights of the Hilton Hawaiian Village Noteholders with respect to distributions of funds received in respect of the Hilton Hawaiian Village Whole Loan, and provides, in general, that:

Any collections received in respect of the Hilton Hawaiian Village Whole Loan or Mortgaged Property will be applied to the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan in accordance with the related Mortgage Loan documents, the Hilton Hawaiian Village Intercreditor Agreement and the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Accordingly, subject to (a) payment of amounts for reserves or escrows required by the Hilton Hawaiian Village Whole Loan documents, (b) the right of the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016-HHV Special Servicer and the trustee and certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement to be reimbursed for any unanticipated trust fund expenses in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, (c) the right of the master servicer or trustee to be reimbursed for P&I Advances with respect to the Hilton Hawaiian Village Mortgage Loan and (d) the right of the master servicer or trustee with respect to the securitization of any Hilton Hawaiian Village Pari Passu Companion Loan not included in the Hilton USA Trust 2016-HHV securitization to be reimbursed for P&I advances with respect to such Companion Loan, the monthly interest payment on the Hilton Hawaiian Village Whole Loan will be applied:

●	first, to pay accrued and unpaid interest on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans on a pro rata and pari passu basis (other than default interest), in an amount equal to the accrued and unpaid interest on their respective notes at the applicable net note interest rate;

●	second, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until their respective balances have been reduced to zero;

●	third, to the holders of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to such holders in accordance with the terms the Hilton Hawaiian Village Intercreditor Agreement, plus interest thereon at the applicable net note interest rate compounded monthly from the date the related realized loss was allocated to each such holder, such amount to be allocated based on the amount of realized losses previously allocated to each such holder;

●	fourth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to the accrued and unpaid interest at the applicable net note interest rate;

●	fifth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to all principal payments (or other amounts allocated to principal) received, if any, with respect to such payment date, until its balance has been reduced to zero;

●	sixth, to the holder of the Hilton Hawaiian Village Subordinate Companion Loan, in an amount equal to the unreimbursed realized losses previously allocated to such holder in accordance with the terms the Hilton Hawaiian Village Intercreditor Agreement, plus interest thereon at the applicable net note interest rate compounded monthly from the date the related realized loss was allocated to such holder;

●	seventh, to pay any yield maintenance premium and yield maintenance default premium then due and payable in respect of the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, on a pro rata and pari passu basis, then the Hilton Hawaiian Village Subordinate Companion Loan;

●	eighth, to pay default interest and late payment charges then due and owing under the Hilton Hawaiian Village Whole Loan, all of which will be applied in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement; and

●	ninth, if any excess amount is available to be distributed in respect of the Hilton Hawaiian Village Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through eighth, such amount will be paid to the holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan pro rata based on the initial principal balances of their notes.

If a P&I Advance is made with respect to the Hilton Hawaiian Village Mortgage Loan pursuant to the terms of the PSA, unless such P&I Advance is determined to be nonrecoverable, that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Hilton Hawaiian Village Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances”, on other mortgage loans in this securitization, but not out of payments or other collections on the Hilton Hawaiian Village Companion Loans.

The issuing entity is required to pay its pro rata share of (i) any servicing advances or administrative advances and any interest accrued and payable on such advances at the advance rate and (ii) any unanticipated expenses and any other fees, costs or expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan (including, without, limitation, any costs, fees and expenses related to obtaining any rating agency confirmation and any indemnified items) in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the Hilton Hawaiian Village Intercreditor Agreement to the extent that such amounts remain unpaid or unreimbursed after funds received from the borrower for payment of such amounts and any principal and interest collections allocable to the Hilton Hawaiian Village Subordinate Companion Loan have been applied to pay such amounts.

To the extent collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property are not sufficient to pay such fees and expenses incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan or related Mortgaged Property in full, the issuing entity will be required to pay or reimburse its pro rata share of such unpaid fees and expenses (which will be determined based on the original principal balance of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan) from general collections on the other mortgage loans in the trust. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

Consultation and Control

The controlling noteholder under the Hilton Hawaiian Village Intercreditor Agreement will be the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement as holder of the promissory note A-1-A (the “Hilton Hawaiian Village Controlling Noteholder”).

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, so long as the Hilton USA Trust 2016-HHV securitization trust has not been terminated, the issuing entity, as a non-controlling note holder, will have the right to be consulted on a strictly non-binding basis with respect to certain major decisions to be taken with respect to the Hilton Hawaiian Village Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Hilton Hawaiian Village Whole Loan. The consultation rights of the issuing entity will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the issuing entity has responded within such period; provided that if the Hilton Hawaiian Village

Controlling Noteholder, the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the issuing entity as described above, the Hilton Hawaiian Village Controlling Noteholder or the Hilton USA Trust 2016-HHV Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan. Neither the Hilton Hawaiian Village Controlling Noteholder, the Hilton USA Trust 2016-HHV Master Servicer nor the Hilton USA Trust 2016-HHV Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Hilton Hawaiian Village Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as the holder of the Hilton Hawaiian Village Mortgage Loan (or its representatives), will have the right to attend (in-person or telephonically in the discretion of the Hilton USA Trust 2016-HHV Master Servicer) annual meetings with the Hilton Hawaiian Village Controlling Noteholder (or the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, acting on its behalf) upon reasonable notice and at times reasonably acceptable to the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Hilton Hawaiian Village Whole Loan; provided that the holder of the Hilton Hawaiian Village Mortgage Loan executes, at the request of the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable, a confidentiality agreement in form and substance satisfactory to the holder of Hilton Hawaiian Village Mortgage Loan, the Hilton Hawaiian Village Controlling Noteholder and the Hilton USA Trust 2016-HHV Master Servicer or Hilton USA Trust 2016-HHV Special Servicer, as applicable.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement, if the Hilton Hawaiian Village Whole Loan become a defaulted loan pursuant to the terms of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, and if the Hilton USA Trust 2016-HHV Special Servicer determines to sell the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan included in the Hilton USA Trust 2016-HHV securitization in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, then the Hilton USA Trust 2016-HHV Special Servicer will be required to sell the Hilton Hawaiian Village Mortgage Loan together with the Hilton Hawaiian Village Pari Passu Companion Loans and the Hilton Hawaiian Village Subordinate Companion Loan as one whole loan. In connection with any such sale, the Hilton USA Trust 2016-HHV Special Servicer will be required to follow the procedures set forth under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

Notwithstanding the foregoing, the Hilton USA Trust 2016-HHV Special Servicer will not be permitted to sell the Hilton Hawaiian Village Whole Loan if such loan becomes a defaulted loan without the written consent of the issuing entity as holder of the Hilton Hawaiian Village Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower related party) unless the Hilton USA Trust 2016-HHV Special Servicer has delivered to the issuing entity: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Hilton Hawaiian Village Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the Hilton USA Trust 2016-HHV Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Hilton Hawaiian Village Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Hilton Hawaiian Village Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer in connection with the proposed sale; provided that the issuing entity may waive any of the delivery or timing requirements described in this sentence.

Replacement of Special Servicer

Pursuant to the terms of the Hilton Hawaiian Village Intercreditor Agreement and the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the securitization trust created pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, as the lead securitization trust will have the right, with or without cause, to replace the Hilton USA Trust 2016-HHV Special Servicer then acting with respect to the Hilton Hawaiian Village Whole Loan and appoint a replacement special servicer in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Hilton Hawaiian Village Mortgage Loan”.

Walmart Shadow Anchored Portfolio Whole Loan

General

The Mortgage Loan secured by the portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus as Walmart Shadow Anchored Portfolio (the “Walmart Shadow Anchored Portfolio Mortgaged Properties”), representing approximately 5.3% of the Initial Pool Balance, with a Cut-off Date Balance of $39,536,250 (such Mortgage Loan, the “Walmart Shadow Anchored Portfolio Mortgage Loan”) is part of a whole loan comprised of two promissory notes, each of which is secured by the same mortgage instruments on the Walmart Shadow Anchored Portfolio Mortgaged Properties.

The Walmart Shadow Anchored Portfolio Mortgage Loan is evidenced by promissory note A-2. The portion of the Walmart Shadow Anchored Portfolio Whole Loan (as defined below) evidenced by promissory note A-1, with an outstanding principal balance as of the Cut-off Date of $49,500,000, which was contributed to the WFCM 2016-LC25 securitization trust and is referred to in this prospectus as the “Walmart Shadow Anchored Portfolio Companion Loan”, is pari passu in right of payment with the Walmart Shadow Anchored Portfolio Mortgage Loan. The Walmart Shadow Anchored Portfolio Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Walmart Shadow Anchored Portfolio Whole Loan (the “Walmart Shadow Anchored Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Walmart Shadow Anchored Portfolio Noteholder (the “Walmart Shadow Anchored Portfolio Intercreditor Agreement”).

Servicing

The Walmart Shadow Anchored Portfolio Whole Loan is serviced and administered pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement, among Wells Fargo Commercial Mortgage Securities, Inc., as depositor (the “WFCM 2016-LC25 Depositor”),Wells Fargo Bank, National Association, as general master servicer (the “WFCM 2016-LC25 Servicer”), CWCapital Asset Management LLC, as general special servicer (the “WFCM 2016-LC25 Special Servicer”), National Cooperative Bank, N.A., as NCB master servicer and NCB special servicer, Wells Fargo Bank, National Association, as certificate administrator (the “WFCM 2016-LC25 Certificate Administrator”), Wilmington Trust, National Association, as trustee (the “WFCM 2016-LC25 Trustee”), and Pentalpha Surveillance LLC, as operating advisor (the “WFCM 2016-LC25 Operating Advisor ”) and as asset representations reviewer (the “WFCM 2016-LC25 Asset Representations Reviewer ”) by the WFCM 2016-LC25 Servicer and the WFCM 2016-LC25 Special Servicer, in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Walmart Shadow Anchored Portfolio Mortgage Loan” in this prospectus, but subject to the terms of the Walmart Shadow Anchored Portfolio Intercreditor Agreement. In servicing the Walmart Shadow Anchored Portfolio Whole Loan, the servicing standard set forth in the WFCM 2016-LC25 Pooling and Servicing Agreement will require the WFCM 2016-LC25 Servicer and the WFCM 2016-LC25 Special Servicer to take into account the interests of the WFCM 2016-C37 certificateholders and the issuing entity, as the holder of the Walmart Shadow Anchored Portfolio Mortgage Loan.

Amounts payable to the issuing entity as holder of the Walmart Shadow Anchored Portfolio Mortgage Loan pursuant to the Walmart Shadow Anchored Portfolio Intercreditor Agreement will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Walmart Shadow Anchored Portfolio Mortgage Loan (but not on the Walmart Shadow Anchored Portfolio Companion Loan) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The WFCM 2016-LC25 Master Servicer or the WFCM 2016-LC25 Trustee, as applicable, will be obligated to make property protection advances with respect to the Walmart Shadow Anchored Portfolio Whole Loan, in each case unless a similar determination of nonrecoverability is made under the WFCM 2016-LC25 Pooling and Servicing Agreement.

Application of Payments

The Walmart Shadow Anchored Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Walmart Shadow Anchored Portfolio Mortgage Loan and the holder of the Walmart Shadow Anchored Portfolio Companion Loan with respect to distributions of funds received in respect of the Walmart Shadow Anchored Portfolio Whole Loan, and provides, in general, that:

●	the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the Walmart Shadow Anchored Portfolio Whole Loan or the related Mortgaged Property will be applied to the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the WFCM 2016-LC25 Servicer, the WFCM 2016-LC25 Special Servicer, the WFCM 2016-LC25 Operating Advisor, the WFCM 2016-LC25 Certificate Administrator and the WFCM 2016-LC25 Trustee) in accordance with the terms of the Walmart Shadow Anchored Portfolio Intercreditor Agreement and the WFCM 2016-LC25 Pooling and Servicing Agreement; and

●	fees, costs and expenses relating to the Walmart Shadow Anchored Portfolio Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Walmart Shadow Anchored Portfolio Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the Walmart Shadow Anchored Portfolio Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other mortgage loans, but not out of payments or other collections on the Walmart Shadow Anchored Portfolio Companion Loan. Similarly, P&I advances on the Walmart Shadow Anchored Portfolio Companion Loan are not reimbursable out of payments or other collections on the Walmart Shadow Anchored Portfolio Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the Walmart Shadow Anchored Portfolio Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the WFCM 2016-LC25 securitization, subject to the WFCM 2016-LC25 issuing entity’s right to reimbursement from future payments and other collections on the Walmart Shadow Anchored Portfolio Mortgage Loan or from general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

The Walmart Shadow Anchored Portfolio Intercreditor Agreement provides that the WFCM 2016-LC25 Pooling and Servicing Agreement may provide for the application of penalty charges paid in respect of the Walmart Shadow Anchored Portfolio Whole Loan to be used to (i) pay the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer for interest accrued on any property protection advances and reimbursement of any property advances, (ii) to pay the parties to any securitization for interest accrued on any P&I Advance, (iii) to pay certain other expenses incurred with respect to the Walmart Shadow Anchored Portfolio Whole Loan and (iv) to pay to the WFCM 2016-LC25 Servicer and/or the WFCM 2016-LC25 Special Servicer as additional servicing compensation as provided in the WFCM 2016-LC25 Pooling and Servicing Agreement.

Consultation and Control

The directing holder under the Walmart Shadow Anchored Portfolio Intercreditor Agreement with respect to the Walmart Shadow Anchored Portfolio Whole Loan will be the controlling class representative or such other party specified in the WFCM 2016-LC25

Pooling and Servicing Agreement (such party, the “WFCM 2016-LC25 Directing Certificateholder”).The WFCM 2016-LC25 Directing Certificateholder will be entitled to exercise consent and/or consultation rights (which consent and/or consultation rights are substantially similar to, but not necessarily identical to, the rights of the Directing Certificateholder set forth under “Pooling and Servicing Agreement—The Directing Certificateholder” in this prospectus) with respect to the Walmart Shadow Anchored Portfolio Whole Loan, including consent and/or consultation rights regarding “major actions” (as defined under the Walmart Shadow Anchored Portfolio Intercreditor Agreement) and approval rights regarding the implementation of any recommended actions outlined in an asset status report with respect to the Walmart Shadow Anchored Portfolio Whole Loan (which approval rights are substantially similar to, but not necessarily identical to, those rights described under “Pooling and Servicing Agreement— The Directing Certificateholder” and “—Asset Status Report” in this prospectus). Pursuant to the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement, the WFCM 2016-LC25 Directing Certificateholder will have the same consent and/or consultation rights with respect to the Walmart Shadow Anchored Portfolio Whole Loan as it does, and for so long as it does, with respect to the other mortgage loans included in the WFCM 2016-LC25 issuing entity that are serviced under the WFCM 2016-LC25 Pooling and Servicing Agreement and do not have companion loans.

In addition, pursuant to the terms of the Walmart Shadow Anchored Portfolio Intercreditor Agreement, the issuing entity, as holder of the Walmart Shadow Anchored Portfolio Mortgage Loan (or its representative) (the “Walmart Shadow Anchored Portfolio Non-Directing Holder”) will have a right to (i) receive copies of all notices, information and reports that the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, is required to provide to the WFCM 2016-LC25 Directing Certificateholder (within the same time frame such notices, information and reports are or would have been required to be provided to the WFCM 2016-LC25 Directing Certificateholder under the WFCM 2016-LC25 Pooling and Servicing Agreement without regard to the occurrence thereunder of a control termination event or consultation termination event) with respect to any “major actions” (as defined under the Walmart Shadow Anchored Portfolio Intercreditor Agreement) to be taken with respect to the Walmart Shadow Anchored Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Walmart Shadow Anchored Portfolio Whole Loan and (ii) to be consulted on a strictly non-binding basis with respect to certain “major actions” (as defined under the Walmart Shadow Anchored Portfolio Intercreditor Agreement) to be taken with respect to the Walmart Shadow Anchored Portfolio Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Walmart Shadow Anchored Portfolio Whole Loan. Such consultation rights of the Walmart Shadow Anchored Portfolio Non-Directing Holder will expire ten (10) business days following the delivery by the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer of written notice of the proposed action (together with copies of the notices, information and reports relating to the matter subject to consultation); provided that if the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, proposes a new course of action that is materially different from the action previously proposed, the ten (10) business day consultation period will be deemed to begin anew.

Notwithstanding the Walmart Shadow Anchored Portfolio Non-Directing Holder’s consultation rights, the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, is permitted to take a “major action” (as defined under the Walmart Shadow Anchored Portfolio Intercreditor Agreement) or any action set forth in an asset status report before the expiration of the aforementioned ten (10) business day period if (i) it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Companion Loan and (ii) the WFCM 2016-LC25 Special Servicer has made a reasonable effort to contact the WFCM 2016-LC25 Directing Certificateholder. Neither the WFCM 2016-LC25 Servicer nor the WFCM 2016-LC25 Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative).

The WFCM 2016-LC25 Pooling and Servicing Agreement provides that neither the WFCM 2016-LC25 Servicer nor the WFCM 2016-LC25 Special Servicer may take or refrain from taking any action pursuant to instructions from the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative) that would cause the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, to violate applicable law, the terms of the Walmart Shadow Anchored Portfolio Whole Loan, the Walmart Shadow Anchored Portfolio Intercreditor Agreement, the WFCM 2016-LC25 Pooling and Servicing Agreement, including the servicing standard under the WFCM 2016-LC25 Pooling and Servicing Agreement, or the REMIC provisions or that would (i) expose the WFCM 2016-LC25 Servicer, the WFCM 2016-LC25 Special Servicer, the WFCM 2016-LC25 Depositor, a mortgage loan seller with respect to the WFCM 2016-LC25 securitization, the WFCM 2016-LC25 issuing entity, the WFCM 2016-LC25 Trustee, the WFCM 2016-LC25 Operating Advisor, the WFCM 2016-LC25 Asset Representations Reviewer, the WFCM 2016-LC25 Certificate Administrator or their respective affiliates, officers, directors, employees or agents to any claim, suit or liability, (ii) materially expand the scope of the WFCM 2016-LC25 Servicer’s or the WFCM 2016-LC25 Special Servicer’s responsibilities, or (iii) cause the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer to act, or fail to act, in a manner that is not in the best interests of the WFCM 2016-LC25 certificateholders.

In addition to the consultation rights of the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative) described above, pursuant to the terms of the Walmart Shadow Anchored Portfolio Intercreditor Agreement, the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative) will have the right to annual conference calls with the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer, as applicable, in which servicing issues related to the Walmart Shadow Anchored Portfolio Whole Loan are discussed.

Sale of Defaulted Whole Loan

Pursuant to the terms of the Walmart Shadow Anchored Portfolio Intercreditor Agreement, if the Walmart Shadow Anchored Portfolio Whole Loan becomes a defaulted mortgage loan under the WFCM 2016-LC25 Pooling and Servicing Agreement, and thereafter the WFCM 2016-LC25 Special Servicer determines to sell the Walmart Shadow Anchored Portfolio Companion Loan in accordance with the WFCM 2016-LC25 Pooling and Servicing Agreement, then the WFCM 2016-LC25 Special Servicer will be required to sell the Walmart Shadow Anchored Portfolio Companion Loan together with the Walmart Shadow Anchored Portfolio Mortgage Loan as one whole loan in accordance with the procedures set forth under the WFCM 2016-LC25 Pooling and Servicing Agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Walmart Shadow Anchored Portfolio Mortgage Loan” in this prospectus.

Notwithstanding the foregoing, the WFCM 2016-LC25 Special Servicer will not be permitted to sell the Walmart Shadow Anchored Portfolio Whole Loan if it becomes a defaulted mortgage loan under the WFCM 2016-LC25 Pooling and Servicing Agreement without the written consent of the Walmart Shadow Anchored Portfolio Non-Directing Holder

(or its representative) (provided that such consent is not required if the WFCM 2016-LC25 Special Servicer has delivered to such Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative): (a) at least fifteen (15) business days’ prior written notice of any decision to attempt to sell the Walmart Shadow Anchored Portfolio Whole Loan; (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the WFCM 2016-LC25 Special Servicer in connection with any such proposed sale; (c) at least ten (10) days prior to the proposed sale date, a copy of the most recent appraisal for the Walmart Shadow Anchored Portfolio Whole Loan, and any documents in the servicing file requested by such Walmart Shadow Anchored Portfolio Non-Directing Holder; and (d) until the sale is complete and a reasonable period of time (but no less time than is afforded to other offerors and the WFCM 2016-LC25 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Special Servicer in connection with the proposed sale; provided that the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative) may waive any of the delivery or timing requirements set forth in this sentence only for itself. Subject to the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement, each of the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative) and the holder of the Walmart Shadow Anchored Portfolio Companion Loan (or its representative) will be permitted to submit an offer at any sale of the Walmart Shadow Anchored Portfolio Whole Loan unless such person is a related borrower or an agent or affiliate of a related borrower.

See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans—Sale of Defaulted Loans and REO Properties” in this prospectus.

Special Servicer Appointment Rights

Pursuant to the terms of the Walmart Shadow Anchored Portfolio Intercreditor Agreement and the WFCM 2016-LC25 Pooling and Servicing Agreement, the WFCM 2016-LC25 Directing Certificateholder (prior to a control termination event under the WFCM 2016-LC25 Pooling and Servicing Agreement and subject to any limitations in the WFCM 2016-LC25 Pooling and Servicing Agreement), and the applicable WFCM 2016-LC25 certificateholders with the requisite percentage of voting rights (at any time after the occurrence and during the continuation of a control termination event) will have the right, at any time, with or without cause, to replace the WFCM 2016-LC25 Special Servicer then acting with respect to the Walmart Shadow Anchored Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Walmart Shadow Anchored Portfolio Non-Directing Holder (or its representative) as long as such replacement special servicer is a “qualified servicer” (as defined in the Walmart Shadow Anchored Portfolio Intercreditor Agreement) and satisfies the other conditions set forth in the WFCM 2016-LC25 Pooling and Servicing Agreement.

Potomac Mills Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Potomac Mills, representing approximately 4.8% of the Initial Pool Balance, with a Cut-off Date Balance of $36,375,000 (the “Potomac Mills Mortgage Loan”), is part of a whole loan comprised of twenty promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Property (the “Potomac Mills Mortgaged Property”). The Potomac Mills Mortgage Loan is evidenced by promissory Note A-10. The portion of the Potomac Mills Whole Loan (as defined below) evidenced by (a)

promissory Note A-1, with an outstanding principal balance as of the Cut-off Date of $40,000,000, which was contributed to the CFCRE 2016-C6 securitization trust, (b) promissory Note A-2, with an outstanding principal balance as of the Cut-off Date of $20,000,000, which (subject to any applicable financing arrangement) is currently being held by Société Générale (or an affiliate) and is expected to be included in the CFCRE 2016-C7 securitization trust, (c) promissory Note A-3, with an outstanding principal balance as of the Cut-off Date of $12,750,000, which (subject to any applicable financing arrangement) is currently being held by Société Générale (or an affiliate) and is expected to be included in the CFCRE 2016-C7 securitization trust, (d) promissory Note A-4, with an outstanding principal balance as of the Cut-off Date of $52,000,000, which is currently held by Bank of America N.A. (or an affiliate) and is expected to be contributed to the MSBAM 2016-C32 securitization trust, (e) promissory Note A-5, with an outstanding principal balance as of the Cut-off Date of $20,750,000, which (subject to any applicable financing arrangement) is currently being held by Bank of America N.A. (or an affiliate), (f) promissory Note A-6, with an outstanding principal balance as of the Cut-off Date of $30,000,000, which was contributed to the CFCRE 2016-C6 securitization trust, (g) promissory Note A-7, with an outstanding principal balance as of the Cut-off Date of $35,000,000, which was contributed to the CGCMT 2016-C3 securitization trust, (h) promissory Note A-8, with an outstanding principal balance as of the Cut-off Date of $7,750,000, which (subject to any applicable financing arrangement) is currently being held by Cantor Commercial Real Estate Lending, L.P. (or an affiliate) and is expected to be included in the CFCRE 2016-C7 securitization trust and (i) promissory Note A-9, with an outstanding principal balance as of the Cut-off Date of $36,375,000, which (subject to any applicable financing arrangement) is currently being held by Barclays Bank PLC (or an affiliate) and is expected to be contributed to the CGCMT 2016-P6 securitization trust are referred to in this prospectus as the “Potomac Mills Pari Passu Companion Loans“ and are pari passu in right of payment with the Potomac Mills Mortgage Loan. The portions of the Potomac Mills Whole Loan (as defined below) evidenced by promissory Note B-1, promissory Note B-2, promissory Note B-3, promissory Note B-4, promissory Note B-5, promissory Note B-6, promissory Note B-7, promissory Note B-8, promissory Note B-9 and promissory Note B-10, with an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000, which are held by Teachers Insurance and Annuity Association of America, a New York corporation, are collectively referred to in this prospectus as the “Potomac Mills Subordinate Companion Loans“ and are subordinate in right of payment with the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans. The Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loan are collectively referred to in this prospectus as the “Potomac Mills Senior Loan“ and the Potomac Mills Mortgage Loan, together with the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, is referred to in this prospectus as the “Potomac Mills Whole Loan“. The Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loan will not be transferred to the issuing entity and will not be part of the Mortgage Pool.

The holders of the Potomac Mills Whole Loan (the “Potomac Mills Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Potomac Mills Noteholder (the “Potomac Mills Intercreditor Agreement”).

Servicing

The Potomac Mills Whole Loan (and any related REO Property) is being serviced and administered pursuant to the pooling and servicing agreement (the “CFCRE 2016-C6 Pooling and Servicing Agreement”) for the commercial mortgage securitization transaction (the “CFCRE 2016-C6 Securitization”) involving the issuance of the CFCRE 2016-C6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2016-C6, dated as of

November 1, 2016, among CCRE Commercial Mortgage Securities, L.P., as depositor, Wells Fargo Bank, National Association, as master servicer (in such capacity, the “CFCRE 2016-C6 Servicer”), Rialto Capital Advisors, LLC, as special servicer, AEGON USA Realty Advisors, LLC, as special servicer for the Potomac Mills Whole Loan (in such capacity, the “CFCRE 2016-C6 Potomac Mills Special Servicer”), Wilmington Trust, National Association, as trustee (in such capacity, the “CFCRE 2016-C6 Trustee”), Wells Fargo Bank, National Association, as certificate administrator (in such capacity, the “CFCRE 2016-C6 Certificate Administrator”), paying agent and custodian, and Park Bridge Lender Services LLC, as asset representations reviewer (in such capacity, the “CFCRE 2016-C6 Asset Representations Reviewer”) and as operating advisor (in such capacity, the “CFCRE 2016-C6 Operating Advisor”) in the manner described under “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Potomac Mills Mortgage Loan”, but subject to the terms of the Potomac Mills Intercreditor Agreement. In servicing the Potomac Mills Whole Loan, the servicing standard set forth in the CFCRE 2016-C6 Pooling and Servicing Agreement will require the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer to take into account the interests of the CFCRE 2016-C6 certificateholders, the Issuing Entity, as the holder of the Potomac Mills Mortgage Loan, the holders of the notes evidencing the Potomac Mills Pari Passu Companion Loans (the “Potomac Mills Pari Passu Companion Noteholders”) and the holders of the notes evidencing the Potomac Mills Subordinate Companion Loans (the “Potomac Mills Subordinate Companion Noteholders”), as a collective whole, taking into account the pari passu or subordinate nature of the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans.

Promissory note A-1 represents the controlling interest in the Potomac Mills Whole Loan. However, for so long as the holder of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans (the “Potomac Mills Controlling Subordinate Companion Noteholder”) is the Potomac Mills Whole Loan Directing Holder (as defined below under “—Consultation and Control”), the Potomac Mills Controlling Subordinate Companion Noteholder will have the right to approve certain modifications and consent to certain actions to be taken with respect to the Potomac Mills Whole Loan, as more fully described below. Furthermore, subject to certain conditions set forth in the Potomac Mills Intercreditor Agreement, the holders of the Potomac Mills Subordinate Companion Loans will have the right to cure certain defaults by the related borrower, as more fully described below.

Amounts payable to the Issuing Entity as holder of the Potomac Mills Mortgage Loan pursuant to the Potomac Mills Intercreditor Agreement will be distributed net of certain fees and expenses on the Potomac Mills Mortgage Loan as set forth in the Potomac Mills Intercreditor Agreement and will be included in the Available Funds for the related Distribution Date to the extent described in this prospectus.

Advances

The master servicer or the trustee, as applicable, will be responsible for making any required principal and interest advances on the Potomac Mills Mortgage Loan (but not on the Potomac Mills Pari Passu Companion Loans or the Potomac Mills Subordinate Companion Loans) pursuant to the terms of the PSA unless the master servicer, the special servicer or the trustee, as applicable, determines that such an advance would not be recoverable from collections on the Potomac Mills Mortgage Loan.

The CFCRE 2016-C6 Master Servicer or the CFCRE 2016-C6 Trustee, as applicable, will be obligated to make property protection advances with respect to the Potomac Mills Whole

Loan, in each case unless a similar determination of nonrecoverability is made under the CFCRE 2016-C6 Pooling and Servicing Agreement.

Distributions

Pursuant to the Potomac Mills Intercreditor Agreement, prior to the occurrence and continuance of (i) an event of default with respect to an obligation to pay money due under the Potomac Mills Whole Loan, (ii) any other event of default for which the Potomac Mills Whole Loan is actually accelerated, (iii) any other event of default which causes the Potomac Mills Whole Loan to become a Specially Serviced Loan or (iv) any bankruptcy or insolvency event that constitutes an event of default (each, a “Potomac Mills Sequential Pay Event”) (or, if such a default has occurred, but has been cured by the Potomac Mills Whole Loan Directing Holder or the default cure period has not yet expired and the Potomac Mills Whole Loan Directing Holder is diligently exercising its cure rights under the Potomac Mills Intercreditor Agreement), after payment of amounts for required reserves or escrows required by the mortgage loan documents and amounts payable or reimbursable with respect to the Potomac Mills Whole Loan (including any penalty charges) under the CFCRE 2016-C6 Pooling and Servicing Agreement to the CFCRE 2016 to the CFCRE 2016-C6 Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds received with respect to the Potomac Mills Whole Loan will generally be applied in the following order:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to their respective percentage interests in the Potomac Mills Whole Loan of principal payments received, if any, until their principal balances have been reduced to zero; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Whole Loan pursuant to this section, 100% of such insurance proceeds and condemnation proceeds will be distributed to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis, up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and as a result of a workout, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, such excess will be paid to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	sixth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis any penalty charges;

●	seventh, to the extent the Potomac Mills Subordinate Companion Noteholders have made any payments or advances in connection with the exercise of its cure rights under the Potomac Mills Intercreditor Agreement, to reimburse such holders for all such payments or advances;

●	eighth, to the Potomac Mills Subordinate Companion Noteholders, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their applicable net interest rate;

●	ninth, to the Potomac Mills Subordinate Companion Noteholders on a pro rata and pari passu basis, in an amount equal to their respective percentage interests in the Potomac Mills Whole Loan of principal payments received, if any; provided, that with respect to any insurance proceeds or condemnation proceeds payable as principal to the holders of the Potomac Mills Whole Loan pursuant to this section, the portion of such insurance proceeds and condemnation proceeds remaining after distribution to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pursuant to clause second above will be distributed to the holders of the Potomac Mills Subordinate Companion Loans on a pro rata and pari passu basis until their respective principal balances have been reduced to zero;

●	tenth, to the Potomac Mills Subordinate Companion Noteholders in an amount equal to the product of (i) their respective percentage interests in the Potomac Mills Whole Loan multiplied by a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (ii) any prepayment premium to the extent paid by the related borrower;

●	eleventh, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through tenth and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, such excess amount will be paid to the Potomac Mills Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balances of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	twelfth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received;

●	thirteenth, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CFCRE 2016-C6 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Noteholders and the Potomac Mills Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Potomac Mills Whole Loan; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Potomac Mills Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through thirteenth, any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective initial percentage interests in the Potomac Mills Whole Loan.

Following the occurrence and during the continuance of a Potomac Mills Sequential Pay Event, after payment of all amounts for required reserves or escrows required by the mortgage loan documents and amounts then payable or reimbursable under the CFCRE 2016-C6 Pooling and Servicing Agreement to the CFCRE 2016-C6 Servicer, CFCRE 2016-C6 Potomac Mills Special Servicer, CFCRE 2016-C6 Operating Advisor, CFCRE 2016-C6 Asset Representations Reviewer, CFCRE 2016-C6 Certificate Administrator or CFCRE 2016-C6 Trustee, payments and proceeds with respect to the Potomac Mills Whole Loan will generally be applied in the following order, in each case to the extent of available funds:

●	first, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal of their respective notes at their net interest rate;

●	second, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis until their principal balances have been reduced to zero;

●	third, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by each such holder not previously reimbursed to such holder (or paid or advanced by the master servicer or special servicer on their behalf and not previously paid or reimbursed);

●	fourth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata and pari passu basis in an amount equal to the product of (i) their respective percentage interest in the Potomac Mills Whole Loan, (ii) a fraction, the numerator of which is the interest rate of such Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loan, as the case may be, and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (iii) any prepayment premium to the extent paid by the related borrower;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Mortgage Loan or the Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and as a result of a workout, the balance of the Potomac Mills Mortgage Loan or Potomac Mills Pari Passu Companion Loans has been reduced, such excess amount will be paid to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans pro rata in an amount up to the reduction, if any, of the principal balances of their respective notes as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	sixth, to the extent the Potomac Mills Subordinate Companion Noteholders have made any payments or advances in connection with the exercise of its cure rights under the Potomac Mills Intercreditor Agreement, to reimburse such holders for all such payments or advances;

●	seventh, to the Potomac Mills Subordinate Companion Noteholders, pro rata, in an amount equal to the accrued and unpaid interest on the outstanding principal balance of their respective notes at their applicable net interest rate;

●	eighth, to the Potomac Mills Subordinate Companion Noteholders, on a pro rata and pari passu basis, in an amount equal to the principal balance of their respective notes until their principal balances have been reduced to zero;

●	ninth, to the Potomac Mills Subordinate Companion Noteholders in an amount equal to the product of (i) their respective percentage interests in the Potomac Mills Whole Loan multiplied by a fraction, the numerator of which is the interest rate of such Potomac Mills Subordinate Companion Loans and the denominator of which is the interest rate of the Potomac Mills Whole Loan and (ii) any prepayment premium to the extent paid by the related borrower;

●	tenth, if the proceeds of any foreclosure sale or any liquidation of the Potomac Mills Whole Loan or Potomac Mills Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing first through ninth and, as a result of a workout, the balance of the Potomac Mills Subordinate Companion Loans has been reduced, such excess amount will be paid to the Potomac Mills Subordinate Companion Noteholder in an amount up to the reduction, if any, of the principal balance of the Potomac Mills Subordinate Companion Loans as a result of such workout, plus interest on such amount at the applicable net interest rate;

●	eleventh, to the extent assumption or transfer fees actually paid by the related borrower are not required to be otherwise applied under the CFCRE 2016-C6 Pooling and Servicing Agreement, including, without limitation, to provide reimbursement for interest on any Advances, to pay any additional servicing expenses or to compensate the master servicer or special servicer (in each case provided that such reimbursements or payments relate to the Potomac Mills Whole Loan), any such assumption or transfer fees, to the extent actually paid by the borrower, will be required to be paid to the holder of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Noteholders and the Potomac Mills Subordinate Companion Noteholder, pro rata, based on their respective percentage interests in the Potomac Mills Whole Loan;

●	twelfth, to the holders of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis in an amount equal to any penalty charges received with respect to the related note;

●	thirteenth, to the holders of the Potomac Mills Subordinate Companion Loans in an amount equal to any penalty charges received with respect to the related note; and

●	fourteenth, if any excess amount is available to be distributed in respect of the Potomac Mills Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through thirteenth, any remaining amount is required to be paid pro rata to the holders of the Potomac Mills Mortgage Loan, the Potomac Mills Pari Passu Companion Loans and the Potomac Mills Subordinate Companion Loans, based on their respective percentage interests in the Potomac Mills Whole Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the Potomac Mills Mortgage Loan pursuant to the terms of the PSA, then that P&I Advance, together with interest on that P&I Advance, may only be reimbursed out of future payments and collections on the Potomac Mills Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, out of future payments and collections on other Mortgage Loans, but not out of payments or other collections on the Potomac Mills Pari Passu Companion Loans or any loans included in any future securitization trust related to such Companion Loans.

Certain costs and expenses (such as a pro rata share of any related servicing advances with respect to the Potomac Mills Whole Loan made pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, together with interest thereon) may be paid or reimbursed out of payments and other collections on the mortgage loans in the CFCRE 2016-C6 Securitization, subject to the CFCRE 2016-C6 issuing entity’s right to reimbursement from future payments and other collections on the Potomac Mills Mortgage Loan or from general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the Certificates.

Application of Penalty Charges

Pursuant to the Potomac Mills Intercreditor Agreement:

●	items in the nature of penalty charges paid in respect of the Potomac Mills Senior Loan will allocated to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans on a pro rata basis and applied first, to reduce, on a pro rata basis, the amounts payable on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans by the amount necessary to pay the CFCRE 2016-C6 Master Servicer, the CFCRE 2016-C6 Trustee and the CFCRE 2016-C6 Potomac Mills Special Servicer for any interest accrued on any property protection advances and reimbursement of any property advances in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement, second, to reduce, on a pro rata basis, the respective amounts payable on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans by the amount necessary to pay the CFCRE 2016-C6 Master Servicer, the CFCRE 2016-C6 Trustee, the master servicer, the trustee, or the servicer or trustee under the servicing agreement related to any securitization of a Potomac Mills Pari Passu Companion Loans not included in the CFCRE 2016-C6 securitization for interest accrued on any P&I Advance or advance of a delinquent monthly debt service payment made with respect to the Potomac Mills Mortgage Loan or the related Potomac Mills Pari Passu Companion Loan, as applicable, by such party (if and as specified in the CFCRE 2016-C6 Pooling and Servicing Agreement, the PSA or the applicable servicing agreement, as applicable), third, to reduce, on a pro rata basis, the respective amounts payable on the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Potomac Mills Whole Loan (as specified in the CFCRE 2016-C6 Pooling and Servicing Agreement) and finally, (i) in the case of the remaining amount of penalty charges allocable to the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, be paid to the CFCRE 2016-C6 Master Servicer and/or the CFCRE 2016-C6 Potomac Mills Special Servicer (in each case, as additional servicing compensation as provided in the CFCRE 2016-C6 Pooling and Servicing Agreement) and (ii) in the case of the remaining amount of penalty charges allocable to the Potomac Mills Pari Passu Companion Loans not included in the CFCRE 2016-C6 securitization, be paid, (x) prior to the securitization of such Companion Loan, the related Companion Holder and (y) following the securitization of such Companion Loan, to the CFCRE 2016-C6 Master Servicer and/or the CFCRE 2016-C6 Potomac Mills Special Servicer as additional servicing compensation as provided in the CFCRE 2016-C6 Pooling and Servicing Agreement; and

●	items in the nature of penalty charges paid in respect of the Potomac Mills Subordinate Companion Loans will allocated to the holder of each Potomac Mills Subordinate Companion Loan on a pro rata basis and applied first, to reduce, on a pro rata basis, the amounts payable on the Potomac Mills Subordinate Companion Loans by the amount necessary to pay the CFCRE 2016-C6 Master Servicer, the CFCRE 2016-C6 Trustee or the CFCRE 2016-C6 Potomac Mills Special Servicer for any interest accrued on any property protection advances and reimbursement of any property advances in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement, second, to reduce, on a pro rata basis, the respective amounts payable on the Potomac Mills Subordinate Companion Loans by the amount necessary to pay the CFCRE 2016-C6 Master Servicer, the CFCRE 2016-C6 Trustee, the master servicer, the trustee, or the servicer or trustee under the servicing agreement related to any securitization of a Potomac Mills Pari Passu Companion Loans not included in the CFCRE 2016-C6 securitization for interest accrued on any P&I Advance or advance of a delinquent monthly debt service payment made with respect to the Potomac Mills Mortgage Loan or the related Potomac Mills Pari Passu Companion Loan, as applicable, by such party (if and as specified in the CFCRE 2016-C6 Pooling and Servicing Agreement, the PSA or the applicable servicing agreement, as applicable), third, to reduce, on a pro rata basis, the respective amounts payable on the Potomac Mills Subordinate Companion Loans by the amount necessary to pay additional trust fund expenses (other than special servicing fees, unpaid workout fees and liquidation fees) incurred with respect to the Potomac Mills Whole Loan (as specified in the CFCRE 2016-C6 Pooling and Servicing Agreement) and finally, to the Potomac Mills Subordinate Companion Noteholder.

Consultation and Control

Prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period with respect to the Potomac Mills Subordinate Companion Loans, neither the directing holder under the CFCRE 2016-C6 Securitization (the “CFCRE 2016-C6 Directing Holder”) nor the CFCRE 2016-C6 Operating Advisor will have any consent and/or consultation rights with respect to the Potomac Mills Whole Loan.

For so long as the Potomac Mills Controlling Subordinate Companion Noteholder is the Potomac Mills Whole Loan Directing Holder (as defined below), the CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to notify the Potomac Mills Controlling Subordinate Companion Noteholder (or its designee) and receive written consent with respect to the following actions (“Potomac Mills Major Decisions”):

(i)        any workout or other change to the Potomac Mills Whole Loan that would result in any modification of, or waiver with respect to, the Potomac Mills Whole Loan that would result in the extension of the maturity date or extended maturity date thereof, a reduction in the interest rate borne thereby or the monthly debt service payment or a deferral or a forgiveness of interest on or principal of the Potomac Mills Whole Loan or a modification or waiver of any other monetary term of the Potomac Mills Whole Loan relating to the amount or timing of any payment of principal, interest, prepayment premiums or any other sums (including reserve requirements) due and payable under the mortgage loan documents or a modification or waiver of any material non-monetary provision of the Potomac Mills Whole Loan, including but not limited to provisions which restrict the related borrower or its equity owners from incurring additional indebtedness or transferring interests in the related Mortgaged Property or the related borrower;

(ii)       any modification of, or waiver with respect to, the Potomac Mills Whole Loan that would result in a discounted pay-off of the Potomac Mills Subordinate Companion Loans;

(iii)      any foreclosure upon or comparable conversion (which may include acquisition of a REO Property) of the ownership of the related Mortgaged Property or any acquisition of the related Mortgaged Property by deed-in-lieu of foreclosure or any other exercise of remedies following an event of default;

(iv)      any material direct or indirect sale of all or any material portion of the related Mortgaged Property or REO Property;

(v)       any determination to bring the related REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at the related REO Property;

(vi)      any substitution, release or addition of collateral for the Potomac Mills Whole Loan other than those required pursuant to the specific terms of the mortgage loan documents and for which there is no lender discretion;

(vii)     any release of the related borrower or guarantor from liability with respect to the Potomac Mills Whole Loan including, without limitation, by acceptance of an assumption of the Potomac Mills Whole Loan by a successor borrower or replacement guarantor except as expressly permitted by the related mortgage loan documents;

(viii)    any determination (1) not to enforce a “due-on-sale” or “due–on–encumbrance” clause (unless such clause is not exercisable under applicable law or such exercise is reasonably likely to result in successful legal action by the related borrower) or (2) accelerate the Potomac Mills Whole Loan (other than automatic accelerations pursuant to the related mortgage loan documents);

(ix)      any transfer of the related Mortgaged Property or any portion thereof, or any transfer of any direct or indirect ownership interest in the related borrower, except in each case as expressly permitted by the related mortgage loan documents;

(x)        any incurring of additional debt by the related borrower, including the terms of any document evidencing or securing any such additional debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement or incurring of mezzanine financing by any beneficial owner of the related borrower, including the terms of any document evidencing or securing any such mezzanine debt and of any intercreditor or subordination agreement executed in connection therewith and any waiver of or amendment or modification to the terms of any such document or agreement (to the extent lender’s approval, as applicable, is required by the related mortgage loan documents);

(xi)       the waiver or modification of any documentation relating to the related guarantor’s obligations under the related guaranty (as defined in the related mortgage loan documents);

(xii)      the voting on any plan of reorganization, restructuring or similar plan in the bankruptcy of the related borrower unless any option to purchase the Potomac Mills Senior Loan has expired or been waived under the Potomac Mills Intercreditor Agreement

(xiii)     any determination of an acceptable insurance default with respect to the related Mortgaged Property;

(xiv)     the approval of any annual budget (as defined in the related loan agreement), to the extent the lender has such approval under the related loan agreement;

(xv)      the approval of any “major lease” (as defined in the mortgage loan agreement), to the extent the lender has such approval under the mortgage loan agreement;

(xvi)     the releases of any escrows or reserve accounts other than those required pursuant to the specific terms of the related mortgage loan documents and for which there is no material lender discretion;

provided, however, that during the occurrence and continuance of a Potomac Mills Control Appraisal Period, “Potomac Mills Major Decisions” will have the meaning given to the term “Major Decision” in the CFCRE 2016-C6 Pooling and Servicing Agreement.

Neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer may follow or be required to follow any direction, advice or consultation provided by the Potomac Mills Whole Loan Directing Holder or any holder of the Potomac Mills Pari Passu Companion Loans (or their representatives) that would require or cause the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the applicable servicing standard, require or cause the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate provisions of the Potomac Mills Intercreditor Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement, require or cause the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, to violate the terms of the Potomac Mills Whole Loan, or materially expand the scope of any of the CFCRE 2016-C6 Servicer’s or the CFCRE 2016-C6 Potomac

Mills Special Servicer’s, as applicable, responsibilities under the Potomac Mills Intercreditor Agreement or the CFCRE 2016-C6 Pooling and Servicing Agreement.

The Potomac Mills Whole Loan Directing Holder. Pursuant to the Potomac Mills Intercreditor Agreement, the directing holder (the “Potomac Mills Whole Loan Directing Holder”) with respect to the Potomac Mills Whole Loan, as of any date of determination, will be:

●	the Potomac Mills Controlling Subordinate Companion Noteholder, unless a Potomac Mills Control Appraisal Period has occurred and is continuing; and

●	the CFCRE 2016-C6 issuing entity or its designee if a Potomac Mills Control Appraisal period has occurred and is continuing.

A “Potomac Mills Control Appraisal Period” will mean a period that exists with respect to the Potomac Mills Subordinate Companion Loans, if and for so long as:

(1)       (a)(i) the sum of the initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Potomac Mills Subordinate Companion Loans, (y) any Appraisal Reduction Amount for the Potomac Mills Whole Loan that is allocated to the Potomac Mills Subordinate Companion Loans and (z) any losses realized with respect to the Potomac Mills Mortgaged Property or the Potomac Mills Whole Loan that are allocated to the Potomac Mills Subordinate Companion Loans, plus (iii) Threshold Event Collateral (as defined below) is less than (b) 25% of the of the remainder of the (i) initial unpaid principal balance of the Potomac Mills Subordinate Companion Loans less (ii) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the Potomac Mills Subordinate Companion Noteholder; or

(2)       any interest in a Potomac Mills Subordinate Companion Loan is held by the related borrower or an affiliate of the related borrower or any such party would otherwise be entitled to exercise the rights of the holders of greater than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans as the Potomac Mills Whole Loan Directing Holder.

The Potomac Mills Controlling Subordinate Companion Noteholder is entitled to avoid a Potomac Mills Control Appraisal Period caused by the application of an Appraisal Reduction Amount upon satisfaction of certain conditions, including without limitation, delivery of additional collateral in the form of either (x) cash collateral acceptable to the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer or (y) an unconditional and irrevocable standby letter of credit issued by a bank or other financial institution that meets the rating requirements as described in the Potomac Mills Intercreditor Agreement (either (x) or (y), the “Threshold Event Collateral”) in an amount that, when added to the appraised value of the Potomac Mills Mortgaged Property as used to calculate any Appraisal Reduction Amount for the Potomac Mills Whole Loan pursuant to the CFCRE 2016 Pooling and Servicing Agreement, would reduce such Appraisal Reduction Amount enough to cause the applicable Potomac Mills Control Appraisal Period not to exist.

In addition, pursuant to the terms of the Potomac Mills Intercreditor Agreement, after the occurrence of and during the continuance of a Potomac Mills Control Appraisal Period, the Issuing Entity, as holder of the Potomac Mills Mortgage Loan (or its representative), will (i) have the right to receive copies of all notices, information and reports that the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is required to provide to the CFCRE 2016-C6 Directing Holder under the CFCRE 2016-C6 Pooling and Servicing Agreement with respect to any Potomac Mills Major Decision or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Whole Loan and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the Potomac Mills Mortgage Loan (or its representative) requests consultation with respect to certain Potomac Mills Major Decisions or the implementation of any recommended action outlined in an asset status report relating to the Potomac Mills Whole Loan. The consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representative) will expire 10 business days following the delivery of written notice and information relating to the matter subject to consultation whether or not the holder of the Potomac Mills Mortgage Loan (or its representative) has responded within such period; provided that if the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, proposes a new course of action that is materially different from the actions previously proposed, the 10 business day consultation period will be deemed to begin anew from the date of delivery of such new proposal and delivery of all information related to such new proposal. Notwithstanding the consultation rights of the holder of the related Potomac Mills Mortgage Loan (or its representative) described above, the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, is permitted to make any material decision or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the Potomac Mills Mortgage Loan and the related Potomac Mills Pari Passu Companion Loans. Neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer will be obligated at any time to follow or take any alternative actions recommended by the holder of the Potomac Mills Mortgage Loan (or its representative, including, if the Potomac Mills Mortgage Loan has been contributed to a securitization, the related directing certificateholder (or similar entity).

In addition to the consultation rights of the holder of the Potomac Mills Mortgage Loan (or its representatives) described above, pursuant to the terms of the Potomac Mills Intercreditor Agreement, during the continuance of a Potomac Mills Control Appraisal Period, the holder of the Potomac Mills Mortgage Loan (or its representatives) will have the right to attend (in-person or telephonically in the discretion of the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable) annual meetings with the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CFCRE 2016-C6 Servicer or CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, for the purpose of discussing servicing issues related to the Potomac Mills Whole Loan.

Cure Rights

In the event that the Potomac Mills borrower fails to make any payment of principal or interest on the Potomac Mills Whole Loan that results in a monetary event of default or the borrower otherwise defaults with respect to the Potomac Mills Whole Loan, the Potomac Mills Subordinate Companion Noteholders will have the right to cure such event of default subject to certain limitations set forth in the Potomac Mills Intercreditor Agreement. The Potomac Mills Subordinate Companion Noteholders will be limited to, in the aggregate, six (6) cure payments over the life of the Potomac Mills Whole Loan, and, with respect to monetary events of default, no more than three (3) of which may be consecutive. So long as the Potomac Mills Subordinate Companion Noteholders are permitted to make a cure payment with respect to a non-monetary event of default, and is diligently prosecuting the cure of same, under the Potomac Mills Intercreditor Agreement, neither the CFCRE 2016-C6 Servicer nor the CFCRE 2016-C6 Potomac Mills Special Servicer, as applicable, will be permitted to treat such event of default as such for purposes of transferring the Potomac Mills Whole Loan to special servicing or exercising remedies.

Purchase Option

If an event of default with respect to the Potomac Mills Whole Loan has occurred and is continuing, the Potomac Mills Subordinate Companion Noteholders will have the option to purchase the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans in whole but not in part at a price generally equal to the sum, without duplication, of (a) the principal balance of the Potomac Mills Mortgage Loan, (b) accrued and unpaid interest on the Potomac Mills Mortgage Loan and Potomac Mills Pari Passu Companion Loans through the end of the related interest accrual period, (c) any other amounts due under the Potomac Mills Mortgage Loan, but excluding prepayment premiums, default interest, late fees, exit fees and any other similar fees, (d) without duplication of amounts under clause (c), any unreimbursed property protection or servicing Advances and any expenses incurred in enforcing the mortgage loan documents (including, without limitation, servicing Advances payable or reimbursable to any servicer, and earned and unreimbursed special servicing fees), (e) without duplication of amounts under clause (c), any accrued and unpaid interest on Advances, (f) any amounts payable in respect of the Potomac Mills Whole Loan to the CFCRE 2016-C6 Asset Representations Reviewer, (g) and any liquidation fees or workout fees payable with respect to the Potomac Mills Whole Loan, if (i) the borrower or borrower related party is the purchaser or (ii) if the Potomac Mills Whole Loan is not purchased within 90 days after such option first becomes exercisable pursuant to the Potomac Mills Intercreditor Agreement, and (h) certain additional amounts to the extent provided for in the Potomac Mills Intercreditor Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the Potomac Mills Intercreditor Agreement, if the Potomac Mills Whole Loan becomes a defaulted mortgage loan under the CFCRE 2016-C6 Pooling and Servicing Agreement, and if the CFCRE 2016-C6 Potomac Mills Special Servicer determines to sell the Potomac Mills Mortgage Loan in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement, then the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to sell the Potomac Mills Pari Passu Companion Loans (but not the Potomac Mills Subordinate Companion Loans) together with the Potomac Mills Mortgage Loan as one whole loan. In connection with any such sale, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to follow the procedures contained in the CFCRE 2016-C6 Pooling and Servicing Agreement and the Potomac Mills Intercreditor Agreement, which are substantially similar in all material respects, but not necessarily identical, to those set forth under “The Pooling and Servicing Agreement—Realization Upon Mortgage Loans” in this prospectus.

Notwithstanding the foregoing, the CFCRE 2016-C6 Potomac Mills Special Servicer will not be permitted to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans together as one whole loan if it becomes a defaulted loan without the written consent of the holder of the Potomac Mills Mortgage Loan (provided that such consent is not required if such note holder is the borrower or an affiliate of the borrower) unless the CFCRE 2016-C6 Potomac Mills Special Servicer has delivered to such note holder: (a) at least 15 business days’ prior written notice of any decision to attempt to sell the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Potomac

Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans, and any documents in the servicing file reasonably requested by such note holder that are material to the price of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the directing certificateholder under the CFCRE 2016-C6 Pooling and Servicing Agreement) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CFCRE 2016-C6 Servicer or the CFCRE 2016-C6 Potomac Mills Special Servicer in connection with the proposed sale; provided that the holder of the Potomac Mills Mortgage Loan may waive any of the delivery or timing requirements set forth in this sentence. Subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the holders of the Potomac Mills Subordinate Companion Loans (prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period), the holders of the Potomac Mills Pari Passu Companion Loans (after the occurrence and during the continuance of a Potomac Mills Control Appraisal Period) and the holder of the Potomac Mills Mortgage Loan and their respective representatives will be permitted to submit an offer at any sale of the Potomac Mills Mortgage Loan and the Potomac Mills Pari Passu Companion Loans (unless such person is the borrower or an agent or affiliate of the borrower).

Replacement of Special Servicer

Pursuant and subject to the terms of the Potomac Mills Intercreditor Agreement, the Controlling Note Holder (or its representative) with respect to the Potomac Mills Whole Loan (which, prior to the occurrence and continuance of a Potomac Mills Control Appraisal Period, will be the Potomac Mills Controlling Subordinate Companion Noteholder) will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Whole Loan and appoint a replacement special servicer in lieu of such servicer. Pursuant and subject to the terms of the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Directing Holder (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and prior to a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement), or the applicable certificateholders under the CFCRE 2016-C6 Pooling and Servicing Agreement with the requisite percentage of voting rights (after the occurrence and continuance of a Potomac Mills Control Appraisal Period and after a control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement), will have the right, with or without cause, to replace the CFCRE 2016-C6 Potomac Mills Special Servicer then acting with respect to the Potomac Mills Whole Loan, and appoint a replacement special servicer, in a manner substantially similar to that as described under “The Pooling and Servicing Agreement—Replacement of the Special Servicer Without Cause” in this prospectus.

The 80 Park Plaza Whole Loan

General

The Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as 80 Park Plaza (the “80 Park Plaza Mortgaged Property”), representing approximately 2.8% of the Initial Pool Balance, with a Cut-off Date Balance of $21,000,000 (such Mortgage Loan, the “80 Park Plaza Mortgage Loan”), is part of a whole loan comprised of 5 promissory notes, each of which is secured by the same mortgage instrument on the 80 Park Plaza Mortgaged Property. The 80 Park Plaza Mortgage Loan is evidenced by promissory note A-4A. The portions of the 80 Park Plaza Whole Loan (as defined below) evidenced by (a) promissory notes A-1 and A-2, with an aggregate outstanding principal balance as of the Cut-off Date of $50,000,000, which are included in the CGCMT 2016-C3 Mortgage Trust, (b) promissory note A-4B, with an outstanding principal balance as of the

Cut-off Date of $20,500,000, which is currently held by Ladder Capital Finance VI TRS LLC and is expected to be included in the JPMCC 2016-JP4 Mortgage Trust and (c) promissory note A-3 with an outstanding principal balance as of the Cut-off Date of $41,500,000, which was contributed to the CD 2016-CD2 securitization are collectively referred to in this prospectus as the “80 Park Plaza Companion Loans” and each is pari passu in right of payment with the 80 Park Plaza Mortgage Loan. The 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans are collectively referred to in this prospectus as the “80 Park Plaza Whole Loan.” The 80 Park Plaza Companion Loans will not be transferred to the issuing entity and will not be part of the Mortgage Pool. The 80 Park Plaza Companion Loans evidenced by Note A-1 and Note A-2 are the “80 Park Plaza Controlling Companion Loans”. The 80 Park Plaza Companion Loans not included in the CGCMT 2016-C3 Mortgage Trust are the “80 Park Plaza Non-Controlling Companion Loans.”

The holders of the 80 Park Plaza Whole Loan (the “80 Park Plaza Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each 80 Park Plaza Noteholder (the “80 Park Plaza Intercreditor Agreement”).

Servicing

The 80 Park Plaza Whole Loan is currently being serviced by Midland Loan Services, A Division of PNC Bank, National Association, as master servicer (the “CGCMT 2016-C3 Master Servicer”) and specially serviced by Rialto Capital Advisors, LLC, as special servicer (the “CGCMT 2016-C3 Special Servicer”), pursuant to the pooling and servicing agreement entered into between the Depositor, the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer, Deutsche Bank Trust Company Americas, as trustee (the “CGCMT 2016-C3 Trustee”),Citibank, N.A., as certificate administrator, paying agent and custodian (the “CGCMT 2016-C3 Certificate Administrator”), and Trimont Real Estate Advisors, LLC, as operating advisor (the “CGCMT 2016-C3 Operating Advisor”), in connection with the CGCMT 2016-C3 Mortgage Trust (into which the 80 Park Plaza Portfolio Companion Loans designated as notes A-1 and A-2 have been deposited)(the “CGCMT 2016-C3 Pooling and Servicing Agreement”), and all decisions, consents, waivers, approvals and other actions on the part of any 80 Park Plaza Noteholder will be effected in accordance with the CGCMT 2016-C3 Pooling and Servicing Agreement and the 80 Park Plaza Intercreditor Agreement.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the 80 Park Plaza Mortgage Loan (but not on the 80 Park Plaza Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Trustee, as applicable, will be obligated to make property protection advances with respect to the 80 Park Plaza Whole Loan, in each case unless a similar determination of nonrecoverability is made under the CGCMT 2016-C3 Pooling and Servicing Agreement.

Application of Payments

The 80 Park Plaza Intercreditor Agreement sets forth the respective rights of each of the 80 Park Plaza Noteholders and provides, in general, that:

●	the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loan are of equal priority with each other and no portion of any of them will have priority or preference over any portion of the other or security therefor;

●	all payments, proceeds and other recoveries on or in respect of the 80 Park Plaza Whole Loan or the related Mortgaged Property will be applied to the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loan on a pro rata and pari passu basis according to their respective outstanding principal balances (subject, in each case, to the payment and reimbursement rights of the CGCMT 2016-C3 Servicer, the CGCMT 2016-C3 Special Servicer, the CGCMT 2016-C3 Operating Advisor, the CGCMT 2016-C3 Certificate Administrator and the CGCMT 2016-C3 Trustee) in accordance with the terms of the 80 Park Plaza Intercreditor Agreement and the CGCMT 2016-C3 Pooling and Servicing Agreement; and

●	fees, costs and expenses relating to the 80 Park Plaza Whole Loan will, in general, be allocated, on a pro rata and pari passu basis, to the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loan.

Notwithstanding the foregoing, if a P&I Advance is made with respect to the 80 Park Plaza Mortgage Loan, then that P&I Advance, together with interest thereon, may only be reimbursed out of future payments and collections on the 80 Park Plaza Mortgage Loan or, as and to the extent described under “Pooling and Servicing Agreement—Advances” in this prospectus, on other mortgage loans, but not out of payments or other collections on the 80 Park Plaza Companion Loans. Similarly, P&I advances on the 80 Park Plaza Companion Loans are not reimbursable out of payments or other collections on the 80 Park Plaza Mortgage Loan.

Certain costs and expenses (such as a pro rata share of a property protection advance) allocable to the 80 Park Plaza Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage loans in the CGCMT 2016-C3 securitization, subject to the CGCMT 2016-C3 issuing entity’s right to reimbursement from future payments and other collections on the 80 Park Plaza Mortgage Loan or from general collections on the Mortgage Pool. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to the Certificateholders.

Application of Penalty Charges

The 80 Park Plaza Intercreditor Agreement requires the CGCMT 2016-C3 Pooling and Servicing Agreement to provide for the application of items in the nature of penalty charges paid in respect of the 80 Park Plaza Whole Loan to be used to pay (i) the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Trustee or the CGCMT 2016-C3 Special Servicer for interest accrued on any property protection advances and reimbursement of any property advances, (ii) the parties to any securitization of the 80 Park Plaza Mortgage Loan or any 80 Park Plaza Companion Loan for interest accrued on any P&I advance, (iii) certain other expenses incurred with respect to the 80 Park Plaza Whole Loan and (iv) the CGCMT 2016-C3 Master Servicer and/or the CGCMT 2016-C3 Special Servicer as additional servicing compensation, except that, for so long as an 80 Park Plaza Companion Loan is not included in a securitization, any penalty charges that are not applied pursuant to clauses (i) through (iii) above will be remitted to the related Companion Holder and will not be paid to the CGCMT 2016-C3 Master Servicer and/or the CGCMT 2016-C3 Special Servicer without the express consent of such Companion Holder.

Consultation and Control

The directing holder under the 80 Park Plaza Intercreditor Agreement with respect to the 80 Park Plaza Whole Loan will be the controlling class representative or such other party specified in the CGCMT 2016-C3 Pooling and Servicing Agreement (such party, the “CGCMT 2016-C3 Directing Certificateholder”). Subject to any limitations in the CGCMT 2016-C3 Pooling and Servicing Agreement, certain decisions to be made with respect to the CGCMT 2016-C3 Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, will require the approval (or, in cases involving actions by the CGCMT 2016-C3 Special Servicer, may be made at the direction) of the CGCMT 2016-C3 Directing Certificateholder.

Pursuant to the terms of the 80 Park Plaza Intercreditor Agreement, each 80 Park Plaza Non-Controlling Note Holder will have the right to (i) receive (if such holder’s note is part of a securitization, through the master servicer for such securitization) copies of all notices, information and reports that the CGCMT 2016-C3 Special Servicer is required to provide to the CGCMT 2016-C3 Directing Certificateholder with respect to certain major decisions as set forth in the 80 Park Plaza Intercreditor Agreement or the implementation of any recommended actions outlined in an asset status report within the same time frame it is required to provide such notices, information and reports to the CGCMT 2016-C3 Directing Certificateholder (but without regard to whether the CGCMT 2016-C3 Directing Certificateholder actually has lost any rights to receive such information as a result of the equivalent of a Consultation Termination Event and (ii) consult on a strictly non-binding basis with respect to certain major decisions as set forth in the 80 Park Plaza Intercreditor Agreement and the implementation of any recommended actions outlined in an asset status report. The consultation right of an 80 Park Plaza Non-Controlling Note Holder will expire 10 business days after the delivery by the CGCMT 2016-C3 Special Servicer of notice, information and reports relating to the matter subject to consultation, whether or not the CGCMT 2016-C3 Non-Controlling Note Holder has responded within such period; provided that if a new course of action is proposed that is materially different from the actions previously proposed, the 10 business-day consultation period will begin anew. Notwithstanding an 80 Park Plaza Non-Controlling Note Holder’s consultation rights described above, the CGCMT 2016-C3 Special Servicer is permitted to make any major decision or take any action set forth in an asset status report before the expiration of the aforementioned 10 business-day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the holders of the 80 Park Plaza Mortgage Loan and the 80 Park Plaza Companion Loans.

In addition to the consultation rights of each 80 Park Plaza Non-Controlling Note Holder described above, each 80 Park Plaza Non-Controlling Note Holder will have the right to annual conference calls with the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Special Servicer, as applicable, in which servicing issues related to the 80 Park Plaza Whole Loan are discussed.

The “80 Park Plaza Non-Controlling Note Holders” are the holders of the 80 Park Plaza Mortgage Loan and the 80 Park plaza Non-Controlling Companion Loans or, following the securitization of any such loan, the certificateholders of the specified interest in the “controlling class” under the applicable pooling and servicing agreement or their designated representative or any other party designated under the applicable pooling and servicing agreement to exercise the rights of a “Non-Directing Holder” under the 80 Park Plaza Intercreditor Agreement.

Sale of Defaulted Mortgage Loan

Pursuant to the terms of the 80 Park Plaza Intercreditor Agreement, it is acknowledged that the CGCMT 2016-C3 Pooling and Servicing Agreement will provide that, if the 80 Park Plaza Whole Loan becomes at least 60 days delinquent, and if the CGCMT 2016-C3 Special Servicer decides to sell the 80 Park Plaza Companion Loans in the CGCMT 2016-C3 Mortgage Trust, the CGCMT 2016-C3 Special Servicer will be required to sell the 80 Park Plaza Mortgage Loan together with the 80 Park Plaza Companion Loans as a single whole loan. Notwithstanding the foregoing, the CGCMT 2016-C3 Special Servicer will not be permitted to sell the 80 park Plaza Whole Loan if it becomes a defaulted whole loan without the written consent of the 80 Park Plaza Non-Controlling Note Holders, provided that such consent is not required if the CGCMT 2016-C3 Special Servicer has delivered to the 80 Park Plaza Non-Controlling Note Holders: (a) at least 15 business days prior written notice of any decision to attempt to sell the 80 Park Plaza Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any amendments to such bid packages) received by the CGCMT 2016-C3 Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the 80 Park Plaza Whole Loan, and any documents in the servicing file requested by the holder of the 80 Park Plaza Mortgage Loan or a holder of an 80 Park Plaza Non-Controlling Companion Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors and the CGCMT 2016-C3 Directing Certificateholder) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the CGCMT 2016-C3 Master Servicer or the CGCMT 2016-C3 Special Servicer in connection with the proposed sale; provided that any 80 Park Plaza Non-Controlling Note Holder may waive (as to itself) any of the delivery or timing requirements described above in this sentence. Subject to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement, the holder of the 80 Park Plaza Controlling Companion Loans (or its representative) and any 80 Park Plaza Non-Controlling Note Holder (or its representative) will be permitted to submit an offer at any sale of the 80 Park Plaza Whole Loan (unless such person is a related borrower or an agent or affiliate thereof).

Appointment of Special Servicer

The CGCMT 2016-C3 controlling class representative (prior to a control termination event and subject to any limitations in the CGCMT 2016-C3 Pooling and Servicing Agreement) or CGCMT 2016-C3 certificateholders with the requisite percentage of voting rights (following a control termination event), pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, will have the right, with or without cause, to replace the CGCMT 2016-C3 Special Servicer for the 80 Park Plaza Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the 80 Park Plaza Non-Controlling Note Holders as long as such replacement special servicer is a “qualified servicer” (as described in the 80 Park Plaza Intercreditor Agreement) and satisfies the other conditions set forth in the CGCMT 2016-C3 Pooling and Servicing Agreement.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the largest 15 Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Form ABS-EE with the information required by Item 1125 of Regulation AB (17 C.F.R. 229.1125), Schedule AL – Asset-Level Information will be filed or caused to be filed by the depositor with respect to the issuing entity on or prior to the date of the filing of this prospectus and will provide such information for a reporting period commencing on the day after the hypothetical Determination Date in November 2016 and ending on the hypothetical Determination Date in December 2016. In addition, a Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of the final prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

Barclays Bank PLC, Ladder Capital Finance LLC, Wells Fargo Bank, National Association, Silverpeak Real Estate Finance LLC, Rialto Mortgage Finance, LLC, C-III Commercial Mortgage LLC and Union Capital Investments, LLC are referred to in this prospectus as the “originators”. The depositor will acquire the Mortgage Loans from Barclays Bank PLC, Ladder Capital Finance LLC, Wells Fargo Bank, National Association, Silverpeak Real Estate Finance LLC, Rialto Mortgage Finance, LLC and C-III Commercial Mortgage LLC on or about December 22, 2016 (the “Closing Date”). Each mortgage loan seller is a “sponsor” of the securitization transaction described in this prospectus. The depositor will cause the Mortgage Loans in the Mortgage Pool to be assigned to the trustee pursuant to the PSA.

Barclays Bank PLC

General

Barclays Bank PLC, a public limited company registered in England and Wales under number 1026167 (“Barclays”), a sponsor and a mortgage loan seller, is an affiliate of Barclays Capital Inc., one of the underwriters. The principal offices of Barclays in the United States are located at 745 Seventh Avenue, New York, New York 10019, telephone number (212) 412-4000.

Barclays’ Securitization Program

As a sponsor, Barclays originates or acquires mortgage loans and initiates a securitization transaction by selecting the portfolio of mortgage loans to be securitized and transferring those mortgage loans to a securitization depositor who in turn transfers those mortgage loans to the issuing entity. In selecting a portfolio to be securitized, consideration is given to geographic concentration, property type concentration and rating agency models and criteria. Barclays’ role also includes leading and participating in the selection of third-party service providers such as the master servicer, the special servicer, the trustee and the certificate administrator, and engaging the rating agencies. In coordination with the underwriters for the related offering, Barclays works with rating agencies, investors, mortgage loan sellers and servicers in structuring the securitization transaction.

Barclays has been engaged in commercial mortgage loan securitization in the United States since 2004. The vast majority of commercial mortgage loans originated by Barclays are intended to be either sold through securitization transactions in which Barclays acts as a sponsor or sold to third parties in individual loan sale transactions. The following is a general description of the types of commercial mortgage loans that Barclays originates for securitization:

●	Fixed rate mortgage loans generally having maturities between five and ten years and secured by commercial real estate such as office, retail, hospitality, multifamily, manufactured housing, healthcare, self storage and industrial properties. These loans are primarily originated for the purpose of securitization.

●	Floating rate loans generally having shorter maturities and secured by stabilized and non-stabilized commercial real estate properties. These loans are primarily originated for securitization, though in certain cases only a senior interest in the loan is intended to be securitized.

●	Subordinate mortgage loans and mezzanine loans. These loans are generally not originated for securitization and are sold in individual loan sale transactions.

In general, Barclays does not hold the loans it originates until maturity.

Neither Barclays nor any of its affiliates act as servicer of the commercial mortgage loans in its securitization transactions. Instead, Barclays contracts with other entities to service the mortgage loans in the securitization transactions.

Barclays’ affiliates commenced selling commercial mortgage loans into U.S. securitizations in 2004. During the period commencing in 2004 and ending on November 22, 2016, Barclays’ affiliates were the loan sellers in approximately 75 commercial mortgage-backed securitization transactions. Approximately $23.3 billion of the mortgage loans included in those transactions were originated or acquired by Barclays.

The following table sets forth information with respect to originations and securitizations of fixed rate and floating rate commercial and multifamily mortgage loans by Barclays affiliates for the years ending on December 31, 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014, 2015 and for the period January 1, 2016 through November 22, 2016.

Fixed and Floating Rate Commercial Loans

Year	Aggregate Principal Balance of Fixed and Floating Rate Loans Securitized in CMBS by Barclays and Affiliates (as loan seller) (approximate)
2016	$2,470,047,500
2015	$5,276,099,519
2014	$3,351,106,750
2013	$2,723,393,594
2012	$2,056,096,250
2011	$0
2010	$0
2009	$0
2008	$196,399,012
2007	$2,470,879,020

Review of Barclays Mortgage Loans

Overview. Barclays has conducted a review of the mortgage loans for which Barclays is a sponsor in this securitization (the “Barclays Mortgage Loans”) in connection with the securitization described in this prospectus. The review of the Barclays Mortgage Loans was performed by a team comprised of real estate and securitization professionals at Barclays’ offices (the “Barclays Review Team”). The review procedures described below were employed with respect to all of the Barclays Mortgage Loans. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Barclays Review Team created a database of loan-level and property-level information relating to each Barclays Mortgage Loan. The database was compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Barclays Review Team during the underwriting process. After origination of each Barclays Mortgage Loan, the Barclays Review Team updated the information in the database with respect to such Barclays Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Barclays Review Team.

A data tape (the “Barclays Data Tape”) containing detailed information regarding each Barclays Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Barclays Data Tape was used to provide the numerical information regarding the Barclays Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Barclays, engaged a third party accounting firm to perform certain data comparison and recalculation procedures, the nature, extent and timing of which were designed by Barclays, relating to information in this prospectus regarding the Barclays Mortgage Loans. These procedures included:

●	comparing the information in the Barclays Data Tape against various source documents provided by Barclays that are described above under “—Database”;

●	comparing numerical information regarding the Barclays Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Barclays Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Barclays Mortgage Loans disclosed in this prospectus.

Legal Review. Barclays and the other originators of the Barclays Mortgage Loans engaged various law firms to conduct certain legal reviews of the Barclays Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Barclays Mortgage Loan, Barclays’ and the other originators’ origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Barclays’ and the other originators’ origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Barclays Mortgage Loans. Such assistance included, among other things, (i) a review of Barclays’ asset summary reports for each Barclays Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Barclays Mortgage Loans prepared by origination counsel, (iii) the review and assistance in the completion by the Barclays Review Team of a due diligence questionnaire relating to the Barclays Mortgage Loans and (iv) the review of certain loan documents with respect to the Barclays Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation of which Barclays was aware at the origination of any Barclays Mortgage Loan, Barclays requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel.

The Barclays Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Barclays Mortgage Loans to determine whether any Barclays Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Barclays’ Underwriting Guidelines and Processes”, “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below.

Findings and Conclusions. Based on the foregoing review procedures, Barclays determined that the disclosure regarding the Barclays Mortgage Loans in this prospectus is accurate in all material respects. Barclays also determined that the Barclays Mortgage Loans were originated in accordance with Barclays’ origination procedures and underwriting criteria, except as described under “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Barclays will perform a review of any mortgage loan that it elects to substitute for a mortgage loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Barclays, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the pooling and servicing agreement (“Barclays’ Qualification Criteria”). Barclays will engage a third party accounting firm to compare the Barclays’ Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Barclays and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Barclays to render any tax opinion required in connection with the substitution.

Barclays’ Underwriting Guidelines and Processes

After review and participation in the pre-closing due diligence and closing process by Barclays, each of the Barclays Mortgage Loans was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines. For additional information with respect to exceptions to the underwriting guidelines, see “—Exceptions to Barclays’ Disclosed Underwriting Guidelines” below. Barclays originates mortgage loans principally for securitization.

General. Barclays originates commercial mortgage loans from its headquarters in New York and its West Coast office. Barclays also originates and acquires loans pursuant to table funding arrangements through third party origination platforms that have origination offices in additional locations. Bankers at Barclays and at table funded lenders focus on sourcing, structuring, underwriting and performing due diligence on their loans. Structured finance bankers work closely with the loans’ originators to ensure that the loans are suitable for securitization and satisfy rating agency criteria. All mortgage loans, including those originated by table funded lenders, must be approved by Barclays’ credit department, as described below under “—Loan Approval”.

With respect to certain mortgage loans, Barclays has delegated certain of its underwriting and origination functions to table funded lenders, subject to loan-by-loan oversight and ultimate review and approval by Barclays’ professionals. These functions were all performed in substantial accordance with the mortgage loan approval procedures described in this prospectus. In all cases, mortgage loans are documented on Barclays’ approved documentation.

Loan Analysis. Generally, Barclays performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of anti-money laundering or OFAC checks, as well as background checks and the analysis of its loan sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance loan underwriter. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single purpose entities although they are generally not required to be structured to reduce the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $20 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans originated or table funded by Barclays must be approved by a credit committee. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and LTV Ratio. Barclays’ underwriting standards generally mandate minimum debt service coverage ratios and maximum loan-to-value ratios. A loan-to-value ratio, generally based upon the appraiser’s determination of value as well as the value derived using a stressed capitalization rate, is considered. The debt service coverage ratio is based upon the underwritten net cash flow and is given particular importance. However, notwithstanding such guidelines, in certain circumstances the actual debt service coverage ratios, loan-to-value ratios and amortization periods for the mortgage loans originated by Barclays may vary from these guidelines.

Escrow Requirements. Generally, Barclays requires most borrowers to fund escrows for expenses such as taxes and insurance, capital expenses and replacement reserves, in some cases upon the occurrence of a trigger event. In the case of certain hotel loans, FF&E reserves may be held by the franchisor or manager rather than the lender. Generally, the required escrows for mortgage loans originated or acquired by Barclays are as follows (see Annex A-1 for instances in which reserves were not taken):

●	Taxes – Typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide the lender with sufficient funds to satisfy all taxes and assessments. Barclays may waive this escrow requirement under appropriate circumstances including, but not limited to, (i) where a tenant is required to pay the taxes directly, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where there is a low loan-to-value ratio or (iv) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12 of the annual property insurance premium are required to provide the lender with sufficient funds to pay all insurance premiums. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a property is covered by a blanket insurance policy maintained by the borrower or loan sponsor, (ii) where there is institutional sponsorship or a high net worth individual, (iii) where an investment grade or creditworthy tenant is responsible for paying all insurance premiums, (iv) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property), (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan plus two years. Barclays relies on information provided by an independent engineer to make this determination. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where an investment grade or creditworthy tenant is responsible for replacements under the terms of its lease, (ii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property), (iii) where there is institutional sponsorship or a high net worth individual, (iv) where there is a low loan-to-value ratio or (v) any Escrow/Reserve Mitigating Circumstances.

●	Completion Repair/Environmental Remediation – Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the applicable mortgage loan, Barclays generally requires that at least 100% – 125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the applicable mortgage loan. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where a secured creditor insurance policy or borrower insurance policy is in place, (ii) where an investment grade or creditworthy party has agreed to take responsibility, and pay, for any required repair or remediation, (iii) the Mortgaged Property is a single tenant property (or substantially leased to a single tenant) and the tenant is responsible for the repairs, (iv) the amount recommended is less than $50,000, (v) a repair or replacement item that does not materially impact the function, performance or value of the property or (v) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Barclays may waive this escrow requirement under appropriate circumstances, including, but not limited to, (i) where there is institutional sponsorship or a high net worth individual, (ii) where tenant improvement costs are the responsibility of tenants, (iii) where rents at the Mortgaged Property are considered to be sufficiently below market, (iv) where no material leases expire within the mortgage loan term, or the lease roll is not concentrated, (v) where there is a low loan-to-value ratio or (vi) any Escrow/Reserve Mitigating Circumstances.

●	For certain mortgage loans, Barclays requires reserves only upon the occurrence of certain trigger events, such as debt service coverage ratios or tenant-specific tests or occurrences.

●	Other Factors – Other factors that are considered in the origination of a commercial mortgage loan include current operations, occupancy and tenant base.

Barclays may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) Barclays’ evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) Barclays has structured springing escrows that arise for identified risks, (v) Barclays has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) Barclays believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Servicing. Interim servicing for all loans originated or acquired by Barclays prior to securitization is typically performed by Wells Fargo Bank, National Association.

Exceptions to Barclays’ Disclosed Underwriting Guidelines

None of the Barclays Mortgage Loans have exceptions to the related underwriting guidelines set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act

Barclays has most recently filed a Form ABS 15G on May 12, 2016 in connection with it being a securitizer of certain types of mortgage loans. Barclays’ Central Index Key is 0000312070. It has no history of repurchases or repurchase requests required to be reported by Barclays under Rule 15Ga-1 under the Exchange Act, as amended, with respect to breaches of representations and warranties made by it as a sponsor of commercial mortgage loan securitizations.

Retained Interests in This Securitization.

Neither Barclays nor any of its affiliates will retain on the Closing Date any certificates issued by the issuing entity or any other economic interest in this securitization.

Neither Barclays nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against Barclays for any losses or other claims in connection with the certificates or the mortgage loans except in respect of the repurchase and substitution obligations for material document defects or the material breaches of representations and warranties made by Barclays in the related MLPA as described under “Description of the Mortgage Loan Purchase Agreements”.

From time to time, Barclays is involved in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of its securitization business. Although there can be no assurance as to the ultimate outcome of such matters, Barclays has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it in its capacity as sponsor or mortgage loan seller, and intends to defend actively each such case.

The information set forth under this sub-heading has been provided by Barclays.

Ladder Capital Finance LLC

General

Ladder Capital Finance LLC (“LCF”)) is a sponsor of, and a seller of certain Mortgage Loans (the “LCF Mortgage Loans”) into, the securitization described in this prospectus. LCF is a limited liability company organized under the laws of the State of Delaware and an indirect subsidiary of Ladder Capital Finance Holdings LLLP (“Ladder Holdings”), a limited liability limited partnership organized under the laws of the State of Delaware. Series TRS of Ladder Capital Finance Holdings LLLP (“TRS LLLP”) and Series REIT of Ladder Capital

Finance Holdings LLLP (“REIT LLLP”) are each a Delaware series of Ladder Holdings. Ladder Capital Corp. (NYSE: LADR) holds a controlling interest in Ladder Holdings.

Ladder Holdings commenced operations in October 2008. Ladder Holdings, together with its direct and indirect subsidiaries, including LCF, are collectively referred to in this prospectus as the “Ladder Capital Group”. The Ladder Capital Group is a vertically integrated, full-service commercial real estate finance and investment management company that primarily originates, underwrites, structures, acquires, manages and distributes commercial, multifamily and manufactured housing community mortgage loans and other real estate debt instruments. The executive offices of the Ladder Capital Group are located at 345 Park Avenue, 8th Floor, New York, New York 10154. As of September 30, 2016, based on unaudited financial statements, Ladder Holdings and its consolidated subsidiaries had total assets of approximately $6,215,816,000, total liabilities of approximately $4,715,118,000 and total capital of approximately $1,500,698,000.

Wells Fargo Bank, Deutsche Bank, AG, Cayman Islands Branch (an affiliate of Deutsche Bank Securities Inc.) and certain other third party lenders provide warehouse financing to certain affiliates of LCF (the “LCF Financing Affiliates”) through various repurchase facilities, borrowing base facilities or other financing arrangements. Ladder Holdings, TRS LLLP and REIT LLLP guarantee certain obligations of the LCF Financing Affiliates under certain of those financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. If such is the case at the time the certificates are issued, then LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire the warehoused LCF Mortgage Loans from the LCF Financing Affiliates, and the LCF Financing Affiliates will, in turn, use the funds that they receive from LCF to, among other things, reacquire or obtain the release of, as applicable, the warehoused LCF Mortgage Loans from the repurchase agreement counterparties/lenders free and clear of any liens. As of November 29, 2016, Wells Fargo Bank was the repurchase agreement counterparty with respect to three of the LCF Mortgage Loans with an aggregate Cut-off Date Balance of $90,136,250, representing 12.0% of the Initial Pool Balance.

In addition, Wells Fargo Bank is as of November 29, 2016, the interim custodian (or, in the case of the Walmart Shadow Anchored Portfolio Companion Loan, is the custodian under the WFCM 2016-LC25 Pooling and Servicing Agreement) with respect to the loan files for all of the LCF Mortgage Loans (except the 80 Park Plaza Mortgage Loan), with an aggregate Cut-off Date Balance of $125,775,571, representing 16.8% of the Initial Pool Balance.

LCF and/or its affiliates may acquire certificates from time to time, including upon initial issuance or in the secondary market.

Ladder Capital Group’s Securitization Program

During 2010, LCF contributed approximately $329.76 million of commercial, multifamily and manufactured housing community mortgage loans to two commercial mortgage securitizations. During 2011, LCF contributed approximately $1.02 billion of commercial, multifamily and manufactured housing community mortgage loans to three commercial mortgage securitizations. During 2012, LCF contributed approximately $1.6 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2013, LCF contributed approximately $2.23 billion of commercial, multifamily and manufactured housing community mortgage loans to 6 commercial mortgage securitizations. During 2014, LCF contributed approximately $3.49 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. During 2015, LCF contributed approximately $2.59 billion of commercial, multifamily and manufactured housing community mortgage loans to 10 commercial mortgage securitizations. LCF began securitizing such types of mortgage loans in 2010 and has not been involved in the securitization of any other types of financial assets. During the first six calendar months of 2016, LCF contributed approximately $267 million of commercial, multifamily and manufactured housing community mortgage loans to 2 commercial mortgage securitizations.

The Ladder Capital Group originates, and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. The following table sets forth information with respect to originations of fixed rate commercial, multifamily and manufactured housing community mortgage loans by Ladder Capital Group during the calendar years 2010, 2011, 2012, 2013, 2014 and 2015 and during the first six calendar months of 2016.

Originations of Fixed Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	No. of Loans	Approximate Aggregate Principal Balance of Loans at Origination
2010	48	$663,256,700
2011	65	$1,170,444,775
2012	152	$2,463,328,246
2013	120	$2,269,641,443
2014	158	$3,290,652,162
2015	180	$2,702,198,989
2016(1)	99	$905,919,750

(1)	Reflects only the first nine calendar months of 2016.

In connection with commercial mortgage securitization transactions in which it participates as a sponsor, LCF will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, LCF works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

LCF will generally make certain representations and warranties and undertake certain loan document delivery requirements with respect to the mortgage loans that it contributes to a commercial mortgage securitization; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, LCF will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission. LCF has limited assets with which to effect any such repurchase or substitution or make any such estimated loss reimbursement payment. However, as is the case in this securitization, Ladder Holdings, TRS LLLP and REIT LLLP will often guarantee LCF’s payment obligations in connection with a repurchase or substitution of a defective mortgage loan resulting from, or the making of an estimated loss reimbursement payment related to, any such breach of representation or warranty or defective or missing loan documentation. Notwithstanding the existence of any such guarantee, no assurance can be provided that Ladder Holdings, TRS LLLP, REIT LLLP or LCF will have the financial ability to effect or cause a repurchase or substitution, or to make an estimated loss reimbursement payment with respect to, a defective mortgage loan, and no other member of the Ladder Capital Group will be responsible for doing so if Ladder Holdings, TRS LLLP, REIT LLLP and LCF fail with respect to their obligations.

No member of the Ladder Capital Group acts as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that LCF or its affiliates originates, acquires or securitizes. Instead, LCF sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers. Wells Fargo Bank acts or has acted as interim servicer (or, in the case of the 1140 Avenue of the Americas Whole Loan, acts as the servicer under the WFCM 2016-LC24 pooling and servicing agreement) with respect to all of the LCF Mortgage Loans, having an aggregate Cut-off Date Balance of $146,775,571, representing approximately 19.6% of the Initial Pool Balance. Wells Fargo Bank is also the master servicer under the WFCM 2016-LC25 Pooling and Servicing Agreement pursuant to which the Walmart Shadow Anchored Portfolio Whole Loan is serviced.

Ladder Capital Group’s Underwriting Guidelines and Processes

Each of the LCF Mortgage Loans was originated by LCF or one of its affiliates. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or co-originated by LCF and its affiliates for securitization.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, there can be no assurance that the underwriting of any particular commercial, multifamily or manufactured housing community mortgage loan originated by LCF or one of its affiliates will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. Such searches are limited in the time periods that they cover, and often cover no more than the prior 10-year period. Furthermore, in the case of equity holders in the borrowers, such searches would generally be conducted only as to equity holders with at least a 20% interest in the subject borrower or that control the subject borrower. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, the originator also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate the competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated must be approved by a loan committee that includes senior personnel from the Ladder Capital Group. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, the Ladder Capital Group’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by the Ladder Capital Group and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans originated by LCF or one of its affiliates may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the Ladder Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by the originator in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

Title Insurance. The borrower is required to provide, and the Ladder Capital Group or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns,

(iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), the Ladder Capital Group typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower-owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements at the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Generally, except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to obtain insurance, or the subject mortgaged property is covered by a blanket policy (which may have been obtained by an affiliate of the related borrower), each of the mortgage loans requires that the related borrower maintain: (i) coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in many cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance); (ii) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; and (iii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than 12 months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) or scenario expected loss (“SEL”) is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination of a commercial, multifamily or manufactured housing community mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, the Ladder Capital Group may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance or a non-recourse carveout in the related loan documents with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, the Ladder Capital Group does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, the Ladder Capital Group may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on the originator’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan originated by a member of the Ladder Capital Group. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the related loan documents that may include, but are not limited to, achievement of leasing matters, achieving a specified debt service coverage ratio or debt yield or satisfying other conditions. Furthermore, the Ladder Capital Group may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, the Ladder Capital Group may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by the Ladder Capital Group are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the landlord/borrower for the payment of such taxes or to deliver to the landlord/borrower funds for purposes of paying such taxes in advance of their due date, (iii) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (iv) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of real estate taxes.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate maintains a blanket insurance policy covering the subject mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is permitted to maintain the insurance or to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium association, franchisor or third party property manager, if applicable) is permitted to maintain the insurance, (v) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of a hospitality property, the franchisor or a third-party property manager is maintaining such an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if the Ladder Capital Group determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and the Ladder Capital Group’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the LCF Mortgage Loans, please see Annex A-1 to this prospectus.

Exceptions. Notwithstanding the discussion under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, one or more of the LCF Mortgage Loans may vary from, or do not comply with, Ladder Capital Group’s underwriting guidelines described above. In addition, in the case of one or more of the LCF Mortgage Loans, LCF or another originator may not have strictly applied the underwriting guidelines described above as the result of a case by case permitted exception based upon other compensating factors. For any material exceptions to Ladder Capital Group’s underwriting guidelines described above in respect of the LCF Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of LCF Mortgage Loans

Overview. LCF has conducted a review of the LCF Mortgage Loans in connection with the securitization described in this prospectus. The review of the LCF Mortgage Loans was performed by a team comprised of real estate and securitization professionals who are employees of Ladder Capital Group (the “Ladder Capital Review Team”). The review procedures described below were employed with respect to all of the LCF Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus. No sampling procedures were used in the review process.

Database. To prepare for securitization, members of the Ladder Capital Review Team created a database of loan-level and property-level information, and prepared an asset summary report, relating to each LCF Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Ladder Capital Review Team during the underwriting process. After origination of each LCF Mortgage Loan, the Ladder Capital Review Team updated the information in the database and the related asset summary report with respect to such LCF Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Ladder Capital Review Team.

A data tape (the “LCF Data Tape”) containing detailed information regarding each LCF Mortgage Loan was created from the information in the database referred to in the prior paragraph. The LCF Data Tape was used to provide the numerical information regarding the LCF Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of LCF, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by LCF, relating to information in this prospectus regarding the LCF Mortgage Loans. These procedures included:

●	comparing the information in the LCF Data Tape against various source documents provided by LCF;

●	comparing numerical information regarding the LCF Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the LCF Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the LCF Mortgage Loans disclosed in this prospectus.

Legal Review. The Ladder Capital Group engaged various law firms to conduct certain legal reviews of the LCF Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of the LCF Mortgage Loans, the Ladder Capital Group’s origination counsel for each LCF Mortgage Loan reviewed securitization representations and warranties presented to them by LCF and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the LCF Mortgage Loans. Such assistance included, among other things, (i) a review of the Ladder Capital Group’s credit memo or asset summary report or a draft thereof for each LCF Mortgage Loan with a Cut-off Date Balance of $10 million or more, (ii) a review of a due diligence questionnaire regarding the LCF Mortgage Loans prepared by the Ladder Capital Group, (iii) a review of various statistical data tapes prepared by the Ladder Capital Group, (iv) a review of the representation and warranty exception reports referred to above relating to certain of the LCF Mortgage Loans prepared by origination counsel, and (v) the review of select provisions in certain loan documents with respect to certain of the LCF Mortgage Loans.

Origination counsel or securitization counsel also assisted in the preparation of the individual LCF Mortgage Loan summaries set forth on Annex A-3 to this prospectus based on their respective reviews of the related asset summary reports and the pertinent sections of the related Mortgage Loan documents.

Other Review Procedures. With respect to any material pending litigation of which the Ladder Capital Group was aware at the origination of any LCF Mortgage Loan, the Ladder Capital Group requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If the Ladder Capital Group became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any LCF Mortgage Loan, the Ladder Capital Group obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Ladder Capital Review Team also reviewed the LCF Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any LCF Mortgage Loan materially deviated from the underwriting guidelines described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above.

Findings and Conclusions. Based on the foregoing review procedures, Ladder Capital Group determined that the disclosure regarding the LCF Mortgage Loans in this prospectus is accurate in all material respects. Ladder Capital Group also determined that none of the LCF Mortgage Loans were originated with any material exceptions to Ladder Capital Group’s origination procedures and underwriting criteria described under “—Ladder Capital Group’s Underwriting Guidelines and Processes” above, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus. LCF attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. The Ladder Capital Group will perform a review of any mortgage loan that it elects to substitute for a LCF Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. The Ladder Capital Group, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). The Ladder Capital Group will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by the Ladder Capital Group and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by the Ladder Capital Group to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, LCF most recently filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on February 9, 2016. LCF’s Central Index Key number is 0001541468. With respect to the period from and including October 1, 2013 to and including September 30, 2016, LCF does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the date hereof, neither LCF nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, LCF and its affiliates are not restricted from retaining any of such certificates and may, prior to the Closing Date, determine that they wish to retain certain certificates. In addition, LCF and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Ladder Capital Finance LLC” has been provided by LCF.

Wells Fargo Bank, National Association

General

Wells Fargo Bank, National Association (“Wells Fargo Bank”), a national banking association, is a wholly-owned subsidiary of Wells Fargo & Company (NYSE: WFC). The principal office of Wells Fargo Bank’s commercial mortgage origination division is located at 4150 E 42nd Street, 38th Floor, New York, New York 10017, and its telephone number is (212) 214-7468. Wells Fargo Bank is engaged in a general consumer banking, commercial banking, and trust business, offering a wide range of commercial, corporate, international, financial market, retail and fiduciary banking services. Wells Fargo Bank is a national banking association chartered by the Office of the Comptroller of the Currency (the “OCC”) and is subject to the regulation, supervision and examination of the OCC. Wells Fargo Bank is also the successor by merger to Wachovia Bank, National Association (“Wachovia Bank”), which, together with Wells Fargo Securities, LLC (formerly known as Wachovia Capital Markets, LLC), was previously a subsidiary of Wachovia Corporation. On December 31, 2008, Wachovia Corporation merged with and into Wells Fargo & Company. As a result of this transaction, the depositor, Wachovia Bank and Wells Fargo Securities, LLC became wholly-owned subsidiaries of Wells Fargo & Company, and affiliates of Wells Fargo Bank. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank.

Wells Fargo Bank, National Association’s Commercial Mortgage Securitization Program

Prior to its merger with Wachovia Bank, Wells Fargo Bank was an active participant in securitizations of commercial and multifamily mortgage loans as a mortgage loan seller and sponsor in securitizations for which unaffiliated entities acted as depositor. Between the inception of its commercial mortgage securitization program in 1995 and December 2007, Wells Fargo Bank originated approximately 5,360 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $32.4 billion, which were included in approximately 61 securitization transactions.

Prior to its merger into Wells Fargo Bank, one of Wachovia Bank’s primary business lines was the underwriting and origination of mortgage loans secured by commercial or multifamily properties. With its commercial mortgage lending affiliates and predecessors, Wachovia Bank began originating and securitizing commercial mortgage loans in 1995. The total amount of commercial mortgage loans originated and securitized by Wachovia Bank from 1995 through November 2007 was approximately $87.9 billion. Approximately $81.0 billion of such commercial mortgage loans were securitized by an affiliate of Wachovia Bank acting as depositor, and approximately $6.9 billion were securitized by an unaffiliated entity acting as depositor.

Since 2010, and following the merger of Wachovia Bank into Wells Fargo Bank, Wells Fargo Bank has resumed its active participation in the securitization of commercial and multifamily mortgage loans. Wells Fargo Bank originates commercial and multifamily mortgage loans and, together with other mortgage loan sellers and sponsors, participates in the securitization of such mortgage loans by transferring them to the depositor or to an unaffiliated securitization depositor. In coordination with its affiliate, Wells Fargo Securities, LLC, and other underwriters, Wells Fargo Bank works with rating agencies, mortgage loan sellers, subordinated debt purchasers and master servicers in structuring securitizations in which it is a sponsor, mortgage loan seller and originator. For the twelve-month period ended December 31, 2015, Wells Fargo Bank securitized commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $6.11 billion. Since the beginning of 2010, Wells Fargo Bank originated approximately 1,523 fixed-rate commercial and multifamily mortgage loans with an aggregate original principal balance of approximately $27.7 billion, which were included in 77 securitization transactions. The properties securing these loans include multifamily, office, retail, industrial, hospitality and self storage properties. Wells Fargo Bank and certain of its affiliates also originate other commercial and multifamily mortgage loans that are not securitized, including subordinated and mezzanine loans.

In addition to commercial and multifamily mortgage loans, Wells Fargo Bank and its affiliates have originated and securitized residential mortgage loans, auto loans, home equity loans, credit card receivables and student loans. Wells Fargo Bank and its affiliates have also served as sponsors, issuers, master servicers, servicers, certificate administrators, custodians and trustees in a wide array of securitization transactions.

Wells Fargo Bank’s Commercial Mortgage Loan Underwriting

General. Wells Fargo Bank’s commercial real estate finance group has the authority, with the approval from the appropriate credit authority, to originate fixed-rate, first lien commercial, multifamily or manufactured housing community mortgage loans for securitization. Wells Fargo Bank’s commercial real estate finance operation is staffed by real estate professionals. Wells Fargo Bank’s loan underwriting group is an integral component of the commercial real estate finance group which also includes groups responsible for loan origination and closing mortgage loans.

Upon receipt of an executed loan application, Wells Fargo Bank’s loan underwriters commence a review of the borrower’s financial condition and creditworthiness and the real property which will secure the loan.

Notwithstanding the discussion below, given the unique nature of income-producing real properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily or commercial mortgage loan may differ significantly from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, physical quality, size, environmental condition, location, market conditions, capital reserve requirements and additional collateral, tenants and leases, borrower identity, borrower sponsorship and/or performance history, and certain other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily or commercial mortgage loan will conform to each of the general procedures described in this “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting” section. For important information about the circumstances that have affected the underwriting of the mortgage loans in the mortgage pool, see the “Risk Factors” and “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” sections of this prospectus and the other subsections of this “Transaction Parties” section.

If a mortgage loan exhibits any one of the following credit positive characteristics, variances from general underwriting/origination procedures described below may be considered acceptable under the circumstances indicated: (i) low loan-to-value ratio; (ii) high debt service coverage ratio; (iii) experienced sponsor(s)/guarantor(s) with financial wherewithal; and (iv) elements of recourse included in the loan.

Loan Analysis. Generally, Wells Fargo Bank performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure the loan. In general, credit analysis of the borrower and the real estate includes a review of historical financial statements (or, in the case of acquisitions, often only current financial statements), rent rolls, certain leases, third-party credit reports, judgments, liens, bankruptcy and pending litigation searches and, if applicable, the loan payment history of the borrower. Wells Fargo Bank typically performs a qualitative analysis which incorporates independent credit checks and published debt and equity information with respect to certain principals of the borrower as well as the borrower itself. Borrowers are generally required to be single-purpose entities. The collateral analysis typically includes an analysis of the following, to the extent available and applicable based on property type: historical property operating statements, rent rolls, operating budgets, a projection of future performance, and a review of certain tenant leases. Depending on the type of collateral property and other factors, the credit of key tenants may also be reviewed. Each mortgaged property is generally inspected by a Wells Fargo Bank underwriter or qualified designee. Wells Fargo Bank generally requires third-party appraisals, as well as environmental and property condition reports and, if determined by Wells Fargo Bank to be applicable, seismic reports. Each report is reviewed for acceptability by a staff member of Wells Fargo Bank or a third-party consultant. Generally, the results of these reviews are incorporated into the underwriting report. In some instances, one or more of the procedures may be waived or modified by Wells Fargo Bank if it is determined not to adversely affect the mortgage loans originated by it in any material respect.

Loan Approval. Prior to loan closing, all mortgage loans to be originated by Wells Fargo Bank must be approved by one or more officers of Wells Fargo Bank (depending on loan size), who may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratios and Loan-to-Value Ratios. Generally, the debt service coverage ratios for Wells Fargo Bank mortgage loans will be equal to or greater than 1.20x; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, loan-to-value ratio, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a debt service coverage ratio below 1.20x based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Generally, the loan-to-value ratio for Wells Fargo Bank mortgage loans will be equal to or less than 80%; provided, however, that variances may be made when consideration is given to circumstances particular to the mortgage loan, the related mortgaged property, debt service coverage, reserves or other factors. For example, Wells Fargo Bank may originate a mortgage loan with a loan-to-value ratio above 80% based on, among other things, the amortization features of the mortgage loan (for example, if the mortgage loan provides for relatively rapid amortization), the type of tenants and leases at the related mortgaged property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, Wells Fargo Bank’s judgment of improved property and/or performance in the future and/or other relevant factors.

While the foregoing discussion generally reflects how calculations of debt service coverage ratios are made, it does not necessarily reflect the specific calculations made to determine the debt service coverage ratio disclosed in this prospectus with respect to the mortgage loans to be sold to us by Wells Fargo Bank for deposit into the trust fund.

Additional Debt. When underwriting a multifamily or commercial mortgage loan, Wells Fargo Bank will take into account whether the mortgaged property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject mortgage loan. It is possible that Wells Fargo Bank or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it in inventory.

The combined debt service coverage ratios and loan-to-value ratios of a mortgage loan and the related additional debt may be significantly below 1.20x and significantly above 80%, notwithstanding that the mortgage loan by itself may satisfy such guidelines.

Assessments of Property Condition. As part of the underwriting process, Wells Fargo Bank will analyze the condition of the real property collateral for a prospective multifamily or commercial mortgage loan. To aid in that analysis, Wells Fargo Bank will typically inspect or retain a third party to inspect the property and will in most cases obtain the property assessments and reports described below.

Appraisals. Wells Fargo Bank will, in most cases, require that the real property collateral for a prospective multifamily or commercial mortgage loan be appraised by a state-certified appraiser, an appraiser belonging to the “Appraisal Institute”, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. In addition, Wells Fargo Bank will generally require that those appraisals be conducted in accordance with the Uniform Standards of Professional Appraisal Practices developed by The Appraisal Foundation, a not-for-profit organization established by the appraisal profession. Furthermore, the appraisal report will usually include or be accompanied by a separate letter that includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 were followed in preparing the appraisal. In some cases, however, Wells Fargo Bank may establish the value of the subject real property collateral based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessments. Wells Fargo Bank will, in most cases, require a Phase I environmental assessment with respect to the real property collateral for a prospective multifamily or commercial mortgage loan. However, when circumstances warrant, Wells Fargo Bank may utilize an update of a prior environmental assessment, a transaction screen or a desktop review. Alternatively, Wells Fargo Bank might forego an environmental assessment in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint and lead in drinking water will usually be conducted only at multifamily rental properties and only when Wells Fargo Bank or the environmental consultant believes that special circumstances warrant such an analysis.

Depending on the findings of the initial environmental assessment, Wells Fargo Bank may require additional record searches or environmental testing, such as a Phase II environmental assessment with respect to the real property collateral.

Engineering Assessments. In connection with the origination process, Wells Fargo Bank may require that an engineering firm inspect the real property collateral for any prospective multifamily or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, Wells Fargo Bank will determine the appropriate response, if any, to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. In general, prospective borrowers seeking loans secured by properties located in California or in seismic zones 3 or 4 obtain a seismic engineering report of the building and, based thereon and on certain statistical information, an estimate of damage based on the percentage of the replacement cost of the building in an earthquake scenario. This percentage of the replacement cost is expressed in terms of probable maximum loss (“PML”), probable loss (“PL”), or scenario expected loss (“SEL”). Generally, any of the mortgage loans as to which the property was estimated to have PML, PL or SEL in excess of 20% of the estimated replacement cost, would either be subject to a lower loan-to-value ratio limit at origination, be conditioned on seismic upgrading (or appropriate reserves or letter of credit for retrofitting), be conditioned on satisfactory earthquake insurance, or be structured with a degree of recourse to a guarantor.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, Wells Fargo Bank will generally consider whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions; surveys; recorded documents; temporary or permanent certificates of occupancy; letters from government officials or agencies, including applicable land use and zoning regulations; title insurance endorsements; engineering or consulting reports; and/or representations by the related borrower.

Where a mortgaged property as currently operated is a permitted nonconforming use and/or the structure and the improvements may not be rebuilt to the same dimensions or used in the same manner in the event of a major casualty, Wells Fargo Bank will consider whether—

●	any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring;

●	casualty insurance proceeds together with the value of any additional collateral would be available in an amount estimated by Wells Fargo Bank to be sufficient to pay off the related mortgage loan in full;

●	the real property collateral, if permitted to be repaired or restored in conformity with current law, would in Wells Fargo Bank’s judgment constitute adequate security for the related mortgage loan;

●	whether a variance or other similar change in applicable zoning restrictions is potentially available, or whether the applicable governing entity is likely to enforce the related limitations; and/or

●	to require the related borrower to obtain law and ordinance insurance and/or alternative mitigant is in place.

Escrow Requirements. Generally, Wells Fargo Bank requires most borrowers to fund various escrows for taxes and insurance, capital expenses and replacement reserves. Generally, the required escrows for mortgage loans originated by Wells Fargo Bank are as follows:

●	Taxes—Typically, an initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide Wells Fargo Bank with sufficient funds to satisfy all taxes and assessments. Tax escrows may not be required if a property is a single tenant property and the tenant is required to pay taxes directly. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Insurance—If the property is insured under an individual policy (i.e., the property is not covered by a blanket policy), typically an initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are required to provide Wells Fargo Bank with sufficient funds to pay all insurance premiums. Insurance escrows may not be required if (i) the borrower maintains a blanket insurance policy, or (ii) the property is a single tenant property (which may include ground leased tenants) and the tenant is required to maintain property insurance. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. Replacement reserves may not be required if the related mortgaged property is a single tenant property and the related tenant is responsible for all repairs and maintenance, including those required with respect to the roof and improvement structure. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

●	Completion Repair/Environmental Remediation—Typically, a completion repair or remediation reserve is required where an environmental or engineering report suggests that such reserve is necessary. Upon funding of the related mortgage loan, Wells Fargo Bank generally requires that at least 115%-125% of the estimated costs of repairs or replacements be reserved and generally requires that repairs or replacements be completed within a year after the funding of the related mortgage loan. Wells Fargo Bank may waive this escrow requirement or adjust the timing to complete repairs under certain circumstances.

●	Tenant Improvement/Lease Commissions—In most cases, various tenants have lease expirations within the mortgage loan term. To mitigate this risk, special reserves may be required to be funded either at closing of the mortgage loan and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. Tenant Improvement/Lease Commissions may not be required for single tenant properties with leases that extend beyond the loan term or where rent at the mortgaged property is considered below market. Wells Fargo Bank may waive this escrow requirement under certain circumstances.

Furthermore, Wells Fargo Bank may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being addressed. In some cases, Wells Fargo Bank may determine that establishing an escrow or reserve is not warranted in the event of the existence of one or more of the credit positive characteristics discussed above, or given the amounts that would be involved and Wells Fargo Bank’s evaluation of the ability of the mortgaged property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Co-Originated or Third Party-Originated Mortgage Loans. From time to time, Wells Fargo Bank originates mortgage loans together with other financial institutions. The resulting mortgage loans are evidenced by two or more promissory notes, at least one of which will reflect Wells Fargo Bank as the payee. Wells Fargo Bank has in the past and may in the future deposit such promissory notes for which it is named as payee with one or more securitization trusts, while its co-originators have in the past and may in the future deposit such promissory notes for which they are named payee into other securitization trusts. No Wells Fargo Bank Mortgage Loan to be included in the trust fund has been co-originated as described in this paragraph.

Exceptions. One or more of Wells Fargo Bank’s Mortgage Loans may vary from the specific Wells Fargo Bank’s underwriting guidelines described above when additional credit positive characteristics are present as discussed above. In addition, in the case of one or more of Wells Fargo Bank’s Mortgage Loans, Wells Fargo Bank or another originator may not have applied each of the specific underwriting guidelines described above as the result of case-by-case permitted flexibility based upon other compensating factors. For any material exceptions to Wells Fargo Bank’s underwriting guidelines described above in respect of the Wells Fargo Bank Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which Wells Fargo Bank is the Sponsor

Overview. Wells Fargo Bank, in its capacity as the sponsor of the Wells Fargo Bank Mortgage Loans, has conducted a review of the Wells Fargo Bank Mortgage Loans it is selling to the depositor designed and effected to provide reasonable assurance that the disclosure related to the Wells Fargo Bank Mortgage Loans is accurate in all material respects. Wells Fargo Bank determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the Wells Fargo Bank Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of Wells Fargo Bank (collectively, the “Wells Fargo Bank Deal Team”) with the assistance of certain third parties. Wells Fargo Bank has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the Mortgage Loans that it is selling to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the Wells Fargo Bank Mortgage Loans (rather than relying on sampling procedures), except that certain review procedures were solely relevant to the large loan disclosures in this prospectus, as further described below.

Database. To prepare for securitization, members of the Wells Fargo Bank Deal Team created a database of loan-level and property-level information relating to each Wells Fargo Bank Mortgage Loan. The database was compiled from, among other sources, the related mortgage loan documents, third-party reports (appraisals, environmental site assessments, property condition reports, zoning reports and applicable seismic studies), insurance policies, borrower-supplied information (including, to the extent available, rent rolls, leases, operating statements and budgets) and information collected by Wells Fargo Bank during the underwriting process. Prior to securitization of each Wells Fargo Bank Mortgage Loan, the Wells Fargo Bank Deal Team may have updated the information in the database with respect to such Wells Fargo Bank Mortgage Loan based on current information provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Wells Fargo Bank Deal Team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

A data tape (the “Wells Fargo Bank Data Tape”) containing detailed information regarding each Wells Fargo Bank Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Wells Fargo Bank Data Tape was used by the Wells Fargo Bank Deal Team to provide the numerical information regarding the Wells Fargo Bank Mortgage Loans in this prospectus.

Data Comparisons and Recalculation. The depositor, on behalf of Wells Fargo Bank, engaged a third-party accounting firm to perform certain data comparison and recalculation procedures which were designed or provided by Wells Fargo Bank relating to information in this prospectus regarding the Wells Fargo Bank Mortgage Loans. These procedures included:

●	comparing the information in the Wells Fargo Bank Data Tape against various source documents provided by Wells Fargo Bank;

●	comparing numerical information regarding the Wells Fargo Bank Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Wells Fargo Bank Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Wells Fargo Bank Mortgage Loans disclosed in this prospectus.

Legal Review. In anticipation of the securitization of each Wells Fargo Bank Mortgage Loan, mortgage loan seller counsel promulgated a form of legal summary to be completed by origination counsel that, among other things, set forth certain material terms and property diligence information, and elicited information concerning potentially outlying attributes of the mortgage loan as well as any related mitigating considerations. Mortgage loan seller’s counsel reviewed the legal summaries for each Wells Fargo Bank Mortgage Loan, together with pertinent parts of the Mortgage Loan documentation and property diligence materials, in connection with preparing or corroborating the accuracy of certain loan disclosure in this prospectus. In addition, mortgage loan seller’s counsel reviewed

Wells Fargo Bank’s representations and warranties set forth on Annex D-1 and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the Wells Fargo Bank Mortgage Loans. Such assistance included, among other things, a review of a due diligence questionnaire completed by the Wells Fargo Bank Deal Team. Securitization counsel also reviewed the property release provisions, if any, for each Wells Fargo Bank Mortgage Loan with multiple Mortgaged Properties for compliance with the REMIC provisions.

Mortgage loan seller’s counsel or securitization counsel also assisted in the preparation of the mortgage loan summaries set forth in Annex A-3, based on their respective reviews of pertinent sections of the related mortgage loan documents and other loan information.

Other Review Procedures. Prior to securitization, Wells Fargo Bank confirmed with the related servicers for the Wells Fargo Bank Mortgage Loans that, to the best of such servicers’ knowledge and except as previously identified, material events concerning the related Mortgage Loan, the Mortgaged Property and the borrower and guarantor had not occurred since origination, including, but not limited to, (i) loan modifications or assumptions, or releases of the related borrower or Mortgaged Property; (ii) damage to the Mortgaged Property that materially and adversely affects its value as security for the Mortgage Loan; (iii) pending condemnation actions; (iv) litigation, regulatory or other proceedings against the Mortgaged Property, borrower or guarantor, or notice of non-compliance with environmental laws; (v) bankruptcies involving any borrower or guarantor, or any tenant occupying a single tenant property; and (vi) any existing or incipient material defaults.

The Wells Fargo Bank Deal Team also consulted with Wells Fargo Bank personnel responsible for the origination of the Wells Fargo Bank Mortgage Loans to confirm that the Wells Fargo Bank Mortgage Loans were originated in compliance with the origination and underwriting criteria described above under “—Wells Fargo Bank’s Commercial Mortgage Loan Underwriting,” as well as to identify any material deviations from those origination and underwriting criteria. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Findings and Conclusions. Wells Fargo Bank found and concluded with reasonable assurance that the disclosure regarding the Wells Fargo Bank Mortgage Loans in this prospectus is accurate in all material respects. Wells Fargo Bank also found and concluded with reasonable assurance that the Wells Fargo Bank Mortgage Loans were originated in accordance with Wells Fargo Bank’s origination procedures and underwriting criteria, except as described above under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines”.

Review Procedures in the Event of a Mortgage Loan Substitution. Wells Fargo Bank will perform a review of any Wells Fargo Bank Mortgage Loan that it elects to substitute for a Wells Fargo Bank Mortgage Loan in the pool in connection with a material breach of a representation or warranty or a material document defect. Wells Fargo Bank, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related mortgage loan purchase agreement and the related pooling and servicing agreement (the “Qualification Criteria”). Wells Fargo Bank may engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Wells Fargo Bank and to confirm any numerical and/or statistical information to be disclosed in any required filings under the

Exchange Act. Legal counsel will also be engaged by Wells Fargo Bank to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

The transaction documents for certain prior transactions in which Wells Fargo Bank securitized commercial mortgage loans or participation interests (“CRE Loans”) contain covenants requiring the repurchase or replacement of an underlying CRE Loan for the breach of a related representation or warranty under various circumstances if the breach is not cured. The following table provides information regarding the demand, repurchase and replacement activity with respect to the mortgage loans securitized by Wells Fargo Bank (or a predecessor), which activity occurred during the period from October 1, 2013 to September 30, 2016 (the “Rule 15Ga-1 Reporting Period”) or is still outstanding.

Name of Issuing Entity(1)	Check if Registered	Name of Originator	Total Assets in ABS by Originator(2)(3)			Assets That Were Subject of Demand(3)(4)			Assets That Were Repurchased or Replaced(3)(4)(5)			Assets Pending Repurchase or Replacement (within cure period)(4)(6)(7)			Demand in Dispute(4)(6)(8)			Demand Withdrawn(4)(6)(9)			Demand Rejected(4)(6)
			#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance	#	$	% of principal balance
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)	(p)	(q)	(r)	(s)	(t)	(u)	(v)	(w)	(x)
Asset Class Commercial Mortgages(1)
Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C28	X	Wachovia Bank, National Association	113	2,502,246,884.83	69.60	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
CIK #: 0001376448		Nomura Credit & Capital, Inc.	44	823,722,922.57	22.91	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation(10)	50	269,226,893.21	7.49	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	1.55	0	0.00	0.00

Issuing Entity Subtotal			207	3,595,196,700.61	100.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	13,687,005.00	1.55	0	0.00	0.00

Wachovia Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates Series 2006-C33	X	Wachovia Bank, National Association	88	2,043,814,381.00	56.74	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.92
CIK #: 0001406873		Barclays Capital Real Estate Inc.	33	724,003,952.00	20.10	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Nomura Credit & Capital, Inc.	17	639,286,752.00	17.75	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Artesia Mortgage Capital Corporation	28	195,018,502.00	5.41	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			166	3,602,123,586.00	100.00	0	0.00	0	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	1	87,085,982.00	3.92

Wells Fargo Commercial Mortgage Securities, Inc., Commercial Mortgage Pass-Through Certificates, Series 2015-NXS2	X	Natixis Real Estate Capital LLC(11)	39	503,900,454.00	55.11	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00
CIK #: 0001643873		Wells Fargo Bank, National Association	14	293,066,224.00	32.05	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00
		Silverpeak Real Estate Finance LLC	10	117,394,863.00	12.84	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00	0	0.00	0.00

Issuing Entity Subtotal			63	914,361,541.00	100.00	1	23,000,000.00	2.52	0	0.00	0.00	0	0.00	0.00	1	23,000,000.00	2.53	0	0.00	0.00	0	0.00	0.00

Commercial Mortgages Asset Class Total			555	8,113,681,827.61		1	23,000,000.00		0	0.00		0	0.00		1	23,000,000.00		1	13,687,005.00		1	87,085,982.00

(1)	In connection with the preparation of this table, Wells Fargo Bank undertook the following steps to gather the information required by Rule 15Ga-1 (“Rule 15Ga-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”): (i) identifying all asset-backed securities transactions in which Wells Fargo Bank (or a predecessor) acted as a securitizer, (ii) performing a diligent search of the records of Wells Fargo Bank and the records of affiliates of Wells Fargo Bank that acted as securitizers in transactions of commercial mortgage loans for all relevant information, (iii) reviewing appropriate documentation from all relevant transactions to determine the parties responsible for enforcing representations and warranties, and any other parties who might have received repurchase requests (such parties, “Demand Entities”), and (iv) making written request of each Demand Entity to provide any information in its possession regarding requests or demands to repurchase any loans for breach of a representation or warranty with respect to any relevant transaction. In this effort, Wells Fargo Bank made written requests of all trustees and unaffiliated co-sponsors of applicable commercial mortgage-backed securities transactions. Wells Fargo Bank followed up written requests made of Demand Entities as it deemed appropriate.

The repurchase activity reported herein is described in terms of a particular loan’s status as of the last day of the Rule 15Ga-1 Reporting Period. (For columns j-x)

(2)	“Originator” generally refers to the party identified in securities offering materials at the time of issuance for purposes of meeting applicable SEC disclosure requirements. (For columns d-f)

(3)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the date of the closing of the related securitization. (For columns d–l)

(4)	Includes only new demands received during the Rule 15Ga-1 Reporting Period. (For columns g-i)

In the event demands were received prior to the Rule 15Ga-1 Reporting Period, but activity occurred with respect to one or more loans during the Rule 15Ga-1 Reporting Period, such activity is being reported as assets pending repurchase or replacement within the cure period (columns m/n/o) or as demands in dispute (columns p/q/r), as applicable, until the earlier of the reporting of (i) the repurchase or replacement of such asset (columns j/k/l), (ii) the withdrawal of such demand (columns s/t/u), or (iii) the rejection of such demand (columns v/w/x), as applicable.

(5)	Includes assets for which a reimbursement payment is in process and where the asset has been otherwise liquidated by or on behalf of the issuing entity at the time of initiation of such reimbursement process. Where an underlying asset has paid off or otherwise been liquidated by or on behalf of the issuing entity (other than via a repurchase by the obligated party) during the Rule 15Ga-1 Reporting Period, the corresponding principal balance utilized in calculating columns (g) through (x) will be zero. (For columns j-l)

(6)	Reflects the number of loans, outstanding principal balance and percentage of principal balance as of the last day of the Rule 15Ga-1 Reporting Period. (For columns m-x)

(7)	Includes assets that are subject to a demand and within the cure period. (For columns m-o)

(8)	Includes assets pending repurchase or replacement outside of the cure period. (For columns p-r)

(9)	Includes assets for which a reimbursement payment is in process, and where the asset has not been repurchased or replaced and remains in the transaction. Also includes assets for which the requesting party rescinds or retracts the demand in writing. (For columns s-u)

(10)	U.S. Bank National Association, as Trustee for Registered Holders of Wachovia Bank Commercial Mortgage Trust, Commercial Mortgage Pass-Through Certificates, Series 2006-C28 (“U.S. Bank”) v. Dexia Real Estate Capital Markets (“Dexia”), Case No. 12 Civ 9412, filed in the United States District Court for the Southern District of New York. U.S. Bank filed its complaint against Dexia (on December 27, 2012) arguing that Dexia had breached the terms of the related mortgage loan purchase agreement in light of the determination in a Minnesota enforcement action against the guarantors of Loan #58 Marketplace Retail and Office Center (“Loan #58”) that the form of the guaranty sold to U.S. Bank pursuant to the mortgage loan purchase agreement had not been signed by the guarantors. U.S. Bank, in its complaint, seeks a judgment requiring Dexia to repurchase Loan #58 for approximately $16.5 million. Dexia filed a Notice of Motion to Dismiss and a Memorandum in Support of its Motion to Dismiss on January 25, 2013. Judge Shira A. Scheindlin entered an order denying Dexia’s motion on June 6, 2013. After completion of discovery, U.S. Bank and Dexia filed cross-motions for summary judgment, and on July 9, 2014 Judge Scheindlin entered an Opinion and Order granting the summary judgment motion of U.S. Bank and denying the summary judgment motion of Dexia. On September 12, 2014, the Court entered its judgment directing that Dexia repurchase Loan #58 for $19,627,961.66. On March 16, 2016, the United States Court of Appeals for the Second Circuit reversed, and ordered that judgment be entered in Dexia’s favor. On April 11, 2016, the United States District Court for the Southern District of New York entered judgment for Dexia and against U.S. Bank on U.S. Bank’s claims in the case. Because U.S. Bank did not appeal the District Court’s decision within the required 90-day period, this demand has been classified as “withdrawn”.

(11)	Rialto Capital Advisors, LLC, as special servicer for Loan #8 88 Hamilton Avenue (in such capacity, the “NXS2 Special Servicer”), claimed in a letter dated March 16, 2016, that NREC breached the representations and warranties made in the related mortgage loan purchase agreement due to the existence of a prior $4,000,000 mortgage on the related mortgaged property. On March 31, 2016, NREC rejected the claim for breach of representation or warranty and noted that a title insurance policy was obtained from Chicago Title Insurance Company, which insures the first lien status of such loan. The NXS2 Special Servicer is continuing to pursue its repurchase demand.

The information for Wells Fargo Bank as a securitizer of CRE Loans required to be set forth in a Form ABS-15G for the quarterly reporting period from July 1, 2016 through September 30, 2016 was set forth in (i) a Form ABS-15G filed by Wells Fargo Bank with the SEC on November 14, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor but Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was not the depositor, and (ii) a Form ABS-15G filed by Wells Fargo Commercial Mortgage Securities, Inc. with the SEC on November 14, 2016, if such information relates to asset-backed securities in the CRE Loan asset class in which Wells Fargo Bank (or a predecessor) was a sponsor and Wells Fargo Commercial Mortgage Securities, Inc. (or a predecessor) was the depositor. Such Forms ABS-15G are available electronically through the SEC’s EDGAR system. The Central Index Key number of Wells Fargo Bank is 0000740906. The Central Index Key number of Wells Fargo Commercial Mortgage Securities, Inc. is 0000850779.

Retained Interests in This Securitization

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Wells Fargo Bank, National Association” has been provided by Wells Fargo Bank.

Silverpeak Real Estate Finance LLC

General

Silverpeak Real Estate Finance LLC (“Silverpeak”) is a sponsor of, and a seller of certain mortgage loans (the “Silverpeak Mortgage Loans”) into, the securitization described in this prospectus. Silverpeak is a limited liability company organized under the laws of the State of Delaware. The primary offices of Silverpeak are located at 40 West 57th Street, 29th Floor, New York, New York 10019.

Silverpeak’s Securitization Program

Silverpeak began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Silverpeak originates and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. Since 2014, Silverpeak has securitized approximately 150 commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $2,036,660,477.

In connection with this commercial mortgage securitization transaction, Silverpeak will transfer the Silverpeak Mortgage Loans to the depositor, who will then transfer the Silverpeak Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Silverpeak Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Silverpeak will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Silverpeak will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Silverpeak Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Silverpeak will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Silverpeak does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that Silverpeak originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Silverpeak sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Silverpeak’s Underwriting Standards and Processes

Each of the Silverpeak Mortgage Loans was originated or acquired by Silverpeak. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Silverpeak.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial, multifamily or manufactured housing community mortgage loan originated or acquired by Silverpeak may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Silverpeak Mortgage Loans, see “—Silverpeak’s Underwriting Standards and Processes—Exceptions” below and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Silverpeak also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel from Silverpeak. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Silverpeak’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Silverpeak and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Silverpeak or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

●	Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

●	Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Silverpeak typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

●	Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

●	The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

●	Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

●	Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

●	Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, Silverpeak will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Silverpeak may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Silverpeak may require the borrower to remediate such violation and, subject to the discussion under “—Silverpeak’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Silverpeak’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, Silverpeak may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Silverpeak may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Silverpeak may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Silverpeak are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if

Silverpeak determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Silverpeak’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Silverpeak Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. The Silverpeak Mortgage Loans were originated or re-underwritten in accordance with the underwriting standards set forth above.

Review of Mortgage Loans for Which Silverpeak is the Sponsor

Overview. Silverpeak has conducted a review of the Silverpeak Mortgage Loans in connection with the securitization described in this prospectus. The review of the Silverpeak Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Silverpeak Review Team”). The review procedures described below were employed with respect to all of the Silverpeak Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Silverpeak Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Silverpeak Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Silverpeak Team during the underwriting process. After origination of each Silverpeak Mortgage Loan, the Silverpeak Review Team updated the information in the database and the related asset summary report with respect to such Silverpeak Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Silverpeak Review Team.

A data tape (the “Silverpeak Data Tape”) containing detailed information regarding each Silverpeak Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Silverpeak Data Tape was used to provide the numerical information regarding the Silverpeak Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Silverpeak, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Silverpeak, relating to information in this prospectus regarding the Silverpeak Mortgage Loans. These procedures included:

●	comparing the information in the Silverpeak Data Tape against various source documents provided by Silverpeak that are described under “—Review of Silverpeak Mortgage Loans—Database” above;

●	comparing numerical information regarding the Silverpeak Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Silverpeak Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Silverpeak Mortgage Loans disclosed in this prospectus.

Legal Review. Silverpeak engaged various law firms to conduct certain legal reviews of the Silverpeak Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Silverpeak Mortgage Loan, Silverpeak’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Silverpeak Mortgage Loan reviewed Silverpeak’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Silverpeak Mortgage Loans. Such assistance included, among other things, (i) a review of Silverpeak’s asset summary report, and its origination counsel’s due diligence questionnaire, for each Silverpeak Mortgage Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Silverpeak Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Silverpeak Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Silverpeak was aware at the origination of any Silverpeak Mortgage Loan, the Silverpeak Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Silverpeak conducted a search with respect to each borrower under the related Silverpeak Mortgage Loan to determine whether it filed for bankruptcy. If the Silverpeak Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Silverpeak Mortgage Loan, the Silverpeak Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Silverpeak Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Silverpeak Mortgage Loans to determine whether any Silverpeak Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Silverpeak’s Underwriting Standards and Processes” above. See “—Silverpeak’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Silverpeak Review Team determined that the disclosure regarding the Silverpeak Mortgage Loans in this prospectus is accurate in all material respects. The Silverpeak Review Team also determined that the Silverpeak Mortgage Loans were originated in accordance with Silverpeak’s origination procedures and underwriting criteria, except as described under “—Silverpeak’s Underwriting Standard and Processes—Exceptions” above. Silverpeak attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Silverpeak most recently filed a Form ABS-15G on February 2, 2016. Silverpeak’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Silverpeak sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including September 30, 2016, Silverpeak does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

As of the Closing Date, neither Silverpeak nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. Silverpeak or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under “—Silverpeak Real Estate Finance LLC” has been provided by Silverpeak Real Estate Finance LLC.

Rialto Mortgage Finance, LLC

General

Rialto Mortgage Finance, LLC, a Delaware limited liability company formed in April 2013 (“Rialto Mortgage”), is wholly-owned by Rialto Capital Management, LLC, a Delaware limited liability company that was formed in January 2009. The executive offices of Rialto Mortgage are located at 600 Madison Avenue, 12th Floor, New York, New York 10022.

Wells Fargo Bank is the purchaser under a repurchase agreement with Rialto Mortgage Finance, LLC or with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each such mortgage loan seller and/or its respective affiliates. In the case of the repurchase facility provided to Rialto Mortgage Finance, LLC, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage Finance, LLC on a revolving basis. The dollar amount of the mortgage loans that are expected to be subject to the repurchase facility that will be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction is projected to equal, as of the cut-off date, approximately $51,987,107. Proceeds received by Rialto Mortgage Finance, LLC in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the mortgage loans subject to that repurchase facility that are to be sold by Rialto Mortgage Finance, LLC to the depositor in connection with this securitization transaction, which mortgage loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian with respect to the loan files for all of the Rialto Mortgage Loans.

Rialto Mortgage’s Securitization Program

As a sponsor and mortgage loan seller, Rialto Mortgage originates and acquires commercial real estate mortgage loans with a general focus on stabilized income-producing properties. All of the Mortgage Loans being sold to the depositor by Rialto Mortgage (the “Rialto Mortgage Loans”) were originated or co-originated by Rialto Mortgage. This is the thirty-sixth (36th) commercial real estate debt investment securitization to which Rialto Mortgage is contributing commercial real estate debt investments. The commercial real estate debt investments originated and acquired by Rialto Mortgage may include mortgage loans, mezzanine loans, B notes, participation interests, rake bonds, subordinate mortgage loans and preferred equity investments. Rialto Mortgage securitized approximately

$712 million, $1.49 billion and $2.41 billion of multifamily and commercial mortgage loans in public and private offerings during the calendar years 2013, 2014 and 2015, respectively.

Neither Rialto Mortgage nor any of its affiliates will insure or guarantee distributions on the Certificates. The Certificateholders will have no rights or remedies against Rialto Mortgage for any losses or other claims in connection with the Certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of representations and warranties made by Rialto Mortgage in the applicable MLPA as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

Rialto Mortgage’s Underwriting Standards and Loan Analysis

Each of the Mortgage Loans originated by Rialto Mortgage was generally originated in accordance with the underwriting criteria described below. Each lending situation is unique, however, and the facts and circumstances surrounding a particular mortgage loan, such as the quality and location of the real estate collateral, the sponsorship of the borrower and the tenancy of the collateral, will impact the extent to which the general guidelines below are applied to that specific loan. These underwriting criteria are general, and we cannot assure you that every loan will comply in all respects with the guidelines.

Loan Analysis. Generally, Rialto Mortgage performs both a credit analysis and collateral analysis with respect to a loan applicant and the real estate that will secure a mortgage loan. In general, the analysis of a borrower includes a review of money laundering and background checks and the analysis of its sponsor includes a review of money laundering and background checks, third-party credit reports, bankruptcy and lien searches, general banking references and commercial mortgage related references. In general, the analysis of the collateral includes a site visit and a review of the property’s historical operating statements (if available), independent market research, an appraisal with an emphasis on rental and sales comparables, engineering and environmental reports, the property’s historic and current occupancy, financial strengths of tenants, the duration and terms of tenant leases and the use of the property. Each report is reviewed for acceptability by a real estate finance credit officer of Rialto Mortgage. The borrower’s and property manager’s experience and presence in the subject market are also reviewed. Consideration is also given to anticipated changes in cash flow that may result from changes in lease terms or market considerations.

Borrowers are generally required to be single-purpose entities although they are generally not required to be structured to limit the possibility of becoming insolvent or bankrupt unless the loan has a principal balance of greater than $30 million, in which case additional limitations including the requirement that the borrower have at least one independent director are required.

Loan Approval. All mortgage loans must be approved by a credit committee that includes two officers of Rialto Mortgage and one officer of Lennar Corporation. If deemed appropriate, a member of the real estate team will visit the subject property. The credit committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Property Analysis. Prior to origination of a loan, Rialto Mortgage typically performs, or causes to be performed, site inspections at each property. Depending on the property type, such inspections generally include an evaluation of one or more of the following: functionality, design, attractiveness, visibility and accessibility of the property as well as proximity to major thoroughfares, transportation centers, employment sources, retail areas, educational facilities and recreational areas. Such inspections generally assess the submarket in which the property is located, which may include evaluating competitive or comparable properties.

Appraisal and Loan-to-Value Ratio. Rialto Mortgage typically obtains an appraisal that complies, or is certified by the appraiser to comply, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. The loan-to-value ratio of the mortgage loan is generally based on the “as-is” value set forth in the appraisal. In certain cases, an updated appraisal is obtained.

Debt Service Coverage Ratio. In connection with the origination of an asset, Rialto Mortgage will analyze whether cash flow expected to be derived from the related real property will be sufficient to make the required payments under that transaction over its expected term, taking into account, among other things, revenues and expenses for, and other debt currently secured directly or indirectly by, or that in the future may be secured directly or indirectly by, the related real property. The debt service coverage ratio is an important measure of the likelihood of default on a particular asset. In general, the debt service coverage ratio at any given time is the ratio of—

●	the amount of income, net of expenses and required reserves, derived or expected to be derived from the related real property for a given period, to

●	the scheduled payments of principal and interest during that given period on the subject asset and any other loans that are secured by liens of senior or equal priority on, or otherwise have a senior or equal entitlement to be repaid from the income generated by, the related real property.

However, the amount described in the first bullet of the preceding sentence is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property. Accordingly, based on such subjective assumptions and analysis, we cannot assure you that the underwriting analysis of any particular asset will conform to the foregoing in every respect or to any similar analysis which may be performed by other persons or entities. For example, when calculating the debt service coverage ratio for a particular asset, Rialto Mortgage may utilize net cash flow that was calculated based on assumptions regarding projected rental income, expenses and/or occupancy. There is no assurance that such assumptions made with respect to any asset or the related real property will, in fact, be consistent with actual property performance.

Generally, the debt service coverage ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a minimum standard at origination (generally equal to or greater than 1.20x); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, the associated loan-to-value ratio (as described below), reserves or other factors. For example, Rialto Mortgage may originate an asset with a debt service coverage ratio below the minimum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Loan-to-Value Ratio. Rialto Mortgage also looks at the loan-to-value ratio of a prospective investment related to multi-family or commercial real estate as one of the factors it takes into consideration in evaluating the likelihood of recovery if a property is liquidated following a default. In general, the loan-to-value ratio of an asset related to multi-family or commercial real estate at any given time is the ratio, expressed as a percentage, of:

●	the then-outstanding principal balance of the asset and any other loans that are secured (directly or indirectly) by liens of senior or equal priority on the related real property, to

●	the estimated value of the related real property based on an appraisal, a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Generally, the loan-to-value ratio for assets originated by Rialto Mortgage, calculated as described above, will be subject to a maximum standard at origination (generally less than or equal to 80%); however, exceptions may be made when consideration is given to circumstances particular to the asset, the related real property, debt service coverage, reserves or other factors. For example, Rialto Mortgage may originate a multifamily or commercial real estate loan with a loan-to-value ratio above the maximum standard at origination based on, among other things, the amortization features of the overall debt structure, the type of tenants and leases at the related real property, the taking of additional collateral such as reserves, letters of credit and/or guarantees, the profile of the borrower and its owners, Rialto Mortgage’s judgment of improved property and/or market performance in the future and/or other relevant factors.

Additional Debt. When underwriting an asset, Rialto Mortgage will take into account whether the related real property and/or direct or indirect interest in a related borrower are encumbered by additional debt and will analyze the likely effect of that additional debt on repayment of the subject asset. It is possible that Rialto Mortgage or an affiliate will be the lender on that additional debt, and may either sell such debt to an unaffiliated third party or hold it for investment or future sale.

The debt service coverage ratios at origination described above under “—Debt Service Coverage Ratio” and the loan-to-value ratios at origination described above under “—Loan-to-Value Ratio” may be significantly below the minimum standard and/or significantly above the maximum standard, respectively, when calculated taking into account the existence of additional debt secured directly or indirectly by equity interests in the related borrower.

Assessments of Property Condition. As part of the origination and underwriting process, Rialto Mortgage will analyze the condition of the real property for a prospective asset. To aid in that analysis, Rialto Mortgage may, subject to certain exceptions, inspect or retain a third party to inspect the property and will in most cases obtain the property reports described below.

Appraisal Report. Rialto Mortgage will in most cases obtain an appraisal or an update of an existing appraisal from an independent appraiser that is state-certified, belonging to the Appraisal Institute, a membership association of professional real estate appraisers, or an otherwise qualified appraiser. The appraisal reports are conducted in accordance with the Uniform Standards of Professional Appraisal Practices and the appraisal report (or a separate letter accompanying the report) will include a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended, were followed in preparing the appraisal report.

Environmental Report. Rialto Mortgage requires that an environmental consultant prepare a Phase I environmental report or that an update of a prior environmental report, a transaction screen or a desktop review is prepared with respect to the real property related to the asset. Alternatively, Rialto Mortgage may forego an environmental report in limited circumstances, such as when it has obtained the benefits of an environmental insurance policy or an environmental guarantee. Depending on the findings of the initial environmental report, Rialto Mortgage may require additional record searches or environmental testing, such as a Phase II environmental report with respect to the subject real property. In certain cases where an environmental report discloses the existence of, or potential for, adverse environmental conditions, including as a result of the activities of identified tenants, adjacent property owners or previous owners of the subject real property, the related borrower may be required to establish operations and maintenance plans, monitor the real property, abate or remediate the condition and/or provide additional security such as letters of credit, reserves or environmental insurance policies.

Engineering Report. Rialto Mortgage generally requires that an engineering firm inspect the real property related to the asset to assess and prepare a report regarding the structure, exterior walls, roofing, interior structure, mechanical systems and/or electrical systems. In some cases, engineering reports are based on, and limited to, information available through visual inspection. Rialto Mortgage will consider the engineering report in connection with determining whether to address any recommended repairs, corrections or replacements in connection with origination and whether any identified deferred maintenance should be addressed in connection with origination. In some cases, Rialto Mortgage uses conclusions in the engineering reports in connection with making a determination about the necessity for escrows related to repairs and the continued maintenance of the real property.

Seismic Report. If the real property related to an asset consists of improvements located in seismic zones 3 or 4, Rialto Mortgage generally requires a seismic report from an engineering firm to establish the probable maximum or bounded loss for the improvements at the property as a result of an earthquake. Generally, if a seismic report concludes that the related real property is estimated to have a probably maximum loss or scenario expected loss in excess of 20%, Rialto Mortgage may require retrofitting of the improvements or that the borrower obtain earthquake insurance if available at a commercially reasonable price.

Zoning and Building Code Compliance. In connection with the origination of an asset related to multifamily or commercial real estate, Rialto Mortgage will generally obtain one or more of the following to consider whether the use and occupancy of the related real property is in material compliance with zoning, land use, building rules, regulations and orders then applicable to that property: zoning reports, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower. In cases where the real property constitutes a legal nonconforming use or structure, Rialto Mortgage may require an endorsement to the title insurance policy and/or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, (ii) the real property, if permitted to be repaired or restored in conformity with current law, would in Rialto Mortgage’s judgment constitute adequate security, (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring, (iv) a variance or other similar change in applicable zoning restrictions is potentially available, or the applicable governing entity is unlikely to enforce the related limitations, (v) casualty insurance proceeds together with the value of any additional collateral are expected to be available in an amount estimated by Rialto Mortgage to be sufficient to pay off all relevant indebtedness in full, and/or (vi) a cash reserve, a letter of credit or an agreement imposing recourse liability from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on its analysis of the related real property, the borrower and the principals of the borrower, Rialto Mortgage may require a borrower to fund various escrows for taxes, insurance, capital expenses, replacement reserves, re-tenanting reserves, environmental remediation and/or other matters. Rialto Mortgage conducts a case-by-case analysis to determine the need for a particular escrow or reserve. Consequently, the underlying documents for some assets do not contain provisions requiring the establishment of escrows and reserves, or only require the establishment of escrows and reserves in limited amounts and/or circumstances. Furthermore, where escrows or reserves are required, Rialto Mortgage may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Rialto Mortgage may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Rialto Mortgage’s evaluation of the ability of the real property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve.

Notwithstanding the foregoing discussion, Rialto Mortgage may originate or acquire, and may have originated or acquired, real estate related loans and other investments that vary from, or do not comply with, Rialto Mortgage’s underwriting guidelines as described herein and/or such underwriting guidelines may not have been in place or may have been in place in a modified version at the time Rialto Mortgage or its affiliates originated or acquired certain assets. In addition, in some cases, Rialto Mortgage may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating factors.

Exceptions. Notwithstanding the discussion under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above, one or more of the Rialto Mortgage Loans may vary from, or not comply with, Rialto Mortgage’s underwriting policies and guidelines described above. In addition, in the case of one or more of the Rialto Mortgage Loans, Rialto Mortgage or another originator may not have strictly applied the underwriting policies and guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. None of the Rialto Mortgage Loans were originated with any material exceptions to Rialto Mortgage’s underwriting policies, guidelines and procedures described above.

Review of Mortgage Loans for Which Rialto Mortgage is the Sponsor

Overview. Rialto Mortgage has conducted a review of each of the Rialto Mortgage Loans. This review was performed by a team comprised of real estate and securitization professionals who are employees of Rialto Mortgage or one or more of its affiliates (the “Rialto Mortgage Review Team”). The review procedures described below were employed with respect to the Rialto Mortgage Loans. No sampling procedures were used in the review process. Rialto Mortgage is the mortgage loan seller with respect to eight (8) Mortgage Loans.

Set forth below is a discussion of certain current general guidelines of Rialto Mortgage generally applicable with respect to Rialto Mortgage’s underwriting analysis of multi-family and commercial real estate properties which serve as the direct or indirect source of repayment for commercial real estate debt originated by Rialto Mortgage. All or a portion of the underwriting guidelines described below may not be applied exactly as described below at the time a particular asset is originated by Rialto Mortgage.

Database. To prepare for securitization, members of the Rialto Mortgage Review Team reviewed a database of loan-level and property-level information relating to the Rialto Mortgage Loans. The database was compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Rialto Mortgage Review Team during the underwriting process. Prior to securitization of the Rialto Mortgage Loans, the Rialto Mortgage Review Team may have updated the information in the database with respect to the Rialto Mortgage Loans based on updates provided by the related servicer which may include information relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Rialto Mortgage Review Team, to the extent such updates were provided to, and deemed material by, the Rialto Mortgage Review Team. Such updates, if any, were not intended to be, and do not serve as, a re-underwriting of the Rialto Mortgage Loans. A data tape (the “Rialto Mortgage Data Tape”) containing detailed information regarding the Rialto Mortgage Loans was created from the information in the database referred to above. The Rialto Mortgage Data Tape was used to provide the numerical information regarding the Rialto Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Rialto Mortgage, engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed or provided by Rialto Mortgage and relating to information in this prospectus regarding the Rialto Mortgage Loans. These procedures included:

●	comparing the information in the Rialto Mortgage Data Tape against various source documents provided by Rialto Mortgage;

●	comparing numerical information regarding the Rialto Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the Rialto Mortgage Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Rialto Mortgage Loans disclosed in this prospectus.

Legal Review. Rialto Mortgage engaged legal counsel to conduct certain legal reviews of the Rialto Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization described in this prospectus, Rialto Mortgage’s origination counsel reviewed a form of securitization representations and warranties at origination and, if applicable, identified exceptions to those representations and warranties. Rialto Mortgage’s origination and underwriting staff also performed a review of the representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Rialto Mortgage Loans. Such assistance included, among other things, (i) a review of certain of Rialto Mortgage’s asset summary reports, (ii) the review of the representations and warranties and exception reports referred to above relating to the Rialto Mortgage Loans prepared by origination counsel, (iii) the review of, and assistance in the completion by the Rialto Mortgage Review Team of, a due diligence questionnaire relating to the Rialto Mortgage Loans and (iv) the review of certain provisions in loan documents with respect to the Rialto Mortgage Loans.

Other Review Procedures. The Rialto Mortgage Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed each Rialto Mortgage Loan to determine whether it materially deviated from the underwriting guidelines set forth under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis” above.

Findings and Conclusions. Based on the foregoing review procedures, Rialto Mortgage determined that the disclosure regarding the Rialto Mortgage Loans in this prospectus is accurate in all material respects. Rialto Mortgage also determined that the Rialto Mortgage Loans were not originated with any material exceptions from Rialto Mortgage’s underwriting guidelines and procedures, except as described above under “—Rialto Mortgage’s Underwriting Standards and Loan Analysis—Exceptions” above. Rialto Mortgage attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Review Procedures in the Event of a Mortgage Loan Substitution. Rialto Mortgage will perform a review of any Rialto Mortgage Loan that it elects to substitute for a Rialto Mortgage Loan in the pool in connection with material breach of a representation or warranty or a material document defect. Rialto Mortgage, and if appropriate its legal counsel, will review the mortgage loan documents and servicing history of the substitute mortgage loan to confirm it meets each of the criteria required under the terms of the related MLPA and the PSA (the “Qualification Criteria”). Rialto Mortgage will engage a third party accounting firm to compare the Qualification Criteria against the underlying source documentation to verify the accuracy of the review by Rialto Mortgage and to confirm any numerical and/or statistical information to be disclosed in any required filings under the Exchange Act. Legal counsel will also be engaged by Rialto Mortgage to render any tax opinion required in connection with the substitution.

Compliance with Rule 15Ga-1 under the Exchange Act

Rialto Mortgage most recently filed a Form ABS-15G on February 3, 2016. Rialto Mortgage’s Central Index Key number is 0001592182. With respect to the period from and including October 1, 2013 to and including September 30, 2016, Rialto Mortgage does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Except as set forth below, neither Rialto Mortgage nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. An affiliate of Rialto Mortgage intends to purchase approximately $10 million of the Class D certificates. Rialto Mortgage or its affiliates may retain or own in the future certain other classes of certificates. Any such party will have the right to dispose of such certificates at any time.

The information set forth under “—Rialto Mortgage Finance, LLC” has been provided by Rialto Mortgage.

C-III Commercial Mortgage LLC

General

C-III Commercial Mortgage LLC (“C3CM”) is a sponsor of, and a seller of certain Mortgage Loans (the “C3CM Mortgage Loans”) into, the securitization described in this prospectus. C3CM is a limited liability company organized under the laws of the State of

Delaware on June 9, 2010. C-III Capital Partners LLC (“C-III Parent”), a Delaware limited liability company, is the sole member of C3CM.

C-III Parent is a privately-held commercial real estate company that commenced operations in March of 2010. C-III Parent, together with its direct and indirect subsidiaries, including C3CM, are collectively referred to herein as the “C-III Capital Group”. The C-III Capital Group is engaged in a broad range of activities, including principal investment, loan origination, CDO management, fund management and primary and special loan servicing. The principal place of business of the C-III Capital Group is located at 5221 N. O’Connor Blvd., Suite 600, Irving, Texas 75039.

C3CM originates, and acquires from unaffiliated third party originators, multifamily, manufactured housing community and commercial mortgage loans and mezzanine loans throughout the United States. Acquired loans may have been originated using underwriting guidelines not established by C3CM.

The following tables set forth information with respect to originations and securitizations of fixed-rate multifamily, manufactured housing community and commercial mortgage loans by C3CM during the calendar years 2010, 2011, 2012, 2013, 2014 and 2015 and the first three calendar quarters of 2016.

Originations and Securitizations of Fixed-Rate Multifamily,
Manufactured Housing Community and Commercial Mortgage Loans

	Originations(1)		Securitizations(2)
	No. of Loans	Approximate Aggregate Principal Balance at Origination	No. of Loans	Approximate Aggregate Principal Balance at Securitization
2010(3)	5	$30,090,000	0	$0
2011	35	$195,668,500	30	$181,834,330
2012	79	$365,601,000	72	$326,672,918
2013	117	$505,529,000	122	$540,435,224
2014	114	$539,760,700	97	$508,254,819
2015	138	$679,606,000	139	$629,232,102
2016(4)	42	$196,052,750	51	$222,500,384

(1)	Includes mortgage loans that were originated by a correspondent, re-underwritten by C3CM and acquired by C3CM at or about the time of origination.

(2)	Excludes mortgage loans sold to issuers of collateralized debt obligations managed or administered by an affiliate of C3CM.

(3)	C3CM was organized on June 9, 2010.

(4)	Only for the period through September 30, 2016.

C-III Asset Management LLC, a wholly-owned subsidiary of C-III Parent, acts as the servicer of the multifamily, manufactured housing community and commercial mortgage loans that C3CM owns pending the securitization or other disposition of those loans.

Wells Fargo Central Pacific Holdings, Inc. (which is an affiliate of Wells Fargo Bank, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC) is an investor in C-III Parent and, as such, holds a less than 10% indirect equity interest in C3CM. In addition, Wells Fargo Bank provides short-term warehousing of mortgage loans originated or acquired by C3CM, indirectly through a repurchase facility between Wells Fargo Bank and a wholly-owned subsidiary of C3CM, C-III Mortgage Funding LLC (“C3MF”). C3CM

guarantees the performance by its wholly-owned subsidiary of certain obligations under that repurchase facility. All of the C3CM Mortgage Loans, with an aggregate Cut-off Date Balance of approximately $33,063,621, representing approximately 4.4% of the Initial Pool Balance, are currently (or, as of the Closing Date, are expected to be) subject to such repurchase facility. C3CM intends to use the proceeds from its sale of the C3CM Mortgage Loans to the depositor to, among other things, reacquire the warehoused C3CM Mortgage Loans through its wholly-owned subsidiary from Wells Fargo Bank, free and clear of any liens. Wells Fargo Bank acts (or, as of the Closing Date, is expected to act) as interim custodian for the loan files with respect to all of the C3CM Mortgage Loans prior to securitization.

In addition, C3CM or C3MF is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to all of the C3CM Mortgage Loans, which have an aggregate Cut-off Date Balance of approximately $33,063,621, representing approximately 4.4% of the Initial Pool Balance. Those hedging arrangements will terminate in connection with the contribution of such Mortgage Loans to this securitization transaction.

Based on an unaudited Statement of Assets, Liabilities and Member’s Equity – Income Tax Basis, as of September 30, 2016, C3CM and its wholly-owned subsidiaries had combined total assets of approximately $508.4 million, combined total liabilities of approximately $353.2 million and combined total member’s equity of approximately $155.1 million.

In connection with commercial mortgage securitization transactions, C3CM will generally transfer the subject mortgage loans to the applicable depositor, who will then transfer those mortgage loans to the issuing entity for the related securitization. In return for the transfer by the applicable depositor to the issuing entity of those mortgage loans (together with any other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the applicable depositor, C3CM works with rating agencies, other loan sellers, servicers and investors and participates in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria. In connection with contributing mortgage loans to a securitization, C3CM will make certain loan-level representations and warranties, will undertake certain loan document delivery requirements and will undertake certain obligations to repurchase or replace mortgage loans affected by uncured material breaches of those representations and warranties and/or document delivery requirements or make loss of value payments in connection therewith.

C3CM’s Underwriting Guidelines and Processes

Set forth below is a discussion of general underwriting guidelines and processes with respect to multifamily, manufactured housing community and commercial mortgage loans originated by C3CM for securitization.

Notwithstanding the discussion below, given the unique nature of multifamily, manufactured housing community and commercial mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular multifamily, manufactured housing community or commercial mortgage loan may significantly differ from one loan to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, we cannot assure you that the underwriting of any particular multifamily, manufactured housing community or commercial mortgage loan originated by C3CM will conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular C3CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus and “Annex D-2—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus. In certain circumstances, due diligence reports and assessments of the type described below that were obtained with respect to any C3CM Mortgage Loan may have been prepared by an affiliate of C3CM (e.g., an affiliate that is in the business of being a title agent or a zoning consultant).

A.       Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each multifamily, manufactured housing community and commercial mortgage loan. The credit analysis of the borrower generally includes a review of third-party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third-party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, a member of the mortgage loan underwriting team also conducts a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

B.       Loan Approval. Prior to commitment, each multifamily, manufactured housing community and commercial mortgage loan to be originated must be approved by a loan committee that includes senior executives of C-III Parent. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

C.       Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio in connection with the origination of a loan. With respect to loans originated for securitization, C3CM’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

The debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by C3CM and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily, manufactured housing community or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy, may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily, manufactured housing community or commercial mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity or for an interest-only period during a portion of the term of the mortgage loan. A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

D.       Additional Debt. Certain mortgage loans originated by C3CM may have or permit in the future certain additional subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that a member of the C-III Capital Group may be the lender on that additional subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such additional subordinate debt and/or mezzanine debt.

E.       Assessments of Property Condition. As part of the underwriting process, the property assessments and reports described below generally will be obtained:

●	Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

●	Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective multifamily, manufactured housing community or commercial mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. Furthermore, an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only when the originator or an environmental consultant believes that such an analysis is warranted under the circumstances.

Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

●	Engineering Assessment. In connection with the origination process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective multifamily, manufactured housing community or commercial mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance. The resulting reports on some of the properties may indicate a variety of deferred maintenance items and recommended capital expenditures. In some instances, the repairs or maintenance are completed before closing or cash reserves are established to fund the deferred maintenance or replacement items or both. An engineering assessment may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

●	Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4. A seismic study may not be conducted with respect to a mortgaged property that lacks material improvements owned by the related borrower.

Notwithstanding the foregoing, engineering inspections and seismic reports will generally not be required or obtained by C3CM in connection with the origination process in the case of mortgage loans secured by real properties that are subject to a ground lease, triple-net lease or other long-term lease, or in the case of mortgage loans that are not collateralized by any material improvements on the real property collateral.

F.       Title Insurance. The borrower is required to provide, and C3CM or its origination counsel typically will review, a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey. In some cases, the title insurance agent may be an affiliate of C3CM.

G.       Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), C3CM typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy contains appropriate endorsements to avoid the application of coinsurance and does not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination included material borrower-owned improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the material borrower owned improvements at the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the material borrower-owned improvements on the portion of the property contained in the flood zone, and (iii) the maximum amount of insurance available under the National Flood Insurance Program, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism.

Except in certain instances where sole or significant tenants (which may include ground tenants) are permitted to obtain insurance or may self-insure, or where another third party unrelated to the applicable borrower (such as a condominium association, franchisor or unaffiliated property manager, if applicable) is permitted to obtain insurance, or where the subject mortgaged property may be covered by a blanket policy (which may be provided by an affiliate), each mortgage instrument typically also requires the borrower to maintain: (i) comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders; (ii) business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months; and (iii) insurance coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates (although in all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance).

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the probable maximum loss (“PML”) is greater than 20%.

H.       Zoning and Building Code Compliance. In connection with the origination of a multifamily, manufactured housing community or commercial mortgage loan, the originator will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower. In some circumstances, zoning reports may be provided by an affiliate of C3CM.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, C3CM may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non-conformity unless: (a) it determines that (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild, or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable, or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (b) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses. In general, C3CM does not require zoning protection insurance.

If a material violation exists with respect to a mortgaged property, C3CM may require the borrower to remediate such violation and, subject to the discussion under “—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

I.       Escrow Requirements. Generally, C3CM requires most borrowers to fund escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions (depending on the property type), deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every multifamily, manufactured housing community and commercial mortgage loan originated by C3CM. In certain cases, these reserves may be released to the borrower upon satisfaction of certain conditions in the mortgage loan documents which may include, but not be limited to, achieving of leasing goals, achieving a specified debt service coverage ratio or satisfying other conditions.

Furthermore, C3CM may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, C3CM may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, C3CM may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated by C3CM are as follows:

●	Taxes—Monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly or to reimburse the borrower for the payment of taxes, or (iii) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Insurance—Monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower or an affiliate thereof maintains a blanket insurance policy that covers the related mortgaged property, (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, (iv) if and to the extent that another third party unrelated to the applicable borrower (such as a condominium board, franchisor or unaffiliated property manager, if applicable) is obligated to maintain the insurance, (v) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager, or (vi) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee relating to the payment of insurance premiums.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan and may be required to be funded either at loan origination and/or during the related mortgage loan term and/or after the occurrence and during the continuance of a specified trigger event. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if and to the extent a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve, or (iv) in the case of hospitality properties, the escrow or reserve is being maintained by a franchisor or unaffiliated property manager.

●	Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or upon the occurrence or during the continuance of a specified trigger event to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if a sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the related costs and expenses, (iii) if the rent for the space in question is considered below market, or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

●	Environmental Remediation—An environmental remediation reserve may be required at loan origination in an amount typically equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor, a key principal or an affiliate of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if C3CM determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and C3CM’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the C3CM Mortgage Loans, please see Annex A-1 to this prospectus.

C3CM Mortgage Loan Originated by Parties Other Than C3CM

The C3CM Mortgage Loan secured by the Mortgaged Property identified on Annex A-1 to this prospectus as Tice Mobile Home Court, representing approximately 0.3% of the Initial Pool Balance, was originated by Union Capital Investments, LLC, a Florida limited liability company and was acquired by C3CM from the originator at or about the time of origination. In connection with its acquisition of such C3CM Mortgage Loan, C3CM re-underwrote such Mortgage Loan to confirm whether it complied with the underwriting guidelines described above. C3CM originated each of the other C3CM Mortgage Loans.

Exceptions

Notwithstanding the discussion under “—C3CM’s Underwriting Guidelines and Processes” above, one or more of the C3CM Mortgage Loans may vary from, or do not comply with, C3CM’s underwriting guidelines described above. In addition, in the case of one or more of the C3CM Mortgage Loans, C3CM or another originator may not have strictly applied the underwriting guidelines described above as the result of a case-by-case permitted exception based upon other compensating factors. For any material exceptions to C3CM’s underwriting guidelines described above in respect of the C3CM Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loans for Which C3CM is the Sponsor

A.       Overview. C3CM has conducted a review of the C3CM Mortgage Loans in connection with the securitization described in this prospectus. C3CM determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the C3CM Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of C3CM with the assistance of certain third parties. C3CM has ultimate authority and control over, and assumes all responsibility for and attributes to itself, the review of the C3CM Mortgage Loans that are being sold to the depositor and the review’s findings and conclusions. The review procedures described below were employed with respect to all of the C3CM Mortgage Loans (rather than relying on sampling procedures).

B.       Data Tape. To prepare for securitization, C3CM created a data tape of loan-level and property-level information, and prepared an asset summary report, relating to each C3CM Mortgage Loan. The data tape and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by C3CM or a third party originator during the underwriting process. After origination of each C3CM Mortgage Loan, C3CM may have updated the information in the data tape and the related asset summary report with respect to such C3CM Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of C3CM. Such updates were not intended to be, and do not serve as, a re-underwriting of any C3CM Mortgage Loan. The C3CM data tape was used by C3CM to provide the numerical information regarding the C3CM Mortgage Loans in this prospectus.

C.       Data Comparisons and Recalculation. The depositor, on behalf of C3CM, engaged a third party accounting firm to perform certain data comparison and recalculation procedures that were designed or provided by C3CM, relating to information in this prospectus regarding the C3CM Mortgage Loans. These procedures included:

●	comparing the information in the C3CM data tape against various source documents obtained or provided by C3CM;

●	comparing numerical information regarding the C3CM Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the information contained in the C3CM data tape; and

●	recalculating certain percentages, ratios and other formulae relating to the C3CM Mortgage Loans disclosed in this prospectus.

D.       Legal Review. C3CM engaged various law firms to conduct certain legal reviews of the C3CM Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization, lender’s origination counsel for each C3CM Mortgage Loan reviewed a set of securitization representations and warranties provided by C3CM and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the C3CM Mortgage Loans. Such assistance included, among other things, a review of (i) the C3CM data tape, (ii) C3CM’s asset summary report or credit memorandum for each C3CM Mortgage Loan, (iii) certain reports or other written confirmations from origination counsel identifying the existence, or confirming the absence, of representation and warranty exceptions relating to certain C3CM Mortgage Loans, (iv) a due diligence questionnaire completed by C3CM with respect to the C3CM Mortgage Loans, and (v) select provisions in certain mortgage loan documents with respect to certain of the C3CM Mortgage Loans.

E.       Other Review Procedures. With respect to any material pending litigation of which C3CM was aware at the origination or acquisition, as applicable, of any C3CM Mortgage Loan, C3CM requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. If C3CM became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any C3CM Mortgage Loan, C3CM obtained information on the status of the related Mortgaged Property from the related borrower to confirm no material damage to the related Mortgaged Property.

C3CM also reviewed the C3CM Mortgage Loans to determine, with the assistance of counsel engaged in connection with this securitization, whether any C3CM Mortgage Loan materially deviated from the underwriting guidelines set forth under “—C3CM’s Underwriting Guidelines and Processes” above. See “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

F.       Findings and Conclusions. C3CM found and concluded with reasonable assurance that the disclosure regarding the C3CM Mortgage Loans in this prospectus is accurate in all material respects. C3CM also found and concluded with reasonable assurance that, except as described under “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus, none of the C3CM Mortgage Loans were originated with any material exceptions to C3CM’s origination procedures and underwriting criteria described above.

Compliance with Rule 15Ga-1 under the Exchange Act

As of the date of this prospectus, C3CM filed its most recent Form ABS-15G with the SEC pursuant to Rule 15Ga-1 on January 8, 2016. Such Form ABS-15G is available electronically through the SEC’s EDGAR system. The Central Index Key number of C3CM is 0001541214. For the period from and including October 1, 2013 to and including September 30, 2016, C3CM does not have any activity to report as required by Rule 15Ga-1, with respect to the repurchase and replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Neither C3CM nor any of its affiliates will, as of the Closing Date, retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, C3CM and its affiliates may acquire certificates in the secondary market. Any such party will have the right to dispose of any such certificates at any time.

The information set forth under this “—C-III Commercial Mortgage LLC” subsection has been provided by C3CM.

The Depositor

Wells Fargo Commercial Mortgage Securities, Inc., a North Carolina corporation, is the depositor. The depositor is a special purpose corporation incorporated in the State of North Carolina in 1988, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The depositor is a direct, wholly-owned subsidiary of Wells Fargo Bank, a sponsor, an originator, a mortgage loan seller, the master servicer, the certificate administrator, the tax administrator, the custodian and the certificate registrar and an affiliate of Wells Fargo Securities, LLC, one of the underwriters. See “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” below.

The depositor will have minimal ongoing duties with respect to the certificates and the Mortgage Loans. The depositor’s duties will include, without limitation, (i) appointing a successor trustee in the event of the resignation or removal of the trustee, (ii) providing information in its possession with respect to the certificates to the tax administrator to the extent necessary to perform REMIC tax administration, (iii) indemnifying the trustee, the tax administrator and the issuing entity for any liability, assessment or costs arising from the depositor’s willful misconduct, bad faith or negligence in providing such information, (iv) indemnifying the trustee and the tax administrator against certain securities law liabilities, and (v) signing or contracting with the master servicer, signing any Annual Report on Form 10-K, including the certification required under the Sarbanes-Oxley Act, and any Distribution Reports on Form 10-D and Current Reports on Form 8-K required to be filed by the issuing entity. The depositor is also required under the underwriting agreement to indemnify the underwriters for certain securities law liabilities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, Wells Fargo Commercial Mortgage Trust 2016-C37 (the “Trust”), will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the Mortgage Loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be nonrecoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the Mortgage Loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “―The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the Mortgage Loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the Mortgage Loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the Mortgage Loans to the issuing entity. The depositor will be purchasing the Mortgage Loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements” in this prospectus.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M & T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. The trustee’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly-owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2016, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $140 billion, of which approximately 176 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $114 billion.

The transaction parties may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee.

The information set forth under this sub-heading has been provided by WTNA. None of the depositor, the underwriters or any other person, other than WTNA, makes any representation or warranty as to the accuracy or completeness of such information.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: 1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, 2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, 3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and 4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing

Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances” in this prospectus.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties” in this prospectus.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Certificate Administrator

Wells Fargo Bank will act as certificate administrator, REMIC administrator, certificate registrar, and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA.

Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $1.9 trillion in assets and approximately 268,000 employees as of June 30, 2016, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The depositor, the sponsors, the master servicer, the special servicer, the trustee, the operating advisor, the asset representations reviewer and the mortgage loan sellers may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045-1951 (among other locations) and its office for certificate transfer services is located at 600 South 4th Street, 7th floor, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and related distributions to Certificateholders and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC and grantor trust tax returns on behalf of the Trust REMICs and the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the SEC on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of June 30, 2016, Wells Fargo Bank was acting as securities administrator with respect to more than $400 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian (the “Custodian”) of the mortgage files pursuant to and subject to the PSA. In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee for the benefit of the Certificateholders. Wells Fargo Bank maintains each mortgage file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of June 30, 2016, Wells Fargo Bank was acting as custodian of more than 200,000 commercial mortgage files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by a sponsor or an affiliate of a sponsor, and one or more of those mortgage loans may be included in the Trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For two CMBS transactions in its portfolio, the Corporate Trust Services group of Wells Fargo Bank disclosed material noncompliance on its 2015 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients. For one CMBS transaction, the material noncompliance was an administrative error that caused an overpayment to a certain class and a correlating underpayment to a certain class. The affected distribution was revised the same month to correct the error. For the other CMBS transaction, distributions for one month were paid one day late as a result of human error.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, in its capacity as trustee under 276 residential mortgage-backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a civil complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, N.A., alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank National Trust Company, Citibank N.A., HSBC Bank USA, The Bank of New York Mellon and U.S. Bank National Association) by a group of institutional investor plaintiffs. The Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to (i) enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default purportedly caused by breaches by mortgage loan servicers, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the same court by RMBS investors in these and other transactions and these cases have been consolidated before the same judge. A similar case was filed in NY state court by a different investor. On January 19, 2016, the District Court entered an order (the “January 19 Order”) declining to exercise jurisdiction over 261 trusts at issue in the Complaint; the District Court also allowed plaintiffs to file amended complaints if they so chose, and three amended complaints have been filed. On March 28, 2016, plaintiffs filed a new complaint in state court in San Francisco with regard to the trusts that had been dismissed in the District Court’s January 19 Order; that action was dismissed on September 28, 2016 and the state court of San Francisco held that any claims relating to the trusts at issue must be filed in New York state court. Motions to dismiss all of the federal actions are pending.

There can be no assurances as to the outcome of any of the forgoing litigation, or the possible impact of such litigation on Wells Fargo Bank as trustee or on the RMBS trusts. However, Wells Fargo Bank denies liability and believes that it has performed its obligations under the RMBS trusts in good faith, that its actions were not the cause of losses to investors and that it has meritorious defenses, and it intends to contest the plaintiffs’ claims vigorously.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator” in this prospectus.

The Master Servicer

Wells Fargo Bank will act as the master servicer under the PSA for all of the Mortgage Loans to be deposited into the trust fund. Wells Fargo Bank is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia Bank merged with and into Wells Fargo Bank. Like Wells Fargo Bank, Wachovia Bank acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo Bank and Wachovia Bank integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo Bank managers and legacy Wachovia Bank managers.

Wells Fargo Bank is also a sponsor, an originator, a mortgage loan seller, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, an underwriter. In addition, Wells Fargo Bank is (i) the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 Pooling and Servicing Agreement, which governs the servicing and administration of the Potomac Mills Whole Loan and (ii) the servicer, the certificate administrator, and the custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, which governs the servicing and administration of the Hilton Hawaiian Village Whole Loan. Wells Fargo Bank is also the master servicer, the certificate administrator and the custodian under the WFCM 2016-LC25 Pooling and Servicing Agreement, which governs the servicing and administration of the Walmart Shadow Anchored Portfolio Whole Loan. Wells Fargo Bank is the purchaser under repurchase agreements with each of LCF, Silverpeak, Rialto Mortgage and C3CM, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of LCF, Silverpeak, Rialto Mortgage and C3CM, respectively, or in any such case by its respective affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Barclays Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between LCF, a sponsor, an originator and a mortgage loan seller, and certain affiliates of LCF, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts from time to time as interim servicer with respect to certain mortgage loans owned from time to time by LCF and such affiliates (subject, in some cases, to various repurchase facilities and other financing arrangements), including, prior to their inclusion in the trust fund, some or all of the LCF Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any LCF Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Silverpeak, a sponsor, an originator, and a mortgage loan seller, or certain affiliates of Silverpeak, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Silverpeak or such affiliates of Silverpeak (subject, in some cases, to the repurchase facility described above in this paragraph) from time to time, including, prior to their inclusion in the trust fund, some or all of the Silverpeak Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Silverpeak Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates (subject, in some cases, to the repurchase facility described above in this paragraph), including, prior to their inclusion in the trust fund, some or all of the Rialto Mortgage Loans. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Rialto Mortgage Loan that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, including, prior to their inclusion in the trust fund, some or all of the Mortgage Loans to be transferred by Wells Fargo Bank. There are currently no outstanding servicing advances made by Wells Fargo Bank in regards to any Mortgage Loan being transferred by it that is serviced by Wells Fargo Bank prior to its inclusion in the trust fund. Wells Fargo Bank expects to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank are located at Three Wells Fargo, MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo Bank has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo Bank’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo Bank reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo Bank’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
By Approximate Number:	33,391	33,605	32,716	31,569
By Approximate Aggregate Unpaid Principal Balance (in billions):	$437.5	$475.4	$503.3	$504.4

Within this portfolio, as of September 30, 2016, are approximately 22,345 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $394.3 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo Bank also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo Bank’s servicing portfolio, as of September 30, 2016, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands and Puerto Rico and include retail, office, multifamily, industrial, hospitality and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo Bank services in Europe through its London Branch. Wells Fargo Bank has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2016, its European third party servicing portfolio, which is included in the above table, is approximately $1.4 billion.

In its master servicing and primary servicing activities, Wells Fargo Bank utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo Bank to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo Bank, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo Bank’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period*	Approximate Securitized Master- Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2013	$346,011,017,466	$2,158,219,403	0.62%
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
YTD September 30, 2016	$383,266,887,450	$904,827,872	0.24%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances, “PPA” means property protection advances and “YTD” means year-to-date.

Wells Fargo Bank is rated by Fitch Ratings, Inc. (“Fitch”), S&P Global Ratings (“S&P”) and Morningstar Credit Ratings, LLC (“Morningstar”) as a primary servicer and a master servicer of commercial mortgage loans. Wells Fargo Bank’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer:	CPS1-	Strong	MOR CS1
Master Servicer:	CMS1-	Strong	MOR CS1

UK Servicer Ratings	Fitch	S&P
Primary Servicer:	CPS2	Average

The long-term issuer ratings of Wells Fargo Bank are “AA-” by S&P, “Aa2” by Moody’s Investors Service Inc. (“Moody’s”) and “AA” by Fitch. The short-term issuer ratings of Wells Fargo Bank are “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo Bank has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo Bank’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo Bank’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo Bank may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, Wells Fargo Bank, as the master servicer, will remain responsible for its duties under the PSA. Wells Fargo Bank may engage third-party vendors to provide technology or process efficiencies. Wells Fargo Bank monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo Bank has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in mortgage loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo Bank;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes; and

●	Uniform Commercial Code (“UCC”) searches and filings.

Wells Fargo Bank may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans. Wells Fargo Bank monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo Bank on the Mortgage Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo Bank and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo Bank, that amount is transferred to a common disbursement account prior to disbursement.

In its capacity as the master servicer, Wells Fargo Bank will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans. On occasion, Wells Fargo Bank may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans or otherwise. To the extent Wells Fargo Bank performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo Bank proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo Bank is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo Bank and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo Bank, or to which any property of Wells Fargo Bank is subject, that are material to the Certificateholders, nor does Wells Fargo Bank have actual knowledge of any proceedings of this type contemplated by governmental authorities.

As of the Closing Date, neither Wells Fargo Bank nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. Wells Fargo Bank or its affiliates may, from time to time after the initial sale of the certificates to investors on the Closing Date, acquire certificates pursuant to secondary market transactions. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this sub-heading regarding Wells Fargo Bank has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between Wells Fargo Bank, in its capacity as master servicer, and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Bank will have various duties under the PSA. Certain duties and obligations of Wells Fargo Bank are described under “Pooling and Servicing Agreement—General” and “—Enforcement of ‘Due-on-Sale’ and ‘Due-on-Encumbrance’ Provisions”. The ability of the master servicer to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than a Non-Serviced Mortgage Loan), and the effect of that ability on the potential cash flows from such Mortgage Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”. The master servicer’s obligations as the servicer to make advances, and the interest or other fees charged for those advances and the terms of the master servicer’s recovery of those advances, are described under “Pooling and Servicing Agreement—Advances”.

Wells Fargo Bank, in its capacity as master servicer, will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events”, “—Rights Upon Servicer Termination Event” and “—Waiver of Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Mortgage Loans to be deposited into the issuing entity (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan) and any Serviced Companion Loan. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●     acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●     investing in high-yielding real estate-related debt and equity, and

●     investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 155 as of September 30, 2016. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion; and

●	155 domestic commercial mortgage backed securitization pools as of September 30, 2016 with a then current face value in excess of $92 billion.

As of September 30, 2016, LNR Partners has resolved approximately $66.4 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during

2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015 and approximately $2.89 billion of U.S. commercial and multifamily mortgage loans through September 30, 2016.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of September 30, 2016, LNR Partners had approximately 238 employees responsible for the special servicing of commercial real estate assets. As of September 30, 2016, LNR Partners and its affiliates specially service a portfolio, which included approximately 6,684 assets across the United States and various international properties with a then current face value of approximately $92 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

LNR Partners is not an affiliate of the depositor, the underwriters, the issuing entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any sponsor, any originator or any significant obligor.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for this securitization transaction there are no specific relationships that are material involving or relating to this securitization transaction or the Mortgage Loans between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the issuing entity, the sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the certificates.

Neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the issuing entity or any other economic interest in this securitization (although for the avoidance of doubt LNR Partners will be entitled to special servicing fees and certain other fees described in this prospectus with respect to the Mortgage Loans (other than any Non-Serviced Mortgage Loan and any Excluded Special Servicer Loan). However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

The information set forth under this sub-heading “The Special Servicer” has been provided by LNR Partners.

Affiliated Servicer

Rialto Capital Advisors, LLC, a Delaware limited liability company (“Rialto”), was appointed to act as the CGCMT 2016-C3 Special Servicer and in this capacity will initially be responsible for the servicing and administration of the 80 Park Plaza Whole Loan and any associated REO Property pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement, and in certain circumstances, will review, evaluate and provide or withhold consent as to certain major decisions and special servicer decisions and other transactions relating to the 80 Park Plaza Whole Loan. Rialto maintains its principal servicing office at 790 NW 107th Avenue, 4th Floor, Miami, Florida 33172.

Rialto has been engaged in the special servicing of commercial mortgage loans for commercial real estate securitizations since approximately May 2012. Rialto currently has a commercial mortgage-backed securities special servicer rating of “CSS2” by Fitch, a commercial loan special servicer ranking of “Above Average” by S&P and a commercial mortgage special servicer ranking of “MOR CS2” by Morningstar.

Rialto is a wholly-owned subsidiary of Rialto Capital Management, LLC, a Delaware limited liability company (“RCM”). RCM is a vertically integrated commercial real estate investment and asset manager and an indirect wholly-owned subsidiary of Lennar Corporation (“Lennar”) (NYSE: LEN and LEN.B). As of September 30, 2016, RCM was the sponsor of, and certain of its affiliates were investors in, nine private equity funds (collectively, the “Funds”) with an aggregate of approximately $3.8 billion of equity under management and RCM also advised one separately managed account with $400 million of committed capital. Four of such funds are focused on distressed and value-add real estate related investments and commercial mortgage-backed securities, three of such funds are focused on investments in commercial mortgage-backed securities and the other two funds and the separately managed account are focused on mezzanine debt and credit investments. To date, RCM has acquired and/or is managing over $7.3 billion of non- and sub-performing real estate assets, representing approximately 10,800 loans. Included in this number are approximately $3 billion in structured transactions with the FDIC. RCM was also a sub-advisor and investor in an approximately $4.6 billion Public-Private Investment Fund with the U.S. Department of the Treasury which was liquidated in October of 2012.

In addition, RCM has underwritten and purchased, primarily for the Funds, over $4.5 billion in face value of subordinate, newly-originated commercial mortgage-backed securities bonds in 65 different securitizations totaling approximately $71.3 billion in overall transaction size. RCM has the right to appoint the special servicer for each of these transactions.

RCM has over 400 employees and is headquartered in Miami with two other main offices located in New York City and Atlanta. In addition, the asset management platform utilizes seven satellite offices located in Nevada, Arizona, California, Colorado, North Carolina and Florida. It is also supported in local markets by the Lennar infrastructure which provides access to over 6,800 employees across the country’s largest real estate markets.

Rialto has detailed operating policies and procedures which are reviewed at least annually and updated as appropriate. These policies and procedures for the performance of its special servicing obligations are, among other things, in compliance with the applicable servicing criteria set forth in Item 1122 of Regulation AB. Rialto has developed strategies and procedures for managing delinquent loans, loans subject to bankruptcies of the borrowers and other breaches by borrowers of the underlying loan documents that are designed to maximize value from the assets for the benefit of certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the related servicing standard. The strategy pursued by Rialto for any particular property depends upon, among other things, the terms and provisions of the underlying loan documents, the jurisdiction where the underlying property is located and the condition and type of underlying property. Standardization and automation have been pursued, and continue to be pursued, wherever possible so as to provide for continued accuracy, efficiency, transparency, monitoring and controls.

Rialto is subject to external and internal audits and reviews. Rialto is subject to Lennar’s internal audit reviews, typically on a semi-annual basis, which focus on specific business areas such as finance, reporting, loan asset management and REO management. Rialto is also subject to external audits as part of the external audit of Lennar and stand-alone audits of the FDIC transactions and the Funds. As part of such external audits, auditors perform test work and review internal controls throughout the year. As a result of this process, Rialto has been determined to be Sarbanes-Oxley compliant.

Rialto maintains a web-based asset management system that contains performance information at the portfolio, loan and property levels on the various loan and REO assets that it services. Additionally, Rialto has a formal, documented disaster recovery and business continuity plan which is managed by Lennar’s on-site staff.

As of September 30, 2016, Rialto and its affiliates were actively special servicing approximately 1,000 portfolio loans with a principal balance of approximately $300 million and were responsible for approximately 900 portfolio REO assets with a principal balance of approximately $1 billion.

Rialto is also currently performing special servicing for 70 commercial real estate securitizations. With respect to such securitization transactions, Rialto is administering approximately 5,037 assets with an original principal balance at securitization of approximately $73 billion. The asset pools specially serviced by Rialto include residential, multifamily/condo, office, retail, hotel, healthcare, industrial, manufactured housing and other income-producing properties as well as residential and commercial land.

The table below sets forth information about Rialto’s portfolio of specially serviced commercial and multifamily mortgage loans and REO properties in commercial mortgage-backed securitization transactions as of the dates indicated:

CMBS Pools	As of 12/31/2012	As of 12/31/2013	As of 12/31/2014	As of 12/31/2015	As of 9/30/2016
Number of CMBS Pools Named Special Servicer	16	27	45	59	70
Approximate Aggregate Unpaid Principal Balance(1)	$18.9 billion	$32.4 billion	$49.2 billion	$63.6 billion	$73 billion
Approximate Number of Specially Serviced Loans or REO Properties(2)	19	27	28	17	37
Approximate Aggregate Unpaid Principal Balance of Specially Serviced Loans or REO Properties(2)	$21 million	$101 million	$127 million	$142 million	$325 million

(1)	Includes all commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer, regardless of whether such mortgage loans and related REO properties are, as of the specified date, specially serviced by Rialto.

(2)	Includes only those commercial and multifamily mortgage loans and related REO properties in Rialto’s portfolio for which Rialto is the named special servicer that are, as of the specified date, specially serviced by Rialto. Does not include any resolutions during the specified year.

In its capacity as the CGCMT 2016-C3 Special Servicer, Rialto will not have primary responsibility for custody services of original documents evidencing the 80 Park Plaza Whole Loan. Rialto may from time to time have custody of certain of such documents as necessary for enforcement actions involving the 80 Park Plaza Whole Loan or otherwise. To the extent that Rialto has custody of any such documents for any such servicing purposes, such documents will be maintained in a manner consistent with the servicing standard under the CGCMT 2016-C3 Pooling and Servicing Agreement.

Rialto does not have any material advancing rights or obligations with respect to the commercial mortgage-backed securities pools as to which it acts as special servicer. In certain instances Rialto may have the right or be obligated to make property related servicing advances in emergency situations with respect to certain commercial mortgage-backed securities pools as to which it acts as special servicer.

There are, to the actual current knowledge of Rialto, no special or unique factors of a material nature involved in special servicing the 80 Park Plaza Whole Loan, as compared to the types of assets specially serviced by Rialto in other commercial mortgage-backed securitization pools generally, for which Rialto has developed processes and procedures which materially differ from the processes and procedures employed by Rialto in connection with its special servicing of commercial mortgage-backed securitization pools generally.

There have not been, during the past three years, any material changes to the policies or procedures of Rialto in the servicing function it will perform under the CGCMT 2016-C3 Pooling and Servicing Agreement for assets of the same type included in the CGCMT 2016-C3 Securitization, including the 80 Park Plaza Whole Loan. No securitization transaction in which Rialto was acting as special servicer has experienced a servicer event of default as a result of any action or inaction of Rialto as special servicer, including as a result of a failure by Rialto to comply with the applicable servicing criteria in connection with any securitization transaction. Rialto has not been terminated as special servicer in any securitization, either due to a servicing default or the application of a servicing performance test or trigger. Rialto has made all advances required to be made by it under the servicing agreements related to the securitization transactions in which Rialto is acting as special servicer. There has been no previous disclosure of material noncompliance with the applicable servicing criteria by Rialto in connection with any securitization in which Rialto was acting as special servicer. Rialto does not believe that its financial condition will have any adverse effect on the performance of its duties under the CGCMT 2016-C3 Pooling and Servicing Agreement and, accordingly, Rialto believes that its financial condition will not have any material impact on the performance of the 80 Park Plaza Whole Loan or the performance of the certificates.

From time to time Rialto is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Rialto does not believe that any such lawsuits or legal proceedings would, individually or in the aggregate, have a material adverse effect on its business or its ability to service the 80 Park Plaza Whole Loan pursuant to the CGCMT 2016-C3 Pooling and Servicing Agreement.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated by governmental authorities, against Rialto or of which any of its property is the subject, which are material to Certificateholders. Rialto occasionally engages consultants to perform property inspections and to provide surveillance on a property and its local market; it currently does not have any plans to engage sub-servicers to perform on its behalf any of its duties with respect to this transaction with the exception of some outsourced base servicing functions.

In the commercial mortgage-backed securitizations in which Rialto acts as special servicer, Rialto may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, Rialto’s appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace Rialto as the special servicer.

Rialto is an affiliate of Rialto Mortgage Finance, LLC, a sponsor, mortgage loan seller and originator. Rialto and Rialto Mortgage Finance, LLC are also affiliates of the entity that is the initial directing holder under the CGCMT 2016-C3 Pooling and Servicing Agreement.

Except as described herein, neither Rialto nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. An affiliate of Rialto intends to purchase Class D Certificates in the amount of approximately $10 million. From time to time, Rialto and/or its affiliates may purchase securities, including CMBS certificates. Rialto and/or its affiliates may review this prospectus and purchase certificates issued in this offering or in the secondary market. Any such party will have the right to dispose of such certificates at any time.

The information set forth under this sub-heading “—Affiliated Servicer” regarding Rialto has been provided by Rialto.

The Operating Advisor and Asset Representations Reviewer

Trimont Real Estate Advisors, LLC, a Georgia limited liability company (“Trimont”), will act as operating advisor and asset representations reviewer under the Pooling and Servicing Agreement.

The principal office of Trimont is located at One Alliance Center, 3500 Lenox Road, Suite G1, Atlanta, Georgia 30326. Trimont also has offices located in Seal Beach, California, New York, New York, Dallas, Texas, Hoevelaken, The Netherlands, and London, England.

Trimont is a leading provider of asset management, servicing, due diligence, and customized advisory solutions to commercial real estate clients. Trimont is rated by S&P as Commercial Mortgage Special Servicer (Strong), Construction Loan Servicer (Strong) and Primary Commercial Servicer (Above Average), by Fitch as Primary Servicer (CPS2+) and Special Servicer (CSS2) and by Kroll Bond Rating Agency, Inc. as Primary Servicer (Pass) and Special Servicer (Pass).

Trimont has been named operating advisor or trust advisor on over 45 securitizations with an aggregate original principal loan balance exceeding $45 billion (not including the subject transaction). The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. This is the fourth securitization in which Trimont has acted as asset representations reviewer.

Trimont has operating procedures across the various servicing functions to maintain compliance with its servicing obligations and servicing standards under Trimont’s servicing agreements, including procedures for managing delinquent and specially serviced loans. The policies and procedures are reviewed annually and centrally managed. There have been no material changes in the past three years to the policies or procedures in the function that Trimont will perform under the subject securitization for assets of the same type included in the subject securitization. Additionally, Trimont’s disaster recovery plan is reviewed annually.

As of June 30, 2016, Trimont was special servicing approximately 941 loans and REO Properties (securitized and non-securitized) with an aggregate outstanding principal balance of approximately $700 million. Trimont has been named special servicer on over 45 securitizations with an aggregate original principal loan balance of over $40 billion. The collateral for the loans has included multifamily, office, retail, hospitality and other income-producing properties. Trimont has been servicing commercial and multifamily real estate loans since 1988.

No securitization involving commercial or multifamily real estate loans in which Trimont was acting as primary servicer or special servicer has experienced a servicer event of default as a result of any action or inaction of Trimont as primary servicer or special servicer, including as a result of Trimont’s failure to comply with the applicable servicing criteria in connection with any securitization.

From time to time, Trimont is a party to lawsuits and other legal proceedings as part of its duties as a loan servicer (e.g., enforcement of loan obligations) and/or arising in the ordinary course of business. Trimont does not believe that such lawsuits or proceedings, individually or in the aggregate, would be material to the certificateholders.

Trimont is not an affiliate of the depositor, any mortgage loan seller, any sponsor, the issuing entity, any master servicer, any special servicer, the trustee, the directing certificateholder, any originator (within the meaning of Item 1110 of Regulation AB) or the certificate administrator with respect to the subject transaction.

The information set forth above in this section “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Trimont.

Description of the Certificates

General

The certificates will be issued pursuant to a pooling and servicing agreement, among the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer (the “PSA”) and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (such accounts collectively, the “Securitization Accounts”) (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The Commercial Mortgage Pass-Through Certificates, Series 2016-C37 will consist of the following classes: the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates (collectively, with the Class A-S certificates, the “Class A Certificates”), Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates (collectively, the “Class X Certificates”), and the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H, Class J, Class V and Class R certificates.

The Class A Certificates (other than the Class A-S certificates) and the Class X Certificates are referred to collectively in this prospectus as the “Senior Certificates”. The Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates are referred to collectively in this prospectus as the “Subordinate Certificates”. The Class R certificates are sometimes referred to in this prospectus as the “Residual Certificates”. The Senior Certificates and the Subordinate Certificates are collectively referred to in this prospectus as the “Regular Certificates”. The Senior Certificates (other than the Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates) and the Subordinate Certificates are collectively referred to in this prospectus as the “Principal Balance Certificates”. The Class A Certificates and the Class X-A, Class X-B, Class B and Class C certificates are also referred to in this prospectus as the “Offered Certificates”.

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Approx. Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$35,482,000
A-2	$105,724,000
A-3	$28,449,000
A-4	$120,000,000
A-5	$188,138,000
A-SB	$47,561,000
A-S	$58,165,000
X-A	$525,354,000
X-B	$96,628,000
B	$38,463,000
C	$34,711,000

Non-Offered Certificates
X-D	$37,525,000
X-EF	$17,825,000
X-G	$8,443,000
X-H	$7,505,000
X-J	$22,515,779
D	$37,525,000
E	$10,320,000
F	$7,505,000
G	$8,443,000
H	$7,505,000
J	$22,515,779
V	NAP
R	NAP

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A Certificates (other than the Class A-S certificates) outstanding from time to time. The initial Notional Amount of the Class X-A certificates will be approximately $525,354,000. The Notional Amount of the Class X-B certificates will equal the aggregate of the Certificate

Balances of the Class A-S and Class B certificates outstanding from time to time. The initial Notional Amount of the Class X-B certificates will be approximately $96,628,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates outstanding from time to time. The initial Notional Amount of the Class X-D certificates will be approximately $37,525,000. The Notional Amount of the Class X-EF certificates will equal the aggregate of the Certificate Balances of the Class E and Class F certificates outstanding from time to time. The initial Notional Amount of the Class X-EF certificates will be approximately $17,825,000. The Notional Amount of the Class X-G certificates will equal the Certificate Balance of the Class G certificates outstanding from time to time. The initial Notional Amount of the Class X-G certificates will be approximately $8,443,000. The Notional Amount of the Class X-H certificates will equal the Certificate Balance of the Class H certificates outstanding from time to time. The initial Notional Amount of the Class X-H certificates will be approximately $7,505,000. The Notional Amount of the Class X-J certificates will equal the Certificate Balance of the Class J certificates outstanding from time to time. The initial Notional Amount of the Class X-J certificates will be approximately $22,515,779.

The Class V certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class V certificates will represent the right to receive Excess Interest received on any ARD Loan.

“Excess Interest” with respect to an ARD Loan is the interest accrued at the Revised Rate in respect of such ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

The Mortgage Loans (exclusive of Excess Interest) will be held by the lower-tier REMIC (the “Lower-Tier REMIC”). The certificates (other than the Class V certificates) will be issued by the upper-tier REMIC (the “Upper-Tier REMIC”) (collectively with the Lower-Tier REMIC, the “Trust REMICs”). The Class V certificates will be issued by the grantor trust (the “Grantor Trust”)

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the 4th business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the 11th day of each calendar month (or, if the 11th calendar day of that month is not a business day, then the next business day) commencing in January 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than 5 business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution. All distributions made with respect to a class of certificates will be allocated pro rata among the outstanding certificates of that class based on their respective Percentage Interests.

The “Percentage Interest” evidenced by any certificate (other than a Class V or Class R certificate) will equal its initial denomination as of the Closing Date divided by the initial Certificate Balance or Notional Amount, as applicable, of the related class.

The master servicer is authorized but not required to direct the investment of funds held in any Collection Account and any Companion Distribution Account maintained by it, in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of each Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA) and any REO Property that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in or credited to any portion of the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the related P&I Advance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest and any balloon payments paid by the borrowers of a Mortgage Loan (such amounts other than any Excess Interest, the “Periodic Payments”), that are due on a Due Date after the end of the related Collection Period, excluding interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, insurance proceeds and condemnation proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (in each case,

unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to the Class V certificates);

●	all Yield Maintenance Charges and Prepayment Premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan actually collected thereon and allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Accounts allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       all Compensating Interest Payments made by the master servicer with respect to the Mortgage Loans with respect to such Distribution Date and P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the Gain on Sale Remittance Amount for such Distribution Date.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any Companion Loan) will be the period commencing on the day immediately succeeding the Due Date for such Mortgage Loan (including any Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any periodic payments for any Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

The “Gain-on-Sale Entitlement Amount” for each Distribution Date will be equal to the aggregate amount of (i) the sum of (a) the aggregate portion of the Interest Distribution Amount for each Class of Regular Certificates that would remain unpaid as of the close of business on the related Distribution Date, and (b) the amount by which the Principal Distribution Amount exceeds the aggregate amount that would actually be distributed on the related Distribution Date in respect of such Principal Distribution Amount, and (ii) any

Realized Losses outstanding immediately after such Distribution Date, to the extent such amounts would occur on such Distribution Date or would be outstanding immediately after such Distribution Date, as applicable, without the inclusion of the Gain-on-Sale Remittance Amount as part of the definition of Available Funds.

The “Gain-on-Sale Remittance Amount” for each Distribution Date will be equal to the lesser of (i) the amount on deposit in the Gain-on-Sale Reserve Account on such Distribution Date, and (ii) the Gain-on-Sale Entitlement Amount.

Priority of Distributions

On each Distribution Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H and Class X-J certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amounts for such classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, and Class A-SB certificates, in reduction of the Certificate Balances of those classes, in the following priority:

(i)       prior to the Cross-Over Date:

(a)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to the Class A-SB Planned Principal Balance for such Distribution Date;

(b)       to the Class A-1 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clause (a) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates is reduced to zero;

(c)       to the Class A-2 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a) and (b) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates is reduced to zero;

(d)       to the Class A-3 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b) and (c) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates is reduced to zero;

(e)       to the Class A-4 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c) and (d) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates is reduced to zero;

(f)        to the Class A-5 certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c),

(d) and (e) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates is reduced to zero; and

(g)       to the Class A-SB certificates, in an amount equal to the Principal Distribution Amount (or the portion of it remaining after payments specified in clauses (a), (b), (c), (d), (e) and (f) above have been made) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates is reduced to zero;

(ii)       on or after the Cross-Over Date, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, pro rata (based upon their respective Certificate Balances), in an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates are reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, up to an amount equal to, and pro rata in accordance with, the aggregate unreimbursed Realized Losses previously allocated to each such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Fourth, to the Class A-S certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fifth, after the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates have been reduced to zero, to the Class A-S certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Sixth, to the Class A-S certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eighth, after the Certificate Balances of the Class A Certificates have been reduced to zero, to the Class B certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Eleventh, after the Certificate Balances of the Class A Certificates and the Class B certificates have been reduced to zero, to the Class C certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such

Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Fourteenth, after the Certificate Balances of the Class A Certificates and the Class B and Class C certificates have been reduced to zero, to the Class D certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Sixteenth, to the Class E certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Seventeenth, after the Certificate Balances of the Class A Certificates and the Class B, Class C and Class D certificates have been reduced to zero, to the Class E certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Eighteenth, to the Class E certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Nineteenth, to the Class F certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twentieth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D and Class E certificates have been reduced to zero, to the Class F certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-first, to the Class F certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-second, to the Class G certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-third, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E and Class F certificates have been reduced to zero, to the Class G certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-fourth, to the Class G certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-fifth, to the Class H certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-sixth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F and Class G certificates have been reduced to zero, to the Class H certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Twenty-seventh, to the Class H certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class;

Twenty-eighth, to the Class J certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such class;

Twenty-ninth, after the Certificate Balances of the Class A Certificates and the Class B, Class C, Class D, Class E, Class F, Class G and Class H certificates have been reduced to zero, to the Class J certificates, in reduction of their Certificate Balance, up to an amount equal to the Principal Distribution Amount for such Distribution Date less the portion of such Principal Distribution Amount distributed pursuant to all prior clauses, until their Certificate Balance is reduced to zero;

Thirtieth, to the Class J certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such class, plus interest on that amount at the Pass-Through Rate for such class compounded monthly from the date the related Realized Loss was allocated to such class; and

Thirty-first, to the Class R certificates, any remaining amounts.

The “Cross-Over Date” means the Distribution Date on which the Certificate Balances of the Subordinate Certificates have all previously been reduced to zero as a result of the allocation of Realized Losses to those certificates.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of certificates (other than the Class V and Class R certificates) for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate on the Class A-1 certificates will be a per annum rate equal to 1.9440%.

The Pass-Through Rate on the Class A-2 certificates will be a per annum rate equal to 3.1030%.

The Pass-Through Rate on the Class A-3 certificates will be a per annum rate equal to 3.7040%.

The Pass-Through Rate on the Class A-4 certificates will be a per annum rate equal to 3.5250%.

The Pass-Through Rate on the Class A-5 certificates will be a per annum rate equal to 3.7940%.

The Pass-Through Rate on the Class A-SB certificates will be a per annum rate equal to 3.6150%.

The Pass-Through Rate on the Class A-S certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 0.4770%.

The Pass-Through Rate on the Class B certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 0.1750%.

The Pass-Through Rate on the Class C certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period.

The Pass-Through Rate on the Class D certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 1.3000%.

The Pass-Through Rate on the Class E certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 1.6000%.

The Pass-Through Rate on the Class F certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 1.6000%.

The Pass-Through Rate on the Class G certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 1.6000%.

The Pass-Through Rate on the Class H certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 1.6000%.

The Pass-Through Rate on the Class J certificates will be a per annum rate equal to the WAC Rate that corresponds to the related interest accrual period less 1.6000%.

The Pass-Through Rate for the Class X-A certificates for any Distribution Date will be a per annum rate equal the excess, if any of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for such Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-B certificates for any Distribution Date will be a per annum rate equal to the excess, if any, of (a) the WAC Rate for the related Distribution Date, over (b) the weighted average of the Pass-Through Rates on the Class A-S and Class B certificates for the related Distribution Date, weighted on the basis of their respective Certificate Balances immediately prior to that Distribution Date.

The Pass-Through Rate for the Class X-D certificates for any Distribution Date will be a per annum rate equal to 1.3000%.

The Pass-Through Rate for the Class X-EF certificates for any Distribution Date will be a per annum rate equal to 1.6000%.

The Pass-Through Rate for the Class X-G certificates for any Distribution Date will be a per annum rate equal to 1.6000%.

The Pass-Through Rate for the Class X-H certificates for any Distribution Date will be a per annum rate equal to 1.6000%.

The Pass-Through Rate for the Class X-J certificates for any Distribution Date will be a per annum rate equal to 1.6000%.

The Class V certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to any ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including any Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including any Non-Serviced Mortgage Loan) and any REO Loan (other than the portion of the REO Loan related to any Companion Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of any ARD Loan after the related Anticipated Repayment Date), minus the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 Basis, then, solely for purposes of calculating the Pass-Through Rates and the WAC Rate, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution

Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable. With respect to any REO Loan, the Net Mortgage Rate will be calculated as described above, as if the predecessor Mortgage Loan had remained outstanding.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 Basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the sum of (a) the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date, and (b) to the extent permitted by applicable law, (i) other than in the case of certificates with a Notional Amount, one month’s interest on that amount remaining unpaid at the Pass-Through Rate applicable to such class for the current Distribution Date and (ii) in the case of the certificates with a Notional Amount, one-month’s interest on that amount remaining unpaid at the WAC Rate for such Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month prior to the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Principal Shortfall for that Distribution Date,

(b)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(c)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to any Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the P&I Advance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related Collection Period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan, as the case may be (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification of such Mortgage Loan in connection with a default or a bankruptcy (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of interest at the applicable rate at which the Servicing Fee is calculated).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will be an amount equal to its unpaid principal balance as of the Cut-off Date or, in the case of a replacement Mortgage

Loan, as of the date it is added to the trust, after application of all payments of principal due during or prior to the month of substitution, whether or not those payments have been received, minus the sum of:

(i)       the principal portion of each Periodic Payment due on such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, due after the Due Date in the related month of substitution), to the extent received from the borrower or advanced by the master servicer;

(ii)       all principal prepayments received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution);

(iii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on such Mortgage Loan) and Liquidation Proceeds received with respect to such Mortgage Loan after the Cut-off Date (or in the case of a replacement Mortgage Loan, after the Due Date in the related month of substitution); and

(iv)       any reduction in the outstanding principal balance of such Mortgage Loan resulting from a valuation by a court in a bankruptcy proceeding that is less than the then outstanding principal amount of such Mortgage Loan or a modification of such Mortgage Loan pursuant to the terms and provisions of the PSA that occurred prior to the end of the Collection Period for the most recent Distribution Date.

The Stated Principal Balance of any REO Loan that is a successor to a Mortgage Loan, as of any date of determination, will be an amount equal to (x) the Stated Principal Balance of the predecessor Mortgage Loan as of the date of the related REO Property was acquired for U.S. federal tax purposes, minus (y) the sum of:

(i)       the principal portion of any P&I Advance made with respect to such REO Loan; and

(ii)       the principal portion of all Insurance and Condemnation Proceeds (to the extent allocable to principal on the related Mortgage Loan), Liquidation Proceeds and all income rents and profits received with respect to such REO Loan.

See “Certain Legal Aspects of Mortgage Loans” below.

With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. On any date of determination, the Stated Principal Balance of any Whole Loan will equal the sum of the Stated Principal Balances of the related Mortgage Loan and the related Companion Loan(s), as applicable, on such date.

With respect to any REO Loan that is a successor to a Companion Loan as of any date of determination, the Stated Principal Balance will equal (x) the Stated Principal Balance of the predecessor Companion Loan as of the date of the related REO acquisition, minus (y) the principal portion of any amounts allocable to the related Companion Loan in accordance with the related Intercreditor Agreement.

If any Mortgage Loan or REO Loan is paid in full or the Mortgage Loan or REO Loan (or any REO Property) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to a Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer or special servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to any Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute any Excess Interest received with respect to an ARD Loan on or prior to the related Determination Date to the holders of the Class V certificates. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to any Serviced Whole Loan, the related Intercreditor Agreement) or to the extent otherwise agreed to by the related borrower in connection with a workout of a Mortgage Loan, all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of any Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of such accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor

Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees);

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any, unless otherwise permitted under the applicable REMIC rules as evidenced by an opinion of counsel provided to the trustee) may be required to be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan) in the manner required by such REMIC provisions.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of any Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be applied pursuant to the PSA in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid additional trust fund expenses with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Principal Distribution Amount);

Third, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the excess of (i) accrued and unpaid interest (exclusive of default interest and Excess Interest) on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) after taking into account any allocations pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates, the aggregate portion of the accrued and unpaid interest described in subclause (i) of this clause Third that either (A) was not advanced because of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts or (B) accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made;

Fourth, to the extent not previously so allocated pursuant to clause First or Second above, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of accrued and unpaid interest on such Mortgage Loan to the extent of the sum of (A) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts, plus (B) any unpaid interest (exclusive of default interest and Excess Interest) that accrued at the related Net Mortgage Rate on the portion of the Stated Principal Balance of such Mortgage Loan equal to any related Collateral Deficiency Amount in effect from time to time and as to which no P&I Advance was made (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of any Yield Maintenance Charge or Prepayment Premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of an ARD Loan after the related Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

If any Yield Maintenance Charge or Prepayment Premium is collected during any particular collection period with respect to any Mortgage Loan, then on the Distribution Date corresponding to that Collection Period, the certificate administrator will pay that Yield Maintenance Charge or Prepayment Premium in the following manner: (1) to each of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates, the product of (a) such Yield Maintenance Charge or Prepayment Premium, (b) the related Base Interest Fraction for such class, and (c) a fraction, the numerator of which is equal to the amount of principal distributed to such class for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, (2) to the Class X-A certificates, the excess, if any, of (a) the product of (i) such Yield Maintenance Charge or Prepayment Premium and (ii) a fraction, the numerator of which is equal to the amount of principal distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates for that Distribution Date, and the denominator of which is the total amount of principal distributed to all Principal Balance Certificates for that Distribution Date, over (b) the amount of such Yield Maintenance Charge or Prepayment Premium distributed to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates as described above, and (3) to the Class X-B certificates, any remaining Yield Maintenance Charge or Prepayment Premium not distributed as described above.

“Base Interest Fraction” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium, and with respect to any class of Principal Balance Certificates, a fraction (A) the numerator of which is the greater of (x) zero and (y) the difference between (i) the pass-through rate on that class, and (ii) the applicable Discount Rate and (B) the denominator of which is the difference between (i) the mortgage interest rate on the related Mortgage Loan and (ii) the applicable Discount Rate; provided, however, that:

●	under no circumstances will the Base Interest Fraction be greater than one;

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is greater than or equal to the pass-through rate on that class, then the Base Interest Fraction will equal zero; and

●	if the Discount Rate referred to above is greater than or equal to the mortgage interest rate on the related Mortgage Loan and is less than the pass-through rate on that class, then the Base Interest Fraction will be equal to 1.0.

“Discount Rate” means, with respect to any principal prepayment of any Mortgage Loan that provides for the payment of a Yield Maintenance Charge or Prepayment Premium—

●	if a discount rate was used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan or REO Loan, that discount rate, converted (if necessary) to a monthly equivalent yield, or

●	if a discount rate was not used in the calculation of the applicable Yield Maintenance Charge or Prepayment Premium pursuant to the terms of the Mortgage Loan, the yield calculated by the linear interpolation of the yields, as reported in Federal Reserve Statistical Release H.15 (519)—Selected Interest Rates under the heading “U.S. government securities/treasury constant maturities” for the week ending prior to the date of the relevant prepayment (or deemed prepayment), of U.S. Treasury constant maturities with a maturity date, one longer and one shorter, most nearly approximating the maturity date or Anticipated Repayment Date, as applicable, of that Mortgage Loan or REO Loan, such interpolated treasury yield converted to a monthly equivalent yield.

For purposes of the immediately preceding bullet, the certificate administrator or the master servicer will select a comparable publication as the source of the applicable yields of U.S. Treasury constant maturities if Federal Reserve Statistical Release H.15 is no longer published.

“Prepayment Premium” means, with respect to any Mortgage Loan, any premium, fee or other additional amount (other than a Yield Maintenance Charge) paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, that Mortgage Loan or any successor REO Loan with respect thereto (including any payoff of a Mortgage Loan by a mezzanine lender on behalf of the subject borrower if and as set forth in the related intercreditor agreement).

“Yield Maintenance Charge” means, with respect to any Mortgage Loan, any premium, fee or other additional amount paid or payable, as the context requires, by a borrower in connection with a principal prepayment on, or other early collection of principal of, a Mortgage Loan, calculated, in whole or in part, pursuant to a yield maintenance formula or otherwise pursuant to a formula that reflects the lost interest, including any specified amount or specified percentage of the amount prepaid which constitutes the minimum amount that such Yield Maintenance Charge may be.

No Prepayment Premiums or Yield Maintenance Charges will be distributed to the holders of the Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class E, Class F, Class G, Class H, Class J, Class V or Class R certificates.

For a description of Yield Maintenance Charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class	Assumed Final Distribution Date
Class A-1	September 2021
Class A-2	December 2021
Class A-3	November 2023
Class A-4	November 2026
Class A-5	November 2026
Class A-SB	June 2026
Class A-S	December 2026
Class X-A	NAP
Class X-B	NAP
Class B	December 2026
Class C	December 2026

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Structuring Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in December 2049. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any Prepayment Premium or Yield Maintenance Charge actually collected) constitute a “Prepayment Interest Excess”. Conversely, if a borrower prepays a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan in whole or in part after the Determination Date (or, with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Pari

Passu Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”. Prepayment Interest Excesses (to the extent not offset by Prepayment Interest Shortfalls or required to be paid as Compensating Interest Payments) collected on the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan, will be retained by the master servicer as additional servicing compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Pari Passu Companion Loan) on each P&I Advance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an aggregate amount, equal to the lesser of:

(i)       the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) for which it is acting as master servicer and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)       the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan (other than a Non-Serviced Mortgage Loan), Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid to the master servicer in such Collection Period, calculated at a rate of 0.00250% per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on voluntary principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the applicable Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan as a result of the master servicer allowing the related borrower to deviate (a “Prohibited Prepayment”) from the terms of the related Mortgage Loan documents regarding principal prepayments (other than (v) any Non-Serviced Mortgage Loan, (w) subsequent to a default under the related Mortgage Loan documents or if the Mortgage Loan is a Specially Serviced Loan, (x) pursuant to applicable law or a court order or otherwise in such circumstances where the master servicer is required to accept such principal prepayment in accordance with the Servicing Standard, (y) at the request or with the consent of the special servicer or, so long as no Control Termination Event has occurred or is continuing, and with respect to the Mortgage Loans other than an Excluded Loan, the Directing Certificateholder or (z) in connection with the payment of any insurance proceeds or condemnation awards), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, the master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments. The master servicer will not be required to make any compensating interest payment as a result of any prepayments on Mortgage Loans for which it does not act as master servicer.

Compensating Interest Payments with respect to any Serviced Whole Loan will be allocated among the related Mortgage Loan and the related Serviced Pari Passu Companion Loan in accordance with their respective principal amounts, and the master servicer will be required to pay the portion of such Compensating Interest Payments allocable to the related Serviced Pari Passu Companion Loan to the related Other Master Servicer.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payments for the related Distribution Date and the portion of the compensating interest payments allocable to each Non-Serviced Mortgage Loan to the extent received from the related Non-Serviced Master Servicer (such amount, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata, in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates. The Class A-S certificates will likewise be protected by the subordination of the Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates. The Class B certificates will likewise be protected by the subordination of the Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates. The Class C certificates will likewise be protected by the subordination of the Class D, Class E, Class F, Class G, Class H and Class J certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to them prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Cross-Over Date, allocation of principal on any Distribution Date will be made first, to the Class A-SB certificates, until their Certificate Balance has been reduced to the Class A-SB Planned Principal Balance for the related Distribution Date, second, to the Class A-1 certificates, until their Certificate Balance has been reduced to zero, third, to the Class A-2 certificates, until their Certificate Balance has been reduced to zero, fourth, to the Class A-3 certificates, until their Certificate Balance has been reduced to zero, fifth, to the Class A-4 certificates, until their Certificate Balance has been reduced to zero, sixth, to the

Class A-5 certificates, until their Certificate Balance has been reduced to zero, and seventh, to the Class A-SB certificates, until their Certificate Balance has been reduced to zero. On or after the Cross-Over Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates that are still outstanding, pro rata (based upon their respective Certificate Balances), without regard to the Class A-SB Planned Principal Balance, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the percentage interest in the issuing entity evidenced by the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the Subordinate Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates by the Subordinate Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-S certificates, the Class B certificates, the Class C certificates, the Class D certificates, the Class E certificates, the Class F certificates, the Class G certificates, the Class H certificates and the Class J certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class J certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which (i) the aggregate Stated Principal Balance (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer, the special servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) of the Mortgage Loans, including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date (any such deficit, a “Realized Loss”). The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

first, to the Class J certificates;

second, to the Class H certificates;

third, to the Class G certificates;

fourth, to the Class F certificates;

fifth, to the Class E certificates;

sixth, to the Class D certificates;

seventh, to the Class C certificates;

eighth, to the Class B certificates; and

ninth, to the Class A-S certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class V certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “Transaction Parties—The Trustee” or “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of Regular Certificates will be considered outstanding until its Certificate Balance or Notional Amount, as the case may be, is reduced to zero. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, based in part on information delivered to it by the master servicer or special servicer, as applicable, the certificate administrator will be required to prepare and make available to each Certificateholder of record a Distribution Date Statement providing the information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total DSCR calculated on the basis of the mortgage loan and such additional debt and

(C) the aggregate loan-to-value ratio calculated on the basis of the mortgage loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement with (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable (substantially in the form provided in the PSA, in the case of the Distribution Date Statement, which form is subject to change, and as required in the PSA in the case of the CREFC® Reports) and including substantially the following information:

(1)      a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B (the “Distribution Date Statement”);

(2)      a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)      a CREFC® historical loan modification/forbearance and corrected mortgage loan report;

(4)      a CREFC® advance recovery report;

(5)      a CREFC® total loan report;

(6)      a CREFC® operating statement analysis report;

(7)      a CREFC® comparative financial status report;

(8)      a CREFC® net operating income adjustment worksheet;

(9)      a CREFC® real estate owned status report;

(10)   a CREFC® servicer watch list;

(11)   a CREFC® loan level reserve and letter of credit report;

(12)   a CREFC® property file;

(13)   a CREFC® financial file;

(14)   a CREFC® loan setup file (to the extent delivery is required under the PSA); and

(15)   a CREFC® loan periodic update file.

The master servicer or special servicer, as applicable, may omit any information from these reports that the master servicer or special servicer regards as confidential. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower, a mortgage loan seller or another party to the PSA or a party under any Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

Before each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (to the extent delivery is required under the PSA); and

●	a CREFC® loan periodic update file.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Non-Serviced Mortgage Loan) or special servicer (with respect to REO Properties), as applicable, is also required to prepare the following for each Mortgaged Property securing a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and REO Property:

●	Within 45 days after receipt of a quarterly operating statement, if any, commencing within 45 days of receipt of such quarterly operating statement for the quarter ending March 2017, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required for a Mortgaged Property or REO Property unless such Mortgaged Property or REO Property is analyzed on a trailing 12-month basis, or if the related Mortgage Loan (other than a Non-Serviced Mortgage Loan) is on the CREFC® Servicer Watch List).

●	Within 45 days after receipt by the special servicer (with respect to REO Properties) or the master servicer (with respect to a Mortgage Loan that is not a Non-Serviced Mortgage Loan) of any annual operating statements or rent rolls (if and to the extent any such information is in the form of normalized year-end financial statements that has been based on a minimum number of months of operating results as recommended by CREFC® in the instructions to the CREFC® guidelines) commencing within 45 days of receipt of such annual operating statement for the calendar year ending December 31, 2017, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to prepare the CREFC® comparative financial status report.

Certificate Owners and any holder of a Serviced Pari Passu Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA. Otherwise, until the time Definitive Certificates are issued to evidence the certificates, the information described above will be available to the related Certificate Owners only if DTC and its participants provide the information to the Certificate Owners.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer (including, for the avoidance of doubt any Excluded Special Servicer), the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any Non-Serviced Master Servicer, any Other Master Servicer, any person (including the Directing Certificateholder) who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers an NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, an “Excluded Controlling Class Holder”), any Excluded Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loans, and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date Statement; provided, further, however, that, if the special servicer obtains knowledge that it has become a Borrower Party, the special servicer will not directly or indirectly provide any information solely related to any related Excluded Special Servicer Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Excluded Special Servicer Loan to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that the special servicer will at all times be a Privileged Person, despite such restriction on information; provided, further, however, that any Excluded Controlling Class Holder will be permitted to reasonably request and obtain from the master servicer or the special servicer, in accordance with terms of the PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded

Information is not otherwise available via the certificate administrator’s website). Notwithstanding any provision to the contrary herein, neither the master servicer nor the certificate administrator will have any obligation to restrict access by the special servicer or any Excluded Special Servicer to any information related to any Excluded Special Servicer Loan.

In determining whether any person is an additional servicer or an affiliate of the operating advisor, the certificate administrator may rely on a certification by the master servicer, the special servicer, a mortgage loan seller or the operating advisor, as the case may be.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, an Accelerated Mezzanine Loan Lender, or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or an Accelerated Mezzanine Loan Lender, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable, or (b) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor, manager or Accelerated Mezzanine Loan Lender, as applicable. For purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Accelerated Mezzanine Loan Lender” means a mezzanine lender under a mezzanine loan that has been accelerated or as to which foreclosure or enforcement proceedings have been commenced against the equity collateral pledged to secure such mezzanine loan.

“Excluded Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Excluded Information” means, with respect to any Excluded Controlling Class Loan, any information solely related to such Excluded Controlling Class Loan, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), inspection reports related to Specially Serviced Loans conducted by the special servicer or any Excluded Special Servicer and such other information as may be specified in the PSA specifically pertaining to such Excluded Controlling Class Loan and/or the related Mortgaged Properties, other than such information with respect to such Excluded Controlling Class Loan(s) that is aggregated with information of other Mortgage Loans at a pool level.

“Excluded Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party. As of the Closing Date, it is expected that there will be no Excluded Loans with respect to this securitization.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification contained on the certificate administrator’s website (which may be a click-through confirmation), representing (i) that such person executing the certificate is a Certificateholder, the Directing Certificateholder (to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Holder or a prospective purchaser of a certificate (or any investment advisor, manager or other representative of the foregoing), (ii) that either (a) such person is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Excluded Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, such person will only receive access to the Distribution Date Statements prepared by the certificate administrator, (iii) (other than with respect to a Companion Holder) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Excluded Controlling Class Holder (i) will be permitted to reasonably request and obtain from the master servicer or the special servicer, as applicable, in accordance with terms of PSA, any Excluded Information relating to any Excluded Controlling Class Loan with respect to which such Excluded Controlling Class Holder is not a Borrower Party (if such Excluded Information is not otherwise available via the certificate administrator’s website) and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Excluded Controlling Class Loan. The Certificate Administrator may require that Investor Certifications be re-submitted from time to time in accordance with its policies and procedures and will restrict access to the Certificate Administrator’s Website to any mezzanine lender upon notice from any party to the Pooling and Servicing Agreement that such mezzanine lender has become an Accelerated Mezzanine Loan Lender.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a Borrower Party, or any affiliate of any of such persons will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by an Excluded Controlling Class Holder will not be deemed to be outstanding as to such Excluded Controlling Class Holder solely with respect to any related Excluded Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Excluded Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA, waive a Servicer Termination Event or trigger an Asset Review (with respect to an Asset Review and any Mortgage Loan Seller, solely with respect to any related Mortgage Loan subject to the Asset Review); provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or special servicer, as applicable, the master servicer and special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 Information Provider’s website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Under the PSA, the master servicer or the special servicer, as applicable, is required to provide or make available to the holders of any Companion Loan (or their designee including the master servicer or special servicer) certain other reports, copies and information relating to the related Serviced Whole Loan to the extent required under the related Intercreditor Agreement.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date Statements, CREFC® reports and supplemental notices with respect to such Distribution Date Statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as Bloomberg, L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit Group Limited, BlackRock Financial Management Inc., CMBS.com, Moody’s Analytics and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification to the master servicer or special servicer, as applicable, the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer or special servicer, as the case may be, at the expense of such Certificateholder; provided that in connection with such request, the master servicer or special servicer, as applicable, may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer or special servicer, as applicable, generally to the effect that such person will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Upon the request of any Privileged Person (other than the NRSROs) to receive copies of annual operating statements, budgets and rent rolls either collected by the master servicer or special servicer or caused to be prepared by the special servicer in respect of each REO Property, the master servicer or the special servicer, as the case may be, will be required to deliver copies of such items to the certificate administrator to be posted on the certificate administrator’s website. Certificateholders will not, however, be given access to or be provided copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date Statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the Closing Date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date Statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the annual reports as provided by the operating advisor;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer; and

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

○	any appraisals delivered in connection with any Asset Status Report;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator or any notice to Certificateholders of the termination of the master servicer or special servicer;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event has occurred or is terminated or that a Consultation Termination Event has occurred or is terminated (provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of an Excluded Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Excluded Loan);

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any Attestation Reports delivered to the certificate administrator; and

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

●	the “Investor Q&A Forum”; and

●	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is an Excluded Controlling Class Holder, such Excluded Controlling Class Holder is required to promptly notify the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide an Investor Certification pursuant to the PSA and will not be entitled to access any Excluded Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Excluded Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is an Excluded Controlling Class Holder. The PSA will require each Excluded Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Excluded Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not an Excluded Controlling Class Holder, such person will certify and agree that they will not share any Excluded Information with any Excluded Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Excluded Information relating to any Excluded Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Excluded Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Excluded Controlling Class Loan will be permitted to obtain such information in accordance with terms of the PSA.

Any reports on Form 10-D filed by the certificate administrator will (i) contain the information required by Rule 15Ga-1(a) concerning all Mortgage Loans held by the issuing entity that were the subject of a demand to repurchase or replace due to a breach or alleged breach of one or more representations and warranties made by the related mortgage loan seller, (ii) contain a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer, (iii) contain certain account balances to the extent available to the certificate administrator and (iv) incorporate the most recent Form ABS-EE filing by reference (which such Form ABS-EE will be filed on or prior to the filing of the applicable report on Form 10-D).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance with the PSA.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date Statements, (b) the master servicer or special servicer relating to servicing reports prepared by that party, the applicable Mortgage Loans (excluding each Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at www.ctslink.com. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at 866-846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date Statement and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will permit the master servicer and the special servicer, at their respective sole cost and expense, to make available by electronic media, bulletin board service or internet website any reports or other information the master servicer or the special servicer, as applicable, is required or permitted to provide to any party to the PSA, the Rating Agencies or any Certificateholder or any prospective Certificateholder that has provided the master servicer or the special servicer, as applicable, with an Investor Certification or has executed a “click-through” confidentiality agreement in accordance with the PSA to the extent such action does not conflict with the terms of the PSA (including, without limitation, any requirements to keep Privileged Information confidential), the terms of the Mortgage Loans or applicable law. However, the availability of such information or reports on the internet or similar electronic media will not be deemed to satisfy any specific delivery requirements in the PSA except as set forth therein.

Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)  2% in the case of the Class X Certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)  in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, operating advisor or asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer, the operating advisor or the asset representations reviewer as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date;

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective Percentage Interests.

The Class V and Class R certificates will not be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates (other than the Class X Certificates) will be issued, maintained and transferred in the book-entry form only in minimum denominations of $10,000 initial Certificate Balance, and in multiples of $1 in excess of $10,000. The Class X-A and Class X-B Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $1,000,000 and in integral multiples of $1 in excess of $1,000,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “―Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of the Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Corporate Trust Administration Group – WFCM 2016-C37

With a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investor is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, and (ii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates. In addition, upon written request to the certificate administrator of any Certificateholder or certificate owner (if applicable) that has provided an Investor Certification, the certificate administrator is required to promptly notify such Certificateholder or certificate owner of the identity of the then-current Directing Certificateholder.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, an “MLPA”), between the related mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, among other things, generally the following documents (except that the documents with respect to any Non-Serviced Whole Loans (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       the original Mortgage Note, endorsed on its face or by allonge to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the related mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)      the original or a copy of the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      an original assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(iv)      the original or a copy of any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an original assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(vi)      the original assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)     originals or copies of all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the original or a copy of the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any filed copies (bearing evidence of filing) or evidence of filing of any Uniform Commercial Code financing statements, related amendments and continuation statements in the possession of the related mortgage loan seller;

(x)      an original assignment in favor of the trustee of any financing statement executed and filed in favor of the related mortgage loan seller or an affiliate thereof in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy thereof certified to be the copy of such assignment submitted or to be submitted for recording);

(xi)      the original or a copy of any intercreditor agreement relating to existing debt of the borrower, including any Intercreditor Agreement relating to a Serviced Whole Loan;

(xii)     the original or copies of any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    the original or a copy of any ground lease, ground lessor estoppel, environmental insurance policy, environmental indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    the original or a copy of any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     the original or a copy of any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and/or request for the issuance of a new comfort letter in favor of the trustee, in each case as applicable;

(xvi)     the original or a copy of any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    the original or a copy of any related mezzanine intercreditor agreement;

(xviii)   the original or a copy of all related environmental insurance policies; and

(xix)    a list related to such Mortgage Loan indicating the related Mortgage Loan documents included in the related Mortgage File as of the Closing Date;

provided that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, generally the following documents in electronic format:

(a)	A copy of each of the following documents:

(i)         the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)        the Mortgage, together with a copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iii)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording (if in the possession of the applicable mortgage loan seller);

(iv)       all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(v)        the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(vi)       any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(vii)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan, and any related mezzanine intercreditor agreement;

(viii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(ix)       any ground lease, related ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(x)        any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xi)       any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or a Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or a Serviced Whole Loan;

(xii)      any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)     all related environmental reports; and

(xiv)     all related environmental insurance policies;

(b)	a copy of any engineering reports or property condition reports;

(c)	other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)	for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)	a copy of all legal opinions (excluding attorney-client communications between the related mortgage loan seller or an affiliate thereof, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)	a copy of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the closing of the related Mortgage Loan;

(g)	a copy of the appraisal for the related Mortgaged Property(ies);

(h)	for any Mortgage Loan that the related Mortgaged Property(ies) is leased to a single tenant, a copy of the lease;

(i)	a copy of the applicable mortgage loan seller’s asset summary;

(j)	a copy of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)	a copy of all zoning reports;

(l)	a copy of financial statements of the related mortgagor;

(m)	a copy of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)	a copy of all UCC searches;

(o)	a copy of all litigation searches;

(p)	a copy of all bankruptcy searches;

(q)	a copy of any origination settlement statement;

(r)	a copy of the insurance summary report;

(s)	a copy of organizational documents of the related mortgagor and any guarantor;

(t)	a copy of all escrow statements related to the escrow account balances as of the Mortgage Loan origination date;

(u)	a copy of all related environmental reports that were received by the applicable mortgage loan seller;

(v)	a copy of any closure letter (environmental); and

(w)	a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties;

in each case, to the extent that the originator received such documents or information in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan (other than documents that would not be included in connection with the origination of the Mortgage Loan because such document is inapplicable to the origination of a Mortgage Loan of that structure or type), the Diligence File will be required to include a statement to that effect. No information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications will constitute part of the Diligence File. It is generally not required to include any of the same items identified above again if such items have already been included under another clause of the definition of Diligence File, and the Diligence File will be required to include a statement to that effect. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or is defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and, in either case, such omission, defect or breach materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury Regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a “qualified mortgage” (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)	such mortgage loan seller’s discovery of the Material Defect or receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)	in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, the earlier of (A) discovery by the related mortgage loan seller or any party to the PSA of such Material Defect, or (B) receipt of a Breach Notice by the mortgage loan seller,

(A)	cure such Material Defect in all material respects, at its own expense,

(B)	repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(C)	substitute a Qualified Substitute Mortgage Loan (other than with respect to any Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution;

provided that no such substitution may occur on or after the second anniversary of the Closing Date; provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan or REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to any related Whole Loan, for which no substitution will be permitted), if it is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period; provided that if any such Material Defect is not cured after the initial cure period and any such extended cure period solely due to the failure of the mortgage loan seller to have received the recorded document, then the mortgage loan seller will be entitled to continue to defer its cure, repurchase and/or substitution obligations in respect of such Material Defect until eighteen (18) months after the closing date so long as the mortgage loan seller certifies to the trustee, the master servicer, the special servicer, the Directing Certificateholder (prior to the occurrence and continuance of a Consultation Termination Event) and the certificate administrator no less than every ninety (90) days beginning at the end of such extended cure period, that the Material Defect is still in effect solely because of its failure to have received the recorded document and that the mortgage loan seller is diligently pursuing the cure of such Material Defect (specifying the actions being taken). Notwithstanding the foregoing, there will be no such 90-day extension if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

However, a delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to cure, repurchase or substitute for (or make a Loss of Value Payment with respect to) the related Mortgage Loan if (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a notice of such Material Defect as required by the terms of the MLPA or the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report), (iii) such Material Defect does not relate to the applicable Mortgage Loan not being a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective obligation to be treated as a qualified mortgage, and (iv) such delay precludes the mortgage loan seller from curing such Material Defect. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, self storage facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release in lieu of repurchase would not (A) cause any Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any Trust REMIC or the issuing entity and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the master servicer or the special servicer, as applicable, (in either case with the consent of the Directing Certificateholder in respect of any Mortgage Loan that is not an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code

Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

In addition, each MLPA provides that, with respect to any Non-Serviced Whole Loan, if a material document defect exists under the related Non-Serviced PSA, and the related seller repurchases the related Non-Serviced Companion Loan from the related Non-Serviced Securitization Trust, such mortgage loan seller is required to repurchase the related Non-Serviced Mortgage Loan; provided, however, that no such repurchase obligation will apply to any material document defect related solely to the promissory notes for any Companion Loan contained in the related Non-Serviced Securitization Trust.

With respect to any Mortgage Loan, the “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan (excluding, for such purpose, the related Companion Loan, if applicable)) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on an ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid) and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan or related REO Loan (excluding, for such purposes, any Companion Loan, if any), (4) solely in the case of a repurchase or substitution by a mortgage loan seller, all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation (or, in the case of Ladder Capital Finance LLC, enforcement of the payment guarantee obligations of Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP pursuant to the Mortgage Loan Purchase Agreement to which Ladder Capital Finance LLC is a party), including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions”, (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan or related REO Loan (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased during the initial 90-day period or, if applicable, prior to the expiration of the additional 90-day period immediately following the initial 90-day period) and (6) solely in the case of a repurchase or substitution by the related mortgage loan seller, the Asset Representations Reviewer Asset Review Fee for such Mortgage Loan, to the extent not previously paid by the related mortgage loan seller.

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to any Whole Loan, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a material breach or document defect exists that must, on the date of substitution:

(a)    have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed

Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year consisting of twelve 30-day months);

(e)       have a remaining term to stated maturity not greater than, and not more than two years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)        have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)       comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related Mortgage File;

(i)        have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)        constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the related mortgage loan seller’s expense);

(k)       not have a maturity date or an amortization period that extends to a date that is after the date five years prior to the Rated Final Distribution Date;

(l)        have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)      not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the related mortgage loan seller);

(n)       have been approved, so long as no Control Termination Event has occurred and is continuing and the affected Mortgage Loan is not an Excluded Loan, by the Directing Certificateholder;

(o)       prohibit defeasance within two years of the Closing Date;

(p)       not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of any Trust REMIC or the imposition of tax on the Trust or any Trust REMIC other than a tax on income expressly permitted or contemplated to be imposed by the terms of the PSA, as determined by an opinion of counsel at the cost of the related mortgage loan seller;

(q)       have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)        be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate, the Asset Representations Reviewer Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee the certificate administrator and, prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided that with respect to the obligations of Ladder Capital Finance LLC, pursuant to the related MLPA, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP will agree to guarantee payment in connection with the performance of such obligations; provided, further, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller (or, in the case of Ladder Capital Finance LLC, any of that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) may cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for (i) the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and (ii) the amount of any fees of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller (or, in the case of mortgage loans sold by Ladder Capital Finance LLC, each of that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of

Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP) will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller (or, in the case of Ladder Capital Finance LLC, that mortgage loan seller, Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and/or Series TRS of Ladder Capital Finance Holdings LLLP) will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller (or other applicable party) will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and (subject to the discussion above regarding Ladder Capital Finance LLC) none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the related MLPA to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of the Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Serviced Companion Loan and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and any related Intercreditor Agreement.

Each Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be deemed to include the servicing and administration of the related Serviced Companion Loans but not to include any Non-Serviced Mortgage Loan, any Non-Serviced Companion Loan and any related REO Property.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties. In the case of any Serviced Whole Loan, certain provisions of the related Intercreditor Agreement are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

Certain provisions of each Non-Serviced PSA relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loans, the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred and is continuing and other than in respect of an Excluded Loan) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver the Diligence File for each of its Mortgage Loans to the depositor by uploading such Diligence File to the designated website within 60 days following the Closing Date, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will be required to diligently service and administer the Mortgage Loans (excluding each Non-Serviced Mortgage Loan), any related Serviced Pari Passu Companion Loan and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan) for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related

Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care: (1) the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and (2) the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or special servicer, as the case may be, with a view to: (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or any Serviced Whole Loan or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Pari Passu Companion Loan, and the best interests of the issuing entity and the Certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder of the related Companion Loan (as a collective whole as if such Certificateholders and the holder or holders of the related Companion Loan constituted a single lender), taking into account the subordinate or pari passu nature, as applicable, of the related Companion Loan), as determined by the master servicer or special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or special servicer, as the case may be, or any of their respective affiliates, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of (i) a Non-Serviced Mortgage Loan and a Non-Serviced Companion Loan or (ii) any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer or special servicer, or any of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or special servicer or any of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Pari Passu Companion Loan or sale by the special servicer of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the related borrower on similar non-defaulted debt of such borrower as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of each Non-Serviced Mortgage Loan, the master servicer and the special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of its respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any Serviced Pari Passu Companion Loan to one or more third-party sub-servicers, provided that the master servicer and the special servicer, as applicable, will remain obligated under the PSA. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may, except with respect to certain initial Sub-Servicing Agreements, assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer, the certificate administrator or the depositor pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, or (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement to which the depositor is a party. The master servicer or special servicer, as applicable, will be required to monitor the performance of sub-servicers retained by it and will have the right to remove a sub-servicer retained by it at any time it considers removal to be in the best interests of Certificateholders. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to make material servicing decisions, such as loan modifications or determinations as to the manner or timing of enforcing remedies under the Mortgage Loan documents, without the consent of the master servicer or special servicer, as applicable.

Generally, the master servicer will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer, without regard to whether the master servicer’s compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, only to the same extent the master servicer is reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “P&I Advance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be nonrecoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1) all Periodic Payments (other than balloon payments) (net of any applicable Servicing Fees) that were due on the Mortgage Loans (including any Non-Serviced Mortgage Loan) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the P&I Advance Date; and

(2) in the case of each Mortgage Loan that is delinquent in respect of its balloon payment as of the P&I Advance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including any Non-Serviced Mortgage Loan) or REO Loan (other than any portion of an REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been determined with respect to any Mortgage Loan (or, in the case of a Non-Serviced Whole Loan, an appraisal reduction has been made in accordance with the related Non-Serviced PSA and the master servicer has notice of such appraisal reduction amount) and such Mortgage Loan experiences subsequent delinquencies, then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, Yield Maintenance Charges, Prepayment Premiums or Excess Interest or with respect to any Companion Loan.

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Companion Loan, as applicable, in respect of which a default, delinquency or other unanticipated event has occurred or is reasonably foreseeable, or, in connection with the servicing and administration of any Mortgaged Property securing such a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or REO Property (other than REO Property related to a Non-Serviced Mortgage Loan), in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, none of the master servicer, the special servicer or the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Pari Passu Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer, in its sole discretion, may make such Servicing Advance, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within a specified number of days as set forth in the PSA, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed, the master servicer will be deemed to have made the special servicer’s Servicing Advance as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loans under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to any Serviced Whole Loan. With respect to a Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make property protection advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, none of the master servicer, the special servicer or the trustee will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Pari Passu Mortgage Loan, to the master servicer or special servicer under the pooling and servicing agreement governing any securitization trust into which a related Serviced Pari Passu Companion Loan is deposited, and, with respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer and Non-Serviced Special Servicer), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, but will not be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is nonrecoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is nonrecoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is nonrecoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) (i) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, and (ii) the related Mortgaged Properties in their “as-is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (b) estimated future expenses, (c) estimated timing of recoveries, and (d) the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee because there is insufficient principal available for such recovery, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination that an Advance is nonrecoverable) at any time and may obtain at the expense of the issuing entity any reasonably required analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, but is not binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

With respect to a Non-Serviced Whole Loan, if any servicer under the related Non-Serviced PSA determines that a principal and interest advance with respect to the related Non-Serviced Companion Loan, if made, would be nonrecoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to such Non-Serviced Mortgage Loan. Similarly, with respect to a Non-Serviced Mortgage Loan, if the master servicer or the special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be nonrecoverable, such determination will not be binding on the related Non-Serviced Master Servicer and Non-Serviced Trustee as such determination relates to any proposed P&I Advance with respect to the related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Recovery of Advances

The master servicer, the special servicer and the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of the Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan or Mortgaged Property (“Related Proceeds”). The master servicer, the special servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of any Serviced Pari Passu Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. If a Servicing Advance by the master servicer or the special servicer (or trustee, as applicable) on a Serviced Whole Loan becomes a Nonrecoverable Advance and the master servicer, the special servicer or the trustee, as applicable, is unable to recover such amounts from related proceeds or the related Companion Loan, as applicable, the master servicer, the special servicer or the trustee (as applicable) will be permitted to recover such Nonrecoverable Advance (including interest thereon) out of general collections on or relating to the Mortgage Loans on deposit in the Collection Account.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that, with respect to any Mortgage Loan other than an Excluded Loan, any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the

Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections on or relating to the Mortgage Loans deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use its reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, which means (1) that party determines in its sole discretion that waiting 15 days after such a notice could jeopardize its ability to recover such Nonrecoverable Advance, (2) changed circumstances or new or different information becomes known to that party that could affect or cause a determination or whether any Advance is a Nonrecoverable Advance or whether to deter reimbursement of a Nonrecoverable Advance or the determination in clause (1) above, or (3) in the case of the master servicer, it has not timely received from the trustee information required by the master servicer to consider in determining whether to defer reimbursement of a Nonrecoverable Advance. If any of the circumstances described in clause (1), clause (2) or clause (3) above apply, the master servicer or trustee, as applicable, must give the 17g-5 Information Provider notice (in accordance with the procedures regarding Rule 17g-5 set forth in the PSA) of the anticipated reimbursement as soon as reasonably practicable. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement or right to obtain reimbursement.

The master servicer, the special servicer and the trustee will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, the master servicer, the special servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances if the related Periodic Payment is received on or before the related Due Date and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the P&I Advance Date. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York City edition.

See “—Servicing of the Non-Serviced Mortgage Loans” for reimbursements of servicing advances made in respect of a Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account on a daily basis (and in no event later than the 2nd business day following receipt in available and properly identified funds) all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, the special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loan or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on any Whole Loan will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (each, a “Companion Distribution Account”) with respect to any Serviced Companion Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of such Serviced Companion Loan in such Companion Distribution Account. The issuing entity will only be entitled to amounts on deposit in any Companion Distribution Account to the extent these funds are not otherwise payable to the holder of a Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Companion Distribution Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account, to the extent of funds on deposit in such Collection Account and in respect of the Mortgage Loans, on the related P&I Advance Date, the Available Funds for such Distribution Date and any Yield Maintenance Charges or Prepayment Premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account” and a “Upper-Tier REMIC Distribution Account”, both of which may be sub-accounts of a single account, (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account, plus, among other things, any P&I Advances less amounts, if any, distributable to the Class V and Class R certificates) as set forth in the PSA generally to make distributions of interest and principal from Available

Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the P&I Advance Date occurring each February and on any P&I Advance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Due Date in the month preceding the month in which the P&I Advance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the P&I Advance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the holders of the Class V certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account and will be applied on the applicable Distribution Date as part of Available Funds to all amounts due and payable on the Regular Certificates (including to reimburse for Realized Losses previously allocated to such certificates), and, to the extent not so applied, such gains will be held and applied to all amounts due and payable on the Regular Certificates and to offset future Realized Losses, if any (as determined by the special servicer). Any remaining amounts will be distributed on the Class R certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (each, an “REO Account”) for collections from REO Properties for which the special servicer is responsible. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Distribution Accounts, the Interest Reserve Account, the Companion Distribution Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Accounts are collectively referred to as the “Securitization

Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer will be payable to each of them as additional compensation, and each of them will be required to bear any losses resulting from its investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the applicable Companion Distribution Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to any Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)         to remit on each P&I Advance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any Prepayment Premiums or Yield Maintenance Charges attributable to the Mortgage Loans on the related Distribution Date or (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer in the applicable one-month period ending on the related Determination Date, if any;

(ii)        to pay or reimburse the master servicer, the special servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to any Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)       to pay to the master servicer and special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)       to pay to the operating advisor the Operating Advisor Consulting Fee (but, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(v)        to pay to the asset representations reviewer the Asset Representations Reviewer Fee and any unpaid Asset Representations Reviewer Asset Review Fee (but only to the extent such Asset Representations Reviewer Asset Review Fee is to be paid by the issuing entity);

(vi)        to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(vii)       to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(viii)      to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the related mortgage loan seller’s obligations under the applicable section of the related MLPA;

(ix)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(x)        to pay itself and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the Companion Distribution Account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xi)       to recoup any amounts deposited in the Collection Account in error;

(xii)      to the extent not reimbursed or paid pursuant to any of the above clauses, to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA;

(xiii)     to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xiv)      to pay any applicable federal, state or local taxes imposed on any Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xv)      to pay the CREFC® Intellectual Property Royalty License Fee;

(xvi)     to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xvii)     to pay the related mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement;

(xviii)    to remit to the certificate administrator for deposit in the Interest Reserve Account the amounts required to be deposited in the Interest Reserve Account pursuant to the PSA;

(xix)     to remit to the companion paying agent for deposit into the Companion Distribution Account the amounts required to be deposited pursuant to the PSA; and

(xx)      to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Mortgage Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on the related Companion Loan or from general collections with respect to the securitization of the related Companion Loan. If the master servicer makes, with respect to any related Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Pari Passu Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan or a Non-Serviced Mortgage Loan) or the special servicer (with respect to Specially Serviced Loans and REO Properties) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Pari Passu Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Pari Passu Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans”.

If a P&I Advance is made with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The parties to the PSA other than the depositor will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the parties to the PSA from amounts that the issuing entity is entitled to receive. In addition, CREFC® will be entitled to a license fee for use of its names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the parties to the PSA other than the depositor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Fees
Master Servicing Fee / Master Servicer	With respect to the Mortgage Loans and any related Serviced Companion Loan, the product of the monthly portion of the related annual Servicing Fee Rate calculated on the Stated Principal Balance of such Mortgage Loan and any related Serviced Companion Loan.	Out of recoveries of interest with respect to the related Mortgage Loan (and any related Serviced Companion Loan) or if unpaid after final recovery on the related Mortgage Loan, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Special Servicing Fee / Special Servicer	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Specially Serviced Loans, the product of the monthly portion of the related annual Special Servicing Fee Rate calculated on the Stated Principal Balance of such Specially Serviced Loan.	First, from liquidation proceeds, insurance and condemnation proceeds, and collections in respect of the related Mortgage Loan (and any related Serviced Companion Loan), and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Workout Fee / Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and the related Serviced Companion Loan that are Corrected Loans, the Workout Fee Rate multiplied by all payments of interest and principal received on such Mortgage Loan and the related Serviced Companion Loan for so long as they remain a Corrected Loan.	Out of each collection of interest, principal, and prepayment consideration received on the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Liquidation Fee /Special Servicer(2)	With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan that is a Specially Serviced Loan (or REO Property) for which the special servicer obtains (i) a full, partial or discounted payoff, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds, or (iii) Loss of Value Payments, an amount calculated by application of a Liquidation Fee Rate to the related payment or proceeds (exclusive of default interest).	From any Liquidation Proceeds, Insurance and Condemnation Proceeds, Loss of Value Payments and any other revenues received with respect to the related Mortgage Loan (and each related Serviced Companion Loan) and then from general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Time to time
Additional Servicing Compensation / Master Servicer and/or Special Servicer(3)	All modification fees, assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and other similar fees actually collected on the Mortgage Loans (other than a Non-Serviced Mortgage	Related payments made by borrowers with respect to the related Mortgage Loans and any related Serviced Companion Loan.	Time to time

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
Loan) and any related Serviced Companion Loan.
Certificate Administrator / Trustee Fee / Certificate Administrator	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Certificate Administrator / Trustee Fee / Trustee	With respect to each Distribution Date, an amount equal to the monthly portion of the annual Certificate Administrator/Trustee Fee	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account.	Monthly
Operating Advisor Fee / Operating Advisor	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Operating Advisor Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and each related Companion Loan).	First, out of recoveries of interest with respect to the related Mortgage Loan and then, if the related Mortgage Loan has been liquidated, out of general collections on deposit in the Collection Account with respect to the other Mortgage Loans.	Monthly
Operating Advisor Consulting Fee / Operating Advisor	$10,000 for each Major Decision made with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan and each related Companion Loan) or, with respect to the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates, such lesser amount as the related borrower agrees to pay with respect to such Mortgage Loan.	Payable by the related borrower when incurred during the period when the outstanding Certificate Balances of the Control Eligible Certificates have not been reduced to zero as a result of the allocation of Realized Losses to such certificates; and when incurred subsequent to such period, out of general collections on deposit in the Collection Account.	Time to time
Asset Representations Reviewer Fee / Asset Representations Reviewer	With respect to each Distribution Date, an amount equal to the product of the monthly portion of the annual Asset Representations Reviewer Fee Rate multiplied by the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding each Companion Loan).	Out of general collections on deposit in the Collection Account.	Monthly
Asset Representations Reviewer Upfront Fee	A fee of $5,000 on the Closing Date.	Payable by the mortgage loan sellers.	At closing
Asset Representations Reviewer Asset Review Fee	For each Delinquent Loan, the sum of: (i) $15,000, plus (ii) $1,500 per additional Mortgaged Property in excess	Payable by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is	In connection with each Asset Review with respect to a

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
	of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $1,500 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,500 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review.	insolvent or fails to pay such amount within 90-days of written request by the asset representations reviewer, such fee will be paid by the trust out of general collections on deposit in the Collection Account.	Delinquent Loan.
Servicing Advances / Master Servicer, Special Servicer or Trustee	To the extent of funds available, the amount of any Servicing Advances.	First, from funds collected with respect to the related Mortgage Loan (and any related Serviced Companion Loan), and then with respect to any Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections with respect to Mortgage Loans on deposit in the Collection Account, subject to certain limitations.	Time to time
Interest on Servicing Advances / Master Servicer, Special Servicer or Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of late payment charges and default interest on the related Mortgage Loan (and any related Serviced Companion Loan), and then, after or at the same time such Servicing Advance is reimbursed, out of any other amounts then on deposit in the Collection Account, subject to certain limitations.	Time to time
P&I Advances / Master Servicer and Trustee	To the extent of funds available, the amount of any P&I Advances.	First, from funds collected with respect to the related Mortgage Loan and then, with respect to a Nonrecoverable Advance or a Workout-Delayed Reimbursement Amount, out of general collections on deposit in the Collection Account.	Time to time
Interest on P&I Advances / Master Servicer and Trustee	At a rate per annum equal to the Reimbursement Rate calculated on the number of days the related Advance remains unreimbursed.	First, out of default interest and late payment charges on the related Mortgage Loan and then, after or at the same time such P&I Advance is reimbursed, out of general collections then on deposit in	Monthly

Type/Recipient(1)	Amount(1)	Source(1)	Frequency
the Collection Account with respect to the other Mortgage Loans.
Indemnification Expenses / Trustee, Certificate Administrator, Depositor, Master Servicer, Special Servicer, Operating Advisor or Asset Representations Reviewer and any director, officer, employee or agent of any of the foregoing parties	Amount to which such party is entitled for indemnification under the PSA.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account or the Distribution Account (and, under certain circumstances, from collections on any Serviced Companion Loan)	Time to time
CREFC® Intellectual Property Royalty License Fee / CREFC®	With respect to each Distribution Date, an amount equal to the product of the CREFC® Intellectual Property Royalty License Fee Rate multiplied by the outstanding principal amount of each Mortgage Loan.	Out of general collections with respect to Mortgage Loans on deposit in the Collection Account.	Monthly
Expenses of the issuing entity not advanced (which may include reimbursable expenses incurred by the operating advisor or asset representations reviewer, expenses relating to environmental remediation or appraisals, expenses of operating REO Property and expenses incurred by any independent contractor hired to operate REO Property)	Based on third party charges.	First from collections on the related Mortgage Loan (income on the related REO Property), if applicable, and then from general collections with respect to Mortgage Loans in the Collection Account (and custodial accounts with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	With respect to any Mortgage Loan and any related Serviced Companion Loan (or any Specially Serviced Loan) in respect of which an REO Property was acquired, all references to Mortgage Loan, Companion Loan, Specially Serviced Loan in this table will be deemed to also be references to or to also include any REO Loans. With respect to each Non-Serviced Mortgage Loan, the related master servicer, special servicer, certificate administrator, trustee, operating advisor, if any, and/or asset representations reviewer, if any, under the related Non-Serviced PSA will be entitled to receive similar fees and reimbursements with respect to that Non-Serviced Mortgage Loan in amounts, from sources and at frequencies that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to each Non-Serviced Whole Loan), such amounts may be reimbursable from general collections on the other Mortgage Loans to the extent not recoverable from the related Non-Serviced Whole Loan. In connection with the servicing and administration of any Serviced Whole Loan pursuant to the terms of the PSA and the related Intercreditor Agreement, the master servicer and special servicer will be entitled to servicing compensation, without duplication, with respect to the related Serviced Pari Passu Companion Loan as well as the related Mortgage Loan to the extent consistent with the PSA and not prohibited by the related Intercreditor Agreement.

(2)	Subject to certain offsets as described below. Circumstances as to when a Liquidation Fee is not payable are set forth in this “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” section.

(3)	Allocable between the master servicer and the special servicer as provided in the PSA.

Master Servicing Compensation

The fee of the master servicer including the fee of any primary or other sub-servicer (the “Servicing Fee”) will be payable monthly from amounts allocable in respect of interest received in respect of each Mortgage Loan, Serviced Companion Loan (to the extent not prohibited under the related Intercreditor Agreement) and REO Loan (other than the portion of any REO Loan related to any Non-Serviced Companion Loan) (including Specially Serviced Loans and any Non-Serviced Mortgage Loan constituting a “specially serviced loan” under any related Non-Serviced PSA), and will accrue at a rate (the “Servicing Fee Rate”) on the Stated Principal Balance of such Mortgage Loan, Serviced Companion Loan or REO Loan, equal to a per annum rate ranging from 0.00375% to 0.06250%. The Servicing Fee payable to the master servicer with respect to any related Serviced Companion Loan will be payable, subject to the terms of the related Intercreditor Agreement, from amounts payable in respect of the related Companion Loan.

In addition to the Servicing Fee, the master servicer will be entitled to retain, as additional servicing compensation (other than with respect to a Non-Serviced Mortgage Loan), the following amounts to the extent collected from a borrower relating to a Mortgage Loan:

●	100% of Excess Modification Fees related to any modifications, waivers, extensions or amendments of any such Mortgage Loans (other than a Non-Serviced Mortgage Loan) that are not Specially Serviced Loans and any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement that are Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such Excess Modification Fees;

●	100% of all assumption application fees and other similar items received on any such Mortgage Loans that are non-Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) to the extent the master servicer is processing the underlying transaction and 100% of all defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include any modification fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA);

●	100% of assumption, waiver, consent and earnout fees and other similar fees (other than assumption application fees and defeasance fees) pursuant to the PSA on any such Mortgage Loans that are not Specially Serviced Loans (including any related Serviced Companion Loan to the extent not prohibited by the related Intercreditor Agreement) relating to Master Servicer Decisions; provided that if any such matter involves a Major Decision, then the master servicer will be entitled to 50% of such assumption, waiver, consent and earnout fees and other similar fees;

●	with respect to accounts held by the master servicer, 100% of charges by the master servicer collected for checks returned for insufficient funds;

●	100% of charges for beneficiary statements or demands actually paid by the related borrowers under such Mortgage Loans (and any related Serviced Companion Loan) that are not Specially Serviced Loans;

●	the excess, if any, of Prepayment Interest Excesses over Prepayment Interest Shortfalls arising from any principal prepayments on such Mortgage Loans and any related Serviced Pari Passu Companion Loan; and

●	late payment charges and default interest paid by such borrowers (that were accrued while the related Mortgage Loans (other than a Non-Serviced Mortgage Loan) or any related Serviced Companion Loan (to the extent not prohibited by the related Intercreditor Agreement) were not Specially Serviced Loans), but only to the extent such late payment charges and default interest are not needed to pay interest on Advances or certain additional trust fund expenses (excluding Special Servicing Fees, Liquidation Fees and Workout Fees) incurred with respect to the related Mortgage Loan or, if provided under the related Intercreditor Agreement, any related Serviced Companion Loan since the Closing Date.

Notwithstanding anything to the contrary, (A) the master servicer shall be entitled to that portion, if any, of a penalty charge collected on a Specially Serviced Loan to the extent accrued prior to the related Servicing Transfer Event and (B) if the related Special Servicer has partially waived any penalty charge (part of which accrued prior to the related Servicing Transfer Event), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge and retain reasonable review fees in connection with any borrower request to the extent such fees are not prohibited under the related Mortgage Loan documents and are actually paid by or on behalf of the related borrower. In addition, the master servicer also is authorized but not required to invest or direct the investment of funds held in the related Collection Account and Companion Distribution Account in Permitted Investments, and the master servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA. The master servicer also is entitled to retain any interest earned on any servicing escrow account maintained by the master servicer, to the extent the interest is not required to be paid to the related borrowers.

See “—Modifications, Waivers and Amendments”.

“Excess Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, the sum of (A) the excess, if any, of (i) any and all Modification Fees with respect to a modification, waiver, extension or amendment of any of the terms of such Mortgage Loan or Serviced Whole Loan, over (ii) all unpaid or unreimbursed additional expenses (including, without limitation, reimbursement of Advances and interest on Advances to the extent not otherwise paid or reimbursed by the borrower but excluding Special Servicing Fees, Workout Fees and Liquidation Fees) outstanding or previously incurred on behalf of the issuing entity with respect to the related Mortgage Loan or Serviced Whole Loan, and reimbursed from such Modification Fees and (B) expenses previously paid or reimbursed from Modification Fees as described in the preceding clause (A), which expenses have been recovered from the related borrower or otherwise.

“Modification Fees” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Companion Loan, any and all fees with respect to a modification, extension, waiver or amendment that modifies, extends, amends or waives any term of such Mortgage Loan documents and/or related Serviced Companion Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer, as applicable (other than all assumption fees, assumption application fees, consent fees, defeasance fees, Special Servicing Fees, Liquidation Fees or Workout Fees).

With respect to the master servicer and the special servicer, the Excess Modification Fees collected and earned by such person from the related borrower (taken in the aggregate with any other Excess Modification Fees collected and earned by such person from the related borrower within the prior 12 months of the collection of the current Excess Modification Fees) will be subject to a cap of 1.0% of the outstanding principal balance of the related Mortgage Loan or Serviced Whole Loan on the closing date of the related modification, extension, waiver or amendment (after giving effect to such modification, extension, waiver or amendment) with respect to any Mortgage Loan or Serviced Whole Loan.

The Servicing Fee is calculated on the Stated Principal Balance of each Mortgage Loan (including each Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan in the same manner as interest is calculated on such Mortgage Loans and Serviced Pari Passu Companion Loan. The Servicing Fee for each Mortgage Loan is included in the Administrative Cost Rate listed for that Mortgage Loan on Annex A-1. Any Servicing Fee Rate calculated on an Actual/360 Basis will be recomputed on the basis of twelve 30-day months, assuming a 360-day year (“30/360 Basis”) for purposes of calculating the Net Mortgage Rate.

Pursuant to the terms of the PSA, Wells Fargo Bank will be entitled to retain a portion of the Servicing Fee with respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, to the extent provided for in the related Intercreditor Agreement, each related Serviced Pari Passu Companion Loan, notwithstanding any termination or resignation of such party as master servicer; provided that Wells Fargo Bank may not retain any portion of the Servicing Fee to the extent that portion of the Servicing Fee is required to appoint a successor master servicer. In addition, Wells Fargo Bank will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

The master servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The master servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. The master servicer will be responsible for all fees payable to any sub-servicers. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

With respect to a Non-Serviced Mortgage Loan, the related Non-Serviced Master Servicer (or primary servicer) will be entitled to a primary servicing fee accruing at a rate equal to (i) 0.00125% per annum with respect to the Hilton Hawaiian Village Mortgage Loan, (ii) 0.05250% per annum with respect to the Walmart Shadow Anchored Portfolio Mortgage Loan, (iii) 0.00250% per annum with respect to the Potomac Mills Mortgage Loan and (iv) 0.00250% per annum with respect to the 80 Park Plaza Mortgage Loan. In each of the foregoing cases, such primary servicing fee rate is included as part of the Servicing Fee Rate for purposes of the information presented in this prospectus.

Special Servicing Compensation

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the Special Servicing Fee, the Workout Fee and the Liquidation Fee.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and each REO Loan (other than a Non-Serviced Mortgage Loan) on a loan-by-loan basis at a rate equal to the greater of a per annum rate of 0.25000% and the per annum rate that would result in a Special Servicing Fee of $3,500 for the related month (the “Special Servicing Fee Rate”) calculated on the basis of the Stated Principal Balance of the related Mortgage Loan (including any REO Loan) and Companion Loan, as applicable, and in the same manner as interest is calculated on the Specially Serviced Loans, and will be payable monthly, first from Liquidation Proceeds, Insurance and Condemnation Proceeds, and collections in respect of the related REO Property or Specially Serviced Loan and then from general collections on all the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any REO Properties. Each Non-Serviced Whole Loan will be subject to a similar special servicing fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The “Workout Fee” will generally be payable with respect to each Corrected Loan and will be calculated by application of a “Workout Fee Rate” of 1.00% to each collection (other than penalty charges and Excess Interest) of interest and principal (other than any amount for which a Liquidation Fee would be paid) (including scheduled payments, prepayments, balloon payments, and payments at maturity or anticipated repayment date) received on the Corrected Loan for so long as it remains a Corrected Loan; provided, however, that after receipt by the special servicer of Workout Fees with respect to such Corrected Loan in an amount equal to $25,000, any Workout Fees in excess of such amount will be reduced by the Excess Modification Fee Amount; provided, further, however, that in the event the Workout Fee collected over the course of such workout calculated at the Workout Fee Rate is less than $25,000, then the special servicer will be entitled to an amount from the final payment on the related Corrected Loan (including any related Serviced Companion Loan) that would result in the total Workout Fees payable to the special servicer in respect of that Corrected Loan (including any related Serviced Companion Loan) equal to $25,000. The “Excess Modification Fee Amount” with respect to the master servicer or special servicer, any Corrected Loan and any particular modification, waiver, extension or amendment with respect to such Corrected Loan that gives rise to the payment of a Workout Fee, is an amount equal to the aggregate of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including the related Serviced Companion Loan, if applicable, unless prohibited under the related Intercreditor Agreement) and received and retained by the master servicer or special servicer, as applicable, as compensation within the prior 12 months of such modification, waiver, extension or amendment, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee. Each Non-Serviced Whole Loan will be subject to a similar workout fee pursuant to the related Non-Serviced PSA. For further details, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

The Workout Fee with respect to any Corrected Loan will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan but will become payable again if and when the Mortgage Loan (including a Serviced Pari Passu Companion Loan) again becomes a Corrected Loan. The Workout Fee with respect to any Specially Serviced Loan that becomes a Corrected Loan will be reduced by any Excess Modification Fees paid by or on behalf of the related borrower with respect to a related Mortgage Loan or REO Loan and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

If the special servicer is terminated (other than for cause) or resigns, it will retain the right to receive any and all Workout Fees payable with respect to a Mortgage Loan or Serviced Pari Passu Companion Loan that became a Corrected Loan during the period that it acted as special servicer and remained a Corrected Loan at the time of that termination or resignation, except that such Workout Fees will cease to be payable if the Corrected Loan again becomes a Specially Serviced Loan. The successor special servicer will not be entitled to any portion of those Workout Fees. If the special servicer resigns or is terminated (other than for cause), it will receive any Workout Fees payable on Specially Serviced Loans for which the resigning or terminated special servicer had determined to grant a forbearance or cured the event of default through a modification, restructuring or workout negotiated by the special servicer and evidenced by a signed writing, but which had not as of the time the special servicer resigned or was terminated become a Corrected Loan solely because the borrower had not made 3 consecutive timely Periodic Payments and which subsequently becomes a Corrected Loan as a result of the borrower making such 3 consecutive timely Periodic Payments.

A “Liquidation Fee” will be payable to the special servicer with respect to each Specially Serviced Loan or REO Property (except with respect to any Non-Serviced Mortgage Loan) as to which the special servicer obtains (i) a full, partial or discounted payoff from the related borrower, (ii) any Liquidation Proceeds or Insurance and Condemnation Proceeds or (iii) Loss of Value Payments (including with respect to the related Companion Loan, if applicable). The Liquidation Fee for each Specially Serviced Loan (and each related Serviced Pari Passu Companion Loan) and REO Property will be payable from, and will be calculated by application of a “Liquidation Fee Rate” of 1.00% to the related payment or proceeds (or, if such rate would result in an aggregate liquidation fee less than $25,000, then the Liquidation Fee Rate will be equal to the lesser of (i) 3.0% and (ii) such lower rate as would result in an aggregate liquidation fee equal to $25,000); provided that the Liquidation Fee with respect to any Specially Serviced Loan will be reduced by the amount of any Excess Modification Fees paid by or on behalf of the related borrower with respect to the related Mortgage Loan (including a Serviced Pari Passu Companion Loan) or REO Property and received by the special servicer as compensation within the prior 12 months, but only to the extent those fees have not previously been deducted from a Workout Fee or Liquidation Fee.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based upon, or out of, Liquidation Proceeds or a Loss of Value Payment received in connection with:

(i)         (A) the repurchase of, or substitution for, any Mortgage Loan or Serviced Pari Passu Companion Loan by a mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation within the time period (or extension of such time period) provided for such repurchase or substitution if such repurchase or substitution occurs prior to the termination of such extended period, or (B) the payment of a Loss of Value Payment in connection with any such breach or document defect if the applicable mortgage loan seller makes such Loss of Value Payment within the 90-day initial cure period or, if applicable, within the subsequent 90-day extended cure period,

(ii)        the purchase of any Specially Serviced Loan or an REO Property that is subject to mezzanine indebtedness by the holder of the related mezzanine loan within 90 days of such holder’s purchase option first becoming exercisable during the period prior to such Mortgage Loan becoming a Corrected Loan,

(iii)       the purchase of all of the Mortgage Loans and REO Properties in connection with any termination of the issuing entity,

(iv)       with respect to a Serviced Pari Passu Companion Loan, (A) a repurchase of such Serviced Pari Passu Companion Loan by the related mortgage loan seller for a breach of representation or warranty or for defective or deficient Mortgage Loan documentation under the pooling and servicing agreement for the securitization trust that owns such Serviced Pari Passu Companion Loan within the time period (or extension of such time period) provided for such repurchase if such repurchase occurs prior to the termination of such extended period provided in such pooling and servicing agreement or (B) a purchase of such Serviced Pari Passu Companion Loan by an applicable party to a pooling and servicing agreement pursuant to a clean-up call or similar liquidation of another securitization entity,

(v)        the purchase of any Specially Serviced Loan by the special servicer or its affiliate (except if such affiliate purchaser is the Directing Certificateholder or its affiliate; provided, however, that if no Control Termination Event has occurred and is continuing, and such affiliated Directing Certificateholder or its affiliate purchases any Specially Serviced Loan within 90 days after the special servicer delivers to such Directing Certificateholder for approval the initial asset status report with respect to such Specially Serviced Loan, the special servicer will not be entitled to a liquidation fee in connection with such purchase by the Directing Certificateholder or its affiliates), or

(vi)       if a Mortgage Loan or a Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (1) of the definition of “Specially Serviced Loan” under the heading “Pooling and Servicing Agreement—General” and the related Liquidation Proceeds are received within 90-days following the related maturity date as a result of the related Mortgage Loan or a Serviced Whole Loan being refinanced or otherwise repaid in full.

Notwithstanding the foregoing, in the event that a liquidation fee is not payable due to the application of any of clauses (i) through (vi) above, the special servicer may still collect and retain a liquidation fee and similar fees from the related borrower to the extent provided for in, or not prohibited by, the related Mortgage Loan documents. Each Non-Serviced Whole Loan will be subject to a similar liquidation fee pursuant to the related Non-Serviced PSA. For further detail, see “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The special servicer will also be entitled to additional servicing compensation relating to each Mortgage Loan in the form of:

(i) 100% of Excess Modification Fees related to modifications, waivers, extensions or amendments of any Specially Serviced Loans,

(ii) 100% of assumption application fees and other similar items received with respect to Specially Serviced Loans and 100% of assumption application fees and other similar items received with respect to Mortgage Loans (other than Non-Serviced Mortgage Loans) and Serviced Companion Loans that are not Specially Serviced Loans to the extent the special servicer is processing the underlying transaction,

(iii) 100% of waiver, consent and earnout fees on any Specially Serviced Loan or certain other similar fees paid by the related borrower,

(iv) 100% of assumption fees and other related fees as further described in the PSA, received with respect to Specially Serviced Loans, and

(v) 50% of all Excess Modification Fees and assumption, waiver, consent and earnout fees and other similar fees received with respect to any Mortgage Loans (other than Non-Serviced Mortgage Loans, but including any related Serviced Pari Passu Companion Loan(s)) that are not Specially Serviced Loans to the extent that the matter involves a Major Decision.

Notwithstanding anything to the contrary, (A) the special servicer shall be entitled to that portion, if any, of a penalty charge collected on a Mortgage Loan or Serviced Whole Loan to the extent accrued subsequent to a Servicing Transfer Event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan and (B) if the related master servicer has partially waived any penalty charge (part of which accrued subsequent to the occurrence of a Servicing Transfer Event and prior to the date such Mortgage Loan or Serviced Whole Loan became a Corrected Loan), any collections in respect of such penalty charge shall be shared pro rata by the master servicer and the special servicer based on the respective portions of such penalty charge to which each would otherwise have been entitled.

For the avoidance of doubt, with respect to any fee split (other than a fee split with regard to penalty charges) between the master servicer and the special servicer pursuant to the terms of the PSA, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective percentage interest in any such fee; provided, however, that (x) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the percentage interest of any fee due to the other and (y) to the extent either of the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective percentage interest in any fee, the party that reduced or elected not to charge such fee will not have any right to share in any portion of the other party’s fee. For the avoidance of doubt, if the master servicer decides not to charge any fee (other than penalty charges), the special servicer will still be entitled to charge the portion of the related fee the special servicer would have been entitled to if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer. Similarly, if the special servicer decides not to charge any fee (other than penalty charges), the master servicer will still be entitled to charge the portion of the related fee the master servicer would have been entitled to if the special servicer had charged a fee and the special servicer will not be entitled to any of such fee charged by the master servicer.

The special servicer will also be entitled to 100% of any late payment charges and default interest paid by the borrowers and accrued while the related Mortgage Loans (including the related Companion Loan, if applicable, and to the extent not prohibited by the related Intercreditor Agreement) were Specially Serviced Loans and that are not needed to pay interest on Advances or certain additional trust fund expenses with respect to the related Mortgage Loan (including the related Companion Loan, if applicable, to the extent not prohibited by the related Intercreditor Agreement) since the Closing Date. The special servicer also is authorized but not required to invest or direct the investment of funds held in the REO Accounts and any Loss of Value reserve fund in Permitted Investments, and the special servicer will be entitled to retain any interest or other income earned on those funds and will bear any losses resulting from the investment of these funds, except as set forth in the PSA.

Each Non-Serviced Mortgage Loan is serviced under the related Non-Serviced PSA (including on those occasions under such Non-Serviced PSA when the servicing of such Non-

Serviced Mortgage Loan has been transferred from the related Non-Serviced Master Servicer to the related Non-Serviced Special Servicer). Accordingly, in its capacity as the special servicer under the PSA, the special servicer will not be entitled to receive any special servicing compensation for any Non-Serviced Mortgage Loan. Only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any such Non-Serviced Mortgage Loan and only the related Non-Serviced Special Servicer will be entitled to special servicing compensation on any related Non-Serviced Whole Loan.

Disclosable Special Servicer Fees

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any Disclosable Special Servicer Fees in connection with the disposition, workout or foreclosure of any Mortgage Loan and Serviced Pari Passu Companion Loan, the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA. The PSA will also provide that, with respect to each Distribution Date, the special servicer must deliver or cause to be delivered to the master servicer within two (2) business days following the Determination Date, and the master servicer must deliver, to the extent it has received, to the certificate administrator, without charge and on the P&I Advance Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates with respect to such Distribution Date, provided that no such report will be due in any month during which no Disclosable Special Servicer Fees were received.

“Disclosable Special Servicer Fees” means, with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and related Serviced Pari Passu Companion Loan (including any related REO Property), any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any mortgagor, any manager, any guarantor or indemnitor in respect of such Mortgage Loan or Serviced Pari Passu Companion Loan and any purchaser of such Mortgage Loan or Serviced Pari Passu Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA, other than (1) any Permitted Special Servicer/Affiliate Fees and (2) any compensation to which the special servicer is entitled pursuant to the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, title insurance (or title agency) and/or other fees, insurance commissions or fees and appraisal fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) and Serviced Pari Passu Companion Loan (including any related REO Property) in accordance with the PSA.

The special servicer will be required to pay its overhead and any general and administrative expenses incurred by it in connection with its servicing activities under the PSA. The special servicer will not be entitled to reimbursement for any expenses incurred by it except as expressly provided in the PSA. See “Description of the Certificates—Distributions—Method, Timing and Amount”.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and the certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”); provided that the Certificate Administrator/Trustee Fee includes the trustee fee, and the certificate administrator will pay the trustee fee to the trustee in an amount equal to $290 per month. The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of the Mortgage Loans and will be equal to the product of a rate equal to 0.00800% per annum (the “Certificate Administrator/Trustee Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans or REO Loans.

Operating Advisor Compensation

The fee of the operating advisor (the “Operating Advisor Fee”) will be payable monthly from amounts received in respect of each Mortgage Loan (excluding each Non-Serviced Mortgage Loan and any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00255% per annum (the “Operating Advisor Fee Rate”) and the Stated Principal Balance of the Mortgage Loans and any REO Loans and will be calculated in the same manner as interest is calculated on such Mortgage Loans and REO Loans.

An “Operating Advisor Consulting Fee” will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation obligations and performed its duties with respect to that Major Decision. The Operating Advisor Consulting Fee will be a fee for each such Major Decision equal to $10,000 (or such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan and any related Companion Loan); provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision; provided, further, however, that to the extent such fee is incurred after the outstanding Certificate Balances of the Control Eligible Certificates have been reduced to zero as a result of the allocation of Realized Losses to such certificates, such fee will be payable in full to the operating advisor as a trust fund expense.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”, but with respect to the Operating Advisor Consulting Fee, only as and to the extent that such fee is actually received from the related borrower (other than as described above). If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related Mortgage Loan documents, and in no event will it take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard; provided that the master servicer or special servicer, as applicable, will be required to consult, on a non-binding basis, with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Asset Representations Reviewer Compensation

The asset representations reviewer will be paid a fee of $5,000 (the “Asset Representations Reviewer Upfront Fee”) on the Closing Date. As compensation for the performance of its routine duties, the asset representations reviewer will be paid a fee (the “Asset Representations Reviewer Fee”). The Asset Representations Reviewer Fee will be payable monthly from amounts received in respect of each Mortgage Loan (including each Non-Serviced Mortgage Loan, but excluding any Companion Loan) and REO Loan, and will be equal to the product of a rate equal to 0.00035% per annum (the “Asset Representations Reviewer Fee Rate”) and the Stated Principal Balance of each such Mortgage Loan, Non-Serviced Mortgage Loan and REO Loan, and will be calculated in the same manner as interest is calculated on such Mortgage Loans. In connection with each Asset Review with respect to each Delinquent Loan, the asset representations reviewer will be required to be paid a fee equal to (i) $15,000, plus (ii) $1,500 per additional Mortgaged Property in excess of one Mortgaged Property with respect to such Delinquent Loan, plus (iii) $1,500 per Mortgaged Property subject to a ground lease with respect to such Delinquent Loan, plus (iv) $1,500 per Mortgaged Property with respect to such Delinquent Loan subject to a franchise, hotel management or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated for the year of the Closing Date and for the year of the occurrence of the Asset Review (any such fee, the “Asset Representations Reviewer Asset Review Fee”).

The Asset Representations Reviewer Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates as described above in “—Withdrawals from the Collection Account”. The Asset Representations Reviewer Asset Review Fee with respect to each Delinquent Loan will be required to be paid by the related mortgage loan seller; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer of such insolvency or failure to pay such amount (which evidence may be an officer’s certificate of the asset representations reviewer); provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the special servicer (in the case of a Specially Serviced Loan) or the master servicer (in the case of a non-Specially Serviced Loan) will be required to pursue remedies against such mortgage loan seller to recover any such amounts to the extent paid by the issuing entity. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller, and such portion of the Purchase Price received will be used to reimburse the trust for any such fees paid to the asset representations reviewer pursuant to the terms of the PSA.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Pari Passu Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan and REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan and REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.00050% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(1)       120 days after an uncured delinquency (without regard to the application of any grace period), other than any uncured delinquency in respect of a balloon payment, occurs in respect of the Mortgage Loan or a related Companion Loan, as applicable;

(2)       the date on which a reduction in the amount of Periodic Payments on the Mortgage Loan or Companion Loan, as applicable, or a change in any other material economic term of the Mortgage Loan or Companion Loan, as applicable (other than an extension of its maturity), becomes effective as a result of a modification of the related Mortgage Loan or Companion Loan, as applicable, by the special servicer;

(3)       30 days after the date on which a receiver has been appointed for the Mortgaged Property;

(4)       30 days after the date on which a borrower or the tenant at a single tenant property declares bankruptcy (and the bankruptcy petition is not otherwise dismissed within such time);

(5)       60 days after the date on which an involuntary petition of bankruptcy is filed with respect to the borrower if not dismissed within such time;

(6)       90 days after an uncured delinquency occurs in respect of a balloon payment with respect to such Mortgage Loan or Companion Loan, except where a refinancing is anticipated within 120 days after the maturity date of the Mortgage Loan and related Companion Loan in which case 120 days after such uncured delinquency; and

(7)       immediately after a Mortgage Loan or related Companion Loan becomes an REO Loan;

provided, however, that the 30-day period referenced in clauses (3) and (4) above will not apply if the related Mortgage Loan is a Specially Serviced Loan.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Mortgage Loan (other than any Non-Serviced Mortgage Loan), Serviced Companion Loan or any Serviced Whole Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the special servicer (and, prior to the occurrence and continuance of a Consultation Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and, after the occurrence and during the continuance of a Control Termination Event, in consultation with the Directing Certificateholder (except with respect to an Excluded Loan) and the operating advisor and, after the occurrence and during the continuance of a Consultation Termination Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the special servicer receives an appraisal (together with information requested by the special servicer from the master servicer in accordance with the PSA reasonably necessary to calculate the Appraisal Reduction Amount) or conducts a valuation described below equal to the excess of:

(a)       the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)       the excess of

1.        the sum of

a)	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as an Advance), or (B) by an internal valuation performed by the special servicer (or at the special servicer’s election, by one or more MAI appraisals obtained by the special servicer) with respect to any Mortgage Loan (together with any other Mortgage Loan cross-collateralized with such Mortgage Loan) or Serviced Whole Loan with an outstanding principal balance less than $2,000,000, minus with respect to any MAI appraisals such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant; and

b)	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; over

2.        the sum as of the Due Date occurring in the month of the date of determination of

a)	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate,

b)	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan, and

c)	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan or Serviced Whole Loan (which taxes, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer, the special servicer or the trustee, as applicable).

Each Serviced Whole Loan will be treated as a single mortgage loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount that would impact any Serviced Pari Passu Mortgage Loan will be allocated, pro rata, between the related Serviced Pari Passu Mortgage Loan and the related Serviced Pari Passu Companion Loan based upon their respective outstanding principal balances.

The special servicer will be required to use reasonable efforts to order an appraisal or conduct a valuation promptly upon the occurrence of an Appraisal Reduction Event (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the receipt of the MAI appraisal or the completion of the valuation, the special servicer will be required to calculate and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence and continuance of any Consultation Termination Event, the Directing Certificateholder, the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information requested by the special servicer from the master servicer reasonably necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan), to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold, or to the holder of any related Serviced Pari Passu Companion Loan by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan).

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clauses (1) and (6) of the definition of Appraisal Reduction Event above, within 120 days (in the case of clause (1)) or 90 or 120 days (in the case of clause (6)), respectively, after the initial delinquency for the related Appraisal Reduction Event), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer and the Appraisal Reduction Amount is calculated as of the first Determination Date that is at least 10 business days after the special servicer’s receipt of such MAI appraisal or completion of its internal valuation. The master servicer will provide (via electronic delivery) the special servicer with any information in its possession that is reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount pursuant to its definition using reasonable efforts to deliver such information within four business days of the special servicer’s reasonable request; provided, however, that the special servicer’s failure to timely make such a request will not relieve the master servicer of its obligation to use reasonable efforts to provide such information to the special servicer within 4 business days following the special servicer’s reasonable request. The master servicer will not calculate Appraisal Reduction Amounts.

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any Serviced Whole Loan as to which an Appraisal Reduction Event has occurred (unless the Mortgage Loan or Serviced Whole Loan has remained current for 3 consecutive Periodic Payments, and with respect to which no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan during the preceding 3 months (for such purposes taking into account any amendment or modification of such Mortgage Loan, any related Serviced Pari Passu Companion Loan or Serviced Whole Loan)), the special servicer is required (i) within 30 days of each anniversary of the related Appraisal Reduction Event and (ii) upon its determination that the value of the related Mortgaged Property has materially changed, to notify the master servicer of the occurrence of such anniversary or determination and to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the special servicer from the master servicer necessary to calculate the Appraisal Reduction Amount, the special servicer is required to determine or redetermine, as applicable, and report to the master servicer, the trustee, the certificate administrator, the operating advisor and, with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event, the Directing Certificateholder, the amount and calculation or recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction, or to the holder of any related Serviced Companion Loan, by the master servicer (or the special servicer if the related Mortgage Loan is a Specially Serviced Loan). With respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 12-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the special servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, provided that the special servicer is not aware of any material change to the Mortgaged Property that has occurred that would affect the validity of the appraisal or valuation.

Each Non-Serviced Mortgage Loan is subject to provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under a Non-Serviced PSA in respect of the related Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on the related Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to such

Non-Serviced PSA, the related Non-Serviced Mortgage Loan will be treated, together with each related Non-Serviced Companion Loan, as a single mortgage loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise a Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to a Non-Serviced Whole Loan will generally be allocated first, to the related Subordinate Companion Loan(s) and then, to the related Non-Serviced Mortgage Loan and Non-Serviced Pari Passu Companion Loans, on a pro rata basis based upon their respective Stated Principal Balances.

If any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or any Serviced Whole Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, and no other Appraisal Reduction Event has occurred and is continuing with respect to such Mortgage Loan or Serviced Whole Loan, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to Class J certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “—Advances”.

As of the first Determination Date following a Mortgage Loan (other than a Non-Serviced Mortgage Loan) becoming an AB Modified Loan, the special servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Non-Serviced Mortgage Loan, and all other information in its possession relevant to a Collateral Deficiency Amount determination. Upon obtaining actual knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. None of the master servicer (with respect to Mortgage Loans other than Non-Serviced Mortgage Loans), the special servicer (with respect to Non-Serviced Mortgage Loans), the trustee, the operating advisor or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination for any Mortgage Loan, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The master servicer and the certificate administrator will be entitled to conclusively rely on the special servicer’s calculation or determination of any Cumulative Appraisal

Reduction Amount with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan). With respect to a Non-Serviced Mortgage Loan, the special servicer and the certificate administrator will be entitled to conclusively rely on the applicable Non-Serviced Special Servicer’s calculation of any Appraisal Reduction Amount with respect to such Mortgage Loan and on the master servicer’s calculation or determination of any Collateral Deficiency Amount with respect to such Mortgage Loan.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) and any pari passu notes included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent appraised value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such appraised value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer), plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The special servicer or the master servicer, as the case may be, the operating advisor and the certificate administrator will be entitled to conclusively rely on the master servicer’s or the special servicer’s, as the case may be, calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, Cumulative Appraisal Reduction Amounts allocated to a related Mortgage Loan will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce their Certificate Balances until the Certificate Balances of each such class is notionally reduced to zero (i.e., first, to the Class J certificates, second, to the Class H certificates, third, to the Class G certificates, fourth, to the Class F certificates, fifth, to the Class E certificates, sixth, to the Class D certificates, seventh, to the Class C certificates, eighth, to the Class B certificates, ninth, to the Class A-S certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates (other than the Class X Certificates)).

With respect to any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence and continuance of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as-is” basis. The special servicer (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) or the master servicer (in the case of a Non-Serviced Mortgage Loan) will be required to promptly notify the special servicer or the master servicer, as the case may be, and the certificate administrator of

(i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. Any Appraised-Out Class will no longer be the Controlling Class; provided, however, that if at any time, the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to any Appraisal Reduction Amounts. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order (or, with respect to a Non-Serviced Mortgage Loan, require the master servicer to request from the applicable Non-Serviced Special Servicer) a second appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). With respect to any such Mortgage Loan (other than with respect to a Non-Serviced Mortgage Loan), the special servicer will use commercially reasonable efforts to cause such appraisal to be (i) delivered within 30 days from receipt of the Requesting Holders’ written request and (ii) prepared on an “as-is” basis by an MAI appraiser. With respect to any such Non-Serviced Mortgage Loan, the master servicer shall use commercially reasonable efforts to obtain such second appraisal from the applicable Non-Serviced Special Servicer and to forward such second appraisal to the special servicer. Upon receipt of such supplemental appraisal, the master servicer (for Collateral Deficiency Amounts on Non-Serviced Mortgage Loans), the applicable Non-Serviced Special Servicer (for Appraisal Reduction Amounts on Non-Serviced Mortgage Loans to extent provided for in the applicable Non-Serviced PSA and applicable Intercreditor Agreement) and the special servicer (for Mortgage Loans other than Non-Serviced Mortgage Loans) will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, is warranted and, if so warranted, will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and (in the case of a Mortgage Loan other than a Non-Serviced Mortgage Loan) receipt of information requested by the special servicer from the master servicer as described above. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s or special servicer’s, as applicable, Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the next most senior class of Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

To the extent permitted by the related Mortgage Loan and required by the Servicing Standard, the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan, but excluding any Non-Serviced Mortgage Loan) will be required to use efforts consistent with the Servicing Standard to cause each borrower to maintain, and the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan and subject to the conditions set forth in the following sentence) will maintain, for the related Mortgaged Property all insurance coverage required by the terms of the related Mortgage Loan documents; provided, however, that the master servicer (with respect to Mortgage Loans and any related Serviced Pari Passu Companion Loan) will not be required to cause the borrower to maintain and the special servicer (with respect to REO Properties) will not be required to maintain terrorism insurance to the extent that the failure of the related borrower to do so is an Acceptable Insurance Default (as defined below) or if the trustee does not have an insurable interest. Insurance coverage is required to be in the amounts (which, in the case of casualty insurance, is generally equal to the lesser of the outstanding principal balance of the related Mortgage Loan and the replacement cost of the related Mortgaged Property), and from an insurer meeting the requirements, set forth in the related Mortgage Loan documents. If the borrower does not maintain such coverage, the master servicer (with respect to such Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as the case may be, will be required to maintain such coverage to the extent such coverage is available at commercially reasonable rates and the trustee has an insurable interest, as determined by the master servicer (with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan) or the special servicer (with respect to REO Properties other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable, in accordance with the Servicing Standard; provided that if any Mortgage Loan documents permit the holder thereof to dictate to the borrower the insurance coverage to be maintained on such Mortgaged Property, the master servicer or, with respect to REO Property, the special servicer will impose or maintain such insurance requirements as are consistent with the Servicing Standard taking into account the insurance in place at the origination of the Mortgage Loan; provided, further, that with respect to the immediately preceding proviso the master servicer will be obligated to use efforts consistent with the Servicing Standard to cause the borrower to maintain (or to itself maintain) insurance against property damage resulting from terrorist or similar acts unless the borrower’s failure is an Acceptable Insurance Default as determined by the special servicer with (with respect to any Mortgage Loan other than an Excluded Loan and unless a Control Termination Event has occurred and is continuing) the consent of the Directing Certificateholder. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

Notwithstanding any contrary provision above, the master servicer will not be required to maintain, and will not be in default for failing to obtain, any earthquake or environmental insurance on any Mortgaged Property unless (other than with respect to a Mortgaged Property securing a Non-Serviced Mortgage Loan) such insurance was required at the time of origination of the related Mortgage Loan, the trustee has an insurable interest and such insurance is currently available at commercially reasonable rates. In addition, the master servicer and special servicer will be entitled to rely on insurance consultants (at the applicable servicer’s expense) in determining whether any insurance is available at commercially reasonable rates. After the master servicer determines that a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan) is located in an area identified as a federally designated special flood hazard area (and flood insurance has been made available), the master servicer will be required to use efforts consistent with the Servicing Standard (1) to cause the borrower to maintain (to the extent required by the related Mortgage Loan documents), and (2) if the borrower does not so maintain, to itself maintain to the extent the trustee, as mortgagee, has an insurable interest in the Mortgaged Property and such insurance is available at commercially reasonable rates (as determined by the master servicer in accordance with the Servicing Standard but only to the extent that the related Mortgage Loan permits the lender to require the coverage) a flood insurance policy in an amount representing coverage not less than the lesser of (x) the outstanding principal balance of the related Mortgage Loan (and any related Serviced Pari Passu Companion Loan) and (y) the maximum amount of insurance which is available under the National Flood Insurance Act of 1968, as amended, plus such additional excess flood coverage with respect to the Mortgaged Property, if any, in an amount consistent with the Servicing Standard.

Notwithstanding the foregoing, with respect to the Mortgage Loans (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan that either (x) require the borrower to maintain “all-risk” property insurance (and do not expressly permit an exclusion for terrorism) or (y) contain provisions generally requiring the applicable borrower to maintain insurance in types and against such risks as the holder of such Mortgage Loan and any related Serviced Pari Passu Companion Loan reasonably requires from time to time in order to protect its interests, the master servicer will be required to, consistent with the Servicing Standard, (A) monitor in accordance with the Servicing Standard whether the insurance policies for the related Mortgaged Property contain exclusions in addition to those customarily found in insurance policies for mortgaged properties similar to the Mortgaged Properties on or prior to September 11, 2001 (“Additional Exclusions”) (provided that the master servicer and the special servicer will be entitled to conclusively rely upon certificates of insurance in determining whether such policies contain Additional Exclusions), (B) request the borrower to either purchase insurance against the risks specified in the Additional Exclusions or provide an explanation as to its reasons for failing to purchase such insurance, and (C) notify the special servicer if it has knowledge that any insurance policy contains Additional Exclusions or if it has knowledge that any borrower fails to purchase the insurance requested to be purchased by the master servicer pursuant to clause (B) above. If the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) determines in accordance with the Servicing Standard that such failure is not an Acceptable Insurance Default, the special servicer (with regard to such determination made by the Special Servicer) will be required to notify the master servicer and the master servicer will be required to use efforts consistent with the Servicing Standard to cause such insurance to be maintained. If the master servicer or special servicer determines that such failure is an Acceptable Insurance Default, it will be required to promptly deliver such conclusions in writing to the 17g-5 Information Provider for posting to the 17g-5 Information Provider’s website for those Mortgage Loans that (i) have one of the 10 highest outstanding principal balances of the Mortgage Loans then included in the issuing entity or (ii) comprise more than 5% of the outstanding principal balance of the Mortgage Loans then included in the issuing entity.

“Acceptable Insurance Default” means, with respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan, a default under the related Mortgage Loan documents arising by reason of (i) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property specific insurance coverage with respect to, or an all-risk casualty insurance policy that does not specifically exclude, terrorist or similar acts, and/or (ii) any failure on the part of the related borrower to maintain with respect to the related Mortgaged Property insurance coverage with respect to damages or casualties caused by terrorist or similar acts upon terms not materially less favorable than those in place as of the Closing Date, in each case, as to which default the master servicer and the special servicer may forbear taking any enforcement action; provided that, subject to the consent or consultation rights of the Directing Certificateholder or the holder of any Companion Loan as described under “—The Directing Certificateholder—General”, the master servicer (with respect to a non-Specially Serviced Loan) or the special servicer (with respect to a Specially Serviced Loan) has determined in its reasonable judgment based on inquiry consistent with the Servicing Standard that either (a) such insurance is not available at commercially reasonable rates and that such hazards are not at the time commonly insured against for properties similar to the related Mortgaged Property and located in or around the region in which such related Mortgaged Property is located, or (b) such insurance is not available at any rate.

During the period that the master servicer or special servicer is evaluating the availability of such insurance, or waiting for a response from the Directing Certificateholder, neither the master servicer nor the special servicer will be liable for any loss related to its failure to require the borrower to maintain (or its failure to maintain) such insurance and neither will be in default of its obligations as a result of such failure.

The special servicer will be required to maintain (or cause to be maintained) fire and hazard insurance on each REO Property (other than any REO Property with respect to a Non-Serviced Mortgage Loan) for which it is acting as special servicer, to the extent obtainable at commercially reasonable rates and the trustee has an insurable interest, in an amount that is at least equal to the lesser of (1) the full replacement cost of the improvements on the REO Property, and (2) the outstanding principal balance owing on the related Mortgage Loan and any related Serviced Pari Passu Companion Loan or REO Loan, as applicable, and in any event, the amount necessary to avoid the operation of any co-insurance provisions. In addition, if the REO Property is located in an area identified as a federally designated special flood hazard area, the special servicer will be required to cause to be maintained, to the extent available at commercially reasonable rates (as determined by the special servicer in accordance with the Servicing Standard), a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in an amount representing coverage not less than the maximum amount of insurance that is available under the National Flood Insurance Act of 1968, as amended.

The PSA provides that the master servicer may satisfy its obligation to cause each applicable borrower to maintain a hazard insurance policy and the master servicer or special servicer may satisfy its obligation to maintain hazard insurance by maintaining a blanket or master single interest or force-placed policy insuring against hazard losses on the applicable Mortgage Loans and related Serviced Pari Passu Companion Loan and REO Properties (other than a Mortgaged Property securing a Non-Serviced Whole Loan), as applicable. Any losses incurred with respect to Mortgage Loans (and any related Serviced Pari Passu Companion Loan) or REO Properties due to uninsured risks (including earthquakes, mudflows and floods) or insufficient hazard insurance proceeds may adversely affect payments to Certificateholders. Any cost incurred by the master servicer or special servicer in maintaining a hazard insurance policy, if the borrower defaults on its obligation to do so, will be advanced by the master servicer as a Servicing Advance and will be charged to the related borrower. Generally, no borrower is required by the Mortgage Loan documents to maintain earthquake insurance on any Mortgaged Property and the special servicer will not be required to maintain earthquake insurance on any REO Properties. Any cost of maintaining that kind of required insurance or other earthquake insurance obtained by the special servicer will be paid out of the applicable REO Account or advanced by the master servicer as a Servicing Advance.

The costs of the insurance may be recovered by the master servicer or the trustee, as the case may be, from reimbursements received from the borrower or, if the borrower does not pay those amounts, as a Servicing Advance as set forth in the PSA. All costs and expenses incurred by the special servicer in maintaining the insurance described above on REO Properties will be paid out of the related REO Account or, if the amount in such account is insufficient, such costs and expenses will be advanced by the master servicer to the special servicer as a Servicing Advance to the extent that such Servicing Advance is not determined to be a Nonrecoverable Advance and otherwise will be paid to the special servicer from general collections in the Collection Account.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans, nor will any Mortgage Loan be subject to FHA insurance.

Modifications, Waivers and Amendments

The master servicer will be responsible for processing waivers, modifications, amendments and consents that are not Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan that, in either case, is not a Specially Serviced Loan, without the consent or approval of the Directing Certificateholder (except as specified in the definition of “Master Servicer Decisions”) or the consent or approval of the special servicer. The special servicer will be responsible for processing waivers, modifications, amendments and consents with respect to Specially Serviced Loans and will also be responsible for processing waivers, modifications, amendments and consents that are Major Decisions with respect to any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or any related Serviced Companion Loan. However, except as otherwise set forth in this paragraph, neither the special servicer nor the master servicer may waive, modify or amend (or consent to waive, modify or amend) any provision of a Mortgage Loan and/or Serviced Companion Loan that is not in default or as to which default is not reasonably foreseeable except for (1) the waiver of any due-on-sale clause or due-on-encumbrance clause to the extent permitted in the PSA, and (2) any waiver, modification or amendment more than 3 months after the Closing Date that would not be a “significant modification” of the Mortgage Loan within the meaning of Treasury regulations Section 1.860G-2(b) or otherwise cause any Trust REMIC to fail to qualify as a REMIC, or the Trust or any Trust REMIC to be subject to tax. Prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, the special servicer will only be permitted under the PSA to agree to any modifications, waivers and amendments that constitute Major Decisions with the consent of the Directing Certificateholder (which consent will be deemed given (unless earlier objected to by the Directing Certificateholder) within 10 business days of the Directing Certificateholder’s receipt from the special servicer of the special servicer’s recommendation and analysis with respect to such Major Decision); provided that after the occurrence and during the continuance of a Control Termination Event, but prior to a Consultation Termination Event, the special servicer will not be permitted to agree to any such matter without the special servicer’s consultation with the Directing Certificateholder as provided in the PSA and described in this prospectus.

Upon receiving a request for any matter described in the first paragraph of this section that constitutes a Major Decision with respect to a Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. The master servicer will deliver any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and/or analysis with respect to any Major Decision.

In connection with the processing by the master servicer of the matters described in the second preceding paragraph, the master servicer will deliver notice thereof to the special servicer after completion (and the special servicer will promptly, prior to the occurrence and continuance of a Consultation Termination Event and other than in respect of any Excluded Loan, deliver notice thereof to the Directing Certificateholder, except to the extent that the special servicer or the Directing Certificateholder, as the case may be, notifies the master servicer that such party does not desire to receive copies of such items)). With respect to a Mortgage Loan that is not a Specially Serviced Loan, the following actions will be performed by the master servicer (each such action, a “Master Servicer Decision”): (i) grant waivers of non-material covenant defaults (other than financial covenants), including late (but not waived) financial statements except that (other than with respect to any Excluded Loan and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) shall be required to grant waivers of more than three consecutive late deliveries of financial statements; (ii) consents to releases of non-material, non-income producing parcels of a Mortgaged Property that do not materially affect the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the Mortgage Loan as and when due, provided such releases are required by the related Mortgage Loan documents; (iii) approve or consent to grants of easements or rights of way (including, without limitation for utilities, access, parking, public improvements or another purpose) or subordination of the lien of the Mortgage Loan to easements, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required to approve or consent to grants of easements or rights of way that materially affect the use or value of a Mortgaged Property or a borrower’s ability to make payments with respect to the related Mortgage Loan or any related Companion Loan; (iv) grant other routine approvals, including granting of subordination, non-disturbance and attornment agreements and consents involving leasing activities that do not involve a ground lease (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for leasing activities that affect an area greater than the lesser of (a) 30% of the net rentable area of the improvements at the Mortgaged Property and (b) 30,000 square feet of the improvements at the Mortgaged Property), including approval of new leases and amendments to current leases; (v) consent to actions and releases related to condemnation of parcels of a Mortgaged Property (provided that, prior to the occurrence and continuance of a Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required in connection with any condemnation with respect to a material parcel or a material income producing parcel or any condemnation that materially affects the use or value of the related Mortgaged Property or the ability of the related borrower to pay amounts due in respect of the related Mortgage Loan or Companion Loan when due); (vi) consent to a change in property management relating to any Mortgage Loan or any related Companion Loan if the replacement property manager is not a Borrower Party (provided that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required for any Mortgage Loan (including any related Companion Loans) that has an outstanding principal balance equal to or greater than $5,000,000); (vii) approve annual operating budgets for Mortgage Loans; (viii) consent to any releases or reductions of or withdrawals from (as applicable) any letters of credit, reserve funds or other additional collateral with respect to any Mortgage Loan, except that (other than with respect to any Excluded Loan and prior to the occurrence and continuance of a Control Termination Event) the Directing Certificateholder’s consent (or deemed consent) shall be required for earnout or performance reserve releases specifically scheduled in the PSA; (ix) grant any extension or enter into any forbearance with respect to the anticipated refinancing of a Mortgage Loan or sale of a Mortgaged Property after the related maturity date of such Mortgage Loan so long as (1) such extension or forbearance does not extend beyond 120 days after the related maturity date and (2) the related borrower has delivered documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due; (x) any modification, amendment, consent to a modification or waiver of any term of any Intercreditor Agreement, except that (other than with respect to any Excluded Loan) the Directing Certificateholder’s consent (or deemed consent) shall be required for any such modification to an Intercreditor Agreement other than during a Control Termination Event and if any such modification or amendment would adversely impact the master servicer or special servicer, such modification or amendment will additionally require the consent of the master servicer or the special servicer, as applicable, as a condition to its effectiveness; (xi) any determination of Acceptable Insurance Default, except that, prior to the occurrence and continuance of any Control Termination Event and other than in the case of any Excluded Loan, the Directing Certificateholder’s consent (or deemed consent) shall be required in accordance with the terms of the PSA for any such determination; (xii) approve or consent to any defeasance of the related Mortgage Loan or Serviced Companion Loan other than agreeing to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the Mortgage Loan or Serviced Whole loan documents do not otherwise permit such principal prepayment; (xiii) any determination to bring a Mortgaged Property into compliance with applicable environmental laws or to otherwise address hazardous material located at a Mortgaged Property subject, prior to the occurrence and continuance of a Control Termination Event and other than with respect to any Excluded Loan, to the consent (or deemed consent) of the Directing Certificateholder, (xiv) any assumption of the Mortgage Loan or transfer of the Mortgaged Property, in each case, that the loan documents allow without the consent of the mortgagee but subject to satisfaction of conditions specified in the loan documents where no lender discretion is necessary in order to determine if such conditions are satisfied and (xv) grant or agree to any other waiver, modification, amendment and/or consent that does not constitute a Major Decision; provided that (A) any such action would not in any way affect a payment term of the Certificates, (B) any such action would not constitute a “significant modification” of such Mortgage Loan or Companion Loan pursuant to Treasury Regulations Section 1.860G-2(b), would not otherwise cause either Trust REMIC to fail to qualify as a REMIC for federal income tax purposes (as evidenced by an opinion of counsel (at the issuing entity’s expense), to the extent requesting such opinion is consistent with the Servicing Standard), (C) agreeing to such action would be consistent with the Servicing Standard, and (D) agreeing to such action would not violate the terms, provisions or limitations of the PSA or any Intercreditor Agreement. In the case of any Master Servicer Decision that requires the consent of the Directing Certificateholder, such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the master servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the master servicer in order to grant or withhold such consent.

If, and only if, the special servicer determines that a modification, waiver or amendment (including the forgiveness or deferral of interest or principal or the substitution or release of collateral or the pledge of additional collateral) of the terms of a Specially Serviced Loan with respect to which a payment default or other material default has occurred or a payment default or other material default is, in the special servicer’s judgment, reasonably foreseeable, is reasonably likely to produce a greater (or equivalent) recovery on a net present value basis (the relevant discounting to be performed at the related Mortgage Rate) to the issuing entity and, if applicable, the holders of any applicable Companion Loan, than liquidation of such Specially Serviced Loan, then the special servicer may, but is not required to, agree to a modification, waiver or amendment of the Specially Serviced Loan, subject to (x) the restrictions and limitations described below, (y) with respect to any Major Decision, prior to the occurrence and continuance of a Control Termination Event, the approval of the Directing Certificateholder (or after the occurrence and during the continuance of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event upon consultation with the Directing Certificateholder) as provided in the PSA and described in this prospectus and (z) with respect to a Serviced Whole Loan, the rights of the holder of the related Companion Loan, as applicable, to advise or consult with the special servicer with respect to, or consent to, such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement and, with respect to a Mortgage Loan that has mezzanine debt, the rights of the mezzanine lender to consent to such modification, waiver or amendment, in each case, pursuant to the terms of the related intercreditor agreement.

In connection with (i) the release of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property (other than a Mortgaged Property securing a Non-Serviced Whole Loan) or any portion of such a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the related Mortgage Loan documents require the master servicer or special servicer, as applicable, to calculate (or to approve the calculation of the related borrower of) the loan-to-value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will, unless then permitted by the REMIC provisions, exclude the value of personal property and going concern value, if any, as determined by an appropriate third party.

The special servicer is required to use its reasonable efforts to the extent reasonably possible to fully amortize a modified Mortgage Loan prior to the Rated Final Distribution Date. The special servicer may not agree to a modification, waiver or amendment of any term of any Specially Serviced Loan if that modification, waiver or amendment would:

(1) extend the maturity date of the Specially Serviced Loan to a date occurring later than the earlier of (A) 5 years prior to the Rated Final Distribution Date and (B) if the Specially Serviced Loan is secured solely or primarily by a leasehold estate and not the related fee interest, the date occurring 20 years or, to the extent consistent with the Servicing Standard giving due consideration to the remaining term of the ground lease and, with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event, with the consent of the Directing Certificateholder, 10 years, prior to the end of the current term of the ground lease, plus any options to extend exercisable unilaterally by the borrower; or

(2) provide for the deferral of interest unless interest accrues on the Mortgage Loan or any Serviced Whole Loan, generally, at the related Mortgage Rate.

If the special servicer agrees to any modification, waiver or amendment of any term of any Specially Serviced Loan, the special servicer will be required to notify the master servicer, the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the operating advisor (after the occurrence and during the continuance of a Control Termination Event), the certificate administrator, the trustee, the Directing Certificateholder (with respect to any Mortgage Loan other than an Excluded Loan, and unless a Consultation Termination Event has occurred and is continuing), and the 17g-5 Information Provider, who will thereafter post any such notice to the 17g-5 Information Provider’s website. If the master servicer agrees to any modification, waiver or amendment of any term of any such Mortgage Loan or related Companion Loan, the master servicer will be required to notify the certificate administrator, the trustee, the special servicer (and, unless a Consultation Termination Event has occurred and is continuing, the special servicer will be required to forward any such notice with respect to any Mortgage Loan other than an Excluded Loan to the Directing Certificateholder), the related mortgage loan seller (so long as such mortgage loan seller is not the master servicer or sub-servicer of such Mortgage Loan or the Directing Certificateholder), the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, the master servicer of such securitization transaction) and the 17g-5 Information Provider, who will be required to thereafter post any such notice to the 17g-5 Information Provider’s website. The party providing notice will be required to deliver to the custodian for deposit in the related Mortgage File, an original counterpart of the agreement related to the modification, waiver or amendment, promptly following the execution of that agreement, and if required, a copy to the master servicer and to the holder of any related Serviced Companion Loan (or, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization transaction), all as set forth in the PSA. Copies of each agreement whereby the modification, waiver or amendment of any term of any Mortgage Loan is effected are required to be available for review during normal business hours at the offices of the custodian. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

The modification, waiver or amendment of a Serviced Whole Loan or a Mortgage Loan that has a related mezzanine loan will be subject to certain limitations set forth in the related intercreditor agreement. See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Enforcement of “Due-on-Sale” and “Due-on-Encumbrance” Provisions

Other than with respect to an action that constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan containing a “due-on-sale” clause (1) to accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) to withhold its consent to any sale or transfer, consistent with the Servicing Standard or (b) to waive its right to exercise such rights; provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, a Rating Agency Confirmation is received by the special servicer from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

With respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Pari Passu Companion Loan with a “due-on-encumbrance” clause, the special servicer will determine, in a manner consistent with the Servicing Standard, whether (a) to exercise any right it may have with respect to a Mortgage Loan containing a “due-on-encumbrance” clause (1) to accelerate the payments thereon, or (2) to withhold its consent to the creation of any additional lien or other encumbrance, consistent with the Servicing Standard or (b) to waive its right to exercise such rights, provided, however, that (i) the special servicer, prior to the occurrence and continuance of a Control Termination Event and other than with respect to an Excluded Loan and other than with respect to any waiver of a “due-on-encumbrance” clause, which such waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, has obtained the consent (or deemed consent) of the Directing Certificateholder (provided that such consent shall be deemed given if a response to the request for consent is not provided within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent) and (ii) with respect to any Mortgage Loan (either alone or, if applicable, with other related Mortgage Loans) that exceeds specified size thresholds (either actual or relative), or that fails to satisfy certain other applicable conditions imposed by the Rating Agencies, in each case as set forth in the PSA, the special servicer has received a Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agency that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan (if any).

Upon receiving a request for any matter described in the first two paragraphs of this section that constitutes a consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan that is not a Specially Serviced Loan and other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the related master servicer will have no further obligation with respect to such request or due-on-sale or due-on-encumbrance. The master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause. The master servicer will not be permitted to process any request relating to such consent or waiver with respect to a “due-on-sale” or “due-on-encumbrance” clause (other than any transfers or assumptions provided for in clause (xiv) of the definition of “Master Servicer Decision” and other than any waiver of a “due-on-encumbrance” clause which waiver constitutes a Master Servicer Decision pursuant to clause (xiv) of the definition thereof) and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any such request.

Any modification, extension, waiver or amendment of the payment terms of a Non-Serviced Whole Loan will be required to be structured so as to be consistent with the servicing standard under the related Non-Serviced PSA and the allocation and payment priorities in the related mortgage loan documents and the related Intercreditor Agreement, such that neither the issuing entity as holder of such Non-Serviced Mortgage Loan nor any holder of any related Non-Serviced Companion Loan gains a priority over the other holder that is not reflected in the related mortgage loan documents and the related Intercreditor Agreement.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense) physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than a Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2017 unless a physical inspection has been performed by the special servicer within the previous 12 months; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges constituting additional compensation of the special servicer on the related Mortgage Loan (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Serviced Pari Passu Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies at the Mortgaged Property of which the preparer of such report has knowledge and the master servicer or special servicer, as applicable, deems material, of any sale, transfer or abandonment of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the master servicer or special servicer, as applicable, deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan (other than a Non-Serviced Mortgage Loan), the special servicer or the master servicer, as applicable, will be required to use reasonable efforts to collect and review quarterly and annual operating statements, financial statements, budgets and rent rolls of the related Mortgaged Property commencing with the calendar quarter ending on March 31, 2017 and the calendar year ending on December 31, 2017. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan. In addition, the special servicer will be required to cause quarterly and annual operating statements, budgets and rent rolls to be regularly prepared in respect of each REO Property and to collect all such items promptly following their preparation.

Special Servicing Transfer Event

The Mortgage Loans (other than a Non-Serviced Mortgage Loan), any related Companion Loan and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the related master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loan (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) if:

(1)       the related borrower fails to make when due any balloon payment, and the borrower has not delivered to the master servicer, on or before the date on which the subject payment was due, documentation reasonably satisfactory in form and substance to the master servicer which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due (provided that if either such refinancing or sale does not occur before the expiration of the time period for refinancing or sale specified in such documentation or the master servicer is required during that time to make any P&I Advance in respect of the Mortgage Loan (or, in the case of any Serviced Whole Loan, in respect of the Mortgage Loan included in the same Whole Loan) at any time prior to such a refinancing or sale, a special servicing transfer event will occur immediately);

(2)       the related borrower fails to make when due any Periodic Payment (other than a balloon payment) or any other payment (other than a balloon payment) required under the related mortgage note or the related mortgage, which failure continues unremedied for 60 days;

(3)       the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that a default in making any Periodic Payment (other than a balloon payment) or any other material payment (other than a balloon payment) required under the related mortgage note or the related mortgage is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which the subject payment will become due; or the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that a default in making a balloon payment is likely to occur in the foreseeable future, and such default is likely to remain unremedied for at least 60 days beyond the date on which such balloon payment will become due (or, if the borrower has delivered, on or prior to the date on which the balloon payment will become due, documentation reasonably satisfactory in form and substance to the master servicer or the special servicer (and the master servicer or the special servicer, as applicable, will be required to promptly forward such documentation to the special servicer or the master servicer, as applicable) which provides that a refinancing of such Mortgage Loan or sale of the related Mortgaged Property will occur within 120 days after the date on which such balloon payment will become due, the master servicer determines (in accordance with the Servicing Standard) or receives from the special servicer a written determination of the special servicer (which determination the special servicer is required to make in accordance with the Servicing Standard and (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing) that (a) the borrower is likely not to make one or more assumed Periodic Payments as described under “Pooling and Servicing Agreement—Advances—P&I Advances” in this prospectus prior to such a refinancing or sale or (b) such refinancing or sale is not likely to occur within 120 days following the date on which the balloon payment will become due);

(4)       there has occurred a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the related Mortgage Loan documents, other than as described in clause (1) or (2) above, that may, in the good faith and reasonable judgment of the master servicer or the special servicer (and, in the case of the special servicer (A) with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing or (B) if a Control Termination Event has occurred and is continuing, following consultation with the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Consultation Termination Event has occurred and is continuing), materially impair the value of the related Mortgaged Property as security for such Mortgage Loan or Serviced Whole Loan or otherwise materially and adversely affect the interests of Certificateholders (or, in the case of a Serviced Whole Loan, the interests of any holder of a related Serviced Companion Loan), which default has continued unremedied for the applicable cure period under the terms of such Mortgage Loan or Serviced Whole Loan (or, if no cure period is specified, 60 days);

(5)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law or the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the related borrower and such decree or order has remained in force undischarged or unstayed for a period of sixty (60) days;

(6)       the related borrower has consented to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to such borrower or of or relating to all or substantially all of its property;

(7)       the related borrower has admitted in writing its inability to pay its debts generally as they become due, filed a petition to take advantage of any applicable insolvency or reorganization statute, made an assignment for the benefit of its creditors, or voluntarily suspended payment of its obligations;

(8)       the master servicer or the special servicer, as applicable, receives notice of the commencement of foreclosure or similar proceedings with respect to the corresponding Mortgaged Property; or

(9)       the master servicer or the special servicer (and in the case of the special servicer, with the consent of the Directing Certificateholder (other than with respect to an Excluded Loan), unless a Control Termination Event has occurred and is continuing) determines that (i) a default (including, in the master servicer’s or the special servicer’s judgment, the failure of the related borrower to maintain any insurance required to be maintained pursuant to the related Mortgage Loan documents, unless such default has been waived in accordance with the PSA) under the Mortgage Loan documents (other than as described in clause 3 above) is imminent or reasonably foreseeable, (ii) such default will materially impair the value of the corresponding Mortgaged Property as security for the Mortgage Loan or Serviced Pari Passu Companion Loan (if any) or otherwise materially and adversely affect the interests of Certificateholders (or the holder of the related Serviced Pari Passu Companion Loan) and (iii) the default is likely to continue unremedied for the applicable cure period under the terms of the Mortgage Loan documents, or, if no cure period is specified and the default is capable of being cured, for 60 days.

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Pari Passu Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Pari Passu Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Pari Passu Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Pari Passu Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Pari Passu Companion Loan will also become a Specially Serviced Loan. The master servicer will not have any responsibility for the performance by the special servicer of its duties under the PSA. Any Mortgage Loan (excluding any Non-Serviced Mortgage Loan) that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

If any Specially Serviced Loan, in accordance with its original terms or as modified in accordance with the PSA, becomes performing for at least 3 consecutive Periodic Payments (provided that no additional event of default is foreseeable in the reasonable judgment of the special servicer and no other event or circumstance exists that causes such Mortgage Loan or related Companion Loan to otherwise constitute a Specially Serviced Loan), the special servicer will be required to transfer servicing of such Specially Serviced Loan (a “Corrected Loan”) to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Mortgage Loan (other than a Non-Serviced Mortgage Loan) and, if applicable, any Serviced Whole Loan that becomes a Specially Serviced Loan not later than 60 days after the servicing of such Mortgage Loan is transferred to the special servicer. Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but only with respect to any Mortgage Loan other than an Excluded Loan and prior to the occurrence and continuance of a Consultation Termination Event);

●	with respect to any related Serviced Pari Passu Companion Loan, the holder of the related Serviced Pari Passu Companion Loan or, to the extent the related Serviced Pari Passu Companion Loan has been included in a securitization transaction, the master servicer of such securitization into which the related Serviced Pari Passu Companion Loan has been sold;

●	the operating advisor (but, other than with respect to an Excluded Loan, only after the occurrence and during the continuance of a Control Termination Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Final Asset Status Report will be provided to the certificate administrator and the certificate administrator will be required to post the summary of the Final Asset Status Report to the certificate administrator’s website.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	a summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Property (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an Excluded Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business days after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within 10 business days) is not in the best interest of all the Certificateholders and the holder of any related Companion Loan, as a collective whole, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within the 10 business day period and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders and the holder of any related Companion Loan, as a collective whole; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer may act upon the direction of the Directing Certificateholder, if consistent with the Servicing Standard.

If a Control Termination Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within 10 business days following the later of receipt of (i) such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report. The special servicer may revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu nature of such Companion Loan)).

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence and continuance of a Consultation Termination Event, each of the Directing Certificateholder (other than with respect to an Excluded Loan) and the operating advisor will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

With respect to each Non-Serviced Mortgage Loan, the related Non-Serviced Directing Certificateholder will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to the related Non-Serviced Whole Loan that are substantially similar, but not identical, to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”. See also “—Servicing of the Non-Serviced Mortgage Loans” below.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Mortgage Loan (other than a Non-Serviced Mortgage Loan) has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the related Companion Holders), as a collective whole as if such Certificateholders and, if applicable, Companion Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the Mortgaged Property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the Mortgaged Property by the Lower-Tier REMIC longer than the above-referenced 3 year period will not result in the imposition of a tax on any Trust REMIC or cause any Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to cause any Mortgaged Property acquired by the issuing entity to be administered so that it constitutes “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the Mortgaged Property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If any Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of such Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, no Trust REMIC will be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property. In addition, it is possible that none of the income with respect to a Mortgaged Property would qualify if a separate charge is not stated for non-customary services provided to tenants or if such services are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hotel property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to a REMIC at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the related Companion Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the applicable REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property for which it is acting as special servicer, but only to the extent that amounts on deposit in the applicable REO Account relate to such REO Property. To the extent that amounts in the applicable REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of (x) the date that is on or prior to each Determination Date or (y) two (2) Business Days after such amounts are received and properly identified and determined to be available, the special servicer is required to deposit (or remit to the master servicer for it to deposit) all amounts received in respect of each REO Property during the most recently ended Collection Period, net of any amounts withdrawn to make any permitted disbursements, into the Collection Account; provided that the special servicer may retain in the applicable REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that no satisfactory arrangements (including by way of discounted payoff) can be made for collection of delinquent payments on a Defaulted Loan (as defined below) and a sale of such Defaulted Loan would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan, Certificateholders and any holder of the related Serviced Pari Passu Companion Loan (as a collective whole as if such Certificateholders and Companion Holder constituted a single lender) and the special servicer attempts to sell such Defaulted Loan and any related Serviced Pari Passu Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for such Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Pari Passu Companion Loan in such manner as will be reasonably likely to maximize the value of the Defaulted Loan on a net present value basis. In the event that any Non-Serviced Special Servicer fails to comply with the terms of the related Intercreditor Agreement requiring the sale of the related Non-Serviced Mortgage Loan with each related Companion Loan, as a collective whole, under certain limited circumstances to the extent permitted under the related Intercreditor Agreement, the special servicer will be entitled to sell (with respect to any Mortgage Loan other than an Excluded Loan, with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders and, subject to the terms of the related Intercreditor Agreement (and provided that the related Non-Serviced Special Servicer will not be entitled to a liquidation fee with respect to liquidation of such Non-Serviced Mortgage Loan), the special servicer will be entitled to the liquidation fee that the related Non-Serviced Special Servicer would have otherwise been entitled to in connection with the sale of such Non-Serviced Mortgage Loan. In the absence of a cash offer at least equal to its outstanding principal balance plus all accrued and unpaid interest and outstanding costs and expenses and certain other amounts under the PSA (a “Par Purchase Price”), the special servicer may purchase the Defaulted Loan for the Par Purchase Price or may accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is generally required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any Excluded Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or delinquent in respect of its balloon payment, if any; provided that in respect of a balloon payment, such period will be 120 days if the related borrower has provided the master servicer or special servicer, as applicable, with a written and fully executed commitment or otherwise binding application for refinancing of the related Mortgage Loan from an acceptable lender reasonably satisfactory in form and substance to the master servicer or special servicer, as applicable; and, in either case, such delinquency is to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price unless (i) the offer is equal to or greater than the applicable Par Purchase Price and (ii) the offer is the highest offer received. Absent an offer at least equal to the Par Purchase Price, no offer from an Interested Person will constitute a fair price unless (A) it is the highest offer received and (B) at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal.

Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance by the master servicer.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee will be required to (at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable fees of, and the costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by, and will be reimbursable by, the Interested Person, and to the extent not collected from such Interested Person within 30 days of request therefor, by the master servicer as a Servicing Advance; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (with respect to any Mortgage Loan other than an Excluded Loan, in consultation with the Directing Certificateholder (unless a Consultation Termination Event has occurred and is continuing) and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s)), in accordance with the Servicing Standard (and subject to the requirements of any related Intercreditor Agreement), that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). In addition, the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable judgment consistent with the Servicing Standard, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Holder(s) constituted a single lender). The special servicer will be required to use reasonable efforts to sell all Defaulted Loans prior to the Rated Final Distribution Date.

An “Interested Person”, as of the date of any determination, is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any Borrower Party, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by the special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to any Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell each related Companion Loan together with such Mortgage Loan as one whole loan and will be required to require that all offers be submitted to the special servicer in writing. The special servicer will not be permitted to sell the related Mortgage Loan together with each related Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA and any related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted loan under the related Non-Serviced PSA, the related Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of such Non-Serviced Mortgage Loan, will have the right to consent to such sale, provided that the Non-Serviced Special Servicer may sell the related Non-Serviced Whole Loan without such consent if the required notices and information regarding such sale are provided to the issuing entity in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as no Control Termination Event has occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the operating advisor will be entitled to exercise such consent rights. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of any related Companion Loan under the related Intercreditor Agreements as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Major Decisions for Specially Serviced Loans (other than any Excluded Loan), and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below,

(2) the special servicer, with respect to all non-Specially Serviced Loans (other than any Excluded Loan), as to all Major Decisions and (3) the master servicer to the extent the Directing Certificateholder’s consent is required by clauses (i), (iii), (iv), (v), (vi), (viii), (x), (xi) and (xiii) of Master Servicer Decisions. With respect to any Mortgage Loan other than an Excluded Loan, upon the occurrence and during the continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence and during the continuance of a Consultation Termination Event, the Directing Certificateholders will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that (1) absent that selection, or (2) until a Directing Certificateholder is so selected, or (3) upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder, provided, however, that (i) in the case of clause (3), in the event no one holder owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA, and (ii) the certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class (as confirmed by the certificate registrar), or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Prime Finance CMBS B-Piece Holdco VI, L.P.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then-outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class; provided, however, that if at any time the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans, then the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a Certificate Balance greater than zero without regard to any Cumulative Appraisal Reduction Amounts. The Controlling Class as of the Closing Date will be the Class J certificates.

The “Control Eligible Certificates” will be any of the Class E, Class F, Class G, Class H or Class J certificates.

The master servicer, the special servicer, the operating advisor, the certificate administrator, the trustee or any certificateholder may request that the certificate registrar determine which class of certificates is the then-current Controlling Class and the certificate registrar must thereafter provide such information to the requesting party. The depositor, the trustee, the master servicer, the special servicer, the operating advisor and, for so long as no Consultation Termination Event has occurred and is continuing, the Directing

Certificateholder, may request that the certificate administrator provide, and the certificate administrator must so provide, a list of the holders (or Certificate Owners, if applicable) of the Controlling Class at the expense of the issuing entity. The trustee, the certificate administrator, the master servicer, the special servicer and the operating advisor may each rely on any such list so provided.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or special servicer, as applicable, then until such time as the new Directing Certificateholder is identified to the master servicer and special servicer, the master servicer or special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

Major Decisions

Except as otherwise described under “—Control Termination Event and Consultation Termination Event” and “—Servicing Override” below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans” below, prior to the occurrence and continuance of a Control Termination Event, the special servicer will only be permitted to take any of the following actions as to which the Directing Certificateholder has consented in writing within 10 business days after receipt of the special servicer’s written recommendation and analysis and all information reasonably requested by the Directing Certificateholder, and reasonably available to the special servicer in order to grant or withhold such consent (provided that if such written consent has not been received by the special servicer within such 10 business day period, the Directing Certificateholder will be deemed to have approved such action).

Each of the following is a “Major Decision”:

(i)        any proposed or actual foreclosure upon or comparable conversion (which may include acquisition of an REO Property) of the ownership of properties securing any Mortgage Loan (other than a Non-Serviced Mortgage Loan) and Serviced Companion Loan that comes into and continues in default;

(ii)        any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any extension of the maturity date of such Mortgage Loan or Serviced Whole Loan other than in connection with a maturity default if refinancing or sale is expected within 120 days as provided in clause (ix) of Master Servicer Decisions;

(iii)       following a default or an event of default with respect to a Mortgage Loan or Serviced Whole Loan, any exercise of remedies, including the acceleration of the Mortgage Loan or Serviced Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Mortgage Loan documents;

(iv)       any sale of a Defaulted Loan and any related defaulted Companion Loan, or any REO Property (other than in connection with the termination of the issuing entity as described under “—Termination; Retirement of Certificates”) and the related Intercreditor Agreement, in each case, for less than the applicable Purchase Price;

(v)        any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(vi)       any release of collateral or any acceptance of substitute or additional collateral for a Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Mortgage Loan documents;

(vii)      any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or a Serviced Whole Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt as described under clause (xiv) of the definition of “Master Servicer Decision” or as may be effected (I) without the consent of the lender under the related loan agreement, (II) pursuant to the specific terms of such Mortgage Loan (III) for which there is no lender discretion;

(viii)     any property management company changes with respect to a Mortgage Loan, including, without limitation, approval of the termination of a manager and appointment of a new property manager, in each case, if the replacement property manager is a Borrower Party;

(ix)      any franchise changes with respect to a Mortgage Loan for which the lender is required to consent or approve such changes under the related Mortgage Loan documents;

(x)       other than in the case of any non-Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Mortgage Loan documents and for which there is no lender discretion;

(xi)       any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in a borrower or guarantor releasing a borrower or guarantor from liability under a Mortgage Loan (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan other than pursuant to the specific terms of such Mortgage Loan or Serviced Whole Loan and for which there is no lender discretion;

(xii)      other than in the case of any non-Specially Serviced Loan, any modification, amendment, consent to a modification or waiver of any material term of any intercreditor, co-lender or similar agreement with any mezzanine lender, subordinate debt holder or Pari Passu Companion Loan holder related to a Mortgage Loan or Whole Loan, or any action to enforce rights (or decision not to enforce rights) with respect thereto; provided, however, that any such modification or amendment that would adversely impact the master servicer will additionally require the consent of the master servicer as a condition to its effectiveness;

(xiii)     any consent to incurrence of additional debt by a borrower or mezzanine debt by a direct or indirect parent of a borrower;

(xiv)     agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (A) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (B) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment;

(xv)      determining whether to cure any default by a borrower under a Ground Lease or permit any Ground Lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new Ground Lease; and

(xvi)     other than in the case of any non-Specially Serviced Loan, approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve any borrower of the obligation to provide financial statements on at least a quarterly basis) following three consecutive late deliveries of financial statements.

Subject to the terms and conditions of this section, the special servicer will be required to process all requests for any matter that constitutes a “Major Decision” with respect to all Mortgage Loans (other than any Non-Serviced Mortgage Loans) and Serviced Companion Loans. Further, upon receiving a request for any matter described in this section that constitutes a Major Decision with respect to a Mortgage Loan (other than any Non-Serviced Mortgage Loan) and any Serviced Companion Loan that is not a Specially Serviced Loan, the master servicer will be required to promptly forward such request to the special servicer and the special servicer will be required to process such request (including, without limitation, interfacing with the borrower) and except as provided in the next sentence, the master servicer will have no further obligation with respect to such request or the Major Decision. With respect to such request, the master servicer will continue to cooperate with the special servicer by delivering any additional information in the master servicer’s possession to the special servicer requested by the special servicer relating to such Major Decision. The master servicer will not be permitted to process any Major Decision and will not be required to interface with the borrower or provide a written recommendation and analysis with respect to any Major Decision.

Asset Status Report

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of the Special Servicer

With respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of the Special Servicer Without Cause” and “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event and Consultation Termination Event

With respect to any Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan, if a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred and is continuing, the special servicer will not be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision or Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the special servicer. In the event the special servicer receives no response from the Directing Certificateholder within 10 business days following its written request for input on any required consultation, the special servicer will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the special servicer from consulting with the Directing Certificateholder on any future matters with respect to the related Mortgage Loan (other than a Non-Serviced Mortgage Loan or an Excluded Loan) or Serviced Whole Loan. With respect to any Excluded Special Servicer Loan (that is not also an Excluded Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select an Excluded Special Servicer with respect to such Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use reasonable efforts to select the related Excluded Special Servicer. The resigning special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer.

In addition, if a Control Termination Event has occurred and is continuing, the special servicer will also be required to consult with the operating advisor in connection with any Major Decision (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the special servicer receives no response from the operating advisor within 10 business days following the later of (i) its written request for input on any required consultation and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the special servicer will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the special servicer from consulting with the operating advisor on any future matters with respect to the related Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Excluded Loan (regardless of whether a Control Termination Event has occurred and is continuing), the special servicer or the related Excluded Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred and is continuing, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will not have any consultation or consent rights under the PSA or any right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all

Certificateholders) or any other rights as Directing Certificateholder under the PSA. The special servicer will nonetheless be required to consult with only the operating advisor in connection with Major Decisions, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material special servicer actions.

A “Control Termination Event” will occur when (i) the Class E certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided, however, that a Control Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of the Class E certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided, however, that a Consultation Termination Event will not be deemed continuing in the event that the Certificate Balances of the certificates other than the Control Eligible Certificates have been reduced to zero as a result of principal payments on the Mortgage Loans.

With respect to any Excluded Loan, the Directing Certificateholder or any Controlling Class Certificateholder will not have any consent or consultation rights with respect to the servicing of such Excluded Loan and a Control Termination Event and Consultation Termination Event will be deemed to have occurred with respect to an Excluded Loan.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E certificates and the Class E certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of Class E certificates, the successor Class E certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of such Class E certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder with respect to any Mortgage Loan other than an Excluded Loan, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of any related Serviced Pari Passu Companion Loan), as a collective whole (taking into account the pari passu nature of any Companion Loan), the master servicer or special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable, provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or special servicer, as applicable, under the PSA or (4) cause the master servicer or special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of the Directing Certificateholder with respect to Non-Serviced Mortgage Loans

With respect to any Non-Serviced Whole Loan, the Directing Certificateholder for this securitization will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the related Non-Serviced

Directing Certificateholder. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, has consultation rights with respect to certain major decisions relating to the related Non-Serviced Whole Loan and, other than in respect of an Excluded Loan, so long as no Consultation Termination Event has occurred and is continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, other than in respect of an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan that has become a defaulted loan under the PSA or the related Non-Serviced PSA, as applicable. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans”.

Rights of the Holders of Serviced Pari Passu Companion Loans

With respect to a Serviced Pari Passu Mortgage Loan that has a related Pari Passu Companion Loan, the holder of the related Pari Passu Companion Loan has consultation rights with respect to certain Major Decisions and consent rights in connection with the sale of the related Serviced Whole Loan if it has become a Defaulted Loan to the extent described in “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans” and “—Sale of Defaulted Loans and REO Properties”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action, or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)       may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)       may act solely in the interests of the holders of the Controlling Class;

(c)       does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)       may take actions that favor the interests of the holders of one or more classes including the Controlling Class over the interests of the holders of one or more other classes of certificates; and

(e)       will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder,

which does not violate the terms of any Mortgage Loan, any law, the Servicing Standard or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or special servicer.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the controlling noteholders of any Non-Serviced Mortgage Loan or their respective designees (e.g., the related Non-Serviced Directing Certificateholder) will have limitations on liability with respect to actions taken in connection with the related Mortgage Loan similar to the limitations of the Directing Certificateholder described above pursuant to the terms of the related Intercreditor Agreement and the related Non-Serviced PSA. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans”.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent, and in accordance with the standard of care, set forth in the PSA, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights as operating advisor under the PSA for this transaction with respect to any Non-Serviced Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA) or any related REO Properties. In addition, the operating advisors or equivalent parties under the WFCM 2016-LC25 Pooling and Servicing Agreement, the CFCRE 2016-C6 Pooling and Servicing Agreement and the CGCMT 2016-C3 Pooling and Servicing Agreement have certain obligations and consultation rights with respect to the Walmart Shadow Anchored Portfolio Whole Loan, the Potomac Mills Whole Loan and the 80 Park Plaza Whole Loan, respectively, which are substantially similar to those of the operating advisor under the PSA for this transaction. The Hilton USA Trust 2016-HHV Trust and Servicing Agreement does not provide for an operating advisor or equivalent party.

Duties of Operating Advisor While No Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, unless a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will be limited to the following, and generally will not involve an assessment of specific actions of the special servicer:

(a)       promptly reviewing information available to Privileged Persons on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA;

(b)       promptly reviewing each Final Asset Status Report; and

(c)       reviewing any Cumulative Appraisal Reduction Amount and net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan (after they have been finalized); however the operating advisor may not opine on, or otherwise call into question, such Cumulative Appraisal Reduction Amount calculations and/or net present value calculations (except that if the operating advisor discovers a mathematical error contained in such calculations, then the operating advisor will be required to notify the special servicer and the Directing Certificateholder of such error).

The operating advisor’s review of information (other than a Final Asset Status Report and information accompanying such report) or interaction with the special servicer related to any specific Specially Serviced Loan is only to provide background information to support the operating advisor’s duties following a servicing transfer, if needed, or to allow more meaningful interaction with the special servicer.

A “Final Asset Status Report”, with respect to any Specially Serviced Loan, means each related Asset Status Report, together with such other data or supporting information provided by the special servicer to the Directing Certificateholder which does not include any communication (other than the related Asset Status Report) between the special servicer and Directing Certificateholder with respect to such Specially Serviced Loan; provided that, with respect to any Mortgage Loan other than an Excluded Loan, so long as no Control Termination Event has occurred and is continuing, no Asset Status Report will be considered to be a Final Asset Status Report unless the Directing Certificateholder has either finally approved of and consented to the actions proposed to be taken in connection therewith, or has exhausted all of its rights of approval or consent or has been deemed to have approved or consented to such action or the Asset Status Report is otherwise implemented by the special servicer in accordance with the terms of the PSA.

Duties of Operating Advisor While a Control Termination Event Has Occurred and Is Continuing

With respect to each Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan, while a Control Termination Event has occurred and is continuing, the operating advisor’s obligations will consist of the following:

(a)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”;

(b)       the operating advisor will be required to consult (on a non-binding basis) with the special servicer in accordance with the Operating Advisor Standard with respect to Major Decisions as described under “—The Directing Certificateholder—Major Decisions”;

(c)       the operating advisor will be required to prepare an annual report (if any Mortgage Loan (other than any Non-Serviced Mortgage Loan) or Serviced Whole Loan was a Specially Serviced Loan during the prior calendar year) in the form attached to this prospectus as Annex C to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report”; and

(d)       the operating advisor will be required to promptly recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with: (1) any Cumulative Appraisal Reduction Amount or (2) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to utilization by the special servicer.

In connection with the performance of the duties described in clause (d) above:

  (i)      after the calculation but prior to the utilization by the special servicer, the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

  (ii)     if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

  (iii)     if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply and will provide such parties prompt written notice of its determination.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Holders constituted a single lender), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, any mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, or any of their affiliates.

Annual Report. After the occurrence and during the continuance of a Control Termination Event, based on the operating advisor’s review of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) delivered to the operating advisor by the special servicer, including each Asset Status Report delivered during the prior calendar year, the operating advisor will (if any Mortgage Loans were Specially Serviced Loans in the prior calendar year) prepare an annual report in the form attached to this prospectus as Annex C to be provided to the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year for which a Control Termination Event was continuing as of December 31 and setting forth its assessment of the special servicer’s performance of its duties under the PSA during the prior calendar year on a “platform-level basis” with respect to the resolution and/or liquidation of Specially Serviced Loans that the special servicer is responsible for servicing under the PSA; provided, however, that in the event the special servicer is replaced, the operating advisor’s annual report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such annual report. Only as used in connection with the operating advisor’s annual report, the term “platform-level basis” refers to the special servicer’s performance of its duties as they relate to the resolution and liquidation of Specially Serviced Loans, taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance report, Attestation Report, Asset Status Report and other information delivered to the operating advisor by the special servicer (other than any communications between the Directing Certificateholder and the special servicer that would be Privileged Information) pursuant to the PSA. Notwithstanding the foregoing, no annual report will be required from the operating advisor with respect to the special servicer if, during the prior calendar year, no Asset Status Report was prepared by the special servicer in connection with a Specially Serviced Loan or REO Property.

The special servicer must be given an opportunity to review any annual report produced by the operating advisor at least 5 business days prior to its delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such annual report that are provided by the special servicer.

In each annual report, the operating advisor will identify any material deviations (i) from the Servicing Standard and (ii) from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of Specially Serviced Loans or REO Properties that the special servicer is responsible for servicing under the PSA (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan) based on the limited review required in the PSA. Each annual report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in this prospectus and as provided in the PSA regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any annual report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any annual report will describe any resulting limitations, and the operating advisor will not be subject to any liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided without liability for any such reliance thereunder.

Recommendation of the Replacement of the Special Servicer

After the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor may recommend the replacement of the special servicer in the manner described in “—Replacement of the Special Servicer Without Cause”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)        that is the special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by the Rating Agencies (including, in the case of the operating advisor, this transaction) but has not been the special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer or operating advisor, as applicable, as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)      that is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, or a depositor, a trustee, a certificate administrator, the master servicer or the special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates;

(iv)      that has not been paid by the special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer; and

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled “Privileged Information” received from the special servicer or the Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than with respect to an Excluded Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information (including any such information contained within any Asset Status Report) that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party and (iii) information subject to attorney-client privilege.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Control Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan and other than any Excluded Loan) other than pursuant to a Privileged Information Exception.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor may delegate its duties to agents or subcontractors in accordance with the PSA; however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure that is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, was entered against the operating advisor, and such decree or order remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, the trustee may, and upon the written direction of Certificateholders representing at least 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the classes of certificates), the trustee will, promptly terminate the operating advisor for cause and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the trustee is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (for any Mortgage Loan other than an Excluded Loan and only for so long as no Consultation Termination Event has occurred), any Companion Holder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event may waive such Operating Advisor Termination Event within 20 days of the receipt of notice from the trustee of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

After the occurrence and during the continuance of a Consultation Termination Event, the operating advisor may be removed upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable) requesting a vote to replace the operating advisor with a replacement operating advisor that is an Eligible Operating Advisor selected by such Certificateholders, (ii) payment by such requesting holders to the certificate administrator of all reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote and (iii) receipt by the trustee of the Rating Agency Confirmation with respect to such removal.

The certificate administrator will be required to promptly provide written notice to all Certificateholders of such request by posting such notice on its internet website, and by mail, and conduct the solicitation of votes of all certificates in such regard.

Upon the vote or written direction of holders of at least 75% of the Voting Rights (taking into account the application of Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of classes to which such Cumulative Appraisal Reduction Amounts are allocable), the trustee will immediately replace the operating advisor with the replacement operating advisor.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the Class V certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the asset representations reviewer and the Directing Certificateholder, if applicable, if the operating advisor has secured a replacement operating advisor that is an Eligible Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor and receipt by the trustee of a Rating Agency Confirmation from each Rating Agency. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason it will remain entitled to any accrued and unpaid fees and reimbursement of Operating Advisor Expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on the CREFC® delinquent loan status report and/or the CREFC® loan periodic update file delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer and to provide notice to all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to the Certificateholders, the certificate administrator, based on information provided to it by the master servicer or the special servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) and/or (3), deliver such information in a written notice (which may be via email) within 2 business days to the master servicer, the special servicer, the operating advisor and the asset representations reviewer. An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2) at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. In general, upon a Delinquent Loan becoming a Specially Serviced Loan, as part of the special servicer’s initial investigation into the circumstances that caused the Mortgage Loan to become delinquent and be transferred to the special servicer, the special servicer will typically conduct a review of the Delinquent Loan for possible breaches of representations and warranties. Given that the special servicer will commonly have already conducted such a review and discussed any findings with the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) prior to the occurrence of an Asset Review Trigger, to avoid additional fees, costs and expenses to the issuing entity, we set the Delinquent Loan percentage based on an outstanding principal balance in clause (1) of the definition of Asset Review Trigger to exceed a delinquency rate that would result in estimated losses that exceed the subordination provided by the Control Eligible Certificates. For purpose of this calculation, we assumed an average loss severity of 40%, however, we cannot assure you that any actual loss severity will equal that assumed percentage. On the other hand, a significant number of Delinquent Loans by loan count, but representing a smaller percentage of the aggregate outstanding principal balance of the Mortgage Loans than the percentage set forth in clause (1) of the definition of Asset Review Trigger, could also indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have an alternative test as set forth in clause (2) of the definition of Asset Review Trigger, namely to have the Asset Review Trigger be met if Mortgage Loans representing 15 of the Mortgage Loans (by loan count) are Delinquent Loans so long as those Mortgage Loans represent at least 20% of the aggregate outstanding principal balance of the Mortgage Loans. With respect to the 174 prior pools of commercial mortgage loans for which Wells Fargo Bank (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006, the highest percentage of mortgage loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between January 1, 2010 and October 1, 2016, was 98.5%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was 11.3%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was 90.5% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was 9.6%.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least 60 days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5.0% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will promptly provide written notice of such direction to all Certificateholders (with a copy to the asset representations reviewer), and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by Certificateholders evidencing at least (i) a majority of those Certificateholders who cast votes and (ii) a majority of an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until, as applicable, (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) a new Asset Review Trigger has occurred as a result or an Asset Review Trigger is otherwise in effect, (C) the certificate administrator has timely received an Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5.0% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) will be required to promptly, but in no event later than within 10 business days, provide the following materials in electronic format to the extent in their possession to the asset representations reviewer (collectively, with the Diligence Files posted to the secure data room by the certificate administrator, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)      a copy of an assignment of the Mortgage in favor of the trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)     a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)    a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)    copies of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)     a copy of an assignment in favor of the trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)    copies of any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that the asset representations reviewer has determined are necessary in connection with its completion of any Asset Review and that are requested by the asset representations reviewer, in the time frames and as otherwise described below.

In the event that, as part of an Asset Review of a Mortgage Loan, the asset representations reviewer determines that it is missing any document that is required to be part of the Review Materials for such Mortgage Loan and that is necessary in connection with its completion of the Asset Review, the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials, notify the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing document(s), and request the master servicer or special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of notification from the asset representations reviewer, deliver to the asset representations reviewer such missing document(s) to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent such documents are in the possession of such party but in any event excluding any documents that contain information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith and sole discretion to be relevant to the Asset Review (any such information, “Unsolicited Information”), as described below.

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence Files posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer,

as an independent contractor, will be required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the applicable mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required of or performed on that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance by the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials and (ii) if applicable, Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

The asset representations reviewer must prepare a preliminary report with respect to each delinquent loan within 56 days after the date on which access to the secure data room is provided by the certificate administrator. In the event that the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) to the extent in the possession of the master servicer or special servicer, as applicable, or from the related mortgage loan seller within 10 business days following the request by the asset representations reviewer to the master servicer, the special servicer or the related mortgage loan seller, as the case may be, as described above, the asset representations reviewer will list such missing documents in a preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will be required to provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), and the related mortgage loan seller. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents or explanations to support the related mortgage loan seller’s claim that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be sent by the related mortgage loan seller to the asset representations reviewer. For the avoidance of doubt, the asset representations reviewer will not be required to prepare a preliminary report in the event the asset representations reviewer determines that there is no Test failure with respect to the related Delinquent Loan.

The asset representations reviewer will be required, within 60 days after the date on which access to the secure data room is provided to the asset representations reviewer by the certificate administrator or within 10 days after the expiration of the Cure/Contest Period (whichever is later), to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA, the related mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, the special servicer and the certificate administrator. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the related mortgage loan seller (or, in the case of Ladder Capital Finance LLC, against Ladder Capital Finance Holdings LLLP, Series REIT of Ladder Capital Finance Holdings LLLP and Series TRS of Ladder Capital Finance Holdings LLLP in respect of their respective payment guaranties), which, in each such case, will be the responsibility of the Enforcing Servicer. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the related mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which the Asset Review Report Summary was received, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than two business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to be at all times an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign under the PSA as described under the “—Resignation of Asset Representations Reviewer” below.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of DBRS, Fitch, Kroll Bond Rating Agency, Moody’s, Morningstar or S&P and that has not been the special servicer, operating advisor or asset representations reviewer on a transaction for which DBRS, Fitch, Kroll Bond Rating Agency, Moody’s, Morningstar or S&P has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, operating advisor or asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) that does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any information appropriately labeled as “Privileged Information” received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives such Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing greater than 25% of the Voting Rights; provided that with respect to any such failure that is not curable within such 30-day period, the asset representations reviewer will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30-day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(ii)     any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)    any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)    a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)     the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency,

readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders (which is required to be simultaneously delivered to the asset representations reviewer) electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights (without regard to the application of any Cumulative Appraisal Reduction Amounts) requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum (without regard to the application of any Cumulative Appraisal Reduction Amounts), the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of the Voting Rights elect to remove the asset representations reviewer without cause and appoint a successor,

the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor will be required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of the Special Servicer Without Cause

Except as limited by certain conditions described in this prospectus and subject to the rights of any related Companion Holder under a related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees and out-of-pocket expenses of any such termination incurred by the Directing Certificateholder without cause (including the costs of obtaining a Rating Agency Confirmation) will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote) and confirmation from the applicable rating agencies that the contemplated appointment or replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities, the certificate administrator will be required to post notice of the same on the certificate administrator’s website and concurrently by mail and conduct the solicitation of votes of all certificates in such regard, which requisite affirmative votes must be received within 180 days of the posting of such notice. Upon the written direction of holders of Principal Balance Certificates evidencing at least 66-2/3% of a Certificateholder Quorum, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination. The certificate administrator will include on each Distribution Date Statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of Realized Losses and, other than with respect to the termination of the asset representations reviewer, the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of the certificates) of all Principal Balance Certificates on an aggregate basis.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it has become a Borrower Party with respect to any Mortgage Loan or Serviced Whole Loan (any such Mortgage Loan or Serviced Whole Loan, an “Excluded Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Excluded Special Servicer Loan. Prior to the occurrence and continuance of a Control Termination Event, if the applicable Excluded Special Servicer Loan is not also an Excluded Loan, the Directing Certificateholder will be required to select a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Excluded Special Servicer”) for the related Excluded Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Excluded Special Servicer Loan is also an Excluded Loan, the resigning special servicer will be required to use commercially reasonable efforts to appoint the Excluded Special Servicer; provided that if the resigning special servicer fails to appoint an Excluded Special Servicer within 30 days of the special servicer’s notice of resignation, such resigning special servicer will, at its own expense, petition any court of competent jurisdiction for the appointment of an Excluded Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Excluded Special Servicer or with respect to the identity of the applicable Excluded Special Servicer. It will be a condition to any such appointment that (i) the Rating Agencies confirm that the appointment would not result in a qualification, downgrade or withdrawal of any of their then-current ratings of the certificates and the equivalent from each NRSRO hired to provide ratings with respect to any class of securities backed, wholly or partially, by any Serviced Pari Passu Companion Loan, (ii) the applicable Excluded Special Servicer is a Qualified Replacement Special Servicer and (iii) the applicable Excluded Special Servicer delivers to the depositor and the certificate administrator and any applicable depositor and certificate administrator of any other securitization, if applicable, that contains a Serviced Pari Passu Companion Loan, the information, if any, required pursuant to Item 6.02 of the Form 8-K regarding itself in its role as Excluded Special Servicer.

If at any time the special servicer is no longer a Borrower Party with respect to an Excluded Special Servicer Loan (including, without limitation, as a result of the related Mortgaged Property becoming REO Property), (1) the related Excluded Special Servicer will be required to resign, (2) the related Mortgage Loan or Serviced Whole Loan will no longer be an Excluded Special Servicer Loan, (3) the special servicer will become the special servicer again for such related Mortgage Loan or Serviced Whole Loan and (4) the special servicer will be entitled to all special servicing compensation with respect to such Mortgage Loan or Serviced Whole Loan earned during such time on and after such Mortgage Loan or Serviced Whole Loan is no longer an Excluded Special Servicer Loan.

The applicable Excluded Special Servicer will be required to perform all of the obligations of the special servicer for the related Excluded Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Excluded Special Servicer Loan earned during such time as the related Mortgage Loan or Serviced Whole Loan is an Excluded Special Servicer Loan (provided that the special servicer will remain entitled to all other special servicing compensation with respect to all Mortgage Loans and Serviced Whole Loans that are not Excluded Special Servicer Loans during such time).

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicer in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) currently has a special servicer rating of at least “CSS3” from Fitch, (vii) is currently acting as a special servicer in a CMBS transaction rated by Moody’s on a transaction-level basis (as to which CMBS transaction there are outstanding CMBS rated by Moody’s), (viii) is currently acting as a special servicer in a CMBS transaction rated by DBRS (as to which CMBS transaction there are outstanding CMBS rated by DBRS) and (ix) is not a special servicer that has been cited by Moody’s or DBRS as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In addition, after the occurrence and during the continuance of a Consultation Termination Event, if the operating advisor determines that the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard, the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written recommendation detailing the reasons supporting its position (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post it on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation.

The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of Principal Balance Certificates evidencing at least a majority of the aggregate Voting Rights (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis. In the event the holders of such Principal Balance Certificates elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time and confirmation from the applicable rating agencies that such replacement will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by the Certificateholders, provided that such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

No appointment of a special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to any Non-Serviced Whole Loans, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the related Non-Serviced Directing Certificateholder (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Termination of the Master Servicer or Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       (i) any failure by the master servicer to make a required deposit to the Collection Account or remit to the companion paying agent for deposit into the related

Companion Distribution Account on the day and by the time such deposit or remittance was first required to be made, which failure is not remedied within one business day, or (ii) any failure by the master servicer to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted, which failure is not remedied by 11:00 a.m. New York City time on the relevant Distribution Date;

(b)       any failure by the special servicer to deposit into the applicable REO Account within one business day after the day such deposit is required to be made, or to remit to the master servicer for deposit in the Collection Account, or any other account required under the PSA, any such deposit or remittance required to be made by the special servicer pursuant to, and at the time specified by, the PSA;

(c)       any failure by the master servicer or the special servicer, as the case may be, duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (or (i) with respect to any year that a report on Form 10-K is required to be filed, 5 business days in the case of the master servicer’s or special servicer’s obligations under the PSA in respect of Exchange Act reporting items (after any applicable grace periods), (ii) 15 days in the case of the master servicer’s failure to make a Servicing Advance or (iii) 15 days in the case of a failure to pay the premium for any property insurance policy required to be maintained under the PSA) after written notice of the failure has been given to the master servicer or special servicer, as the case may be, by any other party to the PSA, or to the master servicer or special servicer, as the case may be, with a copy to each other party to the related PSA, by Certificateholders evidencing not less than 25% of all Voting Rights or, with respect to a Serviced Whole Loan if affected by that failure, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that failure is capable of being cured and the master servicer or the special servicer, as the case may be, is diligently pursuing that cure, such period will be extended an additional 30 days; provided, further, however, that such extended period will not apply to the obligations regarding Exchange Act reporting;

(d)       any breach on the part of the master servicer or special servicer, as the case may be, of any representation or warranty in the PSA that materially and adversely affects the interests of any class of Certificateholders or holders of any Serviced Pari Passu Companion Loan and that continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, will have been given to the master servicer or special servicer, as the case may be, by the depositor, the certificate administrator or the trustee, or to the master servicer, the special servicer, the depositor, the certificate administrator and the trustee by the Certificateholders evidencing not less than 25% of Voting Rights or, with respect to a Serviced Whole Loan affected by such breach, by the holder of the related Serviced Pari Passu Companion Loan; provided, however, that if that breach is capable of being cured and the master servicer or special servicer, as the case may be, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or special servicer, and certain actions by or on behalf of the master servicer or special servicer indicating its insolvency or inability to pay its obligations; or

(f)       any of DBRS, Fitch or Moody’s (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) has (i) qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates or

Serviced Pari Passu Companion Loan Securities, as applicable, or (ii) placed one or more classes of certificates or Serviced Pari Passu Companion Loan Securities, as applicable, on “watch status” in contemplation of a ratings downgrade or withdrawal (and in the case of clause (i) or (ii), such action has not been withdrawn by DBRS, Fitch or Moody’s, as applicable (or, in the case of Serviced Pari Passu Companion Loan Securities, any Companion Loan Rating Agency) within 60 days of such rating action) and, in the case of either of clauses (i) or (ii), publicly citing servicing concerns with the master servicer or special servicer, as the case may be, as the sole or a material factor in such rating action.

“Serviced Pari Passu Companion Loan Securities” means, for so long as the related Mortgage Loan or any successor REO Loan is part of the Mortgage Pool, any class of securities issued by another securitization and backed by a Serviced Pari Passu Companion Loan.

Rights Upon Servicer Termination Event

If a Servicer Termination Event occurs with respect to the master servicer or the special servicer under the PSA, then, so long as the Servicer Termination Event remains unremedied, the depositor or the trustee will be authorized, and at the written direction of Certificateholders entitled to more than 25% of the Voting Rights or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder (solely with respect to the special servicer and other than with respect to an Excluded Loan), the trustee will be required to terminate all of the rights and obligations of the defaulting party as master servicer or special servicer, as the case may be (other than certain rights in respect of indemnification and certain items of servicing compensation), under the PSA. The trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may (or, at the written request of Certificateholders entitled to a majority of the Voting Rights, or, for so long as no Control Termination Event has occurred and is continuing and other than in respect of an Excluded Loan, the Directing Certificateholder, it will be required to) appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, that has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld. In addition, none of the asset representations reviewer, the operating advisor and their respective affiliates may be appointed as a successor master servicer or special servicer.

Notwithstanding anything to the contrary contained in the section above, if a Servicer Termination Event on the part of the special servicer remains unremedied and affects the holder of a Serviced Pari Passu Companion Loan, and the special servicer has not otherwise been terminated, the holder of such Serviced Pari Passu Companion Loan (or, if applicable, the related trustee, acting at the direction of the related directing certificateholder (or similar entity)) will be entitled to direct the trustee to terminate the special servicer solely with respect to the related Serviced Whole Loan. The appointment (or replacement) of the special servicer with respect to a Serviced Whole Loan will in any event be subject to Rating Agency Confirmation from each Rating Agency and confirmation from the applicable rating agencies that such appointment (or replacement) will not result in the downgrade, withdrawal or qualification of the then-current ratings of any class of any related Serviced Pari Passu Companion Loan Securities. A replacement special servicer will be selected by the trustee or, prior to a Consultation Termination Event, by the Directing Certificateholder;

provided, however, that any successor special servicer appointed to replace the special servicer with respect to a Serviced Pari Passu Mortgage Loan cannot at any time be the person (or an affiliate of such person) that was terminated at the direction of the holder of the related Serviced Pari Passu Companion Loan, without the prior written consent of such holder of the related Serviced Pari Passu Companion Loan.

Notwithstanding anything to the contrary contained in the section above, if a servicer termination event on the part of a Non-Serviced Master Servicer or Non-Serviced Special Servicer remains unremedied and affects the issuing entity, and such Non-Serviced Master Servicer or Non-Serviced Special Servicer has not otherwise been terminated, the trustee, acting at the direction of the Directing Certificateholder, will generally be entitled to direct the related Non-Serviced Trustee to terminate such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, solely with respect to the related Non-Serviced Whole Loan(s), and a successor will be appointed in accordance with the related Non-Serviced PSA.

In addition, notwithstanding anything to the contrary contained in the section described above, if the master servicer receives notice of termination solely due to a Servicer Termination Event described in clause (f) under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, and prior to being replaced as described in the third preceding paragraph, the master servicer will have 45 days after receipt of the notice of termination to find, and sell its rights and obligations to, a successor master servicer that meets the requirements of the master servicer under the PSA; provided that the Rating Agencies have each provided a Rating Agency Confirmation. The termination of the master servicer will be effective when such successor master servicer has succeeded the terminated master servicer, as successor master servicer and such successor master servicer has assumed the terminated master servicer’s servicing obligations and responsibilities under the PSA. If a successor has not entered into the PSA as successor master servicer within 45 days after notice of the termination of the master servicer, the master servicer will be replaced by the trustee as described above.

Notwithstanding the foregoing, (1) if any Servicer Termination Event on the part of the master servicer affects a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, and if the master servicer is not otherwise terminated, or (2) if a Servicer Termination Event on the part of the master servicer affects only a Serviced Pari Passu Companion Loan, the related holder of a Serviced Pari Passu Companion Loan or the rating on any Serviced Pari Passu Companion Loan Securities, then the master servicer may not be terminated by or at the direction of the related holder of such Serviced Pari Passu Companion Loan or the holders of any Serviced Pari Passu Companion Loan Securities, but upon the written direction of the related holder of such Serviced Pari Passu Companion Loan, the master servicer will be required to appoint a sub-servicer that will be responsible for servicing the related Serviced Whole Loan.

Further, if replaced as a result of a Servicer Termination Event, the master servicer or special servicer, as the case may be, will be responsible for the costs and expenses associated with the transfer of its duties.

Waiver of Servicer Termination Event

The Certificateholders representing at least 66-2/3% of the Voting Rights allocated to certificates affected by any Servicer Termination Event may waive such Servicer Termination Event; provided, however, that a Servicer Termination Event under clause (a), (b) or (f) of the definition of “Servicer Termination Event” may be waived only with the consent of all of the Certificateholders of the affected classes and a Servicer Termination Event under clause (c) of the definition of “Servicer Termination Event” relating to Exchange Act reporting may be waived only with the consent of the depositor. Upon any such waiver of a Servicer Termination Event, such Servicer Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of a Servicer Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement actions taken with respect to such Servicer Termination Event prior to such waiver from the issuing entity.

Resignation of the Master Servicer or Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor (which may be appointed by the resigning master servicer or special servicer, as applicable) and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as no Control Termination Event has occurred and is continuing, the approval of such successor by the Directing Certificateholder, which approval will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the defaulting party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a mortgage loan servicing institution, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies and, with respect to a successor special servicer, for so long as no Control Termination Event has occurred and is continuing, which has been approved by the Directing Certificateholder, which approval may not be unreasonably withheld.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all reasonable out-of-pocket costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of the Master Servicer or Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if the master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or special servicer.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. For the purposes of indemnification of the master servicer or the special servicer and limitation of liability, the master servicer or special servicer will be deemed not to have engaged in willful misconduct or committed bad faith or negligence in the performance of its respective obligations and duties under the PSA or acted in negligent disregard of such obligations and duties if the master servicer or special servicer, as applicable, fails to follow the terms of the Mortgage Loan documents because the master servicer or special servicer, as applicable, in accordance with the Servicing Standard, determines that compliance with any Mortgage Loan documents would or potentially would (i) cause any Trust REMIC to fail to qualify as a REMIC, (ii) cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code or (iii) cause a tax to be imposed on the trust or any Trust REMIC under the relevant provisions of the Code (for any such determination in clauses (i), (ii) or (iii), the master servicer and special servicer will be entitled to rely on advice of counsel, the cost of which will be reimbursed as an additional trust fund expense). The PSA will also provide that the master servicer (including in any capacity as the paying agent for any Serviced Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any actual or threatened legal or administrative action or claim that relates to the PSA, the Mortgage Loans, any related Serviced Companion Loan, the issuing entity or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense specifically required to be borne by such party pursuant to the terms the PSA, incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of such party’s obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action.

The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, paying agent or trustee under any Non-Serviced PSA with respect to a Non-Serviced Mortgage Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share (subject to the applicable Intercreditor Agreement) of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related Mortgaged Property (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other mortgage loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of such Non-Serviced PSA).

In addition, the PSA will provide that none of the master servicer (including in any capacity as the paying agent for any Companion Loan), the special servicer, the depositor, operating advisor or asset representations reviewer will be under any obligation to appear in, prosecute or defend any legal or administrative action, proceeding, hearing or examination that is not incidental to its respective responsibilities under the PSA or that in its opinion may involve it in any expense or liability not recoverable from the issuing entity. However, each of the master servicer, the special servicer, the depositor, the operating advisor and the asset representations reviewer will be permitted, in the exercise of its discretion, to undertake any action, proceeding, hearing or examination that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Pari Passu Companion Loan (as a collective whole), taking into account the pari passu nature of such Serviced Pari Passu Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan or Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, proceeding, hearing or examination and any liability resulting therefrom, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent with a qualified insurer that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and special servicer will be allowed to self-insure with respect to an errors and omissions policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor, or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA, subject to certain conditions set forth in the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by the depositor of any of the certificates issued to it or of the proceeds of such certificates, or for the use or application of any funds paid to the depositor in respect of the assignment of the Mortgage Loans to the issuing entity, or any funds deposited in or withdrawn from any Collection Account or any other account by or on behalf of the depositor, the master servicer, the special servicer or, in the case of the trustee, the certificate administrator. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

The rights and protections afforded to the trustee and the certificate administrator as set forth above and under the PSA will also apply to each other capacity in which it serves under the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Certificateholder to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if such party to the PSA determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the master servicer or the special servicer, as applicable, will be required to promptly forward it to the related mortgage loan seller. The master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) and the special servicer (in the case of Specially Serviced Loans) will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in accordance with the Servicing Standard.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) and the special servicer (in the case of Specially Serviced Loans) will be required to determine, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the master servicer or the special servicer, as applicable, determines that a Material Defect exists, the master servicer or the special servicer, as applicable, will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer, as applicable, with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Certificateholder. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request Is Initially Delivered by a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer or the special servicer, as applicable, and such party will be required to promptly forward it to the applicable mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the master servicer (in the case of Mortgage Loans that are not Specially Serviced Loans) and the special servicer (in the case of Specially Serviced Loans) (the “Enforcing Servicer”) will be the Enforcing Party with respect to the Certificateholder Repurchase Request.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to a Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor (solely in its capacity as operating advisor) or the Directing Certificateholder for this securitization has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to each other party to the PSA and the applicable mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”), and the Enforcing Servicer will be required to promptly send the PSA Party Repurchase Request to the related mortgage loan seller. The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request (a “Resolution Failure”), then the provisions described below under “—Resolution of a Repurchase Request” will apply. Receipt of the Repurchase Request will be deemed to occur 2 business days after the Repurchase Request is sent to the related mortgage loan seller. A Resolved Repurchase Request will not preclude the master servicer (in the case of non-Specially Serviced Loans) or the special servicer (in the case of Specially Serviced Loans) from exercising any of their respective rights related to a Material Defect in the manner and timing otherwise set forth in the PSA, in the related MLPA or as provided by law. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller makes a Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

Resolution of a Repurchase Request

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder, a party to the PSA or the Directing Certificateholder), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (a “Proposed Course of Action”). Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action, by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer will be compelled to follow (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that the responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for the responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will, within 15 business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results with the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer any questions from the Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating the Certificateholders’ responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the responses of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the related mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action indicating a recommendation to undertake mediation or arbitration, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action approved by the majority of responding Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party entitled to determine a course of action, including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems in good faith to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including, but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely deliver a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration (including whether to refer the matter to mediation (including nonbinding arbitration) or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party at the time when the Proposed Course of Action Notice was delivered to the Enforcing Servicer and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party entitled to enforce the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

Subject to the other provisions of this section, the Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and, if possible, commercial real estate finance or commercial mortgage-backed securitization matters.

The expenses of any mediation will be allocated among the parties to the mediation, including, if applicable, between the Enforcing Party and Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder (provided that no Consultation Termination Event has occurred and is continuing and subject to the time periods for such consultation set forth in the PSA), and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the Enforcing Servicer or the trustee, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, that the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the Enforcing Servicer to perform its obligations with respect to a Mortgage Loan (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu of foreclosure, or bankruptcy or other litigation) or the exercise of any rights of a Directing Certificateholder.

Any out-of-pocket expenses required to be borne by or allocated to the Enforcing Servicer in a mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

Servicing of the Non-Serviced Mortgage Loans

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Servicing of the Hilton Hawaiian Village Mortgage Loan

The Hilton Hawaiian Village Whole Loan, which includes the Hilton Hawaiian Village Mortgage Loan and any related REO Property, is serviced and administered under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement. Accordingly, the Hilton USA Trust 2016-HHV Master Servicer (or, if it fails to do so, the trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement) will generally make property protection advances, unless it is determined in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement that such property protection advance would not be recoverable from related collections. However, no such party will make a P&I Advance with respect to the Hilton Hawaiian Village Mortgage Loan. The Hilton USA Trust 2016-HHV Master Servicer will generally also remit collections on the Hilton Hawaiian Village Mortgage Loan to or on behalf of the trust for this securitization. However, the master servicer for this securitization will generally be obligated to compile reports that include information on the Hilton Hawaiian Village Mortgage Loan, and, to the extent required by the Servicing Standard, to enforce the rights of the trust as the holder for this securitization of the Hilton Hawaiian Village Mortgage Loan under the terms of the related co-lender agreement and make P&I Advances with respect to the Hilton Hawaiian Village Mortgage Loan, subject to any non-recoverability determination. The Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA both address similar servicing matters, including, but not limited to: collection of payments; establishment of accounts to hold such payments; investment of funds in those accounts; maintenance of insurance coverage on the mortgaged properties; enforcement of due-on-sale and due-on-encumbrance provisions; property inspections; collection of operating statements; loan assumptions; realization upon and sale of defaulted mortgage loans; acquisition, operation, maintenance and disposition of REO properties; servicing compensation; modifications, waivers, amendments and consents with respect to the serviced mortgage loans; servicing reports; servicer liability and indemnification; servicer resignation, servicer termination events; and the ability of certain parties to terminate a particular servicer in connection with a servicer termination event or otherwise. Nonetheless, the servicing arrangements under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement are expected to differ in certain respects from the servicing arrangements under the PSA. For example, the provisions of the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA differ with respect to, among other things, time periods and timing matters, terminology, allocation of duties between multiple servicers and other service providers, the specifics of particular servicer termination events, notices to and communications with applicable rating agencies and rating confirmation requirements. Below are certain matters regarding the servicing of the Hilton Hawaiian Village Mortgage Loan for your consideration:

●	The master servicer, the special servicer, the certificate administrator and the trustee under the PSA will have no obligation or authority to (a) supervise the actions of the Hilton USA Trust 2016-HHV Master Servicer, the Hilton USA Trust 2016-HHV Special Servicer or the trustee or the certificate administrator under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or (b) make Servicing Advances with respect to the Hilton Hawaiian Village Mortgage Loan. The obligation of the master servicer for this securitization to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to the Hilton Hawaiian Village Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer.

●	The Hilton USA Trust 2016-HHV Master Servicer will earn a servicing fee with respect to the Hilton Hawaiian Village Mortgage Loan at a rate equal to 0.00125% per annum.

●	Pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Hilton Hawaiian Village Mortgage Loan will be generally similar to the corresponding fee payable under the PSA, except that (i) the special servicing fee will accrue at a rate equal to 0.125% per annum, (ii) the Hilton USA Trust 2016-HHV Special Servicer will be entitled to a liquidation fee generally equal to 0.50% of liquidation proceeds and is not subject to any minimum or maximum rate payable in connection with any loan resolution, (iii) the Hilton USA Trust 2016-HHV Special Servicer will be entitled to a workout fee generally equal to 0.50% of interest and principal payments made on the Hilton Hawaiian Village Mortgage Loan if it becomes a rehabilitated mortgage loan and is not subject to any minimum or maximum fee payable in connection with any loan workout, and (iv) in each case of clauses (i) through (iii), such fees will be subject to certain additional or different offsets and thresholds, which may affect the circumstances under which such fees will be payable to the Hilton USA Trust 2016-HHV Special Servicer.

●	Nonrecoverable monthly debt service advances on the Hilton Hawaiian Village Whole Loan are reimbursable from loan proceeds prior to any payments of interest or principal on the related promissory notes; provided, that nonrecoverable monthly debt service advances on the Hilton Hawaiian Village Subordinate Companion Loans will be reimbursed after nonrecoverable monthly payment debt service advances on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans, which will be reimbursed on a pro rata and pari passu basis.

●	The Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the PSA may vary as regards to the extent to which late payment charges, default interest, modification fees, assumption fees, consent fees, defeasance fees and other ancillary fees are allocated to (i) cover or offset expenses, pay master servicing compensation and (iii) pay special servicing compensation, and such items will not be passed through to the trust for this securitization transaction.

●	Property protection advances with respect to the Hilton Hawaiian Village Whole Loan are reimbursable out of related collections, together with interest thereon at a prime rate. If the Hilton USA Trust 2016-HHV Master Servicer determines that a property protection advance it made with respect to the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property is nonrecoverable, such property protection advance will be reimbursed in full from any collections on the Hilton Hawaiian Village Whole Loan before any allocation or distribution is made in respect of the principal and interest payments on the Hilton Hawaiian Village Whole Loan. In the event that collections received after the final liquidation of the Hilton Hawaiian Village Whole Loan or the related mortgaged property are not sufficient to reimburse such property protection advances in full or pay other fees and trust fund expenses in full, the trust for this securitization will be required to pay its pro rata share of such fees and expenses as described above.

●	In the event that the Hilton USA Trust 2016-HHV Master Servicer determines that the monthly debt service advances on the Hilton Hawaiian Village Companion Loans are nonrecoverable, and the master servicer also determines that any P&I Advances on the Hilton Hawaiian Village Mortgage Loan are nonrecoverable, such advances will be reimbursed first in the following order before any amounts are allocated or distributed in respect of the interest or principal payment on the Hilton Hawaiian Village Mortgage Loan or the Hilton Hawaiian Village Pari Passu Companion Loans: first such advances on the Hilton Hawaiian Village Mortgage Loan and the Hilton Hawaiian Village Pari Passu Companion Loans will be reimbursed on a pro rata and pari passu basis, and then such advances on the Hilton Hawaiian Village Subordinate Companion Loan will be reimbursed.

●	The Hilton USA Trust 2016-HHV Master Servicer is generally responsible for servicing and administration of the Hilton Hawaiian Village Mortgage Loan prior to the occurrence of, and after the correction of, any special servicing loan event with respect to the Hilton Hawaiian Village Mortgage Loan, and the Hilton USA Trust 2016-HHV Special Servicer is generally responsible for servicing and administration of the Hilton Hawaiian Village Mortgage Loan while a special servicing loan event exists with respect thereto or if the related Mortgaged Property becomes an REO Property. However, the consent (or deemed consent) of the Hilton USA Trust 2016-HHV Special Servicer (subject to the rights of the directing certificateholder) is generally required for all major decisions with respect to the Hilton Hawaiian Village Whole Loan even if no special servicing loan event exists with respect thereto. The major decisions and special servicing loan events under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement vary, in some respects, from Major Decisions and servicing transfer events under the PSA.

●	The trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement will be the mortgagee of record with respect to the Hilton Hawaiian Village Whole Loan.

●	The custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement will generally be responsible for holding the loan documents with respect to the Hilton Hawaiian Village Whole Loan (other than the original promissory note for the Hilton Hawaiian Village Mortgage Loan and any allonges thereto). However, from time to time to the extent necessary for the servicing and administration of the Hilton Hawaiian Village Whole Loan, related loan documents will be released to the Hilton USA Trust 2016-HHV Master Servicer or the Hilton USA Trust 2016-HHV Special Servicer.

●	If the Hilton Hawaiian Village Whole Loan is subject to special servicing (subject to, if and when applicable, the consent/consultation rights of the directing certificateholder under the Hilton USA Trust 2016-HHV securitization), then the Hilton USA Trust 2016-HHV Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment is consistent with the related servicing standard and (ii) would not (A) cause any REMIC created under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement to fail to qualify as a REMIC or (B) result in the imposition of a tax upon any such REMIC. However, the Hilton USA Trust 2016-HHV Special Servicer may not extend the maturity date of the Hilton Hawaiian Village Whole Loan beyond the date that is the earlier of (a) 5 years prior to the latest rated final distribution date and (b) 20 years, or, to the extent consistent with accepted servicing practices, 10 years, prior to the current term of the related ground lease plus any options to extend the ground lease exercisable unilaterally by the related borrower.

●	The Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement upon a determination that such duties are no longer permissible under applicable law or to the extent the Hilton USA Trust 2016-HHV Special Servicer becomes a borrower affiliate.

●	Each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer will be liable in accordance with the Hilton USA Trust 2016-HHV Trust and Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special

Servicer will not be liable for any action taken, or for refraining from the taking of any action in good faith pursuant to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or for errors in judgment; provided that neither such party will be protected against any breach or representations or warranties made by it in the Hilton USA Trust 2016-HHV Trust and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement.

●	There is no operating advisor or asset representations reviewer (and therefore no monthly operating advisor fee or monthly asset representations reviewer fee and no dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”) with respect to the Hilton USA Trust 2016-HHV securitization.

The Hilton USA Trust 2016-HHV Trust and Servicing Agreement provides that each of the Hilton USA Trust 2016-HHV Master Servicer and the Hilton USA Trust 2016-HHV Special Servicer (and, in each case, certain related persons) will be entitled to indemnification for all losses, liabilities and expenses (including reasonable legal fees and expenses) incurred in connection with any legal action or other claims, losses, penalties, fines, foreclosures, judgments or liabilities relating to the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, the Hilton Hawaiian Village Whole Loan, the Hilton Hawaiian Village Intercreditor Agreement, the related Mortgaged Property or certificates issued under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement (other than any loss, liability or expense incurred by such party by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement). The Hilton Hawaiian Village Intercreditor Agreement requires that the PSA provide that any related master servicer, special servicer, certificate administrator, trustee or depositor under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and any director, officer, employee or agent of any of them will be entitled to indemnification by the trust fund for this securitization transaction and held harmless against such trust fund’s pro rata share of any loss, liability, claim, cost or expense incurred in connection with the servicing and administration of the Hilton Hawaiian Village Whole Loan or the related Mortgaged Property.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The Hilton Hawaiian Village Whole Loan” in this prospectus.

Servicing of the Walmart Shadow Anchored Portfolio Mortgage Loan

The Walmart Shadow Anchored Portfolio Mortgage Loan, together with the Walmart Shadow Anchored Portfolio Companion Loan and any related REO Property are serviced under the WFCM 2016-LC25 Pooling and Servicing Agreement.

The servicing arrangements under the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. In that regard, the following are considerations relating to servicing, including the identification of some (but not all) of the differences between the terms of the WFCM 2016-LC25 Pooling and Servicing Agreement and the terms of the Pooling and Servicing Agreement:

●	Pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement, the liquidation fee, the special servicing fee and the workout fee with respect to the Walmart Shadow Anchored Portfolio Mortgage Loan are similar to the corresponding fees payable under the Pooling and Servicing Agreement, provided that the special servicing fee under the WFCM 2016-LC25 Pooling and Servicing Agreement is not subject to a minimum amount.

●	The WFCM 2016-LC25 Servicer earns a primary servicing fee with respect to the Walmart Shadow Anchored Portfolio Mortgage Loan that is calculated at 0.05250% per annum (which includes any applicable sub-servicing fee rate).

●	The master servicer or the trustee, as applicable, will be required to make P&I Advances with respect to the Walmart Shadow Anchored Portfolio Mortgage Loan, unless such master servicer or the trustee, as applicable, or the special servicer, has determined that such advance would not be recoverable from collections on the Walmart Shadow Anchored Portfolio Mortgage Loan. The special servicer may, at its option, make a determination in accordance with the Servicing Standard that any proposed P&I Advance, if made, would be a Nonrecoverable Advance, which determination will be conclusive and binding on the related master servicer and the trustee.

●	The WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Trustee, as applicable, will be required to make property protection advances with respect to the Walmart Shadow Anchored Portfolio Whole Loan. If the WFCM 2016-LC25 Servicer or the WFCM 2016-LC25 Trustee, as applicable, determines that a property protection advance it made with respect to the Walmart Shadow Anchored Portfolio Whole Loan or the related Mortgaged Property is nonrecoverable, it is entitled to be reimbursed first from collections on, and proceeds of, the Walmart Shadow Anchored Portfolio Mortgage Loan and the Walmart Shadow Anchored Portfolio Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then from general collections on the mortgage loans in the securitization trust created pursuant to the WFCM 2016-LC25 Pooling and Servicing Agreement.

●	Amounts payable with respect to the Walmart Shadow Anchored Portfolio Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the WFCM 2016-LC25 Pooling and Servicing Agreement, may be allocated between the WFCM 2016-LC25 Servicer and the WFCM 2016-LC25 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

●	The WFCM 2016-LC25 Special Servicer will be required to take actions with respect to the Walmart Shadow Anchored Portfolio Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the Walmart Shadow Anchored Portfolio Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information are substantially similar to those of the PSA.

●	The requirement of the WFCM 2016-LC25 Servicer to make compensating interest payments in respect of the Walmart Shadow Anchored Portfolio Mortgage Loan is similar to the requirement of the master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The WFCM 2016-LC25 Servicer and WFCM 2016-LC25 Special Servicer (a) have rights related to resignation substantially similar to those of the master servicer and the special servicer and (b) are subject to servicer termination events substantially similar to those in the PSA, as well as the rights related thereto.

●	No items with respect to the Walmart Shadow Anchored Portfolio Whole Loan that are the equivalent of ancillary fees, assumption fees, modification fees and/or penalty charges will be allocated to the master servicer or the special servicer as additional servicing compensation or otherwise applied in accordance with the PSA except to the extent that such items are received by the Walmart Shadow Anchored Portfolio Non-Directing Holder with respect to the Walmart Shadow Anchored Portfolio Mortgage Loan.

●	The specific types of actions constituting major decisions under the WFCM 2016-LC25 Pooling and Servicing Agreement are similar, but necessarily identical, to those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder is permitted to consent will correspondingly differ.

●	The WFCM 2016-LC25 Pooling and Servicing Agreement will permit (a) the WFCM 2016-LC25 Master Servicer (subject to the WFCM 2016-LC25 Special Servicer’s processing and/or consent if the related modification or waiver constitutes a “major decision” under the WFCM 2016-LC25 Pooling and Servicing Agreement) or (b) with respect to a specially serviced loan under the WFCM 2016-LC25 Pooling and Servicing Agreement, the WFCM 2016-LC25 Special Servicer, in each case subject to the rights of the WFCM 2016-LC25 Directing Certificateholder and, if and when applicable, after consultation with the WFCM 2016-LC25 Operating Advisor and/or any Walmart Shadow Anchored Portfolio Non-Controlling Note Holder, to modify, waive or amend any term of the Walmart Shadow Anchored Portfolio Whole Loan if such modification, waiver or amendment is consistent with the servicing standard under the WFCM 2016-LC25 Pooling and Servicing Agreement, subject to any REMIC-related restrictions; provided that maturity of the Walmart Shadow Anchored Portfolio Whole Loan may not be extended beyond five years prior to the WFCM 2016-LC25 distribution date in December 2059; and provided, further, that, in some cases, rating agency confirmation may be required.

●	The liability of the parties to the WFCM 2016-LC25 Pooling and Servicing Agreement is limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the Walmart Shadow Anchored Portfolio Mortgage Loan are maintained under the WFCM 2016-LC25 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Serviced Mortgage Loans and the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under the two pooling and servicing agreements.

●	The WFCM 2016-LC25 Pooling and Servicing Agreement differs from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The WFCM 2016-LC25 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Walmart Shadow Anchored Portfolio Whole Loan—Special Servicer Appointment Rights” in this prospectus.

The WFCM 2016-LC25 Depositor, the WFCM 2016-LC25 Servicer, the WFCM 2016-LC25 Special Servicer, the WFCM 2016-LC25 Certificate Administrator, the WFCM 2016-LC25 Trustee, the WFCM 2016-LC25 Operating Advisor, the WFCM 2016-LC25 Asset Representations Reviewer and various related persons and entities are entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by such party in accordance with the terms and conditions of the Walmart Shadow Anchored Portfolio Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The Walmart Shadow Anchored Portfolio Whole Loan” in this prospectus.

Servicing of the Potomac Mills Mortgage Loan

The Potomac Mills Mortgage Loan is being, and any related REO Property will be, serviced under the CFCRE 2016-C6 Pooling and Servicing Agreement. The servicing arrangements under the CFCRE 2016-C6 Pooling and Servicing Agreement with respect to the Potomac Mills Whole Loan are generally similar to, but differ in certain respects from, the servicing arrangements under the PSA that are described in this prospectus with respect to the Serviced Whole Loans. In that regard, the following are considerations relating to servicing of the Potomac Mills Whole Loan, including the identification of some (but not all) of the differences in servicing provisions between the CFCRE 2016-C6 Pooling and Servicing Agreement and the Pooling and Servicing Agreement:

●	Pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement, for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected the special servicer for the Potomac Mills Whole Loan, the liquidation fee, the special servicing fee and the workout fee with respect to the Potomac Mills Mortgage Loan will differ from the corresponding fees payable under the PSA.

●	The CFCRE 2016-C6 Pooling and Servicing Agreement will provide for special servicing, workout and liquidation fee rates that are equal to the following: (i) in the case of special servicing fees, 0.125% per annum (for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected a replacement special servicer for the Potomac Mills Whole Loan), and at all other times, the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 per month; (ii) in the case of workout fees, 0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected a replacement special servicer for the Potomac Mills Whole Loan), and at all other times, 1.0%; and (iii) in the case of liquidation fees, 0.5% (for so long as the controlling class representative under the CFCRE 2016-C6 Securitization has not selected a replacement special servicer for the Potomac Mills Whole Loan), and at all other times, 1.0%.

●	The CFCRE 2016-C6 Servicer (or a primary servicer) will earn a primary servicing fee with respect to the Potomac Mills Mortgage Loan that is to be calculated at 0.0025% per annum.

●	None of the parties to the CFCRE 2016-C6 Pooling and Servicing Agreement will be required to make P&I Advances with respect to the Potomac Mills Mortgage Loan; provided however, pursuant to the Potomac Mills Intercreditor Agreement, the holder of the Potomac Mills Subordinate Companion Loan will have the right to cure monetary events of default, provided that such right is limited to, in the aggregate, six cure payments over the life of the Potomac Mills Whole Loan, no more than three of which may be consecutive.

●	The CFCRE 2016-C6 Servicer is obligated to make servicing advances with respect to the Potomac Mills Mortgage Loan. Such servicing advances will be reimbursable (with interest thereon at a prime rate) first from collections on, and proceeds of the Potomac Mills Whole Loan, and then, if the CFCRE 2016-C6 Servicer determines that a servicing advance it made with respect to the Potomac Mills Whole Loan or the related Mortgaged Property is nonrecoverable from such collections and proceeds, from general collections on the mortgage loans in the trust established under the CFCRE 2016-C6 Pooling and Servicing Agreement and the trust established under the PSA for this transaction and any applicable future trusts (on a pro rata basis in accordance with the outstanding principal balances of the related Mortgage Loan and the related Pari Passu Companion Loans).

●	Although payments and other collections on the Potomac Mills Mortgage Loan may initially be deposited into a clearing account and commingled with the CFCRE 2016-C6 Servicer’s own funds or funds related to other mortgage loans serviced by the CFCRE 2016-C6 Servicer, the CFCRE 2016-C6 Pooling and Servicing Agreement provides for a separate account or sub-account in which payments and other collections on the Potomac Mills Whole Loan are to be deposited and maintained by the CFCRE 2016-C6 Servicer pending remittance to the CFCRE 2016-C6 Certificate Administrator, the holder of the Potomac Mills Mortgage Loan and any other related Companion Loan Holder(s). Similarly, the CFCRE 2016-C6 Potomac Mills Special Servicer is to establish and maintain a separate account or sub-account with respect to any REO Properties acquired with respect to the Potomac Mills Mortgage Loan.

●	After the occurrence of a Potomac Mills Control Appraisal Period and prior to the occurrence and continuance of any control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Directing Holder will have the right to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer without cause at any time.

●	After the occurrence of a Potomac Mills Control Appraisal Period and after the occurrence and during the continuance of any control termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, at the written direction of holders of principal balance certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement evidencing not less than 25% of the voting rights of such certificates, a request can be made to vote to terminate the CFCRE 2016-C6 Potomac Mills Special Servicer and appoint a successor CFCRE 2016-C6 Potomac Mills Special Servicer. Following such a request, the CFCRE 2016-C6 Potomac Mills Special Servicer will be terminated upon the written direction of holders of principal balance certificates evidencing at least 75% of a “certificateholder quorum” (75% of the aggregate voting rights of all principal balance certificates on an aggregate basis) under the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	After the occurrence of a Potomac Mills Control Appraisal Period and following the occurrence of a consultation termination event under the CFCRE 2016-C6 Pooling and Servicing Agreement, if CFCRE 2016-C6 Operating Advisor determines that the CFCRE 2016-C6 Potomac Mills Special Servicer is not performing its duties under the CFCRE 2016-C6 Pooling and Servicing Agreement or is otherwise not acting in accordance with the related servicing standard, the CFCRE 2016-C6 Operating Advisor will have the right to recommend the replacement of the CFCRE 2016-C6 Potomac Mills Special Servicer. The CFCRE 2016-C6 Operating Advisor’s recommendation to replace the CFCRE 2016-C6 Potomac Mills Special Servicer must be confirmed by an affirmative vote of holders of principal balance certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement evidencing at least a majority of the aggregate voting rights of such certificates on an aggregate basis.

●	If the Potomac Mills Mortgage Loan becomes a defaulted loan under the CFCRE 2016-C6 Pooling and Servicing Agreement, the CFCRE 2016-C6 Potomac Mills Special Servicer will be required to take actions that are substantially similar in all material respects to the actions described under “—Realization Upon Mortgage Loans” in this prospectus with respect to Serviced Whole Loans (as if there were Serviced Whole Loans in the Issuing Entity and such descriptions were applicable to any such Serviced Whole Loans).

●	If the Potomac Mills Mortgage Loan is subject to special servicing, then (subject to, in each case if and when applicable, (x) prior to a Potomac Mills Control Appraisal Period, the consent rights of the holder of more than 50% of the aggregate principal balance of the Potomac Mills Subordinate Companion Loans, (y) after the occurrence of a Potomac Mills Control Appraisal Period and prior to a control termination event, the consent/consultation rights of the CFCRE 2016-C6 Directing Holder and (z) after the occurrence of a Potomac Mills Control Appraisal Period and a control termination event, the consultation rights of the CFCRE 2016-C6 Directing Holder (prior to a consultation termination event), the consultation rights of the CFCRE 2016-C6 Operating Advisor and the consultation rights of the holder of the Potomac Mills Mortgage Loan or its respective designee) the CFCRE 2016-C6 Potomac Mills Special Servicer may agree to modify, waive or amend any term of such Whole Loan if such modification, waiver or amendment (i) is consistent with the related servicing standard and (ii) would not constitute a “significant modification” of such Whole Loan pursuant to Treasury regulations Section 1.860G- 2(b) and would not otherwise (A) cause any REMIC created under the CFCRE 2016-C6 Pooling and Servicing Agreement to fail to qualify as a REMIC, (B) result in the imposition of a tax upon any such REMIC or on the CFCRE 2016-C6 trust fund or (C) cause the grantor trust created under the CFCRE 2016-C6 Pooling and Servicing Agreement to fail to qualify as grantor trust for federal income tax purposes. However, the CFCRE 2016-C6 Potomac Mills Special Servicer may not extend the maturity date of the Potomac Mills Mortgage Loan beyond the date that is five years prior to the CFCRE 2016-C6 distribution date in November 2049, and such extension must be in the best interests of the CFCRE 2016-C6 certificateholders, the holder of the Potomac Mills Mortgage Loan and the holders of any other related Companion Loans not included in the CFCRE 2016-C6 trust fund.

●	The rating agencies rating the securities issued under the CFCRE 2016-C6 Pooling and Servicing Agreement may vary from the rating agencies rating the Certificates, which may cause servicing arrangements (including, but not limited to, servicer termination events) to be different under the CFCRE 2016-C6 Pooling and Servicing Agreement than under the PSA. In addition, not all circumstances involving the Potomac Mills Whole Loan that give rise to requiring a rating agency confirmation with respect to the CFCRE 2016-C6 certificates under the CFCRE 2016-C6 Pooling and Servicing Agreement will also give rise to requiring any rating agency confirmation with respect to the Certificates.

●	With respect to the Potomac Mills Mortgage Loan, the servicing provisions relating to performing inspections and collecting operating information will be substantially similar in all material respects, but not necessarily identical, to those of the PSA.

●	The provisions of the CFCRE 2016-C6 Pooling and Servicing Agreement may also vary from the PSA with respect to time period and timing matters, terminology, allocation of ministerial duties between multiple servicers or other service providers, servicer termination events, notice or rating agency communication and confirmation requirements.

●	The CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer are subject to substantially similar rights as those relating to the removal or replacement of, or the transfer of servicing from, the Master Servicer or Special Servicer, respectively, and are subject to servicer termination events substantially similar in all material respects, but not necessarily identical, to those in the PSA, as well as the rights related thereto.

●	The CFCRE 2016-C6 Servicer and the CFCRE 2016-C6 Potomac Mills Special Servicer are each permitted to resign from its respective obligations and duties imposed on it pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement either: (i) upon a determination that such duties are no longer permissible under applicable law; or (ii) upon the appointment of, and the acceptance of such appointment by, a successor master servicer or special servicer, as applicable, and receipt by the CFCRE 2016-C6 Certificate Administrator and the CFCRE 2016-C6 Trustee of Rating Agency Confirmation from each Rating Agency and a confirmation of any applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of the certificates issued pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement.

●	Each of the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will be liable in accordance with the CFCRE 2016-C6 Pooling and Servicing Agreement only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the CFCRE 2016-C6 Servicer and CFCRE 2016-C6 Potomac Mills Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the CFCRE 2016-C6 Pooling and Servicing Agreement (including actions taken or not taken at the direction of the CFCRE 2016-C6 Directing Holder) or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the CFCRE 2016-C6 Pooling and Servicing Agreement or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the CFCRE 2016-C6 Pooling and Servicing Agreement.

The CFCRE 2016-C6 Securitization, together with the CFCRE 2016-C6 Servicer and the CFCRE 2016- C6 Potomac Mills Special Servicer and various related persons and entities, will be entitled to be indemnified by the Issuing Entity for the Issuing Entity’s pro rata share of certain costs, expenses, losses and liabilities incurred by such parties in connection with the Potomac Mills Whole Loan, all in accordance with the terms and conditions of the Potomac Mills Intercreditor Agreement.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The Potomac Mills Whole Loan” in this prospectus.

Servicing of the 80 Park Plaza Mortgage Loan

The 80 Park Plaza Mortgage Loan, together with the 80 Park Plaza Companion Loans, and any related REO Property, are serviced under the CGCMT 2016-C3 Pooling and Servicing Agreement.

The servicing arrangements under the CGCMT 2016-C3 Pooling and Servicing Agreement are generally similar to, but may differ in certain respects from, the servicing arrangements under the PSA. The CGCMT 2016-C3 Pooling and Servicing Agreement contains terms and conditions that are customary for securitization transactions involving assets similar to the 80 Park Plaza Mortgage Loan and that are otherwise (i) required by the Code relating to the tax elections of the Trust and the trust funds for the 80 Park Plaza Companion Loans, (ii) required by law or changes in any law, rule or regulation or (iii) generally required by the rating agencies in connection with the issuance of ratings in securitizations similar to this securitization. Such terms include, without limitation:

●	The CGCMT 2016-C3 Master Servicer earns a primary servicing fee with respect to the 80 Park Plaza Mortgage Loan that is to be calculated at 0.00250% per annum.

●	Upon the 80 Park Plaza Whole Loan becoming a specially serviced loan under the CGCMT 2016-C3 Pooling and Servicing Agreement, the CGCMT 2016-C3 Special Servicer will earn a special servicing fee payable monthly with respect to the 80 Park Plaza Whole Loan accruing at a rate equal to the greater of (i) 0.25% per annum and (ii) a rate per annum that would result in a special servicing fee of $3,500 for the related month, until such time as the 80 Park Plaza Whole Loan is no longer specially serviced.

●	The CGCMT 2016-C3 Special Servicer will be entitled to a workout fee that (subject to a $1,000,000 maximum in the aggregate) is generally equal to 1.0% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the 80 Park Plaza Whole Loan. The workout fee under the CGCMT 2016-C3 Pooling and Servicing Agreement is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, but subject to the $1,000,000 cap and without any floor.

●	The CGCMT 2016-C3 Special Servicer will be entitled to a liquidation fee generally equal to the lesser of (i) 1.0% of net liquidation proceeds, insurance proceeds and condemnation proceeds received in connection with the liquidation of the 80 Park Plaza Whole Loan or the related mortgaged property and (ii) $1,000,000. The liquidation fee under the CGCMT 2016-C3 Pooling and Servicing Agreement is generally calculated in a manner similar, but not necessarily identical, to the corresponding fee under the PSA, but subject to the $1,000,000 cap and $25,000 floor.

●	The CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Trustee, as applicable, is each obligated to make property protection advances with respect to the 80 Park Plaza Whole Loan, unless a determination is made by the CGCMT 2016-C3 Master Servicer or CGCMT 2016-C3 Trustee, as applicable, or by the CGCMT 2016-C3 Special Servicer that any such advance and interest thereon would not be recoverable from collections on the 80 Park Plaza Whole Loan. If it is determined that a property protection advance made with respect to the 80 Park Plaza Whole Loan or the related Mortgaged Property is nonrecoverable, the party that made such nonrecoverable advance will be entitled to be reimbursed for such advance and interest thereon, first, from funds on deposit in the related whole loan custodial account that represent amounts received on or in respect of the 80 Park Plaza Whole Loan (allocable among the 80 Park Plaza Companion Loans and the 80 Park Plaza Mortgage Loan on a pro rata basis in accordance with their respective outstanding principal balances), and second, if such funds on deposit in the related whole loan custodial account are insufficient, from general collections on the mortgage loans in the securitization trust created pursuant to the CGCMT 2016-C3 PSA (the “CGCMT 2016-C3 Mortgage Trust ) (provided that the CGCMT 2016-C3 Mortgage Trust will be entitled to reimbursement from each other securitization related to the 80 Park Plaza Mortgage Loan or an 80 Park Plaza Non-Controlling Companion Loan, or if any such 80 Park Plaza Non-Controlling Companion Loan is not then included in a securitization, from the holder of such 80 Park Plaza Non-Controlling Companion Loan, for its pro rata share of the amount paid out of general collections on the mortgage loans in the CGCMT 2016-C3 Mortgage Trust).

●	Amounts payable with respect to the 80 Park Plaza Whole Loan that are the equivalent of ancillary fees, penalty charges, assumption fees and/or modification fees and that are allocated as additional servicing compensation under the CGCMT 2016-C3 Pooling and Servicing Agreement may be allocated between the CGCMT 2016-C3 Master Servicer and the CGCMT 2016-C3 Special Servicer in proportions that are different from the proportions of similar fees allocated between the master servicer and the special servicer with respect to Mortgage Loans serviced under the PSA.

●	The CGCMT 2016-C3 Special Servicer will be required to take actions with respect to the 80 Park Plaza Whole Loan if it becomes a defaulted loan, which actions are similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties” in this prospectus.

●	With respect to the 80 Park Plaza Whole Loan, the servicing provisions relating to performing inspections are similar, but not necessarily identical, to those of the PSA.

●	The requirement of the CGCMT 2016-C3 Master Servicer to make compensating interest payments in respect of the 80 Park Plaza Whole Loan is similar, but not necessarily identical, to the requirement of the master servicer to make Compensating Interest Payments in respect of the Mortgage Loans serviced under the PSA.

●	The CGCMT 2016-C3 Master Servicer and the CGCMT 2016-C3 Special Servicer (a) have rights related to resignation similar to those of the master servicer and the special servicer under the PSA and (b) are subject to servicer termination events similar, but not necessarily identical, to those in the PSA.

●	The servicing transfer events of the CGCMT 2016-C3 Pooling and Servicing Agreement that would cause the 80 Park Plaza Whole Loan to become specially serviced are similar, but not necessarily identical, to those of the PSA.

●	The specific types of actions constituting major decisions under the CGCMT 2016-C3 Pooling and Servicing Agreement differ in certain respects from those actions that constitute Major Decisions under the PSA, and, therefore, the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ.

●	The specific types of actions with respect to non-specially serviced mortgage loans under the CGCMT 2016-C3 Pooling and Servicing Agreement that the CGCMT 2016-C3 Special Servicer is entitled to process and/or approve differ in certain respects from the specific types of actions with respect to non-specially serviced mortgage loans under the PSA that the special servicer is entitled to process and/or approve.

●	The CGCMT 2016-C3 Pooling and Servicing Agreement will permit (a) the CGCMT 2016-C3 Master Servicer (subject to the CGCMT 2016-C3 Special Servicer’s processing and/or consent if the related modification or waiver constitutes a “major decision” or “special servicer decision” under the CGCMT 2016-C3 Pooling and Servicing Agreement) or (b) with respect to a specially serviced loan under the CGCMT 2016-C3 Pooling and Servicing Agreement, the CGCMT 2016-C3 Special Servicer, in each case subject to the rights of the CGCMT 2016-C3 Directing Certificateholder and, if and when applicable, after consultation with the CGCMT 2016-C3 Operating Advisor and/or any 80 Park Plaza Non-Controlling Note Holder, to modify, waive or amend any term of the 80 Park Plaza Whole Loan if such modification, waiver or amendment is consistent with the servicing standard under the CGCMT 2016-C3 Pooling and Servicing Agreement, subject to any REMIC-related restrictions; provided that maturity of the 80 Park Plaza Whole Loan may not be extended beyond five years prior to the CGCMT 2016-C3 distribution date in October 2048; and provided, further, that, in some cases, rating agency confirmation may be required.

●	The liability of the parties to the CGCMT 2016-C3 Pooling and Servicing Agreement will be limited in a manner similar, but not necessarily identical, to the liability of the parties to the PSA.

●	Collections on the 80 Park Plaza Whole Loan will be maintained under the CGCMT 2016-C3 Pooling and Servicing Agreement in a manner similar, but not necessarily identical, to collections on the Mortgage Loans and the Serviced Whole Loans under the PSA, provided that rating requirements for accounts and permitted investments may vary under those two pooling and servicing agreements.

●	All events and circumstances under the CGCMT 2016-C3 Pooling and Servicing Agreement that affect the 80 Park Plaza Whole Loan and that give rise to requiring a rating confirmation with respect to the certificates issued thereunder will not necessarily require a corresponding rating confirmation with respect to the certificates issued in connection with this securitization.

●	The CGCMT 2016-C3 Pooling and Servicing Agreement may differ from the PSA in certain respects relating to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers, certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

The CGCMT 2016-C3 Special Servicer may be removed as described under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 80 Park Plaza Whole Loan—Appointment of Special Servicer” in this prospectus.

The CGCMT 2016-C3 depositor, the CGCMT 2016-C3 Master Servicer, the CGCMT 2016-C3 Special Servicer, the CGCMT 2016-C3 Certificate Administrator, the CGCMT 2016-C3 Trustee and various related persons and entities will be entitled to be indemnified by the issuing entity (as and to the same extent the CGCMT 2016-C3 Mortgage Trust is required to indemnify such parties pursuant to the terms of the CGCMT 2016-C3 Pooling and Servicing Agreement) for certain losses and liabilities incurred by any such party in accordance with the terms and conditions of the 80 Park Plaza Intercreditor Agreement and the CGCMT 2016-C3 Pooling and Servicing Agreement. To the extent funds from collections from the 80 Park Plaza Whole Loan are insufficient to satisfy such indemnification obligations, the issuing entity will be required to reimburse the applicable indemnified parties and/or the CGCMT 2016-C3 Mortgage Trust for the issuing entity’s pro rata share of the insufficiency, including from general collections on Mortgage Loans in this securitization.

See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loan—The 80 Park Plaza Whole Loan” in this prospectus.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i) the replacement master servicer or special servicer has been appointed and currently serves as the master servicer or special servicer, as applicable, on a transaction-level basis on a transaction currently rated by Moody’s that currently has securities outstanding and for which Moody’s has not cited servicing concerns with respect to such replacement as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a commercial mortgage-backed securitization transaction serviced by the applicable replacement master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns with respect to the replacement master servicer or special servicer as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by such replacement master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above as to which a Rating Agency Confirmation is required, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not, in and of itself, result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean DBRS, Inc. (“DBRS”), Fitch Ratings, Inc. (“Fitch”) and Moody’s Investors Service, Inc. (“Moody’s”).

Any Rating Agency Confirmation requests made by the master servicer, the special servicer, the certificate administrator, or the trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any Serviced Pari Passu Companion Loan Securities, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency.

Evidence as to Compliance

The master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (provided, however, that the trustee will not be required to deliver an assessment of compliance with respect to any period during which there was no relevant servicing criteria applicable to it) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish), to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (but only if an advance was made by the trustee in the calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is also a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to each Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless (except in the case of a default by the trustee) the holders of certificates of any class evidencing not less than 25% of the aggregate Percentage Interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

Each Certificateholder will be deemed under the PSA to have expressly covenanted with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other certificates, or to obtain or seek to obtain priority over or preference to any other Certificateholder, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding certificates (other than the Class V and Class R certificates) for the Mortgage Loans and REO Properties remaining in the issuing entity (provided, however, that (a) the aggregate certificate balance of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S, Class B, Class C and Class D certificates is reduced to zero, (b) there is only one holder (or multiple holders acting unanimously) of the then-outstanding certificates (other than the Class V and Class R certificates) and (c) the master servicer consents to the exchange) or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder, each holder of a Serviced Companion Loan and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

The holders of the Controlling Class, the special servicer, the master servicer and the holders of the Class R certificates (in that order) will have the right to purchase all of the assets of the issuing entity. This purchase of all the Mortgage Loans and other assets in the issuing entity is required to be made at a price equal to (a) the sum of (1) the aggregate Purchase Price of all the Mortgage Loans (exclusive of REO Loans) then included in the issuing entity, (2) the appraised value of the issuing entity’s portion of all REO Properties then included in the issuing entity (which fair market value for any REO Property may be less than the Purchase Price for the corresponding REO Loan), as determined by an appraiser selected by the special servicer and approved by the master servicer and the Controlling Class (prior to a Control Termination Event, if any such Class is outstanding), (3) the reasonable out-of-pocket expenses of the master servicer and the special servicer related to such purchase, unless the master servicer or the special servicer, as applicable, is the purchaser and (4) if the Mortgaged Property secures a Non-Serviced Mortgage Loan and is an REO Property under the terms of the related Non-Serviced PSA, the pro rata portion of the fair market value of the related property, as determined by the related Non-Serviced Master Servicer in accordance with clauses (2) and (3) above, less (b) solely in the case where the master servicer is exercising such purchase right, the aggregate amount of unreimbursed Advances and unpaid Servicing Fees remaining outstanding and payable solely to the master servicer (which items will be deemed to have been paid or reimbursed to the master servicer in connection with such purchase). This purchase will effect early retirement of the then-outstanding certificates, but the rights of the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates to effect the termination is subject to the requirements that the then aggregate Stated Principal Balance of the pool of Mortgage Loans be less than 1.0% of the Initial Pool Balance. The voluntary exchange of certificates (other than the Class V and Class R certificates), for the remaining Mortgage Loans is not subject to the above described percentage limits but is limited to each such class of outstanding certificates being held by one Certificateholder (or group of Certificateholders acting unanimously) who must voluntarily participate.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in the prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the P&I Advance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)      to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of any Trust REMIC as a REMIC or the Grantor Trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, any Trust REMIC or the Grantor Trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)      to modify, eliminate or add to any of its provisions to restrict (or to remove any existing restrictions with respect to) the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, give rise to any tax with respect to the transfer of the Residual Certificates to a non-permitted transferee;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)      to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus); provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel;

(h)      to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, with respect to any Mortgage Loan other than an Excluded Loan and for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of any Trust REMIC as a REMIC or the status of the Grantor Trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation from each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any related Serviced Pari Passu Companion Loan Securities (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus) has been received;

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website; or

(j)       to modify, eliminate or add to any of its provisions to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in C.F.R. 239.45(b)(1)(ii), (iii) or (iv).

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate Percentage Interests constituting the class for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage Loans that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA or change any rights of any mortgage loan seller as third party beneficiary under the PSA without the consent of the related mortgage loan seller, or (5) amend the Servicing Standard without the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations or rights of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by the related Intercreditor Agreement or that otherwise materially and adversely affects the holder of a Companion Loan without the consent of the holder of the related Companion Loan.

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause any Trust REMIC to fail to qualify as a REMIC or cause the Grantor Trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to be, (i) a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, having a combined capital and surplus of at least $100,000,000 and subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or special servicer (except during any period when the trustee is acting as, or has become successor to, the master servicer or special servicer, as the case may be), (ii) an institution insured by the Federal Deposit Insurance Corporation, (iii) an institution whose long-term senior unsecured debt is rated at least “A2” by Moody’s and “A-” by Fitch and “A” by DBRS (or in the case of the trustee, a long-term unsecured debt rating of “A(low)” by DBRS if each master servicer maintains a rating of at least “A” by DBRS (provided that nothing in this parenthetical will impose on the master servicer any obligation to maintain such rating)); provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it maintains a long-term unsecured debt rating of no less than “Baa2” by Moody’s, (b) its short-term debt obligations have a short-term rating of not less than “P-2” from Moody’s and “F1” by Fitch and (c) the master servicer maintains a long-term unsecured debt rating of at least “A2” by Moody’s and “A+” by Fitch; provided that nothing in this proviso will impose on the master servicer any obligation to maintain such rating; provided, further, that if any such institution is not rated by DBRS, it maintains an equivalent (or higher) rating by any two other NRSROs (which may include Moody’s and/or Fitch), or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation, and (iv) an entity that is not on the depositor’s “prohibited party” list.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator acceptable to the master servicer and, prior to the occurrence and continuance of a Control Termination Event, the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of 5 days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 90 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable, and such petition will be an expense of the issuing entity.

In addition, holders of the certificates entitled to at least 75% of the Voting Rights may upon 30 days prior written notice, with or without cause, remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 75% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally, each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

Virginia. Foreclosure of the lien of a deed of trust in Virginia typically and most efficiently is accomplished by a non-judicial trustee’s sale under a power of sale provision in the deed of trust. Judicial foreclosure also can be, but seldom is, used. In a non-judicial foreclosure, written notice to the borrower and other lienholders of record and newspaper advertisement of the trustee’s sale, containing certain information, must be given for the time period prescribed in the deed of trust, but subject to statutory minimums. After such notice, the trustee may sell the real estate at public auction. Although rarely used in Virginia, in a judicial foreclosure, after notice to all interested parties, a full hearing and judgment in favor of the lienholder, the court orders a foreclosure sale to be conducted by a court-appointed commissioner in chancery or other officer. In either type of foreclosure sale, upon consummation of the foreclosure, the borrower has no right to redeem the property. A deficiency judgment for a recourse loan may be obtained. Further, under Virginia law, under certain circumstances and for certain time periods, a lienholder may petition the court for the appointment of a receiver to collect, protect and disburse the real property’s rents and revenues, and otherwise to maintain and preserve the real property, pursuant to the court’s instructions. The decision to appoint a receiver is solely within the court’s discretion, regardless of what the deed of trust provides.

North Carolina. Mortgage loans in North Carolina are usually secured by deeds of trust. Under North Carolina law, deeds of trust are usually foreclosed pursuant to power of sale set forth in the instrument and governed by statute, but judicial foreclosure by action is also available. Power of sale foreclosure results in a hearing before the clerk of superior court, which can be waived pursuant to statute. However, it is questionable whether a pre-default waiver of the hearing before the clerk of superior court is enforceable, and the waiver is generally only used in post-default situations in “friendly foreclosures” where the debtor is not resisting the sale. The mortgage indebtedness can be paid at any time before the foreclosure sale is final (including the last resale in the event of an upset bid). There is no statutory or common law right of redemption after the foreclosure sale or last resale is final. The liens for ad valorem personal property taxes, ad valorem real property taxes, and municipal and county assessments have statutory priority over previously recorded deeds of trust. Pursuant to statutory power of sale rules, the security can be sold subject to or together with a subordinate lien, lease or other right or interest, instead of free and clear of the same, if the notice of sale so specifies. If a subordinate interest holder files a request for notice of foreclosure sale statutory notice must be given to the interest holder. Judgment can be rendered against the borrower for the debt, which judgment can be obtained in lieu of foreclosure, which can result in a statutory execution sale. A deficiency judgment can be obtained after foreclosure sale unless the deed of trust is to secure purchase money owed to the mortgagee and indicates that it secures such purchase money.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related mortgaged property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hotel property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hotel properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every 5 years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hotel properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hotel properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

See also “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with One Action Rules”.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the deed of trust and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the Bankruptcy Code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the Bankruptcy Code. Although the reasoning and result of Durrett in respect of the Bankruptcy Code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal Bankruptcy Code in Title 11 of the United States Code, as amended from time to time (“Bankruptcy Code”) and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the Bankruptcy Code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the Bankruptcy Code.

Under the Bankruptcy Code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the Bankruptcy Code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the Bankruptcy Code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided that no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the Bankruptcy Code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the

Bankruptcy Code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the Bankruptcy Code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition security interest.

Under the Bankruptcy Code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The Bankruptcy Code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the Bankruptcy Code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the Bankruptcy Code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the Bankruptcy Code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The Bankruptcy Code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the Bankruptcy Code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the Bankruptcy Code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the Bankruptcy Code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The Bankruptcy Code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the Bankruptcy Code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed 3 years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The Bankruptcy Code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the Bankruptcy Code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the Bankruptcy Code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The Bankruptcy Code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the Bankruptcy Code. Under the Bankruptcy Code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the Bankruptcy Code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the Bankruptcy Code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the Bankruptcy Code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the Bankruptcy Code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the Bankruptcy Code or if certain other defenses in the Bankruptcy Code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single-purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the Bankruptcy Code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the Bankruptcy Code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the Bankruptcy Code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single-purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single-purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single-purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the Bankruptcy Code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator,” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure, provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as-is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hotel properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of the master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

Wells Fargo Bank and its affiliates are playing several roles in this transaction. Wells Fargo Bank, a sponsor, originator and mortgage loan seller and the holder of one of the Fremaux Town Center Companion Loans, is also the master servicer, the certificate administrator and the custodian under this securitization and an affiliate of Wells Fargo Commercial Mortgage Securities, Inc., the depositor, and of Wells Fargo Securities, LLC, one of the underwriters. In addition, Wells Fargo Bank is the master servicer, the certificate administrator and the custodian under the CFCRE 2016-C6 Pooling and Servicing Agreement, which governs the servicing and administration of the Potomac Mills Whole Loan. In addition, Wells Fargo Bank is the master servicer, the certificate administrator and the custodian under the WFCM 2016-LC25 Pooling and Servicing Agreement, which governs the servicing and administration of the Walmart Shadow Anchored Portfolio Whole Loan. In addition, Wells Fargo Bank is the servicer, the certificate administrator and the custodian under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement, which governs the servicing and administration of the Hilton Hawaiian Village Whole Loan.

In addition, Wells Fargo Bank is the purchaser under separate repurchase agreements with each of LCF, Silverpeak, Rialto Mortgage and C3CM, respectively, or, in any such case, with a wholly-owned subsidiary or other affiliate of the subject mortgage loan seller, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by each of LCF, Silverpeak, Rialto Mortgage and C3CM, respectively, or in any such case by its respective affiliates.

Wells Fargo Bank, Deutsche Bank, AG, Cayman Islands Branch (an affiliate of Deutsche Bank Securities Inc.) and certain other third party lenders provide warehouse financing to the LCF Financing Affiliates through various repurchase facilities, borrowing base facilities or other financing arrangements. Ladder Holdings, TRS LLLP and REIT LLLP guarantee certain obligations of the LCF Financing Affiliates under certain of those financing arrangements. Some or all of the LCF Mortgage Loans are (or, as of the Closing Date, may be) subject to those financing arrangements. If such is the case at the time the certificates are issued, then LCF will use the proceeds from its sale of the LCF Mortgage Loans to the depositor to, among other things, acquire the warehoused LCF Mortgage Loans from the LCF Financing Affiliates, and the LCF Financing Affiliates will, in turn, use the funds that they receive from LCF to, among other things, reacquire or obtain the release of, as applicable, the warehoused LCF Mortgage Loans from the repurchase agreement counterparties/lenders free and clear of any liens.

In the case of the repurchase facility provided by Wells Fargo Bank to an LCF Financing Affiliate, Wells Fargo Bank has agreed to purchase Mortgage Loans from such LCF Financing Affiliate on a revolving basis. The aggregate Cut-off Date Balance of the LCF Mortgage Loans that are, as of November 29, 2016, subject to that repurchase facility is equal to approximately $90,136,250. Proceeds received by LCF in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank each of the LCF Mortgage Loans subject to that repurchase facility that are to be sold by LCF to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to Silverpeak, Wells Fargo Bank has agreed to purchase mortgage loans from Silverpeak on a revolving basis. The dollar amount of the Silverpeak Mortgage Loans expected to be subject to that repurchase facility is projected to equal, as of the Cut-off Date, approximately $93,942,500. Proceeds received by Silverpeak in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Silverpeak Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided by Wells Fargo Bank to Rialto Mortgage, Wells Fargo Bank has agreed to purchase mortgage loans from Rialto Mortgage on a revolving basis. The aggregate Cut-off Date Balance of the Rialto Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $51,987,107. Proceeds received by Rialto Mortgage in connection with this securitization transaction will be used, in part, to repurchase from Wells Fargo Bank the Rialto Mortgage Loans subject to that repurchase facility, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In the case of the repurchase facility provided to C3CM, for which C3CM’s wholly-owned special purpose subsidiary is the primary obligor, Wells Fargo Bank has agreed to purchase mortgage loans from such subsidiary on a revolving basis. C3CM guarantees the performance by its wholly-owned subsidiary of certain obligations under the repurchase facility. The aggregate Cut-off Date Balance of the C3CM Mortgage Loans that are (or, as of the Closing Date, are expected to be) subject to that repurchase facility is projected to equal approximately $33,063,621. Proceeds received by C3CM in connection with this securitization transaction will be used, in part, to repurchase, through its subsidiary, from Wells Fargo Bank, each of the C3CM Mortgage Loans subject to such repurchase facility that are to be sold by C3CM to the depositor in connection with this securitization transaction, which Mortgage Loans will be transferred to the depositor free and clear of any liens.

In addition, Wells Fargo Central Pacific Holdings, Inc., an affiliate of Wells Fargo Bank, National Association, Wells Fargo Commercial Mortgage Securities, Inc. and Wells Fargo Securities, LLC, holds a less than 10% indirect equity interest in C3CM, which is a sponsor and mortgage loan seller.

Additionally, C3CM or a wholly-owned subsidiary or other affiliate of C3CM, is party to an interest rate hedging arrangement with Wells Fargo Bank with respect to some or all of the Mortgage Loans that C3CM will transfer to the depositor. This hedging arrangement will terminate in connection with the contribution of those Mortgage Loans to this securitization transaction.

As a result of the matters discussed above, this securitization transaction will reduce the economic exposure of Wells Fargo Bank to the Mortgage Loans that are to be transferred by LCF, Silverpeak, Rialto Mortgage and C3CM, respectively, to the depositor.

Wells Fargo Bank is (or, as of the Closing Date, is expected to be) the interim custodian of the loan files for all of the LCF Mortgage Loans (except the 80 Park Plaza Mortgage Loan), the Barclays Mortgage Loans, Silverpeak Mortgage Loans, the Rialto Mortgage Loans and the C3CM Mortgage Loans.

While Wells Fargo Bank may have undertaken some evaluation of the Mortgage Loans originated or acquired by such mortgage loan sellers, any such review was undertaken by it solely for the purpose of determining whether such Mortgage Loans were eligible for financing under the terms of the related warehouse financing and was unrelated to this offering. In addition, we cannot assure you that such review was undertaken and, if undertaken, any such review was limited in scope to that specific purpose. The related mortgage loan sellers are solely responsible for the underwriting of their Mortgage Loans as well as the Mortgage Loan representations and warranties related thereto.

Pursuant to certain interim servicing agreements between Wells Fargo Bank, on the one hand, and Barclays, a sponsor, an originator and a mortgage loan seller, and certain affiliates of Barclays, on the other hand, Wells Fargo Bank acts from time to time as primary servicer with respect to certain mortgage loans owned by Barclays and/or such affiliates of Barclays, including prior to their inclusion in the trust fund, some or all of the Barclays Mortgage Loans. Barclays is also a party to a custodial agreement with Wells Fargo Bank, pursuant to which Wells Fargo Bank acts as interim custodian with respect to the mortgage loan files for the mortgage loans Barclays is selling to the depositor for this securitization (other than any Non-Serviced Mortgage Loans).

Pursuant to certain interim servicing agreements between LCF, a sponsor, an originator and a mortgage loan seller, and certain affiliates of LCF, on the one hand, and Wells Fargo Bank, on the other hand, Wells Fargo Bank acts, from time to time, as interim servicer with respect to certain mortgage loans owned from time to time by LCF and such affiliates (subject, in some cases, to various repurchase facilities and other financing arrangements), including, prior to their inclusion in the trust fund, some or all of the LCF Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Silverpeak, each a sponsor, an originator and a mortgage loan seller, and/or certain affiliates of Silverpeak, Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans owned by Silverpeak or such affiliates of Silverpeak (subject, in some cases, to the repurchase facility described above), from time to time, including, prior to their inclusion in the trust fund, some or all of the Silverpeak Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo Bank and Rialto Mortgage, each a sponsor, an originator and a mortgage loan seller, or certain affiliates of Rialto Mortgage, Wells Fargo Bank acts (from time to time) as primary servicer with respect to certain mortgage loans owned by Rialto Mortgage or such affiliates (subject, in some cases, to the repurchase facility described above), including, prior to their inclusion in the trust fund, some or all of the Rialto Mortgage Loans.

Wells Fargo Bank acts as primary servicer with respect to certain mortgage loans it owns, which may include, prior to their inclusion in the issuing entity, some or all of the Mortgage Loans to be transferred to this securitization transaction by Wells Fargo Bank.

Wells Fargo Bank is expected to enter into one or more agreements with the other sponsors to purchase the master servicing rights to the related Mortgage Loans and/or the right to be appointed as the master servicer with respect to such Mortgage Loans and to purchase the primary servicing rights to certain of the Mortgage Loans.

Barclays, a sponsor, an originator, and a mortgage loan seller is the current holder of one of the Quantum Park Companion Loans, one of the Potomac Mills Pari Passu Companion Loans and the Midwest Industrial Portfolio Companion Loan and an affiliate of Barclays Capital Inc., one of the underwriters.

LCF, a sponsor, an originator and a mortgage loan seller, is the current holder (or an affiliate of the current holder) of one of the Walmart Shadow Anchored Portfolio Companion Loans, one of the 1140 Avenue of the Americas Companion Loans, one of the 80 Park Plaza Companion Loans and two of the Redwood MHC Portfolio Companion Loans.

Silverpeak, a sponsor, an originator and a mortgage loan seller is the current holder of the DoubleTree by Hilton Tempe Companion Loan.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the holder of three of the Hilton Hawaiian Village Companion Loans.

In the case of certain Mortgage Loans, a mezzanine loan secured by equity interests in the related borrower may be held by the related mortgage loan seller or one of its affiliates.

Wilmington Trust, National Association, the trustee, is also the trustee under the Hilton USA Trust 2016-HHV Trust and Servicing Agreement and the CFCRE 2016-C6 Pooling and Servicing Agreement, which govern the servicing of the Hilton Hawaiian Village Whole Loan and the Potomac Mills Whole Loan, respectively.

Trimont Real Estate Advisors, LLC, the operating advisor and asset representations reviewer, is also the operating advisor and asset representations reviewer under the CGCMT 2016-C3 Pooling and Servicing Agreement which governs the servicing of the 80 Park Plaza Whole Loan.

Rialto Mortgage Finance, LLC, a sponsor, mortgage loan seller and originator, is an affiliate of Rialto Capital Advisors, LLC, the special servicer under the CGCMT 2016-C3 pooling and servicing agreement, which governs the servicing of the 80 Park Plaza whole loan. Rialto and Rialto Mortgage Finance, LLC are also affiliates of the entity that is the initial directing holder under the CGCMT 2016-C3 Pooling and Servicing Agreement.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which Yield Maintenance Charges and Prepayment Premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay Yield Maintenance Charges or Prepayment Premiums in connection with principal payments, the dates on which balloon payments are due, incentives for a borrower to repay an ARD Loan by the related Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements” or purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. To the extent a Mortgage Loan requires payment of a Yield Maintenance Charge or Prepayment Premium in connection with a voluntary prepayment, any such Yield Maintenance Charge or Prepayment Premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although the borrower under an ARD Loan may have certain incentives to prepay such ARD Loan on its Anticipated Repayment Date, we cannot assure you that the borrower will be able to prepay such ARD

Loan on its related Anticipated Repayment Date. The failure of the borrower to prepay an ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan, and pursuant to the terms of the PSA, neither the master servicer nor the special servicer will be permitted to take any enforcement action with respect to the borrower’s failure to pay Excess Interest until the scheduled maturity of such ARD Loan; provided that the master servicer or special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the respective ARD Loan documents. Moreover, with respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments on the mortgage loans will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the mortgage loans than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X-A or Class X-B certificates with a Notional Amount, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balances of the classes of certificates indicated in the table below as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$525,354,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates
Class X-B	$96,628,000	Class A-S and Class B certificates

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or Yield Maintenance Charges, release of property provisions, amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as-is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a Yield Maintenance Charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a Yield Maintenance Charge or Prepayment Premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the allocated loan amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Releases; Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 15 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the table below, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Class Notional Amount	Underlying Classes
Class X-A	$525,354,000	Class A-1, Class A-2, Class A-3, Class A-4, Class A-5 and Class A-SB certificates
Class X-B	$96,628,000	Class A-S and Class B certificates

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with a Notional Amount because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with a Notional Amount should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Principal Balance Certificate refers to the average amount of time that will elapse from the date of its issuance until each dollar to be applied in reduction of the aggregate certificate balance of those certificates is paid to the related investor. The weighted average life of a Principal Balance Certificate will be influenced by, among other things, the rate at which principal on the Mortgage Loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. The “CPY” model represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted and any applicable yield maintenance period. The depositor also may utilize the “CPP” model, which represents an assumed CPR prepayment rate after any applicable lockout period, any applicable period in which defeasance is permitted, any applicable yield maintenance period and after any fixed penalty period. The model used in this prospectus is the CPP model. As used in each of the following tables, the column headed “0% CPP” assumes that none of the Mortgage Loans is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPP”, “50% CPP”, “75% CPP” and “100% CPP” assume that prepayments on the Mortgage Loans are made at those levels of CPP. We cannot assure you, however, that prepayments of the Mortgage Loans will conform to any level of CPP, and we make no representation that the Mortgage Loans will prepay at the levels of CPP shown or at any other prepayment rate.

The following tables indicate the percentage of the initial Certificate Balance of each class of Offered Certificates that are Principal Balance Certificates that would be outstanding after each of the dates shown at various CPPs and the corresponding weighted average life of each such class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Structuring Assumptions”), among others:

●	except as otherwise set forth below, the Mortgage Loans have the characteristics set forth on Annex A-1 and the aggregate Cut-off Date Balance of the Mortgage Loans is as described in this prospectus;

●	the initial aggregate certificate balance or notional amount, as the case may be, of each interest-bearing class of certificates is as described in this prospectus;

●	the pass-through rate for each interest-bearing class of certificates is as described in this prospectus;

●	no delinquencies, defaults or losses occur with respect to any of the Mortgage Loans;

●	no additional trust fund expenses (including Operating Advisor Expenses) arise, no Servicing Advances are made under the PSA and the only expenses of the issuing entity consist of the Certificate Administrator/Trustee Fees, the Servicing Fees, the CREFC® Intellectual Property Royalty License Fees, the Asset Representations Reviewer Fees and the Operating Advisor fees, each as set forth on Annex A-1;

●	there are no modifications, extensions, waivers or amendments affecting the monthly debt service payments by borrowers on the Mortgage Loans;

●	each of the Mortgage Loans provides for monthly debt service payments to be due on the first day of each month, regardless of the actual day of the month on which those payments are otherwise due and regardless of whether the subject date is a business day or not;

●	all monthly debt service or balloon payments on the Mortgage Loans are timely received by the master servicer on behalf of the issuing entity on the day on which they are assumed to be due or paid as described in the immediately preceding bullet;

●	each ARD Loan in the trust fund is paid in full on its Anticipated Repayment Date;

●	no involuntary prepayments are received as to any Mortgage Loan at any time (including, without limitation, as a result of any application of escrows, reserve or holdback amounts if performance criteria are not satisfied);

●	except as described in the next two succeeding bullets, no voluntary prepayments are received as to any Mortgage Loan during that Mortgage Loan’s prepayment lockout period, any period when defeasance is permitted, or during any period when principal prepayments on that Mortgage Loan are required to be accompanied by a Prepayment Premium or Yield Maintenance Charge;

●	except as otherwise assumed in the immediately preceding two bullets, prepayments are made on each of the Mortgage Loans at the indicated CPPs set forth in the subject tables or other relevant part of this prospectus, without regard to any limitations in those Mortgage Loans on partial voluntary principal prepayments;

●	all prepayments on the Mortgage Loans are assumed to be accompanied by a full month’s interest and no Prepayment Interest Shortfalls occur;

●	no Yield Maintenance Charges or Prepayment Premiums are collected;

●	no person or entity entitled thereto exercises its right of optional termination as described in this prospectus;

●	no Mortgage Loan is required to be repurchased, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any Subordinate Companion Loan, mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	distributions on the Offered Certificates are made on the 15th day of each month, commencing in January 2017; and

●	the Offered Certificates are settled with investors on December 22, 2016.

To the extent that the Mortgage Loans have characteristics that differ from those assumed in preparing the tables set forth below, a class of Principal Balance Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans were to equal any of the specified CPP percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPPs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	84%	84%	84%	84%	84%
December 2018	66%	66%	66%	66%	66%
December 2019	44%	44%	44%	44%	44%
December 2020	18%	18%	18%	18%	18%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	2.62	2.61	2.61	2.61	2.61

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	4.81	4.79	4.77	4.73	4.49

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	6.90	6.89	6.87	6.85	6.65

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.69	9.63	9.58	9.52	9.35

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.90	9.89	9.87	9.82	9.54

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	78%	78%	78%	78%	78%
December 2023	56%	56%	56%	56%	56%
December 2024	34%	34%	34%	34%	34%
December 2025	10%	10%	10%	10%	11%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	7.28	7.28	7.28	7.28	7.28

Percent of the Initial Certificate Balance
of the Class A-S Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.94	9.92	9.90	9.90	9.68

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.98	9.93	9.73

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025	100%	100%	100%	100%	100%
December 2026 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.98	9.98	9.98	9.98	9.73

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPPs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from December 1, 2016 to the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class plus accrued interest, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans will prepay in accordance with the above assumptions at any of the specified CPPs until maturity or that all the Mortgage Loans will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans are presented in terms of the CPP model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
97-00	3.139%	3.143%	3.144%	3.144%	3.144%
98-00	2.727%	2.730%	2.730%	2.730%	2.730%
99-00	2.322%	2.323%	2.323%	2.323%	2.323%
100-00	1.922%	1.922%	1.922%	1.922%	1.922%
101-00	1.528%	1.527%	1.526%	1.526%	1.526%
102-00	1.140%	1.137%	1.137%	1.136%	1.136%
103-00	0.757%	0.754%	0.752%	0.752%	0.752%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100-00	3.096%	3.096%	3.096%	3.095%	3.094%
101-00	2.870%	2.869%	2.868%	2.866%	2.853%
102-00	2.647%	2.646%	2.643%	2.640%	2.616%
103-00	2.427%	2.424%	2.421%	2.416%	2.381%
104-00	2.209%	2.206%	2.202%	2.195%	2.148%
105-00	1.993%	1.989%	1.984%	1.976%	1.918%
106-00	1.780%	1.776%	1.769%	1.760%	1.691%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100-00	3.709%	3.709%	3.709%	3.708%	3.708%
101-00	3.543%	3.543%	3.542%	3.542%	3.537%
102-00	3.379%	3.378%	3.378%	3.377%	3.367%
103-00	3.217%	3.216%	3.215%	3.213%	3.200%
104-00	3.057%	3.056%	3.054%	3.052%	3.034%
105-00	2.898%	2.897%	2.895%	2.893%	2.871%
106-00	2.741%	2.740%	2.738%	2.735%	2.709%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
98-00	3.784%	3.785%	3.786%	3.788%	3.791%
99-00	3.658%	3.659%	3.659%	3.660%	3.662%
100-00	3.534%	3.534%	3.534%	3.534%	3.534%
101-00	3.411%	3.410%	3.410%	3.409%	3.407%
102-00	3.290%	3.288%	3.287%	3.286%	3.282%
103-00	3.170%	3.168%	3.166%	3.164%	3.158%
104-00	3.051%	3.048%	3.046%	3.044%	3.036%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100-00	3.806%	3.806%	3.806%	3.806%	3.805%
101-00	3.684%	3.684%	3.683%	3.683%	3.679%
102-00	3.563%	3.563%	3.562%	3.561%	3.555%
103-00	3.443%	3.443%	3.442%	3.441%	3.431%
104-00	3.325%	3.325%	3.324%	3.322%	3.310%
105-00	3.208%	3.208%	3.207%	3.204%	3.189%
106-00	3.093%	3.092%	3.091%	3.088%	3.070%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100-00	3.620%	3.620%	3.620%	3.620%	3.620%
101-00	3.462%	3.462%	3.462%	3.462%	3.462%
102-00	3.305%	3.305%	3.305%	3.305%	3.306%
103-00	3.151%	3.151%	3.151%	3.151%	3.151%
104-00	2.998%	2.998%	2.998%	2.998%	2.999%
105-00	2.847%	2.847%	2.847%	2.847%	2.848%
106-00	2.698%	2.698%	2.698%	2.698%	2.698%

Pre-Tax Yield to Maturity for the Class A-S Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-S certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100-00	4.092%	4.092%	4.092%	4.093%	4.097%
101-00	3.969%	3.969%	3.968%	3.969%	3.970%
102-00	3.847%	3.846%	3.846%	3.847%	3.845%
103-00	3.726%	3.725%	3.724%	3.726%	3.722%
104-00	3.607%	3.606%	3.605%	3.606%	3.600%
105-00	3.489%	3.488%	3.486%	3.487%	3.479%
106-00	3.372%	3.371%	3.369%	3.370%	3.360%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
100-00	4.399%	4.400%	4.400%	4.400%	4.404%
101-00	4.274%	4.274%	4.275%	4.274%	4.277%
102-00	4.150%	4.151%	4.152%	4.150%	4.151%
103-00	4.028%	4.029%	4.029%	4.027%	4.026%
104-00	3.907%	3.908%	3.909%	3.906%	3.903%
105-00	3.788%	3.788%	3.789%	3.786%	3.781%
106-00	3.670%	3.670%	3.671%	3.667%	3.660%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
94-00	5.367%	5.368%	5.368%	5.370%	5.388%
95-00	5.231%	5.232%	5.232%	5.234%	5.250%
96-00	5.097%	5.097%	5.098%	5.099%	5.113%
97-00	4.964%	4.965%	4.966%	4.967%	4.977%
98-00	4.833%	4.834%	4.835%	4.836%	4.844%
99-00	4.704%	4.705%	4.705%	4.706%	4.712%
100-00	4.576%	4.577%	4.578%	4.579%	4.582%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
6-04	5.960%	5.901%	5.830%	5.725%	5.126%
6-08	5.407%	5.348%	5.276%	5.170%	4.566%
6-12	4.873%	4.813%	4.740%	4.633%	4.025%
6-16	4.355%	4.294%	4.221%	4.113%	3.500%
6-20	3.852%	3.791%	3.717%	3.608%	2.991%
6-24	3.365%	3.303%	3.229%	3.119%	2.497%
6-28	2.891%	2.829%	2.754%	2.643%	2.017%

Pre-Tax Yield to Maturity for the Class X-B Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-B certificates (in 32nds, excluding accrued interest))	Prepayment Assumption (CPP)
	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
2-20	6.331%	6.305%	6.270%	6.250%	5.875%
2-24	5.284%	5.257%	5.221%	5.200%	4.814%
2-28	4.305%	4.277%	4.241%	4.219%	3.821%
3-00	3.388%	3.359%	3.321%	3.299%	2.890%
3-04	2.524%	2.494%	2.456%	2.433%	2.014%
3-08	1.709%	1.679%	1.639%	1.616%	1.187%
3-12	0.939%	0.908%	0.867%	0.843%	0.405%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or differing interpretations, and any such change or interpretation could apply retroactively. This discussion reflects the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (excluding Excess Interest) and certain other assets and will issue (i) certain classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class X-A, Class X-B, Class X-D, Class X-EF, Class X-G, Class X-H, Class X-J, Class A-S, Class B, Class C, Class D, Class E, Class F, Class G, Class H and Class J certificates (the “Regular Interests”), each representing a regular interest in the Upper-Tier REMIC and (ii) an uncertificated interest represented by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and the Intercreditor Agreements, (iii) compliance with the provisions of any Non-Serviced PSA and any amendments thereto and the continued qualification of the REMICs formed under any Non-Serviced PSA and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. In the opinion of Sidley Austin llp, special tax counsel to the depositor, (a) each Trust REMIC will qualify as a REMIC on the Closing Date and thereafter, (b) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (c) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (d) the Class R certificates will evidence the sole class of “residual interests” in each Trust REMIC.

In addition, in the opinion of Sidley Austin llp, special tax counsel to the depositor, the Excess Interest and the Excess Interest Distribution Account will be treated as a grantor trust (the “Grantor Trust”) for federal income tax purposes under chapter 1, subpart J, part I, subchapter E of the Code, and, the Class V certificates will represent undivided beneficial interests in the Grantor Trust.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such Trust REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such Trust REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such Trust REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. Consequently, it is expected that each Trust REMIC will qualify as a REMIC at all times that any of its regular interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the Startup Day or is purchased by a REMIC within a 3 month period thereafter pursuant to a fixed price contract in effect on the Startup Day. Qualified mortgages include (i) whole mortgage loans or split-note interests in such mortgage loans, such as the Mortgage Loans; provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) (reduced by (1) the amount of any lien on the real property security that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property security that is in parity with the Mortgage Loan) is at least 80% of the aggregate principal balance of such Mortgage Loan either at origination or as of the Startup Day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the Mortgage Loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the Mortgage Loan, and (ii) regular interests in another REMIC, such as the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a Mortgage Loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on its regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, Prepayment Interest Shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the Startup Day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the Startup Day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or Prepayment Interest Shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the Startup Day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in such an association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed. Investors should be aware, however, that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that the relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. If at all times 95% or more of the assets of the issuing entity qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, twenty seven (27) of the Mortgaged Properties securing sixteen (16) Mortgage Loans representing 19.4% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interestholder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interestholder’s basis in the Regular Interest. Regular Interestholders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interestholders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based in part on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and in part on the provisions of the 1986 Act. Regular Interestholders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interestholder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity” of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interestholder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus such excess interest accrued thereon), it is anticipated that the Class C certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X-A and Class X-B certificates as having no qualified stated interest. Accordingly, such classes will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such classes over their respective issue prices (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such classes attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of a Class X-A or Class X-B certificate may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such classes. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity of the Regular Interest is computed as the sum of the amounts determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, i.e., 0% CPR; provided that it is assumed that any ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life” above. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interestholders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interestholder (other than a holder of a Class X-A or Class X-B certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest-only certificates, the preceding sentence may not apply in the case of the Class X-A or Class X-B certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interestholder may elect to include market discount in income currently as it accrues on all market discount instruments acquired by such Regular Interestholder in that taxable year or thereafter, in which case the interest deferral rule will not apply. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interestholder holds such Regular Interest as a “capital asset” within the meaning of Code Section 1221, the Regular Interestholder may elect under Code Section 171 to amortize such premium under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. It is anticipated that the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class A-SB, Class A-S and Class B certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interestholder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion may not apply to holders of interest-only Regular Interests. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the

Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interestholders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on account of a portion of any class of such Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the certificate balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interestholders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield Maintenance Charges and Prepayment Premiums actually collected on the Mortgage Loans will be distributed as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of Yield Maintenance Charges and Prepayment Premiums so allocated should be taxed to the holders of such classes of certificates, but it is not expected, for federal income tax reporting purposes, that Yield Maintenance Charges and Prepayment Premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of Yield Maintenance Charges and Prepayment Premiums. Yield Maintenance Charges and Prepayment Premiums, if any, may be treated as paid upon the retirement or partial retirement of such classes of certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of Yield Maintenance Charges and Prepayment Premiums.

Sale or Exchange of Regular Interests

If a Regular Interestholder sells or exchanges a Regular Interest, such Regular Interestholder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated

redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interestholder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interestholder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interestholder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to the Trust REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within 3 months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after the Startup Day. Exceptions are provided for cash contributions to the REMIC (i) during the 3 months following the Startup Day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of an REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, such operation, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

On November 2, 2015, President Obama signed into law the Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees authorized to represent REMICs in IRS audits and related procedures (“tax matters persons” or “TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a tax matters person’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and IRS regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to either Trust REMIC’s taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions. Investors should discuss with their own tax advisors the possible effect of the new rules on them.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interestholders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after 3 full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury Regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

A “U.S. Person” is a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). The term “Non-U.S. Person” means a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, beginning on January 1, 2019, gross proceeds from the sale, exchange, redemption, receipt of principal on or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non-U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non-U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury Regulations Section 1.6049-4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interestholders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interestholders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the REMIC. Holders through nominees must request such information from the nominee.

Treasury regulations require that, in addition to the foregoing requirements, information must be furnished annually to the Regular Interestholders and filed annually with the IRS concerning the percentage of each Trust REMIC’s assets meeting the qualified asset tests described under “—Qualification as a REMIC” above.

These regulations also require that the certificate administrator make available information regarding interest income and information necessary to compute any original issue discount to (i) exempt recipients (including middlemen) and non-calendar year taxpayers, upon request, in accordance with the requirements of the regulations and (ii) Certificateholders who do not hold their certificates through a middleman. The information must be provided to parties specified in clause (i) on or before the later of the 30th day after the close of the calendar year to which the request relates and 14 days after the receipt of the request. The information must be provided to parties specified in clause (ii) on or before March 15 of the calendar year for which the statement is being furnished.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX

TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of offered certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of offered certificates. We cannot assure you that holders of offered certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local, and any other, tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Underwriter	Class A-1	Class A-2	Class A-3	Class A-4
Wells Fargo Securities, LLC	$20,898,898	$62,271,436	$16,756,461	$70,680,000
Barclays Capital Inc.	$14,583,102	$43,452,564	$11,692,539	$49,320,000
Academy Securities, Inc.	$0	$0	$0	$0
Deutsche Bank Securities Inc.	$0	$0	$0	$0
Total	$35,482,000	$105,724,000	$28,449,000	$120,000,000

Underwriter	Class A-5	Class A-SB	Class A-S	Class X-A
Wells Fargo Securities, LLC	$110,813,282	$28,013,429	$34,259,185	$309,433,506
Barclays Capital Inc.	$77,324,718	$19,547,571	$23,905,815	$215,920,494
Academy Securities, Inc.	$0	$0	$0	$0
Deutsche Bank Securities Inc.	$0	$0	$0	$0
Total	$188,138,000	$47,561,000	$58,165,000	$525,354,000

Underwriter	Class X-B	Class B	Class C
Wells Fargo Securities, LLC	$56,913,892	$22,654,707	$20,444,779
Barclays Capital Inc.	$39,714,108	$15,808,293	$14,266,221
Academy Securities, Inc.	$0	$0	$0
Deutsche Bank Securities Inc.	$0	$0	$0
Total	$96,628,000	$38,463,000	$34,711,000

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates if any are purchased. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

Additionally, the parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and have agreed, if required, to contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately 107.6% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from December 1, 2016, before deducting expenses payable by the depositor (estimated at $4,900,424, excluding underwriting discounts and commissions). The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates offered by this prospectus, the underwriters may be deemed to have received compensation from the depositor in the form of underwriting discounts.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The underwriters expect to make, but are not obligated to make, a secondary market in the Offered Certificates. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Wells Fargo Securities, LLC, one of the underwriters, is an affiliate of Wells Fargo Bank, which is a sponsor, a mortgage loan seller, the holder of one of the Fremaux Town Center Companion Loans, the master servicer, the certificate administrator, the custodian and the certificate registrar under this securitization. Barclays Capital Inc., one of the underwriters, is an affiliate of Barclays, which is a sponsor and mortgage loan seller and the holder of one of the Quantum Park Companion Loans, one of the Potomac Mills Pari Passu Companion Loans and the Midwest Industrial Portfolio Companion Loan.

A portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is intended to be directed to affiliates of Wells Fargo Securities, LLC, which is one of the underwriters, a co-lead manager and a joint bookrunner for this offering and affiliates of Barclays Capital Inc., which is one of the underwriters, a co-lead manager and a joint bookrunner. That direction will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Wells Fargo Securities, LLC, of the purchase price for the Offered Certificates and the following payments:

(1)   the payment by the depositor to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Wells Fargo Bank;

(2)   the payment by the depositor to Barclays, an affiliate of Barclays Capital Inc., in that affiliate’s capacity as a mortgage loan seller, of the purchase price for the Mortgage Loans to be sold to the depositor by Barclays;

(3)   the payment by LCF or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with LCF or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by LCF or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to LCF in connection with the sale of those Mortgage Loans to the depositor by LCF;

(4)   the payment by Silverpeak or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with Silverpeak or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Silverpeak or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Silverpeak in connection with the sale of those Mortgage Loans to the depositor by Silverpeak.

(5)   the payment by Rialto Mortgage or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with Rialto Mortgage or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by Rialto Mortgage or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to Rialto Mortgage in connection with the sale of those Mortgage Loans to the depositor by Rialto Mortgage; and

(6)   the payment by C3CM or an affiliate thereof to Wells Fargo Bank, an affiliate of Wells Fargo Securities, LLC, in Wells Fargo Bank’s capacity as the purchaser under a repurchase agreement with C3CM or an affiliate thereof, of the repurchase price for the Mortgage Loans to be repurchased by C3CM or an affiliate thereof under that facility prior to or simultaneously with their sale to the depositor, which payment will be made using a portion of the purchase price to be paid by the depositor to C3CM in connection with the sale of those Mortgage Loans to the depositor by C3CM.

As a result of the circumstances described above in this paragraph and the prior paragraph, each of Wells Fargo Securities, LLC and Barclays Capital Inc. has a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry

Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Wells Fargo Securities is the trade name for the capital markets and investment banking services of Wells Fargo & Company and its subsidiaries, including but not limited to Wells Fargo Securities, LLC, a member of the New York Stock Exchange, the Financial Industry Regulatory Authority (“FINRA”), the National Futures Association (“NFA”) and the Securities Investor Protection Corporation (“SIPC”), Wells Fargo Prime Services, LLC, a member of FINRA, NFA and SIPC, and Wells Fargo Bank, N.A. Wells Fargo Securities, LLC and Wells Fargo Prime Services, LLC are distinct entities from affiliated banks and thrifts.

Incorporation of Certain Information by Reference

The disclosures filed as exhibits to the most recent Form ABS-EE filed on or prior to the date of the filing of this prospectus by or on behalf of the Depositor with respect to the Issuing Entity (file number 333-206677-12)—in accordance with Item 601(b)(102) and Item 601(b)(103) of Regulation S-K (17 C.F.R. 601(b)(102) and 601(b)(103))—are hereby incorporated by reference into this prospectus.

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 301 South College Street, Charlotte, North Carolina 28288-0166, or by telephone at (704) 374-6161.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206677) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, Forms ABS-15G, Form ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engaged in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as the master servicer, the special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemptions

The U.S. Department of Labor has issued to the predecessor of Wells Fargo Securities, LLC an individual prohibited transaction exemption, PTE 96-22, 61 Fed. Reg. 14,828 (April 3, 1996), as amended by PTE 97-34, 62 Fed. Reg. 39,021 (July 21, 1997), PTE 2000-58, 65 Fed. Reg. 67,765 (November 13, 2000), PTE 2002-41, 67 Fed. Reg. 54,487 (August 22, 2002), PTE 2007-05, 72 Fed. Reg. 13,130 (March 20, 2007) and PTE 2013-08, 78 Fed. Reg. 41,091 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Code

Sections 4975(a) and (b), certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Wells Fargo Securities, LLC, provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief. First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party. Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”). Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities. Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith. Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one NRSRO; and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-

67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the Offered Certificates and certain federal income tax matters will be passed upon for the depositor by Sidley Austin llp, New York, New York, and certain other legal matters will be passed upon for the underwriters by Cadwalader, Wickersham & Taft LLP, Charlotte, North Carolina.

Ratings

It is a condition to their issuance that the Offered Certificates (other than the Class X-B, Class B and Class C certificates) receive investment grade credit ratings from the three (3) Rating Agencies engaged by the depositor to rate the Offered Certificates, and it is a condition to their issuance that the Class X-B, Class B and Class C certificates receive investment grade credit ratings from the two (2) of the Rating Agencies engaged by the depositor to rate such Offered Certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the related Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each Distribution Date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in December 2049. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of Yield Maintenance Charges, prepayment charges, Prepayment Premiums, prepayment fees or penalties, default interest or post-anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest, or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any Realized Losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of Realized Losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Any of the three NRSROs that we hired may issue unsolicited credit ratings on one or more classes of certificates that we did not hire it to rate. Additionally, other NRSROs that we have not engaged to rate the Offered Certificates may nevertheless issue unsolicited credit ratings on one or more classes of Offered Certificates relying on information they receive pursuant to Rule 17g-5 or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from those ratings assigned by the Rating Agencies. The issuance of unsolicited ratings of a class of the Offered Certificates that are lower than the ratings assigned by the Rating Agencies may adversely impact the liquidity, market value and regulatory characteristics of that class. As part of the process of obtaining ratings for the Offered Certificates, the depositor had initial discussions with and submitted certain materials to six NRSROs. Based on final feedback from those six NRSROs at that time, the depositor hired the Rating Agencies to rate the Offered Certificates and not the other three NRSROs due, in part, to those NRSROs’ initial subordination levels for the various classes of Offered Certificates. Had the depositor selected such other NRSROs to rate the Offered Certificates, we cannot assure you as to the ratings that such other NRSROs would ultimately have assigned to the Certificates. In the case of one NRSRO hired by the depositor, the depositor only requested ratings for certain classes of rated Offered Certificates, due in part to the final subordination levels provided by that NRSRO for the classes of Offered Certificates. If the depositor had selected that NRSRO to rate those other classes of Offered Certificates not rated by it, its ratings of those other Offered Certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other three NRSROs hired by the depositor. Although unsolicited ratings may be issued by any NRSRO, an NRSRO might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor.

Index of Defined Terms

1
1140 Avenue of the Americas Directing Holder	228
1140 Avenue of the Americas Intercreditor Agreement	226
1140 Avenue of the Americas Mortgage Loan	226
1140 Avenue of the Americas Non-Controlling Noteholders	229
1140 Avenue of the Americas Pari Passu Companion Loans	226
1140 Avenue of the Americas Whole Loan	226
17g-5 Information Provider	391
1986 Act	566
1996 Act	542
2
2015 Budget Act	574
3
30/360 Basis	427
4
401(c) Regulations	586
8
80 Park Plaza Companion Loans	275
80 Park Plaza Controlling Companion Loans	275
80 Park Plaza Intercreditor Agreement	275
80 Park Plaza Mortgage Loan	274
80 Park Plaza Mortgaged Property	274
80 Park Plaza Non-Controlling Companion Loans	275
80 Park Plaza Non-Controlling Note Holders	277
80 Park Plaza Noteholders	275
80 Park Plaza Whole Loan	275
A
AB Modified Loan	440
Accelerated Mezzanine Loan Lender	384
Acceptable Insurance Default	444
Acting General Counsel’s Letter	145
Actual/360 Basis	203
Actual/360 Loans	417
ADA	545

Additional Exclusions	443
Administrative Cost Rate	367
ADR	150
Advances	412
Affirmative Asset Review Vote	482
Annual Debt Service	150
Anticipated Repayment Date	203
Appraisal Institute	301
Appraisal Reduction Amount	436
Appraisal Reduction Event	435
Appraised Value	151
Appraised-Out Class	441
ARD Loan	203
Assessment of Compliance	522
Asset Representations Reviewer Asset Review Fee	434
Asset Representations Reviewer Fee	434
Asset Representations Reviewer Fee Rate	434
Asset Representations Reviewer Termination Event	487
Asset Representations Reviewer Upfront Fee	434
Asset Review	484
Asset Review Notice	482
Asset Review Quorum	482
Asset Review Report	485
Asset Review Report Summary	485
Asset Review Standard	484
Asset Review Trigger	481
Asset Review Vote Election	482
Asset Status Report	455
Assumed Final Distribution Date	376
Assumed Scheduled Payment	369
Attestation Report	522
Available Funds	359
B
Balloon Balance	151
Balloon or ARD LTV Ratio	155
Balloon or ARD Payment	156
Banking Act	146
Bankruptcy Code	535
Barclays	279
Barclays Data Tape	281
Barclays Mortgage Loans	281
Barclays Review Team	281
Barclays’ Qualification Criteria	282
Base Interest Fraction	374
Beds	162
Borrower Party	384

Borrower Party Affiliate	384
Breach Notice	402
C
C(WUMP)O	20
C3CM	326
C3CM Mortgage Loans	326
C3MF	327
Cash Flow Analysis	151
CERCLA	542
Certificate Administrator/Trustee Fee	433
Certificate Administrator/Trustee Fee Rate	433
Certificate Balance	357
Certificate Owners	394
Certificateholder	385
Certificateholder Quorum	490
Certificateholder Repurchase Request	500
Certifying Certificateholder	396
CFCRE 2016-C6 Asset Representations Reviewer	262
CFCRE 2016-C6 Certificate Administrator	262
CFCRE 2016-C6 Directing Holder	269
CFCRE 2016-C6 Operating Advisor	262
CFCRE 2016-C6 Pooling and Servicing Agreement	219, 261
CFCRE 2016-C6 Securitization	261
CFCRE 2016-C6 Servicer	262
CFCRE 2016-C6 Trustee	262
CGCMT 2016-C3 Master Servicer	275
CGCMT 2016-C3 Certificate Administrator	275
CGCMT 2016-C3 Directing Certificateholder	277
CGCMT 2016-C3 Mortgage Trust	517
CGCMT 2016-C3 Operating Advisor	275
CGCMT 2016-C3 Pooling and Servicing Agreement	219
CGCMT 2016-C3 Special Servicer	275
CGCMT 2016-C3 Trustee	275
C-III Capital Group	327
C-III Parent	327
Class A Certificates	356
Class A-SB Planned Principal Balance	369
Class X Certificates	356
Clearstream	392
Clearstream Participants	394
Closing Date	150, 279
CMBS	58
Code	563
Collateral Deficiency Amount	440
Collection Account	416
Collection Period	360
Communication Request	396
Companion Distribution Account	416
Companion Holder	219
Companion Holders	219
Companion Loan Rating Agency	219
Companion Loans	148
Compensating Interest Payment	377
Complaint	341
Constant Prepayment Rate	555
Consultation Termination Event	469
Control Eligible Certificates	464
Control Termination Event	469
Controlling Class	464
Controlling Class Certificateholder	464
Corrected Loan	455
CPP	555
CPR	555
CPY	555
CRE Loans	307
CREFC®	381
CREFC® Intellectual Property Royalty License Fee	435
CREFC® Intellectual Property Royalty License Fee Rate	435
CREFC® Reports	381
Cross-Over Date	364
Cumulative Appraisal Reduction Amount	439
Cure/Contest Period	484
Custodian	340
Cut-off Date	148
Cut-off Date Balance	152
Cut-off Date Loan-to-Value Ratio	153
Cut-off Date LTV Ratio	153
D
D or @%(#)	157
D or GRTR of @% or YM(#)	157
D or YM(#)	157
D(#)	157
DBRS	520
Debt Service Coverage Ratio	154
Defaulted Loan	461
Defeasance Deposit	207
Defeasance Loans	206
Defeasance Lock-Out Period	206
Defeasance Option	206
Definitive Certificate	392
Delinquent Loan	482
Depositaries	393
Determination Date	358
Diligence File	399

Directing Certificateholder	464
Disclosable Special Servicer Fees	432
Discount Rate	375
Dispute Resolution Consultation	503
Dispute Resolution Cut-off Date	502
Distribution Accounts	416
Distribution Date	358
Distribution Date Statement	381
District Court	341
Dodd-Frank Act	128
DOL	583
DoubleTree by Hilton Tempe Companion Loan	246
DoubleTree by Hilton Tempe Directing Holder	248
DoubleTree by Hilton Tempe Intercreditor Agreement	246
DoubleTree by Hilton Tempe Mortgage Loan	245
DoubleTree by Hilton Tempe Non-Directing Holder	248
DoubleTree by Hilton Tempe Noteholders	246
DoubleTree by Hilton Tempe Whole Loan	246
Draft CRR Amendment Regulation	127
DSCR	154
DTC	392
DTC Participants	393
DTC Rules	394
Due Date	202, 360
E
EDGAR	582
Effective Gross Income	151
Eligible Asset Representations Reviewer	486
Eligible Operating Advisor	476
Enforcing Party	501
Enforcing Servicer	500
ESA	180
Escrow/Reserve Mitigating Circumstances	285
EU Risk Retention and Due Diligence Requirements	127
Euroclear	392
Euroclear Operator	395
Euroclear Participants	395
Excess Interest	358
Excess Interest Distribution Account	417
Excess Modification Fee Amount	428
Excess Modification Fees	426
Excess Prepayment Interest Shortfall	378
Excluded Controlling Class Holder	383
Excluded Controlling Class Loan	384
Excluded Information	384
Excluded Loan	384
Excluded Plan	585
Excluded Special Servicer	490
Excluded Special Servicer Loan	490
Exemption	583
Exemption Rating Agency	584
F
FATCA	576
FDIA	144
FDIC	145
FIEL	22
Final Asset Status Report	473
Final Dispute Resolution Election Notice	503
Financial Promotion Order	19
FINRA	581
FIRREA	146
Fitch	345, 520
FPO Persons	19
Fremaux Town Center Companion Loans	231
Fremaux Town Center Controlling Noteholder	233
Fremaux Town Center Intercreditor Agreement	231
Fremaux Town Center Mortgage Loan	231
Fremaux Town Center Non-Controlling Noteholder	234
Fremaux Town Center Whole Loan	231
FSMA	19
Funds	351
G
Gain-on-Sale Entitlement Amount	360
Gain-on-Sale Remittance Amount	361
Gain-on-Sale Reserve Account	417
Garn Act	544
GLA	155
Government Securities	205
Grantor Trust	358, 564
GRTR of @% or YM(#)	157
H
High Net Worth Companies, Unincorporated Associations, Etc.	19
Hilton Hawaiian Village Companion Loans	250

Hilton Hawaiian Village Controlling Noteholder	253
Hilton Hawaiian Village Mortgage Loan	250
Hilton Hawaiian Village Noteholders	251
Hilton Hawaiian Village Pari Passu Companion Loans	250
Hilton Hawaiian Village Subordinate Companion Loan	250
Hilton Hawaiian Village Whole Loan	251
Hilton USA Trust 2016-HHV Master Servicer	251
Hilton USA Trust 2016-HHV Special Servicer	251
Hilton USA Trust 2016-HHV Trust and Servicing Agreement	219, 251
I
Indirect Participants	393
Initial Pool Balance	148
Initial Rate	203
Initial Requesting Certificateholder	500
In-Place Cash Management	155
Insolvency Act	146
Insurance and Condemnation Proceeds	416
Intercreditor Agreement	219
Interest Accrual Amount	367
Interest Accrual Period	367
Interest Distribution Amount	367
Interest Reserve Account	417
Interest Shortfall	367
Interested Person	462
Investor Certification	384
L
L(#)	157
Ladder Capital Group	287
Ladder Capital Review Team	296
Ladder Holdings	286
LCF	286
LCF Data Tape	296
LCF Financing Affiliates	287
LCF Mortgage Loans	286
Lennar	351
Liquidation Fee	429
Liquidation Fee Rate	429
Liquidation Proceeds	416
LNR Partners	347
Loan Per Unit	155
Lock-out Period	204
Loss of Value Payment	403
Lower-Tier Regular Interests	563
Lower-Tier REMIC	358, 563
LTV Ratio	152
LTV Ratio at Maturity or Anticipated Repayment Date	155
LTV Ratio at Maturity or ARD	155
M
MAI	405
Major Decision	465
MAS	21
Master Servicer Decision	446
Material Defect	402
Maturity Date Balloon or ARD Payment	156
Midwest Industrial Portfolio Co-Lender Agreement	236
Midwest Industrial Portfolio Companion Loan	236
Midwest Industrial Portfolio Directing Holder	238
Midwest Industrial Portfolio Mortgage Loan	236
Midwest Industrial Portfolio Noteholders	236
MLPA	397
Modification Fees	426
Moody’s	345, 520
Morningstar	345
Mortgage	149
Mortgage File	397
Mortgage Loans	148
Mortgage Note	149
Mortgage Pool	148
Mortgage Rate	367
Mortgaged Property	149
N
Net Mortgage Rate	366
Net Operating Income	156
NFA	581
NI 33-105	23
NOI Date	156
Nonrecoverable Advance	413
Non-Serviced Certificate Administrator	219
non-serviced companion loan	47
Non-Serviced Companion Loan	219
non-serviced companion loans	47
Non-Serviced Directing Certificateholder	219
Non-Serviced Master Servicer	219

non-serviced mortgage loan	47
Non-Serviced Mortgage Loan	219
Non-Serviced PSA	220
Non-Serviced Special Servicer	220
Non-Serviced Subordinate Companion Loan	220
Non-Serviced Trustee	220
non-serviced whole loan	47
Non-Serviced Whole Loan	220
Non-U.S. Person	576
Notional Amount	357
NRA	156
NRSRO	383
NRSRO Certification	386
O
O(#)	157
Occupancy As Of Date	156
Occupancy Rate	156
Offered Certificates	356
OID Regulations	567
OLA	145
Operating Advisor Consulting Fee	433
Operating Advisor Expenses	434
Operating Advisor Fee	433
Operating Advisor Fee Rate	433
Operating Advisor Standard	474
Operating Advisor Termination Event	477
Other Master Servicer	220
Other PSA	220
P
P&I Advance	411
P&I Advance Date	411
Pads	162
Par Purchase Price	461
Pari Passu Companion Loans	148
Pari Passu Mortgage Loan	220
Participants	392
Parties in Interest	582
Pass-Through Rate	365
Patriot Act	546
PCIS Persons	19
Percentage Interest	359
Periodic Payments	359
Permitted Investments	359, 418
Permitted Special Servicer/Affiliate Fees	432
PIPs	184
PL	302
Plans	582
PML	293, 302, 332
Potomac Mills Control Appraisal Period	271
Potomac Mills Controlling Subordinate Companion Noteholder	262
Potomac Mills Intercreditor Agreement	261
Potomac Mills Major Decisions	269
Potomac Mills Mortgage Loan	260
Potomac Mills Mortgaged Property	260
Potomac Mills Noteholders	261
Potomac Mills Pari Passu Companion Loans	261
Potomac Mills Pari Passu Companion Noteholders	262
Potomac Mills Senior Loan	261
Potomac Mills Sequential Pay Event	263
Potomac Mills Subordinate Companion Loans	261
Potomac Mills Subordinate Companion Noteholders	262
Potomac Mills Whole Loan	261
Potomac Mills Whole Loan Directing Holder	271
PRC	20
Preliminary Dispute Resolution Election Notice	502
Prepayment Assumption	568
Prepayment Interest Excess	376
Prepayment Interest Shortfall	377
Prepayment Premium	375
Prepayment Provisions	157
Prime Rate	415
Principal Balance Certificates	356
Principal Distribution Amount	368
Principal Shortfall	369
Privileged Information	476
Privileged Information Exception	477
Privileged Person	383
Professional Investors	20
Prohibited Prepayment	377
Promotion of Collective Investment Schemes Exemptions Order	19
Proposed Course of Action	501
Proposed Course of Action Notice	501
Prospectus	20
Prospectus Directive	18
PSA	356
PSA Party Repurchase Request	501
PTCE	585
Purchase Price	404

Q
Qualification Criteria	297, 306, 326
Qualified Investor	18
Qualified Investors	18
Qualified Replacement Special Servicer	491
Qualified Substitute Mortgage Loan	404
Quantum Park Co-Lender Agreement	222
Quantum Park Companion Loans	221
Quantum Park Directing Holder	223
Quantum Park Mortgage Loan	221
Quantum Park Non-Controlling Noteholders	224
Quantum Park Whole Loan	221
R
RAC No-Response Scenario	519
Rated Final Distribution Date	376
Rating Agencies	520
Rating Agency Confirmation	520
RCM	351
REA	66
Realized Loss	379
REC	180
Record Date	358
Redwood MHC Portfolio Companion Loans	241
Redwood MHC Portfolio Directing Holder	243
Redwood MHC Portfolio Intercreditor Agreement	241
Redwood MHC Portfolio Mortgage Loan	241
Redwood MHC Portfolio Mortgaged Properties	241
Redwood MHC Portfolio Non-Controlling Noteholders	244
Redwood MHC Portfolio Whole Loan	241
Registration Statement	581
Regular Certificates	356
Regular Interestholder	567
Regular Interests	564
Regulation AB	522
Reimbursement Rate	415
REIT LLLP	287
Related Proceeds	414
Release Date	207
Relevant Member State	17
Relevant Persons	19
Relief Act	545
Remaining Term to Maturity or ARD	158
REMIC	563
REMIC Regulations	563
REO Account	417
REO Loan	371
REO Property	454
Repurchase Request	501
Requesting Certificateholder	503
Requesting Holders	441
Requesting Investor	396
Requesting Party	519
Requirements	546
Residual Certificates	356
Resolution Failure	501
Resolved	501
Restricted Group	584
Restricted Party	477
Review Materials	482
Revised Rate	203
RevPAR	158
Rialto	351
Rialto Mortgage	319
Rialto Mortgage Data Tape	325
Rialto Mortgage Loans	319
Rialto Mortgage Review Team	324
RMBS	341
Rooms	162
Rule 15Ga-1 Reporting Period	307
Rule 17g-5	386
S
S&P	345
Scheduled Principal Distribution Amount	368
Securities Act	522
Securitization Accounts	356, 418
Securitization Framework	127
Securitization Regulation	127
SEL	293, 302
Senior Certificates	356
serviced companion loan	47
Serviced Companion Loan	220
Serviced Mortgage Loan	220
Serviced Pari Passu Companion Loan	220
Serviced Pari Passu Companion Loan Securities	494
Serviced Pari Passu Mortgage Loan	220
serviced whole loan	47
Serviced Whole Loan	220
Servicer Termination Event	492
Servicing Advances	412
Servicing Fee	425
Servicing Fee Rate	425
Servicing Standard	410
SF	158

SFA	21
SFO	20
Silverpeak	310
Silverpeak Data Tape	317
Silverpeak Mortgage Loans	310
Silverpeak Review Team	317
Similar Law	582
SIPC	581
SMMEA	586
Special Servicing Fee	428
Special Servicing Fee Rate	428
Specially Serviced Loans	452
Sq. Ft.	158
Square Feet	158
Startup Day	564
Stated Principal Balance	369
Structured Product	20
Structuring Assumptions	555
STWD	347
Subordinate Certificates	356
Subordinate Companion Loan	148, 221
Sub-Servicing Agreement	410
T
T-12	158
tax matters persons	574
Term to Maturity	158
Terms and Conditions	395
Tests	484
Threshold Event Collateral	271
Title V	545
TMPs	574
Total Operating Expenses	152
Trimont	355
TRIPRA	89
TRS LLLP	286
Trust	338
Trust REMICs	358, 563
TTM	158
U
U.S. Person	576
U/W DSCR	154
U/W Expenses	158
U/W NCF	158
U/W NCF Debt Yield	161
U/W NCF DSCR	154
U/W NOI	161
U/W NOI Debt Yield	162
U/W NOI DSCR	161
U/W Revenues	162
UCC	346, 530
Underwriter Entities	112
Underwriting Agreement	578
Underwritten Debt Service Coverage Ratio	154
Underwritten Expenses	158
Underwritten NCF	158
Underwritten NCF Debt Yield	161
Underwritten Net Cash Flow	158
Underwritten Net Cash Flow Debt Service Coverage Ratio	154
Underwritten Net Operating Income	161
Underwritten Net Operating Income Debt Service Coverage Ratio	161
Underwritten NOI	161
Underwritten NOI Debt Yield	162
Underwritten Revenues	162
Units	162
Unscheduled Principal Distribution Amount	369
Unsolicited Information	483
Upper-Tier REMIC	358, 563
V
Volcker Rule	128
Voting Rights	391
W
WAC Rate	366
Wachovia Bank	298
Walmart Shadow Anchored Portfolio Companion Loan	255
Walmart Shadow Anchored Portfolio Intercreditor Agreement	255
Walmart Shadow Anchored Portfolio Mortgage Loan	255
Walmart Shadow Anchored Portfolio Mortgaged Properties	255
Walmart Shadow Anchored Portfolio Non-Directing Holder	258
Walmart Shadow Anchored Portfolio Noteholders	255
Weighted Average Mortgage Rate	162
weighted averages	163
Wells Fargo Bank	298
Wells Fargo Bank Data Tape	305
Wells Fargo Bank Deal Team	304
WFCM 2016-LC25 Asset Representations Reviewer	256
WFCM 2016-LC25 Certificate Administrator	256
WFCM 2016-LC25 Depositor	256

WFCM 2016-LC25 Directing Certificateholder	258
WFCM 2016-LC25 Operating Advisor	256
WFCM 2016-LC25 Pooling and Servicing Agreement	221
WFCM 2016-LC25 Servicer	256
WFCM 2016-LC25 Special Servicer	256
WFCM 2016-LC25 Trustee	256
Whole Loan	148
Withheld Amounts	417
Workout Fee	428
Workout Fee Rate	428
Workout-Delayed Reimbursement Amount	415
WTNA	339
Y
Yield Maintenance Charge	375
YM(#)	157

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
1	Hilton Hawaiian Village	Barclays		2005 Kalia Road	Honolulu	HI	96815	Hospitality	Full Service	1961	2016	2,860
2	Quantum Park	Barclays		22001 Loudoun County Parkway	Ashburn	VA	20147	Office	Suburban	1998		942,843
3	Walmart Shadow Anchored Portfolio	LCF		Various	Various	Various	Various	Retail	Shadow Anchored	Various	Various	881,524
3.01	Alice Shopping Center	LCF		2000 Drive Northwest Atkinson Boulevard	Alice	TX	78332	Retail	Shadow Anchored	2005		39,100
3.02	Shawnee Shopping Center	LCF		4903 North Union Avenue	Shawnee	OK	74804	Retail	Shadow Anchored	2004		35,640
3.03	Durant Shopping Center	LCF		519 University Place	Durant	OK	74701	Retail	Shadow Anchored	2003	2012	32,200
3.04	Radcliff Shopping Center	LCF		2001-2039 Walmart Way	Radcliff	KY	40160	Retail	Shadow Anchored	2005		36,900
3.05	Mustang Shopping Center	LCF		200 North Mustang Mall Terrace	Mustang	OK	73064	Retail	Shadow Anchored	2004		35,849
3.06	Pineville Shopping Center	LCF		3628 Monroe Highway	Pineville	LA	71360	Retail	Shadow Anchored	2002		32,300
3.07	Yukon Shopping Center	LCF		1200 Garth Brooks Boulevard	Yukon	OK	73099	Retail	Shadow Anchored	2004		31,500
3.08	Fort Dodge Shopping Center	LCF		3003-3043 1st Avenue South	Fort Dodge	IA	50501	Retail	Shadow Anchored	2004		33,700
3.09	Belton Shopping Center	LCF		201-223 Sparta Road	Belton	TX	76513	Retail	Shadow Anchored	2005		28,052
3.10	Petal Shopping Center	LCF		35 Byrd Drive	Petal	MS	39465	Retail	Shadow Anchored	2003		30,180
3.11	Douglas Shopping Center	LCF		90 West 5th Street	Douglas	AZ	85607	Retail	Shadow Anchored	2004		32,140
3.12	Boaz Shopping Center	LCF		2196-2210 Highway 431	Boaz	AL	35957	Retail	Shadow Anchored	2004		27,900
3.13	Zachary Shopping Center	LCF		5647 Main Street	Zachary	LA	70791	Retail	Shadow Anchored	2002		29,600
3.14	Plainview Shopping Center	LCF		1601 Kermit Street	Plainview	TX	79072	Retail	Shadow Anchored	2005		31,720
3.15	Minden Shopping Center	LCF		123-161 Minden Shopping Drive	Minden	LA	71055	Retail	Shadow Anchored	2003		27,300
3.16	West Burlington Shopping Center	LCF		411 West Agency Road	West Burlington	IA	52655	Retail	Shadow Anchored	2004		26,100
3.17	Pulaski Shopping Center	LCF		1653 West College Street	Pulaski	TN	38478	Retail	Shadow Anchored	2004		28,100
3.18	Marshalltown Shopping Center	LCF		50 La Frentz Lane	Marshalltown	IA	50158	Retail	Shadow Anchored	2004		22,900
3.19	Bad Axe Shopping Center	LCF		897 North Van Dyke Road	Bad Axe	MI	48413	Retail	Shadow Anchored	2005		28,353
3.20	Ottumwa Shopping Center	LCF		1863-1899 Venture Drive	Ottumwa	IA	52501	Retail	Shadow Anchored	2004		22,190
3.21	Tyler Shopping Center	LCF		6731-6771 South Broadway Avenue	Tyler	TX	75703	Retail	Shadow Anchored	2004		35,840
3.22	Oskaloosa Shopping Center	LCF		209 Cornerstone Drive	Oskaloosa	IA	52577	Retail	Shadow Anchored	2004		20,700
3.23	Shelbyville Shopping Center	LCF		114 Lee Boulevard	Shelbyville	IN	46176	Retail	Shadow Anchored	2005		14,150
3.24	Alexandria Shopping Center	LCF		2071 North Mall Drive	Alexandria	LA	71301	Retail	Shadow Anchored	2003		20,400
3.25	La Junta Shopping Center	LCF		7 Conley Road	La Junta	CO	81050	Retail	Shadow Anchored	2004		20,500
3.26	St. John’s Shopping Center	LCF		2179 South US Highway 27	Saint Johns	MI	48879	Retail	Shadow Anchored	2006		29,930
3.27	Newton Shopping Center	LCF		301-335 Iowa Speedway Drive	Newton	IA	50208	Retail	Shadow Anchored	2004		20,300
3.28	Tell City Shopping Center	LCF		617-647 U.S. Highway 66 East	Tell City	IN	47586	Retail	Shadow Anchored	2005		27,000
3.29	Newcastle Shopping Center	LCF		707-757 Northwest 34th Street	Newcastle	OK	73065	Retail	Shadow Anchored	2004		11,600
3.30	Wauseon Shopping Center	LCF		470-482 East Airport Highway	Wauseon	OH	43567	Retail	Shadow Anchored	2005		13,100
3.31	Pampa Shopping Center	LCF		301-317 West 30th Avenue	Pampa	TX	79065	Retail	Shadow Anchored	2005		16,160
3.32	Keokuk Shopping Center	LCF		3360 Main Street	Keokuk	IA	52632	Retail	Shadow Anchored	2004		10,160
3.33	Liberty Shopping Center	LCF		2003-2017 State Highway 146 Bypass	Liberty	TX	77575	Retail	Shadow Anchored	2006		14,960
3.34	Perry Shopping Center	LCF		1858 South Jefferson Street	Perry	FL	32348	Retail	Shadow Anchored	2004		15,000
4	Potomac Mills	Barclays		2700 Potomac Mills Circle	Woodbridge	VA	22192	Retail	Super Regional Mall	1985	2012	1,459,997
5	Franklin Square III	WFB		3648-3758 East Franklin Boulevard	Gastonia	NC	28056	Retail	Anchored	1998	2004	272,222
6	1140 Avenue of the Americas	LCF		1140 Avenue of the Americas	New York	NY	10036	Office	CBD	1926	2015	247,183
7	The Hamptons	Barclays	Y - Crossed Group A	3070 South Nellis Boulevard	Las Vegas	NV	89121	Multifamily	Garden	1989		492
8	Park Pointe	Barclays	Y - Crossed Group A	211 South La Fayette Park Place	Los Angeles	CA	90057	Multifamily	Mid rise	1971		89
9	Hampton Inn Tropicana	Barclays		4975 South Dean Martin Drive	Las Vegas	NV	89103	Hospitality	Limited Service	1998	2015	322
10	Fremaux Town Center	WFB		50-940 Town Center Parkway	Slidell	LA	70458	Retail	Anchored	2014		397,493
11	Midwest Industrial Portfolio	Barclays		Various	Various	Various	Various	Industrial	Warehouse	Various	Various	1,255,014
11.01	3701 West 128th Place	Barclays		3701 West 128th Place	Alsip	IL	60803	Industrial	Warehouse	1975	1995	217,500
11.02	3801-3831 Hawthorne Court	Barclays		3801-3831 Hawthorne Court	Waukegan	IL	60087	Industrial	Warehouse	1974		194,708
11.03	6601-6669 West Mill Road	Barclays		6601-6669 West Mill Road	Milwaukee	WI	53201	Industrial	Warehouse	1987		126,335
11.04	8301 West Parkland Court	Barclays		8301 West Parkland Court	Milwaukee	WI	53223	Industrial	Warehouse	1981		119,000
11.05	1602 Corporate Drive	Barclays		1602 Corporate Drive	Warrensburg	MO	64093	Industrial	Warehouse	1998		107,228
11.06	8585 South 77th Avenue	Barclays		8585 South 77th Avenue	Bridgeview	IL	60455	Industrial	Warehouse	1959		75,000
11.07	999 Raymond Street	Barclays		999 Raymond Street	Elgin	IL	60120	Industrial	Warehouse	1972		87,075
11.08	4081 Ryan Road	Barclays		4081 Ryan Road	Gurnee	IL	60031	Industrial	Warehouse	1995		75,000
11.09	461 North Third Avenue	Barclays		461 North Third Avenue	Des Plaines	IL	60016	Industrial	Warehouse	1967		79,322
11.10	12550 Lombard Lane	Barclays		12550 Lombard Lane	Alsip	IL	60803	Industrial	Warehouse	1963		54,308
11.11	2000 South 25th Avenue	Barclays		2000 South 25th Avenue	Broadview	IL	60155	Industrial	Warehouse	1956		119,538
12	The Lodge & Waterfall Park Apartments Portfolio	RMF		Various	Houston	TX	77036	Multifamily	Garden	1979	2016	634
12.01	The Lodge	RMF		7825 Corporate Drive	Houston	TX	77036	Multifamily	Garden	1979	2016	340
12.02	Waterfall Park	RMF		7502 Corporate Drive	Houston	TX	77036	Multifamily	Garden	1979	2016	294
13	80 Park Plaza	LCF		1135-1155 Raymond Boulevard	Newark	NJ	07102	Office	CBD	1979	2015	960,689
14	Redwood MHC Portfolio	LCF		Various	Various	Various	Various	Manufactured Housing Community	Various	Various	Various	4,007
14.01	Camp Inn	LCF		10400 Highway 27	Frostproof	FL	33843	Manufactured Housing Community	Recreational Vehicle Community	1972		797
14.02	Town & Country Estates	LCF		4444 East Benson Highway	Tucson	AZ	85706	Manufactured Housing Community	Manufactured Housing Community	1971		320
14.03	St. Clements Crossing	LCF		21475 Prather Drive	Lexington Park	MD	20653	Manufactured Housing Community	Manufactured Housing Community	1968	2002	186
14.04	Algoma	LCF		4456 13 Mile Road Northeast	Rockford	MI	49341	Manufactured Housing Community	Manufactured Housing Community	1980		322
14.05	Suburban Estates	LCF		46440 Kay Drive	Lexington Park	MD	20653	Manufactured Housing Community	Manufactured Housing Community	1970		132
14.06	Colonial Acres	LCF		5374 East Deadwood Drive	Portage	MI	49002	Manufactured Housing Community	Manufactured Housing Community	1965		612
14.07	Twenty Nine Pines	LCF		6540 Highway 36 Boulevard North	Oakdale	MN	55128	Manufactured Housing Community	Manufactured Housing Community	1975		144
14.08	Evergreen Springs	LCF		229 Killingworth Turnpike	Clinton	CT	06413	Manufactured Housing Community	Manufactured Housing Community	1935		102
14.09	Avalon	LCF		16860 US Highway 19 North	Clearwater	FL	33764	Manufactured Housing Community	Recreational Vehicle Community	1984		256
14.10	Lexington	LCF		20529 Poplar Ridge Road	Lexington Park	MD	20653	Manufactured Housing Community	Manufactured Housing Community	1980		76
14.11	Colonial Manor	LCF		5500 West KL Avenue	Kalamazoo	MI	49009	Manufactured Housing Community	Manufactured Housing Community	1965		195
14.12	Green Acres	LCF		1810 Boston Post Road	Westbrook	CT	06498	Manufactured Housing Community	Manufactured Housing Community	1955		64
14.13	Cedar Grove	LCF		133 West Main Street & 47 North High Street	Clinton	CT	06413	Manufactured Housing Community	Manufactured Housing Community	1950		60
14.14	Hunters Chase	LCF		1866 North Eastown Road	Lima	OH	45807	Manufactured Housing Community	Manufactured Housing Community	1994		134
14.15	Highland Bluff	LCF		155 North Ivy Street	Branford	CT	06405	Manufactured Housing Community	Manufactured Housing Community	1950		49
14.16	Winter Paradise	LCF		16108 US Highway 19	Hudson	FL	34667	Manufactured Housing Community	Recreational Vehicle Community	1972		290
14.17	Weststar	LCF		1866 West Sego Lily Lane	Tucson	AZ	85705	Manufactured Housing Community	Manufactured Housing Community	1984		90
14.18	El Frontier	LCF		4233 North Flowing Wells Road	Tucson	AZ	85705	Manufactured Housing Community	Manufactured Housing Community	1964		178
15	Ventron Georgia Portfolio	SPREF		Various	Various	GA	Various	Multifamily	Garden	Various	2015	402
15.01	Hampton Downs Apartments	SPREF		100 Sandlewood Drive	Morrow	GA	30260	Multifamily	Garden	1989	2015	202
15.02	Harvard Place Apartments	SPREF		6256 Hillandale Drive	Lithonia	GA	30058	Multifamily	Garden	1985	2015	200
16	Cranberry Crossroads	Barclays		2009 Mackenzie Way	Cranberry Township	PA	16066	Office	Suburban	2013		86,511
17	Uconn Apartment Portfolio	SPREF		Various	Mansfield	CT	06268	Multifamily	Student Housing	Various		231
17.01	Knollwood Apartments	SPREF		101 South Eagleville Road	Mansfield	CT	06268	Multifamily	Student Housing	1960		125
17.02	Clubhouse Apartments	SPREF		3 Clubhouse Circle	Mansfield	CT	06268	Multifamily	Student Housing	1965		44
17.03	Maplewood Apartments	SPREF		1 Carlton Road	Mansfield	CT	06268	Multifamily	Student Housing	1964		40
17.04	Millbrook Apartments	SPREF		170 Spring Hill Road	Mansfield	CT	06268	Multifamily	Student Housing	1975		12
17.05	Oakwood Apartments	SPREF		114 South Eagleville Road	Mansfield	CT	06268	Multifamily	Student Housing	1950		10
18	The Grove at Plymouth- Mass	SPREF		20, 45-65 & 46-100 Shops at 5 Way	Plymouth	MA	02360	Retail	Anchored	2004		201,126
19	Parkway Plaza-NC	WFB		4215 University Drive	Durham	NC	27707	Retail	Anchored	1983	2014	163,636
20	Victor Valley Town Center I	WFB		12133-12249 Hesperia Road; 17080-17222 Bear Valley Road	Victorville	CA	92395	Retail	Anchored	1989		135,140
21	One Conway Park	Barclays		100 North Field Drive	Lake Forest	IL	60045	Office	Suburban	1989	2015	105,000
22	DAP Portfolio	WFB		Various	Various	MI	Various	Retail	Unanchored	Various		78,148
22.01	RiverTown Market	WFB		4365, 4381 and 4391 Canal Avenue Southwest	Grandville	MI	49418	Retail	Unanchored	2007		35,782

A-1-1

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Mortgage Loan Seller(1)	Cross Collateralized and Cross Defaulted Loan Flag	Address	City	State	Zip Code	General Property Type	Specific Property Type	Year Built	Year Renovated	Number of Units(2)
22.02	Big Rapids Marketplace	WFB		15190 Isabella Drive	Big Rapids	MI	49307	Retail	Unanchored	2007		26,890
22.03	Starbucks/Olga’s	WFB		8481 Grand River	Brighton	MI	48116	Retail	Unanchored	2008		5,625
22.04	Red Rose Plaza	WFB		1251 West Main Street	Gaylord	MI	49735	Retail	Unanchored	2006		9,851
23	Studio Village	Barclays		10823 Magnolia Boulevard	North Hollywood	CA	91601	Multifamily	Garden	1961		169
24	Eliken Industrial Portfolio	Barclays		Various	Various	Various	Various	Industrial	Warehouse	Various		1,230,047
24.01	802 Frith Drive	Barclays		802 Frith Drive	Ridgeway	VA	24148	Industrial	Warehouse	1971		628,000
24.02	140 Hollie Drive	Barclays		140 Hollie Drive	Martinsville	VA	24112	Industrial	Warehouse	1992		300,000
24.03	750 Fieldcrest Road	Barclays		750 Fieldcrest Road	Eden	NC	27288	Industrial	Warehouse	1992		139,100
24.04	50 Iron Gate Road	Barclays		50 Iron Gate Road	Clarksville	VA	23927	Industrial	Warehouse	1977		162,947
25	DoubleTree by Hilton Tempe	SPREF		2100 South Priest Drive	Tempe	AZ	85282	Hospitality	Full Service	1974	2016	270
26	Holiday Inn Express- Hauppauge	LCF		2050 Express Drive South	Hauppauge	NY	11788	Hospitality	Limited Service	2001	2016	133
27	MacGregor Place	SPREF		114 & 118 MacKenan Drive	Cary	NC	27511	Office	Suburban	1985	2015	87,914
28	CubeSmart Self Storage of Lakeway	CIIICM		15616 Stewart Road	Lakeway	TX	78734	Self Storage	Self Storage	2003		75,501
29	Hundt Apartment Portfolio	Barclays		Various	Various	WI	Various	Multifamily	Garden	Various		188
29.01	Apple Blossom Carriage Homes	Barclays		1702 Bernard Court	Sparta	WI	54656	Multifamily	Garden	1998		64
29.02	Nordic Village	Barclays		109 Nordic Drive	Westby	WI	54667	Multifamily	Garden	2003		52
29.03	Marshview Apartments	Barclays		1601-1608 Henry Johns Boulevard	Bangor	WI	54614	Multifamily	Garden	1980		40
29.04	Salem View Apartments	Barclays		411, 431, & 511 Mill Street South and 810 East Garland Street	West Salem	WI	54669	Multifamily	Garden	1976		32
30	Towne Place Suites-Goldsboro	SPREF		2603 North Park Drive	Goldsboro	NC	27534	Hospitality	Extended Stay	2015		98
31	Castle Park Center	Barclays		1319-1343 3rd Avenue	Chula Vista	CA	91911	Retail	Anchored	1968		85,373
32	Fairfield Inn - Wyomissing	CIIICM		21 Meridian Blvd	Reading	PA	19610	Hospitality	Limited Service	2015		110
33	Houston Multifamily Portfolio	LCF		Various	Houston	TX	77006	Multifamily	Garden	Various	2006	75
33.01	1919 Portsmouth Street	LCF		1919 Portsmouth Street	Houston	TX	77006	Multifamily	Garden	1965	2006	30
33.02	1903 Portsmouth	LCF		1903 Portsmouth Street	Houston	TX	77006	Multifamily	Garden	1964	2006	29
33.03	420 West Alabama Street	LCF		420 West Alabama Street	Houston	TX	77006	Multifamily	Garden	1968	2006	16
34	Holiday Inn Express Cheektowaga North East	RMF		83 Anderson Road	Cheektowaga	NY	14225	Hospitality	Limited Service	2014		85
35	Braes Hollow Apartments	RMF		8701 South Braeswood	Houston	TX	77031	Multifamily	Garden	1976		254
36	Glendora-Whiteville Portfolio	LCF		Various	Various	Various	Various	Retail	Single Tenant	2004		27,923
36.01	Walgreens Glendora	LCF		1301 Black Horse Pike	Glendora	NJ	08029	Retail	Single Tenant	2004		14,110
36.02	Rite Aid Whiteville	LCF		1728 South Madison Street	Whiteville	NC	28472	Retail	Single Tenant	2004		13,813
37	Holiday Inn Express & Suites Charlotte North	SPREF		7230 Smith Corners Boulevard	Charlotte	NC	28269	Hospitality	Limited Service	2015		82
38	Hampton Inn Banning Beaumont	SPREF		6071 Joshua Palmer Way	Banning	CA	92220	Hospitality	Limited Service	2007	2016	94
39	Holiday Inn Express & Suites Centerville	LCF		5655 Wilmington Pike	Centerville	OH	45459	Hospitality	Limited Service	2003	2015	74
40	Hollywood Pointe - Yucca	Barclays		6711 Yucca Street	Los Angeles	CA	90028	Multifamily	Garden	1962		50
41	Key Heights MHC	WFB		11335 East Fulton	Lowell	MI	49331	Manufactured Housing Community	Manufactured Housing Community	1968		286
42	Rose Terrace - Whittier	Barclays		6111-6121 Norwalk Boulevard	Whittier	CA	90606	Multifamily	Garden	1963		54
43	The Elms MHC	CIIICM		871 South Main Street	Fond du Lac	WI	54935	Manufactured Housing Community	Manufactured Housing Community	1971	2016	208
44	Palo Verde Square	RMF		10885-10953 North Frank Lloyd Wright Boulevard	Scottsdale	AZ	85259	Retail	Unanchored	1998		30,471
45	Suntree	Barclays		1551 West Rialto Avenue	Rialto	CA	92335	Multifamily	Garden	1985		50
46	Legacy Lakes Plaza	WFB		4040 Legacy Drive	Frisco	TX	75034	Mixed Use	Retail/Office	2007		18,280
47	Mulberry Place	SPREF		5783 Old Winder Highway	Braselton	GA	30517	Retail	Unanchored	2006		29,333
48	La Mirage Shopping Center	WFB		29555 Northwestern Highway	Southfield	MI	48034	Retail	Anchored	1979		38,490
49	Edgewood Village MHP	WFB		1000 South Graham Road	Saginaw	MI	48609	Manufactured Housing Community	Manufactured Housing Community	1989		198
50	Stow-It Self Storage Woodland	CIIICM		1319 East Beamer Street	Woodland	CA	95776	Self Storage	Self Storage	1977		42,000
51	2500 Barnsdale Way	RMF		2500 Barnsdale Way	Albany	GA	31707	Multifamily	Garden	1994		59
52	Courtyard - Hawthorne	Barclays		4171 West El Segundo Boulevard	Hawthorne	CA	90250	Multifamily	Garden	1955		40
53	Walgreens Brattleboro	LCF		476 Canal Street	Brattleboro	VT	05301	Retail	Single Tenant	2003		14,560
54	Crosswinds	Barclays		4355 South Jones Boulevard	Las Vegas	NV	89103	Multifamily	Garden	1977		64
55	Mountain Gate	Barclays		4575 Little Mountain Drive	San Bernardino	CA	92407	Multifamily	Garden	1985		44
56	Big Spring Marketplace	RMF		111 East Marcy Drive	Big Spring	TX	79720	Retail	Shadow Anchored	2006		27,162
57	Highland Park	RMF		4708 Gibson Road	Ocean Springs	MS	39564	Manufactured Housing Community	Manufactured Housing Community	1969		147
58	Sterling Climatized Storage	WFB		2121 West Bert Kouns Industrial Loop	Shreveport	LA	71118	Self Storage	Self Storage	1996		30,795
59	Crowley Mini Storage	CIIICM		904 North Crowley Road	Crowley	TX	76036	Self Storage	Self Storage	1983	1999	50,634
60	Tice Mobile Home Court	CIIICM		541 New York Drive	Fort Myers	FL	33905	Manufactured Housing Community	Manufactured Housing Community	1953		106
61	Action’s Self Storage	CIIICM		3825 Parker Road	Saint Paul	TX	75098	Self Storage	Self Storage	2000		49,219
62	Wagon Wheel MHC	CIIICM		1612 Northeast 25th Avenue	Ocala	FL	34470	Manufactured Housing Community	Manufactured Housing Community	1960		126
63	Fox Chase Village MHC	RMF		100 Fox Chase Village	New Bern	NC	28562	Manufactured Housing Community	Manufactured Housing Community	1969		156

A-1-2

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure(2)	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)(3)	Cut-off Date Balance ($)(3)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date
1	Hilton Hawaiian Village	Rooms	243,566	52,500,000	52,500,000	7.0%	52,500,000	N	10/24/2016	12/1/2016	11/1/2026		11/1/2026
2	Quantum Park	Sq. Ft.	140	52,000,000	52,000,000	6.9%	52,000,000	Y	9/28/2016	11/6/2016	10/6/2021		10/6/2021	10/6/2026
3	Walmart Shadow Anchored Portfolio	Sq. Ft.	101	39,536,250	39,536,250	5.3%	37,976,898	N	9/1/2016	10/6/2016	9/6/2018	10/6/2018	9/6/2021
3.01	Alice Shopping Center	Sq. Ft.		2,114,994	2,114,994	0.3%
3.02	Shawnee Shopping Center	Sq. Ft.		1,858,779	1,858,779	0.2%
3.03	Durant Shopping Center	Sq. Ft.		1,702,475	1,702,475	0.2%
3.04	Radcliff Shopping Center	Sq. Ft.		1,695,814	1,695,814	0.2%
3.05	Mustang Shopping Center	Sq. Ft.		1,619,438	1,619,438	0.2%
3.06	Pineville Shopping Center	Sq. Ft.		1,615,886	1,615,886	0.2%
3.07	Yukon Shopping Center	Sq. Ft.		1,607,893	1,607,893	0.2%
3.08	Fort Dodge Shopping Center	Sq. Ft.		1,550,167	1,550,167	0.2%
3.09	Belton Shopping Center	Sq. Ft.		1,504,874	1,504,874	0.2%
3.10	Petal Shopping Center	Sq. Ft.		1,413,401	1,413,401	0.2%
3.11	Douglas Shopping Center	Sq. Ft.		1,413,401	1,413,401	0.2%
3.12	Boaz Shopping Center	Sq. Ft.		1,366,332	1,366,332	0.2%
3.13	Zachary Shopping Center	Sq. Ft.		1,361,003	1,361,003	0.2%
3.14	Plainview Shopping Center	Sq. Ft.		1,276,634	1,276,634	0.2%
3.15	Minden Shopping Center	Sq. Ft.		1,241,554	1,241,554	0.2%
3.16	West Burlington Shopping Center	Sq. Ft.		1,119,886	1,119,886	0.1%
3.17	Pulaski Shopping Center	Sq. Ft.		1,079,033	1,079,033	0.1%
3.18	Marshalltown Shopping Center	Sq. Ft.		1,075,481	1,075,481	0.1%
3.19	Bad Axe Shopping Center	Sq. Ft.		1,057,719	1,057,719	0.1%
3.20	Ottumwa Shopping Center	Sq. Ft.		1,024,416	1,024,416	0.1%
3.21	Tyler Shopping Center	Sq. Ft.		1,015,202	1,015,202	0.1%
3.22	Oskaloosa Shopping Center	Sq. Ft.		998,661	998,661	0.1%
3.23	Shelbyville Shopping Center	Sq. Ft.		971,130	971,130	0.1%
3.24	Alexandria Shopping Center	Sq. Ft.		928,058	928,058	0.1%
3.25	La Junta Shopping Center	Sq. Ft.		925,837	925,837	0.1%
3.26	St. John’s Shopping Center	Sq. Ft.		905,855	905,855	0.1%
3.27	Newton Shopping Center	Sq. Ft.		891,646	891,646	0.1%
3.28	Tell City Shopping Center	Sq. Ft.		866,779	866,779	0.1%
3.29	Newcastle Shopping Center	Sq. Ft.		700,262	700,262	0.1%
3.30	Wauseon Shopping Center	Sq. Ft.		624,330	624,330	0.1%
3.31	Pampa Shopping Center	Sq. Ft.		610,120	610,120	0.1%
3.32	Keokuk Shopping Center	Sq. Ft.		534,188	534,188	0.1%
3.33	Liberty Shopping Center	Sq. Ft.		456,924	456,924	0.1%
3.34	Perry Shopping Center	Sq. Ft.		408,079	408,079	0.1%
4	Potomac Mills	Sq. Ft.	199	36,375,000	36,375,000	4.8%	36,375,000	N	10/5/2016	12/1/2016	11/1/2026		11/1/2026
5	Franklin Square III	Sq. Ft.	118	32,250,000	32,210,163	4.3%	28,449,821	N	11/10/2016	12/11/2016		12/11/2016	11/11/2023
6	1140 Avenue of the Americas	Sq. Ft.	401	30,000,000	30,000,000	4.0%	30,000,000	N	6/15/2016	8/6/2016	7/6/2026		7/6/2026
7	The Hamptons	Units	46,064	17,900,000	17,875,423	2.4%	14,353,978	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
8	Park Pointe	Units	46,064	8,900,000	8,887,780	1.2%	7,136,895	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
9	Hampton Inn Tropicana	Rooms	79,017	25,475,000	25,443,445	3.4%	20,827,026	N	10/21/2016	12/6/2016		12/6/2016	11/6/2026
10	Fremaux Town Center	Sq. Ft.	181	25,000,000	24,700,712	3.3%	17,781,868	N	6/9/2016	7/11/2016		7/11/2016	6/11/2026
11	Midwest Industrial Portfolio	Sq. Ft.	31	23,100,000	23,100,000	3.1%	21,226,179	N	11/21/2016	1/6/2017	12/6/2021	1/6/2022	12/6/2026
11.01	3701 West 128th Place	Sq. Ft.		4,170,000	4,170,000	0.6%
11.02	3801-3831 Hawthorne Court	Sq. Ft.		3,630,000	3,630,000	0.5%
11.03	6601-6669 West Mill Road	Sq. Ft.		3,120,000	3,120,000	0.4%
11.04	8301 West Parkland Court	Sq. Ft.		2,700,000	2,700,000	0.4%
11.05	1602 Corporate Drive	Sq. Ft.		2,130,000	2,130,000	0.3%
11.06	8585 South 77th Avenue	Sq. Ft.		1,530,000	1,530,000	0.2%
11.07	999 Raymond Street	Sq. Ft.		1,470,000	1,470,000	0.2%
11.08	4081 Ryan Road	Sq. Ft.		1,380,000	1,380,000	0.2%
11.09	461 North Third Avenue	Sq. Ft.		1,140,000	1,140,000	0.2%
11.10	12550 Lombard Lane	Sq. Ft.		1,080,000	1,080,000	0.1%
11.11	2000 South 25th Avenue	Sq. Ft.		750,000	750,000	0.1%
12	The Lodge & Waterfall Park Apartments Portfolio	Units	36,120	22,900,000	22,900,000	3.1%	19,804,602	N	11/15/2016	1/6/2017	12/6/2018	1/6/2019	12/6/2026
12.01	The Lodge	Units		11,480,000	11,480,000	1.5%
12.02	Waterfall Park	Units		11,420,000	11,420,000	1.5%
13	80 Park Plaza	Sq. Ft.	138	21,000,000	21,000,000	2.8%	18,362,235	N	9/30/2016	11/6/2016	10/6/2019	11/6/2019	10/6/2026
14	Redwood MHC Portfolio	Pads	23,958	20,600,000	20,600,000	2.7%	17,646,191	N	9/6/2016	10/6/2016	3/6/2019	4/6/2019	9/6/2026
14.01	Camp Inn	Pads		3,280,550	3,280,550	0.4%
14.02	Town & Country Estates	Pads		1,919,663	1,919,663	0.3%
14.03	St. Clements Crossing	Pads		1,705,294	1,705,294	0.2%
14.04	Algoma	Pads		1,649,717	1,649,717	0.2%
14.05	Suburban Estates	Pads		1,622,465	1,622,465	0.2%
14.06	Colonial Acres	Pads		1,538,455	1,538,455	0.2%
14.07	Twenty Nine Pines	Pads		1,424,190	1,424,190	0.2%
14.08	Evergreen Springs	Pads		1,320,760	1,320,760	0.2%
14.09	Avalon	Pads		1,245,656	1,245,656	0.2%
14.10	Lexington	Pads		720,785	720,785	0.1%
14.11	Colonial Manor	Pads		676,474	676,474	0.1%
14.12	Green Acres	Pads		657,913	657,913	0.1%
14.13	Cedar Grove	Pads		526,802	526,802	0.1%
14.14	Hunters Chase	Pads		520,150	520,150	0.1%
14.15	Highland Bluff	Pads		492,040	492,040	0.1%
14.16	Winter Paradise	Pads		490,859	490,859	0.1%
14.17	Weststar	Pads		425,411	425,411	0.1%
14.18	El Frontier	Pads		382,817	382,817	0.1%
15	Ventron Georgia Portfolio	Units	43,532	17,500,000	17,500,000	2.3%	13,990,781	N	11/18/2016	1/6/2017		1/6/2017	12/6/2026
15.01	Hampton Downs Apartments	Units		8,850,000	8,850,000	1.2%
15.02	Harvard Place Apartments	Units		8,650,000	8,650,000	1.2%
16	Cranberry Crossroads	Sq. Ft.	178	15,400,000	15,400,000	2.1%	13,025,381	N	11/18/2016	1/6/2017	6/6/2018	7/6/2018	12/6/2026
17	Uconn Apartment Portfolio	Units	65,747	15,187,500	15,187,500	2.0%	13,207,490	N	11/16/2016	1/6/2017	12/6/2019	1/6/2020	12/6/2026
17.01	Knollwood Apartments	Units		8,110,602	8,110,602	1.1%
17.02	Clubhouse Apartments	Units		3,469,776	3,469,776	0.5%
17.03	Maplewood Apartments	Units		2,363,785	2,363,785	0.3%
17.04	Millbrook Apartments	Units		816,843	816,843	0.1%
17.05	Oakwood Apartments	Units		426,493	426,493	0.1%
18	The Grove at Plymouth- Mass	Sq. Ft.	75	15,000,000	15,000,000	2.0%	13,778,294	N	11/17/2016	1/6/2017	12/6/2021	1/6/2022	12/6/2026
19	Parkway Plaza-NC	Sq. Ft.	89	14,500,000	14,500,000	1.9%	13,046,374	N	11/18/2016	1/11/2017	12/11/2020	1/11/2021	12/11/2026
20	Victor Valley Town Center I	Sq. Ft.	105	14,250,000	14,227,020	1.9%	10,756,379	N	11/10/2016	12/11/2016		12/11/2016	11/11/2026
21	One Conway Park	Sq. Ft.	120	12,600,000	12,600,000	1.7%	12,600,000	Y	11/21/2016	1/6/2017	12/6/2021		12/6/2021	12/6/2023
22	DAP Portfolio	Sq. Ft.	156	12,187,500	12,172,556	1.6%	9,982,009	N	10/31/2016	12/11/2016		12/11/2016	11/11/2026
22.01	RiverTown Market	Sq. Ft.		5,400,000	5,393,379	0.7%

A-1-3

ANNEX A-1 -— CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Unit of Measure(2)	Cut-off Date Balance Per Unit/SF(3)	Original Balance ($)(3)	Cut-off Date Balance ($)(3)	% of Aggregate Cut-off Date Balance	Maturity Date or ARD Balloon Payment ($)	ARD Loan	Origination Date	First Pay Date	Last IO Pay Date	First P&I Pay Date	Maturity Date or Anticipated Repayment Date	ARD Loan Maturity Date
22.02	Big Rapids Marketplace	Sq. Ft.		3,206,250	3,202,319	0.4%
22.03	Starbucks/Olga’s	Sq. Ft.		2,756,250	2,752,870	0.4%
22.04	Red Rose Plaza	Sq. Ft.		825,000	823,988	0.1%
23	Studio Village	Units	71,204	12,050,000	12,033,455	1.6%	9,662,874	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
24	Eliken Industrial Portfolio	Sq. Ft.	9	11,500,000	11,484,562	1.5%	9,262,142	N	11/7/2016	12/6/2016		12/6/2016	11/6/2026
24.01	802 Frith Drive	Sq. Ft.		5,630,355	5,622,797	0.7%
24.02	140 Hollie Drive	Sq. Ft.		3,096,695	3,092,538	0.4%
24.03	750 Fieldcrest Road	Sq. Ft.		1,576,499	1,574,383	0.2%
24.04	50 Iron Gate Road	Sq. Ft.		1,196,450	1,194,844	0.2%
25	DoubleTree by Hilton Tempe	Rooms	76,296	11,000,000	11,000,000	1.5%	9,223,487	N	11/21/2016	1/6/2017		1/6/2017	12/6/2026
26	Holiday Inn Express- Hauppauge	Rooms	80,263	10,675,000	10,675,000	1.4%	8,868,778	N	11/10/2016	1/6/2017		1/6/2017	12/6/2026
27	MacGregor Place	Sq. Ft.	105	9,255,000	9,255,000	1.2%	7,555,518	N	11/17/2016	1/6/2017		1/6/2017	12/6/2026
28	CubeSmart Self Storage of Lakeway	Sq. Ft.	123	9,250,000	9,250,000	1.2%	7,601,457	N	11/18/2016	1/11/2017		1/11/2017	12/11/2026
29	Hundt Apartment Portfolio	Units	48,936	9,200,000	9,200,000	1.2%	7,969,913	N	10/31/2016	12/6/2016	11/6/2019	12/6/2019	11/6/2026
29.01	Apple Blossom Carriage Homes	Units		3,600,000	3,600,000	0.5%
29.02	Nordic Village	Units		2,850,000	2,850,000	0.4%
29.03	Marshview Apartments	Units		1,550,000	1,550,000	0.2%
29.04	Salem View Apartments	Units		1,200,000	1,200,000	0.2%
30	Towne Place Suites-Goldsboro	Rooms	89,286	8,750,000	8,750,000	1.2%	6,645,231	N	11/17/2016	1/6/2017		1/6/2017	12/6/2026
31	Castle Park Center	Sq. Ft.	100	8,500,000	8,500,000	1.1%	8,500,000	N	11/18/2016	1/1/2017	12/1/2026		12/1/2026
32	Fairfield Inn - Wyomissing	Rooms	77,081	8,500,000	8,478,936	1.1%	5,320,514	N	10/20/2016	12/11/2016		12/11/2016	11/11/2026
33	Houston Multifamily Portfolio	Units	108,250	8,118,750	8,118,750	1.1%	7,033,778	N	11/15/2016	1/6/2017	12/6/2018	1/6/2019	12/6/2026
33.01	1919 Portsmouth Street	Units		3,350,000	3,350,000	0.4%
33.02	1903 Portsmouth	Units		3,250,000	3,250,000	0.4%
33.03	420 West Alabama Street	Units		1,518,750	1,518,750	0.2%
34	Holiday Inn Express Cheektowaga North East	Rooms	89,412	7,600,000	7,600,000	1.0%	6,312,080	N	11/17/2016	1/6/2017		1/6/2017	12/6/2026
35	Braes Hollow Apartments	Units	29,491	7,500,000	7,490,650	1.0%	6,124,479	N	11/10/2016	12/6/2016		12/6/2016	11/6/2026
36	Glendora-Whiteville Portfolio	Sq. Ft.	255	7,150,000	7,113,983	0.9%	5,315,659	N	8/11/2016	10/6/2016		10/6/2016	9/6/2026
36.01	Walgreens Glendora	Sq. Ft.		4,810,000	4,785,770	0.6%
36.02	Rite Aid Whiteville	Sq. Ft.		2,340,000	2,328,213	0.3%
37	Holiday Inn Express & Suites Charlotte North	Rooms	85,366	7,000,000	7,000,000	0.9%	5,184,016	N	11/18/2016	1/6/2017		1/6/2017	12/6/2026
38	Hampton Inn Banning Beaumont	Rooms	71,809	6,750,000	6,750,000	0.9%	5,256,455	N	11/18/2016	1/6/2017		1/6/2017	12/6/2026
39	Holiday Inn Express & Suites Centerville	Rooms	89,754	6,650,000	6,641,811	0.9%	5,442,458	N	11/3/2016	12/6/2016		12/6/2016	11/6/2026
40	Hollywood Pointe - Yucca	Units	115,841	5,800,000	5,792,037	0.8%	4,651,011	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
41	Key Heights MHC	Pads	19,158	5,500,000	5,479,215	0.7%	3,960,563	N	10/7/2016	11/11/2016		11/11/2016	10/11/2026
42	Rose Terrace - Whittier	Units	89,692	4,850,000	4,843,341	0.6%	3,889,206	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
43	The Elms MHC	Pads	21,344	4,445,000	4,439,610	0.6%	3,647,808	N	10/27/2016	12/11/2016		12/11/2016	11/11/2026
44	Palo Verde Square	Sq. Ft.	131	4,000,000	4,000,000	0.5%	3,451,940	N	11/17/2016	1/6/2017	6/6/2018	7/6/2018	12/6/2026
45	Suntree	Units	71,901	3,600,000	3,595,057	0.5%	2,886,834	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
46	Legacy Lakes Plaza	Sq. Ft.	191	3,500,000	3,500,000	0.5%	3,199,581	N	11/10/2016	12/11/2016	11/11/2021	12/11/2021	11/11/2026
47	Mulberry Place	Sq. Ft.	119	3,500,000	3,500,000	0.5%	2,198,171	N	11/21/2016	1/6/2017		1/6/2017	12/6/2026
48	La Mirage Shopping Center	Sq. Ft.	89	3,412,500	3,408,300	0.5%	2,793,116	N	11/10/2016	12/11/2016		12/11/2016	11/11/2026
49	Edgewood Village MHP	Pads	17,209	3,412,000	3,407,408	0.5%	2,746,701	N	11/7/2016	12/11/2016		12/11/2016	11/11/2026
50	Stow-It Self Storage Woodland	Sq. Ft.	80	3,375,000	3,375,000	0.4%	2,860,666	N	11/21/2016	1/11/2017	12/11/2017	1/11/2018	12/11/2026
51	2500 Barnsdale Way	Units	55,932	3,300,000	3,300,000	0.4%	2,902,464	N	11/17/2016	1/6/2017	12/6/2018	1/6/2019	12/6/2026
52	Courtyard - Hawthorne	Units	79,890	3,200,000	3,195,606	0.4%	2,566,074	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
53	Walgreens Brattleboro	Sq. Ft.	212	3,100,000	3,089,776	0.4%	2,306,126	N	9/9/2016	11/6/2016		11/6/2016	10/6/2026
54	Crosswinds	Units	47,591	3,050,000	3,045,812	0.4%	2,445,790	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
55	Mountain Gate	Units	64,684	2,850,000	2,846,087	0.4%	2,285,410	N	10/11/2016	12/6/2016		12/6/2016	11/6/2026
56	Big Spring Marketplace	Sq. Ft.	101	2,750,000	2,746,457	0.4%	2,232,099	N	10/24/2016	12/6/2016		12/6/2016	11/6/2026
57	Highland Park	Pads	17,007	2,500,000	2,500,000	0.3%	2,184,186	N	11/17/2016	1/6/2017	12/6/2018	1/6/2019	12/6/2026
58	Sterling Climatized Storage	Sq. Ft.	78	2,415,000	2,415,000	0.3%	2,061,959	N	11/1/2016	12/11/2016	11/11/2018	12/11/2018	11/11/2026
59	Crowley Mini Storage	Sq. Ft.	40	2,000,000	2,000,000	0.3%	1,653,693	N	11/17/2016	1/11/2017		1/11/2017	12/11/2026
60	Tice Mobile Home Court	Pads	18,364	1,950,000	1,946,576	0.3%	1,441,661	N	10/20/2016	12/11/2016		12/11/2016	11/11/2026
61	Action’s Self Storage	Sq. Ft.	38	1,855,000	1,855,000	0.2%	1,617,115	N	11/14/2016	1/11/2017	12/11/2018	1/11/2019	12/11/2026
62	Wagon Wheel MHC	Pads	13,639	1,718,500	1,718,500	0.2%	1,435,338	N	11/17/2016	1/11/2017		1/11/2017	12/11/2026
63	Fox Chase Village MHC	Pads	9,295	1,450,000	1,450,000	0.2%	1,093,423	N	11/18/2016	1/6/2017		1/6/2017	12/6/2026

A-1-4

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Gross Mortgage Rate	Operating Advisor Ongoing Fee Rate	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO
1	Hilton Hawaiian Village	4.19950%	0.00000%	0.00800%	0.00375%	0.00050%	0.00035%	4.18690%	Actual/360	186,279.90	Interest-only, Balloon	Actual/360
2	Quantum Park	3.68850%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	3.67210%	Actual/360	162,054.93	Interest-only, ARD	Actual/360
3	Walmart Shadow Anchored Portfolio	5.58980%	0.00000%	0.00800%	0.05250%	0.00050%	0.00035%	5.52845%	Actual/360	226,715.07	Interest-only, Amortizing Balloon	Actual/360
3.01	Alice Shopping Center
3.02	Shawnee Shopping Center
3.03	Durant Shopping Center
3.04	Radcliff Shopping Center
3.05	Mustang Shopping Center
3.06	Pineville Shopping Center
3.07	Yukon Shopping Center
3.08	Fort Dodge Shopping Center
3.09	Belton Shopping Center
3.10	Petal Shopping Center
3.11	Douglas Shopping Center
3.12	Boaz Shopping Center
3.13	Zachary Shopping Center
3.14	Plainview Shopping Center
3.15	Minden Shopping Center
3.16	West Burlington Shopping Center
3.17	Pulaski Shopping Center
3.18	Marshalltown Shopping Center
3.19	Bad Axe Shopping Center
3.20	Ottumwa Shopping Center
3.21	Tyler Shopping Center
3.22	Oskaloosa Shopping Center
3.23	Shelbyville Shopping Center
3.24	Alexandria Shopping Center
3.25	La Junta Shopping Center
3.26	St. John’s Shopping Center
3.27	Newton Shopping Center
3.28	Tell City Shopping Center
3.29	Newcastle Shopping Center
3.30	Wauseon Shopping Center
3.31	Pampa Shopping Center
3.32	Keokuk Shopping Center
3.33	Liberty Shopping Center
3.34	Perry Shopping Center
4	Potomac Mills	2.98821%	0.00000%	0.00800%	0.00500%	0.00050%	0.00035%	2.97436%	Actual/360	91,838.26	Interest-only, Balloon	Actual/360
5	Franklin Square III	4.85000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.83360%	Actual/360	170,180.61	Amortizing Balloon
6	1140 Avenue of the Americas	4.10900%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.09260%	Actual/360	104,151.74	Interest-only, Balloon	Actual/360
7	The Hamptons	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	88,257.51	Amortizing Balloon
8	Park Pointe	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	43,882.22	Amortizing Balloon
9	Hampton Inn Tropicana	4.83500%	0.00255%	0.00800%	0.02500%	0.00050%	0.00035%	4.79860%	Actual/360	134,197.97	Amortizing Balloon
10	Fremaux Town Center	3.69900%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	3.68260%	Actual/360	127,839.87	Amortizing Balloon
11	Midwest Industrial Portfolio	4.76300%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.74660%	Actual/360	120,681.61	Interest-only, Amortizing Balloon	Actual/360
11.01	3701 West 128th Place
11.02	3801-3831 Hawthorne Court
11.03	6601-6669 West Mill Road
11.04	8301 West Parkland Court
11.05	1602 Corporate Drive
11.06	8585 South 77th Avenue
11.07	999 Raymond Street
11.08	4081 Ryan Road
11.09	461 North Third Avenue
11.10	12550 Lombard Lane
11.11	2000 South 25th Avenue
12	The Lodge & Waterfall Park Apartments Portfolio	4.98000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.96360%	Actual/360	122,652.39	Interest-only, Amortizing Balloon	Actual/360
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza	4.45000%	0.00000%	0.00800%	0.00500%	0.00050%	0.00035%	4.43615%	Actual/360	105,780.94	Interest-only, Amortizing Balloon	Actual/360
14	Redwood MHC Portfolio	4.11400%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.09760%	Actual/360	99,706.24	Interest-only, Amortizing Balloon	Actual/360
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio	4.18200%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.16560%	Actual/360	85,394.25	Amortizing Balloon
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads	4.61100%	0.00255%	0.00800%	0.01000%	0.00050%	0.00035%	4.58960%	Actual/360	79,048.50	Interest-only, Amortizing Balloon	Actual/360
17	Uconn Apartment Portfolio	5.06000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.04360%	Actual/360	84,621.63	Interest-only, Amortizing Balloon	Actual/360
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass	4.74000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.72360%	Actual/360	78,156.71	Interest-only, Amortizing Balloon	Actual/360
19	Parkway Plaza-NC	4.74000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.72360%	Actual/360	75,551.49	Interest-only, Amortizing Balloon	Actual/360
20	Victor Valley Town Center I	5.27000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.25360%	Actual/360	85,561.02	Amortizing Balloon
21	One Conway Park	4.23700%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.22060%	Actual/360	45,106.40	Interest-only, ARD	Actual/360
22	DAP Portfolio	4.89000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.87360%	Actual/360	64,608.26	Amortizing Balloon
22.01	RiverTown Market

A-1-5

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Gross Mortgage Rate	Operating Advisor Ongoing Fee Rate	Certificate Administrator Fee Rate	Servicing Fee	CREFC® IP Royalty License Fee Rate	Asset Representations Reviewer Fee Rate	Net Mortgage Rate	Interest Accrual Method	Monthly P&I Payment ($)	Amortization Type	Interest Accrual Method During IO
22.02	Big Rapids Marketplace
22.03	Starbucks/Olga’s
22.04	Red Rose Plaza
23	Studio Village	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	59,413.57	Amortizing Balloon
24	Eliken Industrial Portfolio	4.39400%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.37760%	Actual/360	57,546.75	Amortizing Balloon
24.01	802 Frith Drive
24.02	140 Hollie Drive
24.03	750 Fieldcrest Road
24.04	50 Iron Gate Road
25	DoubleTree by Hilton Tempe	5.62700%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.61060%	Actual/360	63,336.10	Amortizing Balloon
26	Holiday Inn Express- Hauppauge	5.33000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.31360%	Actual/360	59,477.80	Amortizing Balloon
27	MacGregor Place	4.79000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.77360%	Actual/360	48,501.85	Amortizing Balloon
28	CubeSmart Self Storage of Lakeway	4.99000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.97360%	Actual/360	49,599.48	Amortizing Balloon
29	Hundt Apartment Portfolio	4.06000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.04360%	Actual/360	44,241.04	Interest-only, Amortizing Balloon	Actual/360
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro	5.44000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.42360%	Actual/360	53,419.58	Amortizing Balloon
31	Castle Park Center	4.39900%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.38260%	Actual/360	31,592.36	Interest-only, Balloon	Actual/360
32	Fairfield Inn - Wyomissing	4.84000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.82360%	Actual/360	55,347.67	Amortizing Balloon
33	Houston Multifamily Portfolio	5.05000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.03360%	Actual/360	43,831.63	Interest-only, Amortizing Balloon	Actual/360
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East	5.32000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.30360%	Actual/360	42,297.59	Amortizing Balloon
35	Braes Hollow Apartments	4.80000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.78360%	Actual/360	39,349.90	Amortizing Balloon
36	Glendora-Whiteville Portfolio	4.85000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.83360%	Actual/360	41,175.71	Amortizing Balloon
36.01	Walgreens Glendora
36.02	Rite Aid Whiteville
37	Holiday Inn Express & Suites Charlotte North	4.74400%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.72760%	Actual/360	39,884.06	Amortizing Balloon
38	Hampton Inn Banning Beaumont	4.63700%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.62060%	Actual/360	36,230.06	Amortizing Balloon
39	Holiday Inn Express & Suites Centerville	4.86700%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.85060%	Actual/360	35,160.06	Amortizing Balloon
40	Hollywood Pointe - Yucca	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	28,597.40	Amortizing Balloon
41	Key Heights MHC	4.01000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	3.99360%	Actual/360	29,061.40	Amortizing Balloon
42	Rose Terrace - Whittier	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	23,913.35	Amortizing Balloon
43	The Elms MHC	4.95000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.93360%	Actual/360	23,726.08	Amortizing Balloon
44	Palo Verde Square	5.35000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.33360%	Actual/360	22,336.55	Interest-only, Amortizing Balloon	Actual/360
45	Suntree	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	17,750.11	Amortizing Balloon
46	Legacy Lakes Plaza	4.44000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.42360%	Actual/360	17,609.43	Interest-only, Amortizing Balloon	Actual/360
47	Mulberry Place	4.92000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.90360%	Actual/360	22,944.05	Amortizing Balloon
48	La Mirage Shopping Center	4.87000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.85360%	Actual/360	18,048.88	Amortizing Balloon
49	Edgewood Village MHP	4.38000%	0.00255%	0.00800%	0.06250%	0.00050%	0.00035%	4.30610%	Actual/360	17,045.68	Amortizing Balloon
50	Stow-It Self Storage Woodland	5.14000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.12360%	Actual/360	18,407.60	Interest-only, Amortizing Balloon	Actual/360
51	2500 Barnsdale Way	5.67000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.65360%	Actual/360	19,090.52	Interest-only, Amortizing Balloon	Actual/360
52	Courtyard - Hawthorne	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	15,777.88	Amortizing Balloon
53	Walgreens Brattleboro	4.86500%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.84860%	Actual/360	17,879.30	Amortizing Balloon
54	Crosswinds	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	15,038.29	Amortizing Balloon
55	Mountain Gate	4.26910%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.25270%	Actual/360	14,052.17	Amortizing Balloon
56	Big Spring Marketplace	4.62000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.60360%	Actual/360	14,130.61	Amortizing Balloon
57	Highland Park	5.39000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.37360%	Actual/360	14,022.67	Interest-only, Amortizing Balloon	Actual/360
58	Sterling Climatized Storage	4.49000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.47360%	Actual/360	12,222.11	Interest-only, Amortizing Balloon	Actual/360
59	Crowley Mini Storage	5.18000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.16360%	Actual/360	10,957.52	Amortizing Balloon
60	Tice Mobile Home Court	4.70000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	4.68360%	Actual/360	11,061.28	Amortizing Balloon
61	Action’s Self Storage	5.30000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.28360%	Actual/360	10,300.90	Interest-only, Amortizing Balloon	Actual/360
62	Wagon Wheel MHC	5.50000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.48360%	Actual/360	9,757.45	Amortizing Balloon
63	Fox Chase Village MHC	5.24000%	0.00255%	0.00800%	0.00500%	0.00050%	0.00035%	5.22360%	Actual/360	8,680.54	Amortizing Balloon

A-1-6

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)	Appraisal Date
1	Hilton Hawaiian Village	120	119	120	119	0	0	1	L(25),GRTR 1% or YM or D(88),O(7)	0	0	2,230,000,000	8/30/2016
2	Quantum Park	60	58	60	58	0	0	2	L(24),GRTR 1% or YM(31),O(5)	0	0	200,000,000	9/12/2016
3	Walmart Shadow Anchored Portfolio	60	57	24	21	360	360	3	L(27),D(28),O(5)	0	0	118,715,000	Various
3.01	Alice Shopping Center											6,100,000	7/27/2016
3.02	Shawnee Shopping Center											5,360,000	7/19/2016
3.03	Durant Shopping Center											4,910,000	7/19/2016
3.04	Radcliff Shopping Center											4,890,000	7/20/2016
3.05	Mustang Shopping Center											4,670,000	7/20/2016
3.06	Pineville Shopping Center											4,660,000	7/25/2016
3.07	Yukon Shopping Center											4,560,000	7/20/2016
3.08	Fort Dodge Shopping Center											4,470,000	7/19/2016
3.09	Belton Shopping Center											4,340,000	7/20/2016
3.10	Petal Shopping Center											4,100,000	7/12/2016
3.11	Douglas Shopping Center											4,100,000	7/22/2016
3.12	Boaz Shopping Center											3,940,000	7/20/2016
3.13	Zachary Shopping Center											3,925,000	7/25/2016
3.14	Plainview Shopping Center											4,510,000	7/17/2016
3.15	Minden Shopping Center											3,580,000	7/25/2016
3.16	West Burlington Shopping Center											3,230,000	7/18/2016
3.17	Pulaski Shopping Center											3,600,000	7/25/2016
3.18	Marshalltown Shopping Center											3,140,000	7/18/2016
3.19	Bad Axe Shopping Center											3,050,000	7/21/2016
3.20	Ottumwa Shopping Center											3,380,000	7/18/2016
3.21	Tyler Shopping Center											3,580,000	7/16/2016
3.22	Oskaloosa Shopping Center											2,880,000	7/18/2016
3.23	Shelbyville Shopping Center											2,800,000	7/19/2016
3.24	Alexandria Shopping Center											2,690,000	7/25/2016
3.25	La Junta Shopping Center											2,670,000	7/21/2016
3.26	St. John’s Shopping Center											3,400,000	7/21/2016
3.27	Newton Shopping Center											2,610,000	7/18/2016
3.28	Tell City Shopping Center											2,740,000	7/20/2016
3.29	Newcastle Shopping Center											2,020,000	7/20/2016
3.30	Wauseon Shopping Center											1,800,000	7/30/2016
3.31	Pampa Shopping Center											1,760,000	7/17/2016
3.32	Keokuk Shopping Center											1,540,000	7/18/2016
3.33	Liberty Shopping Center											1,960,000	7/22/2016
3.34	Perry Shopping Center											1,750,000	7/22/2016
4	Potomac Mills	120	119	120	119	0	0	1	L(25),D(88),O(7)	0	0	765,000,000	9/12/2016
5	Franklin Square III	84	83	0	0	360	359	1	L(25),D(55),O(4)	0	0	43,000,000	9/12/2016
6	1140 Avenue of the Americas	120	115	120	115	0	0	5	L(24),GRTR 1% or YM(92),O(4)	0	0	180,000,000	5/1/2016
7	The Hamptons	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	24,600,000	4/19/2016
8	Park Pointe	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	16,200,000	5/2/2016
9	Hampton Inn Tropicana	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	38,300,000	9/29/2016
10	Fremaux Town Center	120	114	0	0	300	294	6	L(35),GRTR 1% or YM(81),O(4)	0	0	115,000,000	4/28/2016
11	Midwest Industrial Portfolio	120	120	60	60	360	360	0	L(24),D(92),O(4)	0	5	53,990,000	Various
11.01	3701 West 128th Place											8,900,000	9/13/2016
11.02	3801-3831 Hawthorne Court											8,700,000	9/12/2016
11.03	6601-6669 West Mill Road											6,870,000	9/12/2016
11.04	8301 West Parkland Court											6,020,000	9/12/2016
11.05	1602 Corporate Drive											4,700,000	9/14/2016
11.06	8585 South 77th Avenue											3,500,000	9/13/2016
11.07	999 Raymond Street											3,170,000	9/12/2016
11.08	4081 Ryan Road											4,100,000	9/20/2016
11.09	461 North Third Avenue											2,730,000	9/12/2016
11.10	12550 Lombard Lane											2,400,000	9/13/2016
11.11	2000 South 25th Avenue											2,900,000	9/13/2016
12	The Lodge & Waterfall Park Apartments Portfolio	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	37,210,000	9/27/2016
12.01	The Lodge											18,660,000	9/27/2016
12.02	Waterfall Park											18,550,000	9/27/2016
13	80 Park Plaza	120	118	36	34	360	360	2	L(26),D(90),O(4)	0	0	177,400,000	8/1/2016
14	Redwood MHC Portfolio	120	117	30	27	360	360	3	L(27),D(89),O(4)	0	0	133,710,000	Various
14.01	Camp Inn											20,800,000	8/4/2016
14.02	Town & Country Estates											13,130,000	8/3/2016
14.03	St. Clements Crossing											11,600,000	8/4/2016
14.04	Algoma											10,000,000	8/5/2016
14.05	Suburban Estates											10,240,000	8/4/2016
14.06	Colonial Acres											11,070,000	8/5/2016
14.07	Twenty Nine Pines											8,310,000	8/1/2016
14.08	Evergreen Springs											8,070,000	8/3/2016
14.09	Avalon											7,740,000	8/3/2016
14.10	Lexington											4,760,000	8/4/2016
14.11	Colonial Manor											5,240,000	8/5/2016
14.12	Green Acres											4,070,000	8/3/2016
14.13	Cedar Grove											3,070,000	8/3/2016
14.14	Hunters Chase											3,270,000	8/1/2016
14.15	Highland Bluff											3,200,000	8/3/2016
14.16	Winter Paradise											3,090,000	8/4/2016
14.17	Weststar											3,290,000	8/3/2016
14.18	El Frontier											2,760,000	8/3/2016
15	Ventron Georgia Portfolio	120	120	0	0	360	360	0	L(24),D(92),O(4)	0	0	27,550,000	10/10/2016
15.01	Hampton Downs Apartments											13,400,000	10/10/2016
15.02	Harvard Place Apartments											14,150,000	10/10/2016
16	Cranberry Crossroads	120	120	18	18	360	360	0	L(24),D(92),O(4)	0	0	21,100,000	10/13/2016
17	Uconn Apartment Portfolio	120	120	36	36	336	336	0	L(24),D(92),O(4)	0	0	21,010,000	10/20/2016
17.01	Knollwood Apartments											11,220,000	10/20/2016
17.02	Clubhouse Apartments											4,800,000	10/20/2016
17.03	Maplewood Apartments											3,270,000	10/20/2016
17.04	Millbrook Apartments											1,130,000	10/20/2016
17.05	Oakwood Apartments											590,000	10/20/2016
18	The Grove at Plymouth- Mass	120	120	60	60	360	360	0	L(24),D(92),O(4)	0	0	23,400,000	9/9/2016
19	Parkway Plaza-NC	120	120	48	48	360	360	0	L(24),D(91),O(5)	0	5	25,200,000	10/1/2017
20	Victor Valley Town Center I	120	119	0	0	300	299	1	L(25),D(91),O(4)	0	0	25,400,000	10/6/2016
21	One Conway Park	60	60	60	60	0	0	0	L(24),D(31),O(5)	0	0	19,700,000	10/3/2016
22	DAP Portfolio	120	119	0	0	360	359	1	L(25),D(88),O(7)	0	0	16,250,000	Various
22.01	RiverTown Market											7,200,000	8/10/2016

A-1-7

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Original Term to Maturity or ARD (Mos.)	Remaining Term to Maturity or ARD (Mos.)	Original IO Period (Mos.)	Remaining IO Period (Mos.)	Original Amort Term (Mos.)	Remaining Amort Term (Mos.)	Seasoning	Prepayment Provisions	Grace Period Default (Days)	Grace Period Late (Days)	Appraised Value ($)	Appraisal Date
22.02	Big Rapids Marketplace											4,275,000	9/19/2016
22.03	Starbucks/Olga’s											3,675,000	9/20/2016
22.04	Red Rose Plaza											1,100,000	9/26/2016
23	Studio Village	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	17,000,000	4/30/2016
24	Eliken Industrial Portfolio	120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	20,425,000	9/30/2016
24.01	802 Frith Drive											10,000,000	9/30/2016
24.02	140 Hollie Drive											5,500,000	9/30/2016
24.03	750 Fieldcrest Road											2,800,000	9/30/2016
24.04	50 Iron Gate Road											2,125,000	9/30/2016
25	DoubleTree by Hilton Tempe	120	120	0	0	360	360	0	L(24),D(93),O(3)	0	0	32,300,000	10/25/2016
26	Holiday Inn Express- Hauppauge	120	120	0	0	360	360	0	L(24),D(92),O(4)	0	0	16,000,000	8/31/2016
27	MacGregor Place	120	120	0	0	360	360	0	L(24),D(92),O(4)	0	0	14,800,000	10/12/2016
28	CubeSmart Self Storage of Lakeway	120	120	0	0	360	360	0	L(24),GRTR 1% or YM(93),O(3)	0	0	14,400,000	10/14/2016
29	Hundt Apartment Portfolio	120	119	36	35	360	360	1	L(25),D(91),O(4)	0	0	13,500,000	9/27/2016
29.01	Apple Blossom Carriage Homes											5,100,000	9/27/2016
29.02	Nordic Village											4,200,000	9/27/2016
29.03	Marshview Apartments											2,400,000	9/27/2016
29.04	Salem View Apartments											1,800,000	9/27/2016
30	Towne Place Suites-Goldsboro	120	120	0	0	300	300	0	L(24),D(92),O(4)	0	0	12,500,000	10/15/2016
31	Castle Park Center	120	120	120	120	0	0	0	L(24),D(92),O(4)	5	0	18,300,000	10/5/2016
32	Fairfield Inn - Wyomissing	120	119	0	0	240	239	1	L(25),D(92),O(3)	0	0	13,400,000	8/31/2016
33	Houston Multifamily Portfolio	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	11,160,000	9/15/2016
33.01	1919 Portsmouth Street											4,540,000	9/15/2016
33.02	1903 Portsmouth											4,450,000	9/15/2016
33.03	420 West Alabama Street											2,170,000	9/15/2016
34	Holiday Inn Express Cheektowaga North East	120	120	0	0	360	360	0	L(24),D(91),O(5)	0	0	11,600,000	8/26/2016
35	Braes Hollow Apartments	120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	11,500,000	9/30/2016
36	Glendora-Whiteville Portfolio	120	117	0	0	300	297	3	L(27),D(90),O(3)	0	0	11,600,000	7/18/2016
36.01	Walgreens Glendora											7,600,000	7/18/2016
36.02	Rite Aid Whiteville											4,000,000	7/18/2016
37	Holiday Inn Express & Suites Charlotte North	120	120	0	0	300	300	0	L(24),D(92),O(4)	0	0	11,500,000	10/24/2016
38	Hampton Inn Banning Beaumont	120	120	0	0	330	330	0	L(24),D(92),O(4)	0	0	11,300,000	10/3/2016
39	Holiday Inn Express & Suites Centerville	120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	9,600,000	9/13/2016
40	Hollywood Pointe - Yucca	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	10,700,000	5/2/2016
41	Key Heights MHC	120	118	0	0	300	298	2	L(26),GRTR 1% or YM(89),O(5)	0	5	11,600,000	8/30/2016
42	Rose Terrace - Whittier	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	9,300,000	5/3/2016
43	The Elms MHC	120	119	0	0	360	359	1	L(25),D(92),O(3)	0	0	6,060,000	7/7/2016
44	Palo Verde Square	120	120	18	18	360	360	0	L(24),D(89),O(7)	0	0	6,000,000	10/13/2016
45	Suntree	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	5,050,000	4/28/2016
46	Legacy Lakes Plaza	120	119	60	59	360	360	1	L(25),D(91),O(4)	0	0	6,400,000	10/12/2016
47	Mulberry Place	120	120	0	0	240	240	0	L(24),D(95),O(1)	0	0	5,400,000	9/13/2016
48	La Mirage Shopping Center	120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	4,550,000	10/6/2016
49	Edgewood Village MHP	120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	4,800,000	9/23/2016
50	Stow-It Self Storage Woodland	120	120	12	12	360	360	0	L(24),GRTR 1% or YM(93),O(3)	0	0	4,810,000	10/26/2016
51	2500 Barnsdale Way	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	4,550,000	10/19/2016
52	Courtyard - Hawthorne	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	4,500,000	5/3/2016
53	Walgreens Brattleboro	120	118	0	0	300	298	2	L(26),D(91),O(3)	0	0	6,800,000	7/25/2016
54	Crosswinds	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	4,250,000	4/19/2016
55	Mountain Gate	120	119	0	0	360	359	1	L(25),D(90),O(5)	0	0	3,950,000	4/28/2016
56	Big Spring Marketplace	120	119	0	0	360	359	1	L(25),D(91),O(4)	0	0	4,120,000	9/5/2016
57	Highland Park	120	120	24	24	360	360	0	L(24),D(92),O(4)	0	0	3,630,000	9/1/2016
58	Sterling Climatized Storage	120	119	24	23	360	360	1	L(25),GRTR 1% or YM(88),O(7)	0	0	3,500,000	9/8/2016
59	Crowley Mini Storage	120	120	0	0	360	360	0	L(24),D(93),O(3)	0	0	3,200,000	10/14/2016
60	Tice Mobile Home Court	120	119	0	0	300	299	1	L(25),D(91),O(4)	0	0	2,830,000	8/10/2016
61	Action’s Self Storage	120	120	24	24	360	360	0	L(24),GRTR 1% or YM(93),O(3)	0	0	3,250,000	10/25/2016
62	Wagon Wheel MHC	120	120	0	0	360	360	0	L(24),D(93),O(3)	0	0	2,470,000	10/20/2016
63	Fox Chase Village MHC	120	120	0	0	300	300	0	L(24),D(92),O(4)	0	0	2,550,000	10/3/2016

A-1-8

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(3)(4)	U/W NCF DSCR (x)(3)(4)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity or ARD(3)(4)	Cut-off Date U/W NOI Debt Yield(3)(4)	Cut-off Date U/W NCF Debt Yield(3)(4)	U/W Revenues ($)(5)
1	Hilton Hawaiian Village									4.98	4.47	31.2%	31.2%	21.2%	19.0%	374,437,742
2	Quantum Park									3.04	3.00	66.0%	66.0%	11.4%	11.2%	27,065,253
3	Walmart Shadow Anchored Portfolio									1.54	1.36	75.0%	72.0%	10.6%	9.3%	12,603,392
3.01	Alice Shopping Center															591,459
3.02	Shawnee Shopping Center															557,004
3.03	Durant Shopping Center															534,963
3.04	Radcliff Shopping Center															473,093
3.05	Mustang Shopping Center															462,547
3.06	Pineville Shopping Center															511,816
3.07	Yukon Shopping Center															494,479
3.08	Fort Dodge Shopping Center															505,238
3.09	Belton Shopping Center															490,494
3.10	Petal Shopping Center															396,940
3.11	Douglas Shopping Center															437,406
3.12	Boaz Shopping Center															361,718
3.13	Zachary Shopping Center															478,305
3.14	Plainview Shopping Center															358,107
3.15	Minden Shopping Center															363,460
3.16	West Burlington Shopping Center															361,812
3.17	Pulaski Shopping Center															402,509
3.18	Marshalltown Shopping Center															349,076
3.19	Bad Axe Shopping Center															350,114
3.20	Ottumwa Shopping Center															405,775
3.21	Tyler Shopping Center															490,395
3.22	Oskaloosa Shopping Center															323,945
3.23	Shelbyville Shopping Center															296,161
3.24	Alexandria Shopping Center															297,759
3.25	La Junta Shopping Center															273,206
3.26	St. John’s Shopping Center															299,268
3.27	Newton Shopping Center															255,259
3.28	Tell City Shopping Center															290,689
3.29	Newcastle Shopping Center															218,755
3.30	Wauseon Shopping Center															210,291
3.31	Pampa Shopping Center															230,021
3.32	Keokuk Shopping Center															199,451
3.33	Liberty Shopping Center															164,200
3.34	Perry Shopping Center															167,677
4	Potomac Mills									4.57	4.39	38.0%	38.0%	13.9%	13.3%	53,920,492
5	Franklin Square III									1.44	1.33	74.9%	66.2%	9.1%	8.4%	3,591,382
6	1140 Avenue of the Americas									2.31	2.16	55.0%	55.0%	9.6%	9.0%	20,833,881
7	The Hamptons									1.47	1.38	65.6%	52.7%	8.7%	8.2%	3,223,025
8	Park Pointe									1.47	1.38	65.6%	52.7%	8.7%	8.2%	1,175,477
9	Hampton Inn Tropicana									1.99	1.73	66.4%	54.4%	12.6%	11.0%	10,557,900
10	Fremaux Town Center									1.44	1.32	62.7%	45.2%	9.0%	8.2%	9,050,800
11	Midwest Industrial Portfolio									1.57	1.39	71.3%	65.5%	9.8%	8.7%	5,992,154
11.01	3701 West 128th Place															1,058,171
11.02	3801-3831 Hawthorne Court															761,295
11.03	6601-6669 West Mill Road															774,108
11.04	8301 West Parkland Court															691,429
11.05	1602 Corporate Drive															343,332
11.06	8585 South 77th Avenue															358,216
11.07	999 Raymond Street															326,568
11.08	4081 Ryan Road															364,917
11.09	461 North Third Avenue															323,915
11.10	12550 Lombard Lane															335,303
11.11	2000 South 25th Avenue															654,899
12	The Lodge & Waterfall Park Apartments Portfolio									1.68	1.57	61.5%	53.2%	10.8%	10.1%	5,638,897
12.01	The Lodge															2,840,121
12.02	Waterfall Park															2,798,776
13	80 Park Plaza									1.56	1.52	75.0%	65.6%	9.4%	9.2%	24,135,155
14	Redwood MHC Portfolio									1.41	1.38	71.8%	61.5%	8.2%	8.0%	14,797,750
14.01	Camp Inn															2,127,516
14.02	Town & Country Estates															1,346,530
14.03	St. Clements Crossing															1,246,021
14.04	Algoma															1,137,131
14.05	Suburban Estates															925,037
14.06	Colonial Acres															1,359,004
14.07	Twenty Nine Pines															819,465
14.08	Evergreen Springs															710,334
14.09	Avalon															893,823
14.10	Lexington															484,600
14.11	Colonial Manor															637,363
14.12	Green Acres															412,271
14.13	Cedar Grove															425,225
14.14	Hunters Chase															392,255
14.15	Highland Bluff															332,207
14.16	Winter Paradise															626,021
14.17	Weststar															360,948
14.18	El Frontier															561,999
15	Ventron Georgia Portfolio									1.83	1.71	63.5%	50.8%	10.7%	10.0%	3,710,049
15.01	Hampton Downs Apartments															1,762,101
15.02	Harvard Place Apartments															1,947,948
16	Cranberry Crossroads									1.58	1.45	73.0%	61.7%	9.8%	8.9%	2,064,118
17	Uconn Apartment Portfolio									1.45	1.35	72.3%	62.9%	9.7%	9.0%	2,735,243
17.01	Knollwood Apartments															NAV
17.02	Clubhouse Apartments															NAV
17.03	Maplewood Apartments															NAV
17.04	Millbrook Apartments															NAV
17.05	Oakwood Apartments															NAV
18	The Grove at Plymouth- Mass									1.76	1.51	64.1%	58.9%	11.0%	9.5%	2,647,280
19	Parkway Plaza-NC									1.82	1.61	57.5%	51.8%	11.4%	10.1%	2,131,995
20	Victor Valley Town Center I									1.64	1.56	56.0%	42.3%	11.8%	11.3%	2,494,564
21	One Conway Park									2.98	2.60	64.0%	64.0%	12.8%	11.2%	2,808,749
22	DAP Portfolio									1.45	1.34	74.9%	61.4%	9.2%	8.6%	1,655,276
22.01	RiverTown Market															650,462

A-1-9

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Coop -Rental Value	Coop - LTV as Rental	Coop - Unsold Percent	Coop - Sponsor Units	Coop - Investor Units	Coop - Units	Coop - Sponsor Carry	Coop - Committed Secondary Debt	U/W NOI DSCR (x)(3)(4)	U/W NCF DSCR (x)(3)(4)	Cut-off Date LTV Ratio(3)(4)	LTV Ratio at Maturity or ARD(3)(4)	Cut-off Date U/W NOI Debt Yield(3)(4)	Cut-off Date U/W NCF Debt Yield(3)(4)	U/W Revenues ($)(5)
22.02	Big Rapids Marketplace															487,582
22.03	Starbucks/Olga’s															345,314
22.04	Red Rose Plaza															171,917
23	Studio Village									1.52	1.46	70.8%	56.8%	9.0%	8.6%	1,786,310
24	Eliken Industrial Portfolio									3.08	2.62	56.2%	45.3%	18.5%	15.8%	2,217,418
24.01	802 Frith Drive															1,155,250
24.02	140 Hollie Drive															498,750
24.03	750 Fieldcrest Road															275,418
24.04	50 Iron Gate Road															288,000
25	DoubleTree by Hilton Tempe									2.10	1.69	63.8%	53.5%	14.5%	11.7%	11,610,683
26	Holiday Inn Express- Hauppauge									1.93	1.65	66.7%	55.4%	12.9%	11.0%	5,028,002
27	MacGregor Place									1.65	1.47	62.5%	51.1%	10.4%	9.3%	1,197,647
28	CubeSmart Self Storage of Lakeway									1.33	1.31	64.2%	52.8%	8.5%	8.4%	1,235,515
29	Hundt Apartment Portfolio									1.94	1.84	68.1%	59.0%	11.2%	10.6%	1,595,124
29.01	Apple Blossom Carriage Homes															593,715
29.02	Nordic Village															483,703
29.03	Marshview Apartments															292,588
29.04	Salem View Apartments															225,118
30	Towne Place Suites-Goldsboro									1.64	1.49	70.0%	53.2%	12.0%	10.9%	2,316,120
31	Castle Park Center									3.16	2.93	46.4%	46.4%	14.1%	13.1%	1,525,061
32	Fairfield Inn - Wyomissing									1.74	1.58	63.3%	39.7%	13.6%	12.4%	2,607,146
33	Houston Multifamily Portfolio									1.49	1.45	72.7%	63.0%	9.6%	9.4%	1,191,641
33.01	1919 Portsmouth Street															495,734
33.02	1903 Portsmouth															490,267
33.03	420 West Alabama Street															205,640
34	Holiday Inn Express Cheektowaga North East									1.90	1.71	65.5%	54.4%	12.7%	11.4%	2,412,783
35	Braes Hollow Apartments									1.87	1.74	65.1%	53.3%	11.8%	11.0%	1,963,800
36	Glendora-Whiteville Portfolio									1.41	1.34	61.3%	45.8%	9.8%	9.3%	716,058
36.01	Walgreens Glendora															424,860
36.02	Rite Aid Whiteville															291,198
37	Holiday Inn Express & Suites Charlotte North									2.58	2.34	60.9%	45.1%	17.6%	16.0%	2,804,511
38	Hampton Inn Banning Beaumont									2.51	2.25	59.7%	46.5%	16.1%	14.5%	2,756,700
39	Holiday Inn Express & Suites Centerville									2.25	1.93	69.2%	56.7%	14.3%	12.2%	2,479,177
40	Hollywood Pointe - Yucca									1.42	1.38	54.1%	43.5%	8.4%	8.2%	731,960
41	Key Heights MHC									2.30	2.26	47.2%	34.1%	14.6%	14.4%	1,302,969
42	Rose Terrace - Whittier									1.44	1.39	52.1%	41.8%	8.5%	8.2%	754,860
43	The Elms MHC									1.41	1.38	73.3%	60.2%	9.1%	8.8%	748,927
44	Palo Verde Square									1.49	1.38	66.7%	57.5%	10.0%	9.2%	583,416
45	Suntree									1.43	1.37	71.2%	57.2%	8.5%	8.1%	559,319
46	Legacy Lakes Plaza									1.91	1.72	54.7%	50.0%	11.6%	10.4%	558,088
47	Mulberry Place									1.80	1.68	64.8%	40.7%	14.2%	13.2%	603,622
48	La Mirage Shopping Center									1.49	1.38	74.9%	61.4%	9.5%	8.8%	498,611
49	Edgewood Village MHP									1.80	1.75	71.0%	57.2%	10.8%	10.5%	677,268
50	Stow-It Self Storage Woodland									1.33	1.31	70.2%	59.5%	8.7%	8.6%	495,414
51	2500 Barnsdale Way									1.42	1.36	72.5%	63.8%	9.9%	9.4%	496,536
52	Courtyard - Hawthorne									1.45	1.40	71.0%	57.0%	8.6%	8.3%	435,234
53	Walgreens Brattleboro									1.70	1.63	45.4%	33.9%	11.8%	11.3%	376,767
54	Crosswinds									1.72	1.62	71.7%	57.5%	10.2%	9.6%	554,136
55	Mountain Gate									1.52	1.44	72.1%	57.9%	9.0%	8.5%	503,595
56	Big Spring Marketplace									1.70	1.51	66.7%	54.2%	10.5%	9.3%	431,088
57	Highland Park									1.43	1.39	68.9%	60.2%	9.7%	9.4%	406,233
58	Sterling Climatized Storage									1.63	1.60	69.0%	58.9%	9.9%	9.7%	394,306
59	Crowley Mini Storage									1.36	1.30	62.5%	51.7%	8.9%	8.6%	362,712
60	Tice Mobile Home Court									1.35	1.31	68.8%	50.9%	9.2%	8.9%	354,944
61	Action’s Self Storage									1.60	1.56	57.1%	49.8%	10.6%	10.4%	350,748
62	Wagon Wheel MHC									1.35	1.30	69.6%	58.1%	9.2%	8.8%	294,831
63	Fox Chase Village MHC									1.81	1.74	56.9%	42.9%	13.0%	12.5%	343,313

A-1-10

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period(6)	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)
1	Hilton Hawaiian Village	226,873,258	147,564,484	14,977,510	0	132,586,975	94.6%	9/30/2016	250	237	TTM 9/30/2016	376,987,438	230,014,820	146,972,618
2	Quantum Park	12,043,225	15,022,028	235,711	0	14,786,318	100.0%	12/1/2016			NAV	NAV	NAV	NAV
3	Walmart Shadow Anchored Portfolio	3,145,985	9,457,407	176,305	969,678	8,311,424	93.1%	10/31/2016			TTM 6/30/2016	12,318,018	3,267,630	9,050,388
3.01	Alice Shopping Center	129,227	462,232	7,820	43,010	411,402	91.8%	10/31/2016			TTM 6/30/2016	622,311	136,590	485,721
3.02	Shawnee Shopping Center	85,427	471,577	7,128	39,204	425,245	100.0%	10/31/2016			TTM 6/30/2016	541,363	90,614	450,749
3.03	Durant Shopping Center	120,171	414,792	6,440	35,420	372,932	100.0%	10/31/2016			TTM 6/30/2016	523,579	125,104	398,475
3.04	Radcliff Shopping Center	108,066	365,027	7,380	40,590	317,057	84.8%	10/31/2016			TTM 6/30/2016	495,365	114,368	380,997
3.05	Mustang Shopping Center	85,260	377,287	7,170	39,434	330,684	100.0%	10/31/2016			TTM 6/30/2016	415,081	88,384	326,697
3.06	Pineville Shopping Center	145,415	366,401	6,460	35,530	324,411	100.0%	10/31/2016			TTM 6/30/2016	431,147	147,880	283,267
3.07	Yukon Shopping Center	85,025	409,454	6,300	34,650	368,504	100.0%	10/31/2016			TTM 6/30/2016	483,302	89,400	393,902
3.08	Fort Dodge Shopping Center	132,117	373,121	6,740	37,070	329,311	95.3%	10/31/2016			TTM 6/30/2016	503,438	137,237	366,201
3.09	Belton Shopping Center	92,364	398,130	5,610	30,857	361,662	100.0%	10/31/2016			TTM 6/30/2016	464,985	96,817	368,168
3.10	Petal Shopping Center	90,226	306,714	6,036	33,198	267,480	84.8%	10/31/2016			TTM 6/30/2016	386,390	93,840	292,550
3.11	Douglas Shopping Center	128,250	309,156	6,428	35,354	267,374	93.8%	10/31/2016			TTM 6/30/2016	429,306	133,177	296,129
3.12	Boaz Shopping Center	59,819	301,899	5,580	30,691	265,628	88.5%	10/31/2016			TTM 6/30/2016	404,190	65,252	338,938
3.13	Zachary Shopping Center	120,606	357,699	5,920	32,560	319,219	100.0%	10/31/2016			TTM 6/30/2016	477,028	125,661	351,367
3.14	Plainview Shopping Center	74,566	283,541	6,344	34,892	242,305	72.3%	10/31/2016			TTM 6/30/2016	397,315	81,345	315,970
3.15	Minden Shopping Center	63,376	300,084	5,460	30,030	264,594	95.6%	10/31/2016			TTM 6/30/2016	347,795	66,305	281,490
3.16	West Burlington Shopping Center	90,677	271,135	5,220	28,710	237,205	100.0%	10/31/2016			TTM 6/30/2016	338,912	93,242	245,670
3.17	Pulaski Shopping Center	99,284	303,225	5,620	30,910	266,695	100.0%	10/31/2016			TTM 6/30/2016	398,368	103,319	295,049
3.18	Marshalltown Shopping Center	119,140	229,937	4,580	25,190	200,167	87.8%	10/31/2016			TTM 6/30/2016	342,308	120,586	221,722
3.19	Bad Axe Shopping Center	88,465	261,649	5,671	31,188	224,790	100.0%	10/31/2016			TTM 6/30/2016	342,860	91,254	251,606
3.20	Ottumwa Shopping Center	124,660	281,115	4,438	24,409	252,268	91.9%	10/31/2016			TTM 6/30/2016	368,102	127,308	240,794
3.21	Tyler Shopping Center	183,893	306,502	7,168	39,424	259,910	85.9%	10/31/2016			TTM 6/30/2016	453,834	187,015	266,819
3.22	Oskaloosa Shopping Center	90,747	233,198	4,140	22,770	206,288	100.0%	10/31/2016			TTM 6/30/2016	312,342	93,543	218,799
3.23	Shelbyville Shopping Center	67,584	228,577	2,830	15,565	210,182	100.0%	10/31/2016			TTM 6/30/2016	289,778	70,604	219,174
3.24	Alexandria Shopping Center	93,633	204,126	4,080	22,440	177,606	92.2%	10/31/2016			TTM 6/30/2016	301,282	97,274	204,008
3.25	La Junta Shopping Center	66,497	206,709	4,100	22,550	180,059	100.0%	10/31/2016			TTM 6/30/2016	272,228	69,259	202,969
3.26	St. John’s Shopping Center	103,209	196,059	5,986	32,923	157,150	74.0%	10/31/2016			TTM 6/30/2016	298,075	106,389	191,686
3.27	Newton Shopping Center	62,885	192,374	4,060	22,330	165,984	88.2%	10/31/2016			TTM 6/30/2016	256,899	65,687	191,212
3.28	Tell City Shopping Center	91,355	199,334	5,400	29,700	164,234	82.2%	10/31/2016			TTM 6/30/2016	278,225	93,761	184,464
3.29	Newcastle Shopping Center	38,778	179,977	2,320	12,760	164,897	100.0%	10/31/2016			TTM 6/30/2016	206,894	40,397	166,497
3.30	Wauseon Shopping Center	52,845	157,446	2,620	14,410	140,416	100.0%	10/31/2016			TTM 6/30/2016	190,064	54,391	135,673
3.31	Pampa Shopping Center	84,854	145,167	3,232	17,776	124,159	100.0%	10/31/2016			TTM 6/30/2016	227,201	87,438	139,763
3.32	Keokuk Shopping Center	65,339	134,112	2,032	11,176	120,904	100.0%	10/31/2016			TTM 6/30/2016	198,263	67,678	130,585
3.33	Liberty Shopping Center	57,068	107,132	2,992	16,456	87,684	67.9%	10/31/2016			TTM 6/30/2016	195,179	60,699	134,480
3.34	Perry Shopping Center	45,158	122,519	3,000	16,500	103,019	100.0%	10/31/2016			TTM 6/30/2016	124,609	45,812	78,797
4	Potomac Mills	13,594,604	40,325,888	322,385	1,289,527	38,713,977	97.7%	9/20/2016			TTM 8/31/2016	54,639,014	14,340,962	40,298,052
5	Franklin Square III	659,315	2,932,067	54,444	160,151	2,717,471	98.4%	11/8/2016			TTM 8/31/2016	3,700,165	634,085	3,066,080
6	1140 Avenue of the Americas	11,323,332	9,510,549	61,796	555,684	8,893,069	90.8%	6/8/2016			TTM 3/31/2016	20,197,064	6,249,017	13,948,046
7	The Hamptons	1,629,562	1,593,463	131,856	0	1,461,607	92.9%	8/20/2016			TTM 8/31/2016	3,223,025	1,633,281	1,589,744
8	Park Pointe	433,553	741,924	22,250	0	719,674	98.9%	8/31/2016			TTM 8/31/2016	1,161,783	379,683	782,100
9	Hampton Inn Tropicana	7,348,017	3,209,884	422,316	0	2,787,568	81.7%	9/30/2016	99	79	TTM 9/30/2016	10,780,794	7,293,455	3,487,339
10	Fremaux Town Center	2,578,047	6,472,753	59,624	481,128	5,932,001	93.4%	5/24/2016			TTM 8/31/2016	8,037,755	2,454,934	5,582,822
11	Midwest Industrial Portfolio	2,208,494	3,783,660	205,995	213,294	3,364,371	90.7%	11/15/2016			Various	6,205,249	2,289,205	3,916,045
11.01	3701 West 128th Place	326,909	731,262	33,682	36,116	661,464	100.0%	11/15/2016			TTM 6/30/2016	1,015,310	320,116	695,194
11.02	3801-3831 Hawthorne Court	308,571	452,724	4,727	24,151	423,846	78.6%	11/15/2016			TTM 6/30/2016	912,251	318,364	593,887
11.03	6601-6669 West Mill Road	288,951	485,157	25,785	29,677	429,695	75.2%	11/15/2016			TTM 6/30/2016	897,752	313,126	584,626
11.04	8301 West Parkland Court	173,932	517,497	34,931	16,204	466,362	100.0%	11/15/2016			Annualized 3 9/30/2016	655,917	165,114	490,803
11.05	1602 Corporate Drive	6,867	336,465	0	6,455	330,010	100.0%	11/15/2016			TTM 6/30/2016	331,650	7,693	323,957
11.06	8585 South 77th Avenue	87,296	270,920	7,172	19,688	244,060	100.0%	11/15/2016			TTM 6/30/2016	340,185	95,260	244,925
11.07	999 Raymond Street	70,088	256,480	2,567	12,136	241,777	100.0%	11/15/2016			TTM 6/30/2016	339,082	76,379	262,703
11.08	4081 Ryan Road	160,660	204,257	28,307	14,798	161,152	70.2%	11/15/2016			TTM 6/30/2016	407,353	178,819	228,534
11.09	461 North Third Avenue	163,626	160,289	3,250	16,509	140,530	100.0%	11/15/2016			TTM 6/30/2016	306,561	169,516	137,045
11.10	12550 Lombard Lane	142,136	193,167	20,132	6,194	166,841	100.0%	11/15/2016			TTM 6/30/2016	331,432	145,408	186,024
11.11	2000 South 25th Avenue	479,458	175,441	45,442	31,367	98,632	82.2%	11/15/2016			TTM 6/30/2016	667,756	499,411	168,345
12	The Lodge & Waterfall Park Apartments Portfolio	3,169,761	2,469,136	158,500	0	2,310,636	92.4%	9/30/2016			TTM 9/30/2016	5,513,097	3,015,711	2,497,386
12.01	The Lodge	1,744,856	1,095,265	85,000	0	1,010,265	90.6%	9/30/2016			TTM 9/30/2016	2,779,137	1,742,442	1,036,695
12.02	Waterfall Park	1,424,905	1,373,871	73,500	0	1,300,371	94.6%	9/30/2016			TTM 9/30/2016	2,733,960	1,273,269	1,460,691
13	80 Park Plaza	11,627,672	12,507,483	0	308,469	12,199,014	85.8%	7/19/2016			TTM 5/31/2016	21,155,781	11,508,439	9,647,342
14	Redwood MHC Portfolio	6,919,649	7,878,101	200,350	0	7,677,751	70.9%	7/18/2016			TTM 6/30/2016	14,797,750	6,937,347	7,860,403
14.01	Camp Inn	942,319	1,185,197	39,850	0	1,145,347	77.3%	7/18/2016			TTM 6/30/2016	2,127,516	945,009	1,182,507
14.02	Town & Country Estates	470,104	876,426	16,000	0	860,426	79.4%	7/18/2016			TTM 6/30/2016	1,346,530	466,818	879,712
14.03	St. Clements Crossing	623,026	622,995	9,300	0	613,695	95.7%	7/18/2016			TTM 6/30/2016	1,246,021	621,007	625,014
14.04	Algoma	520,834	616,297	16,100	0	600,197	74.2%	7/18/2016			TTM 6/30/2016	1,137,131	524,263	612,868
14.05	Suburban Estates	379,405	545,632	6,600	0	539,032	97.7%	7/18/2016			TTM 6/30/2016	925,037	380,367	544,670
14.06	Colonial Acres	693,437	665,567	30,600	0	634,967	45.3%	7/18/2016			TTM 6/30/2016	1,359,004	699,298	659,706
14.07	Twenty Nine Pines	341,807	477,658	7,200	0	470,458	90.3%	7/18/2016			TTM 6/30/2016	819,465	336,431	483,034
14.08	Evergreen Springs	247,894	462,440	5,100	0	457,340	96.1%	7/18/2016			TTM 6/30/2016	710,334	232,723	477,611
14.09	Avalon	409,023	484,800	12,800	0	472,000	64.5%	7/18/2016			TTM 6/30/2016	893,823	419,102	474,721
14.10	Lexington	220,870	263,730	3,800	0	259,930	89.5%	7/18/2016			TTM 6/30/2016	484,600	222,322	262,278
14.11	Colonial Manor	326,876	310,487	9,750	0	300,737	69.2%	7/18/2016			TTM 6/30/2016	637,363	329,802	307,561
14.12	Green Acres	179,047	233,224	3,200	0	230,024	96.9%	7/18/2016			TTM 6/30/2016	412,271	181,649	230,622
14.13	Cedar Grove	243,347	181,878	3,000	0	178,878	98.3%	7/18/2016			TTM 6/30/2016	425,225	237,139	188,086
14.14	Hunters Chase	191,116	201,139	6,700	0	194,439	69.4%	7/18/2016			TTM 6/30/2016	392,255	194,423	197,832
14.15	Highland Bluff	156,700	175,507	2,450	0	173,057	89.8%	7/18/2016			TTM 6/30/2016	332,207	159,543	172,664
14.16	Winter Paradise	424,378	201,643	14,500	0	187,143	48.6%	7/18/2016			TTM 6/30/2016	626,021	432,092	193,929
14.17	Weststar	144,614	216,334	4,500	0	211,834	76.7%	7/18/2016			TTM 6/30/2016	360,948	146,396	214,552
14.18	El Frontier	404,853	157,146	8,900	0	148,246	46.6%	7/18/2016			TTM 6/30/2016	561,999	408,964	153,035
15	Ventron Georgia Portfolio	1,829,786	1,880,263	130,650	0	1,749,613	94.3%	9/30/2016			TTM 9/30/2016	3,515,500	1,902,440	1,613,061
15.01	Hampton Downs Apartments	859,876	902,225	65,650	0	836,575	93.6%	9/30/2016			TTM 9/30/2016	1,670,315	919,285	751,031
15.02	Harvard Place Apartments	969,910	978,038	65,000	0	913,038	95.0%	9/30/2016			TTM 9/30/2016	1,845,185	983,155	862,030
16	Cranberry Crossroads	562,187	1,501,930	17,302	111,949	1,372,679	98.1%	10/20/2016			TTM 8/31/2016	1,553,716	529,157	1,024,559
17	Uconn Apartment Portfolio	1,260,934	1,474,309	100,716	0	1,373,593	99.6%	10/27/2016			TTM 8/31/2016	2,648,308	1,268,010	1,380,298
17.01	Knollwood Apartments	NAV	NAV	NAV	NAV	NAV	100.0%	10/27/2016			NAV	NAV	NAV	NAV
17.02	Clubhouse Apartments	NAV	NAV	NAV	NAV	NAV	97.7%	10/27/2016			NAV	NAV	NAV	NAV
17.03	Maplewood Apartments	NAV	NAV	NAV	NAV	NAV	100.0%	10/27/2016			NAV	NAV	NAV	NAV
17.04	Millbrook Apartments	NAV	NAV	NAV	NAV	NAV	100.0%	10/27/2016			NAV	NAV	NAV	NAV
17.05	Oakwood Apartments	NAV	NAV	NAV	NAV	NAV	100.0%	10/27/2016			NAV	NAV	NAV	NAV
18	The Grove at Plymouth- Mass	995,171	1,652,109	34,104	200,000	1,418,005	86.3%	8/31/2016			TTM 9/30/2016	2,032,728	967,830	1,064,898
19	Parkway Plaza-NC	482,999	1,648,996	32,727	153,561	1,462,708	92.0%	11/1/2016			TTM 9/30/2016	1,941,928	446,645	1,495,283
20	Victor Valley Town Center I	812,243	1,682,322	27,028	50,835	1,604,459	85.1%	11/9/2016			TTM 9/30/2016	2,077,990	817,142	1,260,848
21	One Conway Park	1,194,970	1,613,779	21,000	186,206	1,406,574	95.3%	11/1/2016			TTM 9/30/2016	2,334,402	1,183,247	1,151,155
22	DAP Portfolio	533,050	1,122,226	14,203	66,073	1,041,950	95.4%	9/28/2016			TTM 7/31/2016	1,666,001	560,818	1,105,184
22.01	RiverTown Market	174,946	475,516	5,729	17,268	452,519	96.7%	9/28/2016			TTM 7/31/2016	636,822	184,507	452,315

A-1-11

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	U/W Expenses ($)	U/W Net Operating Income ($)	U/W Replacement ($)	U/W TI/LC ($)	U/W Net Cash Flow ($)	Occupancy Rate	Occupancy as-of Date	U/W Hotel ADR	U/W Hotel RevPAR	Most Recent Period(6)	Most Recent Revenues ($)	Most Recent Expenses ($)	Most Recent NOI ($)
22.02	Big Rapids Marketplace	187,927	299,655	5,378	25,151	269,127	95.6%	9/28/2016			TTM 7/31/2016	518,804	207,247	311,558
22.03	Starbucks/Olga’s	95,069	250,246	1,125	15,000	234,121	100.0%	9/28/2016			TTM 7/31/2016	343,198	97,344	245,855
22.04	Red Rose Plaza	75,108	96,809	1,970	8,655	86,184	87.8%	9/28/2016			TTM 7/31/2016	167,177	71,720	95,457
23	Studio Village	706,000	1,080,310	42,250	0	1,038,060	99.4%	8/20/2016			TTM 8/31/2016	1,766,956	617,854	1,149,101
24	Eliken Industrial Portfolio	88,697	2,128,721	131,152	187,767	1,809,803	100.0%	12/1/2016			TTM 9/30/2016	2,192,894	283,804	1,909,090
24.01	802 Frith Drive	46,210	1,109,040	62,800	79,880	966,360	100.0%	12/1/2016			TTM 9/30/2016	1,160,695	188,933	971,762
24.02	140 Hollie Drive	19,950	478,800	30,000	49,556	399,244	100.0%	12/1/2016			TTM 9/30/2016	394,000	16,920	377,080
24.03	750 Fieldcrest Road	11,017	264,401	13,910	24,337	226,154	100.0%	12/1/2016			TTM 9/30/2016	342,974	60,976	281,998
24.04	50 Iron Gate Road	11,520	276,480	24,442	33,993	218,044	100.0%	12/1/2016			TTM 9/30/2016	295,225	16,975	278,250
25	DoubleTree by Hilton Tempe	8,618,856	2,991,827	580,534	0	2,411,292	66.8%	9/30/2016	119	80	TTM 9/30/2016	11,642,493	8,661,172	2,981,321
26	Holiday Inn Express- Hauppauge	3,651,107	1,376,895	201,120	0	1,175,774	68.5%	9/30/2016	136	98	TTM 9/30/2016	4,777,632	3,489,548	1,288,084
27	MacGregor Place	237,812	959,835	17,583	84,000	858,253	88.5%	11/30/2016			TTM 8/31/2016	1,121,200	235,731	885,470
28	CubeSmart Self Storage of Lakeway	446,875	788,639	11,325	0	777,314	96.1%	10/17/2016			TTM 9/30/2016	1,238,246	432,833	805,413
29	Hundt Apartment Portfolio	562,856	1,032,269	56,400	0	975,869	98.9%	10/21/2016			TTM 10/19/2016	1,600,487	590,520	1,009,967
29.01	Apple Blossom Carriage Homes	197,140	396,576	19,200	0	377,376	100.0%	10/21/2016			TTM 10/19/2016	609,960	186,518	423,442
29.02	Nordic Village	168,227	315,476	15,600	0	299,876	100.0%	10/21/2016			TTM 10/19/2016	473,803	202,327	271,476
29.03	Marshview Apartments	112,088	180,500	12,000	0	168,500	95.0%	10/21/2016			TTM 10/19/2016	288,784	114,177	174,607
29.04	Salem View Apartments	85,402	139,716	9,600	0	130,116	100.0%	10/21/2016			TTM 10/19/2016	227,940	87,498	140,442
30	Towne Place Suites-Goldsboro	1,267,076	1,049,044	92,645	0	956,399	70.5%	10/31/2016	91	64	TTM 10/31/2016	2,322,465	1,227,389	1,095,076
31	Castle Park Center	328,457	1,196,603	12,793	73,016	1,110,794	96.7%	8/1/2016			TTM 9/30/2016	1,484,015	354,880	1,129,135
32	Fairfield Inn - Wyomissing	1,453,777	1,153,369	104,286	0	1,049,083	55.2%	8/31/2016	117	64	TTM 9/30/2016	2,621,421	1,380,770	1,240,651
33	Houston Multifamily Portfolio	408,429	783,212	18,750	0	764,462	96.0%	9/30/2016			TTM 8/31/2016	1,188,016	329,636	858,380
33.01	1919 Portsmouth Street	175,423	320,311	7,500	0	312,811	93.3%	9/30/2016			TTM 8/31/2016	493,069	158,475	334,595
33.02	1903 Portsmouth	167,024	323,243	7,250	0	315,993	100.0%	9/30/2016			TTM 8/31/2016	478,761	133,592	345,169
33.03	420 West Alabama Street	65,982	139,658	4,000	0	135,658	93.8%	9/30/2016			TTM 8/31/2016	216,186	37,569	178,616
34	Holiday Inn Express Cheektowaga North East	1,447,485	965,298	96,511	0	868,787	67.4%	10/31/2016	114	77	TTM 10/31/2016	2,412,783	1,406,031	1,006,751
35	Braes Hollow Apartments	1,079,664	884,137	63,500	0	820,637	96.1%	10/1/2016			TTM 9/30/2016	1,953,001	959,554	993,447
36	Glendora-Whiteville Portfolio	21,482	694,576	4,188	27,923	662,465	100.0%	12/1/2016			NAV	NAV	NAV	NAV
36.01	Walgreens Glendora	12,746	412,114	2,117	14,110	395,888	100.0%	12/1/2016			NAV	NAV	NAV	NAV
36.02	Rite Aid Whiteville	8,736	282,462	2,072	13,813	266,577	100.0%	12/1/2016			NAV	NAV	NAV	NAV
37	Holiday Inn Express & Suites Charlotte North	1,571,413	1,233,098	112,180	0	1,120,918	78.5%	9/30/2016	118	92	TTM 9/30/2016	2,812,195	1,507,964	1,304,231
38	Hampton Inn Banning Beaumont	1,666,636	1,090,064	110,268	0	979,796	71.7%	9/30/2016	109	78	TTM 9/30/2016	2,764,253	1,561,918	1,202,335
39	Holiday Inn Express & Suites Centerville	1,530,098	949,078	136,355	0	812,724	82.9%	9/30/2016	112	91	TTM 9/30/2016	2,505,491	1,535,344	970,147
40	Hollywood Pointe - Yucca	245,091	486,868	13,600	0	473,268	100.0%	8/20/2016			TTM 8/31/2016	740,440	215,116	525,325
41	Key Heights MHC	501,013	801,956	14,300	0	787,656	94.1%	8/18/2016			TTM 7/31/2016	1,303,581	523,228	780,353
42	Rose Terrace - Whittier	342,271	412,589	14,850	0	397,739	100.0%	8/20/2016			TTM 8/31/2016	765,056	339,277	425,780
43	The Elms MHC	346,354	402,573	10,400	0	392,173	85.1%	9/20/2016			TTM 7/31/2016	750,678	340,442	410,236
44	Palo Verde Square	183,586	399,830	7,313	22,854	369,664	95.6%	9/1/2016			TTM 8/31/2016	571,134	182,030	389,104
45	Suntree	255,407	303,911	12,500	0	291,411	100.0%	8/20/2016			TTM 8/31/2016	556,315	238,085	318,231
46	Legacy Lakes Plaza	153,820	404,268	3,656	36,889	363,724	100.0%	10/1/2016			Annualized 8 8/31/2016	643,258	176,671	466,587
47	Mulberry Place	108,123	495,500	4,400	29,334	461,767	100.0%	11/16/2016			TTM 8/31/2016	427,668	102,006	325,662
48	La Mirage Shopping Center	175,991	322,620	7,698	16,592	298,330	90.4%	11/8/2016			TTM 9/30/2016	505,673	160,578	345,095
49	Edgewood Village MHP	309,011	368,257	9,900	0	358,357	93.4%	10/31/2016			TTM 7/31/2016	586,479	267,637	318,842
50	Stow-It Self Storage Woodland	201,378	294,036	4,200	0	289,836	99.3%	11/9/2016			TTM 9/30/2016	497,654	148,812	348,842
51	2500 Barnsdale Way	170,934	325,602	14,750	0	310,852	100.0%	10/17/2016			TTM 9/30/2016	502,445	128,935	373,510
52	Courtyard - Hawthorne	160,356	274,879	10,000	0	264,879	95.0%	9/30/2016			TTM 8/31/2016	427,011	146,912	280,099
53	Walgreens Brattleboro	11,303	365,464	2,184	14,560	348,720	100.0%	12/1/2016			NAV	NAV	NAV	NAV
54	Crosswinds	244,496	309,640	17,088	0	292,552	98.4%	9/20/2016			TTM 8/31/2016	555,925	256,860	299,065
55	Mountain Gate	247,696	255,899	13,068	0	242,831	97.7%	9/20/2016			TTM 8/31/2016	500,654	235,811	264,842
56	Big Spring Marketplace	143,262	287,826	4,061	27,076	256,690	100.0%	9/30/2016			TTM 8/31/2016	466,758	146,761	319,997
57	Highland Park	164,928	241,305	7,300	0	234,005	72.1%	10/31/2016			TTM 9/30/2016	413,433	162,023	251,410
58	Sterling Climatized Storage	155,486	238,820	4,619	0	234,201	95.5%	7/31/2016			TTM 6/30/2016	407,509	144,987	262,522
59	Crowley Mini Storage	183,827	178,885	7,696	0	171,190	95.7%	10/19/2016			TTM 9/30/2016	362,712	141,932	220,780
60	Tice Mobile Home Court	176,138	178,806	5,300	0	173,506	61.3%	9/30/2016			TTM 9/30/2016	385,484	172,618	212,866
61	Action’s Self Storage	153,344	197,405	4,833	0	192,572	96.4%	10/31/2016			TTM 9/30/2016	356,663	153,994	202,669
62	Wagon Wheel MHC	136,553	158,278	6,300	0	151,978	88.1%	10/4/2016			Annualized 9 9/30/2016	294,831	104,054	190,778
63	Fox Chase Village MHC	154,675	188,637	7,800	0	180,837	90.4%	10/3/2016			TTM 9/30/2016	333,000	128,709	204,292

A-1-12

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(6)	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR
1	Hilton Hawaiian Village	15,079,498	131,893,120	250	237	Actual 2015	366,791,222	223,381,851	143,409,371	14,671,649	128,737,723	241	227
2	Quantum Park	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
3	Walmart Shadow Anchored Portfolio	0	9,050,388			Actual 2015	12,275,717	3,230,236	9,045,481	0	9,045,481
3.01	Alice Shopping Center	0	485,721			Actual 2015	635,009	131,400	503,609	0	503,609
3.02	Shawnee Shopping Center	0	450,749			Actual 2015	538,155	89,381	448,774	0	448,774
3.03	Durant Shopping Center	0	398,475			Actual 2015	472,476	95,046	377,430	0	377,430
3.04	Radcliff Shopping Center	0	380,997			Actual 2015	490,377	117,887	372,490	0	372,490
3.05	Mustang Shopping Center	0	326,697			Actual 2015	437,764	79,467	358,297	0	358,297
3.06	Pineville Shopping Center	0	283,267			Actual 2015	470,875	141,313	329,562	0	329,562
3.07	Yukon Shopping Center	0	393,902			Actual 2015	475,494	87,056	388,438	0	388,438
3.08	Fort Dodge Shopping Center	0	366,201			Actual 2015	504,436	145,600	358,836	0	358,836
3.09	Belton Shopping Center	0	368,168			Actual 2015	423,543	90,333	333,210	0	333,210
3.10	Petal Shopping Center	0	292,550			Actual 2015	387,317	103,993	283,324	0	283,324
3.11	Douglas Shopping Center	0	296,129			Actual 2015	415,484	114,130	301,354	0	301,354
3.12	Boaz Shopping Center	0	338,938			Actual 2015	403,492	61,529	341,963	0	341,963
3.13	Zachary Shopping Center	0	351,367			Actual 2015	470,414	123,280	347,134	0	347,134
3.14	Plainview Shopping Center	0	315,970			Actual 2015	406,786	82,158	324,628	0	324,628
3.15	Minden Shopping Center	0	281,490			Actual 2015	350,982	62,590	288,392	0	288,392
3.16	West Burlington Shopping Center	0	245,670			Actual 2015	333,620	92,480	241,140	0	241,140
3.17	Pulaski Shopping Center	0	295,049			Actual 2015	393,870	107,627	286,243	0	286,243
3.18	Marshalltown Shopping Center	0	221,722			Actual 2015	331,469	122,776	208,693	0	208,693
3.19	Bad Axe Shopping Center	0	251,606			Actual 2015	316,789	94,784	222,005	0	222,005
3.20	Ottumwa Shopping Center	0	240,794			Actual 2015	334,403	136,978	197,425	0	197,425
3.21	Tyler Shopping Center	0	266,819			Actual 2015	479,734	187,900	291,834	0	291,834
3.22	Oskaloosa Shopping Center	0	218,799			Actual 2015	327,009	93,659	233,350	0	233,350
3.23	Shelbyville Shopping Center	0	219,174			Actual 2015	288,242	69,725	218,517	0	218,517
3.24	Alexandria Shopping Center	0	204,008			Actual 2015	299,394	97,896	201,498	0	201,498
3.25	La Junta Shopping Center	0	202,969			Actual 2015	271,963	67,396	204,567	0	204,567
3.26	St. John’s Shopping Center	0	191,686			Actual 2015	323,835	114,714	209,121	0	209,121
3.27	Newton Shopping Center	0	191,212			Actual 2015	254,985	64,567	190,418	0	190,418
3.28	Tell City Shopping Center	0	184,464			Actual 2015	277,925	93,723	184,202	0	184,202
3.29	Newcastle Shopping Center	0	166,497			Actual 2015	212,624	42,356	170,268	0	170,268
3.30	Wauseon Shopping Center	0	135,673			Actual 2015	182,062	54,636	127,426	0	127,426
3.31	Pampa Shopping Center	0	139,763			Actual 2015	224,872	82,021	142,851	0	142,851
3.32	Keokuk Shopping Center	0	130,585			Actual 2015	193,270	70,652	122,618	0	122,618
3.33	Liberty Shopping Center	0	134,480			Actual 2015	212,840	62,429	150,411	0	150,411
3.34	Perry Shopping Center	0	78,797			Actual 2015	134,207	48,754	85,453	0	85,453
4	Potomac Mills	0	40,298,052			Actual 2015	53,336,259	14,386,618	38,949,641	0	38,949,641
5	Franklin Square III	0	3,066,080			Actual 2015	3,670,534	629,272	3,041,262	0	3,041,262
6	1140 Avenue of the Americas	0	13,948,046			Actual 2015	19,585,299	6,573,373	13,011,926	0	13,011,926
7	The Hamptons	0	1,589,744			Actual 2015	2,978,849	1,658,468	1,320,381	0	1,320,381
8	Park Pointe	0	782,100			Actual 2015	1,120,232	371,066	749,166	0	749,166
9	Hampton Inn Tropicana	0	3,487,339	99	81	Actual 2015	9,989,979	6,975,442	3,014,537	0	3,014,537	96	75
10	Fremaux Town Center	0	5,582,822			NAV	NAV	NAV	NAV	NAV	NAV
11	Midwest Industrial Portfolio	0	3,916,045			Various	5,871,236	2,361,913	3,509,323	0	3,509,323
11.01	3701 West 128th Place	0	695,194			Actual 2015	936,888	351,962	584,926	0	584,926
11.02	3801-3831 Hawthorne Court	0	593,887			Actual 2015	841,866	306,849	535,018	0	535,018
11.03	6601-6669 West Mill Road	0	584,626			Actual 2015	878,074	292,656	585,418	0	585,418
11.04	8301 West Parkland Court	0	490,803			Annualized 4 8/31/2015	457,094	220,054	237,039	0	237,039
11.05	1602 Corporate Drive	0	323,957			Annualized 10 12/31/2015	317,371	8,138	309,233	0	309,233
11.06	8585 South 77th Avenue	0	244,925			Actual 2015	335,194	94,061	241,133	0	241,133
11.07	999 Raymond Street	0	262,703			Actual 2015	322,421	92,700	229,721	0	229,721
11.08	4081 Ryan Road	0	228,534			Actual 2015	493,001	180,350	312,651	0	312,651
11.09	461 North Third Avenue	0	137,045			Actual 2015	298,428	174,029	124,399	0	124,399
11.10	12550 Lombard Lane	0	186,024			Actual 2015	328,810	145,384	183,426	0	183,426
11.11	2000 South 25th Avenue	0	168,345			Actual 2015	662,089	495,730	166,359	0	166,359
12	The Lodge & Waterfall Park Apartments Portfolio	0	2,497,386			Actual 2015	5,271,599	2,977,184	2,294,415	0	2,294,415
12.01	The Lodge	0	1,036,695			Actual 2015	2,722,247	1,674,538	1,047,709	0	1,047,709
12.02	Waterfall Park	0	1,460,691			Actual 2015	2,549,352	1,302,646	1,246,706	0	1,246,706
13	80 Park Plaza	0	9,647,342			Actual 2015	20,185,467	10,771,904	9,413,563	0	9,413,563
14	Redwood MHC Portfolio	0	7,860,403			Actual 2015	14,732,697	6,891,031	7,841,666	0	7,841,666
14.01	Camp Inn	0	1,182,507			Actual 2015	2,073,530	950,180	1,123,350	0	1,123,350
14.02	Town & Country Estates	0	879,712			Actual 2015	1,357,719	441,877	915,842	0	915,842
14.03	St. Clements Crossing	0	625,014			Actual 2015	1,239,443	637,710	601,733	0	601,733
14.04	Algoma	0	612,868			Actual 2015	1,113,471	511,658	601,813	0	601,813
14.05	Suburban Estates	0	544,670			Actual 2015	910,316	401,724	508,592	0	508,592
14.06	Colonial Acres	0	659,706			Actual 2015	1,399,296	681,748	717,548	0	717,548
14.07	Twenty Nine Pines	0	483,034			Actual 2015	803,598	354,270	449,328	0	449,328
14.08	Evergreen Springs	0	477,611			Actual 2015	695,926	232,272	463,654	0	463,654
14.09	Avalon	0	474,721			Actual 2015	937,244	410,434	526,810	0	526,810
14.10	Lexington	0	262,278			Actual 2015	480,561	230,588	249,973	0	249,973
14.11	Colonial Manor	0	307,561			Actual 2015	645,233	324,281	320,952	0	320,952
14.12	Green Acres	0	230,622			Actual 2015	405,103	186,349	218,754	0	218,754
14.13	Cedar Grove	0	188,086			Actual 2015	419,791	236,595	183,196	0	183,196
14.14	Hunters Chase	0	197,832			Actual 2015	384,885	196,927	187,958	0	187,958
14.15	Highland Bluff	0	172,664			Actual 2015	326,662	154,136	172,526	0	172,526
14.16	Winter Paradise	0	193,929			Actual 2015	618,538	422,398	196,140	0	196,140
14.17	Weststar	0	214,552			Actual 2015	351,951	130,069	221,882	0	221,882
14.18	El Frontier	0	153,035			Actual 2015	569,430	387,817	181,613	0	181,613
15	Ventron Georgia Portfolio	0	1,613,061			Actual 2015	3,183,005	1,771,959	1,411,046	0	1,411,046
15.01	Hampton Downs Apartments	0	751,031			Actual 2015	1,534,355	843,710	690,645	0	690,645
15.02	Harvard Place Apartments	0	862,030			Actual 2015	1,648,650	928,249	720,401	0	720,401
16	Cranberry Crossroads	0	1,024,559			Actual 2015	1,136,098	509,211	626,887	0	626,887
17	Uconn Apartment Portfolio	0	1,380,298			Actual 2015	2,589,023	1,328,852	1,260,171	0	1,260,171
17.01	Knollwood Apartments	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
17.02	Clubhouse Apartments	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
17.03	Maplewood Apartments	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
17.04	Millbrook Apartments	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
17.05	Oakwood Apartments	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
18	The Grove at Plymouth- Mass	0	1,064,898			Actual 2015	1,978,638	865,068	1,113,570	0	1,113,570
19	Parkway Plaza-NC	0	1,495,283			Actual 2015	1,970,636	465,997	1,504,639	0	1,504,639
20	Victor Valley Town Center I	0	1,260,848			Actual 2015	1,984,072	742,762	1,241,310	0	1,241,310
21	One Conway Park	0	1,151,155			Actual 2015	2,212,650	1,221,064	991,586	0	991,586
22	DAP Portfolio	0	1,105,184			Actual 2015	1,635,525	521,688	1,113,837	0	1,113,837
22.01	RiverTown Market	0	452,315			Actual 2015	596,899	173,113	423,786	0	423,786

A-1-13

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Most Recent Capital Expenditures	Most Recent NCF ($)	Most Recent Hotel ADR	Most Recent Hotel RevPAR	Second Most Recent Period(6)	Second Most Recent Revenues ($)	Second Most Recent Expenses ($)	Second Most Recent NOI ($)	Second Most Recent Capital Expenditures	Second Most Recent NCF ($)	Second Most Recent Hotel ADR	Second Most Recent Hotel RevPAR
22.02	Big Rapids Marketplace	0	311,558			Actual 2015	503,970	185,778	318,192	0	318,192
22.03	Starbucks/Olga’s	0	245,855			Actual 2015	367,264	91,284	275,980	0	275,980
22.04	Red Rose Plaza	0	95,457			Actual 2015	167,392	71,513	95,879	0	95,879
23	Studio Village	0	1,149,101			Actual 2015	1,706,543	621,087	1,085,456	0	1,085,456
24	Eliken Industrial Portfolio	3,825	1,905,265			Actual 2015	2,063,438	297,853	1,765,585	0	1,765,585
24.01	802 Frith Drive	0	971,762			Actual 2015	1,147,356	198,897	948,459	0	948,459
24.02	140 Hollie Drive	0	377,080			Actual 2015	420,000	17,766	402,234	0	402,234
24.03	750 Fieldcrest Road	3,825	278,173			Actual 2015	328,082	62,618	265,464	0	265,464
24.04	50 Iron Gate Road	0	278,250			Actual 2015	168,000	18,572	149,428	0	149,428
25	DoubleTree by Hilton Tempe	0	2,981,321	119	80	Actual 2015	11,134,264	8,465,307	2,668,958	0	2,668,958	120	77
26	Holiday Inn Express- Hauppauge	0	1,288,084	136	93	Actual 2015	5,006,940	3,553,973	1,452,967	0	1,452,967	130	97
27	MacGregor Place	0	885,470			Actual 2015	1,160,114	258,735	901,379	0	901,379
28	CubeSmart Self Storage of Lakeway	0	805,413			Actual 2015	1,141,758	411,667	730,091	0	730,091
29	Hundt Apartment Portfolio	0	1,009,967			Actual 2015	1,565,503	586,379	979,124	0	979,124
29.01	Apple Blossom Carriage Homes	0	423,442			Actual 2015	605,116	208,016	397,100	0	397,100
29.02	Nordic Village	0	271,476			Actual 2015	455,218	169,031	286,187	0	286,187
29.03	Marshview Apartments	0	174,607			Actual 2015	286,805	115,422	171,383	0	171,383
29.04	Salem View Apartments	0	140,442			Actual 2015	218,364	93,910	124,454	0	124,454
30	Towne Place Suites-Goldsboro	92,899	1,002,178	91	64	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
31	Castle Park Center	0	1,129,135			Actual 2015	1,472,200	342,473	1,129,727	0	1,129,727
32	Fairfield Inn - Wyomissing	83,069	1,157,582	117	64	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
33	Houston Multifamily Portfolio	0	858,380			Actual 2015	1,216,021	373,507	842,514	0	842,514
33.01	1919 Portsmouth Street	0	334,595			Actual 2015	527,799	186,567	341,232	0	341,232
33.02	1903 Portsmouth	0	345,169			Actual 2015	468,620	138,692	329,928	0	329,928
33.03	420 West Alabama Street	0	178,616			Actual 2015	219,602	48,249	171,353	0	171,353
34	Holiday Inn Express Cheektowaga North East	0	1,006,751	114	77	Actual 2015	2,274,973	1,329,116	945,858	0	945,858	115	73
35	Braes Hollow Apartments	0	993,447			Actual 2015	1,855,662	919,311	936,351	0	936,351
36	Glendora-Whiteville Portfolio	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
36.01	Walgreens Glendora	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
36.02	Rite Aid Whiteville	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
37	Holiday Inn Express & Suites Charlotte North	0	1,304,231	118	92	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV
38	Hampton Inn Banning Beaumont	0	1,202,335	109	78	Actual 2015	2,590,565	1,441,390	1,149,175	0	1,149,175	107	73
39	Holiday Inn Express & Suites Centerville	0	970,147	112	92	Actual 2015	2,359,805	1,513,942	845,863	0	845,863	108	87
40	Hollywood Pointe - Yucca	0	525,325			Actual 2015	708,706	212,300	496,406	0	496,406
41	Key Heights MHC	0	780,353			Actual 2015	1,305,813	528,080	777,733	0	777,733
42	Rose Terrace - Whittier	0	425,780			Actual 2015	709,156	321,239	387,917	0	387,917
43	The Elms MHC	0	410,236			Actual 2015	774,651	336,484	438,167	0	438,167
44	Palo Verde Square	0	389,104			Actual 2015	481,443	162,005	319,438	0	319,438
45	Suntree	0	318,231			Actual 2015	520,430	232,628	287,802	0	287,802
46	Legacy Lakes Plaza	0	466,587			Actual 2015	596,512	167,801	428,711	0	428,711
47	Mulberry Place	0	325,662			Actual 2015	416,881	109,652	307,229	0	307,229
48	La Mirage Shopping Center	0	345,095			Actual 2015	559,570	153,579	405,991	0	405,991
49	Edgewood Village MHP	0	318,842			Actual 2015	556,058	271,710	284,349	0	284,349
50	Stow-It Self Storage Woodland	0	348,842			Actual 2015	437,341	131,296	306,045	0	306,045
51	2500 Barnsdale Way	0	373,510			Actual 2015	500,610	125,241	375,369	0	375,369
52	Courtyard - Hawthorne	0	280,099			Actual 2015	404,430	151,086	253,344	0	253,344
53	Walgreens Brattleboro	NAV	NAV			NAV	NAV	NAV	NAV	NAV	NAV
54	Crosswinds	0	299,065			Actual 2015	545,151	241,972	303,179	0	303,179
55	Mountain Gate	0	264,842			Actual 2015	481,779	238,966	242,813	0	242,813
56	Big Spring Marketplace	0	319,997			Actual 2015	409,077	144,582	264,496	0	264,496
57	Highland Park	0	251,410			Actual 2015	412,708	157,980	254,728	0	254,728
58	Sterling Climatized Storage	0	262,522			Actual 2015	401,551	151,616	249,935	0	249,935
59	Crowley Mini Storage	0	220,780			Actual 2015	327,879	146,385	181,494	0	181,494
60	Tice Mobile Home Court	0	212,866			Actual 2015	342,971	161,889	181,082	0	181,082
61	Action’s Self Storage	0	202,669			Actual 2015	330,748	147,543	183,205	0	183,205
62	Wagon Wheel MHC	0	190,778			Actual 2015	278,552	99,184	179,368	0	179,368
63	Fox Chase Village MHC	0	204,292			Actual 2015	312,705	138,558	174,147	0	174,147

A-1-14

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Period(6)	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(6)(7)(8)	Largest Tenant Sq. Ft.
1	Hilton Hawaiian Village	Actual 2014	346,089,627	212,385,223	133,704,404	13,843,585	119,860,819	260	236	N
2	Quantum Park	NAV	NAV	NAV	NAV	NAV	NAV			N	Verizon Business Network Services Inc.	942,843
3	Walmart Shadow Anchored Portfolio	Actual 2014	12,218,562	3,183,015	9,035,547	0	9,035,547			N	Various	Various
3.01	Alice Shopping Center	Actual 2014	643,181	119,171	524,010	0	524,010			N	Dollar Tree	10,080
3.02	Shawnee Shopping Center	Actual 2014	533,325	90,544	442,781	0	442,781			N	Dollar Tree	16,940
3.03	Durant Shopping Center	Actual 2014	427,327	88,111	339,216	0	339,216			N	Dollar Tree	8,400
3.04	Radcliff Shopping Center	Actual 2014	495,384	120,607	374,777	0	374,777			N	Dollar Tree	12,000
3.05	Mustang Shopping Center	Actual 2014	434,674	80,672	354,002	0	354,002			N	Dollar Tree	13,096
3.06	Pineville Shopping Center	Actual 2014	483,545	129,329	354,216	0	354,216			N	Pelican St Credit Union	8,200
3.07	Yukon Shopping Center	Actual 2014	449,312	94,632	354,680	0	354,680			N	Dollar Tree	10,000
3.08	Fort Dodge Shopping Center	Actual 2014	491,358	150,759	340,599	0	340,599			N	Dollar Tree	12,000
3.09	Belton Shopping Center	Actual 2014	437,823	87,459	350,364	0	350,364			N	Dollar Tree	10,080
3.10	Petal Shopping Center	Actual 2014	384,725	91,458	293,267	0	293,267			N	Hibbett Sports	5,000
3.11	Douglas Shopping Center	Actual 2014	431,933	107,954	323,979	0	323,979			N	Dollar Tree	11,040
3.12	Boaz Shopping Center	Actual 2014	340,811	64,595	276,216	0	276,216			N	Dollar Tree	10,000
3.13	Zachary Shopping Center	Actual 2014	446,403	116,869	329,534	0	329,534			N	Dollar Tree	6,000
3.14	Plainview Shopping Center	Actual 2014	449,638	62,839	386,799	0	386,799			N	Shoe Show	5,600
3.15	Minden Shopping Center	Actual 2014	386,723	56,424	330,299	0	330,299			N	Dollar Tree	10,000
3.16	West Burlington Shopping Center	Actual 2014	361,532	104,129	257,403	0	257,403			N	Dollar Tree	11,000
3.17	Pulaski Shopping Center	Actual 2014	385,590	99,306	286,284	0	286,284			N	Dollar Tree	9,600
3.18	Marshalltown Shopping Center	Actual 2014	329,771	134,250	195,521	0	195,521			N	Maurices	5,300
3.19	Bad Axe Shopping Center	Actual 2014	285,432	110,906	174,526	0	174,526			N	Dollar Tree	8,000
3.20	Ottumwa Shopping Center	Actual 2014	306,712	156,398	150,314	0	150,314			N	Cato’s	4,330
3.21	Tyler Shopping Center	Actual 2014	468,060	187,733	280,327	0	280,327			N	Dollar Tree	16,940
3.22	Oskaloosa Shopping Center	Actual 2014	286,272	97,901	188,371	0	188,371			N	Dollar Tree	10,000
3.23	Shelbyville Shopping Center	Actual 2014	280,904	70,628	210,276	0	210,276			N	Maurice’s	4,500
3.24	Alexandria Shopping Center	Actual 2014	346,440	89,388	257,052	0	257,052			N	Dollar Tree	10,000
3.25	La Junta Shopping Center	Actual 2014	254,681	59,287	195,394	0	195,394			N	Dollar Tree	8,000
3.26	St. John’s Shopping Center	Actual 2014	367,446	110,706	256,740	0	256,740			N	Dollar Tree	8,250
3.27	Newton Shopping Center	Actual 2014	274,523	66,775	207,748	0	207,748			N	Dollar Tree	10,000
3.28	Tell City Shopping Center	Actual 2014	275,743	84,048	191,695	0	191,695			N	Dollar Tree	8,000
3.29	Newcastle Shopping Center	Actual 2014	212,697	45,357	167,340	0	167,340			N	Ribs N’ More	3,200
3.30	Wauseon Shopping Center	Actual 2014	167,173	56,756	110,417	0	110,417			N	Cato’s	3,900
3.31	Pampa Shopping Center	Actual 2014	232,344	84,287	148,057	0	148,057			N	Dollar Tree	8,000
3.32	Keokuk Shopping Center	Actual 2014	183,369	54,904	128,465	0	128,465			N	Cato’s	4,160
3.33	Liberty Shopping Center	Actual 2014	240,998	57,003	183,995	0	183,995			N	Cato’s	4,160
3.34	Perry Shopping Center	Actual 2014	122,713	51,830	70,883	0	70,883			N	Asian Buffet	3,900
4	Potomac Mills	Actual 2014	52,996,465	15,601,250	37,395,215	0	37,395,215			N	Costco Warehouse	148,146
5	Franklin Square III	Annualized 6 12/31/2014	3,637,734	712,933	2,924,801	0	2,924,801			N	Kohl’s	80,684
6	1140 Avenue of the Americas	Actual 2014	16,986,338	6,117,554	10,868,784	0	10,868,784			N	City National Bank	30,359
7	The Hamptons	Actual 2014	2,698,241	1,457,251	1,240,990	0	1,240,990			N
8	Park Pointe	Actual 2014	1,101,649	393,042	708,607	0	708,607			N
9	Hampton Inn Tropicana	Actual 2014	8,430,318	6,293,747	2,136,571	0	2,136,571	88	63	N
10	Fremaux Town Center	NAV	NAV	NAV	NAV	NAV	NAV			N	Dick’s	45,000
11	Midwest Industrial Portfolio	Actual 2014	5,544,194	2,476,805	3,067,389	0	3,067,389			N	Various	Various
11.01	3701 West 128th Place	Actual 2014	911,486	344,624	566,863	0	566,863			N	Labriola, Inc.	177,500
11.02	3801-3831 Hawthorne Court	Actual 2014	803,198	355,517	447,681	0	447,681			N	Ludlow Manufacturing, Inc.	72,150
11.03	6601-6669 West Mill Road	Actual 2014	839,857	298,765	541,092	0	541,092			N	State of Wisconsin, DOC	24,500
11.04	8301 West Parkland Court	Actual 2014	456,596	250,451	206,145	0	206,145			N	Complete Warehouse and Distribution, LLC	57,000
11.05	1602 Corporate Drive	Actual 2014	340,000	6,800	333,200	0	333,200			N	Swisher Acquisition, Inc.	107,228
11.06	8585 South 77th Avenue	Actual 2014	325,431	86,182	239,249	0	239,249			N	Micron Metal Finishing LLC	75,000
11.07	999 Raymond Street	Actual 2014	311,816	128,574	183,242	0	183,242			N	Tri Dim Filter	87,075
11.08	4081 Ryan Road	Actual 2014	459,053	179,329	279,724	0	279,724			N	Telefonix, Inc.	17,372
11.09	461 North Third Avenue	Actual 2014	185,803	181,859	3,944	0	3,944			N	Oakley Signs & Graphics LLC	42,997
11.10	12550 Lombard Lane	Actual 2014	291,975	138,251	153,723	0	153,723			N	Spectrum Metals/Rolled Metal	54,308
11.11	2000 South 25th Avenue	Actual 2014	618,979	506,454	112,525	0	112,525			N	Total Control Sports, Inc.	23,083
12	The Lodge & Waterfall Park Apartments Portfolio	Actual 2014	4,800,011	2,825,692	1,974,319	0	1,974,319			N
12.01	The Lodge	Actual 2014	2,617,651	1,551,484	1,066,167	0	1,066,167			N
12.02	Waterfall Park	Actual 2014	2,182,360	1,274,208	908,152	0	908,152			N
13	80 Park Plaza	Actual 2014	19,688,978	10,732,485	8,956,493	0	8,956,493			N	PSEG Services Corporation	824,124
14	Redwood MHC Portfolio	Actual 2014	14,326,966	6,729,350	7,597,616	0	7,597,616			N
14.01	Camp Inn	Actual 2014	1,985,990	947,616	1,038,374	0	1,038,374			N
14.02	Town & Country Estates	Actual 2014	1,369,629	468,756	900,873	0	900,873			N
14.03	St. Clements Crossing	Actual 2014	1,188,509	615,388	573,121	0	573,121			N
14.04	Algoma	Actual 2014	1,084,173	499,353	584,820	0	584,820			N
14.05	Suburban Estates	Actual 2014	860,595	387,380	473,215	0	473,215			N
14.06	Colonial Acres	Actual 2014	1,459,280	775,781	683,499	0	683,499			N
14.07	Twenty Nine Pines	Actual 2014	787,042	343,267	443,775	0	443,775			N
14.08	Evergreen Springs	Actual 2014	681,745	221,929	459,816	0	459,816			N
14.09	Avalon	Actual 2014	779,753	370,461	409,292	0	409,292			N
14.10	Lexington	Actual 2014	437,782	215,696	222,086	0	222,086			N
14.11	Colonial Manor	Actual 2014	650,694	270,018	380,676	0	380,676			N
14.12	Green Acres	Actual 2014	420,658	177,689	242,969	0	242,969			N
14.13	Cedar Grove	Actual 2014	400,707	224,137	176,570	0	176,570			N
14.14	Hunters Chase	Actual 2014	383,737	181,878	201,859	0	201,859			N
14.15	Highland Bluff	Actual 2014	311,494	155,165	156,329	0	156,329			N
14.16	Winter Paradise	Actual 2014	597,295	400,008	197,287	0	197,287			N
14.17	Weststar	Actual 2014	364,111	116,072	248,039	0	248,039			N
14.18	El Frontier	Actual 2014	563,772	358,755	205,017	0	205,017			N
15	Ventron Georgia Portfolio	TTM 11/30/2014	2,740,238	1,697,650	1,042,588	0	1,042,588			N
15.01	Hampton Downs Apartments	TTM 11/30/2014	1,333,706	761,146	572,560	0	572,560			N
15.02	Harvard Place Apartments	TTM 11/30/2014	1,406,532	936,504	470,028	0	470,028			N
16	Cranberry Crossroads	Actual 2014	235,974	349,284	-113,310	0	-113,310			N	Regus Corporation	15,074
17	Uconn Apartment Portfolio	Actual 2014	2,393,874	1,366,834	1,027,041	0	1,027,041			N
17.01	Knollwood Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
17.02	Clubhouse Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
17.03	Maplewood Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
17.04	Millbrook Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
17.05	Oakwood Apartments	NAV	NAV	NAV	NAV	NAV	NAV			N
18	The Grove at Plymouth- Mass	NAV	NAV	NAV	NAV	NAV	NAV			N	TJX Companies	48,284
19	Parkway Plaza-NC	Actual 2014	1,337,623	442,381	895,242	0	895,242			N	At Home	84,723
20	Victor Valley Town Center I	Actual 2014	1,944,871	746,667	1,198,204	0	1,198,204			N	Ross Dress For Less	30,187
21	One Conway Park	Actual 2014	1,909,937	1,059,186	850,751	0	850,751			N	Akorn, Inc.	23,972
22	DAP Portfolio	Actual 2014	1,581,118	500,440	1,080,678	0	1,080,678			N	Various	Various
22.01	RiverTown Market	Actual 2014	565,734	171,544	394,190	0	394,190			N	Texas Roadhouse	7,135

A-1-15

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Third Most Recent Period(6)	Third Most Recent Revenues ($)	Third Most Recent Expenses ($)	Third Most Recent NOI ($)	Third Most Recent Capital Expenditures	Third Most Recent NCF ($)	Third Most Recent Hotel ADR	Third Most Recent Hotel RevPAR	Master Lease (Y/N)	Largest Tenant Name(6)(7)(8)	Largest Tenant Sq. Ft.
22.02	Big Rapids Marketplace	Actual 2014	487,600	165,893	321,707	0	321,707			N	China One	5,200
22.03	Starbucks/Olga’s	Actual 2014	353,938	83,900	270,038	0	270,038			N	Olga’s Kitchen	3,744
22.04	Red Rose Plaza	Actual 2014	173,846	79,103	94,743	0	94,743			N	El Rancho Inc	3,700
23	Studio Village	Actual 2014	1,643,798	603,619	1,040,180	0	1,040,180			N
24	Eliken Industrial Portfolio	Actual 2014	1,998,321	415,318	1,583,003	0	1,583,003			N	Various	Various
24.01	802 Frith Drive	Actual 2014	1,050,400	334,780	715,620	0	715,620			N	Hooker Furniture Corp.	628,000
24.02	140 Hollie Drive	Actual 2014	408,000	7,475	400,525	0	400,525			N	Stanley Furniture Company Inc.	300,000
24.03	750 Fieldcrest Road	Actual 2014	259,921	52,733	207,188	0	207,188			N	KDH Defense Systems, Inc.	139,100
24.04	50 Iron Gate Road	Actual 2014	280,000	20,330	259,670	0	259,670			N	Dominion Power	162,947
25	DoubleTree by Hilton Tempe	Actual 2014	10,087,165	7,823,739	2,263,426	0	2,263,426	108	68	N
26	Holiday Inn Express- Hauppauge	Actual 2014	5,052,558	3,596,556	1,456,002	0	1,456,002	125	98	N
27	MacGregor Place	Actual 2013	1,058,058	276,606	781,452	0	781,452			N	Physicians Pharmacy	25,130
28	CubeSmart Self Storage of Lakeway	Actual 2014	1,143,893	410,650	733,243	0	733,243			N
29	Hundt Apartment Portfolio	Actual 2014	1,549,381	485,352	1,064,029	0	1,064,029			N
29.01	Apple Blossom Carriage Homes	Actual 2014	598,536	203,230	395,306	0	395,306			N
29.02	Nordic Village	Actual 2014	447,524	75,644	371,880	0	371,880			N
29.03	Marshview Apartments	Actual 2014	284,536	119,855	164,681	0	164,681			N
29.04	Salem View Apartments	Actual 2014	218,785	86,623	132,162	0	132,162			N
30	Towne Place Suites-Goldsboro	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
31	Castle Park Center	Actual 2014	1,434,068	312,120	1,121,948	0	1,121,948			N	Save-A-Lot Foods	21,914
32	Fairfield Inn - Wyomissing	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
33	Houston Multifamily Portfolio	Actual 2014	1,196,519	365,904	830,615	0	830,615			N
33.01	1919 Portsmouth Street	Actual 2014	532,141	154,160	377,981	0	377,981			N
33.02	1903 Portsmouth	Actual 2014	455,060	171,234	283,826	0	283,826			N
33.03	420 West Alabama Street	Actual 2014	209,318	40,511	168,807	0	168,807			N
34	Holiday Inn Express Cheektowaga North East	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
35	Braes Hollow Apartments	Actual 2014	1,677,615	1,001,065	676,550	0	676,550			N
36	Glendora-Whiteville Portfolio	NAV	NAV	NAV	NAV	NAV	NAV			N	Various	Various
36.01	Walgreens Glendora	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,110
36.02	Rite Aid Whiteville	NAV	NAV	NAV	NAV	NAV	NAV			N	RiteAid	13,813
37	Holiday Inn Express & Suites Charlotte North	NAV	NAV	NAV	NAV	NAV	NAV	NAV	NAV	N
38	Hampton Inn Banning Beaumont	Actual 2014	2,272,560	1,241,778	1,030,782	0	1,030,782	107	64	N
39	Holiday Inn Express & Suites Centerville	Actual 2014	2,248,327	1,468,321	780,006	0	780,006	105	83	N
40	Hollywood Pointe - Yucca	Actual 2014	686,032	208,257	477,775	0	477,775			N
41	Key Heights MHC	Actual 2014	1,238,477	495,876	742,601	0	742,601			N
42	Rose Terrace - Whittier	Actual 2014	673,903	314,169	359,735	0	359,735			N
43	The Elms MHC	Actual 2014	765,329	339,762	425,567	0	425,567			N
44	Palo Verde Square	Actual 2014	463,993	172,577	291,416	0	291,416			N	Tuesday Morning, Inc.	9,242
45	Suntree	Actual 2014	480,251	217,252	262,999	0	262,999			N
46	Legacy Lakes Plaza	Actual 2014	530,958	159,276	371,682	0	371,682			N	Best Nest Pediatrics	5,059
47	Mulberry Place	Actual 2014	391,048	147,294	243,754	0	243,754			N	Ninja Steakhouse	6,033
48	La Mirage Shopping Center	Actual 2014	531,584	137,066	394,518	0	394,518			N	Guitar Center	17,608
49	Edgewood Village MHP	Actual 2014	528,419	293,915	234,504	0	234,504			N
50	Stow-It Self Storage Woodland	Actual 2014	390,959	142,494	248,465	0	248,465			N
51	2500 Barnsdale Way	Actual 2014	489,500	119,878	369,622	0	369,622			N
52	Courtyard - Hawthorne	Actual 2014	395,136	164,427	230,708	0	230,708			N
53	Walgreens Brattleboro	NAV	NAV	NAV	NAV	NAV	NAV			N	Walgreens	14,560
54	Crosswinds	Actual 2014	548,807	245,141	303,666	0	303,666			N
55	Mountain Gate	Actual 2014	454,167	218,096	236,071	0	236,071			N
56	Big Spring Marketplace	Actual 2014	425,731	107,222	318,509	0	318,509			N	Dollar Tree	10,435
57	Highland Park	Actual 2014	409,552	178,278	231,274	0	231,274			N
58	Sterling Climatized Storage	Actual 2014	390,838	149,347	241,491	0	241,491			N
59	Crowley Mini Storage	Annualized 5 12/31/2014	252,541	143,304	109,237	0	109,237			N
60	Tice Mobile Home Court	Actual 2014	291,639	160,067	131,572	0	131,572			N
61	Action’s Self Storage	Actual 2014	318,903	141,254	177,649	0	177,649			N
62	Wagon Wheel MHC	NAV	NAV	NAV	NAV	NAV	NAV			Y
63	Fox Chase Village MHC	Actual 2014	300,621	142,204	158,416	0	158,416			N

A-1-16

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(7)(8)(9)(12)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(7)(8)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(5)(8)
1	Hilton Hawaiian Village
2	Quantum Park	100.0%	11/30/2027
3	Walmart Shadow Anchored Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
3.01	Alice Shopping Center	25.8%	4/30/2020	Shoe Show	5,000	12.8%	8/31/2016	Radiology Associates LLP	4,000	10.2%	12/31/2020	Cato’s
3.02	Shawnee Shopping Center	47.5%	7/31/2019	Cato’s	3,900	10.9%	1/31/2019	America’s Mattress	3,200	9.0%	2/28/2018	Payless Shoesource
3.03	Durant Shopping Center	26.1%	4/30/2018	Shoe Show	4,700	14.6%	4/30/2018	US Cellular	4,000	12.4%	4/30/2020	Cato’s
3.04	Radcliff Shopping Center	32.5%	1/31/2021	Hibbett Sports	5,000	13.6%	1/31/2019	Cato’s	3,900	10.6%	1/31/2021	Miguel’s Mexican Restaurant
3.05	Mustang Shopping Center	36.5%	8/31/2018	Anytime Fitness	5,400	15.1%	10/31/2020	Cato’s	3,900	10.9%	1/31/2019	Gamestop
3.06	Pineville Shopping Center	25.4%	7/31/2021	Dollar Tree	8,000	24.8%	5/31/2017	Hallmark	5,000	15.5%	2/28/2018	AT&T
3.07	Yukon Shopping Center	31.7%	3/31/2021	Cato’s	3,900	12.4%	1/31/2020	Fitness Together	3,200	10.2%	12/31/2016	Gamestop
3.08	Fort Dodge Shopping Center	35.6%	5/30/2024	Rent-a-center	4,200	12.5%	8/31/2019	Cato’s	3,900	11.6%	1/31/2019	Payless Shoesource
3.09	Belton Shopping Center	35.9%	6/30/2020	Cato’s	3,900	13.9%	1/31/2021	Wingstop	2,400	8.6%	12/26/2020	China Café
3.10	Petal Shopping Center	16.6%	12/31/2018	Shoe Show	5,000	16.6%	3/31/2018	Cato’s	3,900	12.9%	1/31/2018	Carter’s Jewelry
3.11	Douglas Shopping Center	34.3%	9/30/2021	Shoe Show	8,000	24.9%	4/30/2018	Cato’s	3,900	12.1%	1/31/2017	Sally Beauty
3.12	Boaz Shopping Center	35.8%	1/31/2019	Hibbett Sports	5,000	17.9%	1/31/2020	Papa Murphy’s Take N’ Bake Pizza	1,950	7.0%	12/31/2019	Sally Beauty
3.13	Zachary Shopping Center	20.3%	1/31/2020	Shoe Show	5,000	16.9%	10/30/2017	El Agave Mexican Restaurant	5,000	16.9%	5/31/2017	Cato’s
3.14	Plainview Shopping Center	17.7%	6/30/2018	Cato’s	4,500	14.2%	1/31/2020	Anytime Fitness	4,200	13.2%	2/28/2017	Familia Dental
3.15	Minden Shopping Center	36.6%	2/28/2019	Hibbett Sports	5,000	18.3%	1/31/2020	Cato’s	3,900	14.3%	1/31/2019	Pizza Hut
3.16	West Burlington Shopping Center	42.1%	8/31/2024	Anytime Fitness	3,900	14.9%	8/31/2017	Payless Shoesource	2,800	10.7%	11/30/2019	Running Wild
3.17	Pulaski Shopping Center	34.2%	1/31/2019	La Fuente Mexican Restaurant	4,800	17.1%	3/31/2019	Hibbett Sports	4,000	14.2%	3/31/2018	Cato’s
3.18	Marshalltown Shopping Center	23.1%	1/31/2021	Payless Shoesource	2,800	12.2%	11/30/2019	Gamestop	2,400	10.5%	3/31/2017	U.S. Army
3.19	Bad Axe Shopping Center	28.2%	1/31/2019	Acton Dialysis	6,453	22.8%	11/30/2023	Continental Home Centers	6,000	21.2%	7/31/2020	Shoe Show
3.20	Ottumwa Shopping Center	19.5%	1/31/2021	Kay Jeweler	2,800	12.6%	12/31/2026	Gamestop	2,000	9.0%	1/31/2018	Aka Wireless III
3.21	Tyler Shopping Center	47.3%	1/31/2020	Rue 21	4,835	13.5%	1/31/2023	Papa John’s	1,800	5.0%	1/31/2021	Gamestop
3.22	Oskaloosa Shopping Center	48.3%	8/31/2019	Anytime Fitness	3,900	18.8%	1/31/2021	State Bank of Bussey	2,400	11.6%	12/31/2017	Aka Wireless III
3.23	Shelbyville Shopping Center	31.8%	9/30/2019	Gamestop	2,250	15.9%	10/31/2017	Sally Beauty	1,600	11.3%	7/31/2017	Army Career Center
3.24	Alexandria Shopping Center	49.0%	4/30/2023	Los Portales Mexican Restaurant	3,200	15.7%	3/31/2017	Sprint	2,400	11.8%	8/1/2019	Advance America
3.25	La Junta Shopping Center	39.0%	4/30/2018	Rent-A-Center	4,500	22.0%	4/30/2020	Gamestop	2,400	11.7%	7/31/2018	Sally Beauty
3.26	St. John’s Shopping Center	27.6%	7/31/2018	Snap Fitness	6,000	20.0%	6/30/2026	Gamestop	2,400	8.0%	3/31/2017	Jet’s Pizza
3.27	Newton Shopping Center	49.3%	8/31/2017	Cato’s	3,900	19.2%	1/31/2019	Gamestop	1,600	7.9%	3/31/2017	Great Clips
3.28	Tell City Shopping Center	29.6%	9/30/2018	Maurices	5,500	20.4%	7/31/2019	Shoe Show	3,500	13.0%	9/30/2020	Gamestop
3.29	Newcastle Shopping Center	27.6%	9/30/2018	Anytime Fitness	3,000	25.9%	6/30/2020	Little Caesar’s	1,200	10.3%	4/30/2020	Check ‘N Go
3.30	Wauseon Shopping Center	29.8%	1/31/2021	Gamestop	2,000	15.3%	9/30/2019	Wauseon Eye Care	1,600	12.2%	11/30/2022	Sally Beauty
3.31	Pampa Shopping Center	49.5%	2/28/2019	Cato’s	4,160	25.7%	1/31/2021	Sally Beauty	1,600	9.9%	9/30/2020	GNC
3.32	Keokuk Shopping Center	40.9%	1/31/2018	Gamestop	2,000	19.7%	3/31/2018	Radio Shack	1,600	15.7%	1/31/2018	Conn Communications
3.33	Liberty Shopping Center	27.8%	1/31/2017	Sky Nails Spa	2,800	18.7%	3/31/2021	Gamestop	1,600	10.7%	8/31/2018	Pandora
3.34	Perry Shopping Center	26.0%	10/31/2019	Payless Shoesource	2,800	18.7%	12/31/2016	Liquor Store	2,800	18.7%	10/31/2019	Proper Bowties and Bows
4	Potomac Mills	10.1%	5/31/2032	J.C. Penney	100,140	6.9%	2/28/2022	AMC Theatres	75,273	5.2%	2/28/2019	Buy Buy Baby/and That!
5	Franklin Square III	29.6%	2/28/2029	Gander Mountain	42,972	15.8%	5/31/2028	PetSmart	26,040	9.6%	1/31/2025	Books-A-Million
6	1140 Avenue of the Americas	12.3%	6/30/2023	Waterfall Asset Management	25,500	10.3%	8/31/2022	Office Space Solution	23,800	9.6%	8/31/2021	P\S\L Group America Limited
7	The Hamptons
8	Park Pointe
9	Hampton Inn Tropicana
10	Fremaux Town Center	11.3%	1/31/2025	LA Fitness	41,000	10.3%	8/31/2029	Best Buy	30,000	7.5%	1/31/2025	TJ Maxx
11	Midwest Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
11.01	3701 West 128th Place	81.6%	3/31/2026	Bill Downs Enterprises, Inc.	40,000	18.4%	5/31/2018
11.02	3801-3831 Hawthorne Court	37.1%	8/31/2018	Dorma Automatics, Inc.	43,433	22.3%	12/31/2017	General Loose Leaf Bindery	37,400	19.2%	8/31/2018
11.03	6601-6669 West Mill Road	19.4%	2/28/2023	Direct Supply Inc.	19,583	15.5%	6/30/2018	Critical Room Control LLC	14,850	11.8%	4/30/2017	Pro-Safety, LLC
11.04	8301 West Parkland Court	47.9%	2/29/2024	Vector Technologies LTD	42,000	35.3%	12/31/2026	Douglas Dynamics LLC	20,000	16.8%	7/31/2021
11.05	1602 Corporate Drive	100.0%	3/31/2035
11.06	8585 South 77th Avenue	100.0%	12/31/2020
11.07	999 Raymond Street	100.0%	12/31/2019
11.08	4081 Ryan Road	23.2%	2/28/2018	Grumen Manufacturing	16,250	21.7%	5/31/2017	Sardis Media, Ltd.	14,510	19.3%	12/31/2018	Ludwig and Company
11.09	461 North Third Avenue	54.2%	12/31/2019	Flood Specialists, Inc.	36,325	45.8%	6/30/2019
11.10	12550 Lombard Lane	100.0%	9/30/2025
11.11	2000 South 25th Avenue	19.3%	5/31/2017	Service Center LLC	20,893	17.5%	12/31/2018	J Carter Industrial Services	10,000	8.4%	8/31/2019	Chicago Jack Service, Inc.
12	The Lodge & Waterfall Park Apartments Portfolio
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza	85.8%	9/30/2030
14	Redwood MHC Portfolio
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads	17.4%	12/31/2024	Farmers Insurance Exchange	11,943	13.8%	6/30/2020	SR Snodgrass PC	10,725	12.4%	8/31/2026	Vert Markets
17	Uconn Apartment Portfolio
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass	24.0%	1/31/2020	Big Lots - PNS Stores Inc	38,407	19.1%	1/31/2025	Petsmart	23,895	11.9%	1/31/2025	Planet Fitness
19	Parkway Plaza-NC	51.8%	6/30/2019	The Fresh Market	22,198	13.6%	12/31/2024	AutoZone	10,000	6.1%	7/31/2018	Dollar Tree
20	Victor Valley Town Center I	22.3%	1/31/2022	Petco	15,962	11.8%	1/31/2018	G & D Fashion	8,800	6.5%	9/30/2019	Verizon Wireless
21	One Conway Park	22.8%	8/31/2023	Meridian Compensation Partner, LLC	12,962	12.3%	1/31/2023	Brook Furniture Rental, Inc.	11,938	11.4%	6/30/2027	Stifel, Nicolaus & Company
22	DAP Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various
22.01	RiverTown Market	19.9%	3/31/2023	China One	5,417	15.1%	10/31/2018	Great Harvest Bread Company	3,141	8.8%	11/1/2023	The Gaming Warehouse, LLC

A-1-17

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Largest Tenant % of NRA	Largest Tenant Exp. Date	2nd Largest Tenant Name(7)(8)(9)(12)	2nd Largest Tenant Sq. Ft.	2nd Largest Tenant % of NRA	2nd Largest Tenant Exp. Date	3rd Largest Tenant Name(7)(8)	3rd Largest Tenant Sq. Ft.	3rd Largest Tenant % of NRA	3rd Largest Tenant Exp. Date	4th Largest Tenant Name(5)(8)
22.02	Big Rapids Marketplace	19.3%	3/17/2019	Continental Rental Inc	5,000	18.6%	6/30/2021	USA - Dept of the Army	3,200	11.9%	2/28/2018	El Burrito Loco, Inc #3
22.03	Starbucks/Olga’s	66.6%	10/31/2018	Starbucks	1,881	33.4%	2/28/2019
22.04	Red Rose Plaza	37.6%	6/30/2021	Michigan Hydroponics Inc	2,451	24.9%	2/28/2017	Brad Vannatter	1,300	13.2%	12/31/2020	Advanced America
23	Studio Village
24	Eliken Industrial Portfolio	Various	Various
24.01	802 Frith Drive	100.0%	3/31/2021
24.02	140 Hollie Drive	100.0%	6/30/2023
24.03	750 Fieldcrest Road	100.0%	6/30/2021
24.04	50 Iron Gate Road	100.0%	6/30/2019
25	DoubleTree by Hilton Tempe
26	Holiday Inn Express- Hauppauge
27	MacGregor Place	28.6%	8/31/2020	Staples Contract & Commercial, Inc.	22,399	25.5%	3/31/2019	Small HD, LLC	18,925	21.5%	8/31/2018	THS National
28	CubeSmart Self Storage of Lakeway
29	Hundt Apartment Portfolio
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro
31	Castle Park Center	25.7%	9/30/2018	Ross Dress for Less, Inc.	20,111	23.6%	1/31/2022	FP Stores, Inc.	11,300	13.2%	1/31/2018	AutoZone, Inc.
32	Fairfield Inn - Wyomissing
33	Houston Multifamily Portfolio
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East
35	Braes Hollow Apartments
36	Glendora-Whiteville Portfolio	Various	Various
36.01	Walgreens Glendora	100.0%	6/30/2080
36.02	Rite Aid Whiteville	100.0%	7/28/2024
37	Holiday Inn Express & Suites Charlotte North
38	Hampton Inn Banning Beaumont
39	Holiday Inn Express & Suites Centerville
40	Hollywood Pointe - Yucca
41	Key Heights MHC
42	Rose Terrace - Whittier
43	The Elms MHC
44	Palo Verde Square	30.3%	7/31/2017	The Little Gym of Scottsdale	4,010	13.2%	6/30/2017	Blue Adobe Grill	3,200	10.5%	9/30/2023	BBVA Compass Bank
45	Suntree
46	Legacy Lakes Plaza	27.7%	8/31/2021	Green Peridot	2,820	15.4%	1/31/2023	Premier Pain	2,585	14.1%	9/30/2017	Legacy Foot & Ankle
47	Mulberry Place	20.6%	3/31/2027	Anytime Fitness	5,700	19.4%	10/31/2026	Soprano’s Bar and Grill	4,300	14.7%	11/26/2020	Smokers Embassy
48	La Mirage Shopping Center	45.7%	1/31/2027	Duo Restaurant	3,900	10.1%	2/28/2025	Punch-Line/McAllister Restaurant Group, Inc	3,635	9.4%	12/31/2021	Chai Time
49	Edgewood Village MHP
50	Stow-It Self Storage Woodland
51	2500 Barnsdale Way
52	Courtyard - Hawthorne
53	Walgreens Brattleboro	100.0%	9/30/2078
54	Crosswinds
55	Mountain Gate
56	Big Spring Marketplace	38.4%	9/30/2021	Shoe Show	4,952	18.2%	6/30/2017	Maurice’s	4,400	16.2%	6/30/2017	GameStop
57	Highland Park
58	Sterling Climatized Storage
59	Crowley Mini Storage
60	Tice Mobile Home Court
61	Action’s Self Storage
62	Wagon Wheel MHC
63	Fox Chase Village MHC

A-1-18

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(8)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)
1	Hilton Hawaiian Village								10/17/2016	10/17/2016				N
2	Quantum Park								10/3/2016	8/18/2016				N
3	Walmart Shadow Anchored Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various				N
3.01	Alice Shopping Center	3,900	10.0%	1/31/2020	Sluggers Sports Bar	3,600	9.2%	1/31/2021	8/5/2016	8/8/2016				N
3.02	Shawnee Shopping Center	3,000	8.4%	8/31/2019	General Wireless	2,400	6.7%	8/31/2017	8/5/2016	8/8/2016				N
3.03	Durant Shopping Center	3,900	12.1%	1/31/2018	Radio Shack	2,400	7.5%	5/31/2023	8/5/2016	8/8/2016				N
3.04	Radcliff Shopping Center	3,200	8.7%	1/31/2020	Gamestop	2,000	5.4%	3/31/2018	8/8/2016	8/8/2016				N
3.05	Mustang Shopping Center	3,853	10.7%	7/31/2018	Valir Health	3,200	8.9%	12/31/2016	8/5/2016	8/8/2016				N
3.06	Pineville Shopping Center	3,200	9.9%	3/31/2021	Los Portales	3,200	9.9%	7/31/2017	8/8/2016	8/8/2016				N
3.07	Yukon Shopping Center	2,400	7.6%	1/31/2020	Credit Union Service Center	2,100	6.7%	10/31/2018	8/5/2016	8/8/2016				N
3.08	Fort Dodge Shopping Center	2,800	8.3%	12/31/2017	Gamestop	2,400	7.1%	7/31/2019	7/28/2016	8/8/2016				N
3.09	Belton Shopping Center	2,400	8.6%	1/31/2019	Gamestop	1,800	6.4%	7/31/2017	8/9/2016	8/8/2016				N
3.10	Petal Shopping Center	1,800	6.0%	11/30/2017	M & B’s Nail Salon	1,600	5.3%	12/31/2016	8/8/2016	8/8/2016				N
3.11	Douglas Shopping Center	1,600	5.0%	9/30/2021	Subway	1,600	5.0%	2/28/2018	8/8/2016	8/8/2016				N
3.12	Boaz Shopping Center	1,950	7.0%	12/31/2019	Juju Grill	1,800	6.5%	12/31/2016	8/8/2016	8/8/2016				N
3.13	Zachary Shopping Center	4,000	13.5%	1/31/2018	J & W Sleep Shop	4,000	13.5%	10/31/2017	8/8/2016	8/8/2016				N
3.14	Plainview Shopping Center	2,220	7.0%	10/31/2017	Sally Beauty	1,600	5.0%	6/30/2020	8/8/2016	8/8/2016				N
3.15	Minden Shopping Center	2,400	8.8%	4/30/2026	State Farm Insurance	1,600	5.9%	5/31/2017	8/5/2016	8/8/2016				N
3.16	West Burlington Shopping Center	2,400	9.2%	4/30/2021	Sally Beauty	1,600	6.1%	9/30/2019	8/8/2016	8/8/2016				N
3.17	Pulaski Shopping Center	3,900	13.9%	1/31/2019	Randstad	1,800	6.4%	1/31/2017	8/8/2016	8/8/2016				N
3.18	Marshalltown Shopping Center	1,600	7.0%	12/11/2018	Check Into Cash	1,600	7.0%	1/31/2019	8/8/2016	8/9/2016				N
3.19	Bad Axe Shopping Center	4,700	16.6%	3/31/2019	McKenzie Jewelers	1,600	5.6%	11/30/2020	8/5/2016	8/8/2016				N
3.20	Ottumwa Shopping Center	2,000	9.0%	1/31/2020	Armed Forces Career Ctr	1,600	7.2%	8/31/2017	7/28/2016	8/8/2016				N
3.21	Tyler Shopping Center	1,600	4.5%	6/30/2019	Check ‘N Go	1,600	4.5%	5/31/2018	8/8/2016	8/8/2016				N
3.22	Oskaloosa Shopping Center	1,600	7.7%	1/31/2018	Great Clips	1,600	7.7%	4/30/2023	7/28/2016	8/8/2016				N
3.23	Shelbyville Shopping Center	1,600	11.3%	5/31/2018	Shelbyville Family Dental, PC	1,600	11.3%	1/31/2019	8/8/2016	8/8/2016				N
3.24	Alexandria Shopping Center	1,600	7.8%	4/30/2018	Sports Plus Urban Wear	1,600	7.8%	7/31/2017	8/8/2016	8/8/2016				N
3.25	La Junta Shopping Center	1,600	7.8%	8/31/2018	Gobins	1,600	7.8%	10/31/2019	8/5/2016	8/8/2016				N
3.26	St. John’s Shopping Center	1,600	5.3%	2/28/2018	Advance America	1,500	5.0%	6/30/2017	8/5/2016	8/8/2016				N
3.27	Newton Shopping Center	1,200	5.9%	12/31/2018	Check ‘N Go	1,200	5.9%	2/28/2017	8/8/2016	8/10/2016				N
3.28	Tell City Shopping Center	1,600	5.9%	3/31/2018	La Nails	1,200	4.4%	6/30/2019	8/8/2016	8/8/2016				N
3.29	Newcastle Shopping Center	1,200	10.3%	1/31/2019	The Butcher’s Block	1,200	10.3%	1/31/2019	8/5/2016	8/8/2016				N
3.30	Wauseon Shopping Center	1,600	12.2%	1/31/2020	Biggby Coffee	1,600	12.2%	4/30/2023	8/8/2016	8/8/2016				N
3.31	Pampa Shopping Center	1,500	9.3%	9/30/2021	Niva Nails	900	5.6%	1/31/2019	8/8/2016	8/8/2016				N
3.32	Keokuk Shopping Center	1,200	11.8%	8/31/2020	T.J. Nails	1,200	11.8%	9/30/2017	8/8/2016	8/8/2016				N
3.33	Liberty Shopping Center	1,600	10.7%	3/31/2017					8/9/2016	8/8/2016				N
3.34	Perry Shopping Center	1,800	12.0%	5/31/2017	Domino’s Pizza	1,300	8.7%	11/30/2021	8/8/2016	8/8/2016				N
4	Potomac Mills	73,432	5.0%	1/31/2025	Marshalls	61,763	4.2%	1/31/2019	9/16/2016	9/16/2016				N
5	Franklin Square III	20,000	7.3%	1/31/2019	Old Navy	15,000	5.5%	7/31/2020	9/22/2016	9/22/2016				N
6	1140 Avenue of the Americas	20,113	8.1%	1/31/2021	Trilogy Global Advisors	12,750	5.2%	11/30/2024	3/22/2016	3/25/2016				N
7	The Hamptons								5/23/2016	5/4/2016				N
8	Park Pointe								5/23/2016	5/16/2016		5/9/2016	17.0%	N
9	Hampton Inn Tropicana								10/3/2016	10/3/2016				N
10	Fremaux Town Center	26,000	6.5%	3/31/2024	Michaels	21,513	5.4%	4/30/2024	5/2/2016	5/2/2016				N
11	Midwest Industrial Portfolio	Various	Various	Various	Various	Various	Various	Various	Various	Various	Various			N
11.01	3701 West 128th Place								9/20/2016	9/19/2016				N
11.02	3801-3831 Hawthorne Court								9/19/2016	9/19/2016				N
11.03	6601-6669 West Mill Road	10,898	8.6%	1/31/2017	A Better Living Family Services	9,340	7.4%	12/31/2019	9/19/2016	9/20/2016				N
11.04	8301 West Parkland Court								9/20/2016	9/14/2016				N
11.05	1602 Corporate Drive								9/20/2016	9/19/2016				N
11.06	8585 South 77th Avenue								9/19/2016	9/20/2016				N
11.07	999 Raymond Street								9/21/2016	9/21/2016	11/16/2016			N
11.08	4081 Ryan Road	4,517	6.0%	8/31/2020					9/19/2016	9/19/2016				N
11.09	461 North Third Avenue								9/19/2016	9/19/2016	11/16/2016			N
11.10	12550 Lombard Lane								9/19/2016	9/19/2016				N
11.11	2000 South 25th Avenue	8,650	7.2%	8/31/2019	MacCarb	5,600	4.7%	8/31/2019	9/19/2016	9/19/2016	11/16/2016			N
12	The Lodge & Waterfall Park Apartments Portfolio								9/30/2016	9/30/2016				N
12.01	The Lodge								9/30/2016	9/30/2016				N
12.02	Waterfall Park								9/30/2016	9/30/2016				N
13	80 Park Plaza								7/14/2016	7/15/2016				N
14	Redwood MHC Portfolio								Various	Various				N
14.01	Camp Inn								8/11/2016	8/16/2016				N
14.02	Town & Country Estates								8/15/2016	8/15/2016				N
14.03	St. Clements Crossing								8/18/2016	8/18/2016				N
14.04	Algoma								8/15/2016	8/16/2016				N
14.05	Suburban Estates								8/18/2016	8/19/2016				N
14.06	Colonial Acres								8/16/2016	8/16/2016				N
14.07	Twenty Nine Pines								8/12/2016	8/15/2016				N
14.08	Evergreen Springs								8/12/2016	8/17/2016				N
14.09	Avalon								8/11/2016	8/12/2016				N
14.10	Lexington								8/17/2016	8/18/2016				N
14.11	Colonial Manor								8/16/2016	8/16/2016				N
14.12	Green Acres								8/17/2016	8/17/2016				N
14.13	Cedar Grove								8/15/2016	8/12/2016				N
14.14	Hunters Chase								8/16/2016	8/15/2016				N
14.15	Highland Bluff								8/17/2016	8/18/2016				N
14.16	Winter Paradise								8/11/2016	8/15/2016				N
14.17	Weststar								8/15/2016	8/12/2016				N
14.18	El Frontier								8/15/2016	8/16/2016				N
15	Ventron Georgia Portfolio								10/13/2016	Various				N
15.01	Hampton Downs Apartments								10/13/2016	10/14/2016				N
15.02	Harvard Place Apartments								10/13/2016	10/13/2016				N
16	Cranberry Crossroads	10,060	11.6%	2/28/2022	Whitman, Requardt & Associates LLP	8,646	10.0%	5/31/2021	10/21/2016	10/19/2016				N
17	Uconn Apartment Portfolio								11/4/2016	Various				N
17.01	Knollwood Apartments								11/4/2016	11/4/2016				N
17.02	Clubhouse Apartments								11/4/2016	11/7/2016				N
17.03	Maplewood Apartments								11/4/2016	11/7/2016				N
17.04	Millbrook Apartments								11/4/2016	11/7/2016				N
17.05	Oakwood Apartments								11/4/2016	11/7/2016				N
18	The Grove at Plymouth- Mass	20,500	10.2%	6/24/2027	Dollar Tree	10,537	5.2%	5/31/2019	9/7/2016	10/5/2016				N
19	Parkway Plaza-NC	8,640	5.3%	1/31/2027	Sake Bomb	5,934	3.6%	4/30/2022	10/4/2016	10/4/2016				N
20	Victor Valley Town Center I	5,500	4.1%	7/31/2018	Craig Sports Bar	4,000	3.0%	5/31/2020	10/12/2016	10/12/2016		10/11/2016	12.0%	N
21	One Conway Park	6,370	6.1%	4/30/2017	InXpo, Inc.	6,165	5.9%	10/31/2018	10/4/2016	10/6/2016				N
22	DAP Portfolio	Various	Various	Various	Various	Various	Various	Various	8/31/2016	8/31/2016				N
22.01	RiverTown Market	3,132	8.8%	8/31/2021	RW Bond & Son	2,854	8.0%	4/30/2027	8/31/2016	8/31/2016				N

A-1-19

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	4th Largest Tenant Sq. Ft.	4th Largest Tenant % of NRA	4th Largest Tenant Exp. Date	5th Largest Tenant Name(8)	5th Largest Tenant Sq. Ft.	5th Largest Tenant % of NRA	5th Largest Tenant Exp. Date	Engineering Report Date	Environmental Report Date (Phase I)	Environmental Report Date (Phase II)	Seismic Report Date	Seismic PML %	Seismic Insurance Required (Y/N)
22.02	Big Rapids Marketplace	3,200	11.9%	3/31/2021	Basic Communications, Inc	2,000	7.4%	6/30/2018	8/31/2016	8/31/2016				N
22.03	Starbucks/Olga’s								8/31/2016	8/31/2016				N
22.04	Red Rose Plaza	1,200	12.2%	2/28/2018					8/31/2016	8/31/2016				N
23	Studio Village								5/23/2016	5/16/2016		5/16/2016	17.0%	N
24	Eliken Industrial Portfolio								Various	Various				N
24.01	802 Frith Drive								11/8/2016	10/21/2016				N
24.02	140 Hollie Drive								10/21/2016	11/2/2016				N
24.03	750 Fieldcrest Road								10/24/2016	10/21/2016				N
24.04	50 Iron Gate Road								10/21/2016	10/21/2016				N
25	DoubleTree by Hilton Tempe								11/2/2016	10/31/2016				N
26	Holiday Inn Express- Hauppauge								9/20/2016	9/19/2016				N
27	MacGregor Place	6,033	6.9%	3/31/2020	Aqua Services, Inc.	5,318	6.0%	12/31/2020	10/21/2016	10/24/2016				N
28	CubeSmart Self Storage of Lakeway								10/14/2016	10/14/2016				N
29	Hundt Apartment Portfolio								9/29/2016	Various				N
29.01	Apple Blossom Carriage Homes								9/29/2016	10/3/2016				N
29.02	Nordic Village								9/29/2016	10/3/2016				N
29.03	Marshview Apartments								9/29/2016	10/3/2016				N
29.04	Salem View Apartments								9/29/2016	10/6/2016				N
30	Towne Place Suites-Goldsboro								10/19/2016	10/21/2016				N
31	Castle Park Center	10,640	12.5%	6/30/2026	Union Bank	5,059	5.9%	4/30/2021	10/6/2016	10/19/2016		10/6/2016	13.0%	N
32	Fairfield Inn - Wyomissing								9/21/2016	9/21/2016				N
33	Houston Multifamily Portfolio								9/21/2016	9/22/2016				N
33.01	1919 Portsmouth Street								9/21/2016	9/22/2016				N
33.02	1903 Portsmouth								9/21/2016	9/22/2016				N
33.03	420 West Alabama Street								9/21/2016	9/22/2016				N
34	Holiday Inn Express Cheektowaga North East								8/30/2016	8/29/2016				N
35	Braes Hollow Apartments								10/12/2016	10/13/2016				N
36	Glendora-Whiteville Portfolio								Various	7/27/2016				N
36.01	Walgreens Glendora								7/26/2016	7/27/2016				N
36.02	Rite Aid Whiteville								7/25/2016	7/27/2016				N
37	Holiday Inn Express & Suites Charlotte North								10/27/2016	10/27/2016				N
38	Hampton Inn Banning Beaumont								10/12/2016	10/13/2016		10/12/2016	11.0%	N
39	Holiday Inn Express & Suites Centerville								9/19/2016	9/23/2016				N
40	Hollywood Pointe - Yucca								5/23/2016	5/23/2016		5/20/2016	17.0%	N
41	Key Heights MHC								9/2/2016	9/2/2016				N
42	Rose Terrace - Whittier								5/23/2016	5/20/2016		5/23/2016	15.0%	N
43	The Elms MHC								8/22/2016	8/17/2016				N
44	Palo Verde Square	1,590	5.2%	3/31/2021	Summit Cleaners	1,492	4.9%	1/31/2020	6/2/2016	6/2/2016				N
45	Suntree								5/23/2016	5/10/2016		5/9/2016	15.0%	N
46	Legacy Lakes Plaza	2,425	13.3%	9/30/2020	Arora Chiropractics	2,316	12.7%	5/31/2020	10/18/2016	10/18/2016				N
47	Mulberry Place	3,000	10.2%	4/6/2021	Diablos Southwest Grill	3,000	10.2%	4/14/2021	9/13/2016	9/13/2016				N
48	La Mirage Shopping Center	2,026	5.3%	11/30/2018	Rare Boutique	1,980	5.1%	5/31/2017	11/3/2016	10/14/2016				N
49	Edgewood Village MHP								10/12/2016	10/12/2016				N
50	Stow-It Self Storage Woodland								11/3/2016	11/3/2016		11/3/2016	7.0%	N
51	2500 Barnsdale Way								10/26/2016	10/26/2016				N
52	Courtyard - Hawthorne								5/23/2016	5/20/2016		5/23/2016	14.0%	N
53	Walgreens Brattleboro								7/22/2016	7/25/2016				N
54	Crosswinds								5/23/2016	5/9/2016				N
55	Mountain Gate								5/23/2016	5/23/2016		5/23/2016	14.0%	N
56	Big Spring Marketplace	1,900	7.0%	1/31/2019	Talk4Less Wireless Comm,LLC	1,650	6.1%	11/30/2020	9/15/2016	9/14/2016				N
57	Highland Park								9/6/2016	9/6/2016				N
58	Sterling Climatized Storage								9/7/2016					N
59	Crowley Mini Storage								10/25/2016	10/25/2016				N
60	Tice Mobile Home Court								8/15/2016	8/12/2016				N
61	Action’s Self Storage								9/15/2016	9/15/2016				N
62	Wagon Wheel MHC								10/19/2016	10/24/2016				N
63	Fox Chase Village MHC								10/10/2016	10/11/2016				N

A-1-20

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
1	Hilton Hawaiian Village	Y	Refinance	0	0	Springing			0	Springing			0
2	Quantum Park	Y	Acquisition	0	0	191,400	Cash		25,086	Springing	Cash		0
3	Walmart Shadow Anchored Portfolio	Y	Refinance	218,304	682,795	136,559	Cash		150,051	12,504	Cash		0
3.01	Alice Shopping Center	Y
3.02	Shawnee Shopping Center	Y
3.03	Durant Shopping Center	Y
3.04	Radcliff Shopping Center	Y
3.05	Mustang Shopping Center	Y
3.06	Pineville Shopping Center	Y
3.07	Yukon Shopping Center	Y
3.08	Fort Dodge Shopping Center	Y
3.09	Belton Shopping Center	Y
3.10	Petal Shopping Center	Y
3.11	Douglas Shopping Center	Y
3.12	Boaz Shopping Center	Y
3.13	Zachary Shopping Center	Y
3.14	Plainview Shopping Center	Y
3.15	Minden Shopping Center	Y
3.16	West Burlington Shopping Center	Y
3.17	Pulaski Shopping Center	Y
3.18	Marshalltown Shopping Center	Y
3.19	Bad Axe Shopping Center	Y
3.20	Ottumwa Shopping Center	Y
3.21	Tyler Shopping Center	Y
3.22	Oskaloosa Shopping Center	Y
3.23	Shelbyville Shopping Center	Y
3.24	Alexandria Shopping Center	Y
3.25	La Junta Shopping Center	Y
3.26	St. John’s Shopping Center	Y
3.27	Newton Shopping Center	Y
3.28	Tell City Shopping Center	Y
3.29	Newcastle Shopping Center	Y
3.30	Wauseon Shopping Center	Y
3.31	Pampa Shopping Center	Y
3.32	Keokuk Shopping Center	Y
3.33	Liberty Shopping Center	Y
3.34	Perry Shopping Center	Y
4	Potomac Mills	Y	Refinance	0	0	Springing			0	Springing			0
5	Franklin Square III	Y	Refinance	0	0	21,997	Cash		0	Springing			344,378
6	1140 Avenue of the Americas	Y	Acquisition	0	342,123	171,061	Cash		0	Springing			0
7	The Hamptons	Y	Refinance	162,810	25,418	12,709	Cash		0	Springing			0
8	Park Pointe	Y	Refinance	24,560	53,373	10,676	Cash		0	Springing			0
9	Hampton Inn Tropicana	Y	Acquisition	13,125	24,351	12,175	Cash		0	Springing			0
10	Fremaux Town Center	Y	Refinance	0	507,691	63,462	Cash		0	Springing			0
11	Midwest Industrial Portfolio	Y	Acquisition	2,599,530	374,833	116,397	Cash		0	Springing			0
11.01	3701 West 128th Place	Y
11.02	3801-3831 Hawthorne Court	Y
11.03	6601-6669 West Mill Road	Y
11.04	8301 West Parkland Court	Y
11.05	1602 Corporate Drive	Y
11.06	8585 South 77th Avenue	Y
11.07	999 Raymond Street	Y
11.08	4081 Ryan Road	Y
11.09	461 North Third Avenue	Y
11.10	12550 Lombard Lane	Y
11.11	2000 South 25th Avenue	Y
12	The Lodge & Waterfall Park Apartments Portfolio	Y	Refinance	45,875	510,666	42,555	Cash		300,212	28,592	Cash		0
12.01	The Lodge	Y
12.02	Waterfall Park	Y
13	80 Park Plaza	Y	Acquisition	0	906,128	302,043	Cash		35,304	17,652	Cash		4,500,000
14	Redwood MHC Portfolio	Y	Refinance	1,000,000	303,973	101,324	Cash		0	Springing			0
14.01	Camp Inn	Y
14.02	Town & Country Estates	Y
14.03	St. Clements Crossing	Y
14.04	Algoma	Y
14.05	Suburban Estates	Y
14.06	Colonial Acres	Y
14.07	Twenty Nine Pines	Y
14.08	Evergreen Springs	Y
14.09	Avalon	Y
14.10	Lexington	Y
14.11	Colonial Manor	Y
14.12	Green Acres	Y
14.13	Cedar Grove	Y
14.14	Hunters Chase	Y
14.15	Highland Bluff	Y
14.16	Winter Paradise	Y
14.17	Weststar	Y
14.18	El Frontier	Y
15	Ventron Georgia Portfolio	Y	Refinance	10,000	40,706	20,353	Cash		99,102	9,910	Cash		400,000
15.01	Hampton Downs Apartments	Y
15.02	Harvard Place Apartments	Y
16	Cranberry Crossroads	Y	Refinance	0	36,934	10,044	Cash		0	Springing			0
17	Uconn Apartment Portfolio	Y	Acquisition	0	24,008	24,008	Cash		47,073	6,725	Cash		500,000
17.01	Knollwood Apartments	Y
17.02	Clubhouse Apartments	Y
17.03	Maplewood Apartments	Y
17.04	Millbrook Apartments	Y
17.05	Oakwood Apartments	Y
18	The Grove at Plymouth- Mass	Y	Refinance	6,563	92,066	30,689	Cash		74,683	5,745	Cash		0
19	Parkway Plaza-NC	Y	Refinance	0	0	18,647	Cash		0	Springing			0
20	Victor Valley Town Center I	Y	Refinance	65,938	36,294	18,147	Cash		0	Springing			0
21	One Conway Park	Y	Acquisition	100,025	106,729	26,682	Cash		0	Springing			0
22	DAP Portfolio	Y	Refinance	0	52,137	17,379; Springing	Cash		0	Springing			0
22.01	RiverTown Market	Y

A-1-21

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Terrorism Insurance (Y/N)	Loan Purpose	Engineering Escrow / Deferred Maintenance ($)	Tax Escrow (Initial)	Monthly Tax Escrow ($)	Tax Escrow - Cash or LoC	Tax Escrow - LoC Counterparty	Insurance Escrow (Initial)	Monthly Insurance Escrow ($)	Insurance Escrow - Cash or LoC	Insurance Escrow - LoC Counterparty	Upfront Replacement Reserve ($)
22.02	Big Rapids Marketplace	Y
22.03	Starbucks/Olga’s	Y
22.04	Red Rose Plaza	Y
23	Studio Village	Y	Refinance	0	16,205	3,241	Cash		0	Springing			0
24	Eliken Industrial Portfolio	Y	Refinance	182,488	0	2,120	Cash		0	11,643	Cash		0
24.01	802 Frith Drive	Y
24.02	140 Hollie Drive	Y
24.03	750 Fieldcrest Road	Y
24.04	50 Iron Gate Road	Y
25	DoubleTree by Hilton Tempe	Y	Refinance	98,625	81,443	27,148	Cash		67,366	6,737	Cash		0
26	Holiday Inn Express- Hauppauge	Y	Acquisition	0	296,646	37,081	Cash		7,500	2,500	Cash		0
27	MacGregor Place	Y	Refinance	31,250	7,926	7,926	Cash		0	Springing			0
28	CubeSmart Self Storage of Lakeway	Y	Refinance	0	0	16,978	Cash		4,927	704	Cash		944
29	Hundt Apartment Portfolio	Y	Refinance	0	218,670	21,867	Cash		4,251	4,251	Cash		0
29.01	Apple Blossom Carriage Homes	Y
29.02	Nordic Village	Y
29.03	Marshview Apartments	Y
29.04	Salem View Apartments	Y
30	Towne Place Suites-Goldsboro	Y	Refinance	0	7,014	7,014	Cash		12,049	1,004	Cash		0
31	Castle Park Center	Y	Refinance	41,250	9,256	9,256	Cash		8,144	1,357	Cash		0
32	Fairfield Inn - Wyomissing	Y	Refinance	0	32,832	10,944	Cash		17,167	2,146	Cash		4,369
33	Houston Multifamily Portfolio	Y	Acquisition	0	127,361	10,613	Cash		27,504	3,056	Cash		0
33.01	1919 Portsmouth Street	Y
33.02	1903 Portsmouth	Y
33.03	420 West Alabama Street	Y
34	Holiday Inn Express Cheektowaga North East	Y	Refinance	0	91,929	14,592	Cash		11,224	1,782	Cash		0
35	Braes Hollow Apartments	Y	Refinance	240,218	171,795	15,618	Cash		43,514	13,814	Cash		0
36	Glendora-Whiteville Portfolio	Y	Refinance	0	0	Springing			0	Springing			0
36.01	Walgreens Glendora	Y
36.02	Rite Aid Whiteville	Y
37	Holiday Inn Express & Suites Charlotte North	Y	Refinance	0	30,484	6,097	Cash		15,483	1,408	Cash		0
38	Hampton Inn Banning Beaumont	Y	Refinance	0	16,168	8,084	Cash		6,595	3,297	Cash		0
39	Holiday Inn Express & Suites Centerville	Y	Refinance	0	58,352	9,725	Cash		9,246	1,156	Cash		0
40	Hollywood Pointe - Yucca	Y	Refinance	21,584	13,976	2,795	Cash		0	Springing			0
41	Key Heights MHC	Y	Refinance	0	35,736	8,934	Cash		0	Springing			0
42	Rose Terrace - Whittier	Y	Refinance	15,070	21,153	4,231	Cash		0	Springing			0
43	The Elms MHC	Y	Refinance	81,856	54,291	5,429	Cash		2,550	1,275	Cash		867
44	Palo Verde Square	Y	Refinance	2,813	12,285	3,900	Cash		5,387	428	Cash		0
45	Suntree	Y	Refinance	715	8,119	1,624	Cash		0	Springing			0
46	Legacy Lakes Plaza	Y	Acquisition	0	0	Springing			0	Springing			0
47	Mulberry Place	Y	Refinance	5,125	30,643	2,189	Cash		2,623	525	Cash		0
48	La Mirage Shopping Center	Y	Refinance	0	17,708	4,427	Cash		0	Springing			0
49	Edgewood Village MHP	Y	Acquisition	0	22,652	3,236	Cash		0	Springing			0
50	Stow-It Self Storage Woodland	Y	Acquisition	0	4,450	4,450	Cash		1,393	1,393	Cash		350
51	2500 Barnsdale Way	Y	Refinance	0	0	4,794	Cash		15,485	1,639	Cash		0
52	Courtyard - Hawthorne	Y	Refinance	17,067	11,628	2,326	Cash		0	Springing			0
53	Walgreens Brattleboro	N	Refinance	0	0	Springing			0	Springing			0
54	Crosswinds	Y	Refinance	8,943	4,300	2,150	Cash		0	Springing			0
55	Mountain Gate	Y	Refinance	36,369	7,559	1,512	Cash		0	Springing			0
56	Big Spring Marketplace	Y	Refinance	0	0	7,705	Cash		2,187	694	Cash		0
57	Highland Park	Y	Refinance	2,375	16,021	1,272	Cash		6,738	642	Cash		0
58	Sterling Climatized Storage	Y	Refinance	0	43,656	3,638	Cash		3,952	494	Cash		0
59	Crowley Mini Storage	Y	Refinance	0	3,308	3,308	Cash		6,540	1,308	Cash		641
60	Tice Mobile Home Court	Y	Refinance	4,000	2,717	1,358	Cash		4,988	1,663	Cash		442
61	Action’s Self Storage	Y	Refinance	0	4,148	4,148	Cash		2,378	1,189	Cash		403
62	Wagon Wheel MHC	Y	Acquisition	51,563	0	2,612	Cash		1,968	984	Cash		525
63	Fox Chase Village MHC	Y	Refinance	0	18,056	1,505	Cash		4,284	291	Cash		0

A-1-22

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(10)	Replacement Reserve Cap ($)(10)
1	Hilton Hawaiian Village	Springing	0
2	Quantum Park	11,786	0
3	Walmart Shadow Anchored Portfolio	14,692	Beginning with the first Replacement Reserve (Monthly) amount in the fourth year after the Closing Date, the Replacement Reserve Cap will be $528,915
3.01	Alice Shopping Center
3.02	Shawnee Shopping Center
3.03	Durant Shopping Center
3.04	Radcliff Shopping Center
3.05	Mustang Shopping Center
3.06	Pineville Shopping Center
3.07	Yukon Shopping Center
3.08	Fort Dodge Shopping Center
3.09	Belton Shopping Center
3.10	Petal Shopping Center
3.11	Douglas Shopping Center
3.12	Boaz Shopping Center
3.13	Zachary Shopping Center
3.14	Plainview Shopping Center
3.15	Minden Shopping Center
3.16	West Burlington Shopping Center
3.17	Pulaski Shopping Center
3.18	Marshalltown Shopping Center
3.19	Bad Axe Shopping Center
3.20	Ottumwa Shopping Center
3.21	Tyler Shopping Center
3.22	Oskaloosa Shopping Center
3.23	Shelbyville Shopping Center
3.24	Alexandria Shopping Center
3.25	La Junta Shopping Center
3.26	St. John’s Shopping Center
3.27	Newton Shopping Center
3.28	Tell City Shopping Center
3.29	Newcastle Shopping Center
3.30	Wauseon Shopping Center
3.31	Pampa Shopping Center
3.32	Keokuk Shopping Center
3.33	Liberty Shopping Center
3.34	Perry Shopping Center
4	Potomac Mills	Springing	0
5	Franklin Square III	4,537; Springing	272,222
6	1140 Avenue of the Americas	Springing	0
7	The Hamptons	10,988	0
8	Park Pointe	1,854	0
9	Hampton Inn Tropicana	35,193	0
10	Fremaux Town Center	4,970	0
11	Midwest Industrial Portfolio	Springing	0
11.01	3701 West 128th Place
11.02	3801-3831 Hawthorne Court
11.03	6601-6669 West Mill Road
11.04	8301 West Parkland Court
11.05	1602 Corporate Drive
11.06	8585 South 77th Avenue
11.07	999 Raymond Street
11.08	4081 Ryan Road
11.09	461 North Third Avenue
11.10	12550 Lombard Lane
11.11	2000 South 25th Avenue
12	The Lodge & Waterfall Park Apartments Portfolio	13,208	0
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza	Springing	1,000,000
14	Redwood MHC Portfolio	16,757	804,340
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio	10,888	0
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads	Springing	0
17	Uconn Apartment Portfolio	8,393	0
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass	2,842	68,209
19	Parkway Plaza-NC	2,727	0
20	Victor Valley Town Center I	2,252; Springing	135,139
21	One Conway Park	1,750	0
22	DAP Portfolio	1,300	60,000
22.01	RiverTown Market

A-1-23

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Monthly Replacement Reserve ($)(10)	Replacement Reserve Cap ($)(10)
22.02	Big Rapids Marketplace
22.03	Starbucks/Olga’s
22.04	Red Rose Plaza
23	Studio Village	3,521	0
24	Eliken Industrial Portfolio	10,250	0
24.01	802 Frith Drive
24.02	140 Hollie Drive
24.03	750 Fieldcrest Road
24.04	50 Iron Gate Road
25	DoubleTree by Hilton Tempe	1/12 of 5.00% of annual operating income	0
26	Holiday Inn Express- Hauppauge	1/12 of 1.5% of gross room revenues	0
27	MacGregor Place	1,465	0
28	CubeSmart Self Storage of Lakeway	944	0
29	Hundt Apartment Portfolio	4,700	169,200
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro	See footnote (10)	0
31	Castle Park Center	1,066	38,418
32	Fairfield Inn - Wyomissing	4,369	0
33	Houston Multifamily Portfolio	1,563	0
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East	8,043	0
35	Braes Hollow Apartments	5,292	0
36	Glendora-Whiteville Portfolio	349	0
36.01	Walgreens Glendora
36.02	Rite Aid Whiteville
37	Holiday Inn Express & Suites Charlotte North	See footnote (10)	600,000
38	Hampton Inn Banning Beaumont	1/12 of the greater of (i) 4.0% of gross revenue, or (ii) the amount required for FF&E Expenses per the Franchise Agreement; Springing	700,000
39	Holiday Inn Express & Suites Centerville	1/12 of 1.5% of gross room revenues	0
40	Hollywood Pointe - Yucca	1,133	0
41	Key Heights MHC	Springing	0
42	Rose Terrace - Whittier	1,238	0
43	The Elms MHC	867	0
44	Palo Verde Square	609	0
45	Suntree	1,042	0
46	Legacy Lakes Plaza	305	10,968
47	Mulberry Place	367	0
48	La Mirage Shopping Center	642	50,000
49	Edgewood Village MHP	825	49,500
50	Stow-It Self Storage Woodland	350	0
51	2500 Barnsdale Way	1,229	0
52	Courtyard - Hawthorne	833	0
53	Walgreens Brattleboro	182	0
54	Crosswinds	1,424	0
55	Mountain Gate	1,089	0
56	Big Spring Marketplace	338	0
57	Highland Park	608	0
58	Sterling Climatized Storage	385; Springing	9,238
59	Crowley Mini Storage	641	0
60	Tice Mobile Home Court	442	0
61	Action’s Self Storage	403	0
62	Wagon Wheel MHC	525	0
63	Fox Chase Village MHC	650	39,000

A-1-24

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)(10)	TI/LC Reserve Cap ($)(10)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)
1	Hilton Hawaiian Village			0	0	0			0
2	Quantum Park	Cash		0	0	0			0
3	Walmart Shadow Anchored Portfolio	Cash		850,000	80,806	Beginning with the first TI/LC Reserve (Monthly) amount in the fourth year after the Closing Date, the TI/LC Reserve Cap will be $2,909,034	Cash		0
3.01	Alice Shopping Center
3.02	Shawnee Shopping Center
3.03	Durant Shopping Center
3.04	Radcliff Shopping Center
3.05	Mustang Shopping Center
3.06	Pineville Shopping Center
3.07	Yukon Shopping Center
3.08	Fort Dodge Shopping Center
3.09	Belton Shopping Center
3.10	Petal Shopping Center
3.11	Douglas Shopping Center
3.12	Boaz Shopping Center
3.13	Zachary Shopping Center
3.14	Plainview Shopping Center
3.15	Minden Shopping Center
3.16	West Burlington Shopping Center
3.17	Pulaski Shopping Center
3.18	Marshalltown Shopping Center
3.19	Bad Axe Shopping Center
3.20	Ottumwa Shopping Center
3.21	Tyler Shopping Center
3.22	Oskaloosa Shopping Center
3.23	Shelbyville Shopping Center
3.24	Alexandria Shopping Center
3.25	La Junta Shopping Center
3.26	St. John’s Shopping Center
3.27	Newton Shopping Center
3.28	Tell City Shopping Center
3.29	Newcastle Shopping Center
3.30	Wauseon Shopping Center
3.31	Pampa Shopping Center
3.32	Keokuk Shopping Center
3.33	Liberty Shopping Center
3.34	Perry Shopping Center
4	Potomac Mills			0	Springing	0			0
5	Franklin Square III	Cash		0	28,357	680,555	Cash		0
6	1140 Avenue of the Americas			961,116	Springing	0	Cash		0
7	The Hamptons	Cash		0	0	0			0
8	Park Pointe	Cash		0	0	0			0
9	Hampton Inn Tropicana	Cash		0	0	0			0
10	Fremaux Town Center	Cash		0	Springing	0			0
11	Midwest Industrial Portfolio			0	19,130	753,008	Cash		0
11.01	3701 West 128th Place
11.02	3801-3831 Hawthorne Court
11.03	6601-6669 West Mill Road
11.04	8301 West Parkland Court
11.05	1602 Corporate Drive
11.06	8585 South 77th Avenue
11.07	999 Raymond Street
11.08	4081 Ryan Road
11.09	461 North Third Avenue
11.10	12550 Lombard Lane
11.11	2000 South 25th Avenue
12	The Lodge & Waterfall Park Apartments Portfolio	Cash		0	0	0			0
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza	Cash		1,500,000	Springing	1,000,000	Cash		0
14	Redwood MHC Portfolio	Cash		0	0	0			0
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio	Cash		0	0	0			0
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads			0	9,012	432,555	Cash		0
17	Uconn Apartment Portfolio	Cash		0	0	0			0
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass	Cash		0	16,667; Springing	600,000	Cash		0
19	Parkway Plaza-NC	Cash		0	6,818; Springing	375,000	Cash		0
20	Victor Valley Town Center I	Cash		250,000	11,262; Springing	450,000	Cash		0
21	One Conway Park	Cash		500,000	Springing	500,000	Cash		0
22	DAP Portfolio	Cash		0	6,733; Springing	300,000	Cash		0
22.01	RiverTown Market

A-1-25

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Replacement Reserve Escrow - Cash or LoC	Replacement Reserve Escrow - LoC Counterparty	Upfront TI/LC Reserve ($)	Monthly TI/LC Reserve ($)(10)	TI/LC Reserve Cap ($)(10)	TI/LC Escrow - Cash or LoC	TI/LC Escrow - LoC Counterparty	Debt Service Escrow (Initial) ($)
22.02	Big Rapids Marketplace
22.03	Starbucks/Olga’s
22.04	Red Rose Plaza
23	Studio Village	Cash		0	0	0			0
24	Eliken Industrial Portfolio	Cash		250,000	20,501	1,250,000	Cash		0
24.01	802 Frith Drive
24.02	140 Hollie Drive
24.03	750 Fieldcrest Road
24.04	50 Iron Gate Road
25	DoubleTree by Hilton Tempe	Cash		0	0	0			0
26	Holiday Inn Express- Hauppauge	Cash		0	0	0			59,478
27	MacGregor Place	Cash		0	7,000	252,000	Cash		0
28	CubeSmart Self Storage of Lakeway	Cash		0	0	0			0
29	Hundt Apartment Portfolio	Cash		0	0	0			0
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro	Cash		0	0	0			0
31	Castle Park Center	Cash		0	0	0			0
32	Fairfield Inn - Wyomissing	Cash		0	0	0			0
33	Houston Multifamily Portfolio	Cash		0	0	0			0
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East	Cash		0	0	0			0
35	Braes Hollow Apartments	Cash		0	0	0			0
36	Glendora-Whiteville Portfolio	Cash		0	7,301	0	Cash		0
36.01	Walgreens Glendora
36.02	Rite Aid Whiteville
37	Holiday Inn Express & Suites Charlotte North	Cash		0	0	0			0
38	Hampton Inn Banning Beaumont	Cash		0	0	0			0
39	Holiday Inn Express & Suites Centerville	Cash		0	0	0			0
40	Hollywood Pointe - Yucca	Cash		0	0	0			0
41	Key Heights MHC			0	0	0			0
42	Rose Terrace - Whittier	Cash		0	0	0			0
43	The Elms MHC	Cash		0	0	0			0
44	Palo Verde Square	Cash		150,000	1,904	0	Cash		0
45	Suntree	Cash		0	0	0			0
46	Legacy Lakes Plaza	Cash		117,378	3,260	117,378	Cash		0
47	Mulberry Place	Cash		75,000	2,444	0	Cash		0
48	La Mirage Shopping Center	Cash		0	2,150	100,000	Cash		0
49	Edgewood Village MHP	Cash		0	0	0			0
50	Stow-It Self Storage Woodland	Cash		0	0	0			0
51	2500 Barnsdale Way	Cash		0	0	0			0
52	Courtyard - Hawthorne	Cash		0	0	0			0
53	Walgreens Brattleboro	Cash		0	1,213	0	Cash		0
54	Crosswinds	Cash		0	0	0			0
55	Mountain Gate	Cash		0	0	0			0
56	Big Spring Marketplace	Cash		100,000	2,256	150,000	Cash		0
57	Highland Park	Cash		0	0	0			0
58	Sterling Climatized Storage	Cash		0	0	0			0
59	Crowley Mini Storage	Cash		0	0	0			0
60	Tice Mobile Home Court	Cash		0	0	0			0
61	Action’s Self Storage	Cash		0	0	0			0
62	Wagon Wheel MHC	Cash		0	0	0			0
63	Fox Chase Village MHC	Cash		0	0	0			0

A-1-26

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(8)(11)
1	Hilton Hawaiian Village	0				0
2	Quantum Park	0			Condominium Common Charges Reserve	0
3	Walmart Shadow Anchored Portfolio	0			Tell City Engineering Reserve	129,000
3.01	Alice Shopping Center
3.02	Shawnee Shopping Center
3.03	Durant Shopping Center
3.04	Radcliff Shopping Center
3.05	Mustang Shopping Center
3.06	Pineville Shopping Center
3.07	Yukon Shopping Center
3.08	Fort Dodge Shopping Center
3.09	Belton Shopping Center
3.10	Petal Shopping Center
3.11	Douglas Shopping Center
3.12	Boaz Shopping Center
3.13	Zachary Shopping Center
3.14	Plainview Shopping Center
3.15	Minden Shopping Center
3.16	West Burlington Shopping Center
3.17	Pulaski Shopping Center
3.18	Marshalltown Shopping Center
3.19	Bad Axe Shopping Center
3.20	Ottumwa Shopping Center
3.21	Tyler Shopping Center
3.22	Oskaloosa Shopping Center
3.23	Shelbyville Shopping Center
3.24	Alexandria Shopping Center
3.25	La Junta Shopping Center
3.26	St. John’s Shopping Center
3.27	Newton Shopping Center
3.28	Tell City Shopping Center
3.29	Newcastle Shopping Center
3.30	Wauseon Shopping Center
3.31	Pampa Shopping Center
3.32	Keokuk Shopping Center
3.33	Liberty Shopping Center
3.34	Perry Shopping Center
4	Potomac Mills	0				0
5	Franklin Square III	0			Kohl’s TILC Reserve	525,000
6	1140 Avenue of the Americas	0			Ground Rent Reserve	116,016
7	The Hamptons	0				0
8	Park Pointe	0				0
9	Hampton Inn Tropicana	0			PIP Reserve	7,935,000
10	Fremaux Town Center	0			Rent Concession / Tenant Specific TILC Reserve	Rent Concession -$44,448; Tenant Specific TILC Reserve - $475,335
11	Midwest Industrial Portfolio	0			Broadview Property Repairs	250,000
11.01	3701 West 128th Place
11.02	3801-3831 Hawthorne Court
11.03	6601-6669 West Mill Road
11.04	8301 West Parkland Court
11.05	1602 Corporate Drive
11.06	8585 South 77th Avenue
11.07	999 Raymond Street
11.08	4081 Ryan Road
11.09	461 North Third Avenue
11.10	12550 Lombard Lane
11.11	2000 South 25th Avenue
12	The Lodge & Waterfall Park Apartments Portfolio	0			Planned Renovation Funds	3,170,000
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza	0			Unfunded TI/LC Funds	1,422,745
14	Redwood MHC Portfolio	0			Michigan Cap Ex Reserve	900,000
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio	0				0
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads	0			Rent Abatement Reserve	119,585
17	Uconn Apartment Portfolio	0				0
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass	0			Planet Fitness Free Rent Reserve	112,067
19	Parkway Plaza-NC	0			At Home Renewal Reserve	0
20	Victor Valley Town Center I	0			Rent Concession Reserve	24,750
21	One Conway Park	0			Rent Abatement Reserve	339,440
22	DAP Portfolio	0				0
22.01	RiverTown Market

A-1-27

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Debt Service Escrow (Monthly) ($)	Debt Service Escrow - Cash or LoC	Debt Service Escrow - LoC Counterparty	Other Escrow I Reserve Description	Other Escrow I (Initial) ($)(8)(11)
22.02	Big Rapids Marketplace
22.03	Starbucks/Olga’s
22.04	Red Rose Plaza
23	Studio Village	0				0
24	Eliken Industrial Portfolio	0			Roof Repair Reserve	0
24.01	802 Frith Drive
24.02	140 Hollie Drive
24.03	750 Fieldcrest Road
24.04	50 Iron Gate Road
25	DoubleTree by Hilton Tempe	0			Carry Cost Reserve	225,210
26	Holiday Inn Express- Hauppauge	0	Cash		PIP Reserve	188,095
27	MacGregor Place	0				0
28	CubeSmart Self Storage of Lakeway	0				0
29	Hundt Apartment Portfolio	0				0
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro	0			PIP Reserve	0
31	Castle Park Center	0			Anchor Tenant Reserve	0
32	Fairfield Inn - Wyomissing	0			Seasonality Reserve	0
33	Houston Multifamily Portfolio	0				0
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East	0			Seasonality Fund	108,000
35	Braes Hollow Apartments	0				0
36	Glendora-Whiteville Portfolio	0			Environmental Holdback	20,000
36.01	Walgreens Glendora
36.02	Rite Aid Whiteville
37	Holiday Inn Express & Suites Charlotte North	0				0
38	Hampton Inn Banning Beaumont	0			PIP Reserve	150,000
39	Holiday Inn Express & Suites Centerville	0			PIP Reserve	300,000
40	Hollywood Pointe - Yucca	0				0
41	Key Heights MHC	0				0
42	Rose Terrace - Whittier	0				0
43	The Elms MHC	0			New Owned Home Reserve	159,029
44	Palo Verde Square	0			Performance Funds	525,000
45	Suntree	0				0
46	Legacy Lakes Plaza	0				0
47	Mulberry Place	0			Free Rent Reserve	33,216
48	La Mirage Shopping Center	0				0
49	Edgewood Village MHP	0				0
50	Stow-It Self Storage Woodland	0				0
51	2500 Barnsdale Way	0				0
52	Courtyard - Hawthorne	0				0
53	Walgreens Brattleboro	0				0
54	Crosswinds	0				0
55	Mountain Gate	0				0
56	Big Spring Marketplace	0				0
57	Highland Park	0				0
58	Sterling Climatized Storage	0				0
59	Crowley Mini Storage	0				0
60	Tice Mobile Home Court	0			Home Purchase Reserve	100,000
61	Action’s Self Storage	0				0
62	Wagon Wheel MHC	0				0
63	Fox Chase Village MHC	0				0

A-1-28

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Monthly) ($)(10)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC
1	Hilton Hawaiian Village	0	0
2	Quantum Park	439,668	0	Cash
3	Walmart Shadow Anchored Portfolio	0	0	Cash
3.01	Alice Shopping Center
3.02	Shawnee Shopping Center
3.03	Durant Shopping Center
3.04	Radcliff Shopping Center
3.05	Mustang Shopping Center
3.06	Pineville Shopping Center
3.07	Yukon Shopping Center
3.08	Fort Dodge Shopping Center
3.09	Belton Shopping Center
3.10	Petal Shopping Center
3.11	Douglas Shopping Center
3.12	Boaz Shopping Center
3.13	Zachary Shopping Center
3.14	Plainview Shopping Center
3.15	Minden Shopping Center
3.16	West Burlington Shopping Center
3.17	Pulaski Shopping Center
3.18	Marshalltown Shopping Center
3.19	Bad Axe Shopping Center
3.20	Ottumwa Shopping Center
3.21	Tyler Shopping Center
3.22	Oskaloosa Shopping Center
3.23	Shelbyville Shopping Center
3.24	Alexandria Shopping Center
3.25	La Junta Shopping Center
3.26	St. John’s Shopping Center
3.27	Newton Shopping Center
3.28	Tell City Shopping Center
3.29	Newcastle Shopping Center
3.30	Wauseon Shopping Center
3.31	Pampa Shopping Center
3.32	Keokuk Shopping Center
3.33	Liberty Shopping Center
3.34	Perry Shopping Center
4	Potomac Mills	0	0
5	Franklin Square III	0	0	Cash
6	1140 Avenue of the Americas	29,004	0	Cash
7	The Hamptons	0	0
8	Park Pointe	0	0
9	Hampton Inn Tropicana	0	0	Cash
10	Fremaux Town Center	0	0	Cash
11	Midwest Industrial Portfolio	0	0	Cash
11.01	3701 West 128th Place
11.02	3801-3831 Hawthorne Court
11.03	6601-6669 West Mill Road
11.04	8301 West Parkland Court
11.05	1602 Corporate Drive
11.06	8585 South 77th Avenue
11.07	999 Raymond Street
11.08	4081 Ryan Road
11.09	461 North Third Avenue
11.10	12550 Lombard Lane
11.11	2000 South 25th Avenue
12	The Lodge & Waterfall Park Apartments Portfolio	0	0	Cash
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza	0	0	Cash
14	Redwood MHC Portfolio	0	0	Cash
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio	0	0
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads	0	0	Cash
17	Uconn Apartment Portfolio	0	0
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass	0	0	Cash
19	Parkway Plaza-NC	10,227	0	Cash
20	Victor Valley Town Center I	0	0	Cash
21	One Conway Park	0	0	Cash
22	DAP Portfolio	0	0
22.01	RiverTown Market

A-1-29

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I (Monthly) ($)(10)	Other Escrow I Cap ($)	Other Escrow I Escrow - Cash or LoC
22.02	Big Rapids Marketplace
22.03	Starbucks/Olga’s
22.04	Red Rose Plaza
23	Studio Village	0	0
24	Eliken Industrial Portfolio	18,490	443,760	Cash
24.01	802 Frith Drive
24.02	140 Hollie Drive
24.03	750 Fieldcrest Road
24.04	50 Iron Gate Road
25	DoubleTree by Hilton Tempe	Springing	225,210	Cash
26	Holiday Inn Express- Hauppauge	1/12 of 2.5% of gross room revenue	0	Cash
27	MacGregor Place	0	0
28	CubeSmart Self Storage of Lakeway	0	0
29	Hundt Apartment Portfolio	0	0
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro	Springing	0
31	Castle Park Center	Springing	0
32	Fairfield Inn - Wyomissing	Springing	0
33	Houston Multifamily Portfolio	0	0
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East	On each payment date during the months of May, June, July, August, September and October, borrower shall deposit with lender the monthly seasonality deposit amount of $18,000 when the account balance is less than a cap of $108,000.	108,000	Cash
35	Braes Hollow Apartments	0	0
36	Glendora-Whiteville Portfolio	0	0	Cash
36.01	Walgreens Glendora
36.02	Rite Aid Whiteville
37	Holiday Inn Express & Suites Charlotte North	0	0
38	Hampton Inn Banning Beaumont	0	0
39	Holiday Inn Express & Suites Centerville	1/12 of 4% of gross room revenue	0	Cash
40	Hollywood Pointe - Yucca	0	0
41	Key Heights MHC	0	0
42	Rose Terrace - Whittier	0	0
43	The Elms MHC	0	0	Cash
44	Palo Verde Square	0	0	Cash
45	Suntree	0	0
46	Legacy Lakes Plaza	0	0
47	Mulberry Place	0	0	Cash
48	La Mirage Shopping Center	0	0
49	Edgewood Village MHP	0	0
50	Stow-It Self Storage Woodland	0	0
51	2500 Barnsdale Way	0	0
52	Courtyard - Hawthorne	0	0
53	Walgreens Brattleboro	0	0
54	Crosswinds	0	0
55	Mountain Gate	0	0
56	Big Spring Marketplace	0	0
57	Highland Park	0	0
58	Sterling Climatized Storage	0	0
59	Crowley Mini Storage	0	0
60	Tice Mobile Home Court	0	0	Cash
61	Action’s Self Storage	0	0
62	Wagon Wheel MHC	0	0
63	Fox Chase Village MHC	0	0

A-1-30

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(8)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(4)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment(12)
1	Hilton Hawaiian Village			0	0	0				Fee and Leasehold	7/31/2035	$153,140
2	Quantum Park			0	0	0				Fee
3	Walmart Shadow Anchored Portfolio		Ground Lease Reserve	8,216	Springing	8,216	Cash			Various	Various	Various
3.01	Alice Shopping Center									Fee
3.02	Shawnee Shopping Center									Fee
3.03	Durant Shopping Center									Fee
3.04	Radcliff Shopping Center									Fee
3.05	Mustang Shopping Center									Fee
3.06	Pineville Shopping Center									Fee
3.07	Yukon Shopping Center									Fee
3.08	Fort Dodge Shopping Center									Fee
3.09	Belton Shopping Center									Fee
3.10	Petal Shopping Center									Fee
3.11	Douglas Shopping Center									Fee
3.12	Boaz Shopping Center									Fee
3.13	Zachary Shopping Center									Fee
3.14	Plainview Shopping Center									Fee
3.15	Minden Shopping Center									Fee
3.16	West Burlington Shopping Center									Fee
3.17	Pulaski Shopping Center									Leasehold	10/31/2023	$35,000
3.18	Marshalltown Shopping Center									Fee
3.19	Bad Axe Shopping Center									Fee
3.20	Ottumwa Shopping Center									Fee
3.21	Tyler Shopping Center									Leasehold	4/26/2024	$60,000
3.22	Oskaloosa Shopping Center									Fee
3.23	Shelbyville Shopping Center									Fee
3.24	Alexandria Shopping Center									Fee
3.25	La Junta Shopping Center									Fee
3.26	St. John’s Shopping Center									Fee
3.27	Newton Shopping Center									Fee
3.28	Tell City Shopping Center									Fee
3.29	Newcastle Shopping Center									Fee
3.30	Wauseon Shopping Center									Fee
3.31	Pampa Shopping Center									Fee
3.32	Keokuk Shopping Center									Fee
3.33	Liberty Shopping Center									Fee
3.34	Perry Shopping Center									Fee
4	Potomac Mills			0	0	0				Fee
5	Franklin Square III			0	0	0				Fee
6	1140 Avenue of the Americas		Free Rent Reserve	712,266	0	0	Cash			Leasehold	12/31/2066	$348,047
7	The Hamptons			0	0	0				Fee
8	Park Pointe			0	0	0				Fee
9	Hampton Inn Tropicana			0	0	0				Fee
10	Fremaux Town Center			0	0	0				Fee
11	Midwest Industrial Portfolio			0	0	0				Fee
11.01	3701 West 128th Place									Fee
11.02	3801-3831 Hawthorne Court									Fee
11.03	6601-6669 West Mill Road									Fee
11.04	8301 West Parkland Court									Fee
11.05	1602 Corporate Drive									Fee
11.06	8585 South 77th Avenue									Fee
11.07	999 Raymond Street									Fee
11.08	4081 Ryan Road									Fee
11.09	461 North Third Avenue									Fee
11.10	12550 Lombard Lane									Fee
11.11	2000 South 25th Avenue									Fee
12	The Lodge & Waterfall Park Apartments Portfolio			0	0	0				Fee
12.01	The Lodge									Fee
12.02	Waterfall Park									Fee
13	80 Park Plaza			0	0	0				Fee
14	Redwood MHC Portfolio		Manufactured Homes Reserve	1,000,000	0	0	Cash			Fee
14.01	Camp Inn									Fee
14.02	Town & Country Estates									Fee
14.03	St. Clements Crossing									Fee
14.04	Algoma									Fee
14.05	Suburban Estates									Fee
14.06	Colonial Acres									Fee
14.07	Twenty Nine Pines									Fee
14.08	Evergreen Springs									Fee
14.09	Avalon									Fee
14.10	Lexington									Fee
14.11	Colonial Manor									Fee
14.12	Green Acres									Fee
14.13	Cedar Grove									Fee
14.14	Hunters Chase									Fee
14.15	Highland Bluff									Fee
14.16	Winter Paradise									Fee
14.17	Weststar									Fee
14.18	El Frontier									Fee
15	Ventron Georgia Portfolio			0	0	0				Fee
15.01	Hampton Downs Apartments									Fee
15.02	Harvard Place Apartments									Fee
16	Cranberry Crossroads			0	0	0				Fee
17	Uconn Apartment Portfolio			0	0	0				Fee
17.01	Knollwood Apartments									Fee
17.02	Clubhouse Apartments									Fee
17.03	Maplewood Apartments									Fee
17.04	Millbrook Apartments									Fee
17.05	Oakwood Apartments									Fee
18	The Grove at Plymouth- Mass		Texas Roadhouse TI Reserve	120,000	0	0	Cash		1,100,000	Fee
19	Parkway Plaza-NC			0	0	0				Fee
20	Victor Valley Town Center I			0	0	0				Fee
21	One Conway Park		Tenant Specific Rollover Reserve	1,162,956	0	0	Cash			Fee
22	DAP Portfolio			0	0	0				Fee
22.01	RiverTown Market									Fee

A-1-31

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Other Escrow I - LoC Counterparty	Other Escrow II Reserve Description	Other Escrow II (Initial) ($)(8)	Other Escrow II (Monthly) ($)	Other Escrow II Cap ($)	Other Escrow II Escrow - Cash or LoC	Other Escrow II - LoC Counterparty	Holdback(4)	Ownership Interest	Ground Lease Initial Expiration Date	Annual Ground Rent Payment(12)
22.02	Big Rapids Marketplace									Fee
22.03	Starbucks/Olga’s									Fee
22.04	Red Rose Plaza									Fee
23	Studio Village			0	0	0				Fee
24	Eliken Industrial Portfolio			0	0	0				Fee
24.01	802 Frith Drive									Fee
24.02	140 Hollie Drive									Fee
24.03	750 Fieldcrest Road									Fee
24.04	50 Iron Gate Road									Fee
25	DoubleTree by Hilton Tempe		Seasonal Working Capital Reserve	0	150,000; Springing	0	Cash			Fee
26	Holiday Inn Express- Hauppauge		Seasonality Reserve	220,000	Springing	220,000	Cash			Fee
27	MacGregor Place			0	0	0				Fee
28	CubeSmart Self Storage of Lakeway			0	0	0				Fee
29	Hundt Apartment Portfolio			0	0	0				Fee
29.01	Apple Blossom Carriage Homes									Fee
29.02	Nordic Village									Fee
29.03	Marshview Apartments									Fee
29.04	Salem View Apartments									Fee
30	Towne Place Suites-Goldsboro			0	0	0				Fee
31	Castle Park Center			0	0	0				Fee
32	Fairfield Inn - Wyomissing			0	0	0				Fee
33	Houston Multifamily Portfolio			0	0	0				Fee
33.01	1919 Portsmouth Street									Fee
33.02	1903 Portsmouth									Fee
33.03	420 West Alabama Street									Fee
34	Holiday Inn Express Cheektowaga North East			0	0	0				Fee
35	Braes Hollow Apartments			0	0	0				Fee
36	Glendora-Whiteville Portfolio			0	0	0				Fee
36.01	Walgreens Glendora									Fee
36.02	Rite Aid Whiteville									Fee
37	Holiday Inn Express & Suites Charlotte North			0	0	0				Fee
38	Hampton Inn Banning Beaumont			0	0	0				Fee
39	Holiday Inn Express & Suites Centerville		Seasonality Reserve	69,922	Springing	69,922	Cash			Fee
40	Hollywood Pointe - Yucca			0	0	0				Fee
41	Key Heights MHC			0	0	0				Fee
42	Rose Terrace - Whittier			0	0	0				Fee
43	The Elms MHC		Capital Improvement Reserve	98,000	0	0	Cash			Fee
44	Palo Verde Square			0	0	0				Fee
45	Suntree			0	0	0				Fee
46	Legacy Lakes Plaza			0	0	0				Fee
47	Mulberry Place			0	0	0				Fee
48	La Mirage Shopping Center			0	0	0			336,000	Fee
49	Edgewood Village MHP			0	0	0				Fee
50	Stow-It Self Storage Woodland			0	0	0				Fee
51	2500 Barnsdale Way			0	0	0				Fee
52	Courtyard - Hawthorne			0	0	0				Fee
53	Walgreens Brattleboro			0	0	0				Fee
54	Crosswinds			0	0	0				Fee
55	Mountain Gate			0	0	0				Fee
56	Big Spring Marketplace			0	0	0				Fee
57	Highland Park			0	0	0				Fee
58	Sterling Climatized Storage			0	0	0				Fee
59	Crowley Mini Storage			0	0	0				Fee
60	Tice Mobile Home Court		RV Seasonality Reserve	25,000	0	0	Cash			Fee
61	Action’s Self Storage			0	0	0				Fee
62	Wagon Wheel MHC			0	0	0				Fee
63	Fox Chase Village MHC			0	0	0				Fee

A-1-32

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)
1	Hilton Hawaiian Village	Increases each year based on calculations within the ground lease	Hard/Upfront Cash Management	1,275,000,000	4,523,941	578,400,000	578,400,000	2.72	2.44
2	Quantum Park		Hard/Upfront Cash Management
3	Walmart Shadow Anchored Portfolio	Various	Hard/Upfront Cash Management
3.01	Alice Shopping Center
3.02	Shawnee Shopping Center
3.03	Durant Shopping Center
3.04	Radcliff Shopping Center
3.05	Mustang Shopping Center
3.06	Pineville Shopping Center
3.07	Yukon Shopping Center
3.08	Fort Dodge Shopping Center
3.09	Belton Shopping Center
3.10	Petal Shopping Center
3.11	Douglas Shopping Center
3.12	Boaz Shopping Center
3.13	Zachary Shopping Center
3.14	Plainview Shopping Center
3.15	Minden Shopping Center
3.16	West Burlington Shopping Center
3.17	Pulaski Shopping Center	5% every five years
3.18	Marshalltown Shopping Center
3.19	Bad Axe Shopping Center
3.20	Ottumwa Shopping Center
3.21	Tyler Shopping Center	$5,000 every five years
3.22	Oskaloosa Shopping Center
3.23	Shelbyville Shopping Center
3.24	Alexandria Shopping Center
3.25	La Junta Shopping Center
3.26	St. John’s Shopping Center
3.27	Newton Shopping Center
3.28	Tell City Shopping Center
3.29	Newcastle Shopping Center
3.30	Wauseon Shopping Center
3.31	Pampa Shopping Center
3.32	Keokuk Shopping Center
3.33	Liberty Shopping Center
3.34	Perry Shopping Center
4	Potomac Mills		Hard/Springing Cash Management	416,000,000	1,215,247	125,000,000	125,000,000	2.77	2.65
5	Franklin Square III		Soft/Springing Cash Management
6	1140 Avenue of the Americas	Increasing to $4,746,093.75 between 1/1/17 and 12/31/41; and $5,062,500.00 from 1/1/42 through 12/31/2066	Hard/Upfront Cash Management
7	The Hamptons		Springing
8	Park Pointe		Springing
9	Hampton Inn Tropicana		Hard/Springing Cash Management
10	Fremaux Town Center		Soft/Springing Cash Management
11	Midwest Industrial Portfolio		Hard/Springing Cash Management
11.01	3701 West 128th Place
11.02	3801-3831 Hawthorne Court
11.03	6601-6669 West Mill Road
11.04	8301 West Parkland Court
11.05	1602 Corporate Drive
11.06	8585 South 77th Avenue
11.07	999 Raymond Street
11.08	4081 Ryan Road
11.09	461 North Third Avenue
11.10	12550 Lombard Lane
11.11	2000 South 25th Avenue
12	The Lodge & Waterfall Park Apartments Portfolio		Springing
12.01	The Lodge
12.02	Waterfall Park
13	80 Park Plaza		Hard/Upfront Cash Management
14	Redwood MHC Portfolio		Springing
14.01	Camp Inn
14.02	Town & Country Estates
14.03	St. Clements Crossing
14.04	Algoma
14.05	Suburban Estates
14.06	Colonial Acres
14.07	Twenty Nine Pines
14.08	Evergreen Springs
14.09	Avalon
14.10	Lexington
14.11	Colonial Manor
14.12	Green Acres
14.13	Cedar Grove
14.14	Hunters Chase
14.15	Highland Bluff
14.16	Winter Paradise
14.17	Weststar
14.18	El Frontier
15	Ventron Georgia Portfolio		Springing
15.01	Hampton Downs Apartments
15.02	Harvard Place Apartments
16	Cranberry Crossroads		Springing
17	Uconn Apartment Portfolio		Springing
17.01	Knollwood Apartments
17.02	Clubhouse Apartments
17.03	Maplewood Apartments
17.04	Millbrook Apartments
17.05	Oakwood Apartments
18	The Grove at Plymouth- Mass		Soft/Springing Cash Management
19	Parkway Plaza-NC		Springing
20	Victor Valley Town Center I		Soft/Springing Cash Management
21	One Conway Park		Hard/Springing Cash Management
22	DAP Portfolio		Springing
22.01	RiverTown Market

A-1-33

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Annual Ground Rent Increases	Lockbox	Whole Loan Cut-off Date Balance ($)	Whole Loan Debt Service ($)	Subordinate Secured Debt Original Balance ($)	Subordinate Secured Debt Cut-off Date Balance ($)	Whole Loan U/W NOI DSCR (x)	Whole Loan U/W NCF DSCR (x)
22.02	Big Rapids Marketplace
22.03	Starbucks/Olga’s
22.04	Red Rose Plaza
23	Studio Village		Springing
24	Eliken Industrial Portfolio		Hard/Springing Cash Management
24.01	802 Frith Drive
24.02	140 Hollie Drive
24.03	750 Fieldcrest Road
24.04	50 Iron Gate Road
25	DoubleTree by Hilton Tempe		Hard/Springing Cash Management
26	Holiday Inn Express- Hauppauge		Hard/Springing Cash Management
27	MacGregor Place		Hard/Springing Cash Management
28	CubeSmart Self Storage of Lakeway		Springing
29	Hundt Apartment Portfolio		Springing
29.01	Apple Blossom Carriage Homes
29.02	Nordic Village
29.03	Marshview Apartments
29.04	Salem View Apartments
30	Towne Place Suites-Goldsboro		Springing
31	Castle Park Center		Springing
32	Fairfield Inn - Wyomissing		Springing
33	Houston Multifamily Portfolio		Springing
33.01	1919 Portsmouth Street
33.02	1903 Portsmouth
33.03	420 West Alabama Street
34	Holiday Inn Express Cheektowaga North East		Springing
35	Braes Hollow Apartments		Springing
36	Glendora-Whiteville Portfolio		Hard/Upfront Cash Management
36.01	Walgreens Glendora
36.02	Rite Aid Whiteville
37	Holiday Inn Express & Suites Charlotte North		Hard/Springing Cash Management
38	Hampton Inn Banning Beaumont		Springing
39	Holiday Inn Express & Suites Centerville		Springing
40	Hollywood Pointe - Yucca		Springing
41	Key Heights MHC		None
42	Rose Terrace - Whittier		Springing
43	The Elms MHC		Springing
44	Palo Verde Square		Springing
45	Suntree		Springing
46	Legacy Lakes Plaza		None
47	Mulberry Place		Hard/Springing Cash Management
48	La Mirage Shopping Center		Springing
49	Edgewood Village MHP		None
50	Stow-It Self Storage Woodland		Springing
51	2500 Barnsdale Way		Springing
52	Courtyard - Hawthorne		Springing
53	Walgreens Brattleboro		Hard/Upfront Cash Management
54	Crosswinds		Springing
55	Mountain Gate		Springing
56	Big Spring Marketplace		Springing
57	Highland Park		Springing
58	Sterling Climatized Storage		None
59	Crowley Mini Storage		Springing
60	Tice Mobile Home Court		Springing
61	Action’s Self Storage		Springing
62	Wagon Wheel MHC		Springing
63	Fox Chase Village MHC		Springing

A-1-34

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(9)(13)	Affiliated Sponsors	Mortgage Loan Number
1	Hilton Hawaiian Village	57.2%	11.6%	10.4%		Park Intermediate Holdings LLC		1
2	Quantum Park					AGC Equity Partners Holding Ltd.		2
3	Walmart Shadow Anchored Portfolio				8,607,106	David W. Schostak		3
3.01	Alice Shopping Center				460,438			3.01
3.02	Shawnee Shopping Center				404,659			3.02
3.03	Durant Shopping Center				370,632			3.03
3.04	Radcliff Shopping Center				369,182			3.04
3.05	Mustang Shopping Center				352,554			3.05
3.06	Pineville Shopping Center				351,781			3.06
3.07	Yukon Shopping Center				350,041			3.07
3.08	Fort Dodge Shopping Center				337,474			3.08
3.09	Belton Shopping Center				327,614			3.09
3.10	Petal Shopping Center				307,700			3.10
3.11	Douglas Shopping Center				307,700			3.11
3.12	Boaz Shopping Center				297,453			3.12
3.13	Zachary Shopping Center				296,293			3.13
3.14	Plainview Shopping Center				277,925			3.14
3.15	Minden Shopping Center				270,288			3.15
3.16	West Burlington Shopping Center				243,801			3.16
3.17	Pulaski Shopping Center				234,907			3.17
3.18	Marshalltown Shopping Center				234,134			3.18
3.19	Bad Axe Shopping Center				230,267			3.19
3.20	Ottumwa Shopping Center				223,017			3.20
3.21	Tyler Shopping Center				221,011			3.21
3.22	Oskaloosa Shopping Center				217,410			3.22
3.23	Shelbyville Shopping Center				211,417			3.23
3.24	Alexandria Shopping Center				202,040			3.24
3.25	La Junta Shopping Center				201,556			3.25
3.26	St. John’s Shopping Center				197,206			3.26
3.27	Newton Shopping Center				194,113			3.27
3.28	Tell City Shopping Center				188,699			3.28
3.29	Newcastle Shopping Center				152,448			3.29
3.30	Wauseon Shopping Center				135,918			3.30
3.31	Pampa Shopping Center				132,824			3.31
3.32	Keokuk Shopping Center				116,294			3.32
3.33	Liberty Shopping Center				99,473			3.33
3.34	Perry Shopping Center				88,839			3.34
4	Potomac Mills	54.4%	9.7%	9.3%		Simon Property Group, L.P.		4
5	Franklin Square III					Amy Stevens; David Weinstein		5
6	1140 Avenue of the Americas					American Realty Capital New York City REIT, Inc.		6
7	The Hamptons					J.K. Properties, Inc.	Y - Group 1	7
8	Park Pointe					J.K. Properties, Inc.	Y - Group 1	8
9	Hampton Inn Tropicana					Newcastle Properties, LLC; Driftwood Hospitality Management		9
10	Fremaux Town Center					CBL & Associates Limited Partnership; Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; Donna F. Taylor		10
11	Midwest Industrial Portfolio					GFH Capital, Limited; Brennan Investment Group		11
11.01	3701 West 128th Place							11.01
11.02	3801-3831 Hawthorne Court							11.02
11.03	6601-6669 West Mill Road							11.03
11.04	8301 West Parkland Court							11.04
11.05	1602 Corporate Drive							11.05
11.06	8585 South 77th Avenue							11.06
11.07	999 Raymond Street							11.07
11.08	4081 Ryan Road							11.08
11.09	461 North Third Avenue							11.09
11.10	12550 Lombard Lane							11.10
11.11	2000 South 25th Avenue							11.11
12	The Lodge & Waterfall Park Apartments Portfolio					Emery Jakab		12
12.01	The Lodge							12.01
12.02	Waterfall Park							12.02
13	80 Park Plaza					Elchonon Schwartz; Simon Glick		13
14	Redwood MHC Portfolio					Ross H. Partrich		14
14.01	Camp Inn							14.01
14.02	Town & Country Estates							14.02
14.03	St. Clements Crossing							14.03
14.04	Algoma							14.04
14.05	Suburban Estates							14.05
14.06	Colonial Acres							14.06
14.07	Twenty Nine Pines							14.07
14.08	Evergreen Springs							14.08
14.09	Avalon							14.09
14.10	Lexington							14.10
14.11	Colonial Manor							14.11
14.12	Green Acres							14.12
14.13	Cedar Grove							14.13
14.14	Hunters Chase							14.14
14.15	Highland Bluff							14.15
14.16	Winter Paradise							14.16
14.17	Weststar							14.17
14.18	El Frontier							14.18
15	Ventron Georgia Portfolio					Daniel Assouline; Michael Dadoun; Ronald Eisenberg		15
15.01	Hampton Downs Apartments							15.01
15.02	Harvard Place Apartments							15.02
16	Cranberry Crossroads					Elmhurst Corporation		16
17	Uconn Apartment Portfolio					FBE Limited; Liberty One Group		17
17.01	Knollwood Apartments							17.01
17.02	Clubhouse Apartments							17.02
17.03	Maplewood Apartments							17.03
17.04	Millbrook Apartments							17.04
17.05	Oakwood Apartments							17.05
18	The Grove at Plymouth- Mass					Mayer Gross		18
19	Parkway Plaza-NC					Stanley Werb; Jonathan Gaines		19
20	Victor Valley Town Center I					Antoine Abi-Habib		20
21	One Conway Park					Pembroke Hobson LLC		21
22	DAP Portfolio					Ryan D. Dembs; Jeffrey Pitt		22
22.01	RiverTown Market							22.01

A-1-35

ANNEX A-1 — CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

Mortgage Loan Number	Property Name	Whole Loan Cut-off Date LTV Ratio	Whole Loan Cut-off Date U/W NOI Debt Yield	Whole Loan Cut-off Date U/W NCF Debt Yield	Mezzanine Debt Cut-off Date Balance($)	Sponsor(9)(13)	Affiliated Sponsors	Mortgage Loan Number
22.02	Big Rapids Marketplace							22.02
22.03	Starbucks/Olga’s							22.03
22.04	Red Rose Plaza							22.04
23	Studio Village					J.K. Properties, Inc.	Y - Group 1	23
24	Eliken Industrial Portfolio					Eliahaou S. Zami; Kenneth N. Cohen		24
24.01	802 Frith Drive							24.01
24.02	140 Hollie Drive							24.02
24.03	750 Fieldcrest Road							24.03
24.04	50 Iron Gate Road							24.04
25	DoubleTree by Hilton Tempe				2,200,000	Driftwood Hospitality Management, LLC		25
26	Holiday Inn Express- Hauppauge					Leslie Ng; Paul Nussbaum		26
27	MacGregor Place					Anthony Dilweg		27
28	CubeSmart Self Storage of Lakeway					Marc S. Barmazel		28
29	Hundt Apartment Portfolio					Paul Hundt		29
29.01	Apple Blossom Carriage Homes							29.01
29.02	Nordic Village							29.02
29.03	Marshview Apartments							29.03
29.04	Salem View Apartments							29.04
30	Towne Place Suites-Goldsboro					Bhupendra Patel; Pankaj Patel		30
31	Castle Park Center					David Shteremberg		31
32	Fairfield Inn - Wyomissing					Ajesh Patel		32
33	Houston Multifamily Portfolio					Brandon Cooper		33
33.01	1919 Portsmouth Street							33.01
33.02	1903 Portsmouth							33.02
33.03	420 West Alabama Street							33.03
34	Holiday Inn Express Cheektowaga North East					Jayesh Patel; Rajesh Patel; Anil Dholakiya		34
35	Braes Hollow Apartments					Thu Xuan Hoang		35
36	Glendora-Whiteville Portfolio					Robert G. Wittig; Dee A. Watson, Jr.	Y - Group 2	36
36.01	Walgreens Glendora							36.01
36.02	Rite Aid Whiteville							36.02
37	Holiday Inn Express & Suites Charlotte North					Nitesh Patel; Jayantibhai Patel; Vipul Patel; Amit Kamani; Sanjay Patel		37
38	Hampton Inn Banning Beaumont					Hiral Patel		38
39	Holiday Inn Express & Suites Centerville					Ajay Patel		39
40	Hollywood Pointe - Yucca					H.K. Realty, Inc.	Y - Group 1	40
41	Key Heights MHC					Sills Enterprises LLC		41
42	Rose Terrace - Whittier					H.K. Realty, Inc.	Y - Group 1	42
43	The Elms MHC					James W. Soboleski; Benjamin L. Kadish		43
44	Palo Verde Square					Mark Hamermesh; Gary Grabel		44
45	Suntree					H.K. Realty, Inc.	Y - Group 1	45
46	Legacy Lakes Plaza					Sam Caudle; Ruth Ann Polk Caudle		46
47	Mulberry Place					Jon Guven		47
48	La Mirage Shopping Center					Jeffrey L. Curtis; Anthony J. Curtis		48
49	Edgewood Village MHP					William T. Connell; Austin Baidas		49
50	Stow-It Self Storage Woodland					See footnote (13)		50
51	2500 Barnsdale Way					Michael C. Moss; MCM Family Trust		51
52	Courtyard - Hawthorne					J.K. Properties, Inc.	Y - Group 1	52
53	Walgreens Brattleboro					Henry F. Jurgens, JR.; Robert G. Wittig	Y - Group 2	53
54	Crosswinds					J.K. Properties, Inc.	Y - Group 1	54
55	Mountain Gate					J.K. Properties, Inc.	Y - Group 1	55
56	Big Spring Marketplace					Gregory M. Cervenka		56
57	Highland Park					Randall P. Thomas		57
58	Sterling Climatized Storage					Alan Glover; Bonnie Glover; The Glover Trust		58
59	Crowley Mini Storage					William Bellomy		59
60	Tice Mobile Home Court					David C. Hess; David C. Hess as Trustee of the David C. Hess Revocable Trust		60
61	Action’s Self Storage					Christopher Ryan Oliver; Charles Oliver		61
62	Wagon Wheel MHC					James Lawhun		62
63	Fox Chase Village MHC					John O. Haroldson		63

A-1-36

FOOTNOTES TO ANNEX A-1

See “Annex A-3: Summaries of the Fifteen Largest Mortgage Loans” in the Prospectus for additional information on the 15 largest mortgage loans.

(1)	“LCF” denotes Ladder Capital Finance LLC, “SPREF” denotes Silverpeak Real Estate Finance LLC, “RMF” denotes Rialto Mortgage Finance, LLC, “Barclays” denotes Barclays Bank PLC, “CIIICM” denotes C-III Commercial Mortgage LLC and “WFB” denotes Wells Fargo Bank, National Association.

(2)	For mortgage loan #17 (Uconn Apartment Portfolio), the Number of Units is based on 231 units, as the borrower does not lease on a per bed basis.

For mortgage loan #60 (Tice Mobile Home Court), the Number of Units includes 40 recreational vehicle sites and two apartment units.

(3)	For mortgage loan #1 (Hilton Hawaiian Village), the mortgage loan is evidenced by Note A-2-E-1 and Note A-2-E-2. The whole loan is comprised of sixteen senior pari passu notes, which have a combined Cut-off Date Balance of $696,600,000 (Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1, Note A-2-D-2, Note A-2-E-1 and Note A-2-E-2) and five subordinate notes with a combined Cut-off Date Balance of $578,400,000 (Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5), together have a combined Cut-Off Date Balance of $1,275,000,000 (“Hilton Hawaiian Village Whole Loan”). All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on the balance of Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1, Note A-2-D-2, Note A-2-E-1 and Note A-2-E-2 in the aggregate. Note A-2-E-1 and Note A-2-E-2 represent a non-controlling interest in the Hilton Hawaiian Village Whole Loan.

For mortgage loan #2 (Quantum Park), the mortgage loan represents Note A-3 of three pari passu notes, which have a combined Cut-off Date Balance of $132,000,000. Note A-1 and Note A-2 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1, Note A-2 and Note A-3 in the aggregate (the “Quantum Park Whole Loan”). Note A-3 represents the controlling interest in the Quantum Park Whole Loan.

For mortgage loan #3 (Walmart Shadow Anchored Portfolio), the mortgage loan represents Note A-2 of two pari passu notes, which have a combined Cut-off Date Balance of $89,036,250. Note A-1 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the “Walmart Shadow Anchored Portfolio Whole Loan”). Note A-2 is the non-controlling interest in the Walmart Shadow Anchored Whole Loan.

For mortgage loan #4 (Potomac Mills), the mortgage loan is evidenced by Note A-10. The whole loan is comprised of ten senior pari passu notes, which have a combined Cut-off Date Balance of $291,000,000 (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, and Note A-10) and ten subordinate notes with a combined Cut-off Date Balance of $125,000,000 (Note B-1, Note B-2, Note B-3, Note B-4, Note B-5, Note B-6, Note B-7, Note B-8, Note B-9 and Note B-10), together have a combined Cut-Off Date Balance of $416,000,000 (the “Potomac Mills Whole Loan”). All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on the balance of Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, and Note A-10 in the aggregate. Note A-10 represents a non-controlling interest in the Potomac Mills Whole Loan.

For mortgage loan #6 (1140 Avenue of the Americas), the mortgage loan represents Note A-1 of four pari passu notes, which have a combined Cut-off Date Balance of $99,000,000. Note A-2, Note A-3 and Note A-4 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1, Note A-2, Note A-3 and Note A-4 in the aggregate (the “1140 Avenue of the Americas Whole Loan”). Note A-1 is the controlling interest in the 1140 Avenue of the Americas Whole Loan.

For mortgage loan #10 (Fremaux Town Center), the mortgage loan represents Note A-1 of three pari passu notes, which have a combined Cut-off Date Balance of $72,126,079. Note A-2 and Note A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1, Note A-2 and Note A-3 in the aggregate (the “Fremaux Town Center Whole Loan”). Note A-1 represents the controlling interest in the Fremaux Town Center Whole Loan.

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For mortgage loan #11 (Midwest Industrial Portfolio), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $38,500,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the “Midwest Industrial Portfolio Whole Loan”). Note A-1 represents a controlling interest in the Midwest Industrial Portfolio Whole Loan.

For mortgage loan #13 (80 Park Plaza), the mortgage loan represents Note A-4A of five pari passu notes, which have a combined Cut-off Date Balance of $133,000,000. Note A-1, Note A-2, Note A-3 and Note A-4B are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1, Note A-2, Note A-3, Note A-4A and Note A-4B in the aggregate (the “80 Park Plaza Whole Loan”). Note A-4A is a non-controlling interest in the 80 Park Plaza Whole Loan.

For mortgage loan #14 (Redwood MHC Portfolio), the mortgage loan represents Note A-1 of three pari passu notes, which have a combined Cut-off Date Balance of $96,000,000. Note A-2 and Note A-3 are not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1, Note A-2 and Note A-3 in the aggregate (the “Redwood MHC Portfolio Whole Loan”). Note A-1 is the controlling interest in the Redwood MHC Portfolio Whole Loan.

For mortgage loan #25 (DoubleTree by Hilton Tempe), the mortgage loan represents Note A-1 of two pari passu notes, which have a combined Cut-off Date Balance of $20,600,000. Note A-2 is not included in the trust. All LTV, DSCR, Debt Yield and Cut-off Date Balance Per Unit/SF figures presented are based on Note A-1 and Note A-2 in the aggregate (the “DoubleTree by Hilton Tempe Whole Loan”). Note A-1 is the controlling interest in the DoubleTree by Hilton Tempe Whole Loan.

(4)	For mortgage loan #18 (The Grove at Plymouth- Mass), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount of $15,000,000. The Holdback can be disbursed in whole or in part provided that the following conditions are satisfied: (i) Planet Fitness (20,500 square feet) is in occupancy, (ii) (x) at least 10,000 square feet of space at the property that is unoccupied as of the origination date of the mortgage loan has been leased with a minimum annual base rent of $8.50 per square foot plus NNN charges and a minimum term of five years, (y) the tenant under such lease is in occupancy, and (z) the proportionate release of the holdback for such new lease is capped at $175 per square foot, (iii) a minimum underwritten net cash flow debt yield of 9.3% and (iv) no event of default has occurred or is continuing. If the Holdback has not been released by June 6, 2018, the unreleased proceeds will be used to partially pay down the loan. The borrower recently executed a lease with Itz A Party (10,076 square feet), which satisfies condition (ii)(x) above. The appraised value takes in account the recently executed leases for Planet Fitness, Itz a Party and Texas Roadhouse. Assuming the full Holdback balance is applied to the full loan amount of $15,000,000, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 59.4%, 54.6%, 1.90x, 1.63x, 11.9% and 10.2%, respectively.

For mortgage loan #48 (La Mirage Shopping Center), all LTVs, DSCRs and Debt Yields are calculated assuming the full loan amount of $3,412,500. The Holdback can be disbursed in whole provided that the following conditions are satisfied: (i) no event of default; (ii) the net cash flow debt yield is no less than 8.5%; (iii) the loan-to-value ratio is no greater than 75%; and (iv) the vacant space tenants, as defined in the loan agreement, are in occupancy and paying full unabated rent for at least three consecutive months pursuant to a lease acceptable to the lender for a term of no less than five years. If only conditions (i) and (iv) are satisfied, the Holdback can be released less the amount by which the Original Balance would have to be reduced for the net cash flow debt yield to equal at least 8.5% and the loan-to-value ratio to be no greater than 75%. If the Holdback has not been released by November 9, 2019, the lender may apply the unreleased proceeds to pay down the loan. Assuming the full Holdback balance is applied to the full loan amount of $3,412,500, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NOI DSCR, U/W NCF DSCR, U/W NOI Debt Yield and U/W NCF Debt Yield are 67.5%, 54.0%, 1.65x, 1.53x, 10.5% and 9.7%, respectively.

(5)	For mortgage loan #1 (Hilton Hawaiian Village), 34.0% of UW Revenues is attributable to other business related income other than room revenue including resort fee revenue, food & beverage revenue, telephone revenue, parking revenue, recreation revenue, health club revenue, retail store revenue, water sports, beach and pool revenue and other miscellaneous revenue.

For mortgage loan #27 (MacGregor Place), the fourth largest tenant (6,033 square feet), representing 6.9% of net rentable square feet, currently subleases its space for an annual base rent of $70,888 ($11.75 per square foot, expiring March 31, 2017). The sublease tenant has executed a direct lease for its space commencing April 1, 2017, which is included in U/W Revenues.

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(6)	For mortgage loan #2 (Quantum Park), the seller of the mortgaged property completed a sale-leaseback transaction with the sole tenant, Verizon Business Network Services Inc., in December 2015. As such, historical financial information for the mortgaged property is not available.

For mortgage loan #17 (Uconn Apartment Portfolio), the mortgage loan was underwritten at the portfolio level, thus property level underwriting is not available.

(7)	The tenant early termination options discussed in this footnote are not intended to be an exclusive list. In particular, termination options based on co-tenancy clauses are generally included only for top five tenants by net rentable square feet if the option is currently or imminently exercisable.

For mortgage loan #11 (Midwest Industrial Portfolio), for the 8301 West Parkland Court mortgaged property, the second largest tenant (42,000 square feet), representing 3.3% of net rentable square feet of the portfolio, may terminate its lease on December 21, 2020 with notice on or before July 4, 2020 and a termination fee of $456,729.

For mortgage loan #16 (Cranberry Crossroads), the largest tenant (15,074 square feet), representing 17.4% of net rentable square feet, may terminate its lease on December 31, 2020 with twelve months’ written notice and the payment of a termination fee of $494,812. The second largest tenant (11,943 square feet), representing 13.8% of net rentable square feet, may terminate its lease on June 30, 2018 with six months’ written notice and the termination payment equal to three months’ rent and other costs amortized using an annual interest rate of 7%. The third largest tenant (10,725 square feet), representing 12.4% of net rentable square feet, may terminate its lease on August 31, 2023 with twelve months’ written notice and a termination payment equal to the sum of three months’ rent and unamortized costs totaling $267,334.

For mortgage loan #21 (One Conway Park), the third largest tenant (11,938 square feet), representing 11.4% of net rentable square feet, may terminate its lease on June 30, 2024 with twelve months’ written notice and a termination payment equal to $291,166.

For mortgage loan #24 (Eliken Industrial Portfolio), for the 140 Hollie Drive mortgaged property, the sole tenant (300,000 square feet), representing 24.4% of net rentable square feet of the portfolio, has the right to terminate its lease on June 30, 2020 with six months’ written notice and a termination payment equal to six months’ rent and on June 30, 2022 with the six months’ written notice and a termination payment equal to two months’ rent.

For mortgage loan #27 (MacGregor Place), the third largest tenant (18,925 square feet), representing 21.5% of net rentable square feet, may terminate its lease if the borrower is unable to accommodate expansion space of at least 9,463 square feet within nine months following the notice of expansion. The third largest tenant may terminate its lease within 30 days’ written notice and the payment of a termination fee equal to all unamortized tenant improvements and leasing commissions.

For mortgage loan #36 (Glendora-Whiteville Portfolio), the sole tenant at the Walgreens Glendora mortgaged property (14,110 square feet), representing 50.5% of net rentable square feet of the portfolio, may terminate its lease on June 30, 2030 and every five years thereafter with at least twelve months’ prior written notice.

For mortgage loan #47 (Mulberry Place), the third largest tenant (4,300 square feet), representing 14.7% of net rentable square feet, may terminate its lease at any time by providing three months’ written notice.

For mortgage loan #53 (Walgreens Brattleboro), the sole tenant (14,560 square feet), representing 100.0% of net rentable square feet, may terminate its lease on September 4, 2028 and every five years thereafter with at least six months’ prior written notice.

(8)	In certain cases, mortgage loans may have tenants that have executed leases, but may not be fully paying rent or occupying the related leased premises that were included in the underwriting.

For mortgage loan #6 (1140 Avenue of the Americas), the second largest tenant (25,500 square feet), representing 10.3% of net rentable square feet, has free rent in connection to an expansion space. At origination $563,516 was reserved to cover this abatement which runs from May 1, 2017 to January 31, 2018.

For mortgage loan #16 (Cranberry Crossroads), the fourth largest tenant (10,060 square feet), representing 11.6% of the net rentable square feet, is entitled to $104,792 in abated rent and will commence paying full,

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unabated rent effective November 2021. At origination, a reserve in the amount of $104,792 was established to cover such abated rent.

For mortgage loan #18 (The Grove at Plymouth- Mass), the fourth largest tenant (20,500 square feet), representing 10.2% of the net rentable square feet, has executed a lease but is not in occupancy or paying rent. The tenant is anticipated to be in occupancy in January 2017 and paying full, unabated rent by June 2017. A reserve in the amount of $112,067 was established at origination, representing the outstanding rent abatement.

For mortgage loan #21 (One Conway Park), the largest tenant (23,972 square feet), representing 22.8% of the net rentable square feet expanded into suites 125/140/145 on September 19, 2016, and the rent was abated from September 19, 2016 through May 15, 2017. The third largest tenant (11,938 square feet), representing 11.4% of the net rentable square feet recently expanded its space and is entitled to $104,015 in abated rent for its existing and expansion spaces. The tenant will begin paying full, unabated rent in July 2017. At origination, a reserve in the amount of $213,153 was established to cover such abated rents.

For mortgage loan #22 (DAP Portfolio), the fifth largest tenant at the RiverTown Market mortgaged property (2,854 square feet), representing 3.7% of net rentable square feet of the portfolio, has free rent through April 2017.

For mortgage loan #48 (La Mirage Shopping Center), the third largest tenant (3,635 square feet), representing 9.4% of net rentable square feet, has executed a lease but is not anticipated to be in occupancy until December 2016.

(9)	For mortgage loan #47 (Mulberry Place), the second largest tenant (5,700 square feet), representing 19.4% of net rentable square feet, is an affiliate of the sponsor.

(10)	For mortgage loan #9 (Hampton Inn Tropicana), on December 6, 2017, the Monthly Replacement Reserve will be adjusted to an amount equal to 1/12 of 2% of the projected annual gross income from operations of the property as set forth in the approved annual budget for the second year of the loan term, 3% for the third year of the loan term and 4% thereafter.

For mortgage loan #10 (Fremaux Town Center), the Monthly TI/LC Reserve begins in June 2023 and $2,402,500 of the collections can only be used for tenants occupying space in excess of 10,000 square feet.

For mortgage loan #11 (Midwest Industrial Portfolio), beginning on January 6, 2018, the Monthly Replacement Reserve will be equal to $17,165. From and after the date the borrower satisfies all of the capex deposit adjustment requirements in the mortgage loan agreement for a mortgaged property (an “Adjusted Mortgaged Property”), but no earlier than November 21, 2021, the Monthly Replacement Reserve will be adjusted to an amount equal to: (i) (x) $0.10 multiplied by the number of rentable square feet at any Adjusted Mortgaged Property divided by (y) 12 plus (ii) the aggregate of the monthly amounts set forth for each mortgaged property that is not an Adjusted Property.

For mortgage loan #13, (80 Park Plaza), a Monthly TI/LC Reserve of approximately $40,029 is required if the amount in the TI/LC reserve account falls below $1,000,000 and continues until the cap of $1,000,000 is reached. Additionally, if and for so long as the sole tenant, PSEG Services Corporation is not controlled and at least 51% owned by an entity that has a senior unsecured credit rating (or the equivalent thereof) of at least (i) “BBB-” by S&P (and its equivalent or higher by each other rating agency rating the securitization), there will be a Monthly TI/LC Reserve of approximately $120,086 or (ii) “BB” by S&P (and its equivalent or higher by each other rating agency rating the securitization), there will be a Monthly TI/LC Reserve of approximately $280,201, neither of which are subject to the cap. Also, a Monthly Replacement Reserve of approximately $16,012 is required if the amount in the replacement reserve account falls below $250,000 and continues until the cap of $1,000,000 is reached.

For mortgage loan #19 (Parkway Plaza-NC), the Monthly TI/LC Reserve and the Other Escrow I (Monthly) ends upon the occurrence of both of the following: (i) the largest tenant (84,723 square feet), representing 51.8% of net rentable square feet, renews its lease upon terms and conditions consistent with market terms and acceptable to the lender; and (ii) the net cash flow debt yield is no less than 9.5%.

For mortgage loan #26 (Holiday Inn Express- Hauppauge), the Monthly Replacement Reserve is equal to 1.5% of gross room revenues on each monthly payment date through and including the monthly payment date in April 2020 or until: (i) lender has received evidence that the second phase of performance improvement plan (“PIP”)

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improvements required to be completed by May 3, 2021 have been completed and/or waived by the franchisor; or (ii) the accumulated balance in the PIP reserve balance has reached the greater of $475,000 or 110% of the budgeted cost to complete the second phase of the PIP, and thereafter, on each monthly payment date thereafter, 4.0% of gross room revenues will be collected thereafter for the remaining term of the mortgage loan.

For mortgage loan #26 (Holiday Inn Express- Hauppauge), the monthly PIP reserve is equal to 2.5% of the gross revenue for the first four years of the loan or until the earlier of: (i) the monthly payment date in May, 2020; (ii) lender has received evidence that the second phase of performance improvement plan (“PIP”) improvements required to be completed by May 3, 2021 have been completed; or (iii) the accumulated balance in the PIP reserve has reached the greater of $475,000 or 110% of the budgeted cost to complete the second phase of the PIP.

For mortgage loan #30 (Towne Place Suites-Goldsboro), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of: (i) (a) $7,720 through December 2017, (b) commencing on January 2018, 1/12th of 4.0% of annual gross revenue for the prior 12 month period; and (ii) the monthly amount required under the franchise agreement.

For mortgage loan #32 (Fairfield Inn - Wyomissing), the Monthly Replacement Reserve will be: (i) 1/12 of 2.0% of gross income for the prior calendar year for the first 12 months of the loan; (ii) 1/12 of 3.0% of gross income for the prior calendar year for the following 12 months of the loan; and (iii) 1/12 of 4.0% of gross income for the prior calendar year for each year thereafter.

For mortgage loan #34 (Holiday Inn Express Cheektowaga North East), the Monthly Replacement Reserve is equal to the greater of: (a) an amount equal to 1/12 of 4% of gross income from operations during the calendar year immediately preceding the calendar year in which such payment date occurs; and (b) the aggregate amount required under the management agreement and the franchise agreement.

For mortgage loan #37 (Holiday Inn Express & Suites Charlotte North), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of: (i) (a) 1/12th of 2.0% of annual gross revenue for the prior 12 month period through December 2018, (b) commencing on January 2019, 1/12th of 3.0% of annual gross revenue for the prior 12 month period; and (c) commencing on January 2021 and thereafter, 1/12th of 4.0% of annual gross revenue for the prior 12 month period; and (ii) the monthly amount required under the franchise agreement. The Monthly Replacement Reserve will be capped at $600,000, provided, however, that such cap will be suspended if the borrower receives ratings of “Unacceptable” on two consecutive quality assurance evaluations.

For mortgage loan #38 (Hampton Inn Banning Beaumont), the Monthly Replacement Reserve will be adjusted to an amount equal to the greater of 1/12th of 4.0% of annual gross revenue for the prior 12 month period and monthly amount required under the franchise agreement. Such reserve is capped at $700,000; provided, however, that in the event the borrower renews the existing franchise agreement on the same terms and conditions as the existing franchise agreement except that the term of such renewal will be extended to a date no earlier than December 6, 2031, the Monthly Replacement Reserve Cap will be reduced to $300,000.

For mortgage loan #39 (Holiday Inn Express & Suites Centerville), for the Monthly Replacement Reserve, the borrower will deposit the greater of: (i) (a) prior to borrower satisfying new license conditions, 1/12th of 1.5% of gross revenue generated during preceding 12 month period ending on last day of the most recent calendar quarter for which borrower has furnished financial statements; and (b) after borrower satisfies new license conditions, 1/12th of 4% of gross revenue generated during preceding 12 month period ending on last day of the most recent calendar quarter for which borrower has furnished financial statements; and (ii) the amount required to be reserved under the franchise agreement and the management agreement for furniture, fixtures and equipment work.

For mortgage loan #39 (Holiday Inn Express & Suites Centerville), a monthly performance improvement plan deposit will be collected until new license conditions are satisfied equal to 1/12th of 4% of gross revenue generated during preceding 12 month period ending on last day of the most recent calendar quarter for which borrower has furnished financial statements.

For mortgage loan #51 (2500 Barnsdale Way), the Monthly Replacement Reserve is equal to: (i) $1,229 plus the additional monthly capital expenditure deposit in schedule V of the loan agreement on or prior to December 6, 2018; and (ii) $1,229 thereafter.

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(11)	For mortgage loan #11 (Midwest Industrial Portfolio), the borrower was required upon closing to be in full compliance with the Village of Broadview Code. In order to meet this requirement, the seller and borrower agreed for the borrower to deposit $250,000 in escrow with the Village of Broadview to complete the repairs relating to the Village of Broadview Code required under the Midwest Industrial Portfolio Whole Loan documents within one year.

(12)	For mortgage loan #3 (Walmart Shadow Anchored Portfolio), the current annual ground rent at the Pulaski Shopping Center mortgaged property is $35,000, increasing 5% every five years with the next increase on November 1, 2018 and the current annual ground rent at the Tyler Shopping Center mortgaged property is $60,000, increasing 5% every five years during the ground lease term with the next increase on April 26, 2019.

(13)	For mortgage loan #50 (Stow-It Self Storage Woodland), the Sponsor is Matthew McConkie; James D. Dunn; James D. Dunn, Trustee of the James D. Dunn Trust; Jeffrey C. Danley; Jeffrey C. Danley, Trustee of the Jeffrey C. Danley Trust; Jeffrey D. Burningham; Jeffrey D. Burningham, Trustee of the Jeffrey D. Burningham Trust; Luxstone, LLC.

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ANNEX A-2

MORTGAGE POOL INFORMATION (TABLES)

(THIS PAGE INTENTIONALLY LEFT BLANK)

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Mortgage Loan Seller

				Weighted Average
Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Barclays Bank PLC	19	$308,717,607	41.1%	4.110%	106	359	2.72	x	13.1%	12.1%	56.6%	51.3%
Ladder Capital Finance LLC	9	146,775,571	19.6	4.784	101	354	1.61		10.2	9.3	68.2	61.7
Wells Fargo Bank, National Association	10	116,020,374	15.5	4.574	108	335	1.47		10.1	9.4	65.7	53.9
Silverpeak Real Estate Finance LLC	9	93,942,500	12.5	4.861	120	339	1.66		12.2	10.9	65.1	53.5
Rialto Mortgage Finance, LLC	8	51,987,107	6.9	5.084	120	358	1.58		11.1	10.3	64.2	54.5
C-III Commercial Mortgage LLC	8	33,063,621	4.4	5.000	120	325	1.40		10.1	9.7	65.9	51.0
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

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Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Property Type(1)(2)

				Weighted Average
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Retail	52	$221,080,218	29.5%	4.552%	102	340	1.96	x	11.0%	10.1%	62.0%	54.4%
Anchored	7	112,546,196	15.0	4.588	108	336	1.54		10.4	9.5	64.0	54.1
Shadow Anchored	35	42,282,707	5.6	5.527	61	360	1.37		10.6	9.3	74.5	70.8
Super Regional Mall	1	36,375,000	4.8	2.988	119	0	4.39		13.9	13.3	38.0	38.0
Unanchored	6	19,672,556	2.6	4.989	119	338	1.41		10.3	9.5	71.4	56.9
Single Tenant	3	10,203,759	1.4	4.855	117	297	1.43		10.4	9.9	56.5	42.2
Multifamily	27	145,811,499	19.4	4.542	119	357	1.51		9.8	9.3	66.1	54.9
Garden	21	121,736,219	16.2	4.497	119	360	1.54		9.9	9.4	65.4	54.0
Student Housing	5	15,187,500	2.0	5.060	120	336	1.35		9.7	9.0	72.3	62.9
Mid rise	1	8,887,780	1.2	4.269	119	359	1.38		8.7	8.2	65.6	52.7
Hospitality	10	144,839,192	19.3	4.751	119	336	2.75		16.4	14.5	53.0	44.4
Limited Service	7	72,589,192	9.7	4.935	119	337	1.82		13.7	12.1	65.1	51.4
Full Service	2	63,500,000	8.5	4.447	119	360	3.99		20.0	17.7	36.8	35.1
Extended Stay	1	8,750,000	1.2	5.440	120	300	1.49		12.0	10.9	70.0	53.2
Office	6	140,255,000	18.7	4.116	90	360	2.29		10.6	10.1	65.4	62.0
Suburban	4	89,255,000	11.9	4.039	75	360	2.52		11.2	10.6	66.6	63.4
CBD	2	51,000,000	6.8	4.249	116	360	1.90		9.5	9.1	63.2	59.4
Manufactured Housing Community	25	41,541,308	5.5	4.412	118	347	1.53		9.7	9.5	67.7	56.0
Manufactured Housing Community	22	36,524,243	4.9	4.453	118	345	1.55		9.9	9.7	67.2	55.3
Recreational Vehicle Community	3	5,017,066	0.7	4.114	117	360	1.38		8.2	8.0	71.8	61.5
Industrial	15	34,584,562	4.6	4.640	120	360	1.80		12.7	11.1	66.3	58.8
Warehouse	15	34,584,562	4.6	4.640	120	360	1.80		12.7	11.1	66.3	58.8
Self Storage	5	18,895,000	2.5	5.003	120	360	1.37		9.0	8.8	65.0	54.4
Self Storage	5	18,895,000	2.5	5.003	120	360	1.37		9.0	8.8	65.0	54.4
Mixed Use	1	3,500,000	0.5	4.440	119	360	1.72		11.6	10.4	54.7	50.0
Retail/Office	1	3,500,000	0.5	4.440	119	360	1.72		11.6	10.4	54.7	50.0
Total/Weighted Average:	141	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

(1) A mortgaged property is classified as shadow anchored if it is located in close proximity to an anchored retail property.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-2

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgaged Properties by Location(1)(2)

				Weighted Average
State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Virginia	5	$98,285,179	13.1%	3.500%	87	359	3.48	x	13.0%	12.4%	54.6%	53.6%
North Carolina	8	77,067,759	10.3	4.877	104	344	1.54		11.1	10.1	67.2	56.8
California	11	74,045,384	9.9	4.550	119	343	1.68		10.6	10.0	61.0	49.6
Southern	10	70,670,384	9.4	4.521	119	342	1.70		10.7	10.1	60.6	49.1
Northern	1	3,375,000	0.4	5.140	120	360	1.31		8.7	8.6	70.2	59.5
Texas	17	64,839,605	8.6	5.006	113	360	1.51		10.4	9.7	64.9	56.1
Hawaii	1	52,500,000	7.0	4.200	119	0	4.47		21.2	19.0	31.2	31.2
New York	3	48,275,000	6.4	4.570	117	360	1.98		10.8	9.8	59.2	55.0
Nevada	3	46,364,681	6.2	4.580	119	359	1.59		10.9	9.8	66.4	53.9
Louisiana	6	32,262,213	4.3	4.060	105	309	1.35		9.3	8.5	65.1	50.5
Michigan	12	30,295,699	4.0	4.618	115	348	1.56		10.4	9.9	69.1	56.7
Illinois	9	27,750,000	3.7	4.524	93	360	1.94		11.2	9.8	68.0	64.8
New Jersey	2	25,785,770	3.4	4.524	118	348	1.49		9.5	9.2	72.5	61.9
Georgia	4	24,300,000	3.2	4.490	120	343	1.66		11.1	10.4	64.9	51.1
Pennsylvania	2	23,878,936	3.2	4.692	120	317	1.50		11.1	10.1	69.6	53.9
Wisconsin	7	19,459,610	2.6	4.473	119	360	1.60		10.3	9.6	70.2	61.2
Arizona	6	19,141,291	2.6	5.351	115	360	1.56		12.4	10.5	66.4	56.8
Connecticut	9	18,185,015	2.4	4.904	120	340	1.35		9.5	8.8	72.2	62.7
Massachusetts	1	15,000,000	2.0	4.740	120	360	1.51		11.0	9.5	64.1	58.9
Florida	6	9,090,221	1.2	4.568	115	347	1.35		8.7	8.4	70.9	59.1
Ohio	3	7,786,291	1.0	4.875	114	359	1.85		13.6	11.7	69.8	58.2
Oklahoma	5	7,488,847	1.0	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Iowa	7	7,194,444	1.0	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Maryland	3	4,048,544	0.5	4.114	117	360	1.38		8.2	8.0	71.8	61.5
Mississippi	2	3,913,401	0.5	5.462	97	360	1.38		10.0	9.4	71.1	64.5
Vermont	1	3,089,776	0.4	4.865	118	298	1.63		11.8	11.3	45.4	33.9
Missouri	1	2,130,000	0.3	4.763	120	360	1.39		9.8	8.7	71.3	65.5
Indiana	2	1,837,909	0.2	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Kentucky	1	1,695,814	0.2	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Minnesota	1	1,424,190	0.2	4.114	117	360	1.38		8.2	8.0	71.8	61.5
Alabama	1	1,366,332	0.2	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Tennessee	1	1,079,033	0.1	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Colorado	1	925,837	0.1	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Total/Weighted Average:	141	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

(1) For purposes of determining whether a mortgaged property is in Northern California or Southern California, Northern California includes areas with zip codes above 93600 and Southern California includes areas with zip codes of 93600 and below.

(2) Because this table presents information relating to the mortgaged properties and not the mortgage loans, the information for mortgage loans secured by more than one mortgaged property is based on allocated amounts (allocating the mortgage loan principal balance to each of those properties according to the relative appraised values of the mortgaged properties or the allocated loan amounts or property-specific release prices set forth in the related mortgage loan documents or in such other manner as the related mortgage loan seller deemed appropriate).

A-2-3

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Cut-off Date Balances

				Weighted Average
Range of Cut-off Date Balances ($)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1,450,000 - 2,000,000	5	$8,970,076	1.2%	5.172%	120	337	1.43	x	10.0%	9.7%	63.2%	50.9%
2,000,001 - 3,000,000	4	10,507,544	1.4	4.678	119	359	1.48		9.8	9.2	69.2	57.7
3,000,001 - 4,000,000	11	37,416,961	5.0	4.778	119	343	1.51		10.3	9.8	66.8	54.3
4,000,001 - 5,000,000	2	9,282,950	1.2	4.595	119	359	1.39		8.8	8.5	62.2	50.6
5,000,001 - 6,000,000	2	11,271,251	1.5	4.143	119	329	1.81		11.4	11.2	50.7	38.9
6,000,001 - 7,000,000	3	20,391,811	2.7	4.749	120	329	2.18		16.0	14.3	63.2	49.3
7,000,001 - 8,000,000	3	22,204,633	3.0	4.994	119	339	1.60		11.5	10.6	64.0	51.3
8,000,001 - 9,000,000	5	42,735,466	5.7	4.796	120	314	1.76		11.6	10.8	63.6	50.9
9,000,001 - 10,000,000	3	27,705,000	3.7	4.614	120	360	1.54		10.0	9.4	64.9	54.3
10,000,001 - 15,000,000	9	113,692,594	15.1	4.823	113	351	1.77		12.2	10.8	63.5	54.3
15,000,001 - 20,000,000	4	65,962,923	8.8	4.508	120	354	1.48		9.7	9.0	68.3	56.6
20,000,001 - 30,000,000	7	167,744,157	22.4	4.411	117	348	1.61		10.0	9.2	65.6	56.8
30,000,001 - 50,000,000	3	108,121,413	14.4	4.494	86	360	2.37		11.3	10.4	62.5	58.8
50,000,001 - 52,500,000	2	104,500,000	13.9	3.945	89	0	3.74		16.3	15.1	48.5	48.5
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-4

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Service Coverage Ratios

				Weighted Average
Range of Underwritten NCF DSCRs (x)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
1.30	2	$3,718,500	0.5%	5.328%	120	360	1.30	x	9.0%	8.7%	65.8%	54.7%
1.31 - 1.40	22	251,029,895	33.4	4.731	104	349	1.36		9.3	8.6	69.8	59.8
1.41 - 1.50	6	56,403,292	7.5	4.742	120	350	1.46		10.0	9.3	70.3	57.6
1.51 - 1.75	21	200,824,505	26.8	4.837	119	347	1.63		11.6	10.5	64.1	53.1
1.76 - 2.00	2	15,841,811	2.1	4.398	119	360	1.88		12.5	11.3	68.6	58.0
2.01 - 2.25	2	36,750,000	4.9	4.206	116	330	2.18		10.8	10.0	55.9	53.4
2.26 - 2.50	2	12,479,215	1.7	4.422	119	299	2.30		16.3	15.3	54.9	40.3
2.51 - 2.75	2	24,084,562	3.2	4.312	88	359	2.61		15.5	13.4	60.3	55.1
2.76 - 3.00	2	60,500,000	8.1	3.788	67	0	2.99		11.8	11.5	63.2	63.2
3.01 - 4.47	2	88,875,000	11.8	3.704	119	0	4.44		18.2	16.7	34.0	34.0
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-5

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Operating Income Debt Yields

				Weighted Average
Range of Underwritten NOI Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
8.2 - 9.0	13	$118,994,499	15.9%	4.220%	118	346	1.37	x	8.7%	8.2%	65.9%	52.7%
9.1 - 10.0	17	188,030,938	25.1	4.720	112	354	1.52		9.5	8.9	69.8	61.5
10.1 - 11.0	9	115,245,927	15.4	4.982	98	360	1.51		10.7	9.7	67.5	60.1
11.1 - 12.0	8	112,757,447	15.0	4.319	91	334	2.27		11.5	11.0	63.2	57.4
12.1 - 13.0	5	57,768,445	7.7	4.870	106	358	1.90		12.7	11.1	65.6	56.4
13.1 - 14.0	2	44,853,936	6.0	3.338	119	239	3.86		13.8	13.1	42.8	38.3
14.1 - 15.0	5	35,121,026	4.7	4.863	119	331	2.12		14.4	12.7	58.1	48.1
16.1 - 17.0	1	6,750,000	0.9	4.637	120	330	2.25		16.1	14.5	59.7	46.5
17.1 - 18.0	1	7,000,000	0.9	4.744	120	300	2.34		17.6	16.0	60.9	45.1
18.1 - 19.0	1	11,484,562	1.5	4.394	119	359	2.62		18.5	15.8	56.2	45.3
20.1 - 21.2	1	52,500,000	7.0	4.200	119	0	4.47		21.2	19.0	31.2	31.2
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-6

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Underwritten Net Cash Flow Debt Yields

				Weighted Average
Range of Underwritten NCF Debt Yields (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
8.0	1	$20,600,000	2.7%	4.114%	117	360	1.38	x	8.2%	8.0%	71.8%	61.5%
8.1 - 9.0	22	237,977,704	31.7	4.502	113	349	1.47		9.2	8.6	67.4	57.3
9.1 - 10.0	13	135,531,252	18.1	4.934	101	357	1.47		10.3	9.4	69.8	61.7
10.1 - 11.0	10	107,721,503	14.4	4.863	120	355	1.66		11.7	10.6	64.1	54.0
11.1 - 12.0	6	100,516,797	13.4	4.353	80	331	2.46		12.1	11.3	63.4	59.2
12.1 - 13.0	3	16,570,747	2.2	4.886	119	292	1.73		13.8	12.3	65.1	46.8
13.1 - 14.0	3	48,375,000	6.4	3.376	119	240	3.94		14.0	13.3	41.4	39.7
14.1 - 15.0	2	12,229,215	1.6	4.356	119	316	2.25		15.4	14.5	54.1	40.9
15.1 - 16.0	2	18,484,562	2.5	4.527	119	337	2.51		18.2	15.9	58.0	45.2
18.1 - 19.0	1	52,500,000	7.0	4.200	119	0	4.47		21.2	19.0	31.2	31.2
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-7

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Cut-off Date

				Weighted Average
Range of Cut-off Date LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
31.2 - 35.0	1	$52,500,000	7.0%	4.200%	119	0	4.47	x	21.2%	19.0%	31.2%	31.2%
35.1 - 40.0	1	36,375,000	4.8	2.988	119	0	4.39		13.9	13.3	38.0	38.0
45.1 - 50.0	3	17,068,991	2.3	4.358	119	298	2.48		13.8	13.2	46.5	40.2
50.1 - 55.0	4	44,135,378	5.9	4.174	116	359	1.94		9.5	8.9	54.5	51.6
55.1 - 60.0	6	50,266,583	6.7	4.832	119	337	1.91		13.8	12.4	57.0	46.6
60.1 - 65.0	13	150,298,631	20.0	4.603	114	331	1.64		11.3	10.2	62.9	51.1
65.1 - 70.0	16	169,890,643	22.6	4.454	101	354	2.03		11.3	10.5	66.6	58.2
70.1 - 75.0	19	229,971,555	30.6	4.822	103	358	1.40		9.5	8.8	73.3	64.3
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-8

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Loan-to-Value Ratios as of the Maturity Date or ARD

				Weighted Average
Range of Balloon or ARD LTV Ratios (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
31.2 - 35.0	3	$61,068,991	8.1%	4.216%	119	298	4.13	x	20.1%	18.2%	33.4%	31.6%
35.1 - 40.0	2	44,853,936	6.0	3.338	119	239	3.86		13.8	13.1	42.8	38.3
40.1 - 45.0	5	29,812,398	4.0	4.870	119	314	1.52		10.9	10.5	56.1	42.3
45.1 - 50.0	8	70,904,258	9.4	4.282	117	317	1.94		12.9	11.7	58.5	45.9
50.1 - 55.0	16	197,145,332	26.3	4.692	119	356	1.66		10.8	9.8	62.7	53.2
55.1 - 60.0	14	81,148,738	10.8	4.648	119	360	1.58		10.7	9.7	68.4	57.6
60.1 - 65.0	10	97,726,716	13.0	4.679	111	355	1.54		9.7	9.0	71.6	62.2
65.1 - 70.0	4	128,310,163	17.1	4.298	85	360	2.05		10.2	9.7	70.7	65.9
70.1 - 72.0	1	39,536,250	5.3	5.590	57	360	1.36		10.6	9.3	75.0	72.0
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-9

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Mortgage Rates

				Weighted Average
Range of Mortgage Rates (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
2.988 - 3.000	1	$36,375,000	4.8%	2.988%	119	0	4.39	x	13.9%	13.3%	38.0%	38.0%
3.501 - 3.750	2	76,700,712	10.2	3.692	76	294	2.46		10.6	10.2	64.9	59.3
4.001 - 4.250	7	147,879,215	19.7	4.155	113	354	2.84		14.2	13.0	51.2	47.2
4.251 - 4.500	15	112,421,570	15.0	4.339	119	359	1.69		10.5	9.8	64.9	54.1
4.501 - 4.750	7	63,343,033	8.4	4.692	120	348	1.68		12.0	10.7	64.2	54.7
4.751 - 5.000	15	178,494,230	23.8	4.863	113	348	1.50		10.7	9.7	67.8	56.7
5.001 - 5.250	5	30,131,250	4.0	5.083	120	345	1.39		9.7	9.2	70.8	60.8
5.251 - 5.500	8	51,325,520	6.8	5.340	120	333	1.56		11.8	10.8	64.0	51.5
5.501 - 5.670	3	53,836,250	7.2	5.602	74	360	1.43		11.4	9.8	72.6	67.7
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-10

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Term to Maturity or ARD

				Weighted Average
Original Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
60	3	$104,136,250	13.9%	4.477%	58	360	2.33	x	11.3%	10.5%	69.2%	68.0%
84	1	32,210,163	4.3	4.850	83	359	1.33		9.1	8.4	74.9	66.2
120	59	614,160,367	81.8	4.503	119	346	2.03		11.9	10.9	60.4	51.3
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-11

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Remaining Terms to Maturity or ARD as of the Cut-off Date

				Weighted Average
Range of Remaining Terms to Maturity or ARD (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
57 - 60	3	$104,136,250	13.9%	4.477%	58	360	2.33	x	11.3%	10.5%	69.2%	68.0%
61 - 84	1	32,210,163	4.3	4.850	83	359	1.33		9.1	8.4	74.9	66.2
85 - 120	59	614,160,367	81.8	4.503	119	346	2.03		11.9	10.9	60.4	51.3
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-12

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Original Amortization Term

				Weighted Average
Original Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	6	$191,975,000	25.6%	3.829%	98	0	3.50	x	14.5%	13.5%	48.5%	48.5%
240	2	11,978,936	1.6	4.863	119	239	1.61		13.8	12.6	63.7	40.0
300	9	73,757,282	9.8	4.547	117	297	1.58		11.4	10.7	60.1	44.4
330	1	6,750,000	0.9	4.637	120	330	2.25		16.1	14.5	59.7	46.5
336	1	15,187,500	2.0	5.060	120	336	1.35		9.7	9.0	72.3	62.9
360	44	450,858,062	60.1	4.771	111	360	1.52		10.5	9.6	68.1	58.5
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-13

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Range of Remaining Amortization Terms as of the Cut-off Date(1)

				Weighted Average
Range of Remaining Amortization Terms (mos.)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Non-Amortizing	6	$191,975,000	25.6%	3.829%	98	0	3.50	x	14.5%	13.5%	48.5%	48.5%
239 - 240	2	11,978,936	1.6	4.863	119	239	1.61		13.8	12.6	63.7	40.0
241 - 300	9	73,757,282	9.8	4.547	117	297	1.58		11.4	10.7	60.1	44.4
301 - 360	46	472,795,562	63.0	4.779	112	358	1.53		10.5	9.6	68.2	58.5
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

(1)The remaining amortization term shown for any mortgage loan that is interest-only for part of its term does not include the number of months in its interest-only period and reflects only the number of months as of the commencement of amortization remaining from the end of such interest-only period.

A-2-14

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Amortization Type

				Weighted Average
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Amortizing Balloon	39	$333,044,280	44.4%	4.674%	115	341	1.59	x	11.1%	10.2%	65.3%	52.2%
Interest-only, Amortizing Balloon	18	225,487,500	30.0	4.863	108	358	1.47		10.1	9.3	69.6	62.2
Interest-only, Balloon	4	127,375,000	17.0	3.846	118	0	3.80		15.9	14.6	39.8	39.8
Interest-only, ARD	2	64,600,000	8.6	3.795	58	0	2.92		11.7	11.2	65.6	65.6
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-15

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Loan Purpose

				Weighted Average
Loan Purpose	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Refinance	49	$525,381,177	70.0%	4.549%	112	345	2.05	x	12.1%	11.1%	60.5%	51.2%
Acquisition	14	225,125,603	30.0	4.433	101	357	2.01		10.8	10.0	66.4	61.2
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-16

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Lockbox Type

				Weighted Average
Type of Lockbox	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Mortgage Rate (%)	Remaining Term to Maturity or ARD (mos.)	Remaining Amortization Term (mos.)	U/W NCF DSCR (x)		U/W NOI Debt Yield (%)	U/W NCF Debt Yield (%)	Cut-off Date LTV (%)	Balloon or ARD LTV (%)
Springing	38	$293,894,245	39.2%	4.670%	119	352	1.55	x	10.3%	9.6%	66.3%	55.0%
Hard/Upfront Cash Management	7	205,240,009	27.3	4.383	91	351	2.71		13.2	12.2	57.7	55.4
Hard/Springing Cash Management	10	150,433,007	20.0	4.382	114	351	2.46		13.2	11.8	58.6	51.3
Soft/Springing Cash Management	4	86,137,895	11.5	4.570	104	331	1.40		9.8	9.0	66.4	55.0
None	4	14,801,623	2.0	4.275	119	337	1.91		12.2	11.8	58.0	47.2
Total/Weighted Average:	63	$750,506,780	100.0%	4.514%	109	348	2.04	x	11.7%	10.8%	62.3%	54.2%

A-2-17

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Mortgage Loans by Escrow Type

	Initial			Monthly			Springing
Type of Escrow	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)	Number of Mortgage Loans	Aggregate Cut-off Date Balance ($)	Percent by Aggregate Cut-off Date Pool Balance (%)
Tax Escrow	50	$520,718,338	69.4%	58	$647,928,020	86.3%	6	$114,751,315	15.3%
Insurance Escrow	33	$327,825,040	43.7%	33	$287,309,602	38.3%	30	$463,197,178	61.7%
Replacement Reserve	12	$118,961,285	15.9%	56	$566,652,565	75.5%	12	$246,456,398	32.8%
TI/LC Reserve(1)	10	$142,594,290	35.7%	17	$214,244,068	53.6%	9	$180,575,288	45.2%

(1)The percentage of Cut-off Date Pool Balance for loans with TI/LC reserves is based on the aggregate principal balance of loans secured in whole or in part by office, retail, industrial and mixed-use properties.

A-2-18

Wells Fargo Commercial Mortgage Trust 2016-C37

Annex A-2: Mortgage Pool Information

Percentage of Mortgage Pool by Prepayment Restriction(1)(2)

Prepayment Restriction	December 2016	December 2017	December 2018	December 2019	December 2020	December 2021	December 2022	December 2023	December 2024	December 2025	December 2026
Locked Out	100.0%	100.0%	3.2%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Defeasance	0.00	0.00	75.66	75.54	75.39	79.58	79.43	78.21	78.03	77.83	0.00
Yield Maintenance	0.00	0.00	21.16	24.46	24.61	20.42	20.57	21.79	21.97	22.17	0.00
Prepayment Premium	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Open	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Total:	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	100.00%	0.00%

Mortgage Pool Balance
Outstanding (in millions)	$750.51	$744.82	$738.54	$730.56	$721.51	$609.30	$599.02	$559.86	$549.29	$538.15	$0.00

Percent of Aggregate
Cut-off Date Pool Balance	100.00%	99.24%	98.41%	97.34%	96.14%	81.19%	79.82%	74.60%	73.19%	71.70%	0.00%

(1) Prepayment provisions in effect as a percentage of outstanding Mortgage Loan balances as of the indicated date assuming no prepayments on the Mortgage Loans, if any.

(2) Assumes yield maintenance for each Mortgage Loan with the option to defease or pay yield maintenance.s

A-2-19

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ANNEX A-3

SUMMARIES OF THE FIFTEEN LARGEST MORTGAGE LOANS AND CROSS-COLLATERALIZED GROUPS

A-3-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

A-3-2

HILTON HAWAIIAN VILLAGE

A-3-3

HILTON HAWAIIAN VILLAGE

A-3-4

HILTON HAWAIIAN VILLAGE

Hilton Hawaiian Village
2005 Kalia Road
Honolulu, HI 96815
HONOLULU
O'ahu
KO'OLAU RANGE
Round Top Forest Reserve
HONOLULU COUNTY
Honolulu Intl. Airport 3 miles
Kamehameha Shopping Center
Liliha-Kapalama
Kalihi-Palama
Bishop Museum
Hawaii Medical Center - East
Royal Mausoleum State Monument
Kuakini Medical Center
Honolulu Community College
Dillingham Plaza
The Brad Powell Theater
Shops of Dole Cannery
NATIONAL MEM. CEMETERY OF THE PACIFIC
Hawaii Theatre
Hawai'i Pacific University
Downtown
State Capitol
The Queen's Medical Ctr
Iolani Palace
Aloha Tower Marketplace
Honolulu City Hall
Sand Island
Waterfront Plaza
Blaisdell Concert Hall
Neal S. Blaisdell Center
Shriners Hospitals for Children
Makiki - Lower Punchbowl - Tantalus
Manoa
Manoa Marketplace
University of Hawaii at Manoa
Stan Sheriff Center
Les Murakami Baseball Stadium
Chaminade University of Honolulu
Honolulu Harbor
Kakaako Waterfront Park
Children's Discovery Center
Ward Village
Ward Center
Ala Moana Center
Ala Moana Park
Ala Moana Beach
Hawaii Convention Center
Magic Island
Ala Wai Community Park
Ala Wai Golf Course
Luxury Row
Waikiki
Waikiki Shopping Plaza
Kahanamoku Beach
US Army Museum of Hawaii
Waikiki Beach Walk
Royal Hawaiian Ctr
Waikiki Beach
Kuhio Beach
Kaimuki
Honolulu Zoo
Queens Surf Beach
Waikiki Shell
Waikiki Aquarium
Kaimana Beach
Makalei Beach
Diamond Head State Monument
Pacific Ocean
Waikiki Bay
Kaluahole Channel
Lunalilo Fwy
H1
61
63
92
Kauai
Kapaa
Lihue
Poipu
Niihau
Oahu
Kaneohe
HONOLULU
Molokai
Lahaina
Kahului
Maui
Lanai
Wailea
Waimea
Kailua
Hawaii
Hilo
Pacific Ocean

A-3-5

No. 1 – Hilton Hawaiian Village

Loan Information	Property Information
Mortgage Loan Seller:	Barclays Bank PLC	Single Asset/Portfolio:	Single Asset
Property Type:	Hospitality
Original Principal Balance(1):	$52,500,000	Specific Property Type:	Full Service
Cut-off Date Balance(1):	$52,500,000	Location:	Honolulu, HI
% of Initial Pool Balance:	7.0%	Size(4):	2,860 Rooms
Loan Purpose:	Refinance	Cut-off Date Balance Per Room(1):	$243,566
Borrower Name:	Hilton Hawaiian Village LLC	Year Built/Renovated:	1961/2016
Sponsor:	Park Intermediate Holdings LLC	Title Vesting(5):	Fee/Leasehold
Mortgage Rate:	4.19950%	Property Manager:	Hilton Management LLC
Note Date:	October 24, 2016	4th Most Recent Occupancy (As of):	88.5% (12/31/2012)
Anticipated Repayment Date:	NAP	3rd Most Recent Occupancy (As of):	89.9% (12/31/2013)
Maturity Date:	November 1, 2026	2nd Most Recent Occupancy (As of):	90.7% (12/31/2014)
IO Period:	120 months	Most Recent Occupancy (As of):	94.4% (12/31/2015)
Loan Term (Original):	120 months	Current Occupancy (As of):	94.6% (9/30/2016)
Seasoning:	1 month
Amortization Term (Original):	NAP	Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360	5th Most Recent NOI (As of):	$123,963,830 (12/31/2013)
Call Protection:	L(25),GRTR 1% or YM or D(88),O(7)	4th Most Recent NOI (As of):	$133,704,404 (12/31/2014)
Lockbox Type:	Hard/Upfront Cash Management	3rd Most Recent NOI (As of):	$143,409,371 (12/31/2015)
Additional Debt(1)(2):	Yes	2nd Most Recent NOI (As of):	$146,972,618 (TTM 9/30/2016)
Additional Debt Type(1)(2):	Pari Passu and Subordinate Debt	Most Recent NOI (As of)(6):	$148,253,283 (2016 Reforecast)

U/W Revenues:	$374,437,742
U/W Expenses:	$226,873,258
U/W NOI:	$147,564,484
U/W NCF:	$132,586,975
U/W NOI DSCR(1):	4.98x
U/W NCF DSCR(1):	4.47x
U/W NOI Debt Yield(1):	21.2%
Escrows and Reserves(3):	U/W NCF Debt Yield(1):	19.0%
Type:	Initial	Monthly	Cap (If Any)	Appraised Value:	$2,230,000,000
Taxes	$0	Springing	NAP	Appraisal Valuation Date:	August 30, 2016
Insurance	$0	Springing	NAP	Cut-Off Date LTV Ratio(1):	31.2%
FF&E Reserves	$0	Springing	NAP	LTV Ratio at Maturity or ARD(1):	31.2%

(1)	See “The Mortgage Loan” section. All statistical information related to balance per room, loan-to-value ratios, debt service coverage ratios and debt yields are based on the senior pari passu notes. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI Debt Yield based on the Hilton Hawaiian Village Whole Loan are 57.2%, 2.44x and 11.6%, respectively.

(2)	See “Subordinate Indebtedness” section.

(3)	See “Escrows” section.

(4)	The Hilton Hawaiian Village Property also includes approximately 130,489 square feet of commercial/retail space leased to more than 100 tenants.

(5)	See “Ground Lease” section.

(6)	2016 Reforecast represents actual year-to-date operating history through September 30, 2016 and the sponsor’s budget through year-end 2016.

The Mortgage Loan. The mortgage loan (the “Hilton Hawaiian Village Mortgage Loan”) is part of a whole loan (“Hilton Hawaiian Village Whole Loan”) evidenced by 16 pari passu and five subordinate promissory notes (Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1, Note A-2-D-2 , Note A-2-E-1, Note A-2-E-2, Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5) that are secured by a first lien mortgage on the borrower’s fee and leasehold interest in a 2,860-room luxury beachfront resort located in Waikiki on the Island of Oahu, Hawaii (the “Hilton Hawaiian Village Property” or “Resort”). Additionally, the Hilton Hawaiian Village Whole Loan will be secured by the operating lessee’s leasehold interest in the Hilton Hawaiian Village Property from and after the date of the Restructuring (defined below). The Hilton Hawaiian Village Whole Loan was co-originated on October 24, 2016 by Barclays Bank PLC, JPMorgan Chase Bank, National Association, Deutsche Bank, AG, New York Branch, Goldman Sachs Mortgage Company and Morgan Stanley Bank, N.A. The Hilton Hawaiian Village Whole Loan had an original principal balance of $1,275,000,000, has an outstanding principal balance as of the Cut-off Date of $1,275,000,000 and accrues interest at an interest rate of 4.19950% per annum. The Hilton Hawaiian Village Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the term of the Hilton Hawaiian Village Whole Loan. The Hilton Hawaiian Village Whole Loan matures on November 1, 2026.

The Hilton Hawaiian Village Mortgage Loan, evidenced by the non-controlling Notes A-2-E-1 and A-2-E-2, has an aggregate original principal balance of $52,500,000, and has an outstanding aggregate principal balance as of the Cut-off Date of $52,500,000. Five pari passu notes (Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D and Note A-1-E) and five subordinate notes (Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5) with an aggregate original principal balance of $750,000,000 were contributed to the Hilton USA

A-3-6

HILTON HAWAIIAN VILLAGE

Trust 2016-HHV. Note A-1-A represents the controlling interest in the Hilton Hawaiian Village Whole Loan. Each of the mortgage loans evidenced by Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5 are collectively referred to as the “Hilton Hawaiian Village Subordinate Companion Loans”. The non-controlling Note A-2-A-1, which had an original principal balance of $94,000,000, is held by JPMorgan Chase Bank, National Association, and is expected to be contributed to the JPMCC 2016-JP4 trust. The non-controlling Notes A-2-D-1 and A-2-D-2, which had an aggregate original principal balance of $63,000,000, is held by Morgan Stanley Bank, N.A., and is expected to be contributed to the MSBAM 2016-C32 trust. The non-controlling Notes A-2-A-2, A-2-A-3, A-2-A-4, A-2-B-1, A-2-B-2 and A-2-B-3, which had an aggregate original principal balance of $315,500,000, are held by JPMorgan Chase Bank, National Association and Deutsche Bank, AG, New York Branch, and are expected to be contributed to future securitization trusts. The lender provides no assurances that any non-securitized notes will not be split further. Each of the mortgage notes evidenced by Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1 and Note A-2-D-2 are collectively referred to as the “Hilton Hawaiian Village Pari Passu Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Hilton Hawaiian Village Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

Following the lockout period, on any date before May 1, 2026, the borrower has the right to defease the Hilton Hawaiian Village Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) May 1, 2019. In addition, following the lockout period, on any date prior to May 1, 2026, the borrower has the right to prepay the Hilton Hawaiian Village Whole Loan in whole or in part, as long as such prepayment is accompanied with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid. Following the lockout period, the Hilton Hawaiian Village Whole Loan may be prepaid in part, with the payment of the greater of a yield maintenance premium or 1.0% of the amount being prepaid in connection with a partial release (see “Partial Release” section) or in order to achieve a net operating income debt yield of at least 7.0% in order to cure a Low Debt Yield Trigger. The Hilton Hawaiian Village Whole Loan is prepayable without penalty on or after May 1, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$1,275,000,000	100.0%	Loan payoff(1)	$1,255,912,700	98.5%
			Closing costs	8,465,540	0.7
			Return of Equity	10,621,760	0.8
Total Sources	$1,275,000,000	100.0%	Total Uses	$1,275,000,000	100.0%

(1)	The Hilton Hawaiian Village Property was previously securitized in the Hilton USA Trust 2013-HLT transaction.

The Property. The Hilton Hawaiian Village Property is a 2,860-room, luxury beachfront resort hotel located in Waikiki on the Island of Oahu, Hawaii. The Hilton Hawaiian Village Property is located on 22 beachfront acres and controls the longest expanse of Waikiki Beach, offering panoramic views of Diamond Head and the Pacific Ocean. The Hilton Hawaiian Village Property is spread across five towers and offers the largest guest room inventory in the state of Hawaii and the most meeting space within its competitive set. The hotel was built and has been owned by Hilton since 1961.

The Hilton Hawaiian Village Property offers a host of resort-style amenities and services, including 20 food and beverage outlets, over 150,000 square feet of flexible indoor and outdoor function space, three conference centers, five swimming pools, a saltwater lagoon, the Mandara Spa and Fitness Center, a chapel and the longest water slide in Waikiki. The indoor and outdoor function space is split between three primary locations: the second floor of the Tapa Tower, the base of the Kalia Tower and the stand alone Mid-Pacific Convention Center. The Mid-Pacific Convention Center is located in the center of the resort and features the Coral Ballroom, Nautilus Suites, South Pacific Ballroom, and Sea Pearl Suite. It is among the largest conference centers in the Hawaiian Islands and offers the largest capacity ballroom, accommodating up to 2,600 guests.

The Hilton Hawaiian Village Property features approximately 130,489 square feet of leased Class A retail and restaurant space, which was 78.5% occupied by over 100 tenants as of September 2016. For TTM September 30, 2016 period, the retail component of the Resort generated approximately $20.8 million in retail revenue which, net of related expenses, would account for approximately 13.1% of net cash flow, providing diversity to traditional hotel revenue streams. The retail component has demonstrated strong and consistent performance, as demonstrated by total sales for 2013, 2014, 2015 and TTM September 2016 of approximately $130.6 million ($1,552 per square foot), $141.8 million ($1,651 per square foot), $137.3 million ($1,590 per square foot) and $136.1 million ($1,496 per square foot), respectively, for reporting tenants.

A-3-7

HILTON HAWAIIAN VILLAGE

Top 10 Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Lease Expiration Date
Mandara Spa	NR/NR/NR	12,583	9.6%	$53.61	$674,544	3.9%	$231	8/31/2017
Hatsuhana Hawaii	NR/NR/NR	6,026	4.6%	$52.38	$315,624	1.8%	$493	11/30/2018
Fresco	NR/NR/NR	5,983	4.6%	$58.38	$349,317	2.0%	$557	12/31/2018
Benihana of Tokyo	NR/NR/NR	5,300	4.1%	$127.67	$676,653	3.9%	$1,238	5/31/2021
Best Bridal – Lagoon Chapel	NR/NR/NR	4,755	3.6%	$57.45	$273,180	1.6%	$109	10/31/2022
Watabe Wedding(4)	NR/NR/NR	4,158	3.2%	$63.93	$265,825	1.5%	$40	1/14/2019
ABC Stores – Tapa Tower	NR/NR/NR	3,500	2.7%	$384.23	$1,344,792	7.7%	$3,493	8/31/2022
Louis Vitton	NR/NR/NR	3,500	2.7%	$146.70	$513,442	2.9%	$2,280	8/18/2023
Lamonts & Whalers General Store	NR/NR/NR	2,800	2.1%	$163.11	$456,696	2.6%	$663	MTM
ABC Discount Store	NR/NR/NR	2,145	1.6%	$812.26	$1,742,302	10.0%	$6,769	12/31/2018

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent includes base rent and contractual rent steps through September 2017.

(3)	All Sales PSF information presented herein are based upon TTM September 2016 information provided by the borrower unless otherwise noted.

Since 2008, approximately $232.2 million ($81,188 per room) has been invested in the Resort through September 2016. From 2014 through September 2016, the Hilton Hawaiian Village Property received $57.8 million ($20,215 per room) of capital investment including a $17.9 million renovation of the 380 room Diamond Head Tower in 2014. Going forward, the sponsor has budgeted for approximately $137.3 million in capital expenditures through 2021, to be spread across multiple categories with the intent of delivering a continually exceptional product offering.

Historical Capital Expenditures

	2008	2009	2010	2011	2012	2013	2014	2015	YTD 2016(1)	Total
Capital Expenditures(2)	$22,216	$16,509	$8,834	$56,117	$42,568	$28,138	$32,965	$15,559	$9,293	$232,198
Per Room	$7,768	$5,772	$3,089	$19,621	$14,884	$9,838	$11,526	$5,440	$3,249	$81,188

(1)	YTD 2016 Capital Expenditures are as of September 2016.

(2)	Capital Expenditures are presented in (000)’s.

The guestroom mix at the Hilton Hawaiian Village Property includes 1,078 king rooms, 175 queen suites and 1,607 double rooms. The Resort is divided among five primary guest room offerings: the Ali’i Tower (348 rooms), the Diamond Head Tower (380 rooms) and the three Village Towers, comprising of the Rainbow Tower (796 rooms), Kalia Tower (315 rooms) and the Tapa Tower (1,021 rooms). All guest rooms offer 37” flat-screen televisions with cable, in-room controlled air conditioning, and in-room refrigerators.

Condominium. The collateral includes the 14 hotel units of a condominium in the Kalia Tower (floors 5-11 and 19-25). The timeshare units of the condominium are not part of the collateral, but there are several agreements in place governing shared use of common facilities. See “Description of the Mortgage Pool—Mortgage Pool Characteristics— Condominium Interests” in the Prospectus.

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HILTON HAWAIIAN VILLAGE

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Hilton Hawaiian Village Property:

Cash Flow Analysis

	2013	2014	2015	TTM 9/30/2016	2016 Actual / Reforecast(1)	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	89.9%	90.7%	94.4%	94.6%	95.6%	94.6%
ADR(2)	$247.48	$259.85	$240.62	$250.09	$248.79	$250.09
RevPAR	$222.57	$235.77	$227.20	$236.65	$237.76	$236.65

Room Revenue	$232,345,007	$246,124,088	$237,172,233	$247,711,744	$248,880,998	$247,034,700	66.0%	$86,376
F&B Revenue	56,844,007	62,740,100	70,771,369	69,023,623	68,090,781	68,996,667	18.4	24,125
Resort Fee Revenue(3)	0	0	22,462,635	22,641,808	23,217,108	22,752,381	6.1	7,955
Retail Store Rental Revenue	19,071,361	20,048,658	20,582,018	20,786,062	20,860,438	19,162,812	5.1	6,700
Other Revenue(4)	16,714,514	17,176,781	15,802,967	16,824,201	16,916,244	16,491,183	4.4	5,766
Total Revenue	$324,974,888	$346,089,627	$366,791,222	$376,987,438	$377,965,568	$374,437,742	100.0%	$130,922

Total Department Expenses	108,450,526	115,746,148	126,658,376	127,698,731	126,082,294	126,780,054	33.9	44,329
Gross Operating Profit	$216,524,362	$230,343,479	$240,132,846	$249,288,707	$251,883,274	$247,657,688	66.1%	$86,594

Total Undistributed Expenses	61,997,168	64,229,329	62,250,540	64,897,454	65,820,931	62,099,714	16.6	21,713
Profit Before Fixed Charges	$154,527,194	$166,114,150	$177,882,306	$184,391,253	$186,062,343	$185,557,974	49.6%	$64,880

Management Fee	17,783,281	19,036,711	20,311,371	21,868,482	21,129,803	21,056,417	5.6	7,362
Total Fixed Charges	12,780,083	13,373,036	14,161,563	15,550,153	16,679,257	16,937,073	4.5	5,922

Net Operating Income	$123,963,830	$133,704,404	$143,409,371	$146,972,618	$148,253,283	$147,564,484	39.4%	$51,596
FF&E	12,998,996	13,843,585	14,671,649	15,079,498	15,118,623	14,977,510	4.0	5,237
Net Cash Flow	$110,964,835	$119,860,819	$128,737,723	$131,893,120	$133,134,660	$132,586,975	35.4%	$46,359

NOI DSCR	4.18	4.51	4.84	4.96	5.00	4.98
NCF DSCR	3.74	4.04	4.34	4.45	4.49	4.47
NOI DY	17.8%	19.2%	20.6%	21.1%	21.3%	21.2%
NCF DY	15.9%	17.2%	18.5%	18.9%	19.1%	19.0%

(1)	2016 Actual / Reforecast represents actual year-to-date operating history through September 30, 2016 and the sponsor’s budget through year-end 2016.

(2)	Due to an accounting change starting in 2015, ADR is calculated based on room revenue excluding resort fee revenue. Prior to 2015, ADR was calculated based on the combined room revenue and resort fee revenue.

(3)	Prior to 2015, resort fee revenue was included in room revenue and therefore also captured in ADR.

(4)	Other Revenue includes telephone revenue, parking revenue, recreation revenue, health club revenue, water sports, beach & pool revenue and miscellaneous other revenue.

Appraisal. As of the appraisal valuation date of August 30, 2016, the Hilton Hawaiian Village Property had an “as-is” appraised value of $2,230,000,000. In addition, the appraiser concluded to an “as-stabilized” appraised value of $2,505,000,000 as of September 1, 2019.

Environmental Matters. According to the Phase I environmental assessment dated October 17, 2016, there was no evidence of any recognized environmental conditions at the Hilton Hawaiian Village Property. Historical recognized environmental conditions regarding the removal of underground storage tanks were identified in the Phase I environmental assessment. No further action or investigation was recommended. See “Description of the Mortgage Pool–Mortgage Pool Characteristics–Environmental Considerations” in the Prospectus.

Market Overview and Competition. The Hilton Hawaiian Village Property is located in Waikiki on the Island of Oahu, Hawaii. Situated off of Kalakaua Avenue at the center of Waikiki, the resort is located only 7.9 miles from Honolulu International Airport. Additionally, the Resort is proximate to several attractions and demand generators including Ala Wai Harbor (0.4 miles), Ala Moana Mall (1.1 miles), the Hawaii Convention Center (0.7 miles), the Honolulu Zoo (1.5 miles), the University of Hawaii (2.0 miles) and Diamond Head Crater (3.8 miles).

The Hilton Hawaiian Village property is located in Honolulu, Hawaii in the greater Oahu lodging market and the Waikiki submarket. The island of Oahu serves as an economic center of the Hawaiian Islands. Oahu maintains its status as one of the world’s foremost destinations, with cultural venues, golf courses, restaurants, retail and recreational attractions. In 2015, approximately 5.3 million tourists, or 62.4% of Hawaii’s total air tourists, visited the island of Oahu, making it the most popular destination of the Hawaiian Islands. The total number of air visitors has increased by 435,867 from 2012 to 2015, which represents a 2.9% year-over-year increase. International travel to Oahu represented 46.3% of Oahu’s 5.3 million air visitors in 2015 and was marginally unchanged from 2014. Additionally, visitor expenditures in Oahu totaled $7.4 billion in 2015, which represents 49.3% of total expenditures by air visitors in 2015. Honolulu comprises the strongest lodging market in Oahu and all of the eight Hawaiian islands, a status attributable to a temperate year-round climate, popularity as one of the leading group and leisure destinations of Hawaii, superior visitor infrastructure and high barriers to new supply. Honolulu encompasses more than 24,000 guest rooms in 74 properties and consistently achieved occupancy rates in the mid 70% to 80% range, never dropping below 74%, between 2009 and 2015. During this same period, RevPAR in Honolulu increased at an average annual rate of 9.5%, ending 2015 at $190, while the average daily rate achieved a premium of $69 over 2009. The market’s RevPAR in 2009, which represented the trough during the downturn, reflects a 14.6% decline relative to 2007, less than other leading markets.

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HILTON HAWAIIAN VILLAGE

The appraisal identified two hotels either recently opened or currently under construction in the Waikiki submarket that are expected to have some degree of competitive interaction with the Hilton Hawaiian Village property. The 623-room Hilton Garden Inn (Ohana Waikiki West Redevelopment) opened in June 2016, while the 230-room boutique Hyatt Centric (Waikiki Trade Center Redevelopment) is expected to open in March 2017. Though offered at a competitive price-point with national brand affiliations, the appraisal notes that both options are non-beachfront locations with select-service product offerings. Additionally, the appraisal notes significant barriers to entry, including nearly no developable ocean-front land and prohibitively high costs.

The following table presents certain information relating to the Hilton Hawaiian Village Property’s competitive set.

Subject and Market Historical Occupancy, ADR and RevPAR

	Competitive Set(1)			Hilton Hawaiian Village Property(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
TTM 9/30/2016	89.9%	$259.08	$232.92	94.6%	$250.09	$236.65	105.3%	96.5%	101.6%
2015	89.0%	$256.75	$228.38	94.4%	$240.62	$227.20	106.2%	93.7%	99.5%
2014	87.8%	$250.07	$219.50	90.7%	$238.34	$216.26	103.4%	95.3%	98.5%
2013	89.0%	$248.36	$221.07	89.9%	$237.77	$213.84	101.0%	95.7%	96.7%

(1)	Information obtained from third party hospitality reports dated January 19, 2016 and October 18, 2016. The competitive set includes the following hotels: Sheraton Hotel Waikiki, Marriott Waikiki Beach Resort & Spa, Hyatt Regency Waikiki Beach Resort & Spa, Westin Mona Surfrider, Sheraton Hotel Princess Kaiulani, Outrigger Reef Waikiki Beach Resort and Outrigger Waikiki Beach Resort.

(2)	Based on borrower provided operating statements, with the exception of 2013 and 2014 ADR and RevPAR which is based on a third party hospitality report that accounts for a change in accounting methodology in 2015. For 2013 through TTM September 2016, ADR is calculated exclusive of resort fees.

The Borrower. The borrower is Hilton Hawaiian Village LLC, a Hawaii limited liability company and a single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Hilton Hawaiian Village Whole Loan. Park Intermediate Holdings LLC is the guarantor of certain nonrecourse carveouts under the Hilton Hawaiian Village Whole Loan.

The Sponsor. The sponsor is Park Intermediate Holdings LLC, a wholly owned subsidiary of Park Hotels & Resorts Inc. Park Hotels & Resorts is one of two Hilton Worldwide Holdings Inc. (“Hilton”) spin-offs. On February 26, 2016, Hilton announced plans to separate into three independent, publicly traded companies: Park Hotels & Resorts Inc. (NYSE: PK), Hilton Grand Vacations Inc. (NYSE: HGV) and Hilton (NYSE: HLT). Park Hotels & Resorts Inc. will own most of Hilton’s owned and leased real estate properties and, with over 35,000 rooms and 69 hotels, is expected to be the second-largest publicly traded real estate investment trust in the lodging industry (the “Restructuring”). Hilton Grand Vacations Inc. will own and operate Hilton’s timeshare business. Hilton will retain its core management and franchise business and continue to trade on the New York Stock Exchange. In connection with the proposed Restructuring, the borrower has signed an operating lease with an affiliate, which is also a signatory to the loan documents (other than the promissory notes) as a co-obligor. The operating lease will automatically be effective upon consummation of the Restructuring. The borrower is also required to deliver a substitute management agreement at that time. The aggregate liability of the guarantor with respect to all full recourse carveouts in the Hilton Hawaiian Village Whole Loan may not exceed an amount equal to 10.0% of the principal balance of the Hilton Hawaiian Village Whole Loan outstanding at the time of the occurrence of such event, plus any and all reasonable third-party collection costs actually incurred by the lender. In addition, the guarantor is not a party to the environmental indemnity, and in lieu of the guarantors signing the indemnity, the Hilton Hawaiian Village Whole Loan documents require the borrower to obtain environmental insurance.

Escrows. Pursuant to the Hilton Hawaiian Village Whole Loan documents, monthly escrows for real estate taxes, insurance premiums (unless insurance is maintained under a blanket policy) and other assessments, if any, are only required during a Trigger Period (defined below) unless such amounts are held in reserve by the property manager.

The loan documents also provide for monthly escrows in an amount equal to 4.0% of total revenues for the calendar month that is two months prior to the date when an applicable deposit to the FF&E reserve is to be made. However, such deposits will be waived if the property manager is making the deposits into a manager reserve account for the payment of replacements in accordance with the provisions of the management agreement and the amount being deposited in such account equals or exceeds 4.0% of total revenue and if the borrower and operating lessee maintain the Hilton Hawaiian Village Property in accordance with the management agreement.

A “Trigger Period” will commence upon, (i) an event of default or (ii) the net operating income debt yield falling below 7.0% for two consecutive quarters (a “Low Debt Yield Trigger”). A Trigger Period will end with respect to clause (i) above, upon the cure of an event of default or with respect to clause (ii) above, when the net operating income debt yield exceeds 7.0% for two consecutive quarters or if the borrower cures a Low Debt Yield Trigger by making a voluntary prepayment in such amounts necessary to achieve a net operating income debt yield of 7.0%.

Lockbox and Cash Management. The Hilton Hawaiian Village Mortgage Loan requires the borrower to establish a lender-controlled lockbox account, which is already in place, and to direct all tenants to pay their rents and all credit card companies under merchant agreements to pay receipts directly into such manager accounts and transferred to the cash management account. Prior to the occurrence and continuance of a Trigger Period, all excess funds should be transferred to the borrower and after the occurrence of a Trigger Period excess funds should be transferred to a lender controlled account.

Property Management. The Hilton Hawaiian Village Property is managed by Hilton Management LLC, a subsidiary of Hilton. The current management agreement is effective as of October 25, 2013 and expires as of December 31, 2073 (fully extended term); however, as part of the Restructuring, the current management agreement will be replaced with new management agreements with the same management companies. The terms of the new management agreement will provide for a fully extended term of 70 years

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HILTON HAWAIIAN VILLAGE

from the effective date and (i) a base management fee equal to 3.0% of gross revenue (less revenue from the retail component of the property), (ii) an incentive management fee equal to 6.0% of adjusted gross profit (exclusive of the retail component of the Hilton Hawaiian Village Property), (iii) a management fee equal to 5.5% of net retail income with respect to the retail component of the Hilton Hawaiian Village Property and (iv) monthly FF&E deposits equal to 4.0% of gross revenue.

Assumption. The borrower has the right to transfer the Hilton Hawaiian Village Property, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) continued management by the property manager or another qualified manager; (iii) the proposed transferee is a qualified transferee as provided in the loan documents (including a minimum net worth of $500.0 million by the transferee or its controlling parent); and (iv) rating agency confirmation from DBRS, Fitch and Moody’s that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates and similar confirmations from each rating agency rating any securities backed by any Hilton Hawaiian Village Pari Passu Companion Loan or Hilton Hawaiian Village Subordinate Companion Loan with respect to the ratings of such securities.

Partial Release. Following the lockout period, the borrower is permitted to obtain releases (each, a “Partial Release”) of portions of the Resort (each, a “Release Parcel”) subject to, in addition to other requirements: (1) payment of a release price equal to the product of (x) 110% and (y) the product of (A) the Cut-Off Date LTV Ratio of the Hilton Hawaiian Village Whole Loan on the closing date (57.2%) and (B) the difference between the appraised value of the Hilton Hawaiian Village Property with and without the Release Parcel (the “Parcel Release Price”) (and such payment will be deemed to be a voluntary prepayment under the Hilton Hawaiian Village Whole Loan documents and the requirement of the Hilton Hawaiian Village Whole Loan documents relating to prepayments must be satisfied, including the payment of any applicable yield maintenance premium if made prior to May 1, 2026); (2) no event of default continuing, (3) delivery of evidence that would be reasonably acceptable to a prudent lender that the release of the Release Parcel will not materially and adversely affect the economic value of, or the revenue produced by (exclusive of the economic value or revenue lost attributable to the Release Parcel), the remaining improvements located on the Hilton Hawaiian Village Property, (4) delivery of any necessary easements together with evidence that the Hilton Hawaiian Village Property and the Release Parcel have been legally subdivided (or an application therefore shall have been filed and the transferee and transferor have entered into a property tax allocation agreement with the same economic effect of a tax lot subdivision) and continued zoning compliance, with any zoning, building, land use, parking or other similar legal requirements, (5) after giving effect to such release, the net operating income debt yield for the portion of the Hilton Hawaiian Village Property then remaining subject to the Hilton Hawaiian Village Whole Loan shall be equal to or greater than the Release Debt Yield (defined below), (6) if a Release Parcel encompasses more than 15% of the hotel rooms in the Hilton Hawaiian Village Property or the Parcel Release Price equals or exceeds the product of (i) 15% and (ii) the original principal balance of the Mortgage Loan, then the borrower may release such Release Parcel only if, following a securitization, the lenders have received rating agency confirmation and (7) if the Release Parcel is released to an affiliate, delivery of a non-consolidation opinion. No portion of the retail component of the Property may be released pursuant to the above provisions.

“Release Debt Yield” means the greater of (i) the lesser of (A) 15% or (B) the net operating income debt yield immediately prior to the release or (ii) 10.2%.

Following the lockout period, the retail component of the Hilton Hawaiian Village Property (or portions thereof) may be released (any such parcel, a “Retail Release Parcel”) subject to, in addition to other customary requirements: (1) no event of default continuing, (2) delivery of evidence that would be satisfactory to a prudent lender acting reasonably that (A) the Hilton Hawaiian Village Property and the Retail Release Parcel have been or will be concurrently with the release legally subdivided (or an application therefore shall have been filed and the transferee and transferor have entered into a property tax allocation agreement with the same economic effect of a tax lot subdivision) and (B) the Retail Release Parcel is not necessary for the Hilton Hawaiian Village Property to comply with any zoning, building, land use or parking or other similar legal requirements or that a reciprocal easement agreement, joint development agreement or other agreement (in each case superior to the Mortgage) has been executed and recorded that would allow the borrower to continue to use the Retail Release Parcel to the extent necessary for such purpose, (3) payment of a release price equal to product of (x) 110% and (y) the product of (A) the Cut-Off Date LTV Ratio of the Hilton Hawaiian Village Whole Loan on the closing date (57.2%) and (B) the greater of (i) the difference between the appraised value of the Hilton Hawaiian Village Property with and without the Retail Release Parcel and (ii) net sale proceeds (and such payment will be deemed to be a voluntary prepayment under the Mortgage Loan documents and the requirement of the Mortgage Loan documents relating to prepayments must be satisfied, including the payment of any applicable yield maintenance premium if made prior to May 1, 2026), (4) after giving effect to such release, the net operating income debt yield for the portion of the Hilton Hawaiian Village Property then remaining subject to the Hilton Hawaiian Village Whole Loan shall be equal to or greater than the Release Debt Yield, (5) receipt of rating agency confirmation and (6) the lender shall have received reasonable satisfactory evidence that any termination fees payable under the sub-management agreement have been paid in full.

Following the lockout period, a non-income producing ground-leased portion of the Hilton Hawaiian Village Property known as the “Taran Outparcel” may be released subject to, in addition to other customary requirements, payment of the $2,500,000 (and such payment will be deemed to be a voluntary prepayment under the Hilton Hawaiian Village Whole Loan documents which satisfies all requirements of the Hilton Hawaiian Village Whole Loan documents relating to prepayments, including the payment of any applicable yield maintenance premium if made prior to May 1, 2026). The Taran Outparcel is subject to a ground lease with Virginia L. Taran. The fully extended term of the ground lease expires on July 31, 2035 and governs an approximately 5,900 square foot piece of land historically used for employee housing.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Hilton Hawaiian Village Whole Loan includes 16 pari passu and five subordinate promissory notes (Note A-1-A, Note A-1-B, Note A-1-C, Note A-1-D, Note A-1-E, Note A-2-A-1, Note A-2-A-2, Note A-2-A-3, Note A-2-A-4, Note A-2-B-1, Note A-2-B-2, Note A-2-B-3, Note A-2-D-1, Note A-2-D-2 , Note A-2-E-1, Note A-2-E-2, Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5) with an aggregate original principal balance of $1,275,000,000, and an outstanding aggregate

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HILTON HAWAIIAN VILLAGE

principal balance as of the Cut-off Date of $1,275,000,000. The five subordinate notes (Note B-1, Note B-2, Note B-3, Note B-4 and Note B-5) have an aggregate original principal balance of $578,400,000 and an aggregate outstanding principal balance as of the Cut-off Date of $578,400,000.

Ground Lease. A portion of the Hilton Hawaiian Village Property consisting of 5,900 square feet of non-income producing space, the Taran Outparcel, is subject to a ground lease with Virginia L. Taran that expires July 31, 2035. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Ground Leases” in the Prospectus.

Terrorism Insurance. The Hilton Hawaiian Village Whole Loan documents require that an “all risk” insurance policy (or if excluded from the “all risk” policy, coverage for the peril of terrorism and acts of terrorism shall be provided through a separate policy) be maintained by the borrower to provide coverage for terrorism equal to the lesser of (i) full replacement cost and (ii) $1,275,000,000 (provided that, in the event such limit is an annual aggregate and said limit is eroded by 5.0% or more due to claims, the borrower is required to reinstate the available limits within 90 days); provided that (a) TRIPRA or a similar statute is not in effect, (b) TRIPRA or a similar statute is modified which results in a significant increase in terrorism insurance premiums or (c) there is a disruption in the terrorism insurance marketplace as a result of a terrorism event which results in a material increase in terrorism insurance premiums for properties located in the United States, then provided terrorism insurance is commercially available, the borrower shall not be required to spend more than two times the amount of insurance premium that is payable at such time in respect of the property and/or business interruption insurance required under the loan documents (without giving effect to the cost of terrorism, earthquake and windstorm components). The loan documents also require business interruption insurance for the entire period of restoration or for a 24-months, plus an additional six-month extended period of indemnity.

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QUANTUM PARK

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QUANTUM PARK

A-3-16

QUANTUM PARK

Quantum Park
22001 Loudoun County Parkway
Ashburn, VA 20147
Leesburg
Ashburn
Lansdowne
Countryside
Sugarland Run
Great Falls
Sterling
Herndon
Reston
Brambleton
Arcola
Stone Ridge
South Riding
Franklin Farm
Chantilly
Centreville
Fair Oaks
Poolesville
MARYLAND
MONTGOMERY COUNTY
VIRGINIA
LOUDOUN COUNTY
FAIRFAX COUNTY
Potomac River
Washington Dulles International Airport
Leesburg Executive Airport
Morven Park
Ball's Bluff Battlefield Regional Park
Marion duPont Scott Equine Medical Ctr.
Loudoun Comm. Health Center
Leesburg Corner Premium Outlets
Chesapeake & Ohio Canal Natl. Historic Park
Poolesville Golf Course
River Creek Club
The National Conference Center
Village at Leesburg
Lansdowne Town Center
The Golf Club at Lansdowne
Goose Creek GC
Loudoun Hosp. - Lansdowne Campus
Howard Hughes Medical Institute - Janelia Farm Research Campus
George Washington Univ. Virginia Campus
Seneca Creek State Park
Algonkian Golf Course
Algonkian Regional Park
Belmont Country Club
Village Ctr. at Belmont Greene
Ashburn Farm Village Center
Redskins Park
Cascades Marketplace
Dulles Town Center
Northern VA Comm. College Loudoun Campus
Broadlands Village Ctr.
Potomac Run Plaza
Claude Moore Park
Town Center at Sterling
Sugarland Run Stream Valley Park
Dulles 28 Centre
Beaverdam Reservoir
Brambleton Golf Course
Herndon Centennial Golf Course
Herndon Centre
Reston Hospital Center
Reston Town Center
Village Center at Dulles
US Geological Survey
Reston National Golf Course
Natl. Air and Space Museum/ Steven F. Udvar-Hazy Center
Sully Place
Fox Mill District Park
Little Difficult Run Valley Park
Cub Run Stream Valley Park
Pleasant Valley Golf Course
South Riding Golfers Club
Dulles Expo and Conference Center
International Country Club
Inova Fair Oaks Hospital
Fair Oaks Mall
Ellanor C. Lawrence Park
Cub Run Park
Harry Byrd Hwy
Edwards Ferry Rd
Ft. Evans Rd
Battlefield Pkwy
Leesburg Pike
River Rd
Hughes Rd
Sycolin Rd
Evergreen Mills Rd
Gleedsville Rd
Dry Mill Rd
Claiborne Pkwy
Ashburn Rd
Hay Rd
Gloucester Pkwy
Loudoun Co. Pkwy
Cascades Pkwy
Nokes Blvd
Dulles Greenway
Farmwell Rd
Waxpool Rd
Ryan Rd
Belmont Ridge Rd
Route 772
Route 606
Loudoun Co. Pkwy
Sterling Blvd
Old Ox Rd
Herndon Pkwy
Sterling Rd
Fairfax Co. Pkwy
(Under Construction)
Metro
Route 28
Silver Line
Herndon-Monroe
Reston Parkway
Dulles
James Madison Hwy
Watson Rd
Evergreen Mills Rd
New Rd
John Mosby Hwy
McLearen Rd
Centreville Rd
Fairfax County Pkwy
Reston Pkwy
Lawyers Rd
Fox Mill Rd
Willard Rd
Braddock Rd
Pleasant Valley Rd
Stone Rd
Stringfellow Rd
Lee Jackson Hwy
Fairfax Co. Pkwy
7
15
28
107
704
267
773
641
772
621
346
228
606
50
66
Germantown
Columbia
Gaithersburg
Olney
Rockville
Wheaton
Sterling
Great Falls
Potomac
Silver Spring
Bethesda
Herndon
Reston
McLean
WASHINGTON, DC
ARLINGTON
Vienna
Oakton
Chantilly
Centreville
Fairfax
Annandale
ALEXANDRIA
Springfield
Manassas
Lorton
VIRGINIA
MARYLAND
Woodbridge
Dale City

A-3-17

No. 2 – Quantum Park

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$52,000,000			Specific Property Type:	Suburban
Cut-off Date Balance(1):	$52,000,000			Location:	Ashburn, VA
% of Initial Pool Balance:	6.9%			Size:	942,843 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$140.00
Borrower Name:	Solace Ashburn DFG LLC			Year Built/Renovated:	1998, 2001/NAP
Sponsor:	AGC Equity Partners Holding Ltd.			Title Vesting:	Fee
Mortgage Rate(1):	3.6885%			Property Manager:	American Real Estate Partners Management LLC
Note Date:	September 28, 2016			4th Most Recent Occupancy(3):	NAV
Anticipated Repayment Date:	October 6, 2021			3rd Most Recent Occupancy(3):	NAV
Maturity Date:	October 6, 2026			2nd Most Recent Occupancy(3):	NAV
IO Period:	60 months			Most Recent Occupancy (As of)(3):	100.0% (12/31/2015)
Loan Term (Original):	60 months			Current Occupancy (As of):	100.0% (12/1/2016)
Seasoning:	2 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type(1):	Interest-only, ARD
Interest Accrual Method:	Actual/360			4th Most Recent NOI(4):	NAV
Call Protection:	L(24),GRTR 1% or YM(31),O(5)			3rd Most Recent NOI(4):	NAV
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI(4):	NAV
Additional Debt(1):	Yes			Most Recent NOI(4):	NAV
Additional Debt Type(1):	Pari Passu
				U/W Revenues(4):	$27,065,253
				U/W Expenses(4):	$12,043,225
				U/W NOI(4):	$15,022,028
				U/W NCF(4):	$14,786,318
Escrows and Reserves(2):				U/W NOI DSCR(1):	3.04x
				U/W NCF DSCR(1):	3.00x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	11.4%
Taxes	$0	$191,400	NAP	U/W NCF Debt Yield(1):	11.2%
Insurance	$25,086	Springing	NAP	As-Is Appraised Value:	$200,000,000
Replacement Reserves	$0	$11,786	NAP	As-Is Appraisal Valuation Date:	September 12, 2016
Rollover Reserve	$0	Springing	$37,713,720	Cut-off Date LTV Ratio(1):	66.0%
Condominium Charge Reserve	$0	$439,668	NAP	LTV Ratio at Maturity or ARD(1):	66.0%

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Quantum Park Whole Loan (as defined below) as of the Cut-off Date.

(2)	See “Escrows” section.

(3)	See “Historical Occupancy” section.

(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Quantum Park Mortgage Loan”) is part of a whole loan (the “Quantum Park Whole Loan”) that is evidenced by three pari passu promissory notes (Notes A-1, A-2 and A-3) secured by a first mortgage encumbering the fee interest in an office complex located in Ashburn, Virginia (the “Quantum Park Property”). The Quantum Park Whole Loan was originated on September 28, 2016 by Barclays Bank PLC. The Quantum Park Whole Loan had an original principal balance of $132,000,000, has an outstanding principal balance as of the Cut-off Date of $132,000,000 and accrues interest at an interest rate of 3.6885% per annum (the “Initial Interest Rate”). The Quantum Park Whole Loan had an initial term of 60 months, has a remaining term of 60 months as of the Cut-off Date and requires payments of interest-only through the anticipated repayment date (“ARD”). The ARD is October 6, 2021 and the final maturity date is October 6, 2026. In the event that the Quantum Park Whole Loan is not repaid in full on or prior to the ARD, the Quantum Park Whole Loan will accrue interest at a per annum rate equal to the Initial Interest Rate plus 3.0000% (the “Adjusted Interest Rate”); however, interest accrued at the excess of the Adjusted Interest Rate over the Initial Interest Rate (the “Accrued Interest”) will be deferred. In addition, from and after the ARD, all excess cash flow from the Quantum Park Property after the payment of reserves, interest calculated at the Initial Interest Rate and operating expenses will be applied (i) first to repay the principal balance of the Quantum Park Whole Loan and (ii) second to the payment of Accrued Interest. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loans—the Quantum Park Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

The Quantum Park Mortgage Loan, evidenced by the controlling Note A-3 will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $52,000,000 and has an outstanding principal balance as of the Cut-off Date of $52,000,000. The non-

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QUANTUM PARK

controlling Note A-1, which had an original principal balance of $30,000,000, was contributed to the CGCMT 2016-C3 Trust. The non-controlling Note A-2, which had an original principal balance of $50,000,000, is expected to be contributed to the CGCMT 2016-P6 Trust.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$30,000,000	CGCMT 2016-C3	No
A-2	$50,000,000	CGCMT 2016-P6	No
A-3	$52,000,000	WFCM 2016-C37	Yes
Total	$132,000,000

Following the lockout period, the borrower has the right to prepay the Quantum Park Whole Loan in whole, but not in part, on any date before June 6, 2021, provided that the borrower pays the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. In addition, the Quantum Park Whole Loan is prepayable without penalty on or after June 6, 2021.

Sources and Uses(1)

Sources			Uses
Original whole loan amount	$132,000,000	67.1%	Purchase price	$193,000,000	98.1%
Sponsor’s new cash contribution	61,070,342	31.0	Reserves	25,086	0.0
Other sources	3,675,273	1.9	Closing costs	3,720,528	1.9
Total Sources	$196,745,614	100.0%	Total Uses	$196,745,614	100.0%

(1)	In conjunction with the acquisition of the Quantum Park Property, the sponsor also acquired two adjacent buildings which are not collateral for the Quantum Park Whole Loan. The Sources and Uses table reflect amounts allocated to the sponsor’s acquisition of the Quantum Park Property which serves as collateral for the Quantum Park Whole Loan.

The Property. The Quantum Park Property consists of five Class A buildings totaling 942,843 square feet located in Ashburn, Virginia. The Quantum Park Property is part of a larger 128-acre campus totaling 1,518,366 square feet (the “Quantum Park Campus”) comprising a main campus building (collateral), 10 mid-rise office and data center buildings (four of which are collateral) and two other buildings (non-collateral) which house mechanical spaces. The 10 mid-rise office buildings are three to four stories in height and are inter-connected via a main corridor known as “Main Street” which also links to the main campus building. The main campus building includes approximately 56,000 square feet of secured data center space, a 38,000 square foot dining hall, collaborative meeting spaces, high-tech conference centers, and a 5,000 square foot fitness center. The Quantum Park Property includes approximately 842,843 square feet of office space and approximately 100,000 square feet of data center space. Parking at the Quantum Park Property is provided through perpetual reciprocal easement agreements and includes five parking structures and surface lots totaling 5,685 spaces, resulting in a parking ratio of 6.03 spaces per 1,000 square feet of net rentable area.

The Quantum Park Property was constructed between 1998 and 2001 as the original headquarters for MCI Communications, Corp. which subsequently became MCI Inc. MCI Inc. was acquired by Verizon Communications Inc. (“Verizon”) in January 2006 and changed its name to Verizon Business Network Services Inc. (“VZ Business”). In December 2015, VZ Business completed a sale-leaseback transaction with a joint venture between Davidson Kempner Capital Management L.P. and American Real Estate Partners for $212,500,000. In conjunction with the sale-leaseback transaction, VZ Business executed a lease through November 2027 with two, seven-year renewal options and no early termination rights. The lease is guaranteed by Verizon (NYSE: VZ) (Moody’s/Fitch/S&P: Baa1/A-/BBB+). As of December 31, 2015, Verizon had approximate consolidated revenues of $131.6 billion, net income of $17.9 billion, operating cash flows from continuing operations of $38.9 billion and total assets of $244.6 billion.

Following the sale-leaseback transaction, VZ Business began consolidating employees from the greater Quantum Park Campus into the buildings that comprise the Quantum Park Property. According to the sponsor, 2,917 VZ Business employees are currently on site. The consolidation into the Quantum Park Property coincided with Verizon’s 2015 reorganization of its wireless operations which consolidated 20 regional offices to six. VZ Business currently maintains mission-critical infrastructure and fiber optic connectivity at the Quantum Park Property including Verizon’s Network Operations Center (the “NOC”). Verizon uses the NOC to monitor and control the firms’ global internet protocol (“IP”) network, the FiOS network and the Digital Media Services Group. To support and develop this infrastructure, the Quantum Park Property features an executive briefing center, a FiOS testing lab, and Tier III data center space. Additionally, Verizon reported an $80.0 million investment into a public IP lab at the Quantum Park Property, which allows for full scale network server stress testing and internet traffic simulations.

The collateral for the Quantum Park Whole Loan includes five buildings comprised of buildings D-1, F-1, F-2, G- 1 and G-2, all of which are fully leased to VZ Business. The sponsor also acquired buildings E-1 and E-2, each of which is partially leased to VZ Business. The seller retained buildings B-1, B-2, C-1 and C-2. Buildings B-1 and B-2 are unimproved and have no assigned net rentable area and are not included in the total Quantum Park Campus square feet. Buildings C-1 and C-2 have short-term leases in place with VZ Business. The seller also retained several plots of future development land around the perimeter of the Quantum Park Property.

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QUANTUM PARK

Condominium. In conjunction with the acquisition of the Quantum Park Property by the borrower, the Quantum Park Campus was structured as a building condominium over a land condominium. The dual condominium structure results in borrower ownership of both the land and the improvements that comprise the Quantum Park Property, which serves as collateral for the Quantum Park Whole Loan.

Under the building condominium (the “Building Condo”) and as of the Cut-off Date, (i) the borrower owns five Building Condo units, comprising 62.1% of the interest/voting rights in the Building Condo association, (ii) a sponsor affiliate owns two Building Condo units, comprising 18.9% of the interest/voting rights in the Building Condo association and (iii) the seller owns two Building Condo units, comprising 19.0% of the interest/voting rights in the Building Condo association. The Building Condo association owns and operates the parking garages, the central plant (electricity, heating and cooling) and the cafeteria, and is responsible for all common elements of maintenance, operations and security.

Under the land condominium (the “Land Condo”) and as of the Cut-off Date, (a) the borrower owns five Land Condo units, comprising 34.3% of the interest/voting rights in the Land Condo association, (b) a sponsor-affiliate owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association, (c) the seller owns two Land Condo units, comprising 9.5% of the interest/voting rights in the Land Condo association and (d) the Building Condo association owns five Land Condo units, comprising 46.8% of the interest/voting rights in the Land Condo association. The Land Condo association grants perpetual, non-exclusive reciprocal easements for ingress and egress and use of the parking garages.

As of the Cut-off Date, since the borrower controls the Building Condo association by virtue of holding 62.1% of the interest/voting rights in the Building Condo association and the Building Condo association holds 46.8% of the interest/voting rights in the Land Condo association, then the borrower indirectly controls the land condominium association with a combined interest/voting rights of 81.1% (inclusive of the borrower’s directly-held 34.3% of the interest/voting rights in the Land Condo association). Certain non-collateral parcels of land located around the perimeter of the Quantum Park Property were retained by the seller for future development and, as of the Cut-off Date, were not included in the Land Condo; however, pursuant to the Land Condo declaration, such parcels of land may be added to the Land Condo in the future which would have the effect of diluting the borrower’s interest/voting rights in the Land Condo association. See “Description of the Mortgage Pool–Mortgage Pool Characteristics–Condominium Interests” in the Prospectus.

The following table presents certain information relating to the tenancy at the Quantum Park Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
Verizon Business Network Services Inc.	A- / Baa1/ BBB+	942,843	100.0%	$16.52	$15,574,380	100.0%	11/30/2027(3)
Total Major Tenant		942,843	100.0%	$16.52	$15,574,380	100.0%

Vacant Space		0	0.0%

Collateral Total		942,843	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through November 2017 totaling $273,424 and straight-lined rent from December 2017 through November 2027 totaling $1,629,733.

(3)	Verizon Business Network Services Inc. has two, seven-year lease extension option.

A-3-20

QUANTUM PARK

The following table presents certain information relating to the lease rollover schedule at the Quantum Park Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter	1	942,843	100.0%	942,843	100.0%	$15,574,380	100.0%	$16.52
Vacant	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Total/Weighted Average	1	942,843	100.0%			$15,574,380	100.0%	$16.52

(1)	Information obtained from the underwritten rent roll.

The following table presents historical occupancy percentages at the Quantum Park Property:

Historical Occupancy

12/31/2012(1)(2)	12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)	12/1/2016
NAV	NAV	NAV	100.0%	100.0%

(1)	Information obtained from the borrower.
(2)	Historical Occupancy is not available as the Quantum Park Property was acquired by the seller in December 2015.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the underwritten net cash flow at the Quantum Park Property:

Cash Flow Analysis(1)

	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$15,574,380(2)	57.5%	$16.52
Grossed Up Vacant Space	0	0.0	0.00
Total Reimbursables	12,043,225	44.5	12.77
Less Vacancy & Credit Loss	(552,352)(3)	(2.0)	(0.59)
Effective Gross Income	$27,065,253	100.0%	$28.71

Total Operating Expenses	$12,043,225(4)	44.5%	$12.77

Net Operating Income	$15,022,028	55.5%	$15.93
TI/LC	0	0.0	0.00
Capital Expenditures	235,711	0.9	0.25
Net Cash Flow	$14,786,318	54.6%	$15.68

NOI DSCR(5)	3.04x
NCF DSCR(5)	3.00x
NOI DY(5)	11.4%
NCF DY(5)	11.2%

(1)	Historical financial information is not available as the Quantum Park Property was acquired by the seller in December 2015 as part of a sale-leaseback transaction with VZ Business.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through November 2017 totaling $273,424 and straight-lined rent from December 2017 through November 2027 totaling $1,629,733.

(3)	The underwritten economic vacancy is 2.0%. Current occupancy at the Quantum Park Property was 100.0%, as of December 1, 2016. See “Historical Occupancy” section.

(4)	Operating Expenses were generally underwritten to the borrower’s 2016 budget and are fully reimbursable pursuant to the BZ Business lease.

(5)	The debt service coverage ratios and debt yields are based on the Quantum Park Whole Loan.

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QUANTUM PARK

Appraisal. As of the appraisal valuation date of September 12, 2016, the Quantum Park Property had an “as-is” appraised value of $200,000,000. In addition, the appraisal for the Quantum Park Property set forth a “hypothetical go-dark” appraised value of $95,600,000 as of September 12, 2016.

Environmental Matters. According to the Phase I environmental site assessment dated August 18, 2016, there are no recognized environmental conditions at the Quantum Park Property.

Market Overview and Competition. The Quantum Park Property is located in the Ashburn area of Loudoun County in Northern Virginia. Ashburn, Virginia is located in the Northern Virginia office market and is approximately 25 miles northwest of Washington D.C. The Quantum Park Property is located approximately one mile away from the Dulles Greenway which connects to Routes 7 and 28 as well as Interstate 66, each of which provides access to Washington D.C. In addition, the Quantum Park Property is located approximately four miles north of Dulles International Airport, which served 21.7 million passengers in 2015. According to the appraisal, the Quantum Park Property is situated in the Loudoun County submarket, which contains approximately 13.9 million square feet of office space in 214 buildings. As of the second quarter of 2016, the Loudoun County office submarket vacancy was 13.9%, decreasing steadily from 16.3% in 2013. The completion of the first phase of the Washington Metropolitan Transit Authority Silver Line rail project in July 2014 extended the reach of public transportation from Washington D.C. to Reston, Virginia (east of the Quantum Park Property). The completion of the second phase of the Silver Line rail project is scheduled for 2020 and will coincide with the opening of the new Ashburn Silver Line Metro Station, one mile from the Quantum Park Property. VZ Business’ base rent is approximately 27.5% below the appraiser-concluded median triple net office market base rental rate of $20.00 per square foot.

According to the appraisal, the Quantum Park Property is located in Northern Virginia’s Data Center Alley, the largest data center area globally in terms of demand with 56 data center facilities and 12.5 million square feet of space. The Metropolitan Area Exchange-East is a driver of the technological development and infrastructure in the area and is located approximately 15 miles east of the Quantum Park Property in Vienna, Virginia. According to the appraisal, the Data Center Alley submarket exhibited a data center vacancy rate of 3.8% with 109.9 megawatts of data center absorption in 2015. Data Center Alley is in close proximity to the Dulles Technology Corridor, home to over 30,000 research, technology and development-related companies including Accenture, Airbus, DynCorp, Microsoft, Nortel Networks and Oracle.

The following table presents certain information relating to comparable office leases for the Quantum Park Property:

Comparable Leases(1)

Property Name/Location	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF
460 Herndon Parkway Herndon, Virginia	7.7 miles	Boeing	Jun. 2016 / 7.3 Yrs	168,154	$15.00
8270 Willow Oaks Corporate Drive Fairfax, Virginia	21.1 miles	Fairfax County School Board (FCPS)	Sep. 2015 / 13.0 Yrs	122,000	$14.00
13560 Dulles Technology Drive Herndon, Virginia	7.2 miles	Lockheed Martin Corp.	Jun. 2015 / 5.5 Yrs	189,764	$13.00
12000 Sunrise Valley Drive Reston, Virginia	9.4 miles	Fannie Mae	Feb. 2015 / 5.0 Yrs	185,857	$24.00
2070 Chain Bridge Road Vienna, Virginia	17.0 miles	GSA – FINCEN	Feb. 2015 / 15.0 Yrs	124,990	$19.98
5107 Leesburg Pike Falls Church, Virginia	26.4 miles	GSA – Execute Office of Immigration Review	Dec. 2014 / 15.0 Yrs	169,131	$20.00
5107 Leesburg Pike Falls Church, Virginia	26.4 miles	GSA – DMV	Dec. 2014 / 1.3 Yrs	166,685	$20.00
2600 Park Tower Drive Vienna, Virginia	19.7 miles	Boeing	Nov. 2014 / 3.0 Yrs	121,000	$26.25
2100 Washington Boulevard Arlington, Virginia	26.7 miles	Arlington County Department of Human Services	Jul. 2014 / 7.0 Yrs	144,740	$31.78

(1)	Information obtained from the appraisal.

The Borrower. The borrower is Solace Ashburn DFG LLC, a single purpose Delaware limited liability company with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Quantum Park Whole Loan. Solace Ashburn Investments LLC is the guarantor of certain nonrecourse carveouts under the Quantum Park Whole Loan.

The Sponsor. The sponsor is AGC Equity Partners Holding Ltd. (“AGC”), a global alternative asset investment firm which manages equity capital in excess of $5.0 billion. Based out of London, AGC invests globally across a wide range of real estate, infrastructure and other opportunities focusing on European and North American markets. AGC invests directly in real estate assets and focuses on high quality tenants, long-term creditworthy leases and properties in primary markets. Other notable AGC investments include the Citigroup Tower in London, PwC headquarters in Dublin and the Vodafone Campus in Dusseldorf, Germany.

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QUANTUM PARK

Escrows. The Quantum Park Whole Loan documents provide for an upfront escrow at closing in the amount of $25,086 for insurance expenses. The Quantum Park Whole Loan documents also provide for an escrow funded by two payments in the amount of $333,186 each for real estate taxes on October 6, 2016 and November 6, 2016.

The Quantum Park Whole Loan documents provide for ongoing monthly escrows of $191,400 for real estate taxes, $11,786 for replacement reserves and $439,668 for condominium charges. The Quantum Park Whole Loan documents do not require ongoing monthly escrows for insurance premiums so long as the borrower provides the lender with evidence that the Quantum Park Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect. The Quantum Park Whole Loan documents do not require ongoing escrows for rollover reserves as long as no Verizon Trigger Period (as defined below) is in effect.

A “Verizon Trigger Period” means a period (A) commencing upon the first to occur of (i) a material monetary default under the VZ Business lease beyond all applicable notice and cure periods, (ii) any bankruptcy action or similar insolvency of VZ Business or Verizon, (iii) VZ Business giving notice that it is terminating the VZ Business lease for all or any portion of its space at the Quantum Park Property and (iv) the withdrawal or downgrade of the credit rating of Verizon to below an Investment Grade Rating (as defined below) by at least two of S&P, Moody’s or Fitch, and (B) ending upon the first to occur of (1) (a) with respect to clause (i) above, such event of default being cured; (b) with respect to clause (ii) above, VZ Business or Verizon no longer being insolvent or subject to any bankruptcy or insolvency proceedings and VZ Business affirming the VZ Business lease pursuant to a final, non-appealable order of a court of competent jurisdiction, (c) with respect to clause (iii) above, VZ Business revoking or rescinding all termination or cancellation notices with respect to the VZ Business lease and re-affirming the VZ Business lease as being in full force and effect and (d) with respect to clause (iv) above, (I) the credit rating of Verizon being reinstated by each of the rating agencies that withdrew such rating or increased to at least the Investment Grade Rating (as defined below) by each of the rating agencies that downgraded Verizon or (II) the credit rating of Verizon being at least “B1” or the equivalent thereof by each of S&P, Moody’s and Fitch and the amount on deposit in the rollover reserve account being equal to or exceeding $37,713,720, or (2) the borrower having leased the entire VZ Business space to one or more replacement tenants and (aa) each replacement tenant accepting the applicable premises demised under its lease and paying the full amount of the rent due thereunder (unless any such free rent is reserved with lender) and (bb) each such replacement tenant or guarantor of replacement tenant having an Investment Grade Rating by at least two of S&P, Moody’s or Fitch.

An “Investment Grade Rating” means a long-term unsecured debt or equity rating or corporate credit rating of “BBB-” or higher by S&P, an issuer default rating of “BBB-” or higher by Fitch or a long-term issuer rating of “Baa3” or higher by Moody’s.

Lockbox and Cash Management. The Quantum Park Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct the tenant to pay its rents directly to such lockbox account. The Quantum Park Whole Loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account. All excess funds are required to be distributed to the borrower except during (i) the continuance of a Verizon Trigger Period (while the amount on deposit in the rollover reserve is equal to or exceeds $37,713,720) or (ii) the continuance of a Quantum Park Trigger Period (as defined below), other than a Verizon Trigger Period, when the remainder is held by the lender in an excess cash flow fund.

A “Quantum Park Trigger Period” means a period commencing upon (a) an event of default under the Quantum Park Whole Loan documents and ending once such event of default has been cured, (b) the occurrence of the ARD or (c) the continuance of a Verizon Trigger Period.

Property Management. The Quantum Park Property is managed by American Real Estate Partners Management LLC.

Assumption. The borrower has the right to transfer the Quantum Park Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; and (iii) the lender has received confirmation from Moody’s, Fitch, Kroll and DBRS that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 certificates, Series 2016-C3 certificates and Series 2016-P6 certificates.

Partial Release. None permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The Quantum Park Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Quantum Park Property, as well as loss of rents and/or business interruption insurance for a period no less than 18 months following the occurrence of a casualty event together with a six-month extended period of indemnity.

A-3-23

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A-3-24

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2	Shawnee Shopping Center	Shawnee, OK	19	Bad Axe Shopping Center	Bad Axe, MI
3	Durant Shopping Center	Durant, OK	20	Ottumwa Shopping Center	Ottumwa, IA
4	Radcliff Shopping Center	Radcliff, KY	21	Tyler Shopping Center	Tyler, TX
5	Mustang Shopping Center	Mustang, OK	22	Oskaloosa Shopping Center	Oskaloosa, IA
6	Pineville Shopping Center	Pineville, LA	23	Shelbyville Shopping Center	Shelbyville, IN
7	Yukon Shopping Center	Yukon, OK	24	Alexandria Shopping Center	Alexandria, LA
8	Fort Dodge Shopping Center	Fort Dodge, IA	25	La Junta Shopping Center	La Junta, CO
9	Belton Shopping Center	Belton, TX	26	St. John's Shopping Center	Saint Johns, MI
10	Petal Shopping Center	Petal, MS	27	Newton Shopping Center	Newton, IA
11	Douglas Shopping Center	Douglas, AZ	28	Tell City Shopping Center	Tell City, IN
12	Boaz Shopping Center	Boaz, AL	29	Newcastle Shopping Center	Newcastle, OK
13	Zachary Shopping Center	Zachary, LA	30	Wauseon Shopping Center	Wauseon, OH
14	Plainview Shopping Center	Plainview, TX	31	Pampa Shopping Center	Pampa, TX
15	Minden Shopping Center	Minden, LA	32	Keokuk Shopping Center	Keokuk, IA
16	West Burlington Shopping Center	West Burlington, IA	33	Liberty Shopping Center	Liberty, TX
17	Pulaski Shopping Center	Pulaski, TN	34	Perry Shopping Center	Perry, FL

MINNEAPOLIS
Eau Claire
Marshfield
Marshall
Red Wing
Brookings
MINNESOTA
Faribault
Winona
Mankato
Rochester
La Crosse
SD
Albert Lea
Austin
WISCONSIN
Sioux Falls
Spencer
Algona
Mason City
Sioux City
Storm Lake
Fort Dodge
Cedar Falls
Waterloo
Dubuque
IOWA
Cedar Rapids
Carroll
Ames
Marshalltown
Clinton
West Des Moines
Ankeny
Newton
Iowa City
Davenport
OMAHA
DES MOINES
Oskaloosa
Muscatine
Rock Island
Council Bluffs
Bellevue
Ottumwa
Burlington
Lincoln
NEBR.
Keokuk
ILLINOIS
Maryville
Kirksville
MISSOURI
Quincy

Topeka
KANSAS CITY
ST. LOUIS
Frankfort
Charleston
KS
Jefferson City
Louisville
VA
Wichita
MO
KY
Raleigh
Tulsa
NASHVILLE
Knoxville
OKLAHOMA CITY
Little Rock
MEMPHIS
TN
CHARLOTTE
Pulaski
OK
AR
Boaz
ATLANTA
Columbia
MS
Birmingham
Macon
Charleston
DALLAS
Arlington
Minden
Jackson
AL
Savannah
Shreveport
GA
Atlantic Ocean
Pineville
Alexandria
Zachary
Petal
Montgomery
TX
Tallahassee
JACKSONVILLE
Lafayette
Baton Rouge
Mobile
Perry
HOUSTON
LA
NEW ORLEANS
Orlando
TAMPA
FL
Gulf of Mexico
MIAMI

A-3-25

No. 3 – Walmart Shadow Anchored Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Ladder Capital Finance			Single Asset/Portfolio:	Portfolio
				Property Type:	Retail
Original Principal Balance(1):	$39,536,250			Specific Property Type:	Shadow Anchored
Cut-off Date Balance(1):	$39,536,250			Location:	Various – See Table
% of Initial Pool Balance:	5.3%			Size:	881,524 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$101.00
Borrowers(2):	Various			Year Built/Renovated:	Various – See Table
Sponsor:	David W. Schostak			Title Vesting(5):	Various
Mortgage Rate:	5.5898%			Property Manager:	Self-managed
Note Date:	September 1, 2016			4th Most Recent Occupancy (As of):	93.9% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	92.1% (12/31/2013)
Maturity Date:	September 6, 2021			2nd Most Recent Occupancy(As of):	92.2% (12/31/2014)
IO Period:	24 months			Most Recent Occupancy (As of):	93.4% (12/31/2015)
Loan Term (Original):	60 months			Current Occupancy (As of):	93.1% (10/31/2016)
Seasoning:	3 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$8,667,457 (12/31/2013)
Call Protection:	L(27),D(28),O(5)			3rd Most Recent NOI (As of):	$9,035,547 (12/31/2014)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of):	$9,045,481 (12/31/2015)
Additional Debt(1)(3):	Yes			Most Recent NOI (As of):	$9,050,388 (TTM 6/30/2016)
Additional Debt Type(1)(3):	Pari Passu; Mezzanine
				U/W Revenues:	$12,603,392
				U/W Expenses:	$3,145,985
Escrows and Reserves(4):				U/W NOI:	$9,457,407
				U/W NCF:	$8,311,424
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	1.54x
Taxes	$682,795	$136,559	NAP	U/W NCF DSCR(1):	1.36x
Insurance	$150,051	$12,504	NAP	U/W NOI Debt Yield(1):	10.6%
Replacement Reserves	$0	$14,692	$528,915	U/W NCF Debt Yield(1):	9.3%
TI/LC Reserve	$850,000	$80,806	$2,909,034	As-Is Appraised Value:	$118,715,000
Deferred Maintenance	$218,304	$0	NAP	As-Is Appraisal Valuation Date(6):	Various
Tell City Engineering Reserve	$129,000	$0	NAP	Cut-off Date LTV Ratio(1):	75.0%
Ground Rent Reserve	$8,216	Springing	$8,216	LTV Ratio at Maturity or ARD(1):	72.0%

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Walmart Shadow Anchored Portfolio Whole Loan (as defined below).

(2)	See “Borrowers” section.

(3)	See “Subordinate and Mezzanine Indebtedness” section. The equity interest in the borrower has been pledged to secure mezzanine indebtedness with an original principal balance of $8,613,750. All statistical information related to the balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based solely on the Walmart Shadow Anchored Portfolio Whole Loan. As of the Cut-off Date, the Cut-off Date Balance per SF, U/W NCF DSCR, U/W NCF Debt Yield, Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the Walmart Shadow Anchored Portfolio Whole Loan and the Walmart Shadow Anchored Portfolio Mezzanine Loan (as defined below) in the aggregate were $110.77, 1.17x, 8.5%, 82.3% and 79.2%, respectively.

(4)	See “Escrows” section.

(5)	The Walmart Shadow Anchored Portfolio Whole Loan is secured by the leasehold interests in two of the Walmart Shadow Anchored Portfolio Properties (as defined below) and by the fee interests in the remaining 32 Walmart Shadow Anchored Portfolio Properties. See “Ground Lease” section.

(6)	See “Appraisals” section.

The Mortgage Loan. The mortgage loan (the “Walmart Shadow Anchored Portfolio Mortgage Loan”) is part of a whole loan (the “Walmart Shadow Anchored Portfolio Whole Loan”) that is evidenced by two pari passu promissory notes (Notes A-1 and A-2) and secured by a first mortgage encumbering the fee (or, as to two properties, the leasehold) interests in 34 retail properties, each shadow anchored by Walmart, across 14 states (the “Walmart Shadow Anchored Portfolio Properties”). The Walmart Shadow Anchored Portfolio Whole Loan was originated on September 1, 2016 by Ladder Capital Finance LLC. The Walmart Shadow Anchored Portfolio Whole Loan had an original principal balance of $89,036,250, has an outstanding principal balance as of the Cut-off Date of $89,036,250 and accrues interest at an interest rate of 5.5898% per annum. The Walmart Shadow Anchored Portfolio Whole Loan had an initial term of 60 months, has a remaining term of 57 months as of the Cut-off Date and requires interest-only payments for the first 24 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Walmart Shadow Anchored Portfolio Whole Loan matures on September 6, 2021.

The non-controlling Note A-2, which will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $39,536,250 and has an outstanding principal balance as of the Cut-off Date of $39,536,250. Note A-1, which is currently held by Ladder Capital Finance LLC or an affiliate and was contributed to the WFCM 2016-LC25 Trust, had an original principal balance of $49,500,000, has an outstanding principal balance as of the Cut-off Date of $49,500,000 and represents the controlling interest in

A-3-26

WALMART SHADOW ANCHORED PORTFOLIO

the Walmart Shadow Anchored Portfolio Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—Non-Serviced Whole Loans—The Walmart Shadow Anchored Portfolio Whole Loan” in the Prospectus.

Pari Passu Note Summary

	Original Balance	Note Holder	Controlling Piece
Note A-1	$49,500,000	WFCM 2016-LC25	Yes
Note A-2	$39,536,250	WFCM 2016-C37	No
Total	$89,036,250

Following the lockout period, the borrower has the right to defease the Walmart Shadow Anchored Portfolio Whole Loan in whole but not in part, on any due date before May 6, 2021. In addition, the Walmart Shadow Anchored Portfolio Whole Loan is prepayable without penalty commencing on May 6, 2021. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) September 1, 2019. It is anticipated that the Walmart Shadow Anchored Portfolio Mortgage Loan will be the last note securitized from the Walmart Shadow Anchored Portfolio Whole Loan.

Sources and Uses

Sources			Uses
Original Whole Loan amount	$89,036,250	91.2%	Loan payoff(1)	$89,698,349	91.9%
Mezzanine Loan	8,613,750	8.8	Reserves	2,038,365	2.1
			Closing costs	1,464,686	1.5
			Return of equity	4,448,600	4.6
Total Sources	$97,650,000	100.0%	Total Uses	$97,650,000	100.0%

(1)	Seven of the Walmart Shadow Anchored Portfolio Properties were previously securitized in the CSMC 2007-C1 transaction. The remainder of the properties were securitized in the CSMC 2006-C3 and CSMC 2006-C4 transactions but were not directly paid off by the Walmart Shadow Anchored Portfolio Whole Loan.

The Properties. The Walmart Shadow Anchored Portfolio Properties consist of 34 retail properties, each shadow anchored by Walmart, comprised of approximately 881,524 rentable square feet that were built between 2002 and 2006 and are located in 14 states. The related borrowers hold leasehold interests in two of the Walmart Shadow Anchored Portfolio Properties (see “Ground Lease” section) and fee interests in the remaining 32 Walmart Shadow Anchored Portfolio Properties. No property accounts for more than 5.3% of allocated Cut-off Date Principal Balance. Since 2006, the Walmart Shadow Anchored Portfolio Properties have never been less than 91.0% occupied in the aggregate. The Walmart Shadow Anchored Portfolio Properties range in size from 10,160 square feet to 39,100 square feet and were 93.1% occupied as of October 31, 2016.

A-3-27

WALMART SHADOW ANCHORED PORTFOLIO

The following table presents certain information relating to the Walmart Shadow Anchored Portfolio Properties:

Property Information(1)(2)

Property Name	City, State	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
Alice Shopping Center	Alice, TX	$4,763,000	5.3%	91.8%	2005/NAP	39,100	$6,100,000	78.1%
Shawnee Shopping Center	Shawnee, OK	$4,186,000	4.7%	100.0%	2004/NAP	35,640	$5,360,000	78.1%
Durant Shopping Center	Durant, OK	$3,834,000	4.3%	100.0%	2003/2012	32,200	$4,910,000	78.1%
Radcliff Shopping Center	Radcliff, KY	$3,819,000	4.3%	84.8%	2005/NAP	36,900	$4,890,000	78.1%
Mustang Shopping Center	Mustang, OK	$3,647,000	4.1%	100.0%	2004/NAP	35,849	$4,670,000	78.1%
Pineville Shopping Center	Pineville, LA	$3,639,000	4.1%	100.0%	2002/NAP	32,300	$4,660,000	78.1%
Yukon Shopping Center	Yukon, OK	$3,621,000	4.1%	100.0%	2004/NAP	31,500	$4,560,000	79.4%
Fort Dodge Shopping Center	Fort Dodge, IA	$3,491,000	3.9%	95.3%	2004/NAP	33,700	$4,470,000	78.1%
Belton Shopping Center	Belton, TX	$3,389,000	3.8%	100.0%	2005/NAP	28,052	$4,340,000	78.1%
Petal Shopping Center	Petal, MS	$3,183,000	3.6%	84.8%	2003/NAP	30,180	$4,100,000	77.6%
Douglas Shopping Center	Douglas, AZ	$3,183,000	3.6%	93.8%	2004/NAP	32,140	$4,100,000	77.6%
Boaz Shopping Center	Boaz, AL	$3,077,000	3.5%	88.5%	2004/NAP	27,900	$3,940,000	78.1%
Zachary Shopping Center	Zachary, LA	$3,065,000	3.4%	100.0%	2002/NAP	29,600	$3,925,000	78.1%
Plainview Shopping Center	Plainview, TX	$2,875,000	3.2%	72.3%	2005/NAP	31,720	$4,510,000	63.7%
Minden Shopping Center	Minden, LA	$2,796,000	3.1%	95.6%	2003/NAP	27,300	$3,580,000	78.1%
West Burlington Shopping Center	West Burlington, IA	$2,522,000	2.8%	100.0%	2004/NAP	26,100	$3,230,000	78.1%
Pulaski Shopping Center	Pulaski, TN	$2,430,000	2.7%	100.0%	2004/NAP	28,100	$3,600,000	67.5%
Marshalltown Shopping Center	Marshalltown, IA	$2,422,000	2.7%	87.8%	2004/NAP	22,900	$3,140,000	77.1%
Bad Axe Shopping Center	Bad Axe, MI	$2,382,000	2.7%	100.0%	2005/NAP	28,353	$3,050,000	78.1%
Ottumwa Shopping Center	Ottumwa, IA	$2,307,000	2.6%	91.9%	2004/NAP	22,190	$3,380,000	68.3%
Tyler Shopping Center	Tyler, TX	$2,286,250	2.6%	85.9%	2004/NAP	35,840	$3,580,000	63.9%
Oskaloosa Shopping Center	Oskaloosa, IA	$2,249,000	2.5%	100.0%	2004/NAP	20,700	$2,880,000	78.1%
Shelbyville Shopping Center	Shelbyville, IN	$2,187,000	2.5%	100.0%	2005/NAP	14,150	$2,800,000	78.1%
Alexandria Shopping Center	Alexandria, LA	$2,090,000	2.3%	92.2%	2003/NAP	20,400	$2,690,000	77.7%
La Junta Shopping Center	La Junta, CO	$2,085,000	2.3%	100.0%	2004/NAP	20,500	$2,670,000	78.1%
St. John’s Shopping Center	Saint Johns, MI	$2,040,000	2.3%	74.0%	2006/NAP	29,930	$3,400,000	60.0%
Newton Shopping Center	Newton, IA	$2,008,000	2.3%	88.2%	2004/NAP	20,300	$2,610,000	76.9%
Tell City Shopping Center	Tell City, IN	$1,952,000	2.2%	82.2%	2005/NAP	27,000	$2,740,000	71.2%
Newcastle Shopping Center	Newcastle, OK	$1,577,000	1.8%	100.0%	2004/NAP	11,600	$2,020,000	78.1%
Wauseon Shopping Center	Wauseon, OH	$1,406,000	1.6%	100.0%	2005/NAP	13,100	$1,800,000	78.1%
Pampa Shopping Center	Pampa, TX	$1,374,000	1.5%	100.0%	2005/NAP	16,160	$1,760,000	78.1%
Keokuk Shopping Center	Keokuk, IA	$1,203,000	1.4%	100.0%	2004/NAP	10,160	$1,540,000	78.1%
Liberty Shopping Center	Liberty, TX	$1,029,000	1.2%	67.9%	2006/NAP	14,960	$1,960,000	52.5%
Perry Shopping Center	Perry, FL	$919,000	1.0%	100.0%	2004/NAP	15,000	$1,750,000	52.5%
Total/Weighted Average		$89,036,250	100.0%	93.1%	881,524		$118,715,000	75.0%

(1)	Based on the Walmart Shadow Anchored Portfolio Whole Loan.

(2)	The 34 Walmart Shadow Anchored Portfolio Properties are cross collateralized with no partial release provisions in the loan documents.

A-3-28

WALMART SHADOW ANCHORED PORTFOLIO

The following table presents certain information relating to the tenancies at the Walmart Shadow Anchored Portfolio Properties (based on the portfolio in its entirety):

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Dollar Tree	NR/Ba2/BB+	245,426	27.8%	$8.22	$2,017,160	20.8%	Various(2)
Cato’s	NR/NR/NR	79,910	9.1%	$11.34	$906,555	9.3%	Various(2)
Gamestop	NR/Ba1/BB+	45,503	5.2%	$16.90	$769,216	7.9%	Various(2)
Shoe Show	NR/NR/NR	41,500	4.7%	$10.48	$434,775	4.5%	Various(2)
Sally Beauty	NR/NR/NR	26,950	3.1%	$13.99	$377,128	3.9%	Various(2)
Total Major Tenants		439,289	49.8%	$10.25	$4,504,834	46.4%

Non-Major Tenants		380,990	43.2%	$13.66	$5,203,573	53.6%

Occupied Collateral Total		820,279	93.1%	$11.84	$9,708,407	100.0%

Vacant Space		61,245	6.9%

Collateral Total		881,524	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	See Annex A-1 to the Prospectus for detailed information on lease expiration of individual properties.

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2013	2014	2015	Current Occupancy Cost(2)
Dollar Tree	$102	$105	$109	7.5%
Cato’s	$163	$167	$166	6.8%
Shoe Show	$115	$118	$97	10.1%
Sally Beauty	$228	$236	$245	3.9%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower. Chart includes only tenants who have reported full sales for each respective year.

(2)	Current Occupancy Costs are based on the Annual U/W Base Rent, percentage rent and reimbursements and the most recent available historical sales.

A-3-29

WALMART SHADOW ANCHORED PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Walmart Shadow Anchored Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	7	12,500	1.4%	12,500	1.4%	$155,500	1.6%	$12.44
2016	3	7,600	0.9%	20,100	2.3%	$85,600	0.9%	$11.26
2017	52	119,310	13.5%	139,410	15.8%	$1,602,251	16.5%	$13.43
2018	60	171,759	19.5%	311,169	35.3%	$2,106,097	21.7%	$12.26
2019	55	188,860	21.4%	500,029	56.7%	$2,093,540	21.6%	$11.09
2020	45	142,392	16.2%	642,421	72.9%	$1,727,315	17.8%	$12.13
2021	33	111,170	12.6%	753,591	85.5%	$1,254,114	12.9%	$11.28
2022	2	3,200	0.4%	756,791	85.9%	$38,400	0.4%	$12.00
2023	6	26,888	3.1%	783,679	88.9%	$314,380	3.2%	$11.69
2024	3	24,200	2.7%	807,879	91.6%	$214,950	2.2%	$8.88
2025	0	0	0.0%	807,879	91.6%	$0	0.0%	$0.00
2026	3	11,200	1.3%	819,079	92.9%	$105,196	1.1%	$9.39
Thereafter	1	1,200	0.1%	820,279	93.1%	$11,064	0.1%	$9.22
Vacant	0	61,245	6.9%	881,524	100.0%	$0	0.0%	$0.00
Total/Weighted Average	270	881,524	100.0%			$9,708,407	100.0%	$11.84

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Walmart Shadow Anchored Portfolio Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	10/31/2016(3)
93.9%	92.1%	92.2%	93.4%	93.1%

(1)	Information obtained from a third party source.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll.

A-3-30

WALMART SHADOW ANCHORED PORTFOLIO

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Walmart Shadow Anchored Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$8,657,624	$9,058,380	$9,288,461	$9,423,033	$9,708,407	77.0%	$11.01
Grossed Up Vacant Space	0	0	0	0	$903,439	7.2	1.02
Total Reimbursables	2,539,364	2,655,932	2,787,371	2,842,337	2,842,337	22.6	3.22
Other Income	691,995	504,250	199,885	52,648	52,648	0.4	0.06
Less Vacancy & Credit Loss	0	0	0	0	(903,439)(1)	(7.2)	(1.02)
Effective Gross Income	$11,888,983	$12,218,562	$12,275,717	$12,318,018	$12,603,392	100.0%	$14.30

Total Operating Expenses	$3,221,526	$3,183,015	$3,230,236	$3,267,630	$3,145,985	25.0%	$3.57

Net Operating Income	$8,667,457	$9,035,547	$9,045,481	$9,050,388	$9,457,407	75.0%	$10.73
TI/LC	0	0	0	0	969,678	7.7	1.10
Capital Expenditures	0	0	0	0	176,305	1.4	0.20
Net Cash Flow	$8,667,457	$9,035,547	$9,045,481	$9,050,388	$8,311,424	65.9%	$9.43

NOI DSCR(2)	1.41x	1.47x	1.48x	1.48x	1.54x
NCF DSCR(2)	1.41x	1.47x	1.48x	1.48x	1.36x
NOI DY(2)	9.7%	10.1%	10.2%	10.2%	10.6%
NCF DY(2)	9.7%	10.1%	10.2%	10.2%	9.3%

(1)	Underwritten economic vacancy is 6.9%. The Walmart Shadow Anchored Properties were 93.1% physically occupied as of October 31, 2016.

(2)	The debt service coverage ratios and debt yields are based on the Walmart Shadow Anchored Portfolio Whole Loan.

Appraisals. As of the appraisal valuation dates ranging from July 12, 2016 to July 30, 2016, the Walmart Shadow Anchored Portfolio Properties had an aggregate “as-is” appraised value of $118,715,000.

The Borrowers. The borrowers are: SFP Pool One Shopping Centers L.P.; SFP Pool Two Shopping Centers L.P.; SFP Pool Three Shopping Centers L.P.; SFP Pool Four Shopping Centers L.P.; and SFP Pool Five Shopping Centers L.P. Each of the borrowers is a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrowers delivered a non-consolidation opinion in connection with the origination of the Walmart Shadow Anchored Portfolio Whole Loan. David W. Schostak is the guarantor of certain nonrecourse carveouts under the Walmart Shadow Anchored Portfolio Whole Loan.

The Sponsor. The sponsor is David W. Schostak, who is the co-CEO of Schostak Brothers & Company with his brother Robert Schostak. The Schostaks are a fourth generation real estate family that has been involved in Michigan development, acquisitions, and leasing of retail, office, industrial, residential, and mixed use projects for over 100 years. Mr. Schostak’s current activities include joint ventures, build-to-suit projects, mixed-use developments and a variety of necessity-based retail and open air centers in 24 states. The Schostak family’s portfolio now includes over 100 restaurants including Applebee’s, Del Tacos, MOD Pizzas and Olga’s Kitchens.

The sponsor was involved in three defaults, one loan modification and one discounted payoff for loans as to which he was a sponsor. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $682,795 for real estate taxes, $150,051 for insurance, $850,000 for upfront tenant improvements and leasing commissions, $218,304 for deferred maintenance, $129,000 for an engineering reserve, and $8,216 for future ground rent payments. The loan documents also require monthly deposits in an amount equal to one-twelfth of the estimated annual real estate taxes and insurance premiums, which currently equate to $136,559 and $12,504, respectively, $14,692 for replacement reserves (capped at $528,915), and $80,806 for tenant improvements and leasing commissions (capped at $2,909,034).

Lockbox and Cash Management. The Walmart Shadow Anchored Portfolio Whole Loan documents require a lender-controlled lockbox account, which is already in place, and that the borrowers direct tenants to pay their rents directly into such lockbox account. The loan documents also require that all rents received by the borrowers or the property manager will be deposited into the lockbox account within two business days of receipt. Prior to a Sweep Event Period (as defined below), all excess cash flow will be disbursed to the related borrower. Upon a Sweep Event Period, excess cash flow will be held by the lender.

A “Sweep Event Period” will commence upon the earlier of (i) an event of default occurs under the loan documents or the property management agreement, (ii) the aggregate amortizing debt service coverage ratio for the Walmart Shadow Anchored Portfolio Properties falls below 1.05x at any time and/or (iii) any tenant occupying (physical or economic) more than 10.0% of the entire Walmart Shadow Anchored Portfolio Properties files or bankruptcy, becomes insolvent, or goes dark in the majority of its locations. A Sweep Event Period will end with respect to clause (i) upon the cure of such event of default; with respect to clause (ii), upon the debt service coverage ratio being at least 1.10x for at least two consecutive quarters; or, with respect to clause (iii) if the tenant is no longer a debtor in any bankruptcy action and pays full rent for two consecutive quarters or reopens and pays full rent for two consecutive quarters. A Sweep Event Period with respect to clause (iii) may also be cured if the borrower releases the space and either the rents payable under the replacement leases are no less than 95.0% of the rent payable under the lease being replaced or if the debt service coverage ratio is at least 1.10x.

Property Management. The Walmart Shadow Anchored Portfolio Properties are managed by an affiliate of the sponsor.

A-3-31

WALMART SHADOW ANCHORED PORTFOLIO

Assumption. The borrower has the right to transfer the Walmart Shadow Anchored Portfolio Properties, provided that no event of default has occurred and is continuing and certain other conditions are satisfied, including (i) the lender’s reasonable determination that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (ii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iii) if requested by the lender, rating agency confirmation from DBRS, Fitch, Moody’s, and Morningstar that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 certificates and similar confirmations from each rating agency rating any securities backed by the Walmart Shadow Anchored Portfolio Companion Loan with respect to the ratings of such securities.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Ladder Capital Finance LLC (the “Walmart Shadow Anchored Portfolio Mezzanine Lender”) funded an $8,613,750 mezzanine loan (the “Walmart Shadow Anchored Portfolio Mezzanine Loan”) to SFP LP Holdco L.P., a Delaware limited partnership owning the limited partnership interests of each borrower under the Walmart Shadow Anchored Portfolio Whole Loan, and SFP GP Holdco LLC, a Delaware limited liability company owning the general partnership interests of each borrower under the Walmart Shadow Anchored Portfolio Whole Loan (collectively, the “Walmart Shadow Anchored Portfolio Mezzanine Borrower”). The Walmart Shadow Anchored Portfolio Mezzanine Loan is secured by a pledge of the Walmart Shadow Anchored Portfolio Mezzanine Loan Borrowers’ interest in the borrowers under the Walmart Shadow Anchored Portfolio Whole Loan. The Walmart Shadow Anchored Portfolio Mezzanine Loan accrues interest at an interest rate of 11.000% per annum and requires payments of principal and interest based on a 30-year amortization schedule. The Walmart Shadow Anchored Portfolio Mezzanine Loan matures on September 6, 2021. The rights of The Walmart Shadow Anchored Portfolio Mezzanine Lender are further described under “Description of the Mortgage Pool–Additional Indebtedness—Mezzanine Indebtedness” in the Prospectus.

Ground Lease. Two of the Walmart Shadow Anchored Portfolio Properties are subject to ground leases: (i) the Tyler Shopping Center property is subject to a ground lease with Jack and Peggy Waldie as ground lessor that expires on April 26, 2024 with 15 five-year ground lease extension options, each with $5,000 rent increases; and (ii) the Pulaski Shopping Center property is subject to a ground lease with Wakefield Realty, LLC as ground lessor that expires on October 31, 2023 with 15 five-year ground lease extension options, each with 5% rent increases. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Walmart Shadow Anchored Portfolio Properties. The loan documents also require business interruption insurance that provides coverage for no less than the 24-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm Insurance. The loan documents require windstorm insurance covering the full replacement cost of the Walmart Shadow Anchored Portfolio Properties during the loan term. At the time of closing, the Walmart Shadow Anchored Portfolio Properties had windstorm insurance coverage.

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A-3-33

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A-3-34

POTOMAC MILLS

POTOMAC MILLS

LAST CALL

amc
amc

JOHNSTON & MURPHY

COACH

bloomingdales

XXI

A-3-35

POTOMAC MILLS

buy buy BABY
BAM!
dressbarn
jcpenney
Marshalls
Burlington
rue21
MODELL'S
sears outlet
TJ.maxx
FOREVER 21
PLACE
EXPRESS
LOFT
GAP
H&M
GROUP USA
TALBOTS
Columbia
AMC THEATRES
COSTCO
OFF 5TH
kate spade
J.CREW
COACH
Calvin Klein
rack

A-3-36

POTOMAC MILLS

Franklin Farm
Dulles Intl. Airport 4 miles
Oakton
Vienna
Tysons Corner
McLean
WASH. D.C.
Virginia Hospital Center
Falls Church
Arlington Blvd
Tattersall Park
Fair Oaks Mall
Merrifield
Inova Fairfax Hospital
Capital Beltway
West Falls Church
Seven Corners Center
Ballston Common
Arlington National Cemetery
The Pentagon
ARLINGTON
Reagan National Airport
Fair Oaks
Lee Hwy
Fairfax
Old Town Fairfax
Fair City Mall
Mantua
Lake Barcroft
Village at Shirlington
Northern VA Community College-Alexandria
George Mason University
Braddock Rd
Little River Tpke
Annandale
Twin Lakes Golf Course
Country Club of Fairfax
ALEXANDRIA
Lincolnia
Landmark Mall
Braddock Rd
Fairfax Station
Burke Centre Shopping Center
Burke
Kings Park
Lake Accotink
Springfield
Old Town
Burke Centre Pkwy
Rolling Rd
Van Dorn Street
Huntington
Rose Hill
Clifton
Chapel Rd
Fairfax County Pkwy
Springfield Plaza
Springfield Mall
Springfield Commons
Franconia
Belle Haven
Rolling Valley Mall
West Springfield
Groveton
Ox Rd
Burke Lake
Franconia-Springfield
US Coast Guard Radio Station
Huntley Meadows Park
G. Washington Pkwy
Potomac River
Henderson Rd
Wolf Run Shoals Rd
FAIRFAX COUNTY
South Run Park
Kingstowne
Newington
Telegraph Rd
Woodlawn
Fort Hunt
Occoquan River
Fountainhead Regional Park
Silverbrook Rd
Lorton Station Town Ctr.
Ox Rd
Lorton
Lorton Auto Train
Donald W. Reynolds Mus. and Educ. Ctr.
George Washington's Mount Vernon
Mount Vernon
Davis Ford Rd
Davison Army Airfield
Fort Belvoir US Army Reserve
Lake Ridge
Prince William County Stadium
Prince William Pkwy
Pohick Bay Golf Course
Gunston Rd
Pirate's Cove Waterpark
Piscataway Park
Tackett's Mill at Lake Ridge Shopping Center
PRINCE GEORGE'S COUNTY
CHARLES COUNTY
VIRGINIA
Gunston Cove
MARYLAND
Woodbridge
Potomac Mills
2700 Potomac Mills Circle
Woodbridge, VA 22192
Andrew Leitch Park
Dale City
Marumsco Plaza
Belmont Bay
Prince William Shopping Ctr.
Sentara Northern VA Med. Ctr.
Occoquan Bay Natl. Wildlife Refuge
Mason Neck State Park
Minnieville Rd
Potomac Festival
Stonebridge at Potomac Town Center
AMTRAK/VRE
PRINCE WILLIAM COUNTY
Cardinal Dr
Occoquan Bay
Montclair
Montclair Golf Club
Northern VA Community College-Woodbridge
Potomac River
Fortuna Center Plaza
Leesylvania State Park
Prince William Forest
Dumfries Rd
Southbridge
Indian Head
Dumfries
Joplin Rd
Triangle
Smallwood State Park
Naval Support Facility Indian Head
Quantico Marine Corps Base
Natl. Museum of the Marine Corps
Quantico
Reston
McLean
WASHINGTON D.C.
Chantilly
Oakton
Vienna
Centreville
Fairfax
ARLINGTON
Annandale
ALEXANDRIA
Burke
Springfield
Manassas
Franconia
Mount Vernon
Nokesville
Lorton
Lake Ridge
Dale City
Woodbridge
Dumfries
Triangle
Quantico
VIRGINIA
MARYLAND
Garrisonville
Aquia Harbour
Waldorf
St. Charles
La Plata

A-3-37

No. 4 – Potomac Mills

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$36,375,000			Specific Property Type:	Super Regional Mall
Cut-off Date Balance(1):	$36,375,000			Location:	Woodbridge, VA
% of Initial Pool Balance:	4.8%			Size(4):	1,459,997 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1)(4):	$199.32
Borrower Name:	Mall at Potomac Mills, LLC			Year Built/Renovated:	1985/2012
Sponsors:	Simon Property Group, L.P.			Title Vesting:	Fee
Mortgage Rate:	2.988213%			Property Manager:	Self-managed
Note Date:	October 5, 2016			3rd Most Recent Occupancy (As of)(5):	98.8% (12/31/2013)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of)(5):	99.6% (12/31/2014)
Maturity Date:	November 1, 2026			Most Recent Occupancy (As of)(5):	98.8% (12/31/2015)
IO Period:	120 months			Current Occupancy (As of)(5):	97.7% (9/20/2016)
Loan Term (Original):	120 months
Seasoning:	1 month
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(6):	$34,999,313 (12/31/2013)
Call Protection:	L(25), D(88), O(7)			3rd Most Recent NOI (As of)(6):	$37,395,215 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(6):	$38,949,641 (12/31/2015)
Additional Debt(1)(2):	Yes			Most Recent NOI (As of)(6):	$40,298,052 (TTM 8/31/2016)
Additional Debt Type(1)(2):	Pari Passu, Subordinate Debt
				U/W Revenues(6):	$53,920,492
				U/W Expenses(6):	$13,594,604
				U/W NOI(6):	$40,325,888
				U/W NCF(6):	$38,713,977
				U/W NOI DSCR(1):	4.57x
Escrows and Reserves(3):				U/W NCF DSCR(1):	4.39x
				U/W NOI Debt Yield(1):	13.9%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(1):	13.3%
Taxes	$0	Springing	NAP	As-Is Appraised Value:	$765,000,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date:	September 12, 2016
Replacement Reserves	$0	Springing	$645,000	Cut-off Date LTV Ratio(1):	38.0%
TI/LC Reserve	$0	Springing	$2,580,000	LTV Ratio at Maturity or ARD(1):	38.0%

(1)	See “The Mortgage Loan” section. All statistical information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the senior pari passu notes. The Cut-off Date LTV Ratio, U/W NCF DSCR and U/W NOI Debt Yield based on the Potomac Mills Whole Loan are 54.4%, 2.65x and 9.7%, respectively.
(2)	See “Subordinate and Mezzanine Indebtedness” section.
(3)	See “Escrows” section.
(4)	Size represents the square footage of collateral for the Potomac Mills Whole Loan. Total square footage of the Potomac Mills Property (as defined below) including non-collateral retail space is 1,839,997 square feet. See “The Property” and “Major Tenants” sections.
(5)	See “Historical Occupancy” section.
(6)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Potomac Mills Mortgage Loan”) is part of a whole loan (the “Potomac Mills Whole Loan”) evidenced by ten pari passu and ten subordinate promissory notes (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note, A-9, Note A-10, Note B-1, Note B-2, Note B-3, Note B-4, Note B-5, Note B-6, Note B-7, Note B-8, Note B-9 and Note B-10) that are secured by a first lien deed of trust on the Borrower’s fee simple interest in a super regional mall located in Woodbridge, Virginia (“Potomac Mills Property”). The Potomac Mills Whole Loan was co-originated on October 5, 2016 by Barclays Bank PLC, Société Générale, Cantor Commercial Real Estate Lending, L.P. and Bank of America, N.A. The Potomac Mills Whole Loan had an original principal balance of $416,000,000 and has an outstanding principal balance as of the Cut-off Date of $416,000,000. The Potomac Mills Mortgage Loan and each Potomac Mills Pari Passu Companion Loan accrues interest at an interest rate of 2.988213% per annum and each Potomac Mills Subordinate Companion Loan accrues interest at an interest rate of 4.55000% per annum. The Potomac Mills Whole Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires interest-only payments through the term of the Potomac Mills Whole Loan. The Potomac Mills Whole Loan matures on November 1, 2026.

The Potomac Mills Mortgage Loan, evidenced by the non-controlling Note A-10, had an original principal balance of $36,375,000, has an outstanding principal balance as of the Cut-off Date of $36,375,000 and represents a non-controlling interest in the Potomac Mills Whole Loan. Two pari passu notes (Note A-1 and Note A-6), with an aggregate original principal balance of $70,000,000 were contributed to the CFCRE 2016-C6 Trust. Note A-1 represents the controlling interest in the Potomac Mills Whole Loan during a control appraisal period, otherwise the controlling noteholder is the junior noteholder. The non-controlling Note A-7, which had an

A-3-38

POTOMAC MILLS

original principal balance of $35,000,000, was contributed to the CGCMT 2016-C3 Trust. The non-controlling Note A-9, which had an original principal balance of $36,375,000, is held by Barclays Bank, PLC and is expected to be contributed to the CGCMT 2016-P6 Trust. The non-controlling Note A-2 and Note A-3, which had an aggregate original principal balance of $32,750,000, are held by Société Générale, and are expected to be contributed to one or more future securitization trusts. The non-controlling Note A-4, which had an original principal balance of $52,000,000, is held by Bank of America, N.A. and is expected to be contributed to the MSBAM 2016-C32 Trust. The non-controlling Note A-5, which had an original principal balance of $20,750,000, is held by Bank of America, N.A., and is expected to be contributed to one or more future securitization trusts. The non-controlling Note A-8, which had an original principal balance of $7,750,000, is held by Cantor Commercial Real Estate Lending, L.P. and is expected to be contributed to one or more future securitization trusts. The Potomac Mills Subordinate Companion Loans are currently held by Teachers Insurance and Annuity Association of America. The lender provides no assurances that any non-securitized notes will not be split further. The mortgage loans evidenced by Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8 and Note A-9 are collectively referred to as the “Potomac Mills Pari Passu Companion Loans”. The mortgage loans evidenced by Note B-1, Note B-2, Note B-3, Note B-4, Note B-5, Note B-6, Note B-7, Note B-8. Note B-9 and Note B-10 are collectively referred to as the “Potomac Mills Subordinate Companion Loans”. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Potomac Mills Whole Loan” and “Pooling and Servicing Agreement” in the Prospectus.

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$40,000,000	CFCRE 2016-C6	Yes
A-2	$20,000,000	Société Générale	No
A-3	$12,750,000	Société Générale	No
A-4	$52,000,000	MSBAM 2016-C32	No
A-5	$20,750,000	Bank of America, N.A.	No
A-6	$30,000,000	CFCRE 2016-C6	No
A-7	$35,000,000	CGCMT 2016-C3	No
A-8	$7,750,000	Cantor Commercial Real Estate Lending, L.P.	No
A-9	$36,375,000	CGCMT 2016-P6	No
A-10	$36,375,000	WFCM 2016-C37	No
Junior Notes	$125,000,000	Teachers Insurance and Annuity Association of America	No
Total	$416,000,000

Following the lockout period, on any date before May 1, 2026, the Borrower has the right to defease the Potomac Mills Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) October 5, 2019. The Potomac Mills Whole Loan is prepayable without penalty on or after May 1, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$416,000,000	100.0%	Loan payoff(1)	$411,992,396	99.0%
			Closing costs	2,011,635	0.5
			Return of equity	1,995,969	0.5
Total Sources	$416,000,000	100.0%	Total Uses	$416,000,000	100.0%

(1)	The Potomac Mills Property was previously securitized in LBUBS 2007-C6 and WBCMT 2007-C33.

The Property. The Potomac Mills Property is a super regional mall located in Woodbridge, Virginia approximately 25.0 miles south of Washington, D.C. Built in 1985 by the sponsor, the Potomac Mills Property contains approximately 1,839,997 square feet of retail space, of which 1,459,997 square feet serves as collateral for the Potomac Mills Whole Loan (the “Potomac Mills Mortgaged Property”). The Potomac Mills Mortgaged Property features 7,292 parking spaces, resulting in a parking ratio of approximately 5.0 spaces per 1,000 feet of rentable area.

The Potomac Mills Property is anchored by IKEA, Burlington Coat Factory, Costco Warehouse, J.C. Penney, AMC Theatres, Buy Buy Baby/and That! and Marshalls; however, IKEA and Burlington Coat Factory are not part of the collateral for the Potomac Mills Whole Loan. Based on 2015 year-end sponsor-estimated sales, IKEA generated sales of $175.0 million. The IKEA located at the Potomac Mills Property is the only IKEA located in the state of Virginia. As of the trailing 12-month period ending June 2016 (“TTM June 2016”), Burlington Coat Factory generated approximately $22.3 million in sales. Per 2015 year-end sponsor-estimated sales, Costco Warehouse generated sales of $116.0 million ($783 sales per square foot). AMC Theatres achieved sales of approximately $14.5 million as of TTM June 2016, or approximately $804,794 per screen. AMC Theatres includes 18 screens at the Potomac Mills Property, which features an IMAX theater with stadium seating.

The Potomac Mills Property, features over 200 tenants, including retailers such as American Eagle Outfitters ($610 sales per square foot), Bloomingdales the Outlet ($138 sales per square foot), Coach ($757 sales per square foot), Fossil Company Store ($879 sales per square foot), GameStop ($1,162 sales per square foot), H&M ($309 sales per square foot), Michael Kors ($2,572 sales per square foot), Nike Factory Store ($577 sales per square foot), Polo Ralph Lauren Factory Store ($618 sales per square foot), Saks Fifth Avenue Off 5th ($185 sales per square foot) and Victoria’s Secret ($722 sales per square foot). Sales per square foot information is as of TTM June 2016.

Since 2012, the sponsor has invested approximately $30.0 million in the Potomac Mills Property adding four freestanding restaurants, renovating the exterior of the southern portion of the mall and main entrances, relocating Saks Fifth Avenue Off 5th and adding Buy Buy Baby/and That! in 2012.

The following table presents certain information relating to the tenancy at the Potomac Mills Property:

A-3-39

POTOMAC MILLS

Major Tenants

Tenant Name	Credit Rating (Fitch/ Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF(2)	Annual U/W Base Rent PSF(3)	Annual U/W Base Rent(3)	% of Total Annual U/W Base Rent	Sales PSF(4)	Occupancy Cost(4)	Lease Expiration Date

Anchor Tenants – Non-Collateral
IKEA	NR/NR/NR	300,000	ANCHOR OWNED – NON-COLLATERAL				$583	NAP	NAP
Burlington Coat Factory	NR/Ba3/NR	80,000					$279	NAP	NAP
Total Anchor Tenants – Non- Collateral		380,000

Anchor Tenant - Collateral
AMC Theatres	B+/NR/B+	75,273	5.2%	$23.00	$1,731,279	5.4%	$804,794(5)	12.7%(5)	2/28/2019(6)
Buy Buy Baby/and That!	NR/Baa1/BBB+	73,432	5.0%	$10.61	$779,114	2.4%	NAV	NAV	1/31/2025(7)
J.C. Penney	B+/B1/B	100,140	6.9%	$7.33	$733,824	2.3%	$112	7.4%	2/28/2022(8)
Costco Warehouse	A+/A1/A+	148,146	10.1%	$4.39	$650,943	2.0%	$783	0.6%	5/31/2032(9)
Marshalls	NR/A2/A+	61,763	4.2%	$9.75	$602,189	1.9%	$291	3.8%	1/31/2019(10)
Total Anchor Tenants – Collateral		458,754	31.4%	$9.80	$4,497,349	13.9%

Major Tenants – Collateral
XXI Forever		30,428	2.1%	$24.00	$730,337	2.3%	$197	12.0%	1/31/2020
H&M		22,686	1.6%	$28.98	$657,499	2.0%	$309	9.4%	1/31/2023
Saks Fifth Avenue Off 5th		28,000	1.9%	$20.77	$581,560	1.8%	$185	11.2%	10/31/2023(11)
Bloomingdales the Outlet		25,038	1.7%	$21.13	$529,053	1.6%	$138	14.7%	1/31/2021
Last Call Neiman Marcus		34,000	2.3%	$14.67	$498,780	1.5%	$125	12.1%	1/31/2020(12)
Total Major Tenants – Collateral		140,152	9.6%	$21.39	$2,997,229	9.3%

Non-Major Tenants – Collateral		827,291	56.7%	$29.98	$24,801,560	76.8%

Occupied Collateral Total		1,426,197	97.7%	$22.64	$32,296,138	100.0%

Vacant Space		33,800	2.3%

Collateral Total		1,459,997	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	% of NRSF is based on the Potomac Mills Mortgaged Property collateral square footage of 1,459,997, which excludes all non-collateral anchor tenants.
(3)	Annual U/W Base Rent includes base rent and contractual rent steps through May 2017 equal to $548,234.
(4)	All Sales PSF and Occupancy Cost information presented herein are based upon TTM June 2016 information provided by the Borrower unless otherwise noted. Sales PSF figures include 2015 year-end sponsors’ estimates for IKEA and Costco Warehouse.
(5)	AMC Theatres Sales PSF on a per screen basis, based on 18 screens. AMC Theatre’s TTM June 2016 Occupancy Cost is calculated on a PSF basis.
(6)	AMC Theatres has four, five-year extension options remaining.
(7)	Buy Buy Baby/and That! has two, five-year extension options remaining.
(8)	J.C. Penney has six, five-year extension options remaining.
(9)	Costco Warehouse has five, five-year extension options remaining.
(10)	Marshalls has two, five-year extension options remaining.
(11)	Saks Fifth Avenue Off 5th has two, five-year extension options remaining.
(12)	Last Call Neiman Marcus has two, five-year extension options remaining.

A-3-40

POTOMAC MILLS

The following table presents certain information relating to the historical sales and occupancy costs at the Potomac Mills Property:

Historical Sales (PSF)(1)(2)

	2014	2015(3)	TTM June 2016(3)
Comparable Inline Sales PSF	$481	$461	$451
Occupancy Costs	13.0%	14.1%	14.4%

(1)	All Historical Sales PSF presented herein are based upon information provided by the Borrower.
(2)	Inline tenant sales include all tenants occupying less than 10,000 SF and who have reported sales for at least two full calendar years.
(3)	According to the sponsor, traffic into the center in 2015 was affected by construction on Interstate 95, which negatively impacted sales. The construction is now complete.

The following table presents certain information relating to the lease rollover schedule at the Potomac Mills Mortgaged Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	7	11,168	0.8%	11,168	0.8%	$840,364	$75.25
2016	1	734	0.1%	11,902	0.8%	$76,417	$104.11
2017	23	74,317	5.1%	86,219	5.9%	$2,927,149	$39.39
2018	16	81,032	5.6%	167,251	11.5%	$1,837,124	$22.67
2019	18	278,554	19.1%	445,805	30.5%	$5,003,818	$17.96
2020	19	155,373	10.6%	601,178	41.2%	$3,746,585	$24.11
2021	19	111,242	7.6%	712,420	48.8%	$3,103,543	$27.90
2022	16	170,887	11.7%	883,307	60.5%	$3,037,142	$17.77
2023	25	137,241	9.4%	1,020,548	69.9%	$4,286,413	$31.23
2024	16	70,806	4.8%	1,091,354	74.8%	$2,098,728	$29.64
2025	17	132,240	9.1%	1,223,594	83.8%	$2,786,460	$21.07
2026	11	33,666	2.3%	1,257,260	86.1%	$1,247,258	$37.05
Thereafter	4	168,937	11.6%	1,426,197	97.7%	$1,305,137	$7.73
Vacant	0	33,800	2.3%	1,459,997	100.0%	$0	$0.00
Total/Weighted Average	192	1,459,997	100.0%			$32,296,138	$22.64

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Total/Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-41

POTOMAC MILLS

The following table presents historical occupancy percentages at the Potomac Mills Mortgaged Property:

Historical Occupancy

12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	9/20/2016(2)
98.8	99.6%	98.8%	97.7%

(1)	Information obtained from the Borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Potomac Mills Mortgaged Property:

Cash Flow Analysis

	2014	2015	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent(1)	$30,841,532	$31,686,259	$32,123,521	$32,296,138(2)	59.9%	$22.12
Grossed up Vacant Space	0	0	0	2,034,462	3.8	1.39
Percentage Rent(3)	1,084,831	942,235	1,184,702	1,018,596	1.9	0.70
Total Reimbursables	17,019,559	16,706,267	17,076,158	17,154,584	31.8	11.75
Other Income(4)	4,050,543	4,001,498	4,254,633	4,254,633	7.9	2.91
Less Vacancy & Credit Loss	0	0	0	(2,837,921)	(5.3)	(1.94)
Effective Gross Income	$52,996,465	$53,336,259	$54,639,014	$53,920,492	100.0%	$36.93

Total Operating Expenses	$15,601,250	$14,386,618	$14,340,962	$13,594,604	25.2%	$9.31

Net Operating Income	$37,395,215	$38,949,641	$40,298,052	$40,325,888	74.8%	$27.62
TI/LC	0	0	0	1,289,527	2.4	0.88
Capital Expenditures	0	0	0	322,385	0.6	0.22
Net Cash Flow	$37,395,215	$38,949,641	$40,298,052	$38,713,977	71.8%	$26.52

NOI DSCR(5)	4.24x	4.42x	4.57x	4.57x
NCF DSCR(5)	4.24x	4.42x	4.57x	4.39x
NOI DY(5)	12.9%	13.4%	13.8%	13.9%
NCF DY(5)	12.9%	13.4%	13.8%	13.3%

(1)	Historical Base Rent is inclusive of collection loss.
(2)	U/W Base Rent includes rent steps through May 2017 totaling $548,234.
(3)	Percentage Rent was underwritten to in-place breakpoints as of June 30, 2016 and percentage rents based on TTM June 2016 sales.
(4)	Historical and TTM 8/31/2016 Other Income includes income from special leasing/temporary tenants, miscellaneous income, local media income, local and play area sponsorships, food court digital rent and other non-rental income
(5)	The debt service coverage ratios and debt yields are calculated based on the senior pari passu notes.

Appraisal. As of the appraisal valuation date of September 12, 2016, the Potomac Mills Mortgaged Property had an “as-is” appraised value of $765,000,000.

Environmental Matters. According to the Phase I environmental site assessment dated September 16, 2016, there was no evidence of any recognized environmental conditions at the Potomac Mills Mortgaged Property.

Market Overview and Competition. The Potomac Mills Property is located in Prince William County, along the north side of Smoketown Road and Opitz Boulevard, west of its intersection with Interstate 95 and approximately 25 miles south of Washington, DC. Potomac Mills Circle encircles the Potomac Mills Property and has multiple points of access along Smoketown Road, Gideon Drive, Telegraph Road and Worth Avenue, which extends north to Prince Williams Parkway. According to the appraisal, Smoketown Road and Prince Williams Parkway have average daily traffic counts of 33,749 and 44,512, respectively. Within a 25-mile drive of the Potomac Mills Property are Falls Church and Fairfax counties, which were two of the three wealthiest counties in the nation according to the 2014 Census Bureau Report.

The Potomac Mills Property is located within the Washington, D.C. Metropolitan Statistical Area, which is the seventh most populous Metropolitan Statistical Area in the nation. Fourteen Fortune 500 companies have headquarters located in the Washington, D.C. Metropolitan Statistical Area, including but not limited to Northrop Grumman, Lockheed Martin, General Dynamics, Fannie Mae and Freddie Mac. According to the appraisal, the Washington, D.C. Metropolitan Statistical Area Gross Metro Product (GMP) increased by 2.2% in 2015 and is expected to grow by an average of 2.6% annually from 2016 to 2020. The primary economic drivers of the Washington, D.C. Metropolitan Statistical Area are the federal government, defense and high technology. The Washington, D.C. Metropolitan Statistical Area is home to both the Ronald Reagan Washington National Airport and Washington Dulles International Airport, which are utilized by approximately 45.0 million passengers annually. The unemployment rate in the Washington, D.C. Metropolitan Statistical Area was 4.1% in the first quarter of 2016 which represents a decline of approximately 0.0060% versus the prior 12 month period. In 2015, the population and average household income within the Potomac Mills Property trade area were 1,076,175 and $124,574, respectively. The appraiser estimated market rent to be $33.21 per sq. ft. on a triple-net basis for in-line tenants.

A-3-42

POTOMAC MILLS

Competitive Set(1)

	Potomac Mills (Subject)	Manassas Mall	Fair Oaks Mall	Springfield Town Center	Stonebridge At Potomac Town Center	Tanger Outlet Center	St. Charles Town Center	Spotsylvania Towne Centre
Location	Woodbridge, VA	Manassas, VA	Fairfax, VA	Springfield, VA	Woodbridge, VA	Fort Washington, MD	Waldorf, MD	Fredericksburg, VA
Distance from Subject	--	15.0 miles	15.0 miles	11.0 miles	1.0 miles	19.0 miles	20.0 miles	27.0 miles
Property Type	Super Regional Mall	Super Regional Mall	Super Regional Mall	Super Regional Mall	Lifestyle Center	Outlet Center	Super Regional Mall	Super Regional Mall
Year Built/Renovated	1985/2012	1972/2015	1980/NAP	1973/2014	2008/NAP	2013/NAP	1990/2015	1980/2008
Anchors	IKEA, Costco Warehouse, J.C. Penney, Burlington Coat Factory	Macy’s, At Home, Sears, Walmart	J.C. Penney, Lord & Taylor, Macy’s, Macy’s Home, Sears	Macy’s, Target, J.C. Penney, Dick’s Sporting Goods, Regal Cinema, LA Fitness	Wegmans	NAP	Macy’s, Macy’s Home, J.C. Penney, Sears, Kohl’s, Dick’s Sporting Goods	Belk, Costco, Dick’s Sporting Goods, J.C. Penney, Macy’s, Sears
Total GLA (SF)	1,839,997(2)	906,463	1,550,434	1,300,000	485,611	221,765	960,618	1,600,000
Inline Sales PSF	$452	$345	$620	$500	$460	NAV	$365	$365
Total Occupancy	97.7%	94.0%	93.0%	87.0%	87.0%	100.0%	97.0%	95.0%

(1)	Information obtained from the appraisal and underwritten rent roll.
(2)	Total GLA includes non-collateral anchor tenants comprising 380,000 square feet.

The Borrower. The borrowing entity, Mall at Potomac Mills, LLC, is a Delaware limited liability company and special purpose entity. Legal counsel to the borrower delivered a non-consolidation opinion in connection with origination. Simon Property Group, L.P. (“Simon”) is the guarantor of certain non-recourse carveouts under the Potomac Mills Whole Loan. Liabilities under the guaranty are capped at $83,200,000.

The Sponsor. The sponsor of the Potomac Mills Mortgage Loan is Simon.

Simon, the operating partnership of Simon Property Group, Inc., is a publicly traded (S&P 100; NYSE: SPG) real estate investment trust headquartered in Indianapolis, Indiana focused on retail real estate ownership, management and development. Simon owns or retains an interest in 227 retail real estate properties comprising 189.0 million square feet in North America, Europe and Asia. Simon’s portfolio was 96.3% occupied and generated tenant sales of $604 per square foot as of September 30, 2016. According to its consolidated balance sheet dated December 31, 2015, Simon reported cash and cash equivalents of approximately $701.1 million and total equity of approximately $70.3 billion. Simon has sponsored other real estate projects over the last 10 years that have been the subject of mortgage loan defaults, foreclosure proceedings and deed-in-lieu of foreclosure. See “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” and “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. Pursuant to the Potomac Mills Whole Loan documents, monthly escrows for real estate taxes are required (i) during a Debt Service Coverage Ratio Reserve Trigger Period (as defined below), (ii) during an event of default or (iii) if the borrower fails to provide satisfactory evidence to the lender that taxes have been paid prior to delinquency. Monthly escrows for insurance premiums are required (i) during an event of default or (ii) if the borrower fails to provide satisfactory evidence that the insurance policies are being maintained as part of a reasonably acceptable blanket insurance policy providing coverage required under the loan agreement. Monthly escrows for capital expenditures and tenant improvements and leasing commissions are required (i) during a Debt Service Coverage Ratio Reserve Trigger Period or (ii) during an event of default.

Following the occurrence and during the continuance of a Debt Service Coverage Ratio Reserve Trigger Period or an event of default under Potomac Mills Whole Loan documents, the borrower is required to escrow on each payment date: (i) one-twelfth of the taxes that the lender estimates will be payable during the next ensuing 12 months; (ii) $26,900 (approximately $0.22 per square foot annually) for capital expenditures and such reserve will be capped at approximately 24 monthly payments ($645,000); and (iii) $107,500 (approximately $0.88 per square foot annually) for tenant improvements and leasing commissions and such reserve will be capped at 24 monthly payments ($2,580,000). Following an event of default or if borrower fails to provide satisfactory evidence that the insurance policies are being maintained as part of a reasonably acceptable blanket policy providing coverage required under the loan agreement, one-twelfth of the insurance premiums that the lender estimates will be payable for the renewal of the coverage afforded by the policies up on the expiration thereof.

A “Debt Service Coverage Ratio Reserve Trigger Period” will be in effect if, as of the date of determination, the amortizing debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falls below 1.40x for two consecutive calendar quarters and will end if the debt service coverage ratio, as calculated under the loan documents, is at least equal to 1.40x for two consecutive calendar quarters based on the trailing four calendar quarter period immediately preceding the date of determination.

Lockbox and Cash Management. The Potomac Mills Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay all rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. So long as no Lockbox Period (as defined below) has occurred and is continuing, the funds in the deposit account will be swept on a periodic basis to the borrower’s operating account. Upon the occurrence and during the continuance of a Lockbox Period, all cash flow is swept into a lender-controlled cash management account.

A-3-43

POTOMAC MILLS

A “Lockbox Period” will commence upon, (i) an event of default under the Potomac Mills Whole Loan documents until such event of default is cured, (ii) the occurrence of any bankruptcy or insolvency proceeding of the property manager (if the property manager is an affiliate of the borrower) until the property manager is replaced with a qualified property manager pursuant to a replacement management agreement within 60 days or such bankruptcy action is dismissed within 90 days or (iii) the occurrence of, as of the date of determination, the debt service coverage ratio based on the trailing four-calendar quarter period immediately preceding the date of such determination falling below 1.35x for two consecutive calendar quarters until an amortizing debt service coverage ratio based on the trailing four-calendar quarters of at least 1.35x has been achieved for two consecutive calendar quarters. A Lockbox Period is only permitted to be cured up to five times in the aggregate during the term of the Potomac Mills Whole Loan provided that no event of default is continuing.

Property Management. The Potomac Mills Property is managed by an affiliate of the borrower.

Assumption. The borrower has, at anytime (other than the period 60 days prior to and 60 days after securitization of the Potomac Mills Whole Loan), the right to transfer the Potomac Mills Property or more than 50.0% of the aggregate interests in the borrower, provided that no event of default exists under the Potomac Mills Whole Loan documents and certain other conditions are satisfied, including, but not limited to: either (a) that the transfer is not a prohibited transfer under Potomac Mills Whole Loan documents or (b) that the proposed transferee will have been approved by the lender, which may be conditioned upon rating agency confirmation that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates or similar ratings confirmations from each rating agency rating any securities backed by any Potomac Mills Pari Passu Companion Loans with respect to the ratings of such securities.

Partial Release. Provided no event of default has occurred and is continuing under the Potomac Mills Whole Loan, the borrower has the right to obtain the release of immaterial or non-income producing portions of the Potomac Mills Property, at any time during the term of the Potomac Mills Whole Loan.

If the tenant under the IKEA lease exercises its purchase option, the borrower may also obtain the release of the IKEA parcel without the consent of any person if the borrower delivers reasonably satisfactory evidence to the lender that the IKEA parcel has been subdivided from the remainder of the Potomac Mills Property in accordance with applicable legal requirements and the remainder of the Potomac Mills Property constitutes a separate tax lot.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. The Potomac Mills Whole Loan includes ten pari passu and ten subordinate promissory notes (Note A-1, Note A-2, Note A-3, Note A-4, Note A-5, Note A-6, Note A-7, Note A-8, Note A-9, Note A-10, Note B-1, Note B-2, Note B-3, Note B-4, Note B-5, Note B-6, Note B-7, Note B-8. Note B-9 and Note B-10) with an aggregate original principal balance of $416,000,000, and an outstanding aggregate principal balance as of the Cut-off Date of $416,000,000. The ten subordinate notes (Note B-1, Note B-2, Note B-3, Note B-4, Note B-5, Note B-6, Note B-7, Note B-8. Note B-9 and Note B-10) have an aggregate original principal balance of $125,000,000 and an aggregate outstanding principal balance as of the Cut-off Date of $125,000,000. The subordinate notes are currently held by Teachers Insurance and Annuity Association of America.

Ground Lease. None.

Terrorism Insurance. The Potomac Mills Whole Loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of Potomac Mills Property, or that if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect and such policies contain an exclusion for acts of terrorism, the borrower will obtain, to the extent available, a stand-alone policy that provides the same coverage as the policies would have if such exclusion did not exist; provided, however, that (A) in such event the borrower will not be required to pay annual premiums in excess of the Terrorism Cap (as defined below) in order to obtain the terrorism coverage, and (B) such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to Potomac Mills Property and reasonable for the geographic region where Potomac Mills Property is located, so long as in no event may such deductible exceed $5,000,000.

“Terrorism Cap” means an amount equal to two times the then-current annual insurance premiums payable by the borrower for the policies insuring only Potomac Mills Property (excluding the wind and flood components of such insurance premiums) on a stand-alone basis.

A-3-44

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A-3-45

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A-3-46

FRANKLIN SQUARE III

A-3-47

FRANKLIN SQUARE III

85
rue21
Party City
OLD NAVY
PETSMART
GANDER MTN.
BAM!
LANE BRYANT
SHOE CARNIVAL
Justice
dressbarn
weightwatchers
FANTASY NAILS
SHANES RIBS
SAKURA
AAA
Jersey Mike's SUBS
Pier 1 imports
Great Clips
PORTOFINO'S RESTAURANT
LifeWay
KOHL'S
LINEBERGER DRIVE
ANDREW JACKSON HIGHWAY – U.S. HIGHWAYS 29-74
N
Anchor
Major
In-Line
Vacant

A-3-48

FRANKLIN SQUARE III

Franklin Square III
3648-3758 East Franklin Boulevard
Gastonia, NC 28056
GASTONIA
Downtown Gastonia
Dallas
Spencer Mountain
Ranlo
Mt. Holly
McAdenville
Belmont
Bessemer City
South Gastonia
Charlotte 15 miles
Sen. Marshall Arthur Rauch Hwy
Franklin Square
CaroMont Regional Medical Ctr.
Eastridge Mall
Akers Center
Gastonia Conference Ctr.
GASTONIA AMTRAK
AMTRAK
Dixie Village Shopping Center
Windsor Park Shopping Center
Gaston College
Rankin Lake Park
Flyer Park
George Poston Park
Gaston Co. South Fork River Park
Belmont Abbey College
Belmont Abbey College - Sacred Heart Campus
Linwood Springs Golf Course
Gastonia Municipal Golf Course
Cramer Mountain Country Club
Robinwood Crossing
Forest Brook Shopping Center
Gastonia Country Club
Gastonia Municipal Airport
GASTON COUNTY
Daniel Stowe Botanical Garden
South Fork Catawba R.
NORTH CAROLINA
SOUTH CAROLINA
YORK COUNTY
Wilkinson Blvd
Garrison Blvd
2nd Ave
E. Hudson Blvd
Neal Hawkins Rd
Union Rd
Hoffman Rd
Kendrick Rd
Beaty Rd
Redbud Dr
Myrtle School Rd
Linwood Rd
York St
Chester St
Old Dallas Hwy
N. Oakland St
Dallas-High Shoals Hwy
Dallas-Cherryville Hwy
Dallas-Bessemer City Hwy
Dallas-Stanley Hwy
Fairview Dr
Costner School Rd
Long Shoals Rd
Hardin Rd
Church Rd
Philadelphia
Old Willis School Rd
Rhyne Rd
Spencer Mtn. Rd
Main St
Old Hickory Grove Rd
Hickory Grove Rd
Perfection Ave
Armstrong Ford Rd
S. New Hope Rd
New Hope Rd
Union New Hope Rd
Rufus Ratchford Rd
Wilson Farm Rd
Patrick Rd
Meek Rd
Bud Wilson Rd
Robinson Rd
Ferguson Ridge Rd
Crowders Cr. Rd
Chapel Grove Rd
85
321
29
74
7
274
275
279
Lowesville
Huntersville
Kannapolis
CONCORD
Stanley
Harrisburg
Mt. Holly
Gastonia
Belmont
CHARLOTTE
Uptown
Mint Hill
Matthews
NORTH CAROLINA
Pineville
Stallings
Indian Trail
Fort Mill
SOUTH CAROLINA
Weddington
Monroe
Rock Hill
Waxhaw

A-3-49

No. 5 – Franklin Square III

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance:	$32,250,000			Specific Property Type:	Anchored
Cut-off Date Balance:	$32,210,163			Location:	Gastonia, NC
% of Initial Pool Balance:	4.3%			Size:	272,222 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF:	$118.32
Borrower Name:	Andrew Square85 LLC			Year Built/Renovated:	1998/2004
Sponsors:	Amy Stevens; David Weinstein			Title Vesting:	Fee
Mortgage Rate:	4.850%			Property Manager:	Self-managed
Note Date:	November 10, 2016			4th Most Recent Occupancy (As of):	83.0% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	98.0% (12/31/2013)
Maturity Date:	November 11, 2023			2nd Most Recent Occupancy (As of):	98.0% (12/31/2014)
IO Period:	None			Most Recent Occupancy (As of):	100.0% (12/31/2015)
Loan Term (Original):	84 months			Current Occupancy (As of):	98.4% (11/8/2016)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(2):	NAV
Call Protection:	L(25),D(55),O(4)			3rd Most Recent NOI (As of):	$2,924,801 (Annualized 6 12/31/2014)
Lockbox Type:	Soft/Springing Cash Management			2nd Most Recent NOI (As of):	$3,041,262 (12/31/2015)
Additional Debt:	None			Most Recent NOI (As of):	$3,066,080 (TTM 8/31/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$3,591,382
				U/W Expenses:	$659,315
				U/W NOI:	$2,932,067
				U/W NCF:	$2,717,471
Escrows and Reserves(1):				U/W NOI DSCR:	1.44x
				U/W NCF DSCR:	1.33x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.1%
Taxes	$0	$21,997	NAP	U/W NCF Debt Yield:	8.4%
Insurance	$0	Springing	NAP	As-Is Appraised Value:	$43,000,000
Replacement Reserves	$344,378	Springing	$272,222	As-Is Appraisal Valuation Date:	September 12, 2016
TI/LC Reserve	$0	$28,357	$680,555	Cut-off Date LTV Ratio:	74.9%
Kohl’s TI/LC Reserve	$525,000	$0	NAP	LTV Ratio at Maturity or ARD:	66.2%

(1)	See “Escrows” section.

(2)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Franklin Square III Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the fee interest in an anchored retail property located in Gastonia, North Carolina (the “Franklin Square III Property”). The Franklin Square III Mortgage Loan was originated on November 10, 2016 by Wells Fargo Bank, National Association. The Franklin Square III Mortgage Loan had an original principal balance of $32,250,000, has an outstanding principal balance as of the Cut-off Date of $32,210,163 and accrues interest at an interest rate of 4.850% per annum. The Franklin Square III Mortgage Loan had an initial term of 84 months, has a remaining term of 83 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule through the term of the Franklin Square III Mortgage Loan. The Franklin Square III Mortgage Loan matures on November 11, 2023.

Following the lockout period, the borrower has the right to defease the Franklin Square III Mortgage Loan in whole, but not in part, on any date before August 11, 2023. In addition, the Franklin Square III Mortgage Loan is prepayable without penalty on or after August 11, 2023.

Sources and Uses

Sources			Uses
Original loan amount	$32,250,000	100.0%	Loan payoff(1)	$29,547,085	91.6%
			Reserves	869,378	2.7
			Closing costs	147,039	0.5
			Return of equity	1,686,498	5.2
Total Sources	$32,250,000	100.0%	Total Uses	$32,250,000	100.0%

(1)	The Franklin Square III Property was previously securitized in the WBCMT 2007-C32 transaction.

A-3-50

FRANKLIN SQUARE III

The Property. The Franklin Square III Property is a 272,222 square foot anchored retail power center situated on a 30.0-acre parcel of land and located on the north side of East Franklin Boulevard in Gastonia, North Carolina, approximately 16.4 miles west of the Charlotte central business district. Constructed in 1998 and renovated in 2004, the Franklin Square III Property is anchored by Kohl’s, Gander Mountain, PetSmart and Books-A-Million with additional major tenants including Dress Barn, Shoe Carnival, Old Navy, Party City, Lifeway Christian Stores, and Pier 1 Imports, among others. According to the appraisal, the Franklin Square III Property is located along East Franklin Boulevard in the heart of the region’s primary retail corridor. In addition to East Franklin Boulevard, the Franklin Square III Property abuts to Interstate 85 to the north. The Franklin Square III Property benefits from its proximity to these major roadways, which have a combined average daily vehicle count of approximately 142,000.

The Franklin Square III Property has maintained an average occupancy of 96.3% since 2007. In addition, 12 tenants at the Franklin Square III Property (including 9 of the 10 largest tenants) accounting for approximately 73.1% of the net rentable area, have been in occupancy since the center was originally constructed in 1998. As of November 8, 2016, the Franklin Square III Property was 98.4% occupied by 23 tenants.

The following table presents certain information relating to the tenancy at the Franklin Square III Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Sales PSF(3)	Occupancy Cost(3)	Lease Expiration Date

Anchor Tenants
Kohl’s	BBB/Baa2/BBB	80,684	29.6%	$7.50	$605,130	19.1%	$184	4.1%	2/28/2029(4)
Gander Mountain	NR/NR/NR	42,972	15.8%	$8.75	$376,005	11.8%	NAP	NAP	5/31/2028(5)
PetSmart	NR/B1/B+	26,040	9.6%	$10.50	$273,420	8.6%	NAP	NAP	1/31/2025(6)
Books-A-Million	NR/NR/NR	20,000	7.3%	$11.00	$220,000	6.9%	$132	9.8%	1/31/2019(7)
Total Anchor Tenants		169,696	62.3%	$8.69	$1,474,555	46.4%

Major Tenants
Dress Barn	NR/Ba2/BB-	9,000	3.3%	$20.54	$184,860	5.8%	NAP	NAP	1/31/2019(8)
Shoe Carnival	NR/NR/NR	12,000	4.4%	$14.50	$174,000	5.5%	$325	5.3%	1/31/2019
Old Navy	BB+/Baa2/BB+	15,000	5.5%	$11.25	$168,750	5.3%	$311	4.5%	7/31/2020
Party City	NR/NR/NR	11,970	4.4%	$12.50	$149,625	4.7%	$248	6.5%	8/15/2018
Lifeway Christian Stores	NR/NR/NR	7,300	2.7%	$19.00	$138,700	4.4%	$220	10.3%	11/30/2019
Pier 1 Imports	NR/NR/B	8,000	2.9%	$16.00	$128,000	4.0%	NAP	NAP	6/30/2018(9)
Total Major Tenants		63,270	23.2%	$14.92	$943,935	29.7%

Non-Major Tenants		34,776	12.8%	$21.76	$756,594	23.8%

Occupied Collateral Total		267,742	98.4%	$11.86	$3,175,084	100.0%

Vacant Space		4,480	1.6%

Collateral Total		272,222	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through August 2017 totaling $11,163.

(3)	Sales PSF and Occupancy Costs are for the period ending December 31, 2015.

(4)	Kohl’s has four, five-year lease extension options.

(5)	Gander Mountain has four, five-year lease extension options.

(6)	PetSmart has four, five-year lease extension options.

(7)	Books-A-Million has one, five-year lease extension option.

(8)	Dress Barn has one, five-year lease extension option.

(9)	Pier 1 Imports has one, five-year lease extension option.

A-3-51

FRANKLIN SQUARE III

The following table presents certain information relating to the historical sales and occupancy costs at the Franklin Square III Property:

Historical Sales (PSF) and Occupancy Costs(1)

Tenant Name	2013	2014	2015	Current Occupancy Cost(2)
Kohl’s	$208	$192	$184	4.1%
Books-A-Million	$126	$127	$132	9.8%
Old Navy	NAV	$288	$311	4.5%
Shoe Carnival	NAV	$327	$325	5.3%
Party City	$209	$228	$248	6.5%
Lifeway Christian Stores	NAV	$222	$220	10.3%

(1)	Historical Sales (PSF) and Occupancy Costs were provided by the borrower. Current Occupancy Cost is based on the most recent available Historical Sales.

(2)	Current Occupancy Costs are based on the Annual U/W Base Rent and reimbursements and historical sales.

The following table presents certain information relating to the lease rollover schedule at the Franklin Square III Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	2	3,700	1.4%	3,700	1.4%	$87,103	2.7%	$23.54
2018	6	31,250	11.5%	34,950	12.8%	$525,383	16.5%	$16.81
2019	7	59,611	21.9%	94,561	34.7%	$928,728	29.3%	$15.58
2020	3	18,000	6.6%	112,561	41.3%	$262,932	8.3%	$14.61
2021	1	2,485	0.9%	115,046	42.3%	$60,883	1.9%	$24.50
2022	1	3,000	1.1%	118,046	43.4%	$55,500	1.7%	$18.50
2023	0	0	0.0%	118,046	43.4%	$0	0.0%	$0.00
Thereafter	3	149,696	55.0%	267,742	98.4%	$1,254,555	39.5%	$8.38
Vacant	0	4,480	1.6%	272,222	100.0%	$0	0.0%	$0.00
Total/Weighted Average	23	272,222	100.0%			$3,175,084	100.0%	$11.86

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Franklin Square III Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	11/8/2016(2)
83.0%	98.0%	98.0%	100.0%	98.4%

(1)	Information obtained from the servicer of the previous loan securitized in WBCMT 2007-C32.

(2)	Information obtained from the underwritten rent roll.

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FRANKLIN SQUARE III

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Franklin Square III Property:

Cash Flow Analysis(1)

	Annualized 6 12/31/2014	2015	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$3,078,270	$3,130,750	$3,155,643	$3,175,084(2)	88.4%	$11.66(2)
Grossed Up Vacant Space	0	0	0	85,120	2.4	0.31
Total Reimbursables	559,464	539,784	544,522	493,488	13.7	1.81
Less Vacancy & Credit Loss	0	0	0	(162,311)(3)	(4.5)	(0.60)
Effective Gross Income	$3,637,734	$3,670,534	$3,700,165	$3,591,382	100.0%	$13.19

Total Operating Expenses	$712,933	$629,272	$634,085	$659,315	18.4%	$2.42
Net Operating Income	$2,924,801	$3,041,262	$3,066,080	$2,932,067	81.6%	$10.77
TI/LC	0	0	0	160,151	4.5	0.59
Capital Expenditures	0	0	0	54,444	1.5	0.20
Net Cash Flow	$2,924,801	$3,041,262	$3,066,080	$2,717,471	75.7%	$9.98

NOI DSCR	1.43x	1.49x	1.50x	1.44x
NCF DSCR	1.43x	1.49x	1.50x	1.33x
NOI DY	9.1%	9.4%	9.5%	9.1%
NCF DY	9.1%	9.4%	9.5%	8.4%

(1)	Historical operating statements prior to 2014 are not available because the sponsor purchased the Franklin Square III Property in June 2014 and such information was not provided by the seller.

(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through August 2017 totaling $11,163.

(3)	The underwritten economic vacancy is 5.0%. The Franklin Square III Property was 98.4% physically occupied as of November 8, 2016.

Appraisal. As of the appraisal valuation date of September 12, 2016, the Franklin Square III Property had an “as-is” appraised value of $43,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated September 22, 2016, there was no evidence of any recognized environmental conditions at the Franklin Square III Property.

Market Overview and Competition. The Franklin Square III Property is located in Gastonia, North Carolina, approximately 16.4 miles west of the Charlotte central business district. The Franklin Square III Property has excellent visibility and direct access from both East Franklin Boulevard and Interstate 85, the major east/west thoroughfares in the region with a traffic count of approximately 118,000 vehicles per day. The Franklin Square III Property is one in a series of anchored retail power centers located along East Franklin Boulevard, which include national retailers such as Regal Cinemas, Ashley Furniture, hhgregg, Sam’s Club, Lowe’s, Best Buy, Walmart Supercenter, Home Depot, Dick’s Sporting Goods, and Target.

According to the appraisal, the Franklin Square III Property has a trade area that encompasses a five-mile radius. The 2015 population within a three- and five-mile radius were reported at approximately 44,598 and 99,985, respectively, and the average household income within the same radii were reported at approximately $58,278 and $58,259, respectively. The population is expected to grow 0.8% and 0.7% within the same three- and five-mile radius from 2015 to 2020.

The appraiser estimated market rent for the Franklin Square III Property to be $11.96 per square foot on a triple net basis, compared to the Annual U/W Base Rent PSF of $11.86 per square foot. According to a third party market research report, the Franklin Square III Property is located in the Gaston County retail submarket, which as of the second quarter of 2016, had a total inventory of 12.5 million square feet and exhibits an average vacancy of 6.1%.

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FRANKLIN SQUARE III

The following table presents certain information relating to properties that are comparable to the Franklin Square III Property:

Competitive Set(1)

	Franklin Square III (Subject)	The Shops at Franklin Square	Franklin Square II	Gaston Mall	Akers Center
Location	Gastonia, NC	Gastonia, NC	Gastonia, NC	Gastonia, NC	Gastonia, NC
Distance from Subject	--	0.0 miles	0.1 miles	1.1 miles	2.2 miles
Property Type	Anchored	Community Center	Power Center	Power Center	Power Center
Year Built/Renovated	1998/2004	2006	1989	1970/2008	1954/2015
Anchors	Kohl’s, Gander Mountain, PetSmart, Books-A-Million	Ashley Furniture, hhgregg	Best Buy, Ross Dress For Less, Dollar Tree, Pep Boys, Michaels, Walmart	Target, Dick’s Sporting Goods, TJ Maxx, Mary Jo’s Cloth Store, Ulta, Bed, Bath & Beyond	Gabe’s, Conn’s HomePlus, Ollie’s Bargain Outlet
Total GLA	272,222 SF	134,299 SF	317,705 SF	346,603 SF	336,974 SF
Total Occupancy	98.4%	100.0%	85.0%	100.0%	60.0%

(1)	Information obtained from the appraisal and underwritten rent roll.

The Borrower. The borrower is Andrew Square85 LLC, a Delaware limited liability company and single purpose entity with one independent director. Andrew Square85 LLC is 20% owned by DNA Franklin LLC, which is 100% owned by DNA Helix LLC. DNA Helix LLC is 50% owned by Amy Stevens and 50% owned by David Weinstein. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Franklin Square III Mortgage Loan. Amy Stevens and David Weinstein are the guarantors of certain nonrecourse carveouts under the Franklin Square III Mortgage Loan.

The Sponsor. The sponsors are Amy Stevens and David Weinstein, who founded DNA Partners in 2002 to acquire and manage commercial real estate in select markets with strong demographics and economic drivers. Ms. Stevens has over 25 years of experience in commercial real estate as an owner, asset manager, lender, and mortgage broker, and currently oversees the leasing of all properties within DNA Partners’ portfolio. Mr. Weinstein has over 10 years of experience in commercial real estate and oversees the financial and property management of all properties within DNA Partners’ portfolio. Ms. Stevens and Mr. Weinstein are actively involved in all aspects of acquisition, disposition, and property management of the DNA Partners’ portfolio.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $344,378 for replacement reserves and $525,000 for future tenant improvements related to Kohl’s.

The loan documents provide for ongoing monthly escrows of $21,997 for taxes, $28,357 for tenant improvements and leasing commissions (capped at $680,555), and $4,537 for replacement reserves (capped at $272,222). However, the loan documents do not require ongoing monthly escrows for replacement reserves as long as (i) the replacement reserves on deposit are greater than the cap of $272,222, (ii) no event of default has occurred and is continuing, and (iii) the Franklin Square III Property is being adequately maintained as determined by the lender based on annual site inspections. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) borrower provides the lender with evidence that the Franklin Square III Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Lockbox and Cash Management. The Franklin Square III Mortgage Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower deposits all rents directly into such lockbox account within three business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all cash flow is distributed to the borrower. During a Cash Trap Event Period, all cash flow is swept to a lender-controlled cash management account.

A “Cash Trap Event Period” means the occurrence of (i) an event of default; (ii) the debt service coverage ratio falling below 1.15x at the end of any calendar month; or (iii) Kohl’s or Gander Mountain defaulting on its respective lease, going dark, vacating, or entering into bankruptcy or similar insolvency proceedings. A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default; with respect to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.25x for two consecutive calendar quarters; and with respect to clause (iii), upon the cure of such default and no other default under Kohl’s or Gander Mountain’s respective lease occuring for two consecutive calendar quarters, any bankruptcy proceedings related to Kohl’s or Gander Mountain being terminated, or the respective spaces being re-tenanted and leased to one or more replacement tenants reasonably acceptable to the lender who are in occupancy and paying full unabated rent.

Property Management. The Franklin Square III Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Franklin Square III Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) if required by the lender, the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

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FRANKLIN SQUARE III

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Franklin Square III Property, as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Franklin Square III Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Franklin Square III Property is completed, or the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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1140 AVENUE OF THE AMERICAS

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1140 AVENUE OF THE AMERICAS

1140 AVENUE OF THE AMERICAS

Floor	Tenant(s)
22	Vacant, 5,500 SF
21	Upsilon Ventures LLC, 8,500 SF, Exp. 4/2026
20	Vacant, 8,500 SF
19	HWE New York, LLC, 10,000 SF, Exp. 4/2026
18	Trilogy Global Advisors, 12,750 SF, Exp. 11/2024
17	Almanac Realty Invest, 9,811 SF, Exp. 1/2024; Al Neil Associates Co, 2,862 SF, Exp. 1/2020
16	Vacant, 5,275 SF; Grace Beauty, LLC, 7,466 SF, Exp. 7/2020
15	Fidus Partners, 5,284 SF, Exp. 1/2021; P\S\L Group America Limited, 6,052 SF, Exp. 1/2021; P\S\L Group America Limited, 1,311 SF, Exp. 1/2021
14	P\S\L Group America Limited, 12,750 SF, Exp. 1/2021
12	Knighthead Capital Management, 12,750 SF, Exp. 12/2017
11	CityMD, 12,750 SF, Exp. 4/2021
10	Office Space Solution, 11,900 SF, Exp. 8/2021
9	Office Space Solution, 11,900 SF, Exp. 8/2021
8	Waterfall Asset Management, 7,909 SF, Exp. 8/2022; Waterfall Asset Management, 4,841 SF, Exp. 8/2022
7	Waterfall Asset Management, 12,750 SF, Exp. 8/2022
6	Field Street Capital, 12,750 SF, Exp. 8/2019
5	Starwood Property Trust, 12,750 SF, Exp. 8/2019
4	Flow Traders U.S. LLC, 12,750 SF, Exp. 11/2021
3	City National Bank, 12,750 SF, Exp. 6/2023
2	City National Bank, 11,667 SF, Exp. 6/2023
1 Mezz	Vacant, 3,401 SF
1	Red Flame Diner, 1,900 SF, Exp. 6/2025; Red Flame Diner, 2,412 SF, Exp. 6/2025; City National Bank, 3,378 SF, Exp. 6/2023
Basement	City National Bank, 2,564 SF, Exp. 6/2023

Vacant | 2017 – 2018 | 2019 – 2020 | 2021 – 2022 | 2023+

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1140 AVENUE OF THE AMERICAS

1140 Avenue of the Americas
1140 Avenue of the Americas
New York, NY 10036
MANHATTAN
Midtown
East Side
Murray Hill
Flatiron District
East River
Broadway
7th Ave.
6th Ave.
5th Ave.
Madison Ave.
Park Ave.
Lexington Ave.
3rd Ave.
2nd Ave.
1st Ave.
York Ave.
FDR Drive
METRO NORTH
W. 57th St.
E. 57th St.
W. 55th St.
W. 53rd St.
W. 52nd St.
W. 50th St.
W. 49th St.
W. 48th St.
W. 46th St.
W. 45th St.
W. 44th St.
W. 43rd St.
W. 42nd St.
E. 42nd St.
W. 40th St.
W. 39th St.
W. 38th St.
W. 37th St.
W. 36th St.
W. 35th St.
W. 34th St.
E. 34th St.
W. 33rd St.
W. 32nd St.
W. 31st St.
W. 30th St.
W. 29th St.
W. 28th St.
W. 27th St.
W. 26th St.
W. 25th St.
W. 24th St.
W. 23rd St.
W. 22nd St.
W. 21st St.
TIMES SQUARE
HERALD SQUARE
Bryant Park
Madison Square Park
Gramercy Park
St. Vartan's Park
ROCKEFELLER CENTER
Carnegie Hall
Trump Tower
Museum of Modern Art
Radio City Music Hall
St. Patrick's Cathedral
New York Public Library
Grand Central Terminal (Metro North)
Chrysler Building
Empire State Building
Macy's
Penn Station
Madison Square Garden
Manhattan Mall
One Penn Plaza
The Morgan Library & Museum
United Nations Headquarters
Japan Society
NYU Medical Center
Baruch College
Flatiron Building
New York Times Building
Fashion Institute of Technology
Garment Centre Capitol
LONG ISLAND RAILROAD
Midtown Tunnel
Queens-
495
FERRY TO LONG ISLAND CITY
QUEENS
BROOKLYN
NEW JERSEY
JERSEY CITY
Hoboken
Union City
Weehawken
North Bergen
West New York
Central Park
Upper West Side
Upper East Side
Astoria
Long Island City
Williamsburg
Chelsea
Greenwich Village
SoHo
Tribeca
Chinatown
Financial District
Brooklyn Heights
Park Slope

A-3-59

No. 6 – 1140 Avenue of the Americas

Loan Information				Property Information
Mortgage Loan Seller:	Ladder Capital Finance LLC			Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance(1):	$30,000,000			Specific Property Type:	CBD
Cut-off Date Balance(1):	$30,000,000			Location:	New York, NY
% of Initial Pool Balance:	4.0%			Size:	247,183 SF
Loan Purpose:	Acquisition			Cut-off Date Balance Per SF(1):	$400.51
Borrower Name:	ARC NYC1140SIXTH, LLC			Year Built/Renovated:	1926/2015
Sponsor:	American Realty Capital New York City REIT, Inc.			Title Vesting:	Leasehold
Mortgage Rate:	4.109%			Property Manager:	CBRE, Inc.
Note Date:	June 15, 2016			4th Most Recent Occupancy (As of)(3):	53.9% (12/31/2013)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(3):	82.3% (12/31/2014)
Maturity Date:	July 6, 2026			2nd Most Recent Occupancy (As of)(3):	90.1% (12/31/2015)
IO Period:	120 months			Most Recent Occupancy (As of)(3):	92.1% (3/31/2016)
Loan Term (Original):	120 months			Current Occupancy (As of)(3):	90.8% (6/8/2016)
Seasoning:	5 months
Amortization Term (Original):	NAP			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(4):	$5,713,542 (12/31/2013)
Call Protection:	L(24),GRTR1% or YM(92),O(4)			3rd Most Recent NOI (As of)(4):	$10,868,784 (12/31/2014)
Lockbox Type:	Hard/Upfront Cash Management			2nd Most Recent NOI (As of)(4):	$13,011,926 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(4):	$13,948,046 (TTM 3/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$20,833,881
				U/W Expenses:	$11,323,332
				U/W NOI(4):	$9,510,549
Escrows and Reserves(2):				U/W NCF(4):	$8,893,069
				U/W NOI DSCR(1):	2.31x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	2.16x
Taxes	$342,123	$171,061	NAP	U/W NOI Debt Yield(1):	9.6%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	9.0%
Replacement Reserve	$0	Springing	NAP	As-Is Appraised Value:	$180,000,000
TI/LC Reserve	$961,116	Springing	NAP	As-Is Appraisal Valuation Date:	May 1, 2016
Ground Rent Reserve	$116,016	$29,004	NAP	Cut-off Date LTV Ratio(1):	55.0%
Free Rent Reserve	$712,266	$0	NAP	LTV Ratio at Maturity or ARD(1):	55.0%

(1)	See “The Mortgage Loan” section. All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 1140 Avenue of the Americas Whole Loan.
(2)	See “Escrows” section.
(3)	See “Historical Occupancy” section.
(4)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “1140 Avenue of the Americas Mortgage Loan”) is part of a whole loan (the “1140 Avenue of the Americas Whole Loan”) that is evidenced by four pari passu promissory notes (Notes A-1, A-2, A-3, and A-4) and secured by a first mortgage encumbering the leasehold interest in an office building located in New York, New York (the “1140 Avenue of the Americas Property”). The 1140 Avenue of the Americas Whole Loan was originated on June 15, 2016 by Ladder Capital Finance I LLC and Series TRS of Ladder Capital Finance I LLC. The 1140 Avenue of the Americas Whole Loan had an original principal balance of $99,000,000, has an outstanding principal balance as of the Cut-off Date of $99,000,000 and accrues interest at an interest rate of 4.109% per annum. The 1140 Avenue of the Americas Whole Loan had an initial term of 120 months, has a remaining term of 115 months as of the Cut-off Date and requires interest-only payments through the term of the 1140 Avenue of the Americas Whole Loan. The 1140 Avenue of the Americas Whole Loan matures on July 6, 2026.

The 1140 Avenue of the Americas Mortgage Loan, evidenced by the controlling Note A-1, which will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $30,000,000 and has an outstanding principal balance as of the Cut-off Date of $30,000,000. The non-controlling Note A-3 and non-controlling Note A-4, were contributed to the WFCM 2016-LC24 Trust and had an aggregate original principal balance of $45,000,000. The non-controlling Note A-2, which is expected to be contributed to the JPMCC 2016-JP4 Trust, had an original principal balance of $24,000,000. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The 1140 Avenue of the Americas Whole Loan” in the Prospectus.

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1140 AVENUE OF THE AMERICAS

Pari Passu Note Summary

Notes	Original Balance	Note Holder	Controlling Piece
Note A-1	$30,000,000	WFCM 2016-C37	Yes
Note A-2	$24,000,000	JPMCC 2016-JP4	No
Note A-3	$25,000,000	WFCM 2016-LC24	No
Note A-4	$20,000,000	WFCM 2016-LC24	No
Total	$99,000,000

Following the lockout period, the borrower has the right to prepay the 1140 Avenue of Americas Whole Loan in whole, but not in part, subject to payment of the greater of (i) a 1% prepayment premium or (ii) a yield maintenance premium, in each case based on the amount of principal balance being prepaid, on any date before April 6, 2026. In addition, the 1140 Avenue of the Americas Whole Loan is prepayable without penalty on or after April 6, 2026.

Sources and Uses

Sources			Uses
Original whole loan amount	$99,000,000	52.5%	Purchase price	$180,000,000	95.4%
Sponsor’s new cash contribution	88,177,366	46.7	Reserves	2,131,521	1.1
Seller credits(1)	1,485,544	0.8	Closing costs	6,531,388	3.5
Total Sources	$188,662,909	100.0%	Total Uses	$188,662,909	100.0%

(1)	The seller provided credits of approximately $1.5 million for outstanding free rent and tenant improvements which were reserved at closing.

The Property. The 1140 Avenue of the Americas Property is a 22-story class A, office building located in New York, New York. Constructed in 1926 and most recently renovated in 2015, the 1140 Avenue of the Americas Property is located at the northeastern corner of West 44th Street and Avenue of the Americas. The 1140 Avenue of the Americas Property totals 247,183 square feet and is comprised of 236,929 square feet of office space (95.9% of the net rentable area), 5,790 square feet of retail space (2.3% of the net rentable area) and 4,464 square feet of storage space (1.8% of the net rentable area). Office floor plates at the 1140 Avenue of the Americas Property average 11,242 square feet. The 1140 Avenue of the Americas Property has approximately 75 feet of frontage along Avenue of the Americas and 125 feet of frontage along West 44th Street. The 1140 Avenue of the Americas Mortgage Loan constitutes acquisition financing, and the seller thereof acquired the 1140 Avenue of the Americas Property after purchasing a note secured thereby following default on that note during the renovation of the 1140 Avenue of the Americas Property in 2011. For additional information, see “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

The 1140 Avenue of the Americas Property is leased to tenants in the financial and professional services industries and the largest tenants include City National Bank (12.3% of net rentable area; rated AA-, A3 and A+ by Fitch, Moody’s and S&P, respectively), Waterfall Asset Management (10.3% of net rentable area) and Office Space Solution (9.6% of net rentable area). Other office tenants at the 1140 Avenue of the Americas Property include Starwood Property Trust (5.2% of net rentable area), Knighthead Capital Management (5.2% of net rentable area), Flow Traders U.S. LLC (5.2% of net rentable area) and Field Street Capital (5.2% of net rentable area).

The 1140 Avenue of the Americas Property has undergone an extensive renovation, completed in 2015, including replacing the exterior of the building with an aluminum and glass curtain wall façade and providing floor-to-ceiling windows and enhanced sun exposure in tenant spaces. According to the seller of the 1140 Avenue of the Americas Property, $85.0 million ($343.87 per square foot) has been invested in renovations, tenant improvements and leasing costs at the 1140 Avenue of the Americas Property since 2007, with over $39.9 million ($161.42 per square foot) invested since 2011. As of June 8, 2016, the 1140 Avenue of the Americas Property was 90.8% occupied by 17 tenants.

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1140 AVENUE OF THE AMERICAS

The following table presents certain information relating to the tenancy at the 1140 Avenue of the Americas Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
City National Bank	AA-/A3/A+	30,359	12.3%	$122.54(3)	$3,720,105	19.0%	6/30/2023(4)
Waterfall Asset Management(5)	NR/NR/NR	25,500	10.3%	$79.65	$2,031,135	10.4%	8/31/2022(6)
P\S\L Group America Limited	NR/NR/NR	20,113	8.1%	$82.94	$1,668,155	8.5%	1/31/2021(7)
Office Space Solution	NR/NR/NR	23,800	9.6%	$57.38	$1,365,644	7.0%	8/31/2021(8)
Trilogy Global Advisors	NR/NR/NR	12,750	5.2%	$84.00	$1,071,000	5.5%	11/30/2024(9)
Total Major Tenants		112,522	45.5%	$87.59	$9,856,039	50.5%

Non-Major Tenants		111,985	45.3%	$86.38	$9,672,718	49.5%

Occupied Collateral Total		224,507	90.8%	$86.99	$19,528,757	100.0%

Vacant Space		22,676	9.2%

Collateral Total		247,183	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through May 1, 2017, totaling $758,916.
(3)	City National Bank occupies 24,417 square feet of office space, for which they pay $75.00 per square foot in Annual U/W Base Rent, 3,378 square feet of retail space, for which they pay $525.00 per square foot in Annual U/W Base Rent, and 2,564 square feet of storage space, for which they pay $45.00 per square foot in Annual U/W Base Rent.
(4)	City National Bank has two, five-year lease renewal options.
(5)	Waterfall Asset Management recently executed a lease for an additional 7,909 square feet that is currently occupied by TriOptima North America. TriOptima North America is to occupy this space until their lease expires on April 30, 2017 and Waterfall Asset Management is expected to take occupancy and commence rental payments on May 1, 2017. The additional space is included in Waterfall Asset Management’s underwritten NRSF.
(6)	Waterfall Asset Management has one, five-year lease renewal option.
(7)	P\S\L Group America Limited has one, five-year lease renewal option.
(8)	Office Space Solution has one, five-year lease renewal option.
(9)	Trilogy Global Advisors has one, five-year lease renewal option.

The following table presents certain information relating to the lease rollover schedule at the 1140 Avenue of the Americas Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	1	12,750	5.2%	12,750	5.2%	$1,211,250	6.2%	$95.00
2018	0	0	0.0%	12,750	5.2%	$0	0.0%	$0.00
2019	2	25,500	10.3%	38,250	15.5%	$1,969,875	10.1%	$77.25
2020	2	10,328	4.2%	48,578	19.7%	$869,443	4.5%	$84.18
2021	5	74,697	30.2%	123,275	49.9%	$5,401,447	27.7%	$72.31
2022	1	25,500	10.3%	148,775	60.2%	$2,031,135	10.4%	$79.65
2023	1	30,359	12.3%	179,134	72.5%	$3,720,105	19.0%	$122.54
2024	2	22,561	9.1%	201,695	81.6%	$1,875,502	9.6%	$83.13
2025	1	4,312	1.7%	206,007	83.3%	$510,000	2.6%	$118.27
2026	2	18,500	7.5%	224,507	90.8%	$1,940,000	9.9%	$104.86
Thereafter	0	0	0.0%	224,507	90.8%	$0	0.0%	$0.00
Vacant	0	22,676	9.2%	247,183	100.0%	$0	0.0%	$0.00
Total/Weighted Average	17	247,183	100.0%			$19,528,757	100.0%	$86.99

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination or contraction options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

A-3-62

1140 AVENUE OF THE AMERICAS

The following table presents historical occupancy percentages at the 1140 Avenue of the Americas Property:

Historical Occupancy

12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)(2)	3/31/2016(1)	6/08/2016(3)
53.9%	82.3%	90.1%	92.1%	90.8%

(1)	Information obtained from the borrower.
(2)	Occupancy increased from 2013 to 2015 due to tenants representing approximately 75.0% of the net rentable area executing leases since the repositioning of the 1140 Avenue of the Americas Property in 2012.
(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 1140 Avenue of the Americas Property:

Cash Flow Analysis

	2013(1)	2014(1)	2015(1)	TTM 3/31/2016(2)	U/W(2)	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$10,572,440	$16,494,082	$18,732,841	$19,210,125	$19,528,757(3)	93.7%	$79.01(3)
Grossed Up Vacant Space	0	0	0	0	2,137,460	10.3	8.65
Total Reimbursables	(48,910)	52,675	354,068	435,992	754,179	3.6	3.05
Other Income	202,726	439,581	498,390	550,946	550,946	2.6	2.23
Less Vacancy & Credit Loss	0	0	0	0	(2,137,460)(4)	(10.3)	(8.65)
Effective Gross Income	$10,726,256	$16,986,338	$19,585,299	$20,197,064	$20,833,881	100.0%	$84.29

Total Operating Expenses	$5,012,714	$6,117,554	$6,573,373	$6,249,017	$11,323,332	54.4%	$45.81

Net Operating Income	$5,713,542	$10,868,784	$13,011,926	$13,948,046	$9,510,549	45.6%	$38.48
TI/LC	0	0	0	0	555,684	2.7	2.25
Capital Expenditures	0	0	0	0	61,796	0.3	0.25
Net Cash Flow	$5,713,542	$10,868,784	$13,011,926	$13,948,046	$8,893,069	42.7%	$35.98

NOI DSCR(5)	1.39x	2.64x	3.15x	3.38x	2.31x
NCF DSCR(5)	1.39x	2.64x	3.15x	3.38x	2.16x
NOI DY(5)	5.8%	11.0%	13.1%	14.1%	9.6%
NCF DY(5)	5.8%	11.0%	13.1%	14.1%	9.0%

(1)	Net Operating Income increased from 2013 to 2014 to 2015 due to tenants representing approximately 75.0% of the net rentable area executing leases since the repositioning of the 1140 Avenue of the Americas Property in 2012.
(2)	The decrease in Net Operating Income from TTM 3/31/2016 to U/W is primarily due to the U/W ground rent increasing. The current annual ground rent of $348,047 increases to $4,746,094 on January 1, 2017 which was underwritten.
(3)	U/W Base Rent includes contractual rent steps through May 1, 2017, totaling $758,916.
(4)	The underwritten economic vacancy is 9.5%. The 1140 Avenue of the Americas Property was 90.8% physically occupied as of June 8, 2016.
(5)	Debt service coverage ratios and debt yields are based on the 1140 Avenue of the Americas Whole Loan.

Appraisal. As of the appraisal valuation date of May 1, 2016, the 1140 Avenue of the Americas Property had an “as-is” appraised value of $180,000,000.

Environmental Matters. According to a Phase I environmental site assessment dated March 25, 2016 there was no evidence of any recognized environmental conditions at the 1140 Avenue of the Americas Property.

Market Overview and Competition. The 1140 Avenue of the Americas Property is located in the Midtown Manhattan market within the Sixth Avenue/Rockefeller Center office submarket in New York City. The 1140 Avenue of the Americas Property is directly accessible by the A/C/E, B/D/F/M, N/Q/R, 1/2/3, 4/5/6, and 7 subway lines. New York City is the home to the headquarters of 48 companies on the 2015 Fortune 500 list and the two largest stock exchanges in the world. According to the appraisal, New York City has created more jobs over the past five years than during any five-year period in the last half century. According to the appraisal, as of the first quarter of 2016, Sixth Avenue/Rockefeller Center office inventory was comprised of approximately 40.3 million square feet, the largest submarket of primary office inventory in the country. As of the same quarter, Class A office inventory within the Sixth Avenue/Rockefeller Center office submarket was comprised of approximately 38.3 million square feet with a vacancy rate of 5.9%. As of first quarter 2016, the Class A Sixth Avenue/Rockefeller Center office submarket rental rates were $96.71 per square foot gross. The appraiser analyzed a set of five directly competitive properties within the immediate competitive area of the 1140 Avenue of the Americas Property and concluded an office market rental range of $64.00 to $120.00 per square foot gross. Underwritten weighted average office rents at the 1140 Avenue of the Americas Property is $86.99 per square foot gross, which is below the appraisal’s concluded office submarket rent for the 1140 Avenue of the Americas Property of $96.71 per square foot gross.

A-3-63

1140 AVENUE OF THE AMERICAS

The following table presents certain information relating to comparable leases to the 1140 Avenue of the Americas Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/ Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
1120 Avenue of the Americas New York, NY	1951/2005	21	415,000	99.2%	0.1 miles	Bank Hapoalim, B.M	January 2016 / 16 Yrs	47,005	$70.00	Gross
1065 Avenue of the Americas New York, NY	1958/NAP	34	536,524	86.5%	0.3 miles	Schireson Associates	April 2016 / 7 Yrs	7,558	$87.00	Gross
1065 Avenue of the Americas New York, NY	1958/NAP	34	536,524	86.5%	0.3 miles	XP Securities	March 2016 / 10 Yrs	7,558	$87.50	Gross
1350 Avenue of the Americas New York, NY	1966/NAP	35	424,000	93.7%	0.5 miles	Entercom Communications	April 2016 / 5 Yrs	3,391	$80.00	Gross
1370 Avenue of the Americas New York, NY	1971/2002	35	339,000	92.3%	0.6 miles	Andor Capital Management	October 2015 / 10.43 Yrs	10,269	$96.00	Gross

(1)	Information obtained from the appraisal and a third party market research report.

The Borrower. The borrower is ARC NYC1140SIXTH, LLC, a Delaware limited liability company and single purpose entity with two independent directors. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the 1140 Avenue of the Americas Whole Loan. American Realty Capital New York City REIT, Inc. (“ARCNYC REIT”) is the 99.993% owner and general partner of New York City Operating Partnership, L.P. which is the guarantor of certain nonrecourse carveouts under the 1140 Avenue of the Americas Whole Loan.

The Sponsor. The sponsor is ARCNYC REIT. As of June 30, 2016, ARCNYC REIT reported total assets of approximately $804.8 million, and a net worth of approximately $563.5 million. Exclusive of the 1140 Avenue of the Americas Property, the ARCNYC REIT owns five properties consisting of 841,857 square feet in New York City.

The external advisor and sponsor of ARCNYC REIT is an affiliate of AR Global Investments, LLC (“AR Global”). In addition, the 1140 Avenue of the Americas Property is subject to an operating management agreement with a wholly-owned subsidiary of AR Global (the “Operator”) pursuant to which the Operator is responsible for the management of the 1140 Avenue of the Americas Property. Certain principals and affiliates of AR Global as well as the previous external advisor and sponsor of ARCNYC REIT are subject to litigation and governmental proceedings. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

Escrows. The loan documents provide for upfront reserves in the amount of $342,123 for real estate taxes; $961,116 for existing tenant improvements (“TI”) and leasing commissions (“LC”) related to HWE New York LLC ($150,000 for TI and $78,009 for LC), Waterfall Asset Management ($316,360 for TI), and Upsilon Ventures ($52,933 for LC); $116,016 for ground rent; and $712,266 for free rent related to Upsilon Ventures LLC ($148,750) and Waterfall Asset Management ($563,516). The loan documents require monthly reserve deposits of one-twelfth of the estimated annual real estate taxes (currently equates to $171,061) and one-twelfth of the estimated annual ground rent (currently equates to $29,004). The loan documents do not require monthly escrows for insurance, provided that: (i) the blanket policy is acceptable to the lender and (ii) the borrower provides the lender with evidence of payment. Monthly collections for replacement reserves and TI/LC are waived unless a Reserve Funds Trigger Period (as defined below) has occurred and is continuing.

A “Reserve Funds Trigger Period” will commence upon any of the following: (i) the occurrence and continuance of an event of default; (ii) the debt service coverage ratio falling below 1.50x at any time; or (iii) the borrower defaulting under the management agreement beyond notice and cure periods. A Reserve Funds Trigger Period will be cured, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.52x for two consecutive calendar quarters; and with regard to clause (iii), upon the date the borrower has entered into a replacement management agreement with a qualified manager or the date on which the applicable default has been remedied to the lender’s satisfaction. Notwithstanding the foregoing, the borrower may avoid the existence of a Reserve Funds Trigger Period pursuant to clause (ii) above by (x) prior to the prepayment lockout period, posting a letter of credit with the lender in an amount (the “Reserve Funds Trigger Event DSCR Required Amount”) that when combined with the projected revenues of the 1140 Avenue of the Americas Mortgaged Property for the succeeding 12-month period achieves a debt service coverage ratio of at least 1.52x or (y) after the prepayment lockout date, prepaying the 1140 Avenue of the Americas Whole Loan in an amount equal to the Reserve Funds Trigger Event DSCR Required Amount in accordance with the related loan documents, which if prepaid prior to the prepayment open period, would include a payment equal to the greater of (A) 1% of the amount prepaid and (B) yield maintenance premium thereon.

Lockbox and Cash Management. The 1140 Avenue of the Americas Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower direct tenants to pay their rents directly into such lockbox account. The 1140 Avenue of the Americas Whole Loan also requires that all rents received by the borrower or the property manager be swept daily into the lockbox account. Prior to a Sweep Event Period (as defined below), all excess cash flow will be disbursed to the borrower. Upon a Sweep Event Period, excess cash flow will be held by the lender.

A-3-64

1140 AVENUE OF THE AMERICAS

A “Sweep Event Period” will commence upon any of the following: (i) the occurrence of an event of default; (ii) the debt service coverage ratio falling below 1.40x (a “DSCR Sweep Event Trigger”); or (iii) the borrower defaulting under the management agreement. A Sweep Event Period will be cured, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.42x for two consecutive calendar quarters; and with regard to clause (iii), upon the date the borrower has entered into a replacement management agreement with a qualified manager or the date on which the applicable default has been remedied to the lender’s satisfaction. Notwithstanding the foregoing, the borrower may avoid the existence of a DSCR Sweep Event Trigger pursuant to clause (ii) above by (x) prior to the prepayment lockout period, posting a letter of credit with the lender in an amount (the “DSCR Sweep Event Trigger Required Amount”) that when combined with the projected revenues of the 1140 Avenue of the Americas Mortgaged Property for the succeeding 12-month period achieve a debt service coverage ratio of at least 1.42x or (y) after the prepayment lockout date, prepaying the 1140 Avenue of the Americas Whole Loan in an amount equal to the DSCR Sweep Event Trigger Required Amount in accordance with the loan documents, which if prepaid prior to the prepayment open period, would include a payment equal to the greater of (A) 1% of the amount prepaid and (B) yield maintenance thereon.

Property Management. The 1140 Avenue of the Americas Property is managed by CBRE, Inc. for a fee of $0.34 per square foot for the first year for the loan term and subject to annual increases of 3.0%.

Assumption. The borrower has the right to transfer the 1140 Avenue of the Americas Property provided that certain conditions are satisfied, including: (i) no event of default has occurred and is continuing; (ii) the proposed transferee is a qualified transferee as described in the 1140 Avenue of the Americas Whole Loan documents or is reasonably acceptable to the lender based upon, among other things, the lender reasonably determining that the proposed transferee and proposed guarantor satisfy the lender’s credit review and have an aggregate net worth of $175.0 million and liquidity of $7.5 million; (iii) unless the transferee is controlled and owned at least 51.0% by ARCNYC REIT or by a qualified equity holder as described in the 1140 Avenue of the Americas Whole Loan documents, the lender has received confirmation from each of DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates and similar confirmations from each rating agency rating any securities backed by any 1140 Avenue of the Americas Companion Loans with respect to the ratings of such securities; and (iv) unless the transferee is an affiliate of ARCNYC REIT, adequate transferee experience.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. The 1140 Avenue of the Americas Property is currently subject to a ground lease between 67 West 44th St. Inc., (“Ground Lessee”), a predecessor-in-interest to the borrower, and 1140 Sixth Avenue LLC (as successor-in-interest to Phoenix Mutual Life Insurance Company) (“Ground Lessor”). The 1140 Avenue of the Americas ground lease, dated October 1, 1951, expires December 31, 2066. The original term of the ground lease was fifty years and three months, and was scheduled to expire December 31, 2016; however, the Ground Lessee has exercised its final option to renew the ground lease for a term of fifty years commencing January 1, 2017 and expiring December 31, 2066. The current annual rent is $348,047 with an increase on January 1, 2017 to $4,746,094 and an increase on January 1, 2042 to $5,062,500. The 1140 Avenue of the Americas Property cash flows have been underwritten at the initial renewal rent step rent of $4,746,094 (see “Cash Flow Analysis” section). See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Fee & Leasehold Estates; Ground Leases” in the Prospectus.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provides coverage for terrorism in an amount equal to the full replacement cost of the 1140 Avenue of the Americas Property (provided that the borrower is not required to pay terrorism insurance premiums in excess of two times the premiums for all risk and business interruption coverage (exclusive of terrorism coverage) if the Terrorism Risk Insurance Program Reauthorization Act is no longer in effect). The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month extended period of indemnity.

A-3-65

The Hamptons AND Park Pointe

A-3-66

The Hamptons AND Park Pointe

The Hamptons
3070 South Nellis Boulevard
Las Vegas, NV 89121
LAS VEGAS
DOWNTOWN
Sunrise Manor
MUDDY MOUNTAINS
CLARK COUNTY
Winchester
Paradise
Whitney
LAS VEGAS STRIP
McCarran International Airport
University of Nevada - Las Vegas
Desert Wetlands Park
Sam Boyd Stadium
Desert Inn Rd
Flamingo Rd
Tropicana Ave
Sahara Ave
Charleston Blvd
Nellis Blvd
Boulder Hwy
Carson City
Sacramento
San Francisco
Las Vegas
Los Angeles
San Diego
Park Pointe
211 South La Fayette Park Place
Los Angeles, CA 90057
LOS ANGELES
Historic Filipinotown
Koreatown
Westlake
Pico-Union
Echo Park
Elysian Park
Dodger Stadium
Chinatown
Bunker Hill
Financial District
Civic Center
Downtown
Jewelry District
Lafayette Park
MacArthur Park
LOS ANGELES COUNTY
Hollywood Fwy
Harbor Fwy
Pasadena Fwy
Wilshire Blvd
Beverly Blvd
Olympic Blvd
Pico Blvd
METRO RED LINE
METRO PURPLE LINE

A-3-67

No. 7 & 8 – The Hamptons and Park Pointe(1)

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Multifamily
Original Principal Balance:	$26,800,000			Specific Property Type:	Various
Cut-off Date Balance:	$26,763,204			Location:	Various
% of Initial Pool Balance:	3.6%			Size:	Various
Loan Purpose:	Refinance			Cut-off Date Balance Per Unit:	$46,064
Borrower Names(2):	Various			Year Built/Renovated:	Various/NAP
Sponsor(3):	J.K. Properties, Inc.			Title Vesting:	Fee
Mortgage Rate:	4.2691%			Property Manager(5):	Various
Note Date:	October 11, 2016			4th Most Recent Occupancy(6):	79.8% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(6):	76.4% (12/31/2013)
Maturity Date:	November 6, 2026			2nd Most Recent Occupancy(6):	77.9% (12/31/2014)
IO Period:	None			Most Recent Occupancy(6):	83.4% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(6):	93.8% (Various)
Seasoning:	1 month
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(7):	$1,887,960 (12/31/2013)
Call Protection:	L(25),D(90),O(5)			3rd Most Recent NOI(7):	$1,949,597 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI(7):	$2,069,547 (12/31/2015)
Additional Debt:	None			Most Recent NOI(7):	$2,371,844 (TTM 8/31/2016)
Additional Debt Type:	NAP
				U/W Revenues:	$4,398,502
				U/W Expenses:	$2,063,115
				U/W NOI(7):	$2,335,387
				U/W NCF(7):	$2,181,281
				U/W NOI DSCR(7):	1.47x
Escrows and Reserves(4):				U/W NCF DSCR(7):	1.38x
				U/W NOI Debt Yield(7):	8.7%
Type:	Initial	Monthly	Cap (If Any)	U/W NCF Debt Yield(7):	8.2%
Taxes	$78,791	$23,385	NAP	As-Is Appraised Value(8):	$40,800,000
Insurance	$0	Springing	NAP	As-Is Appraisal Valuation Date(8):	Various
Replacement Reserves	$0	$12,842	NAP	Cut-off Date LTV Ratio:	65.6%
Deferred Maintenance	$187,369	$0	NAP	LTV Ratio at Maturity or ARD:	52.7%

(1)	The Hamptons mortgage loan and the Park Pointe mortgage loan (collectively, “The Hamptons and Park Pointe Crossed Mortgage Loans”) are cross-collateralized and cross-defaulted with one another. All information herein represents The Hamptons mortgage loan and the Park Pointe mortgage loan presented as one mortgage loan, except as otherwise specified below. With respect to each of the Hamptons mortgage loan and the Park Pointe mortgage loan, the applicable loan-to-value ratios, debt service coverage ratios and debt yields for each such mortgage loan are based upon the ratio or yield (as applicable) for the aggregate indebtedness evidenced by both mortgage loans. On an individual basis, without regard to the cross-collateralization feature, a related mortgage loan may have a higher loan-to-value ratio, lower debt service coverage ratio and/or lower debt yield than is presented herein.

(2)	See “The Borrowers” section.

(3)	J.K. Properties, Inc., the sponsor, is affiliated with the sponsor of the Studio Village Mortgage Loan, the Hollywood Pointe – Yucca Mortgage Loan, the Rose Terrace – Whittier Mortgage Loan, the Suntree Mortgage Loan, the Courtyard - Hawthorne Mortgage Loan, the Crosswinds Mortgage Loan and the Mountain Gate Mortgage Loan being contributed to WFCM 2016-C37.

(4)	See “Escrows” section.

(5)	See “Property Management” section.

(6)	See “Historical Occupancy” section.

(7)	The underwriting and financial information shown represents the Hamptons and Park Pointe Crossed Mortgage Loans in aggregate. See “Cash Flow Analysis – The Hamptons Property” and “Cash Flow Analysis – Park Pointe Property” sections.

(8)	See “Appraisal” section.

The Mortgage Loan. The Hamptons mortgage loan and the Park Pointe mortgage loan (collectively, “The Hamptons and Park Pointe Crossed Mortgage Loans”) are cross-collateralized and cross-defaulted with one another and are each evidenced by a single promissory note. The Hamptons mortgage loan is secured by a first mortgage encumbering a 492 unit multifamily garden property in Las Vegas, Nevada (the “Hamptons Property”), and the Park Pointe mortgage loan is secured by a first mortgage encumbering an 89 unit multifamily mid-rise property in Los Angeles, California (the “Park Pointe Property”). The Hamptons and Park Pointe Crossed Mortgage Loans were originated on October 11, 2016 by Barclays Bank PLC. The Hamptons and Park Pointe Crossed Mortgage Loans had an aggregate original principal balance of $26,800,000, have an aggregate outstanding principal balance as of the Cut-off Date of $26,763,204 and accrue interest at a rate of 4.2691% per annum. The Hamptons and Park Pointe Crossed Mortgage Loans had an initial term of 120 months, have a remaining term of 119 months as of the Cut-off Date and require payments of principal and interest based on a 30-year amortization schedule through the term of the Hamptons and Park Pointe Crossed Mortgage Loans. The Hamptons and Park Pointe Crossed Mortgage Loans mature on November 6, 2026.

A-3-68

The Hamptons AND Park Pointe

The following table presents certain information relating to The Hamptons Property and the Park Pointe Property:

Property Name	Location	Cut-off Date Balance	% of Crossed Cut- off Date Balance%	Occupancy	Net Rentable Area (Units)	Year Built	As-Is Appraised Value	Allocated LTV
The Hamptons	Las Vegas, NV	$17,875,423	66.8%	92.9%	492	1989	$24,600,000	72.7%
Park Pointe	Los Angeles, CA	$8,887,780	33.2%	98.9%	89	1971	$16,200,000	54.9%
Total/Weighted Average		$26,763,204	100.0%	93.8%	581		$40,800,000	65.6%

Following the lockout period, the borrowers have the right to defease The Hamptons and Park Pointe Crossed Mortgage Loans in whole, but not in part (except as otherwise stated in the “Partial Release” section), on any date before July 6, 2026. In addition, The Hamptons and Park Pointe Crossed Mortgage Loans are prepayable without penalty on or after July 6, 2026.

Sources and Uses – The Hamptons

Sources			Uses
Original whole loan amount	$17,900,000	88.9%	Loan payoff(1)	$19,878,040	98.7%
Sponsor’s new cash contribution	2,238,330	11.1	Reserves	188,228	0.9
			Closing costs	72,062	0.4
Total Sources	$20,138,330	100.0%	Total Uses	$20,138,330	100.0%

(1)	The Hamptons Property was previously securitized in the JPMCC 2007-LDPX transaction.

Sources and Uses – Park Pointe

Sources			Uses
Original whole loan amount	$8,900,000	100.0%	Loan payoff(1)	$6,911,052	77.7%
			Reserves	77,933	0.9
			Closing costs	140,138	1.6
			Return of equity	1,770,878	19.9
Total Sources	$8,900,000	100.0%	Total Uses	$8,900,000	100.0%

(1)	The Park Pointe Property was previously securitized in the JPMCC 2006-LDP9 transaction.

The Property. The Hamptons Property was constructed in 1989 and consists of 492 units in 39 two and three-story walk-up garden style apartment buildings situated on a 24.1-acre site located in Las Vegas, Nevada. The Hamptons Property features a recreation center, outdoor and indoor pools, a spa, tennis court, a clubhouse with a business center and a leasing office. The sponsor has reported approximately $300,000 of investment into The Hamptons Property since 2012, which includes new exterior painting, plumbing and electrical work, landscaping and pavement repairs. Parking is provided via 372 open parking spaces and 492 covered parking spaces throughout The Hamptons Property, resulting in a parking ratio of approximately 1.8 spaces per unit. Since 2013, net operating income has increased from $1.2 million to $1.6 million as of August 31, 2016 driven by the recent renovations and general improvement in the overall market. The sponsor has owned The Hamptons Property since 2001. As of August 20, 2016, The Hamptons Property was 92.9% occupied.

The Park Pointe Property was constructed in 1971 and consists of an 89-unit three-story mid-rise style apartment building situated on a 0.8-acre site located in Los Angeles, California. The Park Pointe Property features a recreation center, outdoor pool, laundry room, private balconies and on-site management. The sponsor has reported approximately $321,000 of investments into the Park Pointe Property since 2012, which includes carpeting, counter tops, appliances, fixtures and other building and land improvements. Parking is provided via 94 parking spaces in a semi-subterranean parking garage, resulting in a parking ratio of approximately 1.1 spaces per unit. The sponsor has owned the Park Pointe Property since 2002. As of August 31, 2016, the Park Pointe Property was 98.9% occupied. Since 2012, occupancy has ranged between 93.5% and 98.9% averaging 95.7%. Additionally, net operating income has increased from $715,084 in 2013 to $782,100 as of August 31, 2016, consistent with the increase in occupancy.

The Park Pointe Property is subject to the rent stabilization ordinance of the Los Angeles municipal code, which limits the annual allowable rent increase at the Park Pointe Property. The annual allowable rent increase is based on the consumer price index average for the Los-Angeles-Long Beach-Anaheim metropolitan statistical area for a 12-month period ending September 30th of each year and must be between 3.0% and 8.0%.

The following tables present certain information relating to the unit mix at The Hamptons Property and the Park Pointe Property:

Apartment Unit Summary – The Hamptons Property (1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average Monthly Rent per Unit
One Bedroom / One Bath	140	28.5%	674	$550
Two Bedroom / Two Bath	282	57.3%	970	$640
Three Bedroom / Three Bath	70	14.2%	1,098	$769
Total/Weighted Average	492	100.0%	904	$631(2)

(1)	Information obtained from the underwritten rent roll.

(2)	Total/Weighted Average for Average Monthly Rent per Unit is weighted by occupied units.

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The Hamptons AND Park Pointe

Apartment Unit Summary – Park Pointe Property (1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average Monthly Rent per Unit
Studio - Small	5	5.6%	600	$848
Studio	16	18.0%	650	$1,050
Studio - Large	3	3.4%	750	$1,186
One Bedroom / One Bath	65	73.0%	850	$1,174
Total/Weighted Average	89	100.0%	797	$1,135(2)

(1)	Information obtained from the underwritten rent roll.

(2)	Total/Weighted Average for Average Monthly Rent per Unit is weighted by occupied unit.

The following table presents historical occupancy percentages at The Hamptons Property and the Park Pointe Property:

Historical Occupancy – The Hamptons Property

12/31/2012(1)(2)	12/31/2013(1)(2)	12/31/2014(1)(2)	12/31/2015(1)(2)	8/20/2016(2)(3)
77.3%	73.4%	74.5%	81.0%	92.9%

(1)	Information obtained from the borrower.

(2)	According to the sponsor, Historical Occupancy has increased from 2012 to August 20, 2016 due to the sponsor investing approximately $300,000 in The Hamptons Property and overall submarket vacancy decreasing from 6.1% to 3.3%.

(3)	Information obtained from the underwritten rent roll.

Historical Occupancy – Park Pointe Property

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	8/31/2016(2)
93.5%	93.1%	96.6%	96.5%	98.9%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Hamptons Property and the Park Pointe Property:

Cash Flow Analysis – The Hamptons Property

	2013	2014	2015	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per Unit
Base Rent(1)	$2,453,038	$2,535,167	$2,803,530	$3,007,611	$3,458,952	107.3%	$7,030
Grossed Up Vacant Space	0	0	0	0	283,740	8.8	577
Other Income(2)	158,965	163,074	175,319	215,415	219,551	6.8	446
Less Vacancy & Credit Loss	0	0	0	0	(739,218)(3)	(22.9)	(1,502)
Effective Gross Income	$2,612,002	$2,698,241	$2,978,849	$3,223,025	$3,223,025	100.0%	$6,551

Total Operating Expenses	$1,439,126	$1,457,251	$1,658,468	$1,633,281	$1,629,562	50.6%	$3,312

Net Operating Income(4)	$1,172,876	$1,240,990	$1,320,381	$1,589,744	$1,593,463	49.4%	$3,239
Capital Expenditures	0	0	0	0	131,856	4.1	268
Net Cash Flow	$1,172,876	$1,240,990	$1,320,381	$1,589,744	$1,461,607	45.3%	$2,971

NOI DSCR	1.11x	1.17x	1.25x	1.50x	1.50x
NCF DSCR	1.11x	1.17x	1.25x	1.50x	1.38x
NOI DY	6.6%	6.9%	7.4%	8.9%	8.9%
NCF DY	6.6%	6.9%	7.4%	8.9%	8.2%

(1)	Historical Base Rent is net of vacancy and credit loss.

(2)	Other Income consists of laundry, parking revenue, storage, phone, cable and other miscellaneous income.

(3)	The underwritten economic vacancy is 18.7%. The Hamptons Property was 92.9% physically occupied as of August 20, 2016.

(4)	According to the sponsor, Net Operating Income has increased from 2013 to TTM August 31, 2016 due to the sponsor investing approximately $300,000 in The Hamptons Property and overall submarket vacancy decreasing from 6.1% to 3.3%.

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The Hamptons AND Park Pointe

Cash Flow Analysis – Park Pointe Property

	2013	2014	2015	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per Unit
Base Rent(1)	$1,016,949	$1,068,655	$1,090,260	$1,138,370	$1,198,687	102.0%	$13,468
Grossed Up Vacant Space	0	0	0	0	13,200	1.1	148
Other Income(2)	47,687	32,994	29,972	23,412	25,458	2.2	286
Less Vacancy & Credit Loss	0	0	0	0	(61,867)(3)	(5.3)	(695)
Effective Gross Income	$1,064,636	$1,101,649	$1,120,232	$1,161,783	$1,175,477	100.0%	$13,208

Total Operating Expenses	$349,552	$393,042	$371,066	$379,683	$433,553	36.9%	$4,871

Net Operating Income	$715,084	$708,607	$749,166	$782,100	$741,924	63.1%	$8,336
Capital Expenditures	0	0	0	0	22,250	1.9	250
Net Cash Flow	$715,084	$708,607	$749,166	$782,100	$719,674	61.2%	$8,086

NOI DSCR	1.36x	1.35x	1.42x	1.49x	1.41x
NCF DSCR	1.36x	1.35x	1.42x	1.49x	1.37x
NOI DY	8.0%	8.0%	8.4%	8.8%	8.3%
NCF DY	8.0%	8.0%	8.4%	8.8%	8.1%

(1)	Historical Base Rent is net of vacancy and credit loss.

(2)	Other Income consists of laundry, parking revenue, storage, phone, cable and other miscellaneous income.

(3)	The underwritten economic vacancy is 5.0%. The Park Pointe Property was 98.9% physically occupied as of August 31, 2016.

Appraisal. As of the appraisal valuation date of April 19, 2016, The Hamptons Property had an “as-is” appraised value of $24,600,000. As of the appraisal valuation date of May 2, 2016, the Park Pointe Property had an “as-is” appraised value of $16,200,000.

Environmental Matters. According to a Phase I environmental assessment dated May 4, 2016, there was no evidence of any recognized environmental conditions at The Hamptons Property. According to a Phase I environmental assessment dated May 16, 2016, there was no evidence of any recognized environmental conditions at the Park Pointe Property.

Market Overview and Competition. The Hamptons Property is located approximately 10.0 miles southeast of the Las Vegas central business district. Primary access to The Hamptons Property is provided by U.S. Route 95 and Interstate 515. According to a third party research report, The Hamptons Property is located within the East submarket of Las Vegas metropolitan area which had a 2016 third quarter submarket vacancy of 2.6%. The 2016 estimated population within a one-, three- and five-mile radius of The Hamptons Property is 29,230, 194,905 and 450,558, respectively; the 2016 estimated average household income within the same radii is $41,856, $51,536 and $49,113, respectively.

The Park Pointe Property is located in the neighborhood of Westlake, Los Angeles between Koreatown to the west and downtown Los Angeles to the east. Primary access to the Park Pointe Property is provided by State Highway 101. According to a third party research report, the Park Pointe Property is located within the Wilshire/Westlake submarket of Los Angeles metropolitan area which had a 2016 third quarter submarket vacancy of 4.1%. The 2016 estimated population within a one-, three- and five-mile radius of the Park Pointe Property is 112,238, 604,847 and 1,214,969, respectively; the 2016 estimated average household income within the same radii is $45,381, $53,250 and $59,053, respectively.

The following table presents certain information relating to comparable multifamily properties for The Hamptons Property and the Park Pointe Property:

Competitive Set – The Hamptons Property(1)

						Average Rent (per unit)
	Location	Distance to Subject	Property Type	Number of Units	Studio	1 BR	2 BR	3 BR	Overall Average Rent PSF	Total Occupancy
The Hamptons (Subject)	Las Vegas, NV	--	Garden	492	NAP	$550	$640	$769	$0.70	92.9%
Villa Del Rio	Las Vegas, NV	0.9 miles	Garden	168	NAP	$665	$760-825	$939	$0.85	96.0%
Sunrise Springs	Las Vegas, NV	1.0 miles	Garden	192	NAP	$712	$956	$999	$1.03	96.0%
Silverwood	Las Vegas, NV	0.1 miles	Garden	296	NAP	$657	$824	$902	$0.90	95.0%
Stonegate	Las Vegas, NV	0.5 miles	Garden	440	NAP	$684-$694	$779-$814	NAP	$0.86	97.0%
Eastgate	Las Vegas, NV	0.1 miles	Garden	320	NAP	$704	$843-879	NAP	$0.75	98.0%
Oasis Meadows	Las Vegas, NV	0.1 miles	Garden	383	NAP	$745	$905	$1,080	$0.85	91.0%
Sanoma Hills	Las Vegas, NV	2.0 miles	Garden	340	NAP	$550	$640-$665	$775	$0.75	97.0%
Weighted Average						$652	$787	$894	$0.82	95.1%

(1)	Information obtained from the appraisal and the underwritten rent roll.

A-3-71

The Hamptons AND Park Pointe

Competitive Set – Park Pointe Property(1)

						Average Rent (per unit)
	Location	Distance to Subject	Property Type	Number of Units	Studio	1 BR	2 BR	Overall Average Rent PSF	Total Occupancy
Park Pointe (Subject)	Los Angeles, CA	--	Mid Rise	89	$848-$1,186	$1,174	NAP	$1.42	98.9%
349 South La Fayette	Los Angeles, CA	0.2 miles	Garden	120	$998	$1,181	NAP	$1.85	96.0%
Century House	Sherman Oaks, CA	14.9 miles	Walk-up	72	NAV	NAV	NAV	NAV	100.0%
Emerald Terrace	Los Angeles, CA	0.7 miles	Mid/High Rise	302	$1,190-$1,543	$1,488-$1,543	$2,032-$2,042	$2.31	95.0%
Villa Del Rey	Alhambra, CA	8.5 miles	Walk-up	109	NAV	NAV	NAV	NAV	96.0%
220 S Commonwealth	Los Angeles, CA	0.5 miles	Walk-up	24	NAV	NAV	NAV	NAV	100.0%
The Esquire	Los Angeles, CA	0.1 miles	Mid/High Rise	117	NAV	NAV	NAV	NAV	97.0%
Weighted Average					$1,219	$1,377	$2,037	$2.05	96.5%

(1)	Information obtained from the appraisal and the underwritten rent roll.

The Borrowers. The borrower for The Hamptons mortgage loan is Hampton Apts., Inc., a Nevada corporation. The borrower for the Park Pointe mortgage loan is 211 S. La Fayette Park Place, Inc., a California corporation. J.K. Properties, Inc. is the guarantor of certain nonrecourse carveouts under The Hamptons and Park Pointe Crossed Mortgage Loans.

The Sponsor. The sponsor of The Hamptons and Park Pointe Crossed Mortgage Loans is J.K. Properties, Inc., which is wholly owned by Haresh Jogani. Through J.K. Properties, Inc. and other entities, Haresh Jogani began acquiring multi-family residential properties in 1995 aiming to acquire income-producing real estate opportunities offering significant profit potential. Haresh Jogani has maintained a portfolio of over 17,000 units over the past 18 years in Southern California, Nevada, Arizona and Texas comprising 170 apartment communities. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Escrows. The mortgage loan documents provide for upfront escrows in the amount of $78,791 for real estate taxes and $187,369 for deferred maintenance. The loan documents also provide for ongoing monthly reserves in the amount of $23,385 for real estate taxes and $12,842 for replacement reserves. The loan documents do not require ongoing monthly reserves for insurance so long as The Hamptons Property and the Park Pointe Property are insured via an acceptable blanket or umbrella insurance policy that meets the requirements set forth in the mortgage loan documents.

Lockbox and Cash Management. Upon the occurrence and during the continuance of a Triggering Event Period (as defined below), The Hamptons and Park Pointe Crossed Mortgage Loans require that the borrowers establish lockbox accounts, that the borrowers or property managers deposit all rents into such lockbox accounts and that such funds be swept to the lender-controlled cash management accounts. During a Triggering Event Period (as defined below), all excess cash flow after payment of all sums due and payable under the mortgage loan documents and all operating expenses will be retained by the lender as additional collateral.

A “Triggering Event Period” will commence upon the earliest of any of the following: (i) the occurrence and continuance of an event of default or (ii) the trailing 12-month debt service coverage ratio falling below 1.10x for any two consecutive calendar quarters. A Triggering Event Period will be cured, with regard to clause (i), upon the cure of such event of default; and with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.10x for two consecutive calendar quarters.

Property Management. The Hamptons Property is managed by Anza Management Company and the Park Point Property is managed by J.K. Residential Services, Inc., an affiliate of the borrower.

Assumption. The borrowers have a one-time right to transfer The Hamptons Property and the Park Pointe Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; (iii) in the event that in connection with such transfer, the manager will not thereafter continue to manage The Hamptons Property or the Park Pointe Property, then a replacement manager must be acceptable to the lender and (iv) if required by the lender, the lender has received confirmation from Fitch, Moody’s and DBRS that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates.

Partial Release. The borrowers may obtain the release of either The Hamptons Property or the Park Pointe Property after the lockout period with the payment of a defeasance deposit equal to 115% of the remaining principal amount of the applicable note plus the sum of the applicable expenses required under the loan documents provided (i) the debt service coverage ratio for the remaining property is greater than the greater of (a) the debt service coverage ratio for the 12 calendar months at loan origination and (b) the debt service ratio including the property to be released for the 12 calendar months prior to the release; (ii) the loan to value ratio for the remaining property is no greater than the lesser of (x) the loan to value ratio at loan closing and (y) the loan to value ratio including the property to be released immediately prior to the release and (iii) the debt yield for the remaining property is greater than the greater of (a) the debt yield ratio at the origination date of The Hamptons and Park Pointe Crossed Mortgage Loans and (b) the debt yield including the property to be released immediately prior to the release.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

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The Hamptons AND Park Pointe

Terrorism Insurance. The mortgage loan documents require an “all risk” insurance policy to be maintained by the borrowers to provide coverage for terrorism in an amount equal to the full replacement cost of The Hamptons Property and the Park Pointe Property, as well as business income insurance covering no less than the 12-month period following the occurrence of a casualty event, together with a 6-month extended period of indemnity.

A-3-73

Hampton Inn Tropicana

A-3-74

Hampton Inn Tropicana

NORTH LAS VEGAS
LAS VEGAS
HENDERSON
Desert Inn Rd.
Fashion Show Mall
Encore Las Vegas
Wynn Las Vegas
Wynn Las Vegas Golf Club
Treasure Island
The Venetian
Sands Expo and Convention Center
The Mirage
Caesars Palace
The Linq
Flamingo Las Vegas
Rio Hotel and Casino
Palms Casino Resort
Las Vegas Strip
Flamingo Rd.
Bellagio
Fountains at Bellagio
Bally's
Paris Las Vegas
The Cosmopolitan of Las Vegas
Planet Hollywood
Hard Rock Hotel & Casino
Harmon Ave.
Aria Resort & Casino
City Center
Mandarin Oriental
Monte Carlo
UNLV
LAS VEGAS
T-Mobile Arena
New York New York
MGM Grand
Tropicana Ave.
Hooters Casino Hotel
The New Tropicana
Excalibur Hotel & Casino
Reno Ave.
Luxor Hotel & Casino
Hacienda Ave.
Mandalay Bay
Four Seasons
Russell Rd.
Hampton Inn Tropicana
4975 South Dean Martin Drive
Las Vegas, NV 89103
Las Vegas Freeway
Frank Sinatra Dr.
Industrial Rd.
Valley View Blvd.
Las Vegas Blvd. South
Koval Ln.
Paradise Rd.
McCarran International Airport

A-3-75

No. 9 – Hampton Inn Tropicana

Loan Information				Property Information
Mortgage Loan Seller:		Barclays Bank PLC		Single Asset/Portfolio:	Single Asset
				Property Type:	Hospitality
Original Principal Balance:		$25,475,000		Specific Property Type:	Limited Service
Cut-off Date Balance:		$25,443,445		Location:	Las Vegas, NV
% of Initial Pool Balance:		3.4%		Size:	322 Rooms
Loan Purpose:		Acquisition		Cut-off Date Balance Per Room:	$79,017
Borrower Name:		LV Trop Partners LLC		Year Built/Renovated:	1998/2015
Sponsor:		Newcastle Properties, LLC; Driftwood Hospitality Management		Title Vesting:	Fee
Mortgage Rate:		4.835%		Property Manager:	Self-managed
Note Date:		October 21, 2016		4th Most Recent Occupancy (As of):	60.8% (12/31/2012)
Anticipated Repayment Date:		NAP		3rd Most Recent Occupancy (As of):	67.7% (12/31/2013)
Maturity Date:		November 6, 2026		2nd Most Recent Occupancy (As of):	71.1% (12/31/2014)
IO Period:		None		Most Recent Occupancy (As of):	77.8% (12/31/2015)
Loan Term (Original):		120 months		Current Occupancy (As of):	81.7% (9/30/2016)
Seasoning:		1 month
Amortization Term (Original):		360 months		Underwriting and Financial Information:
Loan Amortization Type:		Amortizing Balloon
Interest Accrual Method:		Actual/360		4th Most Recent NOI (As of):	$1,722,485 (12/31/2013)
Call Protection:		L(25),D(90),O(5)		3rd Most Recent NOI (As of):	$2,136,571 (12/31/2014)
Lockbox Type:		Hard/Springing Cash Management		2nd Most Recent NOI (As of):	$3,014,537 (12/31/2015)
Additional Debt:		None		Most Recent NOI (As of):	$3,487,339 (TTM 9/30/2016)
Additional Debt Type:		NAP
				U/W Revenues:	$10,557,900
				U/W Expenses:	$7,348,017
				U/W NOI:	$3,209,884
				U/W NCF:	$2,787,568
Escrows and Reserves(1):				U/W NOI DSCR:	1.99x
				U/W NCF DSCR:	1.73x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	12.6%
Taxes	$24,351	$12,175	NAP	U/W NCF Debt Yield:	11.0%
Insurance	$0	Springing	NAP	Appraised Value(2):	$38,300,000
FF&E Reserve	$0	$35,193	NAP	Appraisal Valuation Date(2):	September 29, 2016
Deferred Maintenance	$13,125	$0	NAP	Cut-Off Date LTV Ratio(2):	66.4%
PIP Reserve	$7,935,000	$0	NAP	LTV Ratio at Maturity or ARD(2):	54.4%

(1)	See “Escrows” section.

(2)	The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD are calculated based on the “as-is” appraised value which assumes the upcoming PIP expenditure was reserved at closing. The appraiser concluded to an “as-complete” value of $41,000,000 as of October 1, 2018, which assumes the completion of a property improvement plan for which $7,935,000 was reserved. The Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD based on the “as-complete” appraised value are 62.1% and 50.8%, respectively.

The Mortgage Loan. The mortgage loan (the “Hampton Inn Tropicana Mortgage Loan”) is evidenced by a single promissory note that is secured by a first mortgage encumbering the borrower’s fee interest in a limited service hotel located in Las Vegas, Nevada (the “Hampton Inn Tropicana Property”). The Hampton Inn Tropicana Mortgage Loan was originated on October 21, 2016 by Barclays Bank PLC. The Hampton Inn Tropicana Mortgage Loan had an original principal balance of $25,475,000, has an outstanding principal balance as of the Cut-off Date of $25,443,445 and accrues interest at an interest rate of 4.835% per annum. The Hampton Inn Tropicana Mortgage Loan had an initial term of 120 months, has a remaining term of 119 months as of the Cut-off Date and requires payments of principal and interest based on a 30-year amortization schedule. The Hampton Inn Tropicana Mortgage Loan matures on November 6, 2026.

Following the lockout period, the borrower has the right to defease the Hampton Inn Tropicana Mortgage Loan in whole, but not in part, on any date before July 6, 2026. In addition, the Hampton Inn Tropicana Mortgage Loan is prepayable in whole, but not in part, without penalty on or after July 6, 2026.

A-3-76

Hampton Inn Tropicana

Sources and Uses

Sources			Uses
Original loan amount	25,475,000	63.8%	Purchase price(1)	28,900,000	72.4%
Sponsor’s new cash equity	14,460,162	36.2	Reserves	7,972,476	20.0
			Closing costs	3,062,686	7.7
Total Sources	$ 39,935,162	100.0%	Total Uses	$ 39,935,162	100.0%

(1)	The Hampton Inn Tropicana Property was previously securitized in the WBCMT 2006-C25 transaction.

The Property. The Hampton Inn Tropicana Property consists of a six-story, limited-service hotel comprising 322 guestrooms located in Las Vegas, Nevada. Situated on a 4.57-acre parcel, the Hampton Inn Tropicana Property was originally constructed in 1998 with a separate meeting facility known as the Hampton Inn Event Center constructed in 2002 and most recently renovated in 2015 included in the collateral. Occupancy, ADR, RevPAR and NOI have steadily increased as a result of over $2.9 million in capital expenditures since 2011, including lobby renovations and guestroom upgrades according to the appraisal. Coinciding with a new franchise agreement with Hilton Franchise Holding LLC (“Hilton”), the sponsor has renovations planned through a property improvement plan (“PIP”) totaling approximately $7.9 million ($24,643 per room) which has been reserved. These renovations include upgrades to the interior and exterior of the Hampton Inn Tropicana Property to conform to Hilton Worldwide brand standards. The franchise agreement with Hilton expires approximately five years beyond the loan term in October 2031.

The Hampton Inn Tropicana Property contains 181 king guestrooms, 134 double guestrooms, 6 one-bedroom suites and one conference suite. All of the guestrooms are equipped with a telephone with voicemail, a clock radio, a flat-screen television, a safe, an iron, a coffeemaker and a hairdryer. The Hampton Inn Tropicana Property offers 8,440 square feet of meeting space which can be divided into eight separate spaces, the largest of which can accommodate 500 guests. The Hampton Inn Tropicana Property offers more meeting space than any of the primary competitors identified by the appraisal, which have spaces that range from 200 square feet to 2,600 square feet. Other amenities at the Hampton Inn Tropicana Property include an outdoor swimming pool and whirlpool, a fitness center, a business center, a sundry shop, a guest laundry room and vending areas. The Hampton Inn Tropicana Property also includes a breakfast dining area with 72 seats offering complimentary breakfast service and a full service bar. The Hampton Inn Tropicana Property offers complimentary parking and contains a total of 341 dedicated parking spaces in an adjacent three-story parking garage, accounting for a parking ratio of approximately 1.1 space per room. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Hampton Inn Tropicana Property:

Cash Flow Analysis

	2013	2014	2015	TTM 9/30/2016	U/W	% of U/W Total Revenue	U/W $ per Room
Occupancy	67.7%	71.1%	77.8%	81.7%	80.0%
ADR	$82.42	$88.30	$95.84	$99.11	$99.11
RevPAR	$50.94	$62.74	$74.58	$80.96	$79.29

Room Revenue	$6,555,178	$7,373,616	$8,764,795	$9,541,521	$9,344,249	88.5%	$29,019
F&B Revenue	725,044	845,756	1,009,233	1,085,897	1,063,446	10.1	3,303
Other Revenue(1)	127,357	210,946	215,951	153,376	150,205	1.4	466
Total Revenue	$7,407,579	$8,430,318	$9,989,979	$10,780,794	$10,557,900	100.0%	$32,789

Total Department Expenses	2,621,882	3,007,537	3,174,129	3,376,280	3,299,475	31.3	10,247
Gross Operating Profit	$4,785,697	$5,422,781	$6,815,850	$7,404,514	$7,258,425	68.7%	$22,542

Total Undistributed Expenses	2,793,043	3,024,276	3,547,184	3,666,318	3,812,985	36.1	11,842
Profit Before Fixed Charges	$1,992,654	$2,398,505	$3,268,666	$3,738,196	$3,445,440	32.6%	$10,700

Total Fixed Charges	270,169	261,934	254,129	250,857	235,556	2.2	732

Net Operating Income(2)	$1,722,485	$2,136,571	$3,014,537	$3,487,339	$3,209,884	30.4%	$9,969
FF&E	0	0	0	0	422,316	4.0	1,312
Net Cash Flow	$1,722,485	$2,136,571	$3,014,537	$3,487,339	$2,787,568	26.4%	$8,657

NOI DSCR	1.07x	1.33x	1.87x	2.17x	1.99x
NCF DSCR	1.07x	1.33x	1.87x	2.17x	1.73x
NOI DY	6.8%	8.4%	11.8%	13.7%	12.6%
NCF DY	6.8%	8.4%	11.8%	13.7%	11.0%

(1)	Other Revenue includes sundry shop revenue, cancellation fees, telephone charges, guest laundry, and other minor collections.

(2)	Net Operating Income has increased from 2013 to TTM 9/30/2016 as a result of over $2.9 million in capital expenditures invested in the Hampton Inn Tropicana Property according to the appraisal.

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Hampton Inn Tropicana

The Appraisal. As of the appraisal valuation date of September 29, 2016, the Hampton Inn Tropicana Property had an “as is” appraised value of $38,300,000 which assumes the upcoming PIP expenditure was reserved at closing . The appraiser concluded to an “as-complete” value of $41,000,000 as of October 1, 2018, which assumes the completion of a property improvement plan for which $7,935,000 was reserved.

Environmental Matters. According to the Phase I environmental assessment dated October 3, 2016, there was no evidence of any recognized environmental conditions at the Hampton Inn Tropicana Property.

Market Overview and Competition. The Hampton Inn Tropicana Property is located in Las Vegas, Nevada, approximately one half mile west of the Las Vegas Strip. The Hampton Inn Tropicana Property is located immediately off Interstate 15 which runs from San Diego, California to the US/Canada border. The neighborhood is characterized by restaurants, casinos, hotels, and retail outlets along the primary thoroughfares, with residential areas located along the secondary roadways. Additionally, the T-Mobile Arena (“TMA”), a $375 million, multi-use event center owned and operated by MGM Resorts, opened in April 2016 located along Tropicana Avenue, between the Hampton Inn Tropicana Property and the Las Vegas Strip. The TMA can seat up to 20,000 people and hosts a variety of events including concerts, sporting events and other special events. In June 2016, the NHL awarded Las Vegas an expansion franchise which is expected to compete beginning in the 2017/18 NHL season and play its home games in the TMA. Additionally, McCarran International Airport is located approximately two miles from the Hampton Inn Tropicana Property which serves over 40 million passengers annually and is accessible through a free shuttle running from the Hampton Inn Tropicana Property.

The Hampton Inn Tropicana Property is located in the Las Vegas/Clark County market. The market’s demand mix comprises 54.7% commercial, 29.8% leisure and 15.5% meeting and group comparable with The Hampton Inn Tropicana Property’s demand of 50.0% commercial, 30.0% leisure and 20.0% meeting and group. According to the appraisal, the market benefits from high tourism levels year-round with over 42.3 million visitors and approximately 47.9 million total room nights occupied in 2015. In addition, the market has seen annual employment and population growth each year since 2011 with major employers including MGM Resorts International, Caesars Entertainment Corporation, Nellis and Creech Air Force Bases and Wynn Resorts.

Subject and Market Historical Occupancy, ADR and RevPAR(1)

	Competitive Set			Hampton Inn Tropicana			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
08/31/2016 TTM	84.4%	$101.49	$85.61	82.8%	$99.52	$82.41	98.2%	98.1%	96.3%
12/31/2015 TTM	76.7%	$96.98	$74.40	78.1%	$95.49	$74.57	101.8%	98.5%	100.2%
12/31/2014 TTM	74.2%	$89.22	$66.17	71.2%	$87.86	$62.57	96.0%	98.5%	94.6%

(1)	Information obtained from third party hospitality report dated September 26, 2016. The competitive set includes the following hotels: Courtyard Las Vegas South, DoubleTree Las Vegas Airport, Hampton Inn Suites Las Vegas Airport, Holiday Inn Express Las Vegas South, Fairfield Inn & Suites Las Vegas South, Four Points by Sheraton Las Vegas Flamingo, La Quinta Inns & Suites Las Vegas Airport South, Hilton Garden Inn Las Vegas Strip South, Fairfield Inn Las Vegas Airport and Hyatt Place Las Vegas.

The Borrower. The borrower is LV Trop Partners LLC, a Nevada limited liability company and single purpose entity with an independent director. John E. Gross is the guarantor of certain nonrecourse carve-outs under the Hampton Inn Tropicana Mortgage Loan.

The Sponsor. The Sponsors are Newcastle Properties, LLC (“Newcastle”) and Driftwood Hospitality Management (“Driftwood”). Newcastle is a real estate investment, management, leasing and advisory company and sponsor of numerous real estate ventures. John E. Gross is the Chief Executive Officer and Principal of Newcastle. Since 1980, John E. Gross has been involved in the acquisition, ownership, development, management, leasing and financing of diverse properties across the United States. This includes a geographically diverse portfolio comprised of 110 properties in excess of 6.2 million square feet. Driftwood operates and develops hotels throughout the United States and Latin America. Driftwood’s portfolio includes over 40 hotels and more than 8,000 rooms in markets around the United States and Costa Rica.

Escrows. The Hampton Inn Tropicana Mortgage Loan documents require upfront escrows in the amount of $24,351 for real estate taxes, $13,125 for required repairs and $7,935,000 for a PIP Reserve. The Hampton Inn Tropicana Mortgage Loan documents also require monthly escrows in the amount of $12,175 for taxes and $35,193 for FF&E during the first year of the loan term. After the first year of the loan term, the monthly FF&E reserve will be an amount equal to one-twelfth of (i) 2.0% of the projected annual gross income during year two of the loan term, (ii) 3.0% of the projected annual gross income during year three of the loan term, and (iii) 4.0% of the projected annual gross income or an amount reasonably determined by the lender and permitted under the Hampton Inn Tropicana Mortgage Loan documents during year four of the term and thereafter. The Hampton Inn Tropicana Mortgage Loan documents do not require monthly escrows for insurance premiums as long as the Hampton Inn Tropicana Property is insured via an acceptable blanket insurance policy.

Lockbox and Cash Management. The Hampton Inn Tropicana Mortgage Loan requires a lender-controlled hard lockbox account, which is already in place, and that the borrower and property manager deposit all credit card payments directly into the lockbox account. The loan documents also require that the borrower or property manager deposit into the lockbox account no later than one business day after receipt all gross income from operations and all other revenue of any kind from the Hampton Inn Tropicana Property.  Prior to the occurrence of a Trigger Period (as defined below), all funds on deposit in the lockbox account are to be disbursed to the borrower. During a Trigger Period, all cash flow is to be swept to a lender-controlled cash management account. Upon the occurrence and continuance of (i) a Low DSCR Period (as defined below) or (ii) an event of default, all excess funds in the cash management account are to be swept to a lender controlled sub-account.

A “Trigger Period” will commence upon the earlier of (i) the occurrence of an event of default; or (ii) the debt service coverage ratio being less than 1.20x at the end of any trailing 12-month period. A Trigger Period will expire, with regard to clause (i), upon the cure

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Hampton Inn Tropicana

of such event of default; and with regard to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.20x at the end of any trailing 12-month period.

A “Low DSCR Period” will commence on the last day of the second consecutive calendar quarter for which the debt service coverage ratio is less than 1.20x and ends on the last day of any two consecutive calendar quarters thereafter for each of which the debt service coverage ratio is greater than or equal to 1.25x.

Property Management. The Hampton Inn Tropicana Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Hampton Inn Tropicana Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender reasonably determines that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration the transferee’s experience, financial strength and general business standing; and (iii) the lender has received confirmation from DBRS, Fitch and Moody’s that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates.

Partial Release. Not permitted.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None Permitted.

Ground Lease. None.

Terrorism Insurance. The Hampton Inn Tropicana Mortgage Loan documents require that an “all risk” insurance policy be maintained by the borrower that provides coverage for terrorism in an amount equal to the full replacement cost of the Hampton Inn Tropicana Property, as well as business interruption coverage covering no less than the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

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FREMAUX TOWN CENTER

DICK'S

GRAND OPENING
Michaels
the arts and crafts store

Dillards
LOFT
chico's
AVEDA
TORRID
T·J·maxx
dressbarn
KOHLS
Michaels
DICK'S
ULTA
BEST BUY
GOODYEAR
TOWN CENTER
verizon
FIVE GUYS
GNC
10

T·J·maxx

VICTORIA'S SECRET
VICTORIA'S SECRET

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FREMAUX TOWN CENTER

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FREMAUX TOWN CENTER

Baton Rouge 77 miles
Slidell Municipal Airport
Morgan Bluff
Alton
Pearl River State Wildlife Management Area
Lacombe
North Shore Square Mall
ST. TAMMANY PARISH
West Hall Park
Slidell
Big Branch Marsh National Wildlife Refuge
Fremaux Town Center
50-040 Town Center Parkway
Slidell, LA 70458
Eden Isle
Lake Pontchartrain
AMTRAK
Frank Davis "Naturally N'Awlins" Memorial Bridge
The Rigolets
ORLEANS PARISH
NEW ORLEANS
ARKANSAS
SHREVEPORT
JACKSON
LOUISIANA
MISSISSIPPI
TEXAS
BATON ROUGE
BEAUMONT
LAFAYETTE
NEW ORLEANS
Gulf of Mexico

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No. 10 - Fremaux Town Center

Loan Information				Property Information
Mortgage Loan Seller:	Wells Fargo Bank, National Association			Single Asset/Portfolio:	Single Asset
				Property Type:	Retail
Original Principal Balance(1):	$25,000,000			Specific Property Type:	Anchored
Cut-off Date Balance(1):	$24,700,712			Location:	Slidell, LA
% of Initial Pool Balance:	3.3%			Size:	397,493 SF
Loan Purpose:	Refinance			Cut-off Date Balance Per SF(1):	$181.45
Borrower Name:	Fremaux Town Center SPE, LLC			Year Built/Renovated:	2014/NAP
Sponsors(2):	Various			Title Vesting:	Fee
Mortgage Rate:	3.699%			Property Manager:	Self-managed
Note Date:	June 9, 2016			4th Most Recent Occupancy(4):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy(4):	NAV
Maturity Date:	June 11, 2026			2nd Most Recent Occupancy(4):	NAV
IO Period:	None			Most Recent Occupancy (As of)(4):	91.3% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	93.4% (5/24/2016)
Seasoning:	6 months
Amortization Term (Original):	300 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI(5):	NAV
Call Protection:	L(35),GRTR 1% or YM(81),O(4)			3rd Most Recent NOI(5):	NAV
Lockbox Type:	Soft/Springing Cash Management			2nd Most Recent NOI(5):	NAV
Additional Debt(1):	Yes			Most Recent NOI (As of):	$5,582,822 (TTM 8/31/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$9,050,800
				U/W Expenses:	$2,578,047
				U/W NOI:	$6,472,753
Escrows and Reserves(3):				U/W NCF:	$5,932,001
				U/W NOI DSCR(1):	1.44x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.32x
Taxes	$507,691	$63,462	NAP	U/W NOI Debt Yield(1):	9.0%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	8.2%
Replacement Reserves	$0	$4,970	NAP	As-Is Appraised Value:	$115,000,000
TI/LC Reserve	$0	Springing	NAP	As-Is Appraisal Valuation Date:	April 28, 2016
Free Rent	$44,448	$0	NAP	Cut-off Date LTV Ratio(1):	62.7%
Existing TI/LC	$475,335	$0	NAP	LTV Ratio at Maturity or ARD(1):	45.2%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the funded outstanding principal balance of the Fremaux Town Center Whole Loan (as defined below) as of the Cut-off Date.

(2)	See “Sponsors” section.

(3)	See “Escrows” section.

(4)	See “Historical Occupancy” section.

(5)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Fremaux Town Center Mortgage Loan”) is part of a whole loan (the “Fremaux Town Center Whole Loan”) that is evidenced by three pari passu promissory notes (Notes A-1, A-2 and A-3) secured by a first mortgage encumbering an anchored retail property located in Slidell, Louisiana (the “Fremaux Town Center Property”). The Fremaux Town Center Whole Loan was originated on June 9, 2016 by Wells Fargo Bank, National Association. The Fremaux Town Center Whole Loan had an original principal balance of $73,000,000, has an outstanding principal balance as of the Cut-off Date of $72,126,079 and accrues interest at an interest rate of 3.699% per annum. The Fremaux Town Center Whole Loan had an initial term of 120 months, has a remaining term of 114 months as of the Cut-off Date and requires payments of principal and interest based on a 25-year amortization schedule through the term of the Fremaux Town Center Whole Loan. The Fremaux Town Center Whole Loan matures on June 11, 2026.

Note A-1, which will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $25,000,000, has an outstanding principal balance as of the Cut-off Date of $24,700,712 and represents the controlling interest in the Fremaux Town Center Whole Loan. The non-controlling Note A-2, which had an original principal balance of $30,000,000, was contributed to the MSC 2016-BNK2 securitization trust. The non-controlling Note A-3, which had an original principal balance of $18,000,000, is expected to be contributed to a future securitization trust. The lender provides no assurances that any non-securitized pari passu note will not be split further. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The Fremaux Town Center Whole Loan” in the Prospectus.

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FREMAUX TOWN CENTER

Note Summary(1)

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$25,000,000	WFCM 2016-C37	Yes
A-2	$30,000,000	MSC 2016-BNK2	No
A-3	$18,000,000	Wells Fargo Bank, National Association	No
Total	$73,000,000

(1)	The lender provides no assurances that any non-securitized pari passu note will not be split further.

Following the lockout period, the borrower has the right to prepay the Fremaux Town Center Whole Loan in whole, but not in part, on any date before March 11, 2026, provided that the borrower pay the greater of a yield maintenance premium or a prepayment premium equal to 1.0% of the principal amount being prepaid. The lockout period will expire on or after June 11, 2019.

Sources and Uses

Sources			Uses
Original whole loan amount	$73,000,000	99.3%	Loan payoff	$71,163,492	96.8%
Sponsor’s new cash contribution	498,618	0.7	Reserves	1,027,474	1.4
			Closing costs	1,307,652	1.8
Total Sources	$73,498,618	100.0%	Total Uses	$73,498,618	100.0%

The Property. The Fremaux Town Center Property comprises 397,493 square feet of a larger 631,643 square foot retail power center built in two phases in 2014 and 2015 and located in Slidell, Louisiana, approximately 33 miles northeast of the New Orleans, Louisiana central business district. The Fremaux Town Center Property is anchored by Dillard’s (not part of the collateral), Kohl’s, Dick’s Sporting Goods, LA Fitness, Best Buy, TJ Maxx and Michaels with other major tenants including ULTA, PetSmart, Off Broadway and Forever 21. The Fremaux Town Center Property is also tenanted by a mix of lifestyle and restaurant tenants including Ann Taylor Loft, Chico’s, Francesca’s, Victoria’s Secret, Charlotte Russe, Torrid, Journey’s, BJ’s Restaurant & Brewhouse, Cheddar’s, Longhorn Steakhouse and Red Robin. The Fremaux Town Center Property is situated on a 58.3-acre parcel and contains 3,418 surface parking spaces, resulting in a parking ratio of 8.6 spaces per 1,000 square feet of rentable area. As of May 24, 2016, the Fremaux Town Center Property was 93.4% occupied by 51 tenants.

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FREMAUX TOWN CENTER

The following table presents certain information relating to the tenancy at the Fremaux Town Center Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Sales PSF(2)	Occupancy Cost(2)	Lease Expiration Date

Anchor Tenant – Not Part of Collateral
Dillard’s	NR/NR/NR	128,000	ANCHOR OWNED – NOT PART OF THE COLLATERAL

Anchor Tenants
LA Fitness	NR/NR/NR	41,000	10.3%	$14.50	$594,500	8.3%	NAV	NAV	8/31/2029
Dick’s	NR/NR/NR	45,000	11.3%	$10.50	$472,500	6.6%	NAV	NAV	1/31/2025
Best Buy	BBB-/Baa1/BBB-	30,000	7.5%	$12.35	$370,500	5.2%	NAV	NAV	1/31/2025
TJ Maxx	NR/A2/A+	26,000	6.5%	$9.50	$247,000	3.4%	$310	4.4%	3/31/2024
Michaels	NR/Ba2/B+	21,513	5.4%	$11.25	$242,021	3.4%	$106	14.6%	4/30/2024
Kohl’s	BBB/Baa2/BBB	(3)	(3)	(3)	$140,000	2.0%	NAV	NAV	1/31/2035
Total Anchor Tenants(3)		163,513	41.1%	$11.78	$2,066,521	28.8%

Major Tenants
Forever 21	NR/NR/NR	16,900	4.3%	$19.23	$325,000	4.5%	$149	12.9%	1/31/2026
Off Broadway	NR/NR/NR	17,024	4.3%	$19.00	$323,456	4.5%	$85	28.8%	1/31/2026
PetSmart	NR/B1/B+	14,463	3.6%	$15.90	$229,962	3.2%	NAV	NAV	3/31/2024
ULTA	NR/NR/NR	10,000	2.5%	$19.22	$192,153	2.7%	NAV	NAV	4/30/2024
Pier One	NR/NR/NR	9,002	2.3%	$20.00	$180,040	2.5%	NAV	NAV	2/28/2026
Five Below	NR/NR/NR	8,024	2.0%	$21.88	$175,604	2.5%	NAV	NAV	1/31/2026
Total Major Tenants		75,413	19.0%	$18.91	$1,426,215	19.9%

Non-Major Tenants(4)		132,246	33.3%	$24.83	$3,671,060	51.2%

Occupied Collateral Total(3)(4)		371,172	93.4%	$17.87	$7,163,796	100.0%

Vacant Space		26,321	6.6%

Collateral Total		397,493	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Sales for TJ Maxx are for the trailing 12-month period ending January 31, 2016; sales for Michaels are for the trailing 12-month period ending December 31, 2015; and sales for Off Broadway and Forever 21 are based on the trailing 11-month period, annualized, ending August 31, 2016.

(3)	Kohl’s is a leased fee tenant, owns its improvements and has no associated square footage. The aggregate Annual U/W Base Rent associated with Kohl’s was excluded from the Annual U/W Base Rent PSF calculations.

(4)	Non-Major Tenants and Occupied Collateral Total includes (i) three leased fee tenants (in addition to Kohl’s) that own their improvements and have no associated square footage and (ii) management office space that has no associated lease or Annual U/W Base Rent. The aggregate Annual U/W Base Rent associated with the three leased fee tenants ($425,000) and the square footage associated with the management office (483 SF) were excluded from the Annual U/W Base Rent PSF calculations.

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FREMAUX TOWN CENTER

The following table presents certain information relating to the lease rollover schedule at the Fremaux Town Center Property:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	6	21,799	5.5%	21,799	5.5%	$574,218	8.0%	$26.34
2020	4	10,860	2.7%	32,659	8.2%	$275,375	3.8%	$25.36
2021	1	3,745	0.9%	36,404	9.2%	$93,625	1.3%	$25.00
2022	1	7,500	1.9%	43,904	11.0%	$110,000	1.5%	$14.67
2023	0	0	0.0%	43,904	11.0%	$0	0.0%	$0.00
2024(4)	10	86,526	21.8%	130,430	32.8%	$1,440,326	20.1%	$15.32
2025	11	106,651	26.8%	237,081	59.6%	$1,652,691	23.1%	$15.50
2026	13	88,108	22.2%	325,189	81.8%	$1,865,085	26.0%	$21.17
Thereafter(4)(5)(6)	6	45,983	11.6%	371,172	93.4%	$1,152,475	16.1%	$15.99
Vacant	0	26,321	6.6%	397,493	100.0%	$0	0.0%	$0.00
Total/Weighted Average(4)(5)(6)	52	397,493	100.0%			$7,163,796	100.0%	$17.87

(1)	Information obtained from the underwritten rent roll.

(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.

(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

(4)	Includes Longhorn Steakhouse, which is a leased fee tenant, owns its improvements and has no attributed square footage. Longhorn Steakhouse’s U/W Rent of $115,000 was excluded from the Weighted Average Annual U/W Base Rent PSF calculation.

(5)	Includes Capital One, Cheddar’s and Kohl’s, which are leased fee tenants, own their improvements and have no attributed square footage. The aggregate U/W Rent associated with these three tenants of $425,000 was excluded from the Weighted Average Annual U/W base rent PSF calculation.

(6)	Includes management space totaling 483 square feet, which has no associated lease or U/W Base Rent. The square footage associated with the management space was excluded from the Weighted Average Annual U/W Base Rent PSF calculation.

The following table presents historical occupancy percentages at the Fremaux Town Center Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(2)	5/24/2016(3)
NAV	NAV	NAV	91.3%	93.4%

(1)	Historical occupancy prior to 2015 is not available, as the Fremaux Town Center Property was built in two phases in 2014 and 2015.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll.

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FREMAUX TOWN CENTER

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Fremaux Town Center Property:

Cash Flow Analysis(1)

	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$6,608,553(2)	$7,163,796(2)	79.2%	$18.02
Grossed Up Vacant Space	0	1,032,858	11.4	2.60
Total Reimbursables	1,429,202	1,887,004	20.8	4.75
Other Income	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	(1,032,858)(3)	(11.4)	(2.60)
Effective Gross Income	$8,037,755	$9,050,800	100.0%	$22.77

Total Operating Expenses	$2,454,934	$2,578,047	28.5%	$6.49

Net Operating Income	$5,582,822(2)	$6,472,753(2)	71.5%	$16.28
TI/LC	0	481,128	5.3	1.21
Capital Expenditures	0	59,624	0.7	0.15
Net Cash Flow	$5,582,822	$5,932,001	65.5%	$14.92

NOI DSCR(4)	1.25x	1.44x
NCF DSCR(4)	1.25x	1.32x
NOI DY(4)	7.7%	9.0%
NCF DY(4)	7.7%	8.2%

(1)	Historical financials prior to TTM 8/31/2016 are not available, as the Fremaux Town Center Property was built in two phases in 2014 and 2015.

(2)	U/W Base Rent and U/W Net Operating Income are higher than TTM 8/31/2016 as the Fremaux Town Center Property was built in two phases in 2014 and 2015. Twenty-seven tenants accounting for 42.4% of U/W Base Rent have signed new leases and taken occupancy since October 2015.

(3)	The underwritten economic vacancy is 12.6%. The Fremaux Town Center Property was 93.4% physically occupied as of September 22, 2016.

(4)	The debt service coverage ratios and debt yields are based on the Fremaux Town Center Whole Loan.

Appraisal. As of the appraisal valuation date of April 28, 2016, the Fremaux Town Center Property had an “as-is” appraised value of $115,000,000. The appraiser also concluded to an “as-stabilized” value of $120,000,000 as of March 1, 2017, which equates to an “as-stabilized” Cut-off Date LTV Ratio of 60.1%.

Environmental Matters. According to a Phase I environmental site assessment dated May 2, 2016, there was no evidence of any recognized environmental conditions at the Fremaux Town Center Property.

Market Overview and Competition. The Fremaux Town Center Property is situated at the southwest corner of Interstate 10 and Fremaux Avenue in the city of Slidell, Louisiana, approximately 33 miles northeast of the New Orleans, Louisiana central business district. The city of Slidell is located within St. Tammany Parish and according to the appraisal, is the largest city on the northeastern shore of Lake Pontchartrain, serving as one of the primary economic hubs of the broader parish. Health care represents Slidell’s largest employment sector, accounting for approximately 25% of total employment in the city. Among the top employers in the surrounding area are Slidell Memorial Hospital, Ochsner Medical Center Northshore and Louisiana Medical Center. The Fremaux Town Center Property is situated along Interstate 10, which according to a third-party market research provider, has a daily traffic count of approximately 78,360.

The neighborhood surrounding the Fremaux Town Center Property is centered around Interstate 10 and comprises commercial, residential and small clusters of light industrial uses. A number of retail and office developments are situated along Interstate 10, the largest of which is the Fremaux Town Center Property. Interstate 10 connects with Gause Boulevard, one of Slidell’s primary commercial corridors, which includes a wide variety of local and national retailers. According to the appraisal, as of 2015, the estimated population and household income within a five-mile radius of the Fremaux Town Center Property was 79,623 and $79,149, respectively.

According to a third-party market research report, the Fremaux Town Center Property is located within the St. Tammany Parish submarket, which accounts for approximately 18.2% of the overall New Orleans retail market. As of the second quarter of 2016, the submarket reported total inventory of 944 retail properties totaling approximately 13.9 million square feet with a 6.2% vacancy rate. The appraisal concluded to the following market rents for the Fremaux Town Center Property, all on a triple-net basis: $10.50 per square foot for anchor spaces; $14.50 per square foot for the LA Fitness space; $11.00 per square foot for junior anchor spaces over 20,000 square foot; $18.00 per square foot for junior anchor spaces less than 20,000 square foot; and $20.00 to $25.00 per square foot for inline spaces.

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FREMAUX TOWN CENTER

The following table presents certain information relating to comparable properties to the Fremaux Town Center Property:

Competitive Set(1)

	Fremaux Town Center (Subject)	River Chase	Stirling Slidell Center	The Village at Northshore	Midtown Square
Location	Slidell, LA	Covington, LA	Slidell, LA	Slidell, LA	Slidell, LA
Distance from Subject	--	30.2 miles	9.6 miles	5.7 miles	1.8 miles
Property Type	Anchored Retail Center	Anchored Retail Center	Anchored Retail Center	Anchored Retail Center	Anchored Retail Center
Year Built/Renovated	2014/NAP	2004/NAP	2003/NAP	1988/1993	1976/1999
Anchors	Dillard’s (non-collateral), Kohl’s, Dick’s, LA Fitness, Best Buy, TJ Maxx, Michaels	Belk, JCPenney, Marshalls, Michaels, Cost Plus, Ulta, Ross Dress for Less, Best Buy, Hollywood Theaters	Target, Ross Dress for Less, Shoe Carnival, Party City, Academy Sports, PetSmart	Toys R Us, Marshalls, Bed Bath & Beyond, Jo-Ann, Dollar Tree	Hobby Lobby, Harbor Freight Tools, Office Depot, Stage
Total GLA	397,493 SF	488,000 SF	350,194 SF	114,638 SF	153,000 SF
Total Occupancy	93.4%	100.0%	91.4%	96.7%	100.0%

(1)	Information obtained from the appraisal and underwritten rent roll.

The Borrower. The borrower is Fremaux Town Center SPE, LLC, a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Fremaux Town Center Whole Loan. The guarantors of certain nonrecourse carveouts under the Fremaux Town Center Whole Loan are CBL & Associates Limited Partnership (“CBL”) and seven executives of Stirling Properties: Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; and Donna F. Taylor.

The Sponsor. The sponsors are CBL and seven executives of Stirling Properties: Martin A. Mayer; Lewis W. Stirling, III; Grady K. Brame; George T. Underhill, IV; Jeffrey L. Marshall; Paul M. Mastio; and Donna F. Taylor. CBL is a real estate investment trust listed on the New York Stock Exchange and is one of the largest mall REITs in the United States with ownership or management interests in more than 140 properties including enclosed malls and open-air centers. Based in Covington, Louisiana, Stirling Properties is a regionally-focused full-service commercial real estate firm. Stirling Properties was founded in 1975 and currently owns and manages a portfolio of 89 retail properties totaling approximately 11.4 million square feet, with approximately 72.7% of the portfolio in the state of Louisiana. CBL’s parent company is subject to ongoing litigation. See “Description of the Mortgage Pool—Litigation and Other Considerations” in the Prospectus.

Escrows. The loan documents provide for an upfront escrow at closing in the amount of $507,691 for real estate taxes, $44,448 for future rent credits or abatements reserves and $475,335 for existing tenant improvement and leasing commission (“TI/LC”) obligations ($205,975 for Albasha and $269,360 for Chico’s).

The loan documents provide for ongoing monthly escrows of $63,462 for taxes, $4,970 for replacement reserves and commencing in June 2023, $135,000 for TI/LCs. The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing, (ii) the borrower provides the lender with evidence that the Fremaux Town Center Property is insured via an acceptable blanket insurance policy and such policy is in full force and effect and (iii) the borrower provides the lender with evidence of renewal of the insurance policies and timely proof of payment of insurance premiums.

Lockbox and Cash Management. The Fremaux Town Center Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower will deposit all rents directly into such lockbox account. The loan documents also require that all rents received by the borrower or the property manager be deposited into the lockbox account within two business days of receipt. Prior to the occurrence of a Cash Trap Event Period (as defined below), all cash flow is distributed to the borrower. During a Cash Trap Event Period, all cash flow is swept to a lender-controlled cash management account.

A “Cash Trap Event Period” means the occurrence of (i) an event of default or (ii) the debt service coverage ratio falling below 1.20x (based on 25-year amortization). A Cash Trap Event Period will end, with respect to clause (i), upon the cure of such event of default and with respect to clause (ii), upon the debt service coverage ratio being equal to or greater than 1.25x (based on 25-year amortization) for two consecutive calendar quarters.

Property Management. The Fremaux Town Center Property is managed by an affiliate of the borrower.

Assumption. The borrower has the right to transfer the Fremaux Town Center Whole Property provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) in the event that in connection with such transfer, the manager will not thereafter continue to manage the Fremaux Town Center Property, then a replacement management agreement with a qualified manager must be executed acceptable to lender; (iii) the transferee must not have been a party to any bankruptcy action within the previous seven years and there is no material litigation or regulatory action pending against the transferee unreasonable to lender; and (iv) the transferee is a qualified transferee meeting the requirements set forth in the loan documents or the lender receives rating agency confirmation from DBRS, Fitch and Moody’s that the sale and assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 certificates and similar confirmations from each rating agency rating any securities backed by any of the Fremaux Town Center Companion Loans with respect to the ratings of such securities.

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FREMAUX TOWN CENTER

Partial Release. Not permitted.

Additional Indebtedness. None.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. Not permitted.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Fremaux Town Center Property, as well as business interruption insurance covering no less than an amount equal to 100% of the projected gross income from the Fremaux Town Center Property on an actual loss sustained basis for a period beginning on the date of business interruption and continuing until the restoration of the Fremaux Town Center Property is completed, or the 18-month period following the occurrence of a casualty event, together with a six-month extended period of indemnity.

Windstorm and Flood Insurance. The loan documents require windstorm and flood insurance covering the full replacement cost of the Fremaux Town Center Property during the loan term.  At the time of loan closing, the Fremaux Town Center Property had windstorm insurance coverage and flood insurance in the maximum limit available under the National Flood Insurance Program together with excess coverage.

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A-3-91

MIDWEST INDUSTRIAL PORTFOLIO

RMP
ROLLED METAL PRODUCTS

LABRIOLA
LABRIOLA
LABRIOLA

A-3-92

MIDWEST INDUSTRIAL PORTFOLIO

WISCONSIN
ILLINOIS
Pleasant Prairie
Zion
Harvard
Lindenhurst
Waukegan
Gurnee
Woodstock
McHenry
Grayslake
North Chicago
Mundelein
Crystal Lake
Highland Park
Buffalo Grove
Huntley
Algonquin
Palatine
Arlington Heights
Glencoe
Lake Michigan
Hampshire
Hoffman Estates
Evanston
ELGIN
Schaumburg
Des Plaines
Skokie
Oak Park
St. Charles
Carol Stream
CHICAGO
Wheaton
Broadview
Cicero
AURORA
Downers Grove
NAPERVILLE
Bridgeview
Oswego
Bolingbrook
Alsip
Yorkville
Orland Park
Hammond
Plainfield
Gary
Tinley Park
JOLIET
Hobart
Chicago Heights
New Lenox
IND

Hartford
Jackson
Grafton
Cedarburg
Richfield
Germantown
Mequon
Brown Deer
Bayside
Fox Point
Merton
Menomonee Falls
Sussex
Whitefish Bay
Hartland
Glendale
Shorewood
Pewaukee
MILWAUKEE
Delafield
Wauwatosa
Brookfield
Downtown
Lake Michigan
Wales
Waukesha
West Allis
New Berlin
St. Francis
Cudahy
Greenfield
Muskego
Franklin
South Milwaukee
Mukwonago
Big Bend
Oak Creek
Wind Lake
Caledonia
Wind Point
East Troy
Waterford

Midwest Industrial Portfolio	
1 3701 West 128th Place	Alsip, IL
2 3801-3831 Hawthorne Court	Waukegan, IL
3 6601-6669 West Mill Road	Milwaukee, WI
4 8301 West Parkland Court	Milwaukee, WI
5 1602 Corporate Drive	Warrensburg, MO
6 4081 Ryan Road	Gurnee, IL
7 8585 South 77th Avenue	Bridgeview, IL
8 999 Raymond Street	Elgin, IL
9 2000 South 25th Avenue	Broadview, IL
10 461 North Third Avenue	Des Plaines, IL
11 12550 Lombard Lane	Alsip, IL

Minneapolis
Milwaukee
Detroit
Chicago
Cleveland
Kansas City
Warrensburg

Plattsburg
Smithville
Excelsior Springs
Carrollton
Richmond
Lansing
Gladstone
Liberty
Lexington
KANSAS CITY
INDEPENDENCE
KANSAS CITY
Grain Valley
Shawnee
Blue Springs
OVERLAND PARK
Odessa
Concordia
OLATHE
Grandview
LEE'S SUMMIT
Belton
Raymore
Warrensburg
Spring Hill
Holden
Harrisonville
MISSOURI
Paola
KANSAS
Garden City
Windsor
Clinton

A-3-93

No. 11 – Midwest Industrial Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Barclays Bank PLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Industrial
Original Principal Balance(1):	$23,100,000			Specific Property Type:	Warehouse
Cut-off Date Principal Balance(1):	$23,100,000			Location:	Various – See Table
% of Initial Pool Balance:	3.1%			Size:	1,255,014 SF
Loan Purpose(2):	Acquisition			Cut-off Date Balance Per SF(1):	$30.68
Borrower Name(3):	GFG CI-1 LLC			Year Built/Renovated:	Various – See Table
Sponsors:	GFH Capital, Limited; Brennan Investment Group			Title Vesting:	Fee
Mortgage Rate:	4.763%			Property Manager:	Self-managed
Note Date:	November 21, 2016			4th Most Recent Occupancy (As of)(5):	81.8% (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of)(5):	94.9% (12/31/2013)
Maturity Date:	December 6, 2026			2nd Most Recent Occupancy(As of)(5):	94.9% (12/31/2014)
IO Period:	60 months			Most Recent Occupancy(As of)(5):	93.4% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of)(5):	90.7% (11/15/2016)
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of)(6):	$3,077,831 (12/31/2013)
Call Protection:	L(24),D(92),O(4)			3rd Most Recent NOI (As of)(6):	$3,067,389 (12/31/2014)
Lockbox Type:	Hard/Springing Cash Management			2nd Most Recent NOI (As of)(6):	$3,509,323 (12/31/2015)
Additional Debt(1):	Yes			Most Recent NOI (As of)(6):	$3,916,045 (TTM 6/30/2016)
Additional Debt Type(1):	Pari Passu
				U/W Revenues:	$5,992,154
				U/W Expenses:	$2,208,494
				U/W NOI:	$3,783,660
Escrows and Reserves(4):				U/W NCF:	$3,364,371
				U/W NOI DSCR(1):	1.57x
Type:	Initial	Monthly	Cap (If Any)	U/W NCF DSCR(1):	1.39x
Taxes	$374,833	$116,397	NAP	U/W NOI Debt Yield(1):	9.8%
Insurance	$0	Springing	NAP	U/W NCF Debt Yield(1):	8.7%
Replacement Reserves	$0	Springing	$617,940	As-Is Appraised Value:	$53,990,000
TI/LC Reserves	$0	$19,130	$753,008	As-Is Appraisal Valuation Date:	Various
Deferred Maintenance	$2,599,530	$0	NAP	Cut-off Date LTV Ratio(1):	71.3%
Broadview Property Repairs	$250,000	$0	NAP	LTV Ratio at Maturity or ARD(1):	65.5%

(1)	See “The Mortgage Loan” section. All statistical financial information related to balance per square foot, loan-to-value ratios, debt based on the funded outstanding principal balance of the Midwest Industrial Portfolio Whole Loan (as defined below) as of the Cut-off Date.
(2)	See “Sources and Uses” section.
(3)	See “The Borrowers” section.
(4)	See “Escrows” section.
(5)	See “Historical Occupancy” section.
(6)	See “Cash Flow Analysis” section.

The Mortgage Loan. The mortgage loan (the “Midwest Industrial Portfolio Mortgage Loan”) is part of a whole loan (the “Midwest Industrial Portfolio Whole Loan”) that is evidenced by two pari passu promissory notes (Notes A-1 and A-2) that are secured by a first mortgage encumbering 11 industrial properties located in Illinois, Missouri and Wisconsin (the “Midwest Industrial Portfolio Properties”). The Midwest Industrial Portfolio Whole Loan was originated on November 21, 2016 by Barclays Bank PLC. The Midwest Industrial Portfolio Whole Loan had an original principal balance of $38,500,000, has an outstanding principal balance as of the Cut-off Date of $38,500,000 and accrues interest at an interest rate of 4.763% per annum. The Midwest Industrial Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments for the first 60 payments of the Midwest Industrial Portfolio Whole Loan. The Midwest Industrial Portfolio Whole Loan matures on December 6, 2026.

The Midwest Industrial Portfolio Mortgage Loan, evidenced by the controlling Note A-1, which will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $23,100,000 and has an outstanding principal balance as of the Cut-off Date of $23,100,000. The non-controlling Note A-2, with an original principal balance of $15,400,000, is currently held by Barclays Bank PLC and is expected to be contributed to a future trust or trusts. The lender provides no assurances that the non-securitized pari passu note will not be split further.

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MIDWEST INDUSTRIAL PORTFOLIO

Note Summary

Notes	Original Balance	Note Holder	Controlling Interest
A-1	$23,100,000	WFCM 2016-C37	Yes
A-2	$15,400,000	Barclays Bank PLC	No
Total	$38,500,000

Following the lockout period, the borrowers have the right to defease the Midwest Industrial Portfolio Whole Loan in whole, or in part (see “Partial Release” section), on any date before September 6, 2026. In addition, the Midwest Industrial Portfolio Whole Loan is prepayable without penalty on or after September 6, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) November 21, 2019.

Sources and Uses

Sources			Uses
Original loan amount	$38,500,000	65.1%	Purchase price(1)	$53,266,000	90.0%
Sponsor’s new cash contribution	17,829,324	30.1	Reserves	3,224,363	5.4
Other Sources	2,853,446	4.8	Closing costs	2,692,407	4.5
Total Sources	$59,182,770	100.0%	Total Uses	$59,182,770	100.0%

(1)	Two of the Midwest Industrial Portfolio Properties were acquired by Brennan (as defined below) in April 2015 and January 2016 and will be contributed to the JV partnership with GFH (as defined below) as part of the acquisition financing.

The Properties. The Midwest Industrial Portfolio Properties comprise 11 industrial properties totaling 1,255,014 square feet. Eight of the Midwest Industrial Portfolio Properties are located throughout the Chicago, Illinois metropolitan statistical area; one of the Midwest Industrial Portfolio Properties is located in the Kansas City, Missouri metropolitan statistical area; and two of the Midwest Industrial Portfolio Properties are located in the Milwaukee, Wisconsin metropolitan statistical area. The Midwest Industrial Portfolio Properties are geographically diverse as the properties are located in eight different submarkets. Built between 1956 and 1998, the Midwest Industrial Portfolio Properties range in size from 54,308 square feet to 217,500 square feet and feature clear heights ranging from 10 feet to 25 feet.

Four of the Midwest Industrial Portfolio Properties (25.8% of net rentable area) are 100% occupied by single tenants including the 1602 Corporate Drive Property, the 8585 South 77th Avenue Property, the 12550 Lombard Lane Property and the 999 Raymond Street Property; while the seven remaining Midwest Industrial Portfolio Properties (74.2% of net rentable area) are multi-tenanted and feature two to 21 tenant spaces. The Midwest Industrial Portfolio Properties feature an average remaining lease term of 5.9 years. The two largest tenants by net rentable area, Labriola, Inc. and Swisher Acquisition, Inc., have lease terms extending through March 2026 and March 2035; respectively and Labriola, Inc.’s leased space serves as its headquarters and its main production facility. Other than Labriola, Inc., no tenant accounts for more than 7.5% of underwritten base rent or 8.5% of net rentable area. The Midwest Industrial Portfolio Properties contain tenants from a variety of businesses and services including food production, consumer goods and industrial equipment and supplies. As of November 15, 2016, the Midwest Industrial Portfolio Properties were 90.7% occupied by 42 tenants.

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MIDWEST INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the Midwest Industrial Portfolio Properties:

Property Name – Location	Specific Property Type	Allocated Cut-off Date Principal Balance	% of Portfolio Cut-off Date Principal Balance	Occupancy	Year Built/ Renovated	Net Rentable Area (SF)	Appraised Value	Allocated LTV
3701 West 128th Place – Alsip, IL	Warehouse	$6,950,000	18.1%	100.0%	1975/1995	217,500	$8,900,000	78.1%
3801-3831 Hawthorne Court - Waukegan, IL	Warehouse	$6,050,000	15.7%	78.6%	1974/NAP	194,708	$8,700,000	69.5%
6601-6669 West Mill Road - Milwaukee, WI	Warehouse	$5,200,000	13.5%	75.2%	1987/NAP	126,335	$6,870,000	75.7%
8301 West Parkland Court – Milwaukee, WI	Warehouse	$4,500,000	11.7%	100.0%	1981/NAP	119,000	$6,020,000	74.8%
1602 Corporate Drive - Warrensburg, MO	Warehouse	$3,550,000	9.2%	100.0%	1998/NAP	107,228	$4,700,000	75.5%
8585 South 77th Avenue – Bridgeview, IL	Warehouse	$2,550,000	6.6%	100.0%	1959/NAP	75,000	$3,500,000	72.9%
999 Raymond Street – Elgin, IL	Warehouse	$2,450,000	6.4%	100.0%	1972/NAP	87,075	$3,170,000	77.3%
4081 Ryan Road – Gurnee, IL	Warehouse	$2,300,000	6.0%	70.2%	1995/NAP	75,000	$4,100,000	56.1%
461 North Third Avenue – Des Plaines, IL	Warehouse	$1,900,000	4.9%	100.0%	1967/NAP	79,322	$2,730,000	69.6%
12550 Lombard Lane – Alsip, IL	Warehouse	$1,800,000	4.7%	100.0%	1963/NAP	54,308	$2,400,000	75.0%
2000 South 25th Avenue – Broadview, IL	Warehouse	$1,250,000	3.2%	82.2%	1956/NAP	119,538	$2,900,000	43.1%
Total/Weighted Average		$38,500,000	100.0%	90.7%		1,255,014	$53,990,000	71.3%

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MIDWEST INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the tenancy at the Midwest Industrial Portfolio Properties:

Major Tenants

Tenant Name	Property Name – Location	Credit Rating (Fitch/ Moody’s/ S&P)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(1)	Annual U/W Base Rent(1)	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenants
Labriola, Inc.	3701 West 128th Place – Alsip, IL	NR/NR/NR	177,500	14.1%	$4.36	$773,176	15.0%	3/31/2026(2)
State of Wisconsin, DOC	6601-6669 West Mill Road - Milwaukee, WI	NR/NR/NR	24,500	2.0%	$15.73	$385,385	7.5%	2/28/2023(3)
Micron Metal Finishing LLC	8585 South 77th Avenue - Bridgeview, IL	NR/NR/NR	75,000	6.0%	$4.78	$358,216	7.0%	12/31/2020(4)
Swisher Acquisition, Inc.	1602 Corporate Drive - Warrensburg, MO	NR/NR/NR	107,228	8.5%	$3.20	$343,332	6.7%	3/31/2035
Ludlow Manufacturing, Inc.	3801-3831 Hawthorne Court - Waukegan, IL	NR/NR/NR	72,150	5.7%	$4.24	$306,176	6.0%	8/31/2018(5)
Tri Dim Filter	999 Raymond Street - Elgin, IL	NR/NR/NR	87,075	6.9%	$3.15	$274,286	5.3%	12/31/2019(6)
Vector Technologies LTD	8301 West Parkland Court – Milwaukee, WI	NR/NR/NR	42,000	3.3%	$5.36	$225,120	4.4%	12/31/2026(7)
Complete Warehouse and Distribution, LLC	8301 West Parkland Court – Milwaukee, WI	NR/NR/NR	57,000	4.5%	$3.84	$219,094	4.3%	2/29/2024
Oakley Signs & Graphics LLC	461 North Third Avenue – Des Plaines, IL	NR/NR/NR	42,997	3.4%	$4.99	$214,724	4.2%	12/31/2019(8)
Spectrum Metals/Rolled Metal	12550 Lombard Lane – Alsip, IL	NR/NR/NR	54,308	4.3%	$3.75	$203,574	4.0%	9/30/2025
Total Major Tenants			739,758	58.9%	$4.47	$3,303,082	64.2%

Non-Major Tenants			398,583	31.8%	$4.62	$1,841,615	35.8%

Occupied Collateral Total			1,138,341	90.7%	$4.52	$5,144,697	100.0%

Vacant Space			116,673	9.3%

Collateral Total			1,255,014	100.0%

(1)	Annual U/W Base Rent PSF and Annual U/W Base Rent include contractual rent steps through October 2017 totaling $30,130.
(2)	Labriola, Inc. has three, 5-year lease renewal options and holds a right of first refusal under its lease to purchase the 3701 West 128th Place Property in the event the borrower elects to sell the 3701 West 128th Place Property at any time during the term of the lease.
(3)	State of Wisconsin, DOC (Department of Corrections) has two, 5-year lease renewal options.
(4)	Micron Metal Finishing, LLC has one, 7-year lease renewal option and holds a right of first refusal under its lease to purchase the 8585 South 77th Avenue Property in the event the borrower elects to sell the 8585 South 77th Avenue Property at any time during the term of the lease.
(5)	Ludlow Manufacturing, Inc. has two, 3-year lease renewal options.
(6)	Tri Dim Filter has one, 5-year lease renewal option.
(7)	Vector Technologies LTD has two, 5-year lease renewal options and a one-time right to terminate its lease on December 31, 2020 with notice on or before July 4, 2020 and a termination fee of $456,729.
(8)	Oakley Signs & Graphics has one, 5-year lease renewal option and holds a right of first refusal under its lease to purchase the 461 North Third Avenue Property in the event the borrower elects to sell the 461 North Third Avenue Property at any time during the term of the lease.

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MIDWEST INDUSTRIAL PORTFOLIO

The following table presents certain information relating to the lease rollover schedule at the Midwest Industrial Portfolio Properties:

Lease Expiration Schedule(1)(2)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	1	3,600	0.3%	3,600	0.3%	$22,490	0.4%	$6.25
2017	10	121,414	9.7%	125,014	10.0%	$546,747	10.6%	$4.50
2018	8	223,348	17.8%	348,362	27.8%	$1,052,446	20.5%	$4.71
2019	10	212,704	16.9%	561,066	44.7%	$791,633	15.4%	$3.72
2020	5	93,923	7.5%	654,989	52.2%	$476,172	9.3%	$5.07
2021	2	20,816	1.7%	675,805	53.8%	$105,530	2.1%	$5.07
2022	0	0	0.0%	675,805	53.8%	$0	0.0%	$0.00
2023	1	24,500	2.0%	700,305	55.8%	$385,385	7.5%	$15.73
2024	1	57,000	4.5%	757,305	60.3%	$219,094	4.3%	$3.84
2025	1	54,308	4.3%	811,613	64.7%	$203,574	4.0%	$3.75
2026	2	219,500	17.5%	1,031,113	82.2%	$998,296	19.4%	$4.55
Thereafter	1	107,228	8.5%	1,138,341	90.7%	$343,332	6.7%	$3.20
Vacant	0	116,673	9.3%	1,255,014	100.0%	$0	0.0%	$0.00
Total/Weighted Average	42	1,255,014	100.0%			$5,144,697	100.0%	$4.52

(1)	Information obtained from the underwritten rent roll.
(2)	Certain tenants may have lease termination options that are exercisable prior to the originally stated expiration date of the subject lease and that are not considered in the Lease Expiration Schedule.
(3)	Weighted Average Annual U/W Base Rent PSF excludes vacant space.

The following table presents historical occupancy percentages at the Midwest Industrial Portfolio Properties:

Historical Occupancy

12/31/2012(1)(2)(3)	12/31/2013(1)(2)(3)	12/31/2014(1)(2)	12/31/2015(1)(2)(4)	11/15/2016(4)(5)
81.8%	94.9%	94.9%	93.4%	90.7%

(1)	Information obtained from the borrower.
(2)	Occupancy does not include 1602 Corporate Drive and 8301 West Parkland Court which were purchased by the seller in April 2015 and January 2016.
(3)	Occupancy increased from 12/31/2012 to 12/31/2013 primarily due to Ludlow Manufacturing, Inc., which began its lease in February 2013 for 72,150 square feet (5.7% of net rentable area).
(4)	Occupancy decreased from 12/31/2015 to 11/15/2016 primarily due to three tenants vacating 41,254 square feet (3.3% of net rentable area) of space at the end of their lease terms in August 2016 and September 2016.
(5)	Information obtained from the underwritten rent roll.

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Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Midwest Industrial Portfolio Properties:

Cash Flow Analysis(1)

	2013(2)	2014(2)	2015(2)	TTM 6/30/2016(2)	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$4,708,710	$4,927,921	$5,264,683	$5,289,576	$5,144,697(1)	85.9%	$4.10
Grossed Up Vacant Space	0	0	0	0	531,356	8.9	0.42
Total Reimbursables(3)	613,019	558,412	572,177	879,101	1,043,593	17.4	0.83
Other Income	51,788	57,862	34,376	36,572	24,311	0.4	0.02
Less Vacancy & Free Rent	0	0	0	0	(751,803)(4)	(12.5)	(0.60)
Effective Gross Income	$5,373,517	$5,544,194	$5,871,236	$6,205,249	$5,992,154	100.0%	$4.77

Total Operating Expenses	$2,295,686	$2,476,805	$2,361,913	$2,289,205	$2,208,494	36.9%	$1.76

Net Operating Income	$3,077,831	$3,067,389	$3,509,323	$3,916,044	$3,783,660	63.1%	$3.01
TI/LC	0	0	0	0	213,294	3.6	0.17
Capital Expenditures	0	0	0	0	205,995	3.4	0.16
Net Cash Flow	$3,077,831	$3,067,389	$3,509,323	$3,916,044	$3,364,371	56.1%	$2.68

NOI DSCR(5)	1.28x	1.27x	1.45x	1.62x	1.57x
NCF DSCR(5)	1.28x	1.27x	1.45x	1.62x	1.39x
NOI DY(5)	8.0%	8.0%	9.1%	10.2%	9.8%
NCF DY(5)	8.0%	8.0%	9.1%	10.2%	8.7%

(1)	U/W Base Rent includes contractual rent steps through October 2017 totalling $30,130.

(2)	Certain assumptions were made for 1602 Corporate Drive and 8301 West Parkland Court, which were purchased by the seller in April 2015 and January2016.

(3)	The increase in Total Reimbursables from 2015 to TTM 6/30/2016 is primarily due to Complete Warehouse and Distribution, LLC and Vector Technologies LTD starting triple-net leases January 2016 and December 2016, respectively.

(4)	The underwritten economic vacancy is 11.1%. The Midwest Industrial Portfolio Properties are 90.7% occupied as of November 15, 2016.

(5)	The debt service coverage ratios and debt yields are based on the Midwest Industrial Portfolio Whole Loan.

Appraisal. As of the appraisal valuation dates ranging from September 12, 2016 to September 20, 2016, the Midwest Industrial Portfolio Properties had an “as-is” appraised value of $53,990,000.

Environmental Matters. According to Phase I environmental site assessments dated from September 14, 2016 to September 21, 2016, there was evidence of recognized environmental conditions (“RECs”) at three of the Midwest Industrial Portfolio Properties including 999 Raymond Street, 461 North Third Avenue and 2000 South 25th Avenue. Based on the results of subsurface investigations for 999 Raymond Street and 461 North Third Avenue, summarized in a Phase II environmental site assessments dated October 28, 2016, no further investigation was recommended.

The majority of historical industrial operations at the 2000 South 25th Avenue Property were conducted prior to the onset of modern environmental regulations and waste management practices. Based on the duration of operations by Boyar Schultz Division from at least 1969 to 1986 and the likely use of hazardous substances and petroleum products, a REC was recognized. Based on the results of a subsurface investigation summarized in a Phase II environmental site assessment dated November 16, 2016, there is evidence of impacts to the subsurface as a potential consequence of the historical industrial operations at the 2000 South 25th Avenue Property and recommended further investigation. The 2000 South 25th Avenue Property loan documents require that the borrower will enroll the 2000 South 25th Avenue Property into the Illinois Environmental Protection Agency (“IEPA”) Site Remediation Program within 60 days after loan closing and will complete all environmental remedial work necessary to obtain a no further remediation (“NFR”) determination from the IEPA. The borrower has entered into an escrow agreement with the seller whereby the seller has agreed to place $220,000 in escrow to be released to the seller once it delivers the NFR or, if that is not achieved by December 2017, released to the borrower to fund the completion of the work.  If the seller has exercised its right to complete the remediation work and for any reason the total cost to complete the remediation work exceeds the amount placed in escrow, the seller is responsible, at its sole cost and expense, to pay any outstanding costs.

Market Overview and Competition. Eight of the Midwest Industrial Portfolio Properties are located within the Chicago Industrial market, which has experienced a steady decline in vacancy from 11.5% in 2011 to 6.9% in 2016. Additionally, according to the appraisal, the Chicago Industrial market has experienced positive absorption over the same time period. The Chicago Industrial market is divided into 26 submarkets, and the Midwest Industrial Portfolio Properties are located within six of these submarkets. According to the appraisal, the submarket vacancy rates ranged from 7.3% to 12.0% and market rents ranging from $4.53 per square foot to $5.71 per square foot.

Two of the Midwest Industrial Portfolio Properties are located in the Milwaukee/Madison Industrial market which has experienced a steady decline in vacancy from 7.8% in 2012 to 5.2% in 2015. Additionally, according to the appraisal, the Milwaukee/Madison Industrial market has experienced positive absorption over the same time period and asking rents have increased from $3.91 per square foot to $4.02 per square foot. One of the Midwest Industrial Portfolio Properties is located in the Kansas City Industrial market, which has experienced a steady decline in vacancy from 7.1% in 2012 to 5.8% in 2015. Additionally, according to the appraisal, the Kansas City Industrial market has experienced positive absorption over the same time period and asking rents have increased from $3.71 per square foot to $3.88 per square foot.

The Borrower. The borrower is GFG CI-1 LLC, a Delaware limited liability company with two independent directors. GFG CI-1 LLC has master leased the Midwest Industrial Portfolio Properties to a Shari’ah compliant master lessee affiliated with the sponsor. The

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master lessee is structured as a special purpose entity. The master lessee’s interest in the master lease and all rents are assigned to the lender. The sponsors have a 100% ownership interest in the master lessee. The master lease is subordinate to the Midwest Industrial Portfolio Whole Loan. Michael Brennan and Scott McKibben, both individual principals of Brennan Investment Group, are the guarantors of certain nonrecourse carveouts under the Midwest Industrial Portfolio Whole Loan. See “Description of the Mortgage Pool – Shari’ah Compliant Loan” in the Prospectus.

The Sponsors. The sponsors are Brennan Investment Group (“Brennan”) and GFH Capital, Limited (“GFH”). Brennan is a Chicago-based private real estate investment firm which acquires, develops and operates industrial properties throughout the United States. Since 2010, Brennan has acquired a portfolio of over 24 million square feet spanning 22 states with the majority located in the Midwest. Brennan owns 145 properties in the Midwest inclusive of over 16 million square feet. Michael Brennan, the Chairman and Managing Principal of Brennan has managed over $10 billion in industrial real estate transactions over his career. Scott McKibben, the Chief Investment Officer and Managing Principal of Brennan, is responsible for industrial property transactions in the Midwestern United States with a focus on Chicago. Scott McKibben has completed the acquisition and development of approximately $3 billion in office and industrial properties throughout his career. Mr. McKibben has three properties over which he had controlling interest that went through foreclosure processes and two with debt forgiveness.  See “Description of the Mortgage Pool – Non-Recourse Carveout Limitations” and “Description of the Mortgage Pool – Loan Purpose: Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.

GFH, formerly known as Injazat Capital, is a Middle Eastern financial group established by the Islamic Corporation for the Development of the Private Sector. GFH, based out of Bahrain, focuses on wealth management, commercial banking, asset management and real estate development. GFH is listed on a number of international stock exchanges, including the Bahrain Stock Exchange, Kuwait Stock Exchange and the Dubai Financial Market. GFH has undertaken and structured investments of more than $8.0 billion in over 40 companies across 25 countries.

Escrows. The loan documents provide for upfront reserves in the amount of $374,833 for real estate taxes, $2,599,530 for deferred maintenance and $250,000 for repairs at 2000 South 25th Avenue – Broadview, IL property required by the Village of Broadview, Illinois. The loan documents provide for ongoing monthly escrows of $116,397 for real estate taxes, $19,130 for TI/LC reserves (capped at $753,008) and beginning on the payment date in January 2018, $17,165 for replacement reserves (capped at $617,940). The loan documents do not require ongoing monthly escrows for insurance premiums as long as (i) no event of default has occurred and is continuing and (ii) borrower provides the lender with evidence that the Midwest Industrial Portfolio Properties are insured via an acceptable blanket insurance policy and such policy is in full force and effect.

Lockbox and Cash Management. The Midwest Industrial Portfolio Whole Loan requires a lender-controlled lockbox account, which is already in place, and that the borrower and property manager direct all tenants to pay rent payments directly into such lockbox account. The loan documents also require that all rents received by the borrower or property manager be deposited into the lockbox account within two business day of receipt. Prior to the occurrence of a Cash Management Period (as defined below), all excess funds on deposit in the lockbox account are disbursed to the borrower. During a Cash Management Period, all excess funds are swept to a lender-controlled cash management account.

A “Cash Management Period” will commence upon the earlier of (i) the occurrence and continuance of an event of default; (ii) on payment dates before January 6, 2022, the amortizing debt service coverage ratio for the trailing 12-month period being less than 1.25x at the end of any calendar quarter; or (iii) on payment dates on or after January 6, 2022, the amortizing debt service coverage ratio for the trailing 12-month period being less than 1.15x at the end of any calendar quarter. A Cash Management Period will expire, with regard to clause (i), upon the cure of such event of default; with regard to clause (ii), upon the amortizing debt service coverage ratio being equal to or greater than 1.25x for one calendar quarter or the borrower posts cash or a letter of credit acceptable to the lender in an amount which would result in the amortizing debt service coverage ratio being equal to or greater than 1.25x; and with regard to clause (iii), upon the amortizing debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters or the borrower posts cash or a letter of credit acceptable to the lender in an amount which would result in the amortizing debt service coverage ratio being equal to or greater than 1.20x.

Property Management. The Midwest Industrial Portfolio Properties are managed by Brennan Management LLC, an affiliate of the borrower.

Assumption. The borrower has a right to transfer the Midwest Industrial Portfolio Properties, provided that certain conditions are satisfied, including (i) no event of default has occurred and is continuing; (ii) the lender has reasonably determined that the proposed transferee and guarantor satisfy the lender’s credit review and underwriting standards, taking into consideration transferee experience, financial strength and general business standing; (iii) execution of a recourse guaranty and an environmental indemnity by an affiliate of the transferee; and (iv) the lender has received confirmation from Moody’s, Fitch and DBRS that such assumption will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates and similar confirmations from each rating agency rating any securities backed by any Midwest Industrial Portfolio Pari Passu Companion Loan with respect to the ratings of such securities.

Partial Release. Following the lockout period, the borrower is permitted to partially release any of the Midwest Industrial Portfolio Properties, subject to certain conditions including (i) no event of default has occurred and is continuing; (ii) the defeasance of an amount of principal equal to 115% of the released property’s allocated loan amount; (iii) the principal balance is reduced by an amount that would result in the underwritten debt service coverage ratio of the remaining Midwest Industrial Portfolio Properties following the release being no less than the greater of (a) 1.39x and (b) the underwritten debt service coverage ratio of the Midwest Industrial Portfolio Properties immediately prior to the release if less than 1.64x; (iv) the principal balance is reduced by an amount that would result in a loan-to-value ratio of the remaining Midwest Industrial Portfolio Properties following the release being no more than the greater of (a) 75.0% and (b) the loan-to-value ratio of the Midwest Industrial Portfolio Properties immediately prior to the release; (v) rating agency confirmation from Moody’s, Fitch and DBRS that the transfer will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 Certificates and similar confirmations from each rating agency

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rating any securities backed by any Midwest Industrial Portfolio Pari Passu Companion Loan with respect to the ratings of such securities; and (vi) the lender receives a legal opinion that the release satisfies REMIC requirements.

Free Release. The borrower is permitted to obtain the release of a vacant parcel at the 1602 Corporate Drive property (the “1602 Corporate Release Parcel”), subject to the satisfaction of certain conditions contained in the loan agreement, including but not limited to (i) no event of default has occurred and is continuing; (ii) release will not adversely affect the use, operations, or access to the remaining property; (iii) release conforms to REMIC requirements; (iv) evidence that the remaining 1602 Corporate Drive property will be in compliance with all applicable legal and zoning requirements; and (v) the loan to value ratio for the remaining 1602 Corporate Drive property is in compliance with all REMIC requirements. As of the appraisal valuation date of September 14, 2016, the excess land parcel had an appraised value of $340,000; however, this was excluded from the “as-is” appraised values of the 1602 Corporate Drive property and the Midwest Industrial Portfolio Properties.

Real Estate Substitution. Not permitted.

Subordinate and Mezzanine Indebtedness. None.

Ground Lease. None.

Terrorism Insurance. The loan documents require that the “all risk” insurance policy required to be maintained by the borrower provide coverage for terrorism in an amount equal to the full replacement cost of the Midwest Industrial Portfolio Properties. The loan documents also require business interruption insurance covering no less than the 18-month period following the occurrence of a casualty event, together with a 12-month period of indemnity.

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No. 12 – The Lodge & Waterfall Park Apartments Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Rialto Mortgage Finance, LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Multifamily
Original Principal Balance:	$22,900,000			Specific Property Type:	Garden
Cut-off Date Balance:	$22,900,000			Location:	Houston, TX
% of Initial Pool Balance:	3.1%			Size:	634 Units
Loan Purpose:	Refinance			Cut-off Date Balance Per Unit:	$36,120
Borrower Names:	JAW The Lodge Holding LLC; JAW Waterfall Park Holding LLC			Year Built/Renovated:	1979/2016
Sponsor(1):	Emery Jakab			Title Vesting:	Fee
Mortgage Rate:	4.980%			Property Manager:	Self-managed
				4th Most Recent Occupancy:	NAV
Note Date:	November 15, 2016			3rd Most Recent Occupancy (As of):	95.5% (12/31/2013)
Anticipated Repayment Date:	NAP			2nd Most Recent Occupancy (As of):	94.8% (12/31/2014)
Maturity Date:	December 6, 2026			Most Recent Occupancy (As of):	89.8% (12/31/2015)
IO Period:	24 months			Current Occupancy (As of):	92.4% (9/30/2016)
Loan Term (Original):	120 months
Seasoning:	0 months			Underwriting and Financial Information:
Amortization Term (Original):	360 months			4th Most Recent NOI (As of):	$1,702,947 (12/31/2013)
Loan Amortization Type:	Interest-only, Amortizing Balloon			3rd Most Recent NOI (As of):	$1,974,319 (12/31/2014)
Interest Accrual Method:	Actual/360			2nd Most Recent NOI (As of):	$2,294,415 (12/31/2015)
Call Protection:	L(24),D(92),O(4)			Most Recent NOI (As of):	$2,497,386 (TTM 9/30/2016)
Lockbox Type:	Springing
Additional Debt:	None			U/W Revenues:	$5,638,897
Additional Debt Type:	NAP			U/W Expenses:	$3,169,761
				U/W NOI:	$2,469,136
				U/W NCF:	$2,310,636
				U/W NOI DSCR:	1.68x
Escrows and Reserves:				U/W NCF DSCR:	1.57x
				U/W NOI Debt Yield:	10.8%
Type:	Initial	Monthly	Cap (If Any)
Taxes	$510,666	$42,555	NAP	U/W NCF Debt Yield:	10.1%
Insurance	$300,212	$28,592	NAP	As-Is Appraised Value:	$37,210,000
Replacement Reserves	$0	$13,208	NAP	As-Is Appraisal Valuation Date:	September 27, 2016
Deferred Maintenance	$45,875	$0	NAP	Cut-off Date LTV Ratio:	61.5%
Other(2)	$3,170,000	$0	NAP	LTV Ratio at Maturity or ARD:	53.2%

(1)	See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.
(2)	Other escrows include $3,170,000 for planned interior and exterior renovations at The Lodge & Waterfall Park Portfolio Properties (as defined below).

The mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering two Class B, garden-style multifamily properties located in Houston, Texas (the “The Lodge & Waterfall Park Apartments Portfolio Properties”). The Lodge & Waterfall Park Apartments Portfolio mortgage loan was originated on November 15, 2016 by Rialto Mortgage Finance, LLC. The Lodge & Waterfall Park Apartments Portfolio mortgage loan had an original principal balance of $22,900,000, has an outstanding principal balance as of the Cut-off Date of $22,900,000 and accrues interest at an interest rate of 4.980% per annum. The Lodge & Waterfall Park Apartments Portfolio mortgage loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and requires interest-only payments for the first 24 months following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Lodge & Waterfall Park Apartments Portfolio mortgage loan matures on December 6, 2026.

Following the lockout period, the borrower has the right to defease The Lodge & Waterfall Park Apartments Portfolio mortgage loan in whole, but not in part, on any date before September 6, 2026. In addition, The Lodge & Waterfall Park Apartments Portfolio mortgage loan is prepayable without any penalty on or after September 6, 2026.

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Sources and Uses

Sources			Uses
Original loan amount	$22,900,000	100.0%	Loan payoff(1)	$16,422,191	71.7%
			Reserves	4,026,752	17.6
			Closing costs	475,206	2.1
			Return of equity	1,975,850	8.6
Total Sources	$22,900,000	100.0%	Total Uses	$22,900,000	100.0%

(1)	The Lodge & Waterfall Park Apartments Portfolio mortgage loan was previously securitized in WFRBS 2013-C12.

The Lodge & Waterfall Park Apartments Portfolio Properties are comprised of two Class B, garden-style multifamily properties totaling 634 units located within one-half mile of each other in Houston, Texas approximately 12 miles southwest from the Houston central business district.

The Lodge property is a 340-unit, Class B garden-style multifamily property consisting of 37, two-story residential buildings totaling 278,986 square feet of net rentable area. The improvements were constructed in phases with Phase I (north phase) being completed in 1979 and Phase II (south phase) completed in 1983. The improvements are situated on an 11.9-acre site and include 544 surface parking spaces (1.6 spaces per unit). The unit mix consists of 218 one-bedroom/one-bathroom units and 122 two-bedroom/two-bathroom units. According to the rent roll dated September 30, 2016, The Lodge property was 90.6% occupied. Community amenities include gated access, a clubhouse, fitness center, business center, a playground, and two pools. Unit amenities include fully equipped kitchens, ceiling fans, washers and dryer connections in all units, and fireplaces in some units.

The Waterfall Park property is a 294-unit, Class B garden-style multifamily property consisting of 24, two-story residential buildings totaling 266,578 square feet of net rentable area. Situated on a 10.6-acre site, the improvements were constructed in 1979 and include 470 surface parking spaces (1.6 spaces per unit). The unit mix consists of 40 one-bedroom/one-bathroom units, 48 two-bedroom/one-bathroom units, 160 two-bedroom/two-bathroom units, and 46 three-bedroom/two-bathroom units. According to the rent roll dated September 30, 2016, the Waterfall Park property was 94.6% occupied. Community amenities include gated access, a clubhouse, fitness center, a playground, and pool. Unit amenities include fully equipped kitchens, ceiling fans, washers and dryer connections in all units, and fireplaces in some units.

Since acquisition of The Lodge & Waterfall Park Apartments Portfolio Properties, the borrower has invested an additional $4.5 million ($7,103 per unit) to improve common areas, the exteriors and interiors of The Lodge & Waterfall Park Apartments Portfolio Properties. Common area improvements were made to landscaping and the leasing offices/fitness center while exterior improvements included upgrades to the swimming pools, roofs, siding, signage, boiler rooms and HVAC systems. Interior renovations consisted of new appliances, carpet, tile, blinds and window coverings. The borrower plans to invest an additional $3.2 million ($4,979 per unit) to The Lodge & Waterfall Park Apartments Portfolio Properties for interior and exterior improvements. The entire renovation budget was reserved at closing.

The following table presents certain information relating to the unit mix of The Lodge & Waterfall Park Apartments Portfolio Properties:

Property Name – Location	Allocated Cut-off Date Balance	Year Built/Renovated	# of Units	Occupancy %	Appraised Value	Allocated LTV
The Lodge – Houston, TX	$11,480,000	1979/2016	340	90.6%	$18,660,000	61.5%
Waterfall Park – Houston, TX	$11,420,000	1979/2016	294	94.6%	$18,550,000	61.6%
Total/Weighted Average	$22,900,000		634	92.4%	$37,210,000	61.5%

Apartment Unit Summary(1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average Monthly Rent per Unit
1 Bedroom / 1 Bathroom - The Lodge	218	34.4%	735	$626
2 Bedroom / 2 Bathroom - The Lodge	122	19.2%	973	$736
1 Bedroom / 1 Bathroom - Waterfall Park	40	6.3%	643	$584
2 Bedroom / 1 Bathroom - Waterfall Park	48	7.6%	732	$675
2 Bedroom / 2 Bathroom - Waterfall Park	128	20.2%	933	$719
2 Bedroom / 2 Bathroom - NEW - Waterfall Park	32	5.0%	933	$810
3 Bedroom / 2 Bathroom - Waterfall Park	46	7.3%	1,227	$940
Total/Weighted Average	634	100.0%	861	$699

(1)	Information obtained from the underwritten rent roll.

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The following table presents historical occupancy percentages at The Lodge & Waterfall Park Apartments Portfolio Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(1)	9/30/2016(2)
NAV	95.5%	94.8%	89.8%	92.4%

(1)	Information obtained from the borrower.
(2)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at The Lodge & Waterfall Park Apartments Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	TTM 9/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per Unit
Base Rent	$3,751,140	$4,002,970	$4,370,925	$5,211,351	$4,901,400	86.9%	$7,731
Grossed Up Vacant Space	0	0	0	0	459,060	8.1	724
Concessions	(195)	0	(900)	(61,000)	(65,600)	(1.2)	(103)
Other Income(1)	668,360	820,109	919,844	877,580	877,580	15.6	1,384
Less Vacancy & Credit Loss	(13,998)	(23,068)	(18,270)	(514,834)	(533,543)(2)	(9.5)	(842)
Effective Gross Income	$4,405,307	$4,800,011	$5,271,599	$5,513,097	$5,638,897	100.0%	$8,894

Total Operating Expenses	$2,702,360	$2,825,692	$2,977,184	$3,015,711	$3,169,761	56.2%	$5,000

Net Operating Income	$1,702,947	$1,974,319	$2,294,415	$2,497,386	$2,469,136	43.8%	$3,895
Capital Expenditures	0	0	0	0	158,500	2.8	250
Net Cash Flow	$1,702,947	$1,974,319	$2,294,415	$2,497,386	$2,310,636	41.0%	$3,645

NOI DSCR	1.16x	1.34x	1.56x	1.70x	1.68x
NCF DSCR	1.16x	1.34x	1.56x	1.70x	1.57x
NOI DY	7.4%	8.6%	10.0%	10.9%	10.8%
NCF DY	7.4%	8.6%	10.0%	10.9%	10.1%

(1)	Other Income consists of administration fees, application fees, late fees, forfeited deposits, month-to-month premiums, lease breakage fees and washer & dryer income.

(2)	The underwritten economic vacancy is 11.2%. The Lodge & Waterfall Park Apartments Portfolio Properties were 92.4% occupied as of September 30, 2016.

The following table presents certain information relating to some comparable multifamily properties for The Lodge & Waterfall Park Apartments Portfolio Properties:

Competitive Set(1)

						Average Rent (per unit)
	Location	Distance to Subject	Property Type	Number of Units	Studio	1 BR	2 BR	3 BR	Overall Average PSF	Total Occupancy
The Lodge & Waterfall Park (Subject)	Houston, TX	--	Garden	634	NAP	$670-$755(2)	$710-$830(2)	$1,050(2)	$0.91-$0.92	92.4%
The Sebring	Houston, TX	0.4 miles	Garden	204	$535-$600	$599-$645	$735-$790	$950-$990	$0.91	98.0%
EL Paraiso	Houston, TX	0.3 miles	Garden	372	NAP	$550	$650-$750	$875	$0.81	92.0%
Emerald Isle	Houston, TX	1.1 miles	Garden	157	NAP	$520-$580	$640-$890	$890	$0.77	94.0%
Summerfield	Houston, TX	1.4 miles	Garden	110	NAP	$525	$625-$675	$800	$0.70	99.0%
Summer Creek	Houston, TX	1.4 miles	Garden	264	NAP	$689	$819-$1,029	$1,079	$0.83	98.0%

(1)	Information obtained from the October 14, 2016 appraisals.

(2)	The concluded rents reflect the planned renovations at The Lodge & Waterfall Park Apartments Portfolio Properties.

A-3-104

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A-3-105

No. 13 – 80 Park Plaza

Loan Information				Property Information
	Mortgage Loan Seller:	Ladder Capital Finance LLC		Single Asset/Portfolio:	Single Asset
				Property Type:	Office
	Original Principal Balance(1):	$21,000,000		Specific Property Type:	CBD
	Cut-off Date Balance(1):	$21,000,000		Location:	Newark, NJ
	% of Initial Pool Balance:	2.8%		Size:	960,689 SF
	Loan Purpose:	Acquisition		Cut-off Date Balance Per SF(1):	$138.44
	Borrowers(2):	Various		Year Built/Renovated:	1979/2015
	Sponsors(3):	Elchonon Schwartz; Simon Glick		Title Vesting:	Fee
	Mortgage Rate:	4.450%		Property Manager:	Nightingale Realty, LLC
	Note Date:	September 30, 2016		4th Most Recent Occupancy (As of):	100.0% (12/31/2012)
	Anticipated Repayment Date:	NAP		3rd Most Recent Occupancy (As of):	100.0% (12/31/2013)
	Maturity Date:	October 6, 2026		2nd Most Recent Occupancy (As of)(8):	100.0% (12/31/2014)
	IO Period:	36 months		Most Recent Occupancy (As of)(8):	85.8% (12/31/2015)
	Loan Term (Original):	120 months		Current Occupancy (As of):	85.8% (7/19/2016)
	Seasoning:	2 months
	Amortization Term (Original):	360 months		Underwriting and Financial Information:
	Loan Amortization Type:	Interest-only, Amortizing Balloon
	Interest Accrual Method:	Actual/360		4th Most Recent NOI:	$8,866,667 (12/31/2013)
	Call Protection:	L(26),D(90),O(4)		3rd Most Recent NOI (As of):	$8,956,493 (12/31/2014)
	Lockbox Type:	Hard/Upfront Cash Management		2nd Most Recent NOI (As of):	$9,413,563 (12/31/2015)
	Additional Debt(1)(4):	Yes		Most Recent NOI (As of):	$9,647,342 (TTM 5/31/2016)
	Additional Debt Type(1)(4):	Pari Passu; Future Mezzanine
				U/W Revenues:	$24,135,155
				U/W Expenses:	$11,627,672
				U/W NOI(9):	$12,507,483
				U/W NCF:	$12,199,014
	Escrows and Reserves:			U/W NOI DSCR(1):	1.56x
				U/W NCF DSCR(1):	1.52x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield(1):	9.4%
Taxes	$906,128	$302,043	NAP	U/W NCF Debt Yield(1):	9.2%
Insurance	$35,304	$17,652	NAP	As-Is Appraised Value:	$177,400,000
Replacement Reserve(5)	$4,500,000	Springing	$1,000,000	As-Is Appraisal Valuation Date:	August 1, 2016
TI/LC(6)	$1,500,000	Springing	$1,000,000	Cut-off Date LTV Ratio(1):	75.0%
Unfunded TI/LC Funds(7)	$1,422,745	$0	NAP	LTV Ratio at Maturity or ARD(1):	65.6%

(1)	All statistical information related to balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the 80 Park Plaza Whole Loan (as defined below).
(2)	Borrowers are 80 Park Plaza SPE LLC; Quentin 80 Park Plaza LLC; Jo-Ash 80 Park Plaza LLC as tenants in common.
(3)	The sponsor was a key principal with respect to four loan defaults from 2009 to 2014. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.
(4)	Future mezzanine debt is permitted subject to the following conditions: (i) no event of default has occurred and is continuing; (ii) execution of an intercreditor agreement reasonably satisfactory to the lender; (iii) the combined amortizing debt service coverage ratio will be equal to or greater than 1.50x; (iv) the combined loan-to-value ratio will be equal to or less than 75.0%; (v) the net cash flow debt yield will be equal to or greater than 10.0% and (vi) the mezzanine loan documents are reasonably acceptable to the lender.
(5)	If the replacement reserve balance falls below $250,000 the borrowers are required to deposit $16,012 monthly until the funds on deposit in the replacement reserve account are equal to or greater than $1,000,000.
(6)	If the TI/LC reserve falls below $1,000,000 the borrowers are required to deposit $40,029 monthly until the funds on deposit in the TI/LC account are equal to or greater than $1,000,000 (the “Leasing Reserve Cap”). At any time PSEG Services Corporation (including any subsequent occupant of the PSEG space, “PSEG”) is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BBB-” by S&P (and its equivalent or higher by each other rating agency), the borrowers are required to deposit $80,057 each month into the TI/LC account (such amount is not subject to the Leasing Reserve Cap and is in addition to the $40,029 monthly deposit, if applicable). At any time PSEG is not controlled and 51% owned by an entity that has a senior unsecured credit rating of at least “BB” by S&P (and its equivalent or higher by each other rating agency), the borrowers are required to deposit $160,115 each month into the TI/LC account (such amount is not subject to the Leasing Reserve Cap and as applicable, is in addition to the $40,029 monthly deposit and the $80,057 deposit described in the prior sentence).
(7)	The Unfunded TI/LC Funds are unfunded obligations to PSEG Services Corporation for their lease renewal.
(8)	See “Historical Occupancy” table.
(9)	See “Cash Flow Analysis” table.

The 80 Park Plaza mortgage loan is part of a whole loan (the “80 Park Plaza Whole Loan”) that is evidenced by five pari passu promissory notes (Notes A-1, A-2, A-3, A-4A, and A-4B) and secured by a first mortgage encumbering the fee interest in a 960,689 square foot, Class A office building (“The 80 Park Plaza Property”) located in the Newark, New Jersey central business district. The 80 Park Plaza Whole Loan was originated on September 30, 2016 by Ladder Capital Finance LLC and Citigroup Global Markets Realty Corp. The 80 Park Plaza Whole Loan had an original principal balance of $133,000,000, has an outstanding principal balance as of the Cut-off Date of $133,000,000 and accrues interest at an interest rate of 4.450% per annum. The 80 Park Plaza Whole Loan had an initial term of 120 months, has a remaining term of 118 months as of the Cut-off Date and requires interest-only payments for the first 36 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The 80 Park Plaza Whole Loan matures on October 6, 2026.

A-3-106

80 PARK PLAZA

The 80 Park Plaza Mortgage Loan, evidenced by Note A-4A, which will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $21,000,000, has an outstanding principal balance as of the Cut-off Date of $21,000,000, representing a non-controlling note. The controlling Note A-1 and non-controlling Note A-2 were contributed to the CGCMT 2016-C3 Trust and had an aggregate original principal balance of $50,000,000. The non-controlling Note A-3, with an original principal balance of $41,500,000, is currently held by Citigroup Global Markets Realty Corp. and was contributed to the CD 2016-CD2 Trust. The non-controlling Note A-4B, with an original principal balance of $20,500,000, is currently held by Ladder Capital Finance VI TRS LLC and is expected to be contributed to the JPMCC 2016-JP4 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Whole Loans—The 80 Park Plaza Whole Loan” in the Prospectus.

The 80 Park Plaza Property was developed as a build-to-suit in 1979 to serve as the headquarters for Public Service Enterprise Group (“PSEG”). The 80 Park Plaza Property includes both a 26-story office tower and a three-story plaza building which is used as PSEG’s walk-in customer service center. Building amenities include a full service cafeteria with executive dining, a fitness center, a conference room and a 70,000 sq. ft. data center. The two buildings are connected via a two-story, enclosed pedestrian bridge. The 80 Park Plaza Property currently serves as the headquarters of PSEG which has been in Newark since the company’s inception in 1903.

Pari Passu Note Summary

	Original Balance	Note Holder	Controlling Piece
Note A-1	$25,000,000	CGCMT 2016-C3	Yes
Note A-2	$25,000,000	CGCMT 2016-C3	No
Note A-3	$41,500,000	CD 2016-CD2	No
Note A-4A	$21,000,000	WFCM 2016-C37	No
Note A-4B	$20,500,000	JPMCC 2016-JP4	No
Total	$133,000,000

Sources and Uses

Sources			Uses
Whole loan amount	$133,000,000	71.6%	Purchase price	$174,500,000	93.9%
Sponsor contributed equity	50,500,000	27.2	Reserves	8,364,176	4.5
Other Sources(1)	2,355,765	1.3	Closing costs	2,991,588	1.6
Total Sources	$185,855,765	100.0%	Total Uses	$185,855,765	100.0%

(1)	Other sources are comprised of seller credits and deposits.

The following table presents certain information relating to the tenancy at the 80 Park Plaza Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s /S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF(2)	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date

Major Tenant
PSEG Services Corporation	BBB+/NR/BBB+	824,124	85.8%	$17.52	$14,438,859	100.0%	9/30/2030(2)
Total Major Tenants		824,124	85.8%	$17.52	$14,438,859	100.0%

Occupied Collateral Total		824,124	85.8%	$17.52	$14,438,859	100.0%

Vacant Space		136,565	14.2%

Collateral Total		960,689	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.
(2)	PSEG Services Corporation has two, five-year lease renewal options.

A-3-107

80 PARK PLAZA

The following table presents certain information relating to the lease rollover schedule at the 80 Park Plaza Property:

Lease Expiration Schedule(1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(3)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2020	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2021	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2022	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2023	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2024	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2025	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2026	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
Thereafter(2)	1	824,124	85.8%	824,124	85.8%	$14,438,859(4)	100.0%	$17.52
Vacant	0	136,565	14.2%	960,689	100.0%	$0	0.0%	$0.00
Total/Weighted Average	1	960,689	100.0%			$14,438,859	100.0%	$17.52

(1)	Information obtained from the underwritten rent roll.
(2)	PSEG Services Corporation’s lease expiration of September 30, 2030 extends beyond the maturity date of the 80 Park Plaza Whole Loan of October 6, 2026.
(3)	Weighted Average Annual U/W Base Rent excludes vacant space.
(4)	Annual U/W Base Rent includes straight line rent through the term of the loan.

The following table presents historical occupancy percentages at the 80 Park Plaza Property:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	12/31/2014(1)	12/31/2015(2)	7/19/2016(2)(3)
100.0%	100.0%	100.0%	85.8%	85.8%

(1)	Information obtained from the borrower.
(2)	The 80 Park Plaza Property was 100% occupied until October 2015, when PSEG Services Corporation vacated the top 5 floors in conjunction with a 15-year lease extension bringing the occupancy down to 85.8%.
(3)	Information obtained from the lease.

A-3-108

80 PARK PLAZA

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the 80 Park Plaza Property:

Cash Flow Analysis

	2013	2014	2015	TTM 5/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$8,928,829	$8,974,084	$9,821,028	$11,232,600	14,438,859(1)	59.8%	$15.03(1)
Grossed Up Vacant Space	0	0	0	0	4,096,950	17.0	4.26
Total Reimbursables	10,479,296	10,714,894	10,364,439	9,923,181	9,696,296	40.2	10.09
Other Income	0	0	0	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	0	(4,096,950)(2)	(17.0)	(4.26)
Effective Gross Income	$19,408,125	$19,688,978	$20,185,467	$21,155,781	$24,135,155	100.0%	$25.12

Total Operating Expenses	$10,541,458	$10,732,485	$10,771,904	$11,508,439	$11,627,672	48.2%	$12.10

Net Operating Income	$8,866,667	$8,956,493	$9,413,563	$9,647,342	$12,507,483(3)	51.8%	$13.02
TI/LC	0	0	0	0	308,469	1.3	0.32
Capital Expenditures	0	0	0	0	0	0.0	0.00
Net Cash Flow	$8,866,667	$8,956,493	$9,413,563	$9,647,342	$12,199,014	50.5%	$12.70

NOI DSCR(4)	1.10x	1.11x	1.17x	1.20x	1.56x
NCF DSCR(4)	1.10x	1.11x	1.17x	1.20x	1.52x
NOI DY(4)	6.7%	6.7%	7.1%	7.3%	9.4%
NCF DY(4)	6.7%	6.7%	7.1%	7.3%	9.2%

(1)	U/W Base Rent includes straight line rent through the term of the loan.
(2)	The underwritten economic vacancy is 14.5%. Occupancy at the 80 Park Plaza Property was 85.8%, as of July 19, 2016. See “Historical Occupancy” section.
(3)	The increase in Net Operating Income from TTM 5/31/2016 to U/W is primarily due to PSEG Services Corporation’s rent increasing from $10.89 per square foot to $15.00 per square foot in October 2015 and then to $15.30 per square foot in October 2016 and straight line rent of $1,829,762.
(4)	Debt service coverage ratios and debt yields are based on the 80 Park Plaza Whole Loan.

The following table presents certain information relating to comparable office leases for the 80 Park Plaza Property:

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type

Gateway Center 1 Newark, NJ	1971/NAP	26	466,919	85.0%	0.3 miles	Salber	March 2015/ 5.3 years	4,400	$31.00	Gross
One Newark Center Newark, NJ	1992/NAP	22	418,027	93.6%	0.1 miles	Connell Foley	January 15/ 10.8 years	12,600	$31.00	Gross
National Newark Building Newark, NJ	1930/NAP	33	591,931	53.4%	0.2 miles	PAETEC Communications	September 14/ 5 years	15,436	$25.00	Gross
Riverfront Plaza Newark, NJ	1989/NAP	19	446,625	78.0%	0.2 miles	Lewis Brisbois Bisgaard	February 14/ 7.3 years	7,856	$29.00	Gross

(1)	Information obtained from the appraisal and third party research report.

A-3-109

No. 14 – Redwood MHC Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Ladder Capital Finance LLC			Single Asset/Portfolio:	Portfolio
				Property Type:	Manufactured Housing Community
Original Principal Balance(1):	$20,600,000			Specific Property Type(6):	Various
Cut-off Date Balance(1):	$20,600,000			Location(6):	Various – See Table
% of Initial Pool Balance:	2.7%			Size:	4,007 Pads
Loan Purpose:	Refinance			Cut-off Date Balance Per Pad(1):	$23,958
Borrower Names(2):	Various			Year Built/Renovated:	Various – See Table
Sponsor(3):	Ross H. Partrich			Title Vesting:	Fee
Mortgage Rate:	4.114%			Property Manager:	Self-managed
Note Date:	September 6, 2016			4th Most Recent Occupancy (As of)(7):	NAV (12/31/2012)
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (As of):	73.3% (12/31/2013)
Maturity Date:	September 6, 2026			2nd Most Recent Occupancy (As of):	74.6% (12/31/2014)
IO Period:	30 months			Most Recent Occupancy (As of):	73.6% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	70.9% (7/18/2016)
Seasoning:	3 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Interest-only, Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (As of):	$7,767,948 (12/31/2013)
Call Protection:	L(27),D(89),O(4)			3rd Most Recent NOI (As of):	$7,597,616 (12/31/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$7,841,666 (12/31/2015)
Additional Debt(1)(4):	Yes			Most Recent NOI (As of):	$7,860,403 (TTM 6/30/2016)
Additional Debt Type(1)(4):	Pari Passu; Future Mezzanine
				U/W Revenues:	$14,797,750
				U/W Expenses:	$6,919,649
Escrows and Reserves(5):				U/W NOI:	$7,878,101
				U/W NCF:	$7,677,751
Type:	Initial	Monthly	Cap (If Any)	U/W NOI DSCR(1):	1.41x
Taxes	$303,973	$101,324	NAP	U/W NCF DSCR(1):	1.38x
Insurance	$0	(5)	NAP	U/W NOI Debt Yield(1):	8.2%
Replacement Reserves	$0	$16,757	$804,340	U/W NCF Debt Yield(1):	8.0%
Deferred Maintenance	$1,000,000	$0	NAP	As-Is Appraised Value(8):	$133,710,000
Environmental Reserve	$42,000	$0	NAP	As-Is Appraisal Valuation Dates(8):	Various
Michigan CapEx Reserve	$900,000	$0	NAP	Cut-off Date LTV Ratio(1):	71.8%
Manufactured Homes Reserve	$1,000,000	$0	NAP	LTV Ratio at Maturity or ARD(1):	61.5%

(1)	All statistical information related to balances per pad, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Redwood MHC Portfolio Whole Loan (as defined below).
(2)	The borrowers are: El Frontier Associates, LLC; Town & Country Associates, LLC; Weststar Associates, LLC; Cedar Grove Associates, LLC; Evergreen Associates, LLC; Green Acres Associates, LLC; Highland Associates, LLC; Avalon Associates, LLC; Camp Inn Associates, LLC; Winter Paradise Associates, LLC; Lexington MHC, LLC; St. Clement’s Crossing Associates, LLC; Suburban Associates, LLC; Algoma Associates, LLC; Colonial Acres Associates, LLC; Colonial Manor Associates, LLC; Twenty-Nine Pines Associates, LLC; and Hunter’s Chase MHC, LLC. Each of the borrowers is a Delaware limited liability company and single purpose entity with one independent director. Legal counsel to the borrower delivered a non-consolidation opinion in connection with the origination of the Redwood MHC Portfolio Whole Loan. Ross H. Partrich is the guarantor of certain nonrecourse carve-outs under the Redwood MHC Portfolio Whole Loan.
(3)	The sponsor reported commercial mortgage loans that resulted in the delivery of deeds in lieu of foreclosure. See “Description of Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in the Prospectus.
(4)	The loan documents permit mezzanine financing from an institutional lender subject to: (i) no event of default under the related loan documents has occurred and is continuing; (ii) a maximum combined loan-to-value ratio equal to the lesser of 75.0% and the loan-to-value ratio upon origination of the Redwood MHC Portfolio Whole Loan; (iii) a minimum combined amortizing debt service coverage ratio equal to the greater of 1.25x and the amortizing debt service coverage ratio upon origination of the Redwood MHC Portfolio Whole Loan; (iv) the lender’s review and approval of (a) the terms and conditions of the mezzanine loan and the mezzanine loan documents and (b) the structure of the mezzanine borrower; (v) if required under the pooling and servicing agreement, the receipt of a rating agency confirmation from each of the applicable rating agencies that the mezzanine financing will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 certificates or any other securities evidencing an interest in a Redwood MHC Portfolio Companion Loan; and (vi) the execution of an intercreditor agreement acceptable to the lender.
(5)	The loan documents do not require monthly escrows for insurance, provided that (i) a blanket insurance policy acceptable to the lender is in place and (ii) the borrower provides the lender with evidence of payment five days prior to the due date.
(6)	See “Property Information” table.
(7)	See “Historical Occupancy” table.
(8)	As of the appraisal valuation dates between August 1, 2016 and August 5, 2016, the Redwood MHC Portfolio Properties had an aggregate “as-is” appraised value of $133,710,000.

A-3-110

Redwood MHC Portfolio

The Redwood MHC Portfolio mortgage loan is part of a whole loan (the “Redwood MHC Portfolio Whole Loan”) that is evidenced by three pari passu promissory notes (Notes A-1, A-2, and A-3) and secured by a first mortgage encumbering the fee interests in 18 manufactured housing community and recreational vehicle community properties located across seven states (the “Redwood MHC Portfolio Properties”). The Redwood MHC Portfolio Whole Loan was originated on September 6, 2016 by Ladder Capital Finance LLC. The Redwood MHC Portfolio Whole Loan had an original principal balance of $96,000,000, has an outstanding principal balance as of the Cut-off Date of $96,000,000 and accrues interest at an interest rate of 4.114% per annum. The Redwood MHC Portfolio Whole Loan had an initial term of 120 months, has a remaining term of 117 months as of the Cut-off Date and requires interest-only payments for the first 30 payments following origination and, thereafter, requires payments of principal and interest based on a 30-year amortization schedule. The Redwood MHC Portfolio Whole Loan matures on September 6, 2026.

The Redwood MHC Portfolio mortgage loan, evidenced by Note A-1, which will be contributed to the WFCM 2016-C37 Trust, had an original principal balance of $20,600,000, has an outstanding principal balance as of the Cut-off Date of $20,600,000, and represents a controlling note. The non-controlling Note A-2, with an original principal balance of $38,400,000, is held by Ladder Capital Finance LLC or an affiliate and was contributed to the WFCM 2016-LC25 Trust. The non-controlling Note A-3, with an original principal balance of $37,000,000, is expected to be contributed to the JPMCC 2016-JP4 Trust. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Whole Loans—The Redwood MHC Portfolio Whole Loan” in the Prospectus.

The Redwood MHC Portfolio Properties consist of 18 manufactured housing and recreational vehicle community properties containing 4,007 pads located in Connecticut (four properties), Michigan (three properties), Arizona (three properties), Maryland (three properties), Florida (three properties), Minnesota (one property) and Ohio (one property). The Redwood MHC Portfolio Properties were built between 1935 and 1994. The Redwood MHC Portfolio Properties range in size from 49 pad sites to 797 pad sites, with monthly rents ranging from $259 to $621. As of July 18, 2016, the Redwood MHC Portfolio Properties were 70.9% occupied.

Pari Passu Note Summary

	Original Balance	Note Holder	Controlling Piece
Note A-1	$20,600,000	WFCM 2016-C37	Yes
Note A-2	$38,400,000	WFCM 2016-LC25	No
Note A-3	$37,000,000	JPMCC 2016-JP4	No
Total	$96,000,000

Following the lockout period, the borrower has the right to defease the Redwood MHC Portfolio Whole Loan in whole or, in connection with the release of an individual property, in part (see “Partial Release” section), on any due date before June 6, 2026. In addition, the Redwood MHC Portfolio Whole Loan is prepayable without penalty commencing on June 6, 2026. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized and (ii) September 6, 2019. It is anticipated that the Redwood MHC Portfolio mortgage loan will be the last note securitized of the Redwood MHC Portfolio Whole Loan.

Sources and Uses

Sources			Uses
Original Whole Loan amount	$96,000,000	100.0%	Loan payoff(1)	$73,052,958	76.1%
			Reserves	3,245,973	3.4
			Closing costs	2,090,447	2.2
			Return of equity	17,610,622	18.3
Total Sources	$96,000,000	100.0%	Total Uses	$96,000,000	100.0%

(1)	The Redwood MHC Portfolio Properties were previously un-crossed and securitized in the LBUBS 2006-C6 and LBUBS 2006-C7 transactions.

A-3-111

Redwood MHC Portfolio

The following table presents certain information relating to the Redwood MHC Portfolio Properties:

Property Information(1)

Property Name	City, State	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built/ Renovated	Pads	Appraised Value	Allocated LTV
Camp Inn(2)	Frostproof, FL	$15,288,000	15.9%	77.3%	1972/NAP	797	$20,800,000	73.5%
Town & Country Estates	Tucson, AZ	$8,946,000	9.3%	79.4%	1971/NAP	320	$13,130,000	68.1%
St. Clements Crossing	Lexington Park, MD	$7,947,000	8.3%	95.7%	1968/2002	186	$11,600,000	68.5%
Algoma	Rockford, MI	$7,688,000	8.0%	74.2%	1980/NAP	322	$10,000,000	76.9%
Suburban Estates	Lexington Park, MD	$7,561,000	7.9%	97.7%	1970/NAP	132	$10,240,000	73.8%
Colonial Acres	Portage, MI	$7,169,500	7.5%	45.3%	1965/NAP	612	$11,070,000	64.8%
Twenty Nine Pines	Oakdale, MN	$6,637,000	6.9%	90.3%	1975/NAP	144	$8,310,000	79.9%
Evergreen Springs	Clinton, CT	$6,155,000	6.4%	96.1%	1935/NAP	102	$8,070,000	76.3%
Avalon(2)	Clearwater, FL	$5,805,000	6.0%	64.5%	1984/NAP	256	$7,740,000	75.0%
Lexington	Lexington Park, MD	$3,359,000	3.5%	89.5%	1980/NAP	76	$4,760,000	70.6%
Colonial Manor	Kalamazoo, MI	$3,152,500	3.3%	69.2%	1965/NAP	195	$5,240,000	60.2%
Green Acres	Westbrook, CT	$3,066,000	3.2%	96.9%	1955/NAP	64	$4,070,000	75.3%
Cedar Grove	Clinton, CT	$2,455,000	2.6%	98.3%	1950/NAP	60	$3,070,000	80.0%
Hunters Chase	Lima, OH	$2,424,000	2.5%	69.4%	1994/NAP	134	$3,270,000	74.1%
Highland Bluff	Branford, CT	$2,293,000	2.4%	89.8%	1950/NAP	49	$3,200,000	71.7%
Winter Paradise(2)	Hudson, FL	$2,287,500	2.4%	48.6%	1972/NAP	290	$3,090,000	74.0%
Weststar	Tucson, AZ	$1,982,500	2.1%	76.7%	1984/NAP	90	$3,290,000	60.3%
El Frontier	Tucson, AZ	$1,784,000	1.9%	46.6%	1964/NAP	178	$2,760,000	64.6%
Total/Weighted Average	$96,000,000		100.0%	70.9%		4,007	$133,710,000	71.8%

(1)	Based on the Redwood MHC Portfolio Whole Loan.

(2)	The Camp Inn, Avalon and Winter Paradise properties are recreational vehicle communities. The remainder of the Redwood MHC Portfolio Properties are manufactured housing communities.

The following table presents historical occupancy percentages at the Redwood MHC Portfolio Properties:

Historical Occupancy

12/31/2012(1)	12/31/2013(2)	12/31/2014(2)	12/31/2015(2)	7/18/2016(3)
NAV	73.3%	74.6%	73.6%	70.9%

(1)	Complete occupancy information was not provided for 2012.

(2)	Information obtained from the borrower.

(3)	Information obtained from the underwritten rent roll.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Redwood MHC Portfolio Properties:

Cash Flow Analysis

	2013	2014	2015	TTM 6/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per Pad
Base Rent	$12,575,785	$12,829,506	$13,290,442	$13,390,552	$13,390,552	90.5%	$3,342
Grossed Up Vacant Space	0	0	0	0	5,917,724	40.0	1,477
Other Income	1,375,218	1,497,460	1,442,255	1,407,198	1,407,198	9.5	351
Less Vacancy & Credit Loss	0	0	0	0	(5,917,724)(1)	(40.0)	(1,477)
Effective Gross Income	$13,951,003	$14,326,966	$14,732,697	$14,797,750	$14,797,750	100.0%	$3,693

Total Operating Expenses	$6,183,055	$6,729,350	$6,891,031	$6,937,347	$6,919,649	46.8%	$1,727

Net Operating Income	$7,767,948	$7,597,616	$7,841,666	$7,860,403	$7,878,101	53.2%	$1,966
Capital Expenditures	0	0	0	0	200,350	1.4	50
Net Cash Flow	$7,767,948	$7,597,616	$7,841,666	$7,860,403	$7,677,751	51.9%	$1,916

NOI DSCR(2)	1.39x	1.36x	1.41x	1.41x	1.41x
NCF DSCR(2)	1.39x	1.36x	1.41x	1.41x	1.38x
NOI DY(2)	8.1%	7.9%	8.2%	8.2%	8.2%
NCF DY(2)	8.1%	7.9%	8.2%	8.2%	8.0%

(1)	The underwritten economic vacancy is 30.6%. The Redwood MHC Portfolio Properties were 70.9% physically occupied as of July 18, 2016.
(2)	The debt service coverage ratios and debt yields are based on the Redwood MHC Portfolio Whole Loan.

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A-3-113

No. 15 – Ventron Georgia Portfolio

Loan Information				Property Information
Mortgage Loan Seller:	Silverpeak Real Estate Finance			Single Asset/Portfolio:	Portfolio
				Property Type:	Multifamily
Original Principal Balance:	$17,500,000			Specific Property Type:	Garden
Cut-off Date Balance:	$17,500,000			Location:	Various – See Property Information Table
% of Initial Pool Balance:	2.3%			Size:	402 Units
Loan Purpose:	Refinance			Cut-off Date Balance Per Unit:	$43,532
Borrower Names:	Hampton Downs Atlanta Apartments LP; Harvard Place Atlanta Apartments LP			Year Built/Renovated:	Various – See Property Information Table
Sponsors:	Daniel Assouline; Michael Dadoun; Ronald Eisenberg			Title Vesting:	Fee
Mortgage Rate:	4.182%			Property Manager:	Self-managed
Note Date:	November 18, 2016			4th Most Recent Occupancy (2):	NAV
Anticipated Repayment Date:	NAP			3rd Most Recent Occupancy (2):	NAV
Maturity Date:	December 6, 2026			2nd Most Recent Occupancy (As of) (2):	85.5% (11/30/2014)
IO Period:	None			Most Recent Occupancy (As of):	91.1% (12/31/2015)
Loan Term (Original):	120 months			Current Occupancy (As of):	94.3% (9/30/2016)
Seasoning:	0 months
Amortization Term (Original):	360 months			Underwriting and Financial Information:
Loan Amortization Type:	Amortizing Balloon
Interest Accrual Method:	Actual/360			4th Most Recent NOI (2):	NAV
Call Protection(1):	L(24),D(92),O(4)			3rd Most Recent NOI (As of) (2):	$1,042,588 (TTM 11/30/2014)
Lockbox Type:	Springing			2nd Most Recent NOI (As of):	$1,411,046 (12/31/2015)
Additional Debt:	Yes			Most Recent NOI (As of):	$1,613,061 (TTM 9/30/2016)
Additional Debt Type:	Future Unsecured
				U/W Revenues:	$3,710,049
				U/W Expenses:	$1,829,786
				U/W NOI(3):	$1,880,263
				U/W NCF:	$1,749,613
Escrows and Reserves:				U/W NOI DSCR:	1.83x
				U/W NCF DSCR:	1.71x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	10.7%
Taxes	$40,706	$20,353	NAP	U/W NCF Debt Yield:	10.0%
Insurance	$99,102	$9,910	NAP	As-Is Appraised Value:	$27,550,000
Replacement Reserves	$400,000	$10,888	NAP	As-Is Appraisal Valuation Date:	October 10, 2016
Environmental	$60,000	$0	NAP	Cut-off Date LTV Ratio:	63.5%
Deferred Maintenance	$10,000	$0	NAP	LTV Ratio at Maturity or ARD:	50.8%

(1)	Following the lockout period, the borrowers are permitted, upon a third-party sale, to obtain the release of any of the Ventron Georgia Portfolio Properties from the lien of the related mortgage in connection with a partial defeasance, subject to certain conditions including: (i) partial defeasance of the Ventron Georgia Portfolio mortgage loan equal to 130% of the allocated loan amount for the released property; (ii) the loan-to-value ratio with respect to the remaining Ventron Georgia Portfolio Properties will be no greater than 70.0%; (iii) the amortizing debt service coverage ratio with respect to the remaining Ventron Georgia Portfolio Properties will be no less than the greater of (a) the debt service coverage ratio immediately prior to the release and (b) 1.25x; and (iv) the lender receives rating agency confirmation from DBRS, Fitch and Moody’s that the release will not result in a downgrade, withdrawal or qualification of the respective ratings assigned to the Series 2016-C37 certificates.

(2)	The sponsors purchased the Ventron Georgia Portfolio Properties in separate transactions in November 2014.

(3)	See “Cash Flow Analysis” table.

The Ventron Georgia Portfolio mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering two garden-style multifamily properties, Harvard Place Apartments and Hampton Downs Apartments, totaling 402 units located in Morrow, Georgia and Lithonia, Georgia (the “Ventron Georgia Portfolio Properties”), respectively.

Built in 1989 and renovated in 2015, Hampton Downs Apartments is comprised of 202 units across 13 garden-style buildings and is situated on a 19.5-acre site. Community amenities include a swimming pool, free standing clubhouse/management office facility, business center, fitness center, playground and tennis court. Each unit features a range/oven with vent hood, a dishwasher, a refrigerator, washer/dryer connections and a private patio or balcony. Hampton Downs Apartments features 409 surface parking spaces, resulting in a parking ratio of 2.0 spaces per unit.

Hampton Downs Apartments is situated approximately one mile northeast of Interstate 75, and approximately 1.5 miles west of Interstate 675. National retailers located within a three-mile radius of the Hampton Downs property include Publix, Costco Wholesale, Home Depot, PetSmart, Ashley Furniture, Dollar General, and LA Fitness. According to a third party market research report, the 2016 estimated population within a three-and five-mile radius of the Hampton Downs property is 60,226 and 151,287, respectively and the 2016 estimated average household income within the same radii is $56,176 and $54,574, respectively.

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VENTRON GEORGIA PORTFOLIO

Built in 1985 and renovated in 2015, Harvard Place Apartments is comprised of 200 units across 14 two-story garden-style buildings and is situated on an 18.0-acre site. Community amenities include a swimming pool, a dog park, two playgrounds, and an outdoor sport court. Each unit features a range/oven with vent hood, a dishwasher, a garbage disposal, a refrigerator, a washer/dryer connection and a private patio of balcony. Harvard Place Apartments features 400 surface parking spaces, resulting in a parking ratio of 2.0 spaces per unit.

Harvard Place Apartments is located 15 miles east of the Atlanta central business district and is approximately 1.3 miles from Interstate 20. Harvard Place Apartments is located approximately 3.3 miles west of Turner Hill Marketplace, a 409,094 square foot shopping center that includes major tenants such as Walmart Supercenter, Sam’s Club, and Bed Bath & Beyond. Additional major retailers located within a four mile radius of Harvard Place property include Marshalls, Dollar Tree, Kroger, ALDI, and Walgreen’s. According to a third party market research report, the 2016 estimated population within a three- and five-mile radius is 58,057 and 142,054, respectively, and the 2016 estimated average household income within the same radii is $51,090 and $59,484, respectively.

Sources and Uses

Sources			Uses
Original loan amount	$17,500,000	100.0%	Loan payoff	$15,988,821	91.4%
			Reserves	609,808	3.5
			Closing costs	553,536	3.2
			Return of equity	347,834	2.0
Total Sources	$17,500,000	100.0%	Total Uses	$17,500,000	100.0%

Property Information

Property Name	City, State	Allocated Cut-off Date Balance	% of Portfolio Cut-off Date Balance	Occupancy	Year Built / Renovated	Units	Appraised Value	Allocated LTV
Hampton Downs Apartments	Morrow, GA	8,850,000	50.6%	93.6%	1989 / 2015	202	13,400,000	66.0%
Harvard Place Apartments	Lithonia, GA	8,650,000	49.4%	95.0%	1985 / 2015	200	14,150,000	61.1%
Total / Weighted Average		17,500,000	100.0%	94.3%		402	27,550,000	63.5%

The following table presents certain information relating to the unit mix of the Ventron Georgia Portfolio Properties:

Unit Mix Summary(1)

Unit Type	No. of Units	% of Total Units	Average Unit Size (SF)	Average Monthly Market Rent per Unit
Hampton Downs Apartments 1 Bedroom / 1 Bath 2 Bedroom / 2 Bath	83 119	20.6% 29.6%	720 1,009	$692 $773

Harvard Place Apartments
1 Bedroom / 1 Bath 2 Bedroom / 2 Bath	48 119	11.9% 29.6%	740 1,005	$709 $817
3 Bedroom / 2 Bath	33	8.2%	1,240	$952

Total/Weighted Average	402	100.0%	935	$776

(1)	Information obtained from the underwritten rent roll as of September 30, 2016 and the appraisal.

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VENTRON GEORGIA PORTFOLIO

The following table presents historical occupancy percentages at the Ventron Georgia Portolio:

Historical Occupancy

12/31/2012(1)	12/31/2013(1)	11/30/2014(1)(2)	12/31/2015(2)	9/30/2016(3) (4)
NAV	NAV	85.5%	91.1%	94.3%

(1)	The Sponsor purchased the Ventron Georgia Portfolio Properties in November 2014.

(2)	Information obtained from the borrower

(3)	Information obtained from the underwritten rent roll.

(4)	Occupancy excludes model units.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and underwritten net cash flow at the Ventron Georgia Portfolio Properties:

Cash Flow Analysis

	TTM 11/30/2014(1)	2015	TTM 9/30/2016	U/W	% of U/W Effective Gross Income	U/W $ per Unit
Base Rent	$2,718,242	$3,214,997	$3,489,511	$3,765,345	101.5%	$9,367
Other Income(2)	21,996	412,501	499,285	538,511	14.5	1,340
Less Vacancy & Credit Loss	0	(444,493)	(473,295)	(593,807)(3)	(16.0)	(1,477)
Effective Gross Income	$2,740,238	$3,183,005	$3,515,500	$3,710,049	100.0%	$9,229

Total Operating Expenses	$1,697,650	$1,771,959	$1,902,440	$1,829,786	49.3%	$4,552

Net Operating Income	$1,042,588	$1,411,046	$1,613,061	$1,880,263(4)	50.7%	$4,677
Capital Expenditures	0	0	0	130,650	3.5	325
Net Cash Flow	$1,042,588	$1,411,046	$1,613,061	$1,749,613	47.2%	$4,352

NOI DSCR	1.02x	1.38x	1.57x	1.83x
NCF DSCR	1.02x	1.38x	1.57x	1.71x
NOI DY	6.0%	8.1%	9.2%	10.7%
NCF DY	6.0%	8.1%	9.2%	10.0%

(1)	The sponsors purchased the Ventron Georgia Portfolio Properties in November 2014.

(2)	Other Income consists of collection fees, late fees, early termination fees, utility reimbursements, risk fee, and miscellaneous income.

(3)	The underwritten economic vacancy is 9.5%. The Ventron Georgia Portfolio Properties were 94.3% occupied as of September 30, 2016.

(4)	The increase in Net Operating Income from TTM 9/30/2016 to U/W is primarily due to an increase in rents and utility reimbursements from the TTM 9/30/2016 period to the annualized trailing three month period ending September 30, 2016.

Competitive Set (Hampton Downs)(1)

	Location	Distance to Subject	Number of Units	Average Rent per Unit	Total Occupancy
Hampton Downs Apartments (Subject)	Morrow, GA	--	202	$732(2)	93.6%(3)

Pines at South Lake	Morrow, GA	4.5 miles	93	$696	96.0%

Bridgewater at Mt. Zion	Stockbridge, GA	3.3 miles	200	$957	92.0%

Hidden Creek	Morrow, GA	0.6 miles	116	$788	98.0%

Regal Pointe	Morrow, GA	0.5 miles	121	$661	95.0%

Windsor Landing	Morrow, GA	3.5 miles	200	$725	100.0%

Magnolia Woods	Morrow, GA	1.5 miles	240	$728	78.0%

(1)	Information obtained from the appraisal.

(2)	Information based upon actual rents and occupied units according to the September 30, 2016 rent roll.

(3)	Occupancy excludes model units.

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VENTRON GEORGIA PORTFOLIO

Competitive Set (Harvard Place)(1)

	Location	Distance to Subject	Number of Units	Average Rent per Unit	Total Occupancy
Harvard Place Apartments (Subject)	Lithonia, GA	--	200	$820(2)	95.0%(3)
Windward Forest	Lithonia, GA	0.2 miles	216	$705	94.0%

The Reserve	Lithonia, GA	1.4 miles	252	$744	94.0%

Oaks at Stonecrest	Lithonia, GA	1.8 miles	280	$675	67.0%

Woodcrest Village	Lithonia, GA	2.3 miles	344	$735	93.0%

The Park at Edinburgh	Lithonia, GA	2.6 miles	415	$834	92.0%

Arbor Crossing	Lithonia, GA	0.5 miles	240	$866	95.0%

(1)	Information obtained from the appraisal.

(2)	Information based upon actual rents and occupied units according to the September 30, 2016 rent roll.

(3)	Occupancy excludes model units.

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No. 16 – Cranberry Crossroads

Loan Information				Property Information
Mortgage Loan Seller:		Barclays Bank PLC		Single Asset/Portfolio:	Single Asset
				Property Type:	Office
Original Principal Balance:		$15,400,000		Specific Property Type:	Suburban
Cut-off Date Balance:		$15,400,000		Location:	Cranberry Township, PA
% of Initial Pool Balance:		2.1%		Size:	86,511 SF
Loan Purpose:		Refinance		Cut-off Date Balance Per SF:	$178.01
Borrower:		Cranberry Crossroads LP		Year Built/Renovated:	2013/NAP
Sponsor:		Elmhurst Corporation		Title Vesting:	Fee
Mortgage Rate:		4.611%		Property Manager:	Self-managed
Note Date:		November 18, 2016		4th Most Recent Occupancy (As of):	NAV
Anticipated Repayment Date:		NAP		3rd Most Recent Occupancy (As of) (1):	4.5% (12/31/2013)
Maturity Date:		December 6, 2026		2nd Most Recent Occupancy (As of)(1):	44.6% (12/31/2014)
IO Period:		18 months		Most Recent Occupancy (As of)(1):	74.4% (12/31/2015)
Loan Term (Original):		120 months		Current Occupancy (As of)(1):	98.1% (10/20/2016)
Seasoning:		0 months
Amortization Term (Original):		360 months		Underwriting and Financial Information:
Loan Amortization Type:		Interest-only, Amortizing Balloon
Interest Accrual Method:		Actual/360		4th Most Recent NOI (As of) (2):	($160,387) (12/31/2013)
Call Protection:		L(24),D(92),O(4)		3rd Most Recent NOI (As of) (2):	($113,310) (12/31/2014)
Lockbox Type:		Springing		2nd Most Recent NOI (As of) (2):	$626,887 (12/31/2015)
Additional Debt:		None		Most Recent NOI (As of) (2):	$1,024,559 (TTM 8/31/2016)
Additional Debt Type:		NAP
				U/W Revenues:	$2,064,118
				U/W Expenses:	$562,187
				U/W NOI(2):	$1,501,930
				U/W NCF:	$1,372,679
Escrows and Reserves:				U/W NOI DSCR :	1.58x
				U/W NCF DSCR:	1.45x
Type:	Initial	Monthly	Cap (If Any)	U/W NOI Debt Yield:	9.8%
Taxes	$36,934	$10,044	NAP	U/W NCF Debt Yield:	8.9%
Insurance(3)	$0	Springing	NAP	As-Is Appraised Value:	$21,100,000
Replacement Reserve(4)	$0	Springing	NAP	As-Is Appraisal Valuation Date:	October 13, 2016
TI/LC	$0	$9,012	$432,555	Cut-off Date LTV Ratio:	73.0%
Rent Abatement Reserve	$119,585	$0	NAP	LTV Ratio at Maturity or ARD:	61.7%

(1)	The Cranberry Crossroads Property (as defined below) was constructed in 2013 and has steadily increased occupancy from 4.5% as of December 31, 2013 to 98.1% occupied as of October 20, 2016.

(2)	See “Cash Flow Analysis” section.

(3)	Ongoing reserves for insurance premiums are not required as long as (i) no event of default has occurred and is continuing and (ii) the Cranberry Crossroads Property is insured via an acceptable blanket insurance policy.

(4)	Beginning on January 6, 2019, the borrower will deposit $1,442 on each scheduled payment date.

The Cranberry Crossroads mortgage loan is evidenced by a single promissory note that is secured by a first mortgage encumbering an 86,511 square foot Class-A office building (“the Cranberry Crossroads Property”) located at 2009 Mackenzie Way in Cranberry Township, PA (Pittsburgh metropolitan statistical area). The Cranberry Crossroads Property was built in 2013 and is situated on a 5.0-acre site with 343 surface parking spaces, resulting in a parking ratio of 4.0 spaces per 1,000 square feet of net rentable area. As of October 20, 2016, the Cranberry Crossroads Property was 98.1% leased by 11 tenants in diverse fields including, automotive, finance, insurance, engineering, manufacturing, and technology. The top three tenants, Regus Corporation, Farmers Insurance Exchange, and SR Snodgrass PC, occupy 43.6% of NRA and 45.0% of U/W base rent. These tenants all have at least one remaining renewal option to extend their term five years.

The Cranberry Crossroads Property is located in Butler County, PA, approximately 20 miles from the Pittsburgh central business district. It is served by Pittsburgh International Airport, which is approximately 25 miles southwest of the Cranberry Crossroads Property. The Cranberry Crossroads Property is located within close proximity of major retailers and amenities, including Dick’s Sporting Goods, Target, T. J. Maxx, Lowe’s, Staples and GetGo Gas Station, as well as two hotels, Pittsburgh Marriot North and Home2 Suites by Hilton. In addition, two major retail centers, Cranberry Commons and Cranberry Square, are located in the area and feature major tenants like Lowe’s, Kohl’s, Target, and Walmart. According to the appraisal, the 2015 population within a three- and five-mile radius of the Cranberry Crossroads was 33,514 and 68,487, respectively, while the average household income within the same radii was $126,758 and $128,551, respectively. As of the third quarter of 2016, the Cranberry Crossroads office submarket reported a total inventory of 6,405,937 square feet and vacancy of 4.4%.

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CRANBERRY CROSSROADS

Sources and Uses

Sources			Uses
Original loan amount	$15,400,000	100.0%	Loan Payoff	$14,948,774	97.1%
			Reserves	156,519	1.0
			Closing costs	258,095	1.7
			Return of Equity	36,612	0.2
Total Sources	$15,400,000	100.0%	Total Uses	$15,400,000	100.0%

The following table presents certain information relating to the tenancy at the Cranberry Crossroads Property:

Major Tenants

Tenant Name	Credit Rating (Fitch/Moody’s/ S&P)(1)	Tenant NRSF	% of NRSF	Annual U/W Base Rent PSF	Annual U/W Base Rent	% of Total Annual U/W Base Rent	Lease Expiration Date
Major Tenant
Regus Corporation(2)	NR/NR/NR	15,074	17.4%	$26.50	$399,461	18.9%	12/31/2024 (3)
Farmers Insurance Exchange	NR/A2/A+	11,943	13.8%	$24.00	$286,632	13.6%	6/30/2020 (4)
SR Snodgrass PC	NR/NR/NR	10,725	12.4%	$24.50	$262,763	12.5%	8/31/2026 (5)
Vert Markets(6)	NR/NR/NR	10,060	11.6%	$24.50	$246,470	11.7%	2/28/2022
Whitman, Requardt & Associates LLP	NR/NR/NR	8,646	10.0%	$24.75	$213,989	10.2%	5/31/2021
Total Major Tenants		56,448	65.2%	$24.97	$1,409,314	66.9%

Non-Major Tenants		28,431	32.9%	$24.58	$698,747	33.1%

Occupied Collateral Total		84,879	98.1%	$24.84	$2,108,061	100.0%

Vacant Space		1,632	1.9%

Collateral Total		86,511	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The Cranberry Crossroad loan is structured with a cash flow sweep 12 months in advance of either Regus Corporation’s termination option or lease expiration. Any funds collected with respect to the cash flow sweep will be returned to the borrower upon satisfactory renewal or replacement of the Regus Corporation lease.

(3)	Regus Corporation has the option to extend the term of the lease for one additional term of five years. In addition, the tenant shall have the right to terminate the lease effective on December 31, 2020 and pay a termination fee of approximately $494,812 ($32.83 PSF).

(4)	Farmers Insurance Exchange has the option to extend the term of the lease for two additional terms of five years. In addition, the tenant has a one-time right to terminate the lease effective on June 30, 2018 and pay a termination fee of approximately $374,055 ($31.32 PSF).

(5)	SR Snodgrass PC has the option to extend the term of the lease for one additional term of five years. In addition, the tenant has the one-time right to terminate the lease effective on August 31, 2023 and pay a termination fee of approximately (i) three months of base rent and (ii) unamortized costs totaling $267,334 ($24.93 PSF).

(6)	Vert Markets is entitled to $104,792 in abated rent and will commence paying full, unabated rent effective November 2021. At origination, a reserve in the amount of $104,792 was established to cover such abated rent.

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CRANBERRY CROSSROADS

The following table presents certain information relating to the lease rollover schedule at the Cranberry Crossroads Property:

Lease Expiration Schedule (1)

Year Ending December 31,	No. of Leases Expiring	Expiring NRSF	% of Total NRSF	Cumulative Expiring NRSF	Cumulative % of Total NRSF	Annual U/W Base Rent(2)	% of Total Annual U/W Base Rent	Annual U/W Base Rent PSF(2)
MTM	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2016	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2017	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2018	0	0	0.0%	0	0.0%	$0	0.0%	$0.00
2019	1	6,156	7.1%	6,156	7.1%	$150,268	7.1%	$24.41
2020	4	29,727	34.4%	35,883	41.5%	$725,081	34.4%	$24.39
2021	2	12,052	13.9%	47,935	55.4%	$297,436	14.1%	$24.68
2022	1	10,060	11.6%	57,995	67.0%	$246,470	11.7%	$24.50
2023	1	1,085	1.3%	59,080	68.3%	$26,583	1.3%	$24.50
2024	1	15,074	17.4%	74,154	85.7%	$399,461	18.9%	$26.50
2025	0	0	0.0%	74,154	85.7%	$0	0.0%	$0.00
2026	1	10,725	12.4%	84,879	98.1%	$262,763	12.5%	$24.50
Thereafter	0	0	0.0%	84,879	98.1%	$0	0.0%	$0.00
Vacant	0	1,632	1.9%	86,511	100.0%	$0	0.0%	$0.00
Total/Weighted Average	11	86,511	100.0%			$2,108,061		$24.84

(1)	Information obtained from the underwritten rent roll.

(2)	The Annual U/W Base Rent PSF and Annual U/W Base Rent for Cranberry Crossroads represent the tenant’s average rent over the lease term. The tenant’s current in-place annual rent is $2,048,540 or $24.13 per square foot.

The following table presents historical occupancy percentages at the Cranberry Crossroads Property:

Historical Occupancy

12/31/2013(1)(3)	12/31/2014(1)(3)	12/31/2015(1)(3)	10/20/2016(2)(3)
4.5%	44.6%	74.4%	98.1%

(1)	Information obtained from the borrower.

(2)	Information obtained from the underwritten rent roll.

(3)	The Cranberry Crossroads Property was constructed in 2013 and has steadily increased occupancy from 4.5% as of December 31, 2013 to 98.1% occupied as of October 20, 2016.

Operating History and Underwritten Net Cash Flow. The following table presents certain information relating to the historical operating performance and the underwritten net cash flow at the Cranberry Crossroads Property:

Cash Flow Analysis

	2014	2015	TTM 8/31/2016	U/W	% of U/W Effective Gross Income	U/W $ per SF
Base Rent	$235,974	$1,131,944	$1,537,260	$2,108,061(1)	102.1%	$24.37
Grossed Up Vacant Space	0	0	0	39,984	1.9	0.46
Total Reimbursables	0	4,154	16,456	24,711	1.2	0.29
Other Income	0	0	0	0	0.0	0.00
Less Vacancy & Credit Loss	0	0	0	(108,638)(2)	(5.3)	(1.26)
Effective Gross Income	$235,974	$1,136,098	$1,553,716	$2,064,118	100.0%	$23.86

Total Operating Expenses	$349,284	$509,211	$529,157	$562,187	27.2%	$6.50

Net Operating Income(3)	($113,310)	$626,887	$1,024,559	$1,501,930	72.8%	$17.36
TI/LC	0	0	0	111,949	5.4	1.29
Capital Expenditures	0	0	0	17,302	0.8	0.20
Net Cash Flow	($113,310)	$626,887	$1,024,559	$1,372,679	66.5%	$15.87

NOI DSCR	(0.12x)	0.66x	1.08x	1.58x
NCF DSCR	(0.12x)	0.66x	1.08x	1.45x
NOI DY	(0.7%)	4.1%	6.7%	9.8%
NCF DY	(0.7%)	4.1%	6.7%	8.9%

(1)	U/W Base Rent includes $59,521 of contractual rent steps through January 1, 2018.

(2)	The underwritten economic vacancy is 5.0%. The Cranberry Crossroads Property was 98.1% physically occupied as of October 20, 2016.

(3)	NOI has increased from 2013 to TTM 8/31/2016 as a result of the increase in occupancy following the Cranberry Crossroads Property construction in 2013. NOI has increased from TTM 8/31/2016 to U/W NOI as a result of three tenants that started their leases in 2016 representing 20,456 square feet (23.6% of net rentable area) and $493,106 of Base Rent.

A-3-120

CRANBERRY CROSSROADS

Comparable Leases(1)

Property Name/Location	Year Built/ Renovated	Stories	Total GLA (SF)	Total Occupancy	Distance from Subject	Tenant Name	Lease Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
500 Cranberry Woods Drive, PA	2003/NAP	4	119,444	89%	0.7 miles	Aesynt, Inc.	6 Yrs.	102,000	$25.25	Gross
Cloverleaf Commons of Cranberry, PA	2014/NAP	3	63,000	65%	0.7 miles	Available	5 Yrs.	4,806	$25.00	Gross
Brush Creek Commons II, PA	2008/NAP	3	35,463	73%	1.1 miles	Available	5 Yrs.	9,546	$24.75	Gross
600 Cranberry Woods Drive, PA	2007/NAP	4	106,435	100%	0.8 miles	Confidential	5 Yrs.	3,817	$24.50	Gross
800 Cranberry Woods Drive, PA	1999/NAP	4	120,000	93%	0.8 miles	ERM Group Inc.	3 Yrs.	4,581	$23.50	Gross
8050 Row an Road, PA	2004/NAP	6	52,800	76%	1.2 miles	Federated Mutual Insurance Co.	5 Yrs.	1,777	$23.00	Gross

(1)	Information obtained from the appraisal and a third party market research report.

A-3-121

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX B

FORM OF DISTRIBUTION DATE STATEMENT

B-1

(THIS PAGE INTENTIONALLY LEFT BLANK)

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
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Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)

Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7-9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15-16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Loss Reconciliation Detail	20
Interest Shortfall Reconciliation Detail	21-22
Defeased Loan Detail	23
Supplemental Reporting	24

Operating Advisor/
Depositor	Master Servicer	Special Servicer	Asset Representations Reviewer

Wells Fargo Commercial Mortgage	Wells Fargo Bank, National Association	LNR Partners, Inc.	Trimont Real Estate Advisors, LLC
Securities, Inc.	Three Wells Fargo, MAC D1050-084	1601 Washington Avenue	3500 Lenox Road
	401 S. Tryon Street, 8th Floor	Suite 700	Suite G1
375 Park Avenue	Charlotte, NC 28202	Miami Beach, FL 33139	Atlanta, GA 30326
2nd Floor, J0127-23
New York, NY 10152
Contact:	Contact:
Anthony.Sfarra@wellsfargo.com	Phone Number:	Contact: www.lnrpartners.com	Contact: Trustadvisor@trimontrea.com
Phone Number: (212) 214-5613	REAM_InvestorRelations@wellsfargo.com	Phone Number: (305) 695-5600	Phone Number:

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and special notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Certificate Distribution Detail

Class (2)	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
V		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-EF		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-G		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-H		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-J		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
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Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
J		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
V		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000
X-EF		0.00000000	0.00000000	0.00000000	0.00000000
X-G		0.00000000	0.00000000	0.00000000	0.00000000
X-H		0.00000000	0.00000000	0.00000000	0.00000000
X-J		0.00000000	0.00000000	0.00000000	0.00000000

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Additional Trust Fund Expenses	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-EF	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-J	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
J	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Other Required Information

Available Distribution Amount (1)	0.00

Appraisal Reduction Amount
Controlling Class Information
		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class:			Reduction	ASER	App. Red.
Effective as of: mm/dd/yyyy			Effected	Amount	Date

Directing Certificateholder:
Effective as of: mm/dd/yyyy

Total
(1) The Available Distribution Amount includes any Prepayment Premiums.

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
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Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
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Frederick, MD 21701-4747		Determination Date:	1/11/17

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Interest paid or advanced	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Non-Recoverability Determinations	0.00		Trustee Fee - Wilmington Trust National Association	0.00
Interest Adjustments	0.00		Certificate Administration Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Trimont Real Estate Advisors, LLC	0.00
Net Prepayment Interest Shortfall	0.00		Asset Representations Reviewer Fee - Trimont Real Estate	0.00
Net Prepayment Interest Excess	0.00		Advisors, LLC
Extension Interest	0.00		Total Fees		0.00
Interest Reserve Withdrawal	0.00		Additional Trust Fund Expenses:
Total Interest Collected		0.00	Reimbursement for Interest on Advances	0.00
			ASER Amount	0.00
Principal:			Special Servicing Fee	0.00
Scheduled Principal	0.00		Rating Agency Expenses	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursements Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00		Interest Reserve Deposit
Total Principal Collected		0.00	Payments to Certificateholders & Others:
			Interest Distribution	0.00
Other:			Principal Distribution	0.00
Prepayment Penalties/Yield Maintenance	0.00		Prepayment Penalties/Yield Maintenance	0.00
Repayment Fees	0.00		Borrower Option Extension Fees	0.00
Borrower Option Extension Fees	0.00		Equity Payments Paid	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Paid	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00			0.00

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases, the most recent DSCR provided by the Servicer is used. To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the maturity date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-off Date balance of each property as disclosed in the offering document.

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	OF	-	Office	1	-	Modification	6	-	DPO	10	-	Deed in Lieu Of	1	-	Maturity Date Extension	6	-	Capitalization of Interest
RT	-	Retail	MU	-	Mixed Use	2	-	Foreclosure	7	-	REO			Foreclosure	2	-	Amortization Change	7	-	Capitalization of Taxes
HC	-	Health Care	LO	-	Lodging	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff	3	-	Principal Write-Off	8	-	Principal Write-Off
IN	-	Industrial	SS	-	Self Storage	4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties	4	-	Blank	9	-	Combination
WH	-	Warehouse	OT	-	Other	5	-	Note Sale			to Master Servicer	13	-	Other or TBD	5	-	Temporary Rate Reduction
MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI	Most Recent NOI	Most Recent NOI Start Date	Most Recent NOI End Date

Total

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Premium

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Mortgage Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Assumed Scheduled Payment	1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
		But Still in Grace Period	1	- One Month Delinquent			(Performing Matured Balloon)	2	-	Foreclosure	7	-	REO			Foreclosure
		Or Not Yet Due	2	- Two Months Delinquent	5	-	Non Performing Matured Balloon	3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
B	-	Late Payment But Less	3	- Three or More Months Delinquent				4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
		Than 1 Month Delinquent						5	-	Note Sale			to Master Servicer	13	-	Other or TBD

** Outstanding P & I Advances include the current period advance.

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Specially Serviced Loan Detail - Part 1

Distribution Date	Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	NOI Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	6	-	DPO	10	-	Deed In Lieu Of	MF	-	Multi-Family	OF	-	Office
2	- Foreclosure	7	-	REO			Foreclosure	RT	-	Retail	MU	-	Mixed use
3	- Bankruptcy	8	-	Resolved	11	-	Full Payoff	HC	-	Health Care	LO	-	Lodging
4	- Extension	9	-	Pending Return	12	-	Reps and Warranties	IN	-	Industrial	SS	-	Self Storage
5	- Note Sale			to Master Servicer	13	-	Other or TBD	WH	-	Warehouse	OT	-	Other
								MH	-	Mobile Home Park

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Specially Serviced Loan Detail - Part 2

Distribution Date	Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment

(1) Resolution Strategy Code

1	-	Modification	6	-	DPO	10	-	Deed In Lieu Of
2	-	Foreclosure	7	-	REO			Foreclosure
3	-	Bankruptcy	8	-	Resolved	11	-	Full Payoff
4	-	Extension	9	-	Pending Return	12	-	Reps and Warranties
5	-	Note Sale			to Master Servicer	13	-	Other or TBD

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Advance Summary

	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Defeased Loan Detail

Loan Number	Offering Document Cross-Reference	Ending Scheduled Balance	Maturity Date	Note Rate	Defeasance Status

Totals

	Wells Fargo Commercial Mortgage Trust 2016-C37 Commercial Mortgage Pass-Through Certificates Series 2016-C37	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.
Corporate Trust Services		Payment Date:	1/18/17
8480 Stagecoach Circle		Record Date:	12/30/16
Frederick, MD 21701-4747		Determination Date:	1/11/17

Supplemental Reporting

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than [INSERT DATE], pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of December 1, 2016 (the “Pooling and Servicing Agreement”).

Transaction: Wells Fargo Commercial Mortgage Trust 2016-C37,

Commercial Mortgage Pass-Through Certificates, Series 2016-C37

Operating Advisor: Trimont Real Estate Advisors, LLC

Special Servicer: LNR Partners, LLC

Directing Certificateholder: [______]

I.          Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

(a)	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of an Asset Status Report.

(b)	Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which an Asset Status Report has been issued. The Asset Status Reports may not yet be fully implemented.

II.         Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s operational activities to service certain Specially Serviced Loans in accordance with the Servicing Standard. Based on such limited review, the Operating Advisor [does, does not] believe there are material violations of the Special Servicer’s compliance with its obligations under the Pooling and Servicing Agreement. In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

In connection with the assessment set forth in this report, the Operating Advisor:

1.	Reviewed the Asset Status Reports, the Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations and net present value calculations and Appraisal Reduction Amount calculations and [LIST OTHER REVIEWED INFORMATION] for the following [●] Specially Serviced Loans: [List related mortgage loans]

[1]	This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

2.	Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement. The Operating Advisor’s analysis of the Asset Status Reports (including related net present value calculations and Appraisal Reduction Amount calculations) related to the Specially Serviced Loans should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), re-engineer the quantitative aspects of their net present value calculator, visit any property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and Appraisal Reduction Amount calculations is limited to the mathematical accuracy of the calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III.	Specific Items of Review

1.	The Operating Advisor reviewed the following items in connection with the generation of this report: [LIST MATERIAL ITEMS].

2.	During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate. The Special Servicer [agreed with/did not agree with] the material recommendations made by the Operating Advisor. Such recommendations generally included the following: [LIST].

3.	Appraisal Reduction Amount calculations and net present value calculations:

4.	The Operating Advisor [received/did not receive] information necessary to recalculate and verify the accuracy of the mathematical calculations and the corresponding application of the non-discretionary portions of the applicable formulas required to be utilized in connection with any Appraisal Reduction Amount or net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan prior to the utilization by the special servicer.

(a)	The operating advisor [agrees/does not agree] with the [mathematical calculations] [and/or] [the application of the applicable non-discretionary portions of the formula] required to be utilized for such calculation.

(b)	After consultation with the special servicer to resolve any inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations, such inaccuracy [has been/ has not been] resolved.

5.	The following is a general discussion of certain concerns raised by the Operating Advisor discussed in this report: [LIST CONCERNS].

6.	In addition to the other information presented herein, the Operating Advisor notes the following additional items, if any: [LIST ADDITIONAL ITEMS].

IV.        Qualifications Related to the Work Product Undertaken and Opinions Related to this Report

1.	The Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder directly. As such, the Operating Advisor generally relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report.

2.	The Special Servicer has the legal authority and responsibility to service the Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein.

3.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of the discussions held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

4.	There are many tasks that the Special Servicer undertakes on an ongoing basis related to Specially Serviced Loans. These include, but are not limited to, assumptions, ownership changes, collateral substitutions, capital reserve changes, etc. The Operating Advisor does not participate in any discussions regarding such actions. As such, Operating Advisor has not assessed the Special Servicer’s operational compliance with respect to those types of actions.

5.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

(THIS PAGE INTENTIONALLY LEFT BLANK)

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each sponsor will make, as of the Cut-off Date or such other date as set forth below, with respect to each Mortgage Loan sold by it that we include in the issuing entity, representations and warranties generally to the effect set forth below. The exceptions to the representations and warranties set forth below are identified on Annex D-2 to this prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related MLPA.

Each MLPA, together with the related representations and warranties, serves to contractually allocate risk between the related sponsor, on the one hand, and the issuing entity, on the other. We present the related representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below. The representations, warranties and exceptions have been provided to you for informational purposes only and prospective investors should not rely on the representations, warranties and exceptions as a basis for any investment decision. For disclosure regarding the characteristics, risks and other information regarding the Mortgage Loans, Mortgaged Properties and the certificates, you should read and rely solely on the prospectus. None of the depositor or the underwriters or their respective affiliates makes any representation regarding the accuracy or completeness of the representations, warranties and exceptions.

1.   Intentionally Omitted.

2.   Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a mortgage loan. At the time of the sale, transfer and assignment to the depositor, no mortgage note or mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller), participation (other than a Mortgage Loan that is part of a Whole Loan) or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations (other than with respect to agreements among noteholders with respect to a Whole Loan), any other ownership interests and other interests on, in or to such Mortgage Loan other than any servicing rights appointment, subservicing or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to the depositor constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

3.   Loan Document Status. Each related mortgage note, mortgage, Assignment of Leases (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Mortgagor, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Mortgagor, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except as such enforcement may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and

D-1-1

(ii) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law and except that certain provisions in such Mortgage Loan documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment premium/yield maintenance charge) may be further limited or rendered unenforceable by applicable law, but (subject to the limitations set forth above) such limitations or unenforceability will not render such Mortgage Loan documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

Except as set forth in the immediately preceding sentence, there is no valid offset, defense, counterclaim or right of rescission available to the related Mortgagor with respect to any of the related mortgage notes, mortgages or other Mortgage Loan documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the mortgage note, mortgage or other Mortgage Loan documents.

4.   Mortgage Provisions. The Mortgage Loan documents for each Mortgage Loan, together with applicable state law, contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

5.   Intentionally Omitted.

6.   Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related mortgage file or as otherwise provided in the related Mortgage Loan documents (a) the material terms of such mortgage, mortgage note, Mortgage Loan guaranty and related Mortgage Loan documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect which materially interferes with the security intended to be provided by such mortgage; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related mortgage in any manner which materially interferes with the security intended to be provided by such mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the borrower nor the guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the mortgage file, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after the Cut-off Date.

7.   Lien; Valid Assignment. Subject to the Standard Qualifications, each endorsement or assignment of mortgage and assignment of Assignment of Leases from the Mortgage Loan Seller or its affiliate is in recordable form (but for the insertion of the name of the assignee and any related recording information which is not yet available to the Mortgage Loan Seller) and constitutes a legal, valid and binding endorsement or assignment from the Mortgage Loan Seller, or its affiliate, as applicable. Each related mortgage and Assignment of Leases is freely assignable without the consent of the related Mortgagor. Each related mortgage is a legal, valid and enforceable first lien on the related Mortgagor’s fee (or if identified on the Mortgage Loan Schedule, leasehold) interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph 8 below (each

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such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to Permitted Encumbrances and Title Exceptions) as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, is free and clear of any recorded mechanics’ or materialmen’s liens and other recorded encumbrances that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy (as described below), and as of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related mortgage, except those which are bonded over, escrowed for or insured against by the applicable Title Policy. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

8.   Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy or a “marked up” commitment, in each case with escrow instructions and binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the mortgage, the first priority lien of the mortgage, which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record specifically identified in the Title Policy; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property; (f) if the related Mortgage Loan constitutes a cross-collateralized Mortgage Loan, the lien of the mortgage for another Mortgage Loan contained in the same cross-collateralized group of Mortgage Loans, and (g) condominium declarations of record and identified in such Title Policy, provided that none of clauses (a) through (g), individually or in the aggregate, materially and adversely interferes with the value or principal use of the Mortgaged Property, the security intended to be provided by such mortgage, or the current ability of the related Mortgaged Property to generate net cash flow sufficient to service the related Mortgage Loan or the Mortgagor’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). For purposes of clause (a) of the immediately preceding sentence, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon. Except as contemplated by clause (f) of the second preceding sentence none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy. Each Title Policy contains no exclusion for, or affirmatively insures (except for any Mortgaged Property located in a jurisdiction where such affirmative insurance is not available in which case such exclusion

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may exist), (a) that the Mortgaged Property shown on the survey is the same as the property legally described in the mortgage and (b) to the extent that the Mortgaged Property consists of two or more adjoining parcels, such parcels are contiguous.

9.   Junior Liens. It being understood that B notes secured by the same mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, as of the Cut-off Date there are no subordinate mortgages or junior mortgage liens encumbering the related Mortgaged Property other than Permitted Encumbrances, mechanics’ or materialmen’s liens (which are the subject of the representation in paragraph (7) above), and equipment and other personal property financing. The Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Mortgagor other than as set forth on the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus.

10. Assignment of Leases and Rents. There exists as part of the related mortgage file an Assignment of Leases (either as a separate instrument or incorporated into the related mortgage). Subject to the Permitted Encumbrances and Title Exceptions, each related Assignment of Leases creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Mortgagor to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related mortgage or related Assignment of Leases, subject to applicable law and the Standard Qualifications, provides that, upon an event of default under the Mortgage Loan, a receiver may be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

11. Financing Statements. Subject to the Standard Qualifications, each Mortgage Loan or related security agreement establishes a valid security interest in, and a UCC-1 financing statement has been filed and/or recorded (or, in the case of fixtures, the mortgage constitutes a fixture filing) in all places necessary at the time of the origination of the Mortgage Loan (or, if not filed and/or recorded, has submitted or caused to be submitted in proper form for filing and/or recording) to perfect a valid security interest in, the personal property (creation and perfection of which is governed by the UCC) owned by Mortgagor and necessary to operate such Mortgaged Property in its current use other than (1) non-material personal property, (2) personal property subject to purchase money security interests and (3) personal property that is leased equipment. Each UCC-1 financing statement, if any, filed with respect to personal property constituting a part of the related Mortgaged Property and each UCC-3 assignment, if any, filed with respect to such financing statement was in suitable form for filing in the filing office in which such financing statement was filed. Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code financing statements is required to effect such perfection.

12. Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off

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Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) deferred maintenance for which escrows were established at origination and (ii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

13. Taxes and Assessments. As of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, all taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges) due with respect to the Mortgaged Property (excluding any related personal property) securing a Mortgage Loan that is or could become a lien on the related Mortgaged Property that became due and owing prior to the Cut-off Date with respect to each related Mortgaged Property have been paid, or, if the appropriate amount of such taxes or charges is being appealed or is otherwise in dispute, the unpaid taxes or charges are covered by an escrow of funds or other security sufficient to pay such tax or charge and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, any such taxes, assessments and other charges shall not be considered due and payable until the date on which interest and/or penalties would be payable thereon.

14. Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

15. Actions Concerning Mortgage Loan. To the Mortgage Loan Seller’s knowledge, based on evaluation of the Title Policy (as defined in paragraph 8), an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), as of origination there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Mortgagor, guarantor, or Mortgagor’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Mortgagor’s title to the Mortgaged Property, (b) the validity or enforceability of the mortgage, (c) such Mortgagor’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Mortgage Loan documents or (f) the current principal use of the Mortgaged Property.

16. Escrow Deposits. All escrow deposits and escrow payments currently required to be escrowed with the lender pursuant to each Mortgage Loan (including capital improvements and environmental remediation reserves) are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no delinquencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required under the related Mortgage Loan documents are being conveyed by the Mortgage Loan Seller to the depositor or its servicer.

17. No Holdbacks. The principal amount of the Mortgage Loan stated on the Mortgage Loan Schedule has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs,

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occupancy, performance or other matters with respect to the related Mortgaged Property, the Mortgagor or other considerations determined by the Mortgage Loan Seller to merit such holdback).

18. Insurance. Each related Mortgaged Property is, and is required pursuant to the related mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Mortgage Loan documents and having a claims-paying or financial strength rating of at least “A-:VIII” from A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” from S&P Global Ratings (collectively the “Insurance Rating Requirements”), in an amount (subject to customary deductibles) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by Mortgagor included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Mortgage Loan documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Mortgagor is required to maintain insurance in an amount equal to the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by prudent institutional commercial mortgage lenders originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Mortgagor is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Mortgagor and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

The Mortgaged Property is covered, and required to be covered pursuant to the related Mortgage Loan documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

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An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the seismic condition of such property, for the sole purpose of assessing the probable maximum loss or scenario expected loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the PML was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the PML would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the PML.

The Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then-outstanding principal amount of the related Mortgage Loan, the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section that are required by the Mortgage Loan documents to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the trustee. Each related Mortgage Loan obligates the related Mortgagor to maintain all such insurance and, at such Mortgagor’s failure to do so, authorizes the lender to maintain such insurance at the Mortgagor’s cost and expense and to charge such Mortgagor for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days’ prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

19. Access; Utilities; Separate Tax Parcels. Based solely on evaluation of the Title Policy (as defined in paragraph 8) and survey, if any, an engineering report or property condition assessment as described in paragraph 12, applicable local law compliance materials as described in paragraph 26, the Sponsor Diligence (as defined in paragraph 42), and the ESA (as defined in paragraph 43), each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has permanent access from a recorded easement or right of way permitting ingress and egress to/from a public road, (b) is served by or has access rights to public or private water and sewer (or well and septic) and other utilities necessary for the current use of the Mortgaged Property, all of which are adequate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been made or is required to be made to the applicable governing authority for creation of separate tax parcels (or the Mortgage Loan documents so require such application in the future), in which case the Mortgage Loan requires the Mortgagor to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax parcels are created.

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20. No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the Title Policy obtained in connection with the origination of each Mortgage Loan, and except for encroachments that do not materially and adversely affect the current marketability or principal use of the Mortgaged Property: (a) all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property, except for encroachments that are insured against by the applicable Title Policy; (b) no material improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that are insured against by the applicable Title Policy; and (c) no material improvements encroach upon any easements except for encroachments that are insured against by the applicable Title Policy.

21. No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

22. REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code (but determined without regard to the rule in Treasury Regulations Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Mortgagor at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and distinct structural components, such as wiring, plumbing systems and central heating and air conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (together with any related Pari Passu Companion Loans) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Treasury Regulations Section 1.860G-2(a)(1)(ii)). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premiums and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Treasury Regulations Section 1.860G-1(b)(2). All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

23. Compliance with Usury Laws. The mortgage rate (exclusive of any default interest, late charges, yield maintenance charge or prepayment premium) of such Mortgage Loan

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complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

24. Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the mortgage note, each holder of the mortgage note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

25. Trustee under Deed of Trust. With respect to each mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust or has been substituted in accordance with the mortgage and applicable law or may be substituted in accordance with the mortgage and applicable law by the related mortgagee, and, except in connection with a trustee’s sale after a default by the related Mortgagor or in connection with any full or partial release of the related Mortgaged Property or related security for such Mortgage Loan, no fees are payable to such trustee except for de minimis fees paid or such fees as required by the applicable jurisdiction which are to be paid by Mortgagor in accordance with the Mortgage Loan Documents.

26. Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, a survey, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization, the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan are in material compliance with applicable laws, zoning ordinances, rules, covenants, and restrictions (collectively “Zoning Regulations”) governing the occupancy, use, and operation of such Mortgaged Property or constitute a legal non-conforming use or structure and any non-conformity with zoning laws constitutes a legal non-conforming use or structure which does not materially and adversely affect the use, operation or value of such Mortgaged Property. In the event of casualty or destruction, (a) the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to such casualty or destruction, (b) law and ordinance insurance coverage has been obtained for the Mortgaged Property in amounts customarily required by the Mortgage Loan Seller for similar commercial and multifamily loans intended for securitization, (c) title insurance policy coverage has been obtained with respect to any non-conforming use or structure, or (d) the inability to restore the Mortgaged Property to the full extent of the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of such Mortgaged Property.

27. Licenses and Permits. Each Mortgagor covenants in the Mortgage Loan documents that it shall keep all material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals necessary for the operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon any of a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial and multifamily mortgage loans intended for securitization; all such material licenses, permits, franchises, certificates of occupancy and applicable governmental approvals are in effect or the failure to obtain or maintain such material licenses, permits, franchises or certificates of occupancy and applicable governmental approvals does not materially and adversely affect the use and/or operation

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of the Mortgaged Property as it was used and operated as of the date of origination of the Mortgage Loan or the rights of a holder of the related Mortgage Loan. The Mortgage Loan requires the related Mortgagor to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located and requires the Mortgagor to comply in all material respects with all applicable regulations, zoning and building laws.

28. Recourse Obligations. The Mortgage Loan documents for each Mortgage Loan (a) provide that such Mortgage Loan becomes full recourse to the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis) in any of the following events (or negotiated provisions of substantially similar effect): (i) if any petition for bankruptcy, insolvency, dissolution or liquidation pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by, consented to, or acquiesced in by, the Mortgagor; (ii) Mortgagor or guarantor shall have solicited or caused to be solicited petitioning creditors to cause an involuntary bankruptcy filing with respect to the Mortgagor or (iii) transfers of either the Mortgaged Property or controlling equity interests in Mortgagor made in violation of the Mortgage Loan documents; and (b) contains provisions for recourse against the Mortgagor and guarantor (which is a natural person or persons, or an entity or entities distinct from the Mortgagor (but may be affiliated with the Mortgagor) that collectively, as of the date of origination of the related Mortgage Loan, have assets other than equity in the related Mortgaged Property that are not de minimis), for losses and damages resulting from the following (or negotiated provisions of substantially similar effect): (i) Mortgagor’s misappropriation of rents after an event of default, security deposits, insurance proceeds, or condemnation awards; (ii) Mortgagor’s fraud or intentional material misrepresentation; (iii) breaches of the environmental covenants in the Mortgage Loan documents; or (iv) Mortgagor’s commission of intentional material physical waste at the Mortgaged Property.

29. Mortgage Releases. The terms of the related mortgage or related Mortgage Loan documents do not provide for release of any material portion of the Mortgaged Property from the lien of the mortgage except (a) a partial release, accompanied by principal repayment, or partial defeasance (as described in paragraph 34) of not less than a specified percentage at least equal to 110% of the related allocated loan amount of such portion of the Mortgaged Property, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (defined in paragraph 34 below), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation. With respect to any partial release under the preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Treasury Regulations Section 1.860G-2(b)(2) and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the Code; or (y) the mortgagee or servicer can, in accordance with the related Mortgage Loan documents, condition such release of collateral on the related Mortgagor’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage

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Loan (together with any related Pari Passu Companion Loans) outstanding after the release, the Mortgagor is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Mortgagor can be required to pay down the principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans) in an amount not less than the amount required by the REMIC Provisions and, to such extent, the award from any such taking may not be required to be applied to the restoration of the Mortgaged Property or released to the borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (together with any related Pari Passu Companion Loans).

No such Mortgage Loan that is secured by more than one Mortgaged Property or that is cross-collateralized with another Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the REMIC Provisions.

30. Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Mortgagor to provide the owner or holder of the Mortgage Loan with (a) quarterly (other than for single-tenant properties) and annual operating statements, (b) quarterly (other than for single-tenant properties) rent rolls (or maintenance schedules in the case of Mortgage Loans secured by residential cooperative properties) for properties that have any individual lease which accounts for more than 5% of the in-place base rent, and (c) annual financial statements.

31. Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, and to the Mortgage Loan Seller’s knowledge with respect to each Mortgage Loan of $20 million or less, as of origination the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Mortgage Loan documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto, except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated on Annex D-2; provided, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Mortgagor under each Mortgage Loan is required to carry terrorism insurance, but in such event the Mortgagor shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Mortgage Loan documents (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance) at the time of the origination of the Mortgage Loan, and if the cost of terrorism insurance exceeds such amount, the Mortgagor

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is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

32. Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due-on-sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Mortgage Loan documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller, including, but not limited to, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Mortgage Loan documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Mortgagor, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Mortgage Loan documents, (iii) transfers of less than, or other than, a controlling interest in a Mortgagor, (iv) transfers to another holder of direct or indirect equity in the Mortgagor, a specific Person designated in the related Mortgage Loan documents or a Person satisfying specific criteria identified in the related Mortgage Loan documents, (v) transfers of common stock in publicly traded companies or (vi) a substitution or release of collateral within the parameters of paragraphs 29 and 34 herein, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan, or future permitted mezzanine debt, in any event as set forth on the applicable tables under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan of any Mortgage Loan or any subordinate debt that existed at origination and is permitted under the related Mortgage Loan documents, (ii) purchase money security interests (iii) any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan as set forth on an exhibit to the related MLPA or (iv) Permitted Encumbrances. The Mortgage or other Mortgage Loan documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Mortgagor is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

33. Single-Purpose Entity. Each Mortgage Loan requires the Mortgagor to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Each Mortgage Loan with a Cut-off Date Balance of $30 million or more has a counsel’s opinion regarding non-consolidation of the Mortgagor. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents and the related Mortgage Loan documents (or if the Mortgage Loan has a Cut-off Date Balance equal to $10 million or less, its organizational documents or the related Mortgage Loan documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties and prohibit it from engaging in any business unrelated to such Mortgaged Property or Mortgaged Properties, and whose organizational documents further provide, or which entity represented in the related Mortgage Loan documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Mortgaged Properties, or any indebtedness other than as permitted by the related mortgage(s) or the other related Mortgage Loan documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Mortgagor for a Mortgage Loan that is cross-collateralized and cross-defaulted with the

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related Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

34. Defeasance. With respect to any Mortgage Loan that, pursuant to the Mortgage Loan documents, can be defeased (a “Defeasance”), (i) the Mortgage Loan documents provide for defeasance as a unilateral right of the Mortgagor, subject to satisfaction of conditions specified in the Mortgage Loan documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Mortgagor is permitted to pledge only United States “government securities” within the meaning of Treasury Regulations Section 1.860G-2(a)(8)(ii), the revenues from which will be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to 110% of the allocated loan amount for the real property to be released; (iv) the defeasance collateral is not permitted to be subject to prepayment, call, or early redemption; (v) the Mortgagor is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the mortgage note as set forth in clause (iii) above; (vi) the defeased note and the defeasance collateral are required to be assumed by a Single-Purpose Entity; (vii) the Mortgagor is required to provide an opinion of counsel that the Trustee has a perfected security interest in such collateral prior to any other claim or interest; and (viii) the Mortgagor is required to pay all rating agency fees associated with defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

35. Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of ARD Loans and situations where default interest is imposed.

36. Ground Leases. For purposes of this Annex D-1, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a Ground Leasehold estate in whole or in part, and the related mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of Mortgage Loan Seller, its successors and assigns (collectively, the “Ground Lease and Related Documents”), Mortgage Loan Seller represents and warrants that:

(a) The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease and Related Documents permit the interest of the lessee to be encumbered by the related mortgage and do not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would

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materially adversely affect the security provided by the related mortgage. No material change in the terms of the Ground Lease had occurred since its recordation, except by any written instruments which are included in the related mortgage file;

(b) The lessor under such Ground Lease has agreed in a writing included in the related mortgage file (or in such Ground Lease and Related Documents) that the Ground Lease may not be amended, modified, canceled or terminated by agreement of lessor and lessee without the prior written consent of the lender and that any such action without such consent is not binding on the lender, its successors or assigns, provided that the lender has provided lessor with notice of its lien in accordance with the terms of the Ground Lease;

(c) The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either the borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d) The Ground Lease either (i) is not subject to any interests, estates, liens or encumbrances superior to, or of equal priority with, the mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances and Title Exceptions; or (ii) is the subject of a subordination, non-disturbance or attornment agreement or similar agreement to which the mortgagee on the lessor’s fee interest is subject;

(e) Subject to the notice requirements of the Ground Lease and Related Documents, the Ground Lease does not place commercially unreasonable restrictions on the identity of the mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid), and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor (or, if such consent is required it either has been obtained or cannot be unreasonably withheld, provided that such Ground Lease has not been terminated and all amounts due thereunder have been paid);

(f) The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g) The Ground Lease and Related Documents require the lessor to give to the lender written notice of any default, provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h) A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

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(i) The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with the origination of similar commercial or multifamily loans intended for securitization;

(j) Under the terms of the Ground Lease and Related Documents, any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than in respect of a total or substantially total loss or taking as addressed in subpart (k)) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Mortgage Loan documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k) In the case of a total or substantially total taking or loss, under the terms of the Ground Lease and Related Documents, any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

(l) Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with the lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

37. Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects legal and have met with customary industry standards for servicing of commercial loans for conduit loan programs.

38. Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

39. Intentionally Omitted.

40. No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments in the prior 12 months (or since origination if such Mortgage Loan has been originated within the past 12 months), and as of Cut-off Date, no Mortgage Loan is delinquent (beyond any applicable grace or cure period) in making required payments. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property; provided, however, that this representation and warranty does not cover any default, breach, violation

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or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Mortgage Loan documents.

41. Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, neither the Mortgaged Property (other than any tenants of such Mortgaged Property), nor any portion thereof, is the subject of, and no Mortgagor, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

42. Organization of Mortgagor. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Mortgagor delivered by the Mortgagor in connection with the origination of such Mortgage Loan, the Mortgagor is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Mortgage Loan that is cross-collateralized and cross-defaulted with another Mortgage Loan, no Mortgage Loan has a Mortgagor that is an Affiliate of a Mortgagor with respect to another Mortgage Loan. An “Affiliate” for purposes of this paragraph (42) means, a Mortgagor that is under direct or indirect common ownership and control with another Mortgagor.

43. Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II environmental site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable Environmental Laws or the Environmental Condition has been escrowed by the related Mortgagor and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Mortgagor that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the environmental issue affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) an environmental policy or a lender’s pollution legal liability insurance policy meeting the requirements set forth below that covers liability for the identified circumstance or condition was obtained from an insurer rated no less than “A-” (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Mortgagor was identified as the responsible party for such condition or circumstance and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Mortgagor having financial

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resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

44. Intentionally Omitted.

45. Appraisal. The mortgage file contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Cut-off Date. The appraisal is signed by an appraiser that (i) was engaged directly by the originator of the Mortgage Loan or the Mortgage Loan Seller, or a correspondent or agent of the originator of the Mortgage Loan or the Mortgage Loan Seller, and (ii) to the Mortgage Loan Seller’s knowledge, had no interest, direct or indirect, in the Mortgaged Property or the Mortgagor or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation.

46. Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the Mortgage Loan Schedule attached as an exhibit to the related MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the Pooling and Servicing Agreement to be contained therein.

47. Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any other mortgage loan that is outside the Mortgage Pool, except in the case of a Mortgage Loan that is part of a Whole Loan.

48. Advance of Funds by the Mortgage Loan Seller. Except for loan proceeds advanced at the time of loan origination or other payments contemplated by the Mortgage Loan documents, no advance of funds has been made by the Mortgage Loan Seller to the related Mortgagor, and no funds have been received from any person other than the related Mortgagor or an affiliate, directly, or, to the knowledge of the Mortgage Loan Seller, indirectly for, or on account of, payments due on the Mortgage Loan. Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Mortgagor under a Mortgage Loan, other than contributions made on or prior to the date hereof.

49. Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan.

For purposes of this Annex D-1, “Mortgagee” means the mortgagee, grantee or beneficiary under any Mortgage, any holder of legal title to any portion of any Mortgage Loan or, if applicable, any agent or servicer on behalf of such party.

For purposes of this Annex D-1, the phrases “the sponsor’s knowledge” or “the sponsor’s belief” and other words and phrases of like import mean, except where otherwise expressly set forth in these representations and warranties, the actual state of knowledge or belief of the sponsor, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in these representations and warranties in each case without having conducted any independent inquiry into such matters and without any obligation to have done so (except (i) having sent

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to the servicers servicing the Mortgage Loans on behalf of the sponsor, if any, specific inquiries regarding the matters referred to and (ii) as expressly set forth in these representations and warranties). All information contained in documents which are part of or required to be part of a Mortgage File (to the extent such documents exist) shall be deemed within the sponsor’s knowledge.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
8	Potomac Mills (Loan No. 4)

The largest tenant, Costco Warehouse, has a right of first offer to purchase its leased premises in the event the Mortgagor elects to sell such portion of the Mortgaged Property. Such right of first offer does not apply in the event the Mortgagor elects to sell all or substantially all of the Mortgaged Property. In addition, the right of first offer does not apply to a transfer in connection with a foreclosure or deed-in-lieu of foreclosure.

In the event the AMC Theatres lease is terminated following a casualty and the Mortgaged Property is rebuilt within 5 years of such casualty, if the Mortgagor intends to sell or lease any portion of the Mortgaged Property to exhibit motion pictures, the AMC Theatres tenant has a right of first refusal to purchase or lease such portion of the Mortgaged Property.

The tenant, IKEA Property, Inc., which owns its improvements, has the exclusive right and option to purchase the parcel it leases during the lease term for a purchase price of $1.00.

8	Midwest Industrial Portfolio (Loan No. 11)	With respect to the Mortgaged Property identified on Annex A-1 as Midwest Industrial Portfolio – 3701 West 128th Place, if the Mortgagor receives a bona fide written offer from a third party to purchase the Mortgaged Property, the largest tenant, Labriola, Inc., has a right of first refusal to purchase the related Mortgaged Property provided the related tenant exercises such right within five days of receipt of notice. The tenant has agreed that such right of first refusal is not exercisable in connection with the purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the Mortgagee or its designee pursuant to a deed-in-lieu of foreclosure, or any subsequent sale of the Mortgaged Property by the Mortgagee or its designee after such foreclosure or deed-in-lieu of foreclosure; provided, however, such purchase option will be valid and binding as to all subsequent owners.
8	Midwest Industrial Portfolio (Loan No. 11)	With respect to the Mortgaged Properties identified on Annex A-1 as Midwest Industrial Portfolio – 8585 South 77th Avenue and Midwest Industrial Portfolio – 12550 Lombard Lane, if the Mortgagor receives a bona fide written offer from a third party to purchase the Mortgaged Property, the sole tenant has a right of first refusal to purchase the related Mortgaged Property provided the related tenant exercises such right within five days of receipt of notice. The tenant has agreed that such right of first refusal is not exercisable in connection with the purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the Mortgagee or its designee pursuant to a deed-in-lieu of foreclosure, or any subsequent sale of the Mortgaged Property by the Mortgagee or its designee after such foreclosure or deed-in-lieu of foreclosure.
8	Midwest Industrial Portfolio (Loan No. 11)	With respect to the Mortgaged Property identified on Annex A-1 as Midwest Industrial Portfolio – 461 North Third Avenue, the largest tenant, Oakley Signs and Graphics LLC, has a one-time right of first offer to purchase the Mortgaged

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Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
Property which must be exercised within five days of receipt of notice of the Mortgagor’s intent to market the Mortgaged Property. The Mortgagor may reject any such offer by the tenant to purchase the Mortgaged Property in its sole discretion. The parties must agree on a purchase price within five days of receipt of the tenant’s offer to purchase the Mortgaged Property, and the parties must close on the sale of such Mortgaged Property within 30 days thereof. The tenant has agreed that such right of first offer is not exercisable in connection with the purchase of the Mortgaged Property at a foreclosure sale, a transfer of the Mortgaged Property to the Mortgagee or its designee pursuant to a deed-in-lieu of foreclosure, or any subsequent sale of the Mortgaged Property by the Mortgagee or its designee after such foreclosure or deed-in-lieu of foreclosure.
8	Midwest Industrial Portfolio – 1602 Corporate Drive (Loan No. 11)	With respect to the Mortgaged Property identified on Annex A-1 as Midwest Industrial Portfolio – 1602 Corporate Drive, the City of Warrensburg, Missouri may repurchase a vacant parcel on the Mortgaged Property (the “Vacant Parcel”) at any time for a purchase price of $1.00. The Mortgage Loan documents permit the Mortgagor to release such Vacant Parcel from the lien of the Mortgage Loan provided that the Vacant Parcel occupies a legally subdivided parcel and a separate tax lot from the Mortgaged Property and provided that all REMIC requirements are satisfied, among other requirements.
18	Hilton Hawaiian Village (Loan No. 1)

The Mortgage Loan documents permit insurance through insurance companies having a rating of (1) “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company), provided, however, that if the Mortgagor elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of 5 or more members, (A) at least 60% of the insurance coverage (or 75% if such syndicate consists of 4 or fewer members) and 100% of the first layer of insurance coverage will be provided by insurance companies having a rating of “A” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company), and (B) the remaining 40% of the insurance coverage (or the remaining 25% if such syndicate consists of 4 or fewer members) will be provided by insurance companies having a rating of “BBB+” or better (or its equivalent) by S&P, Fitch (if Fitch is rating the securitization and is rating the insurance company) and Moody’s (if Moody’s is rating the securitization and is rating the insurance company) and (2) “A VIII” or better by AM Best. The Mortgagor may maintain a portion of the coverage with United Specialty Insurance Company (“United”) in its current participation amounts and positions within the syndicate provided that the Mortgagor obtains reinsurance with a cut-through endorsement, acceptable to the Mortgagee and the rating agencies, with respect to United from an insurance company that is rated at least “A” with S&P and “A2” with Moody’s, to the extent Moody’s rates the securities and rates the applicable insurance company, or such higher rating as may be required by a rating agency, not to exceed “A+” with S&P and “A1” with Moody’s, to the extent Moody’s rates the Securities and rates the applicable

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Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

insurance company.

The Mortgage Loan documents permit all risk “special form” insurance providing for no deductible in excess of $500,000 per occurrence. The Mortgagor may utilize a $5,000,000 aggregate deductible in conjunction with a per occurrence deductible which will not exceed $500,000 per occurrence except with respect to flood, windstorm and earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Mortgaged Property (the “Base Deductible”), subject to a $1,000,000 minimum; provided, however, that the Mortgagor will be permitted to maintain a maximum deductible with respect to flood, windstorm and earthquake coverage of 15% of the total insurable value of the Mortgaged Property (the “Increased Deductible”) if the guarantor delivers the deductible guaranty, guaranteeing any failure by the Mortgagor to pay its obligations actually incurred with respect to that portion of the Increased Deductible which exceeds the Base Deductible and not otherwise insured by a third party provider and, except that, with respect to the Increased Deductible for flood coverage, the Mortgagor may not increase the amounts of such Increased Deductible or lower the positions of such Increased Deductible amounts below the current positions which are in place as of the Closing Date.

The Mortgage Loan documents require business income or rental loss insurance for the entire period of restoration or for a 24 month period of indemnity.

The Mortgage Loan documents require commercial general liability insurance in amounts equal to $1,000,000 per occurrence and $1,500,000 in the aggregate, including a self-insured retention of not greater than $500,000.

The Mortgage Loan documents require that if insurance or condemnation proceeds are less than $60,000,000, the Mortgagee will not have the right to hold and disburse such proceeds as the repair or restoration progresses but rather such proceeds will be disbursed by the Mortgagee to the Mortgagor upon receipt.

Subject to rating agency approval, the Mortgagor and/or operating lessee may provide coverage for named windstorm in an amount equal to the greater of $500,000,000 per occurrence and the 1,000 probable maximum loss as indicated in a risk analysis for all high risk locations under the policy.

18	Quantum Park (Loan No. 2)

The Mortgage Loan documents permit insurance through insurance companies having a rating of at least “A” by S&P (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A” or better by S&P, with no

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Barclays Bank PLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

carrier below “BBB” with S&P).

The threshold for the Mortgagee having the right to hold and disburse insurance proceeds is based on 5% of the original principal amount of the Loan Combination rather than 5% of the outstanding principal amount of the Mortgage Loan.

18	Potomac Mills (Loan No. 4)

The Mortgage Loan documents permit insurance to be provided under multi-layered insurance policies, as to which (i) if four or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies are provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB,” or (ii) if five or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies are provided by insurance companies with a claims paying ability rating of “A” or better by S&P, with no carrier below “BBB.”

The Mortgage Loan documents require insurance proceeds in respect of a property loss to be applied (a) with respect to all property losses in excess of $20,800,000 (or, after the occurrence of a Control Event (as defined in the Loan Documents) $10,400,000), to the repair or restoration of all or part of the related Mortgaged Property, the Mortgagee (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, (b) to the payment of the outstanding principal balance of the Mortgage Loan together with any accrued interest thereon or (c) at the sole discretion of the Mortgagee, to the Mortgagor for such purposes and upon such conditions as the Mortgagee shall designate. Provided no Event of Default under the Mortgage Loan documents is continuing, in the event that the insurance proceeds and the costs of restoration are each equal to or less than $20,800,000 (or, after the occurrence of a Control Event $10,400,000) such proceeds will be disbursed by the Mortgagee to the Mortgagor to the extent the Mortgagor agrees to use such funds for the restoration of the Mortgaged Property in accordance with the Mortgage Loan documents.

The Mortgage Loan documents permit no deductible in excess of $500,000 for all such “all risk” or “special perils” property insurance coverage or such higher deductible if the Mortgagor provides the Mortgagee with cash or a letter of credit in an amount equal to the difference between the actual deductible and $500,000.

The Mortgage Loan documents require windstorm insurance in an amount equal to the lesser of the outstanding principal balance or the location insurable values; providing that deductibles for such windstorm insurance shall not be greater than five percent (5%) of the location insurable values.

18	Midwest Industrial Portfolio (Loan No. 11)

The Mortgage Loan documents permit no deductible in excess of $100,000 for all such “all risk” or “special form” property insurance, with the exception of windstorm, which may have a deductible of up to 5% of the total insured value.

If any part of the Mortgaged Property is located in a flood

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

zone, the Mortgage Loan documents require flood insurance if the Mortgagee so requires in its sole discretion and such flood insurance will be in an amount equal to (A) 100% of the full replacement cost of the improvements on such Mortgaged Property (without any deduction for depreciation) or (B) such other amount as agreed to by the Mortgagee.

18	Hundt Apartment Portfolio (Loan No. 29)

The Mortgage Loan documents permit insurance to be provided by insurance companies having a rating of at least “A-” or better by S&P or “A X” by A.M. Best, provided, however, for multi-layered policies, (A) if 4 or fewer insurance companies issue the policies, then at least 75% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P or (B) if 5 or more insurance companies issue the policies, then at least 60% of the insurance coverage represented by the policies must be provided by insurance companies with a rating of “A” or better by S&P, with no carrier below “BBB” with S&P.

27	Midwest Industrial Portfolio (Loan No. 11)

With respect to the Mortgaged Property identified on Annex A-1 as Midwest Industrial Portfolio – 6601-6669 West Mill Road, three tenants at the Mortgaged Property do not have certificates of occupancy due to ongoing construction at each tenant’s premises. Certificates of occupancy will be issued once construction is completed and all permits are received. The tenants collectively represent approximately 1.9% and 2.3% of the portfolio net rentable square footage and underwritten rent, respectively, and such tenants may not abate rent or terminate their respective leases. The Mortgage Loan documents require the Mortgagor to keep the Mortgaged Property in compliance with all legal requirements and impose an obligation on the Mortgagor to make sure the certificates of occupancy are issued once construction is completed and all permits are received.

28	Hilton Hawaiian Village (Loan No. 1)

The aggregate liability of the related guarantor for any Bankruptcy Event (as defined below) may not exceed 10% of the principal balance of the Mortgage Loan outstanding at the time of the occurrence of such event. For the purposes of this paragraph, a “Bankruptcy Event” means (A) the Mortgagor filing a voluntary petition under the bankruptcy code or any other federal or state bankruptcy or insolvency law; (B) the filing of an involuntary bankruptcy petition against the Mortgagor in which the Mortgagor or guarantor or any affiliate of the Mortgagor colludes with, or otherwise assists, solicits or causes to be solicited petitioning creditors for any such involuntary petition against the Mortgagor; (C) the Mortgagor or guarantor or any affiliate of the Mortgagor or guarantor filing an answer consenting to or otherwise acquiescing in or joining in any such involuntary petition filed against the Mortgagor (D) the Mortgagor consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for the Mortgagor or any portion of the Mortgaged Property.

Recourse to the Mortgagor and the guarantor is limited to losses in the event the Mortgagor fails to obtain the Mortgagee’s prior written consent to any transfer of the Mortgaged Property in violation of the Mortgage Loan

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
documents. Breaches of the environmental covenants in the Mortgage Loan documents are recourse only to the Mortgagor and the operating lessee.
28	Potomac Mills (Loan No. 4)

The guarantor’s liability is capped at $83,200,000 plus all reasonable out-of-pocket costs and expenses incurred in the enforcement of the guaranty or preservation of the Mortgagee’s rights under the guaranty. The Mortgagor is permitted to replace the existing guarantor for liabilities under the guaranty accruing after the date of such replacement with an entity controlled by any key principal of the guarantor.

The Mortgage Loan Documents do not provide recourse for misappropriation of rents, but do provide recourse for conversion thereof. In addition, the Mortgage Loan Documents do not provide recourse for intentional material physical waste.

28	Midwest Industrial Portfolio (Loan No. 11)

The mortgage loan documents provide for recourse for losses to the Mortgagor and the guarantor for the misapplication of insurance proceeds or condemnation awards, and not for the misappropriation thereof.

The Mortgage Loan documents provide for recourse to the Mortgagor and guarantor for losses attributed to the Mortgagor’s commission of material, physical act of waste at the Mortgaged Property but only to the extent that the operations of the Mortgaged Property generate revenue sufficient to prevent such waste.

28	Hampton Inn Tropicana (Loan No. 9)

The Mortgage Loan documents provide recourse as to losses for any act of intentional material physical waste provided there is liability only to the extent there is sufficient net operating income to maintain the Mortgaged Property and not commit waste. The Mortgagor has reserved $7,935,000 at the origination of the Mortgage Loan to cover improvements to the Mortgaged Property as part of a property improvement plan (“PIP”). In addition, the Mortgage Loan becomes full recourse to the related guarantor in the event of a failure to complete the PIP.

28	Cranberry Crossroads (Loan No. 16)

The Mortgage Loan documents provide for recourse to the Mortgagor and guarantor for losses attributed to the Mortgagor’s commission of material, physical act of waste at the Mortgaged Property but only to the extent that the operations of the Mortgaged Property generate revenue sufficient to prevent such waste.

32	Potomac Mills (Loan No. 4)

The Mortgage Loan documents permit the Mortgagor to enter into a property-assessed clean energy loan that is repaid through multi-year assessments against the Mortgaged Property in an amount not to exceed $5,000,000.

36	Hilton Hawaiian Village (Loan No. 1)

(C) A 5,900 square foot parcel located on the Mortgaged Property is subject to a ground lease (the “Ground Lease Parcel”) with a term that expires on July 31, 2035, without any right to further extend the same, and such term does

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Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception

not, therefore, extend at least twenty years beyond the stated maturity date of the Mortgage Loan. The Ground Lease Parcel is a non-income producing parcel solely used for employee housing. It is an event of default under the Mortgage Loan documents for the Mortgagor to allow the ground lease to terminate during the term of the Mortgage Loan, but the Mortgagor may cure such default by releasing the Ground Lease Parcel from the lien of the mortgage upon payment of a release price equal to $2,500,000 plus any yield maintenance premium due under the Mortgage Loan documents and satisfaction of the REMIC requirements, among other requirements.

(E) The ground lease estoppel provides that the ground lease is assignable to the Mortgagee (and anyone whose title derives directly or indirectly from the Mortgagee, including a purchaser at any foreclosure sale or assignment in lieu of foreclosure) without the consent of the ground lessor. However, from and after the date that the Mortgagee (or anyone whose title derives directly or indirectly from the Mortgagee, including a purchaser at any foreclosure sale or assignment in lieu of foreclosure) acquires the Mortgagor’s interest in the ground lease, the Mortgagee or such transferee will be required to obtain the ground lessor’s consent to further assign the ground lease.

(L) The ground lease does not provide that the ground lessor will enter into a new lease with the Mortgagee upon termination of the ground lease.

42

Studio Village (Loan No. 23); Park Pointe (Loan No. 8); The Hamptons (Loan No. 7); Hollywood Pointe – Yucca (Loan No. 40); Rose Terrace – Whittier (Loan No. 42); Suntree (Loan No. 45); Courtyard – Hawthorne (Loan No. 52); Crosswinds (Loan No. 54); Mountain Gate (Loan No. 55)

The related Mortgagors are affiliates.

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Ladder Capital Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
7	Walmart Shadow Anchored Portfolio (Loan No. 3); 1140 Avenue of the Americas (Loan No. 6); 80 Park Plaza (Loan No. 13)	Each of these Mortgage Loans is part of a split loan serviced under another pooling and servicing agreement. Therefore, no assignment of mortgage or assignment of Assignment of Leases will be made in connection with the assignment of the Note to depositor.
8	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39, 53)	The lien of real property taxes and assessments will not be considered due and payable until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement is entitled to be taken by the related taxing authority.
8	Walmart Shadow Anchored Portfolio (Loan No. 3); 1140 Avenue of the Americas (Loan No. 6); Redwood MHC Portfolio (Loan No. 14); 80 Park Plaza (Loan No. 13)	With respect to each of the subject Mortgage Loans, the related Mortgage(s) and any related assignment(s) of leases secure the subject Mortgage Loan and the related Companion Loan(s) on a pari passu basis.
8	Redwood MHC Portfolio (Loan No. 14)	With respect to the subject Mortgage Loan, five of the Mortgaged Properties in the portfolio consist of two or more noncontiguous parcels.
10	1140 Avenue of the Americas (Loan No. 6)	The related ground lease contains a first priority assignment of the ground tenant’s interest in the subleases as collateral for the payment of rent, and the ground landlord is entitled to collect rent directly from the subtenant if the ground tenant is in default under the related ground lease.
10	Walmart Shadow Anchored Portfolio (Loan No. 3); 1140 Avenue of the Americas (Loan No. 6); Redwood MHC Portfolio (Loan No. 14); 80 Park Plaza (Loan No. 13)	With respect to each of the subject Mortgage Loans, the related Mortgage(s) and any related assignment(s) of leases secure the subject Mortgage Loan and the related Companion Loan(s) on a pari passu basis.
15	1140 Avenue of the Americas (Loan No. 6)

The external advisor of New York City Operating Partnership, LP, which is the related non recourse carveout guarantor, and the sponsor of American Realty Capital New York City REIT, Inc. (“ARC NYC REIT”), which is the 99.993% general partner of the related non recourse carveout guarantor, are each an affiliate of AR Capital, LLC (“AR Capital”). In addition, AR Capital previously owned, and AR Global Investments, LLC (“AR Global”) (successor business to AR Capital) currently owns, directly or indirectly, a majority interest in each of the external manager of the related non recourse carveout guarantor and the sponsor of ARC NYC REIT. The key principals and controlling parties of AR Capital and AR Global are Nicholas S. Schorsch and William M. Kahane. Mr. Schorsch and certain family members are the indirect majority owners of AR Capital and AR Global.

AR Capital or companies owned and controlled by AR Capital also previously externally managed American Realty Capital Properties Inc. (which has changed its name to VEREIT, Inc., “ARCP”) until January 2014, when the company became self managed. On October 29, 2014, ARCP, a real estate investment trust sponsored by AR Capital, and of which Mr. Schorsch was then the chairman, issued a press release announcing that, based on preliminary findings of ARCP’s audit committee, such committee concluded that previously issued financial statements and other financial information contained in ARCP’s Annual Report on Form 10 K for the fiscal year ended December 31, 2013 and Quarterly Reports on Form 10 Q for the fiscal periods ended March 31, 2014 and June 30, 2014, and

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 ARCP’s earnings releases and other financial communications for those periods should no longer be relied upon. The audit committee stated that it believed that ARCP incorrectly included certain amounts related to its non controlling interests in the calculation of adjusted funds from operations (“AFFO”), a non U.S. GAAP financial measure, and, as a result, overstated AFFO for certain periods. According to the press release, the audit committee believed that this error was identified but intentionally not corrected by the responsible individuals at ARCP, and other AFFO and financial statement errors were intentionally made, resulting in an overstatement of AFFO and an understatement of ARCP’s net loss for the three and six months ended June 30, 2014. As a result of these accounting irregularities, the chief financial officer and chief accounting officer resigned from ARCP. In addition, Mr. Schorsch resigned as chairman of ARCP in October 2014, and also resigned from the boards of certain other companies sponsored by AR Capital.

On March 2, 2015, ARCP filed amended financial statements. For year end 2013, the net loss was increased and AFFO decreased by $0.20 per share. As part of the restatement, the audit committee identified certain payments made to ARC Properties Advisors, LLC and certain affiliates that were not appropriately documented totaling $8.5 million. Additionally, the investigation found that equity awards made to Mr. Schorsch and another former executive in connection with the transition to self management of the company contained provisions that, as drafted, were more favorable than those approved by the Compensation Committee of the company’s Board of Directors, and also identified certain material weaknesses in the company’s internal controls over financial reporting and its disclosure controls.

ARCP has also disclosed that it has been the subject of various regulatory investigations, including by the Securities and Exchange Commission and the U.S. Attorney’s office for the Southern District of New York. It has further been reported that ARCP has been the subject of an investigation by the Federal Bureau of Investigation. Such investigations may still be ongoing. ARCP announced that on September 8, 2016, the U.S. Attorney’s office for the Southern District of New York announced the filing of criminal charges against the former chief financial officer and former chief accounting officer of ARCP and of the former chief accounting officer’s guilty plea to those charges, and the SEC announced the filing of a civil complaint against the same two individuals (which has been stayed pending the conclusion of the criminal action).

Between October 30, 2014 and January 20, 2015, ARCP, AR Capital, Mr. Schorsch, Mr. Kahane and certain other former officers and current and former directors of ARCP, including Edward Weil, a director of AR Global and the current chairman of the board of the Guarantor’s general partner, were named as defendants in ten securities class action complaints filed in the United States District Court for the Southern District of New York, which were subsequently consolidated under the caption In re American Realty Capital Properties, Inc. Litigation, No. 15 MC 00040 (AKH), which alleged various violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 in connection with the purchase or sale of ARCP’s securities. With regard to Mr. Weil, the complaint alleged securities violations in connection with his signatures on certain public offering registration statements, the use of his name to solicit proxies for certain mergers and his actions and/or statements taken and/or made as an officer, member, director and beneficial owner of certain AR Capital entities. The complaint

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also included allegations of payment of inappropriate fees by ARCP to companies controlled by Mr. Schorsch. The plaintiffs have filed a second and third amended class action complaint, and on September 8, 2016, the court directed that document production be substantially complete by December 15, 2016 and scheduled a status conference for January 10, 2017. ARCP, AR Capital, their affiliates, as well as Mr. Schorsch and Mr. Kahane, have also been named in various other lawsuits related to regulatory findings and otherwise, including class actions, derivative actions and securities fraud actions. On October 27, 2015, an additional securities fraud action was filed by The Vanguard Funds against ARCP, AR Capital and Mr. Schorsch, among other persons and entities.

In addition, on November 12, 2015, Realty Capital Securities, LLC (“RCS”), an entity under common control with AR Capital, was charged by the Secretary of the Commonwealth of Massachusetts with fraudulent casting of shareholder proxy votes on investment programs sponsored by AR Capital. On December 2, 2015, RCS Capital Corporation, which controls RCS, announced that (i) RCS had reached an agreement to settle with the Secretary of the Commonwealth of Massachusetts, Securities Division, which agreement includes the payment by RCS of a fine, and (ii) RCS will voluntarily withdraw its broker dealer license in Massachusetts and all other state and Federal jurisdictions.

15	80 Park Plaza (Loan No. 13)	The Mortgagor represents in the related loan agreement that there is no action, suit, proceeding or governmental investigation pending against the Mortgagor, the sponsor or the guarantor that has not been disclosed to the lender by the Mortgagor and is not fully covered by insurance.
18	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39, 53)	The exceptions to Representation and Warranty No. 31, relating to terrorism insurance, are also exceptions to Representation and Warranty No. 18.
18	1140 Avenue of the Americas (Loan No. 6)	Application of insurance proceeds is subject to the terms of the related ground lease. The related ground lease can be interpreted to the effect that, any insurance proceeds and any condemnation award will each first be used to satisfy any fee mortgage with the remainder of such proceeds delivered to a trustee for application to the restoration of the improvements; provided that any amounts otherwise payable to the related borrower but delivered to the related ground lessor or the ground lessor’s lender will be credited against future ground rent payable by the tenant under the related ground lease. Under the related loan documents, in the event of any reduction in the insurance proceeds or condemnation awards made available to the related borrower as a result of the payment of any portion of such insurance proceeds or condemnation awards to the related ground lessor or the ground lessor’s lender, the related borrower has the obligation to deposit such amounts (which such amounts constitute the deficiency in the amount of insurance proceeds or condemnation awards otherwise payable to the related borrower (the “Deficiency”)) with the lender. The related borrower’s failure to deposit such amounts is an event of default and there is recourse for losses suffered as a result of the Deficiency.
18	Walgreens Brattleboro (Loan No. 53) Glendora-Whiteville Portfolio (Loan No. 36)	The sole tenant at each of the related Mortgaged Property securing the Walgreens Brattleboro Mortgage Loan and the Walgreens Glendora Mortgaged Property securing in part the Glendora-Whiteville Portfolio Mortgage Loan is permitted to self-insure. The borrower is required to maintain insurance required to be maintained pursuant to the related loan documents to the

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extent not maintained by such tenant.
18	Redwood MHC Portfolio (Loan No. 14)

Under the related Mortgage Loan documents, the borrower may elect to have its insurance coverage provided by a layered program of insurers, in which case if such layered program consists of five or more members, at least 60% of the insurance coverage (or 75% if such layered program consists of four or fewer members) will be required to be provided by insurance companies having a rating of “A” (or its equivalent) or better by S&P, Moody’s or Fitch, and the remainder will be required to have a rating of “BBB” (or its equivalent) or better by S&P, Moody’s or Fitch.

In addition, the Mortgage Loan documents require insurance proceeds (or an amount equal to such insurance proceeds) in respect of a property loss to be applied to repair or restoration with respect to all property losses in excess of the lesser of (i) 10% of the allocated loan amounts for the related individual Mortgaged Property and (ii) $350,000.

25	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39 and 53)	The related loan documents may not prevent fees from being payable to the trustee, but either the related borrower is responsible for all such costs or the trustee’s fees must be reasonable.
26	1140 Avenue of the Americas (Loan No. 6)	The Mortgaged Property is legal non-conforming with respect to building yard, height and density. L&O insurance was obtained and the following recourse carveout was included to the Mortgagor and Guarantor: following (A) any casualty or condemnation, any increased costs of any restoration required to comply with applicable legal requirements, including, without limitation, applicable building and zoning codes, and (B) any casualty, failure of the improvements to be legally permitted to be restored to the same value, same size (including, without limitation, net rentable square footage) and same character as prior to the casualty.
26	Redwood MHC Portfolio (Loan No. 14)

The Avalon property is spread across the City of Clearwater (180 sites) and the unincorporated County of Pinellas (78 sites). Recreational Vehicles are not a permitted use under the current county zoning code and in the event that more than 50% of the improvements on the portion of the Avalon property located in the County of Pinellas are destroyed, the county may not permit the RV use to continue on that portion of the property. In addition, with respect to the portion of the Avalon property located in the City, certain zoning code requirements, such as density and lot size, are not in compliance with current zoning code and, if more than 50% of the improvements on that portion of the property are destroyed, then the city may not permit rebuilding/retenanting of a majority of that portion of the property.

The Colonial Acres property is spread across the City of Kalamazoo (183 pads) and the unincorporated County of Kalamazoo (429 pads). A manufactured housing community is not a permitted use under the current City zoning code. In addition, approximately 10 pads are over the required setback. In the event that more than 50% of the improvements on the city portion of the property are destroyed, the city may not permit the rebuilding/retenanting of the city portion of the property (all 183 pads).

Highland Bluff property (49 pads) is not a permitted use under the current zoning code. If more than 75% of the improvements are destroyed, the city may not permit the building/retenanting of the property.

Twenty Nine Pines property (144 pads) is not a permitted use

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under the current zoning code. If more than 50% of the improvements are destroyed, the code provides that the city may not permit the rebuilding/retenanting of the property.
28	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39 and 53)	The related loan documents may limit recourse for the related borrower’s commission of material physical waste only to the extent that: (i) such waste was intentional; and/or (ii) there is sufficient cash flow from the related Mortgaged Property to make the requisite payments to prevent the waste. Also, misapplication (as opposed to misappropriation or conversion) of insurance proceeds, condemnation awards and/or rents following an event of default may not give rise to recourse.
28	1140 Avenue of the Americas (Loan No. 6)	The related loan documents do not contain provisions for recourse for criminal acts by the related borrower or guarantor resulting in the seizure or forfeiture of all or part of the related Mortgaged Property, and recourse for losses resulting from waste is limited to intentional physical waste and does not trigger recourse if (x) funds specifically identified to pay charges which would have prevented such waste were, at the time in question, deposited with the lender and the lender has failed to pay (or make such funds available to pay) such charges (unless the lender is restricted in any manner from making such funds available as a result of a legal impediment caused by the related borrower or any affiliate of the related borrower or (y) gross revenue received during the period in question is insufficient to pay all of the related borrower’s operating expenses for the time period in question.
29	Redwood MHC Portfolio (Loan No. 14)

With respect to all the Mortgaged Properties in the Redwood MHC Portfolio but the Colonial Acres Mortgaged Property and the Colonial Manor Mortgaged Property, a partial release is required to be accompanied by principal repayment or partial defeasance of not less than 115% of the related allocated loan amount of such portion of the related Mortgaged Property.

With respect to the Colonial Acres Mortgaged Property and the Colonial Manor Mortgaged Property, a partial release is required to be accompanied by principal repayment or partial defeasance of not less than 100% of the related allocated loan amount of such portion of the related Mortgaged Property.

Additionally, in connection with a casualty or condemnation where the mortgage loan seller elects to apply the proceeds to the debt, and if such proceeds are not sufficient to prepay the debt in its entirety, the related borrower may prepay the remaining amount of the debt, or obtain a release of the affected individual related Mortgaged Property, if the release price is paid. For the avoidance of doubt, all releases comply with the REMIC requirements.

29	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39 and 53)	If the loan-to-value ratio of the related Mortgaged Property following a condemnation exceeds 125%, the related borrower may be able to avoid having to pay down the subject Mortgage Loan if it delivers an opinion of counsel to the effect that the failure to make such pay down will not cause the REMIC holding the subject Mortgage Loan to fail to qualify as such.
31	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39 and 53)	Except with respect to Mortgage Loans where terrorism insurance is not required or where a tenant is permitted to self-insure, if any of the Policies (as defined in the related loan agreement) contain exclusions for loss, cost, damage or liability caused by “terrorism” or “terrorist acts” (“Acts of Terrorism”), the borrower must obtain and maintain terrorism coverage to cover such exclusions from a Qualified Carrier (as defined in the related loan agreement) or, in the event that such terrorism coverage is not available from a Qualified Carrier, the related

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borrower must obtain such terrorism coverage from the highest rated insurance company providing such terrorism coverage. In addition, subject to the other exceptions to the Representation and Warranty No. 29, even where terrorism insurance is required, the related borrower may not be required to pay more for terrorism insurance coverage than a specified percentage (at least equal to 200%) of the amount of the insurance premium for the property insurance policy required under the related loan documents (excluding such terrorism coverage and coverage for other catastrophe perils such as flood, windstorm and earthquake), and if the cost of such terrorism insurance exceeds such amount, the related borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.
32	All LCF Mortgage Loans (Loan Nos. 3, 6, 13, 14, 26, 33, 36, 39 and 53)

Any pledge of a direct or indirect equity interest in the related borrower would be permitted if the transfer of such equity interest to the pledgee would be a permitted transfer under the terms of Representation and Warranty No. 32 or as contemplated by any other exception to Representation and Warranty No. 32 set forth herein.

In addition, with respect to clause (a)(v), mergers, acquisitions and other business combinations involving a publicly traded company may be permitted; and, for certain Mortgage Loans, transfers, sales and pledges of direct or indirect equity interests in the related borrower may be permitted if such equity interests are limited partnership interests, non managing member interests in a limited liability company or other passive equity interests. Transfers contemplated by an exception to Representation and Warranty No. 29 are also permitted transfers.

32	1140 Avenue of the Americas (Loan No. 6)	Transfers of a controlling interest in the guarantor are permitted, provided that, following such transfer, one or more “qualified equity holders” (which such qualified equity holders are required to satisfy the definitions set forth in the Mortgage Loan documents) have a controlling interest in each of the borrower and guarantor. In addition, the sale, transfer or issuance of shares, in the ordinary course of business, are permitted. Subject to the satisfaction of certain conditions set forth in the Mortgage Loan documents, including, without limitation, payment of an assumption fee, a transfer of the Mortgaged Property to a “permitted transferee” (which such permitted transferees are required to satisfy the definitions set forth in the Mortgage Loan documents) is also permitted.
36	1140 Avenue of the Americas (Loan No. 6)

As per the terms of the related ground lease, the related ground lease may not be cancelled, surrendered or modified or amended without the prior written consent of the lender; however, there is no express statement in the ground lease that any such action without such consent is not binding on lender.

The lender is entitled to the same cure period as the ground tenant, i.e., 30 days to cure a monetary default and 45 days to cure a non monetary default. In the event such default is not cured within such periods, the related ground lessor may send a termination notice to the related borrower and the lender, specifying the date of termination which (i) in the case of a monetary default, will be 30 days after the giving of the termination notice and (ii) in the case of a non monetary default, will be 90 days after the giving of the termination notice. If the related borrower or the lender cures the applicable defaults and all other defaults then existing, the termination notice will be annulled. If there is a dispute over the existence of a default, such matter is to be submitted to arbitration. Additionally, the related ground lease does not limit

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 the obligation on the lender to only cure “curable” defaults.

The related ground lease can be interpreted to the effect that, any insurance proceeds and any condemnation award will each first be used to satisfy any fee mortgage with the remainder of such proceeds delivered to a trustee for application to the restoration of the improvements; provided that any amounts otherwise payable to the related guarantor but delivered to the related ground lessor or the lender will be credited against future ground rent payable by the tenant under the related ground lease. Under the related loan documents, in the event of any reduction in the insurance proceeds or condemnation awards made available to the related borrower as a result of the payment of any portion of such insurance proceeds or condemnation awards to the related ground lessor or the lender, the related borrower has the obligation to deposit such amounts (which such amounts constitute the deficiency in the amount of insurance proceeds or condemnation awards otherwise payable to the related borrower (the “Deficiency”)) with the lender. The related borrower’s failure to deposit such amounts is an event of default and there is recourse for losses suffered as a result of the Deficiency.

The lender is entitled to a new lease in the event the related ground lease is terminated due to an event of default under the related ground lease (which events of default do not expressly include the rejection of the related ground lease in a bankruptcy) provided that the lender (a) contemporaneously with the delivery of its request for a new lease pays all installments of rent and all items of additional rent, (b) pays all rental amounts which would have accrued between the date of the termination of the related ground lease and the commencement of the new lease, together with all of the related ground lessor’s costs and expenses and (c) agrees in writing to cure all curable defaults of the prior tenant.

43	Redwood MHC Portfolio (Loan No. 14)

In the related Phase I environmental assessments dated between August 12, 2016 and August 19, 2016, certain recognized environmental conditions, historical recognized environmental conditions and/or other notable issues were identified at eight (8) of the related Mortgaged Properties. For example, at one such related Mortgaged Property (Evergreen Springs), a 30- to 40-gallon oil spill was still an open incident with the Connecticut Department of Energy and Environmental Protection, requiring sampling to determine subsurface impact (and as to which the related borrower has 180 days from origination of the Mortgage Loan to obtain regulatory closure (subject to force majeure, provided the related borrower is diligently proceeding to obtain closure)).

At another related Mortgaged Property (Highland Bluff), a radon test revealed results above the Environmental Protection Agency action limit, and additional testing was recommended. An upfront radon reserve of $4,500 was established.

Another related Mortgaged Property (Weststar) is located within a contaminated groundwater plume identified in 1983 that has not been fully remediated. The environmental assessment reported that there did not appear to be an immediate health risk to occupants and did not anticipate a vapor migration concern.

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Wells Fargo Bank, National Association
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
2	Fremaux Town Center (Loan No. 10)	$73,000,000 senior loan to borrower is secured on a pari passu basis by various notes (Note A-1 in the amount of $25,000,000, Note A-2 in the amount of $30,000,000 and Note A-3 in the amount of $18,000,000). Wells Fargo is contributing Note A-1 to the WFCM 2016-C37 Trust. The loan will be serviced pursuant to the Pooling and Servicing Agreement for the WFCM 2017-C37 Trust. Note A-3 is expected to be included in a future securitization; however, the lender makes no assurances that any non-securitized Note will not be further split or otherwise re-combined.
15	Fremaux Town Center (Loan No. 10)	Parent company (CBL & Associates Properties, Inc.) of guarantor was cited by unnamed sources in a May 24, 2016 article in the Wall Street Journal as being the subject of an SEC and FBI investigation for falsifying information on financial statements to banks in connection with certain nonrecourse loans originated in 2011 and 2012. The unnamed sources indicated that former employees have alleged that the related company inflated its rental income and property occupancy rates in financial reporting. The company has denied the allegations. An August 16, 2016 newspaper report cites a letter from the SEC indicating that it has concluded its investigation and, based on available information, was not recommending an enforcement action against CBL. As a result of the initial report, however, at least one shareholder action has been filed against the company, and several have been threatened. These lawsuits remain unresolved.
18	Fremaux Town Center (Loan No. 10)	(i) Permitted Property Insurance Deductible up to $100,000. The loan documents permit a property insurance deductible up to $100,000. The in-place property insurance deductible is $5,000. (ii) Leased Fees. Various out-lot properties (Kohl’s, Capital One and Cheddars) are leased fees, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
18	DAP Portfolio (Loan No. 22)	Largest tenant (Texas Roadhouse) at the Grandville, MI property is a leased fee, where tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to tenant or other non-borrower party and/or its leasehold mortgagee.
33	Victor Valley Town Center I (Loan No. 20)	The borrower is a recycled single purpose entity, and it previously owned property other than the mortgaged property. The borrower acquired mortgaged property and undeveloped adjacent property, and transferred adjacent property to an affiliate in connection with closing. The Phase I environmental site assessment obtained in connection with loan origination included the adjacent property, and no recognized environmental conditions were identified. In addition, the loan documents provide for personal liability to the borrower and guarantor for losses related to the adjacent property.
43	Parkway Plaza–NC (Loan No. 19)	The Phase I environmental site assessment obtained at loan origination identified a recognized environmental condition associated with soil and groundwater contamination related to historical occupancy of the subject property by a dry cleaning business, a former on-site underground storage tank, and current occupancy of adjoining property by a dry cleaning business. In lieu of a Phase II ESA, the lender obtained a $3

 D-2-15

million premises environmental liability insurance policy from Steadfast Insurance Company, a member company of Zurich North America with a 13-year term (loan term is 10 years) and having a $50,000 deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”
43	Sterling Climatized Storage (Loan No. 58)	In lieu of obtaining a Phase I environmental site assessment, the lender obtained a $2,665,000 group lender environmental collateral protection and liability-type environmental insurance policy with $2,665,000 sublimit per claim from Steadfast Insurance Company, a member company of Zurich North America with a 10 year term (equal to the loan term) and a 3 year policy tail and having no deductible. The policy premium was pre-paid at closing. Zurich North America has an S&P rating of “AA-”.

 D-2-16

Silverpeak Real Estate Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
26	Uconn Apartment Portfolio (Loan No. 17)

The use of the Clubhouse Apartments, Oakwood Apartments, Maplewood Apartments and Millbrook Apartments Mortgaged Properties as multifamily residential housing is legal non-conforming as the area in which they are located is zoned for agricultural, single and two-family residential housing and certain types of group housing. The Mortgage Loan documents contain covenants addressing the timely commencement and completion of restoration after a casualty and recourse for losses suffered as a result of the Mortgagor’s failure to comply.

28	MacGregor Place (Loan No. 27) Towne Place Suites-Goldsboro (Loan No. 30)

Liability for losses and damages related to physical waste is limited such that the Mortgagor’s failure to provide services or repairs or to take other actions regarding the Mortgaged Property due to a lack of the necessary funds from the Mortgaged Property’s operations to do so will not constitute waste.

31	Ventron Georgia Portfolio (Loan No. 15)

The stand-alone terrorism insurance blanket loss limit policy maintained by the Mortgagor as of the origination date (having limits of $40,000,000 per occurrence and in the aggregate, and applicable to the Mortgaged Properties and loss of rents coverage) is subject to the requirement that the Mortgagor must maintain the $40,000,000 aggregate terrorism loss limit at all times by purchasing additional terrorism limits should any of the Mortgaged Properties insured on the terrorism loss limit policy suffer a terrorism loss that draws down the available limits of insurance.

32	Ventron Georgia Portfolio (Loan No. 15)

With respect to clause (b), the Mortgage Loan documents permit the Mortgagor to obtain loans from its partners, the proceeds of which may only be used for capital expenses, operating expenses, debt service and extraordinary expenses approved by the lender, and which loans are not evidenced by a note, are unsecured, may only be repaid out of excess cash flow and only so long as no event of default exists under the Mortgage Loan documents, are subordinate to the loan and are subject to a standstill agreement with the lender. The amount of such loans will be capped at one year of debt service, budgeted operating expenses and capital expenses.

32	Uconn Apartment Portfolio (Loan No. 17)

With respect to clause (b), the Mortgage Loan documents permit unsecured member loans to a SPE Party from its members, the proceeds of which may only be used for capital expenses, operating expenses, debt service, extraordinary expenses approved by the lender and are not evidence by a note, are unsecured, may only be repaid out of excess cash flow and only so long as no event of default exists under the Mortgage Loan documents, are subordinate to the Mortgage Loan and are subject to a standstill agreement with the lender. The amount of such loans will be capped at one year of debt service, budgeted operating expenses and capital expenses.

43	Ventron Georgia Portfolio (Loan No. 15)	Radon testing is underway at the Harvard Place Apartments Mortgaged Property. Pursuant to the Mortgage Loan documents, if Mortgage Loan Seller has determined that the radon testing indicates further remediation is necessary, the Mortgagor is required to (i) engage a radon mitigation contractor acceptable to the lender to install a permanent radon mitigation system, (ii) complete such remediation work within a specified time frame and (iii) enter into an operations and

 D-2-17

Silverpeak Real Estate Finance LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
maintenance agreement with respect thereto.

 D-2-18

Rialto Mortgage Finance, LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
15	2500 Barnsdale Way (Loan No. 51)	The loan sponsor, Michael C. Moss (“Moss”), was a named defendant in a foreclosure lawsuit filed on October 27, 2015 by Ameris Bank. Moss Holdings, LLC, an entity owned and controlled by Moss, purchased an auto dealership property in connection with which it assumed existing debt ($956,692.71) owed to Ameris Bank which debt was secured by the auto dealership property, and personally guaranteed by Moss. Moss Holdings LLC defaulted on the debt and Ameris Bank began a non-judicial foreclosure action to collect unpaid debt. The foreclosure sale resulted in a deficiency of $596,692.71. According to Moss, Ameris Bank has not sought collection of the deficiency.
26	Fox Chase Village MHC (Loan No. 63)	The use of the Mortgaged Property as a mobile home park is not a permitted use under the current zoning laws without a special use permit. Under current zoning laws, following a casualty of more than 50% of the structure (pads and permanent structures), the Mortgaged Property can only be rebuilt in compliance with the then-current zoning code and all applicable legal requirements.

 D-2-19

C-III Commercial Mortgage LLC
Rep. No. on Annex D-1	Mortgage Loan and Number as Identified on Annex A-1	Description of Exception
18	All C3CM Mortgage Loans (Loan Nos. 28, 32, 43, 50, 59, 60, 61 and 62)	The related loan documents may provide for a terrorism insurance coverage cap equal to the amount of coverage available at a cost not in excess of two times the all risk insurance premium (without terrorism insurance coverage and without coverage for other catastrophe perils such as flood, windstorm and earthquake).
26	CubeSmart Self Storage of Lakeway (Loan No. 28); The Elms MHC (Loan No. 43); Crowley Mini Storage (Loan No. 59); Tice Mobile Home Court
	(Loan No. 60); Action’s Self Storage (Loan No. 61); Wagon Wheel MHC (Loan No. 62)	For each of the subject Mortgage Loans, the related Mortgaged Property constitutes (or, if applicable, one or more of the related Mortgaged Properties constitute) a legal nonconforming use and/or structure which, following a casualty or destruction, may not be restored or repaired to the full extent necessary to maintain the pre-casualty/pre-destruction use of the subject structure/property if the replacement cost exceeds a specified threshold and/or the restoration or repair is not completed or the prior use is not resumed (or certain key steps in connection therewith are not taken) within a specified time frame. In each case, law and ordinance insurance coverage was obtained, but such insurance only covers (i) the loss to the subject structure when it must be demolished to comply with code requirements, (ii) the cost to demolish and clear the site of the undamaged portions of the covered structure, where the law requires its demolition, and (iii) increased cost of construction, to the extent such cost is a consequence of the enforcement of an ordinance or law.
31	All C3CM Mortgage Loans (Loan Nos. 28, 32, 43, 50, 59, 60, 61 and 62)	The related loan documents may provide for a terrorism insurance coverage cap equal to the amount of coverage available at a cost not in excess of two times the all risk insurance premium (without terrorism insurance coverage and without coverage for other catastrophe perils such as flood, windstorm and earthquake).
34	Fairfield Inn – Wyomissing (Loan No. 32); The Elms MHC (Loan No. 43); Crowley Mini Storage (Loan No. 59); Tice Mobile Home Court
	(Loan No. 60); Action’s Self Storage (Loan No. 61); Wagon Wheel MHC (Loan No. 62)	The related loan documents do not require that the defeased note be assumed by, or that the defeasance collateral be transferred to, a Single-Purpose Entity. However, in such cases, the successor borrower must be an entity established or designated by the lender or its designee.

 D-2-20

ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Distribution Date	Class A-SB Planned Principal Balance ($)
January 2017	$47,561,000.00
February 2017	$47,561,000.00
March 2017	$47,561,000.00
April 2017	$47,561,000.00
May 2017	$47,561,000.00
June 2017	$47,561,000.00
July 2017	$47,561,000.00
August 2017	$47,561,000.00
September 2017	$47,561,000.00
October 2017	$47,561,000.00
November 2017	$47,561,000.00
December 2017	$47,561,000.00
January 2018	$47,561,000.00
February 2018	$47,561,000.00
March 2018	$47,561,000.00
April 2018	$47,561,000.00
May 2018	$47,561,000.00
June 2018	$47,561,000.00
July 2018	$47,561,000.00
August 2018	$47,561,000.00
September 2018	$47,561,000.00
October 2018	$47,561,000.00
November 2018	$47,561,000.00
December 2018	$47,561,000.00
January 2019	$47,561,000.00
February 2019	$47,561,000.00
March 2019	$47,561,000.00
April 2019	$47,561,000.00
May 2019	$47,561,000.00
June 2019	$47,561,000.00
July 2019	$47,561,000.00
August 2019	$47,561,000.00
September 2019	$47,561,000.00
October 2019	$47,561,000.00
November 2019	$47,561,000.00
December 2019	$47,561,000.00
January 2020	$47,561,000.00
February 2020	$47,561,000.00
March 2020	$47,561,000.00
April 2020	$47,561,000.00
May 2020	$47,561,000.00
June 2020	$47,561,000.00
July 2020	$47,561,000.00
August 2020	$47,561,000.00
September 2020	$47,561,000.00
October 2020	$47,561,000.00
November 2020	$47,561,000.00
December 2020	$47,561,000.00
January 2021	$47,561,000.00
February 2021	$47,561,000.00
March 2021	$47,561,000.00
April 2021	$47,561,000.00
May 2021	$47,561,000.00
June 2021	$47,561,000.00
July 2021	$47,561,000.00
August 2021	$47,561,000.00
September 2021	$47,561,000.00
October 2021	$47,561,000.00
Distribution Date	Class A-SB Planned Principal Balance ($)
November 2021	$47,561,000.00
December 2021	$47,560,006.07
January 2022	$46,758,741.01
February 2022	$45,954,268.33
March 2022	$44,958,866.74
April 2022	$44,147,175.21
May 2022	$43,269,898.23
June 2022	$42,451,439.97
July 2022	$41,567,588.03
August 2022	$40,742,309.05
September 2022	$39,913,725.26
October 2022	$39,020,034.78
November 2022	$38,184,549.50
December 2022	$37,284,153.13
January 2023	$36,441,711.28
February 2023	$35,595,895.17
March 2023	$34,563,000.00
April 2023	$33,709,645.99
May 2023	$32,791,887.28
June 2023	$31,931,434.05
July 2023	$31,006,777.33
August 2023	$30,139,168.24
September 2023	$29,268,082.98
October 2023	$28,333,095.55
November 2023	$27,453,948.32
December 2023	$26,567,121.28
January 2024	$25,733,090.38
February 2024	$24,895,725.86
March 2024	$23,942,984.99
April 2024	$23,098,457.06
May 2024	$22,194,770.47
June 2024	$21,343,249.89
July 2024	$20,432,768.86
August 2024	$19,574,199.90
September 2024	$18,712,198.14
October 2024	$17,791,533.03
November 2024	$16,922,399.37
December 2024	$15,994,804.53
January 2025	$15,118,482.13
February 2025	$14,238,655.16
March 2025	$13,191,391.45
April 2025	$12,303,845.92
May 2025	$11,358,361.09
June 2025	$10,463,480.00
July 2025	$9,510,867.54
August 2025	$8,608,592.42
September 2025	$7,702,707.77
October 2025	$6,739,403.63
November 2025	$5,826,037.22
December 2025	$4,855,463.38
January 2026	$3,934,555.54
February 2026	$3,009,962.83
March 2026	$1,922,102.00
April 2026	$989,445.48
May 2026	$128.26
June 2026 and thereafter	$0.00

 E-1

No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	16
Important Notice About Information Presented in this Prospectus	16
Summary of Terms	24
Risk Factors	58
Description of the Mortgage Pool	148
Transaction Parties	279
Description of the Certificates	356
Description of the Mortgage Loan Purchase Agreements	397
Pooling and Servicing Agreement	407
Certain Legal Aspects of Mortgage Loans	528
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	547
Pending Legal Proceedings Involving Transaction Parties	550
Use of Proceeds	550
Yield and Maturity Considerations	551
Material Federal Income Tax Considerations	563
Certain State and Local Tax Considerations	578
Method of Distribution (Underwriter)	578
Incorporation of Certain Information by Reference	581
Where You Can Find More Information	581
Financial Information	582
Certain ERISA Considerations	582
Legal Investment	586
Legal Matters	587
Ratings	587
Index of Defined Terms	590

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus.

$656,693,000
(Approximate)

Wells Fargo
Commercial Mortgage

Securities, Inc.
Depositor

Wells Fargo
Commercial Mortgage
Trust 2016-C37
Issuing Entity

Commercial Mortgage
Pass-Through Certificates,
Series 2016-C37

Class A-1	$35,482,000
Class A-2	$105,724,000
Class A-3	$28,449,000
Class A-4	$120,000,000
Class A-5	$188,138,000
Class A-SB	$47,561,000
Class A-S	$58,165,000
Class X-A	$525,354,000
Class X-B	$96,628,000
Class B	$38,463,000
Class C	$34,711,000

PROSPECTUS

Wells Fargo Securities
Co-Lead Manager and Joint Bookrunner

Barclays

Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

Deutsche Bank Securities
Co-Manager

December 12, 2016